Exhibit T3E1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the contents of this Explanatory Statement or the documents that accompany it or what action you should take, you are recommended to seek your own independent financial, legal and/or tax advice immediately from your financial, legal and/or tax adviser.

EXPLANATORY STATEMENT IN RELATION TO LINKED AND INTER-CONDITIONAL

SCHEMES OF ARRANGEMENT

(pursuant to sections 670 to 674 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong)

and under section 86 of the Companies Law (2013 Revision))

between

KAISA GROUP HOLDINGS LTD.

(an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-192502)

and the

SCHEME CREDITORS

(as defined in this Explanatory Statement)

in the High Court of Hong Kong under section 673 of the Companies Ordinance

(Cap. 622 of the laws of Hong Kong)

and

in the Grand Court of the Cayman Islands under section 86 of the Companies Law

DATE: April 2016

This Explanatory Statement is accompanied by the Instruction Packet, as set out at Appendix 2 (Instruction Packet), which is also available on the Scheme Website for Scheme Creditors. The Instruction Packet contains instructions and guidance for Scheme Creditors and any person with an interest in the Existing HY Notes, the Convertible Bonds and/or the Existing Offshore Loans, in completing the relevant Account Holder Letter.

If you are a Scheme Creditor, further copies of this Explanatory Statement can be obtained by contacting the Information Agent on +44 20 7704 0880 or by e-mail at kaisa@lucid-is.com (Attention: Sunjeeve Patel/David Shilson).

Explanatory Statement - Preliminary

NOTES AS TO KEY DATES AND INSTRUCTIONS

•	Unless otherwise stated, all references in this Explanatory Statement to times and dates are references to times and dates in Hong Kong.

•	The Record Time for the Schemes will be 9:00am (Cayman Islands time) on 18 May 2016 / 10:00pm (Hong Kong time) on 18 May 2016, being 10:00am (New York City time) on 18 May 2016.

•	The Scheme Meetings to consider and, if thought fit, approve the Schemes, with or without modification, will be held as follows:

•	the CI Scheme Meeting to be held at 9:00pm (Hong Kong time) on 20 May 2016 / 8:00am (Cayman Islands time) on 20 May 2016 at the Cayman Islands office of Harneys at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-1002; and

•	the HK Scheme Meeting to be held at 9:30pm (Hong Kong time) on 20 May 2016 / 8:30am (Cayman Islands time) on 20 May 2016 or upon conclusion of the CI Scheme Meeting whichever is the later, at the office of Ropes & Gray at 41/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

•	Notices convening the Scheme Meetings are set out in Appendix 3 (Notices Convening Scheme Meetings) to this Explanatory Statement.

•	Scheme Creditors who attend the HK Scheme Meeting will be able to attend the CI Scheme Meeting via video conference from Ropes & Gray’s Hong Kong office, details of which are set out above. Similarly, Scheme Creditors who attend the CI Scheme Meeting will be able to attend the HK Scheme Meeting via video conference from Harneys’ Cayman Islands office. Scheme Creditors will be able to dial into each of the HK Scheme Meeting and the CI Scheme Meeting using the Kaisa Dial-In Details.

•	The hearing before the High Court to determine whether or not the High Court will sanction the Hong Kong Scheme will take place at 2:30pm (Hong Kong time) on 10 June 2015. The hearing before the Grand Court to determine whether or not the Grand Court will sanction the Cayman Scheme will take place at 9:30am (Cayman Islands time) on 9 June 2016. Scheme Creditors will have the right to attend and be heard at both hearings.

•	Instructions regarding actions to be taken by Scheme Creditors preceding the Scheme Meetings are set out in section 6 (Scheme Creditors) of the Preliminary part of this Explanatory Statement, along with Appendix 2 (Instruction Packet) to this Explanatory Statement.

•	Whether or not you intend to attend any Scheme Meetings, you are requested to complete, execute and return the relevant Account Holder Letter set out in Appendix 2 (Instruction Packet) to this Explanatory Statement in accordance with the instructions printed in the Instruction Packet as soon as possible and in any event by 9:00am (Cayman Islands time) on 18 May 2016 / 10:00pm (Hong Kong time) on 18 May 2016.

Explanatory Statement - Preliminary

•	Further important information is set out in sections 1 (Important Notice to Scheme Creditors) and 2 (Important Securities Law Notice) in the Preliminary part of this Explanatory Statement).

Explanatory Statement - Preliminary

INDEX

PRELIMINARY SECTIONS

1.	Important Notices to Scheme Creditors	5
2.	Important Securities Law Notice	12
3.	Letter from the Directors to the Scheme Creditors	20
4.	Outline of Key Commercial Terms of the Restructuring Proposal	28
5.	Expected Timetable of Principal Events	32
6.	Scheme Creditors	34
7.	Communications Policy	43

PART 1
8.	Introduction to the Schemes	44

PART 2
9.	Background to the Schemes	66

PART 3
10.	Transaction Overview	97

PART 4
11.	Overview of the Group	113

PART 5
12.	Taxation	120

PART 6
13.	Risk Factors	140

APPENDICES

Appendix 1:	(Definitions and Interpretation)
Appendix 2:	(Instruction Packet)
Appendix 3:	(Notices Convening Scheme Meetings)
Appendix 4:	(Unaudited Management Accounts)
Appendix 5:	(AlixPartners Report)
Appendix 6:	(Hong Kong Scheme Document)
Appendix 7:	(Cayman Scheme Document)
Appendix 8:	(Liquidation Analysis)
Appendix 9:	(Company’s Shareholding)
Appendix 10:	(Financing of the Group)
Appendix 11:	(Trust Distribution Deed)
Appendix 12:	(Principal Activities of the Group)
Appendix 13:	(The Group’s Properties)
Appendix 14:	(Summary of Material Litigation)
Appendix 15:	(Chronology of Material Events)
Appendix 16	(2014 Interim Report)
Appendix 17:	(List of Subsidiary Guarantors and List of Subsidairy Pledgors)
Appendix 18:	(Corporate Structure Chart)
Appendix 19:	(Summary of Material Contracts)
Appendix 20:	(DTZ Valuation Report)

Explanatory Statement - Preliminary

1. IMPORTANT NOTICES TO SCHEME CREDITORS

1.1	General

Unless the context otherwise requires, all capitalised terms used in this Explanatory Statement shall have the meanings set out in Appendix 1 (Definitions and Interpretation) to this Explanatory Statement.

This document comprises an explanatory statement in relation to linked and inter-conditional schemes of arrangement proposed by Kaisa Group Holdings Ltd. (the “Company”) pursuant to section 673 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong) and pursuant to section 86 of the Companies Law (2013 Revision) of the Cayman Islands. It is being sent to persons who it is believed are or may be Scheme Creditors at the date of this Explanatory Statement. If you have assigned, sold, or otherwise transferred, or assign, sell or otherwise transfer, your interests as a Scheme Creditor before the Record Time, you must forward this Explanatory Statement and the accompanying documents at once to the person or persons to whom you have assigned, sold or otherwise transferred, or assign, sell or otherwise transfer, your interests as a Scheme Creditor. None of the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Paying Agent, Transfer Agent or the Registrar accept any responsibility or liability in respect of such matters. A transferee of an economic or beneficial interest in the Existing HY Notes, Convertible Bonds or Existing Offshore Loans after the Record Time will not be entitled to vote at the Scheme Meetings.

1.2	Information

This Explanatory Statement has been prepared in connection with schemes of arrangement under:

(a)	section 86 of the Companies Law in relation to the Cayman Scheme between the Company and the Scheme Creditors; and

(b)	section 673 of the Companies Ordinance in relation to the Hong Kong Scheme between the Company and the Scheme Creditors,

and has been prepared solely for the purpose of providing information to Scheme Creditors in relation to the Schemes.

Nothing in this Explanatory Statement or any other document issued with or appended to it should be relied on for any purpose other than for Scheme Creditors in their capacity as creditors of the Company to make a decision whether or not to approve the Schemes. In particular, and without limitation, nothing in this Explanatory Statement should be relied on in connection with the purchase or acquisition of any Scheme Claim or any interest in a Scheme Claim, or any other financial instruments, securities, assets or liabilities of the Company or any other Group Company.

Nothing contained in this Explanatory Statement constitutes a recommendation, or the giving of advice, by the Directors, the Scheme Supervisor, the Company, the Kaisa Advisers, any member of the Group or any of the Citi Trust Entities as to the merits of the Scheme or with respect to the effect of the Schemes or to take a particular course of action or to exercise or refrain from exercising any right conferred by the Existing HY Notes, Convertible Bonds or the Existing Offshore Loans in relation to buying, selling, subscribing for, exchanging, redeeming, holding, underwriting, disposing of, or converting the Existing HY Notes, the Convertible Bonds, the Existing Offshore Loans, or any other financial instruments, securities, assets or liabilities of the Company or any company within the Group.

Explanatory Statement - Preliminary

By accepting this Explanatory Statement, you acknowledge that certain financial information and cash flow forecast information contained in this Explanatory Statement is only provided to you in your capacity as a Scheme Creditor and not otherwise, and you may not in any way disseminate, disclose or reproduce such information to any other person. You further acknowledge that you are aware, and that you will advise your representatives, that certain securities laws prohibit any person who has received MNPI from dealing in securities, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to deal in such securities, and that certain financial information and other information provided in this Explanatory Statement may constitute MNPI with respect to the Company or any member of the Group. You represent and agree (i) that you and your representatives will handle any MNPI only in accordance with applicable securities laws and stock exchange rules; (ii) that any use of this information by you or your representatives other than in accordance with applicable securities laws and stock exchange rules may constitute a violation of the laws or regulations, including in relation to insider dealing/trading; and (iii) that you or your representatives are solely responsible for any consequences arising from any such violation.

1.3	Scheme Creditors

This Explanatory Statement is to be distributed to Scheme Creditors only in their capacity as such but not otherwise. Information on the actions that Scheme Creditors are required to take in respect of the Schemes is set out in section 6 (Scheme Creditors) of the Preliminary part of this Explanatory Statement and in Appendix 2 (Instruction Packet).

1.4	Notice to Scheme Creditors

Without prejudice to any representations and warranties to be given by the Company in the Restructuring Documents, nothing contained in this Explanatory Statement shall constitute a warranty, undertaking or guarantee of any kind, express or implied, and nothing contained in this Explanatory Statement shall constitute any admission of any fact or Claim, on the part of the Directors, the Company or the Scheme Supervisor. Without prejudice to the generality of the foregoing, nothing in this Explanatory Statement or the distribution thereof evidences to any person, or constitutes any admission by the Directors, the Company or the Scheme Supervisor that a liability is owed to any person in respect of any Claim (including, without limitation, any Scheme Claim) or that any person is or may be a Scheme Creditor. The failure to distribute this Explanatory Statement to any person shall not constitute an admission by the Directors, the Company or the Scheme Supervisor that such person is not a Scheme Creditor.

The admission of any Scheme Claim (in whole or in part) by the Chairperson of the relevant Scheme Meeting shall be an admission only for voting purposes at such relevant Scheme Meeting.

No person has been authorised by the Company, the Directors or the Scheme Supervisor to give any information or make any representation concerning the Restructuring Documents (including the Schemes) which is inconsistent with this Explanatory Statement and, if made, such representations shall not be relied upon as having been so authorised.

Explanatory Statement - Preliminary

The information contained in this Explanatory Statement has been prepared based upon information available to the Company prior to the date of this Explanatory Statement, to the best of the Directors’ knowledge and belief. The delivery of this Explanatory Statement does not imply that the information herein is correct as at any time subsequent to the date hereof. To the best of the Company’s and the Directors’ knowledge, information and belief, the information contained in this Explanatory Statement is in accordance with the facts and does not omit anything likely to affect the import of such information, each in a material respect. The Company and the Directors have taken all reasonable steps to ensure that this Explanatory Statement contains the information reasonably necessary and material to enable Scheme Creditors to make an informed decision about how the Restructuring Proposal affects them and whether or not they should vote in favour of approving the Schemes.

None of the advisers to the Company or to the Directors, including, without limitation, the Kaisa Advisers, have verified that the information contained in this Explanatory Statement is materially in accordance with facts and does not omit anything likely to affect the import of such information in any material respect, and each of those advisers expressly disclaims responsibility for such information.

This Explanatory Statement has not been verified or approved by any rating agency, any of the Citi Trust Entities or any regulatory authority. Without prejudice to any representations and warranties to be given by the Company in any Restructuring Document, to the fullest extent permitted by law, the Directors, the Scheme Supervisor, the Kaisa Advisers and the Company will have no tortious, contractual or any other liability to any person in connection with the use of this Explanatory Statement, and the Directors, the Scheme Supervisor, the Kaisa Advisers and the Company will not accept any liability whatsoever to any person, regardless of the form of action, for any lost profits or lost opportunity, or for any indirect, special, consequential, incidental or punitive damages arising from any use of this Explanatory Statement, its contents or preparation, or otherwise in connection with it, even if the Directors, the Scheme Supervisor, the Kaisa Advisers and the Company have been advised of the possibility of such damages.

None of the Existing Notes Trustee, the CB Trustee, the Common Security Agent, the Paying Agent, the Transfer Agent or Registrar expresses any view on the contents of this Explanatory Statement or the proposed Schemes. The Existing Notes Trustee, the CB Trustee, the Common Security Agent, the Paying Agent, the Transfer Agent and Registrar have not been involved in the negotiation of the terms of the proposed Schemes and make no representations in connection therewith. None of the Existing Notes Trustee, the CB Trustee, the Common Security Agent, the Paying Agent, the Transfer Agent or Registrar accepts responsibility for any of the factual statements contained in this Explanatory Statement or the effect or effectiveness of the proposed Schemes.

1.5	The Recognition Filings

The Company has duly appointed Mr. Brandon Gale as the Authorised Representative of the Company (“Authorised Representative”) for the purpose of making the Recognition Filings.

The Authorised Representative will file a petition in the US Bankruptcy Court for recognition of the Hong Kong Scheme and/or the Cayman Scheme by the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code. In connection with this filing, the Authorised Representative may seek certain “first day” provisional relief from the US Bankruptcy Court pending the US Bankruptcy Court’s recognition determination. Further, once the Hong Kong Scheme has been sanctioned by the High Court and/or the Cayman Scheme has been sanctioned by the Grand Court, the Authorised Representative intends to request, upon notice to parties with an interest and after the opportunity for such parties to be heard, that the US Bankruptcy Court recognise certain provisions of the Hong Kong Scheme and/or the Cayman Scheme, the making of the High Court Order and/or the Grand Court Order and the appointment of the Scheme Supervisor in respect of the Hong Kong Scheme and/or the Cayman Scheme.

Explanatory Statement - Preliminary

1.6	Company financial statements

As explained in Part 2 (Background to the Schemes) of this Explanatory Statement, the audited consolidated financial statements of the Group for the financial year ended 31 December 2014 are not available. In October 2015, the Independent Committee engaged FTI to assist it with investigations into the matters raised by the Auditor in connection with the audit of the consolidated financial statements for the financial year ended 31 December 2014. The investigations and forensic examination being conducted by FTI are ongoing. The Company, through the Independent Committee and with the assistance of FTI, continues to make every effort to address the matters raised by the Auditor in order that the audit work can resume and be completed.

The Company has prepared consolidated management accounts as at and for the year ended 31 December 2014 (the “2014 Management Accounts”) and as at and for the nine months ended 30 September 2015 (the “September 2015 Management Accounts”), (together, the “Unaudited Management Accounts”). The figures in this Explanatory Statement presented as being as at or for the year ended 31 December 2014 or 30 September 2015 are based on the Unaudited Management Accounts. Audited consolidated financial statements for the year ended 31 December 2013 and years prior to that are available on the website of the SEHK (https://www.hkex.com.hk/). The Unaudited Management Accounts can be found in Appendix 4 (Unaudited Management Accounts) to this Explanatory Statement.

The Unaudited Management Accounts have been prepared in accordance with the accounting policies adopted by the Company in prior years and based on the best knowledge and belief of the Board. The Board believes them to be accurate based on the current information available.

However, given the ongoing investigations and examinations of the Independent Committee and FTI, the substantial turnover of staff in the Company’s accounting and finance team, and the present inability of the Auditor to complete the audit of the 2014 Management Accounts and the fact that the Auditor has not reviewed or audited the September 2015 Management Accounts, neither the Company nor the Board represents or warrants that the Unaudited Management Accounts accurately reflect, or give a true and fair view of, the financial position and financial performance of the Group as at and for the period ended on 31 December 2014 or 30 September 2015. The Company and Board, furthermore, do not represent or warrant that the Unaudited Management Accounts have been prepared in accordance with the current HKFRS, IFRS or generally accepted accounting principles in any jurisdiction, nor that they comply with the disclosure requirements of the Companies Ordinance. The Board considers that there may be significant adjustments to the Unaudited Management Accounts, and therefore neither the Company nor the Board can represent or warrant that the Unaudited Management Accounts are free from material misstatement. Furthermore, it is possible that adjustments or restatements will need to be made to the Group’s consolidated financial statements for annual or interim periods prior to the periods covered by the Unaudited Management Accounts, depending on the results of the ongoing investigation and examinations of the Independent Committee and FTI and the completion of the audit of the 2014 Management Accounts. In these circumstances, Scheme Creditors are advised to exercise caution in placing reliance on the Unaudited Management Accounts, or the financial information contained in this Explanatory Statement.

For a discussion of the risks associated with the Company’s financial information and the ongoing investigations and examinations of the Independent Committee and FTI examination, please refer to Part 2 (Background to the Schemes) and Part 6 (Risk Factors) of this Explanatory Statement.

Explanatory Statement - Preliminary

The Company has engaged AlixPartners to, amongst other things, conduct a review of the Unaudited Management Accounts and prepare a report, for inclusion in this Explanatory Statement, which includes: (i) a high level summary of the recent trading performance of the Group; and (ii) the results of its high level, analytical review of the base case cash flow forecast for the period ending 31 December 2020, highlighting the key risks, sensitivities and upsides to the forecast identified. Additional information regarding the role of AlixPartners, together with the results of its work, is described in Part 2 (Background to the Schemes) of this Explanatory Statement, and a copy of the AlixPartners Report is attached at Appendix 5 (AlixPartners Report) to this Explanatory Statement. Scheme Creditors should note that the AlixPartners Report has not been prepared in accordance with current HKFRS, IFRS or generally accepted accounting principles in any other jurisdiction, and it should not be viewed as a substitute for audited consolidated financial statements. Moreover, Scheme Creditors should note the limitations of scope as set out in the AlixPartners Report and that the AlixPartners Report is provided to Scheme Creditors on a non-reliance basis. The Company’s reporting currency is the RMB. This Explanatory Statement also contains conversions of certain RMB amounts into HKD or USD for the convenience of the reader. Unless otherwise stated, all translations of RMB into HKD were made at HKD1.0000 to RMB 0.8379 and all conversions of RMB into U.S. dollars were made at USD1.0000 to RMB6.4971, being the published rates as at 22 March 2016 as set out under the PRC State Administration of Foreign Exchange (“SAFE”). The Company makes no representation that the RMB, HKD or USD amounts referred to in this Explanatory Statement could have been or could be converted into RMB, HKD or USD, as the case may be, at any particular rate or at all.

1.7	Restrictions

The distribution of this Explanatory Statement to or in certain jurisdictions may be restricted by law or regulation and persons into whose possession this Explanatory Statement comes are requested to inform themselves about, and to observe, any such restrictions. Failure to comply with any such restrictions could result in a violation of the laws of such jurisdictions. Furthermore, this Explanatory Statement may contain MNPI and should not, therefore, be distributed to, nor shown to, any party by a recipient, save for the purposes of taking appropriate advice.

1.8	Summary only

The summary of the principal provisions of the Schemes contained in this Explanatory Statement is qualified in its entirety by reference to each of the Hong Kong Scheme and the Cayman Scheme. The full text of each of the Hong Kong Scheme and the Cayman Scheme is set out in Appendix 6 (Hong Kong Scheme Document) and Appendix 7 (Cayman Scheme Document), respectively. Each Scheme Creditor is advised to read and consider carefully the text of both the Hong Kong Scheme and the Cayman Scheme. This Explanatory Statement has been prepared solely to assist Scheme Creditors in respect of voting on the Schemes.

In the event of a conflict between the information and terms described in:

(a)	this Explanatory Statement; and

(b)	the Schemes or any Restructuring Documents,

the terms of the Schemes and/or the relevant Restructuring Document shall prevail.

The Company shall be at liberty to modify the Schemes at any time prior to sanction of the Schemes save that, insofar as there are any Initial Consenting Creditors, the Company will only modify the Scheme with the consent of the Initial Consenting Creditors Majority. The Company shall enjoy such liberty notwithstanding any actions in reliance on the Schemes or this Explanatory Statement by a Scheme Creditor or any other person.

Explanatory Statement - Preliminary

1.9	Offering Memoranda

The Existing HY Notes and the Convertible Bonds were issued in connection with the offerings contemplated under the Offering Memoranda. This Explanatory Statement is not a prospectus within the meaning of article 3 of Directive 2003/71/EC or of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or a prospectus equivalent document.

1.10	Forward-looking statements

Nothing in this Explanatory Statement shall be deemed to be a forecast, projection or estimate of the future financial performance of the Company and/or any Group Company except where otherwise specifically stated.

This Explanatory Statement contains statements, estimates, opinions and projections with respect to the Company and the Group and certain plans and objectives of the Company and the Group. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts and are made under the “safe harbour” provisions of the U.S. Securities Reform Act of 1995. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar import. These statements are based on numerous assumptions and assessments made by the Directors and the Company and relevant advisers as appropriate in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors which they believe appropriate. No assurance can be given that such expectations will prove to be correct. Forward-looking statements involve significant risks and uncertainties. They should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not such results will be achieved. Such forward-looking statements only speak as at the date of this Explanatory Statement. A number of factors could cause actual results to necessarily differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors and uncertainties set out in Part 6 (Risk Factors) of this Explanatory Statement. Each Scheme Creditor must make its own assessment of the validity of such forward-looking statements and their underlying assumptions and no liability is accepted by the Directors, the Scheme Supervisor, the Kaisa Advisers or the Company in respect of the achievement or failure thereof of such forward-looking statements and assumptions. Should one or more of these risks or uncertainties materialise, or should the underlying assumptions prove incorrect, actual results may vary materially from those described in such forward-looking statements and accordingly in this Explanatory Statement.

Explanatory Statement - Preliminary

1.11	Risk factors

Scheme Creditors’ attention is drawn to certain risks and uncertainties associated with the Restructuring Proposal that are set out in Part 6 (Risk Factors) of this Explanatory Statement. Each Scheme Creditor should carefully read and analyse such risk factors and uncertainties, and fully understand the impact, which may be material and adverse, on its financial condition and prospects. The statement of risk factors is not and is not intended to be an exhaustive statement of such factors or of all possible factors which might influence the decision of Scheme Creditors as regards the Schemes or any investment decision.

1.12	Legal, tax and financial advice

The contents of this Explanatory Statement are not intended to be, and are not, legal, tax or financial advice. Scheme Creditors should not construe the contents as such.

This Explanatory Statement has been prepared for the purpose stated above only. It does not take into account the objectives, financial situation or needs of any particular recipient of it, and consequently, the information contained in this Explanatory Statement may not be sufficient or appropriate for the purpose for which a recipient might seek to use it. It is addressed to Scheme Creditors in their capacity as such for their information only, and only for the purpose of assisting their consideration of the Scheme, and no person should rely on it in formulating or reaching any investment decision. Each Scheme Creditor should conduct its own due diligence and consider the appropriateness of the information in this Explanatory Statement having regard to its own objectives, financial situations and needs. Scheme Creditors must rely on their own due diligence and their professional advisers in their decisions with respect to the Schemes and the Restructuring Transactions and are also recommended to consult their own professional advisers as to legal, tax, financial or other aspects relevant to any action Scheme Creditors might take in relation to the Schemes and the Restructuring Transactions, or the implications/consequences of such action.

1.13	Other jurisdictions

The implications of the Restructuring Transactions for Scheme Creditors who are incorporated in, residents of, or citizens of, jurisdictions other than the Cayman Islands and Hong Kong may be affected by the laws of the relevant jurisdictions. Such Scheme Creditors who are not incorporated in, or residents of, or citizens of, the Cayman Islands or Hong Kong should inform themselves about and observe any applicable legal requirements in their respective jurisdictions and Scheme Creditors should consult independent professional advisers in any relevant jurisdiction to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Schemes and the Restructuring Transactions, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such jurisdiction.

Explanatory Statement - Preliminary

2. IMPORTANT SECURITIES LAW NOTICE

2.1	Certain Scheme Creditors or the interest held by certain Scheme Creditors, and the effect of the Schemes on those Scheme Creditors or interests, may be subject to securities law regulations and considerations in certain jurisdictions. The distribution of the Scheme Consideration to Scheme Creditors resident in such certain jurisdictions will be subject to the limitations described below. Scheme Creditors should satisfy themselves as to any such considerations, and take appropriate professional advice in respect thereof.

As to securities law considerations arising in connection with the Schemes and/or the Restructuring Transactions in the following jurisdictions, namely:

the United States of America; the European Economic Area; the United Kingdom; Hong Kong; Singapore; the PRC; Taiwan; the Cayman Islands; and the British Virgin Islands, Scheme Creditors are referred to the notices below.

2.2	U.S. Securities Law Considerations

The Company intends to rely on the exemption from the registration requirements of the Securities Act provided in Section 3(a)(10) thereof for the issuance of the Scheme Consideration to Scheme Creditors in exchange for their Scheme Claims, as contemplated in the Schemes. This exemption is available subject to the following conditions:

(a)	the Scheme Consideration must be issued predominantly in exchange for Scheme Claims; and

(b)	the Grand Court and the High Court, having been previously advised of the Company’s reliance on their respective determination on the exemption provided by Section 3(a)(10) of the Securities Act, must hold an open hearing and approve the fairness of the terms and conditions of the exchange.

The Company is relying on each of the following in order to avail itself of the exemption from the registration requirements of the Securities Act as provided in Section 3(a)(10) for the issuance of the Scheme Consideration to Scheme Creditors in exchange for their Scheme Claims:

(c)	under the laws of the Cayman Islands and Hong Kong, the Grand Court and the High Court will not approve the Schemes for the issuance of the Scheme Consideration to Scheme Creditors in exchange for their Scheme Claims unless each court finds the transaction to be one which an intelligent and honest Scheme Creditor might reasonably approve;

(d)	the Scheme Creditors have received notice of, and have the right to appear and be heard at the hearing before the Grand Court with respect to the convening of the Scheme Meetings, and the Scheme Meetings;

(e)	the Scheme Creditors have received or will be given notice of, and have the right to attend or appear by counsel at, the Cayman Scheme Sanction Hearing of the Grand Court and the Hong Kong Scheme Sanction Hearing of the High Court; and

(f)	the Company advised the Grand Court and the High Court before the relevant Sanction Hearings that it would rely on the Section 3(a)(10) exemption of the Securities Act and not register under the Securities Act the Scheme Consideration to be issued to the Scheme Creditors in exchange for their Scheme Claims based on such court’s sanctioning of the Schemes at the relevant Sanction Hearings.

Explanatory Statement - Preliminary

None of the Scheme Consideration has been or will be registered under the Securities Act. The Scheme Consideration generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and persons who receive securities in the Scheme (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act.

Under U.S. securities laws, persons who are “affiliates” of the Company after the Restructuring Effective Date or were “affiliates” of the Company within 90 days prior to the Restructuring Effective Date may not resell the Scheme Consideration without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. Whether a person is an affiliate of the Company for such purposes depends upon the circumstances, but affiliates of a company can include certain officers and directors and significant shareholders. Scheme Creditors who believe they may be affiliates for the purposes of the Securities Act should consult their own legal advisers prior to any resale of the Scheme Consideration.

The Scheme Consideration will not be listed on a U.S. securities exchange or any inter-dealer quotation system in the United States. The Company does not intend to take action to facilitate a market in any of the Scheme Consideration in the United States. Consequently, the Company believes that it is unlikely that an active trading market in the United States will develop for any such securities.

Neither the SEC nor any U.S. State or other securities commission or regulatory authority has approved or disapproved of the Scheme Consideration or passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Please note that no distribution of the Scheme Consideration will be made to any Scheme Creditors located in Arizona or California unless it meets the qualifications set forth opposite the name of such jurisdiction below.

Jurisdiction	Qualification
Arizona	Any bank, savings institution, trust company, insurance company, investment company as defined in the U.S. Investment Company Act of 1940, a pension or profit sharing trust or other financial institution or institutional buyer, or a dealer, whether the Scheme Creditor is acting for itself or in a fiduciary capacity.

California	Any broker-dealer, bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension or profit-sharing trust (other than a pension or profit-sharing trust of the issuer, a self-employed individual retirement plan or individual retirement account), or such other institutional investor or governmental agency or instrumentality designated by rule of the Commissioner of Corporations of the state of California (the “Commissioner”), whether the purchaser/Scheme Creditor is acting for itself or as a Designated Recipient, provided that any seller who is not registered as a broker-dealer in California shall have no place of business in California, shall be registered as a broker-dealer under the U.S. Securities Exchange Act of 1934, shall not previously have had any certificate denied or revoked under any California securities statute and shall not direct offers to sell or buy into California in any manner to the purchaser/Scheme Creditors other than those described above. Furthermore, sales may not be made by either registered or non-registered brokerdealers in California to such institutional investors unless the purchaser/Scheme Creditor represents that it is purchasing/receiving for its own account for investment and not with a view to or for sale in connection with any distribution of the security. By rule, the Commissioner has designated as an “institutional investor” the federal government, any agency or instrumentality of the federal government, any corporation wholly owned by the federal government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any retirement system for the benefit of employees of any of the foregoing. Furthermore, the Commissioner has also designated as an “institutional investor”: (a) Any organization described in Section 501(c)(3) of the Internal Revenue Code of the United States, as amended December 29, 1981, which has total assets (including endowment, annuity and life income funds) of not less than US$5,000,000 according to its most recent audited financial statement; (b) Any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than US$14,000,000, and (c) Any wholly-owned subsidiary of any institutional investor described herein.

Explanatory Statement - Preliminary

Scheme Creditors should consult their own legal, financial and tax advisers with respect to the legal, financial and tax consequences of the Schemes, the Scheme Consideration and the Restructuring Proposal in their particular circumstances.

2.3	European Economic Area Securities Law Considerations

This Explanatory Statement is not a prospectus for the purposes of the Prospectus Directive. This Explanatory Statement is only being distributed to and is only directed at persons: (i) who are not located or resident in any member state of the European Economic Area (the “EEA”), or (ii) if located or resident in any member state of the EEA (A) who are “qualified investors” within the meaning of the Prospectus Directive and any implementing measure in each member state of the EEA or (B) in compliance with any other circumstances falling within Article 3(2) of the Prospectus Directive (all such persons together being referred to as “Relevant Persons”). This Explanatory Statement has been prepared on the basis that all offers of the Scheme Consideration will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of the Scheme Consideration. Accordingly, any person making or intending to make any offer within the EEA of the Scheme Consideration should only do so in circumstances in which no obligation arises for the Company to produce a prospectus in connection with such offer. The Company has not authorised the making of any offer of any of the Scheme Consideration through any financial intermediary other than offers made by the Company as expressly contemplated by this Explanatory Statement.

In relation to each member state of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer of the Scheme Consideration is not being made, and will not be made, to the public in that Relevant Member State, other than to a Relevant Person provided that if such Relevant Person is a qualified investor acting as a “financial intermediary” (as such term is used in the Prospectus Directive ), it has not elected for any Scheme Consideration and will not subscribe for the Scheme Consideration on a non-discretionary basis on behalf of, nor will the Scheme Consideration be acquired with a view to its offer or resale to, persons in circumstances which may give rise to an offer of securities to the public, and provided further that no such offer of any of the Scheme Consideration shall require the Company to publish a prospectus pursuant to the Prospectus Directive. Any person who is not a Relevant Person should not act or rely on this Explanatory Statement or any of its contents.

Explanatory Statement - Preliminary

For the purposes of this provision, the expression “an offer of Scheme Consideration to the public” in relation to the Scheme Consideration in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Scheme Consideration to be offered so as to enable an investor to decide to purchase or subscribe for the Scheme Consideration, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

2.4	United Kingdom Securities Law Considerations

This Explanatory Statement and any other documents or materials relating to the Schemes may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 (the “FSMA”) does not apply. Accordingly, such documents or materials and this Explanatory Statement are not being distributed to, and must not be passed on to, persons in the United Kingdom save in circumstances where section 21(1) of the FSMA does not apply. In the United Kingdom, this Explanatory Statement is only being distributed to and is only directed at (i) persons who have professional experience in matters relating to investments and who qualify as investment professionals in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) persons falling within Article 49(2)(a) to (d) of the Order (“high net worth companies, unincorporated associations, etc.”); and (iii) persons falling within Article 43(2) of the Order (all such persons together being referred to as “relevant persons”). This Explanatory Statement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Explanatory Statement relates is available only to relevant persons and will be engaged in only with relevant persons.

2.5	Hong Kong Securities Law Considerations

This Explanatory Statement has not been and will not be registered with the Registrar of Companies in Hong Kong.

Accordingly, this Explanatory Statement is not being issued, circulated or distributed, and must not be issued, circulated or distributed, in Hong Kong other than (1) in circumstances which do not constitute it as a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, or (2) to professional investors as defined in the Securities and Futures Ordinance (Cap.571 of the laws of Hong Kong) and the Securities and Futures (Professional Investor) Rules made thereunder. Unless permitted by the securities laws of Hong Kong, no person may issue in Hong Kong, or have in its possession for issue in Hong Kong, this Explanatory Statement or any other advertisement, invitation or document relating to the shares or securities in the Company other than to a professional investor as defined in the Securities and Futures Ordinance (Cap.571 of the laws of Hong Kong) and the Securities and Futures (Professional Investor) Rules made thereunder.

WARNING: Scheme Creditors are advised to exercise caution in relation to this Explanatory Statement. If any Scheme Creditors are in any doubt about any of the contents of this Explanatory Statement, they should obtain independent professional advice.

Explanatory Statement - Preliminary

2.6	Singapore Securities Law Considerations

This Explanatory Statement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Explanatory Statement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Scheme Consideration may not be circulated or distributed, nor may the Scheme Consideration be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Scheme Consideration is subscribed for or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the Scheme Consideration shall not be sold within the period of six months from the date of the initial acquisition of the Scheme Consideration, except to any of the following persons:

(a)	an institutional investor (as defined in Section 4A of the SFA);

(b)	a relevant person (as defined in Section 275(2) of the SFA); or

(c)	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Where the Scheme Consideration is subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Scheme Consideration pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor, or to a relevant person (as defined in Section 275(2) of the SFA);

(b)	(in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

Explanatory Statement - Preliminary

(c)	where no consideration is or will be given for the transfer;

(d)	where the transfer is by operation of law;

(e)	as specified in Section 276(7) of the SFA; or

(f)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

2.7	PRC Securities Law Considerations

Each agent has acknowledged that the Scheme Consideration has not been and will not be registered under the relevant laws of the PRC. Accordingly, each agent represents, warrants and agrees that it has not made, and will not make, any offer, promotion, solicitation for sales or sale of or for, as the case may be, any Scheme Consideration in the PRC, except where permitted by the China Securities Regulatory Commission or where the activity otherwise is permitted under the laws of the PRC.

2.8	Taiwan Securities Law Considerations

The Scheme Consideration has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorised to offer, or sell the Scheme Consideration in Taiwan through a public offering or in circumstances where it constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan.

2.9	Cayman Islands Securities Law Considerations

There is no registration required or made under the Securities Investment Business Law in the Cayman Islands or with the Cayman Islands Monetary Authority in relation to this Explanatory Statement and this Explanatory Statement is only distributed to Scheme Creditors such that it does not represent an offer to the public in the Cayman Islands under any law in the Cayman Islands.

2.10	British Virgin Islands Securities Law Considerations

This Explanatory Statement has not been and will not be registered with the British Virgin Islands Financial Services Commission. No security is or shall be offered to the public in the British Virgin Islands for purchase or subscription for the purposes of the Securities and Investment Banking Act, 2010.

2.11	General

There will be no offer of Scheme Consideration in any state or jurisdiction in which such offer would be unlawful prior to qualification under securities law of such state or jurisdiction.

The implications of the Schemes for Scheme Creditors who are resident in, have a registered address in or are citizens of, any other jurisdictions may be affected by the laws of such jurisdictions. Such Scheme Creditors should inform themselves about and observe any applicable legal requirements and should consult their professional advisers and satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Schemes including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such jurisdiction.

Explanatory Statement - Preliminary

In order for Scheme Creditors to receive their entitlement to the Scheme Consideration, each Scheme Creditor, and its Designated Recipient, will be required to complete the Distribution Confirmation Deed, which includes certain securities law confirmations and undertakings. Scheme Creditors are strongly advised to consult their professional advisers in respect of the contents of such securities law confirmations and undertakings in the Distribution Confirmation Deed. The Company reserves the right to take whatever steps it deems necessary to verify any question of fact that may impact on the accuracy of any securities law representations and undertakings made in the Distribution Confirmation Deed. The determination as to whether any such representation or undertaking has been appropriately given will be made by the Company.

In the absence of bad faith, none of the Directors, the Company, the Kaisa Advisers, the Scheme Supervisor, the Information Agent or the Holding Period Trustee shall have any liability for any loss or damage arising as a result of the timing or terms of, or as a result of any remittance made pursuant to, the distribution of Scheme Consideration or regulatory, civil or criminal sanctions or penalties incurred by the Scheme Creditors as a result of the implementation of the Schemes in respect of laws or regulations applicable to them.

2.12	Disqualified Persons

Without limiting the information set out in this section (Important Securities Law Notice) of the Preliminary Part of this Explanatory Statement, the New HY Notes, the CVRs and/or the Mandatorily Exchangeable Bonds will not be issued to a Scheme Creditor pursuant to the Schemes where such Scheme Creditor is a Disqualified Person. However, such Scheme Creditor may designate a Designated Recipient (who itself must not be a Disqualified Person) to receive the New HY Notes, the CVRs and/or the Mandatorily Exchangeable Bonds, provided, however, that when designating a Designated Recipient, the Scheme Creditor which is a Disqualified Person will be required to represent and warrant to the Company that it will retain no beneficial interest in the New HY Notes, the CVRs and/or the Mandatorily Exchangeable Bonds designated to be held by the Designated Recipient.

2.13	Certain ERISA and Related Considerations

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain fiduciary and related requirements on employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Part 4 of Subtitle B of Title I of ERISA (the “Plans”), and on the persons charged with administering and investing the assets of the Plans, called “fiduciaries” under ERISA. Fiduciaries of such Plans should keep in mind their statutory duties under Section 406 of ERISA when evaluating what actions to take with respect to the Restructuring Proposal (including without limitation to act “solely in the interest of the participants and beneficiaries of the Plan” and “with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims”). Likewise, fiduciaries must refrain from certain activities and “prohibited transactions” as set forth in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986 (as amended) (the “Code”).

U.S. based governmental plans, certain church plans, non U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local, federal or non U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Legislation”).

Explanatory Statement - Preliminary

The foregoing discussion regarding ERISA and the Code is general in nature and does not purport to be complete.

Fiduciaries of any Scheme Creditor that is, or holds “plan assets” of, a plan, arrangement or entity subject to Section 406 of ERISA or Section 4975 of the Code or to any Similar Legislation should consult with their counsel concerning the matters described in this section. Scheme Creditors will be required to make certain representations, or deemed representations, regarding their status as Benefit Plan Investors and the application to them of any Similar Legislation in order to receive Scheme Consideration. Scheme Creditors will be required to make certain representations, or deemed representations, regarding their status as Benefit Plan Investors and the application to them of any Similar Legislation in order to receive Scheme Consideration.

None of the securities referred to in this Explanatory Statement may be sold, issued or transferred in any jurisdiction in contravention of applicable law.

Explanatory Statement - Preliminary

3. LETTER FROM THE DIRECTORS TO THE SCHEME CREDITORS

April 2016

Dear Scheme Creditor,

3.1	INTRODUCTION

(a)	The Directors write to you on behalf of the Company in your capacity as a person who is, or appears to be, a Scheme Creditor.

(b)	This letter forms part of the Explanatory Statement for the Schemes proposed by the Company as part of the Restructuring Proposal, the details of which are explained below.

(c)	Defined terms used in this letter are as defined in Appendix 1 (Definitions and Interpretation) to the Explanatory Statement.

3.2	BACKGROUND AND CURRENT STATUS

(a)	A detailed description of the Company, its Group, its operations, and the difficulties it has faced in the last 16 months or so is given in the Explanatory Statement. In brief, the Company is a property developer focussed on mass market housing demand in the PRC. In order to finance its operations, the Company sought financing from various sources (both onshore and offshore). The offshore financing included issuing the Existing HY Notes and the Convertible Bonds, as well as entering into the Existing Offshore Loans with HSBC and ICBC. The Group’s onshore financing is described in paragraph 9.4(i) of this Explanatory Statement.

(b)	The Common Shares of the Company were listed on the Main Board of SEHK on 9 December 2009.

(c)	As stated in the 4 December 2014 Announcement, at or around that time the Company became aware that the processing and filing of sale and purchase agreements relating to certain of its projects had been blocked by certain governmental authorities in Shenzhen, PRC. Subsequently, the Company discovered that other actions by various local government authorities had caused serious disruption to certain of the Company’s projects.

(d)	As described in more detail in the Explanatory Statement, this sequence of events led to the Company’s PRC lenders taking various actions, including legal actions by which the Company’s assets were frozen (including certain bank accounts). Consequently, the monthly cash collections of the Company dropped significantly, from RMB2,098 million in November 2014 to RMB143 million in February 2015.

(e)	As part of the Company’s efforts to address the difficulties faced by it, negotiations took place between major shareholders of the Company and Sunac, with a view to Sunac purchasing a substantial equity stake in the Company. However, that transaction did not proceed. The proposed transaction with Sunac is discussed in more detail in Part 2 (Background to the Schemes) of the Explanatory Statement.

Explanatory Statement - Preliminary

(f)	During this period, the difficulties faced by the Company resulted in it defaulting on certain of its liabilities including its obligations under the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans, and there was a change in the composition of the board of Directors of the Company.

(g)	Further, and as described in more detail in Part 2 (Background to the Schemes) of the Explanatory Statement, on or around 14 February 2015 a representative of Sunac reported to Mr Yuenan Sun (“Mr Sun”), co-chairman of the Board at the relevant time, that he believed that the interest-bearing debt of the Company was approximately RMB65 billion as at 31 December 2014, an increase of approximately RMB35.2 billion from the figure reported as at 30 June 2014 contained in the 2014 Interim Report published by the Company on the website of the SEHK on 21 September 2014. The Company then made the 16 February 2015 Announcement on the SEHK website, setting out the Group’s financial status based on a preliminary review of its financial information. Again, the circumstances of the Company making that announcement are set out in Part 2 (Background to the Schemes) of the Explanatory Statement, but in outline, the view of the Board was that the comment made by the Sunac representative should first be investigated. However, such representative nevertheless repeated the comment to certain Onshore Lenders, thus forcing the Company to make the announcement to ensure that the Company complied with its disclosure obligations under Part XIVA of the Securities and Futures Ordinance and the Listing Rules.

(h)	On 17 February 2015, the Auditor notified the Company of certain matters that required clarification in order for it to complete the audit of the Group’s financial statements as at and for the year ended 31 December 2014. In the 8 March 2015 Announcement, the Company disclosed the then proposed restructuring of its Offshore Debt, which announcement included reference to certain of the issues identified by the Auditor. Such issues are discussed in more detail in Part 2 (Background to the Schemes) of the Explanatory Statement, as are the significant steps which the Company has taken to ensure that such matters are properly investigated and considered, including the appointment of the Independent Committee (which itself instructed legal advisers and also instructed FTI to conduct an investigation); AlixPartners to conduct a review of the Company’s financial information; Deloitte to prepare a liquidation analysis; and DTZ to perform valuation work in respect of the Group’s assets.

(i)	The Company appointed Houlihan in February 2015 to assist it in formulating, negotiating and implementing a restructuring plan. Following this, negotiations took place between the Company and its creditors including, as relevant to the Schemes, holders of the Existing HY Notes and Convertible Bonds, HSBC, and ICBC.

(j)	As a result of these efforts, and following negotiations with the Steering Committee and representatives of other Offshore Creditors, the Company is of the view that the Restructuring Proposal, as described in Part 2 (Background to the Schemes) of the Explanatory Statement, is in the best interests of the Group and those with an economic interest in the Company.

(k)	In parallel with the negotiation and discussions with the Steering Committee as regards the Company’s Offshore Creditors, the Company was also engaged in discussions with the Onshore Lenders. Those negotiations have taken place on a bilateral basis with each lender and have been substantially progressed.

Explanatory Statement - Preliminary

3.3	OVERVIEW OF THE RESTRUCTURING PROPOSAL

The RSA and other support for the Restructuring Proposal

(a)	The negotiations referred to above culminated in the Steering Committee Advisers and the Kaisa Advisers agreeing the form of the RSA, which was executed by (among others) the Company and the Initial Consenting Creditors on 10 January 2016.

(b)	More detail on the terms and effect of the RSA is set out in Part 2 (Background to the Schemes) of the Explanatory Statement. Broadly, however, the terms of the RSA provide for Scheme Creditors to agree to support the Restructuring Proposal, including voting in favour of approving the Schemes, in return for which the Consent Fee is payable.

(c)	In addition to the RSA, in the circumstances described further both below and in more detail in section 6 (Scheme Creditors) of the Preliminary part of this Explanatory Statement, other Scheme Creditors also committed to support the Schemes.

(d)	As at the date of this Explanatory Statement, Scheme Claims representing 96.25 % in value of the aggregate of known Scheme Claims have committed to vote in favour of the Schemes.

The Restructuring Proposal

(e)	The Company has prepared a Restructuring Proposal which has been approved by the Directors. This Restructuring Proposal includes various measures intended to permit the Group to continue to operate on a going concern basis. As part of the Restructuring Proposal, the Schemes are proposed to give effect to a restructuring of the obligations of the Company and the Subsidiary Guarantors under each of:

(i)	the Existing HY Notes and the Existing HY Note Guarantees, which are governed by the laws of the State of New York;

(ii)	the Convertible Bonds and the Existing CB Guarantees, which are governed by the laws of England and Wales; and

(iii)	the Existing Offshore Loans, which are governed by the laws of Hong Kong (save in respect of the Company’s obligation pursuant to the HSBC ISDA, which is governed by the laws of England and Wales).

(f)	In overview, the commercial terms of the Restructuring Proposal provide for (amongst other things), the issue of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds in place of Existing HY Notes, the Existing Offshore Loans and the Convertible Bonds. The terms provide for there to be an extension of the date for repayment of (but no reduction in) the principal amounts due under each of the Existing HY Notes, the Existing Offshore Loans and the Convertible Bonds. The terms also provide a mechanism to allow Scheme Creditors to share in upside from a recovery of the business reflected in the trading price of the Common Shares, being the ability to elect to receive CVRs in connection with the New HY Notes and (assuming the relevant conditions for automatic exchange are satisfied so that the Mandatorily Exchangeable Bonds are exchanged into the Exchange Convertible Bonds) the ability for the Exchange Convertible Bonds to be converted into Common Shares at a lower conversion price than the Convertible Bonds.

Explanatory Statement - Preliminary

(g)	The compromise and arrangement sought to be effected by the Schemes shall, if approved, apply to all Scheme Claims and be binding on all Scheme Creditors.

(h)	On the Restructuring Effective Date, the Scheme Claims of Scheme Creditors (including Scheme Claims against the Subsidiary Guarantors) shall be released fully and absolutely under the Schemes so as to bind the Scheme Creditors (including for the avoidance of doubt, any person who has or acquires after the Record Time any interest in or arising out of such Scheme Claims). The release of Scheme Claims would preclude action being taken by Scheme Creditors against the Company or its Subsidiaries, or any of their Personnel, Affiliates or advisers in respect of claims relating to or arising in respect of the Existing HY Notes, the Existing Indentures, the Convertible Bonds, the CB Trust Deed and/or the Existing Offshore Loans, save in the case of fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct. On the Exchange Date, the Company shall issue the New HY Notes, the CVRs, and the Mandatorily Exchangeable Bonds to the Scheme Creditors through any applicable depositaries and intermediaries, in accordance with the terms of the Schemes.

(i)	Houlihan has acted as financial adviser, and Sidley, Ropes & Gray, Tanner De Witt, King & Wood and Harneys have acted as legal advisers to the Company in relation to the Schemes and the Restructuring Proposal.

(j)	It is proposed that the implementation of the Restructuring Proposal will involve (amongst other things) the:

(i)	implementation of the Cayman Scheme, being a court approved scheme of arrangement in the Cayman Islands pursuant to section 86 of the Companies Law;

(ii)	implementation of the Hong Kong Scheme, being a court approved scheme of arrangement in Hong Kong pursuant to section 673 of the Companies Ordinance; and

(iii)	grant of a Chapter 15 Recognition Order following the Recognition Filings, being a petition under Chapter 15 of the US Bankruptcy Code for recognition of the compromise and arrangement under the terms of the Hong Kong Scheme and/or the Cayman Scheme.

(k)	The Explanatory Statement delivered with this letter, which is provided pursuant to Section 671 of the Companies Ordinance and Order 102, Rule 20 of the Grand Court Rules 1995, is distributed for the purpose of providing Scheme Creditors with all information reasonably necessary to enable the Scheme Creditors to make an informed decision on whether or not to approve the Schemes.

Explanatory Statement - Preliminary

3.4	EFFECT OF THE SCHEMES

The Directors believe that the successful implementation of the Schemes will avoid the liquidation of the Company and other members of the Group, whilst preserving the principal claims of Scheme Creditors.

3.5	WHOSE RIGHTS WILL BE ALTERED BY THE SCHEMES?

The Schemes will affect the rights of the Company, the Subsidiary Guarantors and the Scheme Creditors only.

3.6	ALTERNATIVES TO THE RESTRUCTURING PROPOSAL

The Directors believe that should the Restructuring Proposal not proceed the most likely outcome is a liquidation of the Group.

(a)	Unless the Restructuring Proposal succeeds, the Company and the Subsidiary Guarantors will be unable to comply with their obligations under the Existing Transaction Documents. Specifically, the Group has limited available cash and, should the Schemes fail, would be unable to pay its debts. The estimated recoveries in a liquidation scenario are described in the Liquidation Analysis at Appendix 8 (Liquidation Analysis) to the Explanatory Statement.

(b)	The Directors believe that there is a low likelihood of consummating an alternative financial restructuring. A restructuring term sheet, outlining the Restructuring Proposal in its then form, was posted by the Company on the SEHK website by the 6 November 2015 Announcement, and updated by the 24 December 2015 Announcement. As announced on the SEHK’s website by the 20 November 2015 Announcement, the Company had been approached the previous day by Farallon with an indicative, but preliminary and non-binding, alternative proposal for the restructuring of the Offshore Debt. For the reasons stated in the 20 November 2015 Announcement and as referred to in Part 2 (Background to the Schemes) of the Explanatory Statement, the Directors took the view that the Restructuring Proposal (in its then form) should be progressed in preference to negotiating with Farallon. Further, the Onshore Lenders (who had indicated that unless a restructuring were concluded with the Offshore Creditors then they, the Onshore Lenders, would not agree to a restructuring of the Onshore Debt) also indicated that they did not consider the indicative approach made by Farallon to be viable, in particular given that the approach indicated by Farallon would appear to have involved a change in senior management of the Group, which the Onshore Lenders believed should remain in place if the Company was to be able to effect a successful restructuring. The position of the Onshore Lenders in this regard has been communicated to representatives of the Company during the discussions held to negotiate the Framework Agreement (which is discussed in more detail in paragraphs 9.3(e) to 9.3(h) of the Explanatory Statement) and was also communicated to the Steering Committee Advisers in a meeting with the Onshore Lenders Committee on 5 December 2015.

(c)	The Company therefore continued to work with the Kaisa Advisers and the Steering Committee Advisers, which led to the execution of the RSA on 10 January 2016 as indicated above. Shortly thereafter, a further alternative proposal was received from Farallon, together with BFAM. The Company made disclosure of that approach by the 21 January 2016 Announcement on the SEHK website. For the reasons stated in that announcement, the Company considered that the proposal was not commercially viable but would continue to explore options in the interests of stakeholders.

Explanatory Statement - Preliminary

(d)	The Company is pleased to report that after further discussions, the terms of the Restructuring Proposal were agreed with the Steering Committee and the representatives of other Offshore Creditors, including Farallon and BFAM.

(e)	It is in these circumstances, and taking into account the substantial efforts that have been made to reach the current position, that the Directors believe that there is very little likelihood of an alternative restructuring being possible.

3.7	FUNDING

The Company will pay all costs and expenses incurred by it in connection with the negotiation, promulgation and implementation of the Schemes. Further, it is common practice for certain costs of creditors who work with a debtor to agree and implement the debtor’s restructuring to be met by the debtor. In this regard, the Company has agreed to meet certain of the costs and expenses of the Steering Committee Advisers and of the advisers to other certain Offshore Creditors, including BFAM and Farallon.

3.8	THE DIRECTORS AND THE EFFECTS OF THE SCHEMES ON THEIR INTERESTS

(a)	The current members of the Board are listed in paragraph 11.7 in Part 4 (Overview of the Group) of this Explanatory Statement.

(b)	The interests of the Directors of the Company, including in the share capital of the Company, are set out in paragraph 11.8 in Part 4 (Overview of the Group) as at the date of this Explanatory Statement.

(c)	A description of the share option scheme in place for the Directors and employees of the Company is set out in Appendix 9 (Company’s Shareholding) to this Explanatory Statement.

3.9	SHAREHOLDERS

A list of the material shareholders of the Company as at the date of this Explanatory Statement is set out in paragraph 11.1(d) of Part 4 (Overview of the Group) and at Appendix 9 (Company’s Shareholding) of this Explanatory Statement.

3.10	RISK FACTORS

(a)	The Company and the Group of which it is a part are exposed to significant business risks, including many of the same risks faced by other companies in its industry operating in the same geographical region. Since the Company is the ultimate holding company of the Group, its financial condition and results of operations are necessarily affected by the operations and financial conditions of its Subsidiaries. In addition, the Company faces risks associated with the implementation of the Restructuring Proposal and risks resulting from the disruption to its business and the liquidity pressure it has faced. The Directors believe that the successful implementation of the Restructuring Proposal is a key step towards mitigating these risks and will allow the Group to focus on its operations and principal business activities.

(b)	The principal risk factors that the Group will likely face after the restructuring are set out in Part 6 (Risk Factors) of this Explanatory Statement. However, those risk factors are not an exhaustive list of all the potential risks and uncertainties which may be involved.

Explanatory Statement - Preliminary

3.11	ACTIONS TO BE TAKEN

Meetings of Scheme Creditors

(a)	By orders dated 19 April 2016 and 7 April 2016 the High Court and the Grand Court have, respectively, granted the Company permission to convene the Scheme Meetings for Scheme Creditors to consider and if thought fit, approve the Schemes (with or without modification).

Voting at the Scheme Meetings

(b)	Scheme Creditors may vote at the Scheme Meetings in person (or in the case of a corporation by a duly authorised representative) or by proxy, in each case by completing the Account Holder Letter.

(c)	In order to vote on the Schemes and attend the Scheme Meetings, Scheme Creditors must follow the voting instructions set out in section 6 (Scheme Creditors) of the Preliminary part of, and in Appendix 2 (Instruction Packet) to this Explanatory Statement.

We would urge all Scheme Creditors to start the process required for authorising and arranging attendance of an authorised representative, and submitting their Account Holder Letters for the Scheme Meetings as soon as possible and in no event later than 10:00pm (Hong Kong time) on 18 May 2016.

Attendance at Scheme Meetings

(d)	The CI Scheme Meeting will be held at Harneys’ Cayman Islands office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-1002.

(e)	The HK Scheme Meeting will be held immediately thereafter at the offices of Ropes & Gray, 41/F One Exchange Square, 8 Connaught Place, Central, Hong Kong.

(f)	The two Scheme Meetings will be linked by video conference to allow Scheme Creditors to attend both Scheme Meetings from either location.

(g)	Scheme Creditors will be able to dial-in to each of the HK Scheme Meeting and the CI Scheme Meeting using the Kaisa Dial-In Details.

(h)	Scheme Creditors should refer to Section 5 (Expected Timetable of Principal Events) of this Explanatory Statement to find out the specific times for each Scheme Meeting.

(i)	The Instruction Packet is at Appendix 2 (Instruction Packet) and will be made available to Scheme Creditors on the Scheme Website. Details of the actions the Scheme Creditors need to take are also set out in Part 6 (Scheme Creditors) of the Preliminary part of the Explanatory Statement.

(j)	The Instruction Packet includes (amongst other things) the Account Holder Letter, which allows the Scheme Creditors to vote on the Hong Kong Scheme and the Cayman Scheme. Failure to submit a valid Account Holder Letter will mean that the voting instructions contained in that Account Holder Letter will be disregarded and relevant Scheme Creditors will not be entitled to vote at the Scheme Meetings.

Explanatory Statement - Preliminary

3.12	VIEWS OF THE DIRECTORS

For the reasons set out in this letter and in this Explanatory Statement, the Directors consider the Restructuring Proposal (as to be implemented by the Schemes) to be in the best interests of the Group and those with an economic interest in the Group, including the Scheme Creditors. Accordingly, the Company recommends that Scheme Creditors vote in favour of the Schemes at the Scheme Meetings.

Yours faithfully

For and on behalf of the Board

Explanatory Statement - Preliminary

4. OUTLINE OF KEY COMMERCIAL TERMS OF THE RESTRUCTURING PROPOSAL

4.1	Situation overview

(a)	The Restructuring Proposal described in this Explanatory Statement is the result of months of negotiations between the Group, the Onshore Lenders, the Offshore Creditors and other stakeholders following the difficulties originating in December 2014, when the Group experienced a series of unforeseen events that caused serious disruption to its business and created acute liquidity pressure, which events are described in this Explanatory Statement at Part 2 (Background to the Schemes).

(b)	In view of the challenges it faces, the Company has assessed a variety of restructuring alternatives, including restructuring of its Onshore Debt and Offshore Debt and changes to its ownership structure. The Schemes described herein represent the Restructuring Proposal (namely, as to the restructuring of the Company’s Offshore Debt) that is to be undertaken in conjunction with a restructuring of the Onshore Debt. More detail as to the proposed onshore restructuring is given at paragraphs 9.3(e) to 9.3(h) of this Explanatory Statement.

(c)	The Company believes that the Restructuring Proposal is in the best interests of all of its stakeholders because it will help stabilise the Company’s business and, in particular, is a necessary element of the Company’s in-principle agreement with the majority of its Onshore Lenders to restructure the Onshore Debt. In light of the challenging liquidity situation, the Company believes that an expedited, consensual restructuring pursuant to the Schemes, and the Restructuring Documents contemplated therein, is the most viable path for preventing a liquidation of the Group and, as such, best protects the economic position of its creditors.

(d)	The Company further believes that the Restructuring Proposal will allow the Company’s debt maturity profile to match projected cashflows and thus give the Company the opportunity to execute on its business plan and maximise value for its stakeholders.

(e)	Further details on the Group’s operations and financial conditions are set out in Part 4 (Overview of the Group) of and Appendix 10 (Financing of the Group) to this Explanatory Statement.

4.2	Summary of key commercial terms of the Restructuring Proposal

(a)	The Restructuring Proposal contemplates:

(i)	no impairment of principal debt claims; and

(ii)	upside sharing in the form of the CVRs (for those allocated the New HY Notes pursuant to Option 1 described below) and a reduced conversion price in any Exchange Convertible Bonds to be issued on the occurrence of the Automatic Exchange Transaction (for those allocated the Mandatorily Exchangeable Bonds pursuant to Option 3 described below).

Explanatory Statement - Preliminary

(b)	With further detail given in Part 3 (Transaction Overview) of the Explanatory Statement, the key terms of the Restructuring Proposal are as follows.

(i)	Each Scheme Creditor who participates in the Scheme will be entitled to elect one or a combination of the following options for the treatment of its Scheme Claims:

(A)	Option 1 – New HY Notes and CVRs: Exchange some or all of its Scheme Claims for a pro rata allocation of each series of the New HY Notes at a ratio of 1:1 (Scheme Claims: New HY Notes) together with an allocation of associated CVRs;

(B)	Option 2 – New HY Notes only: Exchange some or all of its Scheme Claims for a pro rata allocation of each series of the New HY Notes at a ratio of 1:1.02598 (Scheme Claims: New HY Notes) with no allocation of any CVRs; or

(C)	Option 3 – Mandatorily Exchangeable Bonds: Exchange some or all of its Scheme Claims for Mandatorily Exchangeable Bonds at a ratio of 1:1 (Scheme Claims: Mandatorily Exchangeable Bonds).

(ii)	If there are insufficient Mandatorily Exchangeable Bonds available for issue to all those Scheme Creditors electing to receive Mandatorily Exchangeable Bonds pursuant to Option 3 above, such Scheme Creditors shall be allocated the Mandatorily Exchangeable Bonds on a proportional basis with the balance of their entitlement being constituted by a pro rata share of either New HY Notes and associated CVRs; or New HY Notes only. Each Scheme Creditor will be requested to elect how such allocation should be made if there are insufficient Mandatorily Exchangeable Bonds available.

(iii)	Interest shall be payable on the New HY Notes at the rates identified in the table below.

(iv)	CVRs will be issued to those Scheme Creditors who are allocated New HY Notes pursuant to Option 1 described above (and described in more detail at Part 3 (Transaction Overview) of this Explanatory Statement below) representing the contingent right to receive (subject to the terms and conditions of the CVRs) payment in cash or, at the election of the Company, in Common Shares in lieu of cash, with an aggregate notional value of 7.0% of the aggregate principal amount of such New HY Notes, and are to be issued in denominations of US$70 per CVR on the Exchange Date.

(v)	The CVRs will remain outstanding until 31 December 2021.

(vi)	The holders of CVRs will be entitled to a payment of US$14 for each CVR held upon the occurrence of each CVR Triggering Event, namely when the Implied Market Capitalization of the Common Shares exceeds a Market Capitalization Milestone. In respect of each successive CVR Triggering Event, such Market Capitalization Milestone is:

(A)	HK$10,075,000,000;

(B)	HK$12,594,000,000;

(C)	HK$15,742,000,000;

(D)	HK$19,678,000,000; and

(E)	HK$20,542,000,000.

Explanatory Statement - Preliminary

(vii)	The Mandatorily Exchangeable Bonds shall have a maturity date of 31 December 2019 (which may, at the option of the Company, be extended by one year to 31 December 2020) and interest shall be paid at the rates identified in the table below.

(viii)	In addition, upon the satisfaction of the Mandatory Exchange Conditions (which conditions are more particularly described in Part 3 (Transaction Overview) of this Explanatory Statement) the Automatic Exchange Transaction will occur, with the effect that the Mandatorily Exchangeable Bonds will be exchanged for Exchange Convertible Bonds in an aggregate amount equal to the then outstanding principal amount of Mandatorily Exchangeable Bonds. The Exchange Convertible Bonds will provide for a conversion price of HK$2.34 per Common Share, subject to adjustment by reference to any events which would have caused that price to be adjusted had the Exchange Convertible Bonds been issued on the Exchange Date.

(ix)	Each of the New HY Notes Trustee (for the benefit of the holders of the relevant series of the New HY Notes), the New MEB Trustee (for the benefit of the holders of the Mandatorily Exchangeable Bonds) and the Common Security Trustee will enter into the Amended and Restated Intercreditor Agreement so as to provide that the security interest in the New Collateral will be shared on a pari passu basis among (i) the New MEB Trustee for the benefit of the holders of the Mandatorily Exchangeable Bonds (and any subsequent trustee with respect to the Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction); (ii) the New HY Trustee for the benefit of the holders of each series of the New HY Notes; and (iii) any other creditors with respect to future Permitted Pari Passu Indebtedness.

Table of Coupon Rates

All coupon rates are expressed on an annual basis (see Note 1).

	2016	2017			30 June 2018			31 December 2018			2019 Onwards
Issue	PIK	Cash	PIK toggle		Cash	PIK toggle		Cash	PIK toggle		Cash	PIK
			PIK or Cash			PIK or Cash			PIK or Cash
Series A Notes	6.56%	1.00%	6.56%	4.61%	2.00%	4.66%	3.71%	4.10%	2.56%	2.61%	6.10%	0.56%
Series B Notes	6.56%	1.00%	6.56%	4.61%	2.00%	6.16%	5.21%	5.60%	2.56%	2.61%	7.60%	0.56%
Series C Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.16%	6.21%	6.60%	2.56%	2.61%	8.60%	0.56%
Series D Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.96%	7.01%	7.40%	2.56%	2.61%	9.40%	0.56%
Series E Notes	6.56%	1.00%	6.56%	4.61%	2.00%	8.46%	7.51%	7.90%	2.56%	2.61%	9.90%	0.56%
Mandatorily Exchangeable Bonds and the Exchange Convertible Bonds (see Note 2)	5.56%	1.00%	5.56%	3.61%	2.00%	4.56%	3.61%	4.00%	2.56%	2.61%	6.00%	0.56%

Explanatory Statement - Preliminary

Note:

1.	Interest on any overdue principal and interest will accrue at a rate which is 2% higher than the coupon rates expressed herein.
2.	The Mandatorily Exchangeable Bonds and Exchange Convertible Bonds are subject to an optional one-year extension at the Company’s option at a 10% annualized cash coupon rate.

(c)	A more detailed Summary of the Restructuring Proposal is set out in Part 3 (Transaction Overview) of this Explanatory Statement.

Implementation of the Restructuring Proposal is at all times subject to all appropriate and necessary approvals being obtained.

Explanatory Statement - Preliminary

5. EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Scheme Creditors should observe any deadlines set by any institution or settlement system through which they hold, directly or indirectly, interests in the Existing HY Notes and/or Convertible Bonds and/or the Existing Offshore Loans to ensure that any voting instructions given by them are taken into account at the Scheme Meetings. We would strongly urge each Scheme Creditor to contact its relevant Account Holder or Intermediary as soon as possible to ensure they are aware of this Explanatory Statement and the process and timetable set out in it.

It should be noted that these times and dates are indicative only and will depend on, amongst other things, the dates upon which hearings at the High Court and the Grand Court can be obtained, and the directions given by those Courts as to the notice provisions for the convening of the Scheme Meetings.

Event	Expected date	Time UTC	Time H.K.	Time C.I.

Execution of the RSA	10 January 2016

Deadline for signing the RSA in order to qualify for a Consent Fee	23 March 2016	3:59pm	11:59pm	10:59am

Court hearing for leave to convene the Scheme Meetings in Cayman Islands	7 April 2016	2:30pm	10:30pm	9:30am

Court hearing for leave to convene the Scheme Meetings in Hong Kong	19 April 2016	2:00am	10:00am	9:00pm (see note 1 below)

Depositary Instruction Deadline – (latest time for blocking the Existing HY Notes and the Convertible Bonds in the relevant Clearing Systems)	12 May 2016	4:00pm	12:00am (see note 2 below)	11:00am

Voting Instruction Deadline (Account Holder Letters must be received for votes to be counted)	18 May 2016	2:00pm	10:00pm	9:00am

Record Time (see note 3 below)	18 May 2016	2:00pm	10:00pm	9:00am

HK Scheme Meeting	20 May 2016	1:30pm	9:30pm	8:30am

CI Scheme Meeting	20 May 2016	1:00pm	9:00pm	8:00am

Court hearing to sanction the Hong Kong Scheme	10 June 2016	6:30am	2:30pm	1:30am

Court hearing to sanction the Cayman Scheme	9 June 2016	2:30pm	10:30pm	9:30am

Scheme Effective Date

Restructuring Effective Date	Satisfaction of the conditions to the Schemes	—	—	—

Scheme Longstop Date	30 September 2016	—	—	—

Explanatory Statement - Preliminary

Note 1: Previous day

Note 2: Next day

Note 3: All Scheme Claims are determined as at the Record Time. The Company will be entitled to exercise discretion (acting reasonably) as to whether they recognise any assignment or transfer of Scheme Claims after the Record Time.

The dates in this timetable and mentioned throughout this Explanatory Statement assume that none of the Court hearings or the Scheme Meetings are adjourned or delayed. It is also possible that the registration of the orders of the High Court and the Grand Court sanctioning the Schemes may be delayed if any person appeals either order.

The Scheme Meetings will commence at the times stated. Where any Scheme Creditor or its proxy intends to attend any Scheme Meeting in person, that Scheme Creditor or its proxy (whomever is attending) must produce a duplicate copy of the Account Holder Letter executed and delivered on behalf of that Scheme Creditor, together with evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (for example, a valid original passport or other original government issued picture identification) at the registration desk before the scheduled time of each Scheme Meeting.

Explanatory Statement - Preliminary

6. SCHEME CREDITORS

THE DIRECTORS URGE YOU TO VOTE TO APPROVE THE SCHEMES.

THE DIRECTORS ALSO ENCOURAGE YOU TO HELP FACILITATE APPROVAL OF THE SCHEMES BY BECOMING A PARTY TO THE RSA.

ONLY NOTEHOLDERS, CB HOLDERS AND EXISTING OFFSHORE LOANS CREDITORS ARE ENTITLED TO VOTE OR DIRECT OTHERS TO VOTE ON THE SCHEMES. IN ORDER TO ENSURE THEIR VOTES ARE COUNTED, SCHEME CREDITORS ARE STRONGLY ENCOURAGED TO FOLLOW THE PROCEDURE SET OUT IN THE INSTRUCTION PACKET.

6.1	Are you a Noteholder and/or CB Holder?

(a)	You are a Noteholder and/or CB Holder if you have the ultimate economic interest, whether as principal or beneficiary or otherwise, in the Existing HY Notes and/or the Convertible Bonds held in global form through the Clearing Systems, or any one of them, as at the Record Time and have a right, upon satisfaction of certain conditions, to be issued definitive notes and/or convertible bonds in accordance with the terms of the Existing HY Notes and/or Convertible Bonds.

(b)	In determining whether a particular person is the ultimate beneficial owner of any Existing HY Notes and/or Convertible Bonds, and therefore a Noteholder and/or CB Holder, entitled to a particular principal amount of Existing HY Notes and/or Convertible Bonds and related claims as aforesaid, the Chairperson and the Information Agent may rely on such evidence and/or information and/or certification as (s)he or it shall, in its absolute discretion, think fit and, if (s)he or it does so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

(c)	The number of Noteholders and/or Convertible Bonds voting and the votes cast by them will be taken into account for both value and numerosity purposes in relation to the Schemes.

6.2	Do you have an interest in the Existing HY Notes and/or Convertible Bonds in a capacity other than as a Noteholder and/or a CB Holder?

(a)	The following persons have an interest in the Existing HY Notes and/or Convertible Bonds even if they are not Noteholders and/or CB Holders, but are not entitled to vote on the Schemes in such capacity:

(i)	Account Holders: You are an Account Holder if you are recorded directly in the books or other records maintained by the Clearing System under its electronic systems, as holding an interest as at the Record Time in the Global Notes and/or Global Certificate in an account with that Clearing System. For the avoidance of doubt, an Account Holder may also be a Noteholder and/or CB Holder. However, Account Holders are not Noteholders or CB Holders unless and to the extent that an Account Holder has the ultimate economic interest, whether as principal or beneficiary or otherwise, in the Existing HY Notes and/or Convertible Bonds held in global form through the relevant Clearing System as at the Record Time and has a right to the issue of definitive notes and/or convertible bonds, as described above.

Explanatory Statement - Preliminary

(ii)	Intermediaries: You are an Intermediary if you hold an interest as at the Record Time in any Existing HY Notes and/or Convertible Bonds on behalf of another person or other persons and you do not hold that interest as an Account Holder. An Intermediary is commonly a bank or a brokerage house which does not have an account with a Clearing System.

6.3	Are you an Existing Offshore Loans Creditor?

(a)	You are an Existing Offshore Loans Creditor if you are, as at the Record Time, the person entitled to receive payment in respect of any amount of the Existing Offshore Loans then outstanding, whether as an original lender pursuant to those facilities or as an assignee of any rights pursuant thereto.

(b)	In determining whether a particular person is or is not an Existing Offshore Loans Creditor, each of the Chairperson and the Information Agent may rely on such evidence and/or information and/or certification as (s)he or it shall, in its absolute discretion, think fit and, if the Chairperson and/or Information Agent do so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

If you are a Noteholder and/or a CB Holder and/or an Existing Offshore Loans Creditor you should read this Explanatory Statement carefully. If you are a Noteholder and/or a CB Holder who is not an Account Holder you should contact your Account Holder (through any Intermediaries, if applicable) to ensure that your Account Holder takes the appropriate action described in paragraph 6.7 below and in the Instruction Packet, which is at Appendix 2 (Instruction Packet) to this Explanatory Statement.

The diagram on the following page illustrates the relationship between certain persons with interests in the Existing HY Notes and Convertible Bonds, which are held in global form through the Clearing Systems:

Explanatory Statement - Preliminary

The Depositaries

The Depositaries hold the New HY Global Notes and Global Certificates as common depositary for the Clearing Systems

Clearing Systems

Clearstream, Euroclear, DTC and CMU

Each Clearing System has a number of Account Holders who have accounts with

Clearstream, Euroclear, DTC and CMU

Account Holders

(For example, a bank or brokerage house)

Each Account Holder has interests in the Existing HY Notes and/or Convertible Bonds either for its own account (in which case it is the Noteholder or the CB Holder in respect of those interests) or on behalf of its clients (in which case it is not the Noteholder or the CB

Holder in respect of those interests)

Intermediaries

(For example a brokerage house which does not have an account with a Clearing System)

There may be one or more Intermediaries between an Account Holder and a Noteholder or a CB Holder

Noteholder/CB Holder

(Beneficial owners of, and/or owners of the ultimate economic interest in, any of the

Existing HY Notes and/or Convertible Bonds)

Voting

Each Noteholder and CB Holder will be entitled to appoint a proxy to attend and vote at the Scheme Meetings (either the Chairperson or another person selected by the

Noteholders and/or the CB Holders) or to attend and vote at Scheme Meetings in person

Explanatory Statement - Preliminary

6.4	RSA

(a)	Prior to the date of this Explanatory Statement, namely on 10 January 2016, the Company launched the RSA. A summary of the terms of the RSA is set out at paragraph 9.6 of Part 2 (Background to the Schemes) of this Explanatory Statement.

(b)	Scheme Creditors were invited to indicate their support for the Restructuring Proposal by acceding to the RSA and agreeing to vote in favour of the Schemes in return for which they will receive a Consent Fee. Any Scheme Creditor who acceded to the RSA before the relevant time will receive a Consent Fee equivalent to a percentage of the aggregate value of Existing HY Notes and/or Convertible Bonds and/or Existing Offshore Loans held by it as at the relevant date.

(c)	When the RSA was launched, it provided for a Consent Fee of 1% for Scheme Creditors acceding on or before 24 January 2016 and 0.5% for Scheme Creditors acceding after that date but before 7 February 2016. As at 8 February 2016, the aggregate value of claims of Scheme Creditors (calculated as at that date) in respect of which accession to the RSA had been made accounted for 58.3% of the total known principal value (excluding all accrued and unpaid interest) of the claims of Scheme Creditors (calculated as at that date).

(d)	As described in paragraph 9.3(k) of this Explanatory Statement, during this period the Company had received a proposal from Farallon and BFAM and (as stated in the 21 January 2016 Announcement) the Company continued to explore options in the interests of its stakeholders, which led to the current terms of the Restructuring Proposal being agreed. The negotiations also led to certain Scheme Creditors committing to vote in favour of the Schemes pursuant to arrangements separate to, but containing substantially similar terms to, the RSA, namely the Support Undertaking, including the right to receive a consent fee of 1% of the principal value of Existing HY Notes, Convertible Bonds and/or Existing Offshore Loans which the relevant Scheme Creditor committed to vote in favour of the Schemes.

(e)	Given that the terms of the Restructuring Proposal had changed from the terms stated in the schedule to the RSA made available to the public via the 10 January 2016 Announcement, and in order to give a fair chance to all Scheme Creditors to facilitate approval of the Schemes and be eligible for a Consent Fee in the same amount for doing so, the Company and the Initial Consenting Creditors Majority agreed to revise the RSA (as is permissible pursuant to its terms) such that:

(i)	all those Scheme Creditors who had acceded to the RSA after 24 January 2016 but before 7 February 2016 will be eligible for a Consent Fee of 1% instead of 0.5%; and

(ii)	the period during which Scheme Creditors are entitled to accede to the RSA in order to be eligible for a Consent Fee (also of 1%) was re-opened, with Scheme Creditors acceding on or before 23:59 on 23 March 2016 (Hong Kong time) being eligible.

The revision to the terms of the RSA as described above, including the re-opening of the period during which Scheme Creditors can accede to the RSA and thus become eligible for payment of a Consent Fee, was made public by the Company posting an announcement to that effect on the website of the SEHK on17 March 2016.

Explanatory Statement - Preliminary

For the avoidance of doubt, the Scheme Creditors to whom a Consent Fee will be payable and the timing for such payment will be determined according to the terms of the RSA and the Support Undertaking.

(f)	After the re-opened period to accede to the RSA had expired, Scheme Claims representing 96.25% in value of the aggregate of known Scheme Claims had committed to vote in favour of the Schemes.

(g)	The RSA will continue until the earlier of:

(i)	31 July 2016 unless extended by mutual agreement with the consent of the Initial Consenting Creditors Majority (as defined in the RSA);

(ii)	the Restructuring Effective Date;

(iii)	the date of either of the Scheme Meetings if the requisite majorities to approve the relevant Scheme Meeting are not attained, save that the RSA shall not automatically terminate if such Scheme Meeting is adjourned to a date falling within 30 days of the initial Scheme Meeting and the relevant Scheme is approved at such adjourned Scheme Meeting by the requisite majorities of Scheme Creditors;

(iv)	a Sanction Hearing, if the Grand Court or the High Court (as applicable) does not grant an order sanctioning the relevant Scheme and there is no reasonable prospect of the Restructuring Proposal being effected and the Company has exhausted all avenues of appeal; and

(v)	other termination events provided for in the RSA.

(h)	Scheme Creditors who have not entered into the RSA at the date of this Explanatory Statement may still do so and are requested to contact the Information Agent using the contact details referred to in the Communications Policy.

6.5	Actions to be taken

Scheme Creditors are invited to vote at the Scheme Meeting by completing and delivering to the Information Agent the relevant Account Holder Letter set out in schedules 1 and 2 of the Instruction Packet. If you are a Noteholder and/or CB Holder who is not an Account Holder you should contact your Account Holder and direct such Account Holder to complete and deliver to the Information Agent the Account Holder Letter.

Detailed instructions on the actions which Noteholders, CB Holders, Existing Offshore Loans Creditor, Intermediaries and Account Holders should take are set out in this Explanatory Statement and the Instruction Packet, and are summarised below.

Each Scheme Creditor should read this Explanatory Statement as a whole, in conjunction with the Instruction Packet. The Instruction Packet includes:

(a)	General guidance and instructions for Scheme Creditors for voting at the Scheme Meetings.

(b)	The Account Holder Letter which contains the voting form relating to the Scheme Meetings.

Explanatory Statement - Preliminary

(c)	The Account Holder Letter also includes a copy of the Distribution Confirmation Deed and the Designated Recipient Form. In order for Scheme Creditors to receive their entitlement to the Scheme Consideration, each Scheme Creditor, and its Designated Recipient, will be required to complete the Distribution Confirmation Deed. Further information on the Distribution Confirmation Deed and the Designated Recipient Form are set out in paragraph 8.10 of Part 1 (Instruction to the Schemes) to this Explanatory Statement.

6.6	Key Dates

The following are the key dates which should be noted by Scheme Creditors wishing to vote at the Scheme Meetings:

(a)	12 May 2016: Depositary Instruction Deadline for blocking the Existing HY Notes and the Convertible Bonds in the relevant Clearing Systems;

(b)	18 May 2016: Voting Instruction Deadline for submitting the Account Holder Letter;

(c)	20 May 2016: HK Scheme Meeting; and

(d)	20 May 2016: CI Scheme Meeting.

6.7	Actions to be taken in relation to the Schemes

(a)	Each Noteholder and CB Holder that wishes to vote at the Scheme Meetings will be required to do the following:

(i)	in relation to Existing HY Notes and Convertible Bonds held at Euroclear and/or Clearstream, ensure its Account Holder has instructed Euroclear and/or Clearstream (as the case may be) to block the Existing HY Notes or Convertible Bonds, as applicable, which are the subject of the Account Holder Letter, and ensure that such Clearing Systems have received such instructions (with which it has/they have complied) by the Depositary Instruction Deadline; and

(ii)	in relation to Existing HY Notes held at DTC, ensure its Account Holder affixes its Signature Medallion Guarantee Stamp to the relevant part of the relevant Account Holder Letter, and in relation to Existing HY Notes held at, or previously held at, CMU, ensure its Account Holder signs the relevant signature block in the relevant part of the relevant Account Holder Letter. By doing so, the Account Holder confirms that it is instructed by the relevant Scheme Creditor to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes and/or Convertible Bonds detailed in the Account Holder Letter and will do so as at the Record Time; (ii) will not trade such Existing HY Notes and/or Convertible Bonds; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes and/or Convertible Bonds.

(b)	The procedure for taking the above steps is described in paragraph 2.2 of the Instruction Packet, which paragraph also describes that the Existing HY Notes and Convertible Bonds so blocked shall be released from the requirement to be blocked on the earlier of:

Explanatory Statement - Preliminary

(i)	The Restructuring Effective Date;

(ii)	the time of conclusion of the Scheme Meetings (including at any adjournment thereof) at which voting has taken place and the Schemes are not approved by the requisite majorities specified in section 674 of the Companies Ordinance or section 86 of the Companies Law; or

(iii)	the time of conclusion of the Sanction Hearings (including any adjournment thereof), if the Courts do not grant orders sanctioning the Schemes.

(c)	If you are a Noteholder and/or a CB Holder that is not an Account Holder and wish to vote at the Scheme Meetings, you should direct your Account Holder to complete the appropriate parts of the Account Holder Letter set out in Schedule 1 to the Instruction Packet and deliver the completed Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received by the Voting Instruction Deadline, being 10:00pm (Hong Kong time) on 18 May 2016.

(d)	If you are a Noteholder and/or CB Holder that is an Account Holder and wish to vote at the Scheme Meetings, you should complete the appropriate parts of the Account Holder Letter set out in Schedule 1 to the Instruction Packet and deliver the completed Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received by the Voting Instruction Deadline, being 10:00pm (Hong Kong time) on 18 May 2016.

(e)	If you are an Existing Offshore Loans Creditor and wish to vote at the Scheme Meetings, you should complete the appropriate parts of the Account Holder Letter set out in Schedule 2 to the Instruction Packet and deliver the completed Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received by the Voting Instruction Deadline, being 10:00pm (Hong Kong time) on 18 May 2016. An Existing Offshore Loans Creditor executing an Account Holder Letter should note that the Account Holder Letter contains an undertaking that it will not assign, transfer or otherwise deal with its Existing Offshore Loans from the date of the Account Holder Letter until the Release Time. Such requirement ensures that all Scheme Creditors are treated the same, Noteholders and CB Holders having been required to submit appropriate instructions to block their Existing HY Notes and/or Convertible Bonds as described in paragraph 6.7(a) above.

(f)	Failure to deliver a valid Account Holder Letter by or on behalf of a Scheme Creditor by the Voting Instruction Deadline will mean that the relevant Scheme Creditor will, subject to the Chairperson’s discretion, not be entitled to vote at the Scheme Meetings or for any votes purported to be cast to be disregarded. An Account Holder may complete and submit an Account Holder Letter on behalf of a relevant Noteholder and/or CB Holder if the Account Holder has authority to do so.

(g)	The Schemes require the approval of a majority in number of the Scheme Creditors representing at least 75% in value of the Scheme Claims present and voting (in person, by a duly authorised representative, if a corporation, or by proxy) at each of the Scheme Meetings.

Explanatory Statement - Preliminary

(h)	It is important that as many votes as possible are cast at the Scheme Meetings so that the High Court and the Grand Court can be satisfied that there is a fair and reasonable representation of opinion of Scheme Creditors at the Scheme Meetings. You are therefore strongly urged to complete and sign, or direct your Account Holder to complete and sign, the relevant parts of your Account Holder Letter.

(i)	The amount of the Scheme Claims of each Scheme Creditor who submits a valid Account Holder Letter in respect of the Existing HY Notes and/or Convertible Bonds and/or Existing Offshore Loans, will be calculated for voting purposes as at the Record Time based on information confidentially provided to the Company by the Information Agent. This information will be used by the Chairperson to determine whether each resolution is passed at the Scheme Meetings.

(j)	The Company understands that each of the Existing Notes Trustee and/or the CB Trustee will not exercise any voting rights to which it may be entitled as a Noteholder and/or CB Holder at the Scheme Meetings unless instructed to do so in accordance with the Existing Indentures and/or the CB Trust Deed.

(k)	Completed Account Holder Letters should be delivered to the Information Agent. An Account Holder Letter should not in any circumstances be delivered to the Depositaries, the Existing Notes Trustee, the CB Trustee or the Company. None of the Depositaries, the Existing Notes Trustee, the CB Trustee, the Information Agent, the Company nor any member of the Group or any of their respective subsidiaries, affiliates, officers, directors or employees or any other person will be under any duty to give notification of any defects, irregularities or delays in any Account Holder Letter, nor will any of such entities or persons incur any liability for failure to give such notification.

(l)	A Noteholder and/or CB Holder and/or Existing Offshore Loans Creditor on whose behalf a duly completed Account Holder Letter is lodged prior to the Voting Instruction Deadline may still attend the Scheme Meetings.

Completed Account Holder Letters should be delivered to the Information Agent as soon as possible and in any event before the Voting Instruction Deadline being 10:00pm (Hong Kong time) on 18 May 2016 and in accordance with the Communications Policy as set out in the Preliminary part—Section 7 (Communications Policy) of this Explanatory Statement.

If you are in any doubt as to what action you should take in connection with this Explanatory Statement, the proposals contained in it or the documents that accompany it, you are recommended to seek your own independent advice immediately from your legal, financial, tax or other independent adviser.

6.8	The Common Depositary, the 2018 Notes Depositary, HKMA as operator for the CMU, the Existing Notes Trustee and the CB Trustee.

(a)	As stated above, the Company understands that the Existing Notes Trustee and the CB Trustee will not vote in respect of the Existing HY Notes and/or Convertible Bonds at the Scheme Meetings, unless instructed to do so by (as appropriate) the Noteholders in accordance with the Existing Indentures and/or the CB Holders in accordance with the CB Trust Deed.

(b)	As set out in this section 6 (Scheme Creditors) of the Preliminary part of, and in the Instruction Packet at Appendix 2 (Instruction Packet) to, this Explanatory Statement, the assistance of Account Holders will be required, in accordance with their custodial duties, to attend to the following tasks:

Explanatory Statement - Preliminary

(i)	(where applicable) to arrange for the Existing HY Notes and/or Convertible Bonds to be blocked by the Depositary Instruction Deadline, in accordance with the instructions set out in the Instruction Packet; and

(ii)	to arrange for facsimile or e-mail versions of the completed Account Holder Letter containing the elections and voting instructions of the Noteholders and/or CB Holders, to be sent to the Information Agent prior to the Voting Instruction Deadline, in accordance with the instructions set out in the Instruction Packet.

Explanatory Statement - Preliminary

7. COMMUNICATIONS POLICY

Scheme Creditors

Account Holder Letters must be received by the Information Agent before the Voting Instruction Deadline, being 10:00pm (Hong Kong time), 18 May 2016 in order for Scheme Creditors’ votes to be counted.

If by email (preferred), to:

kaisa@lucid-is.com

Marked for the attention of Sunjeeve Patel / David Shilson at Lucid

If by fax, to:

+44 (0)20 3004 1590

Marked for the attention of Sunjeeve Patel / David Shilson at Lucid

Explanatory Statement – Part 1 – Introduction to the Schemes

PART 1 – INTRODUCTION TO THE SCHEMES

8.	INTRODUCTION TO THE SCHEMES

This section contains a brief overview of the Schemes. The summary information contained herein does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by references to, the more detailed information presented elsewhere in this Explanatory Statement and in the Schemes.

8.1	Introduction

(a)	This Explanatory Statement has been prepared by the Company for the purpose of proposing the Schemes.

(b)	The Hong Kong Scheme and the Cayman Scheme are set out in Appendix 6 (Hong Kong Scheme Document) and Appendix 7 (Cayman Scheme Document), respectively.

(c)	The sections of this Explanatory Statement that describe certain of the Restructuring Documents are included for the convenience of Scheme Creditors. This Explanatory Statement should not be relied upon as a substitute for reading the Schemes themselves. If there is any inconsistency between the terms of the Schemes or any Restructuring Document, and this Explanatory Statement, the terms of the Schemes and/or the relevant Restructuring Document shall prevail.

8.2	Why have you been sent this document?

A copy of this document has been sent or made available to you because the Directors consider that you are or may be a Scheme Creditor. However, receipt of this document does not confirm or mean that you are a Scheme Creditor or that you will be affected by the Schemes.

8.3	What is a Scheme of Arrangement?

(a)	A scheme of arrangement enables a company to agree with its creditors, or one or more classes of its creditors, a compromise or arrangement in respect of its debts or obligations owed to those creditors. The court will consider whether it is appropriate to convene meetings of creditors or classes of creditors. In respect of the Cayman Scheme, on the application for leave to convene such meetings, the Grand Court will consider the composition of the classes necessary so as to ensure that each meeting consists of creditors whose rights against the Company which are to be released are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. In respect of the Hong Kong Scheme, consideration of whether classes of creditors were properly constituted will be dealt with pursuant to the same test but at a later stage, namely when the High Court is asked to sanction the Hong Kong Scheme.

Explanatory Statement – Part 1 – Introduction to the Schemes

Hong Kong

(b)	In Hong Kong, a scheme of arrangement requires the following to occur in order for it to become legally binding:

(i)	the calling of a meeting of the Company’s creditors or meetings of classes of its creditors in accordance with directions given by the High Court;

(ii)	at each such meeting the approval of a majority in number representing at least 75% in value of the relevant creditors of the Company present in person or by proxy and voting at the meeting;

(iii)	the approval of the High Court by the making of an order sanctioning the scheme of arrangement; and

(iv)	the registration of an office copy of the High Court Order sanctioning the scheme of arrangement by the Hong Kong Companies Registrar.

Cayman Islands

(c)	In the Cayman Islands, a scheme of arrangement requires the following to occur in order for it to become legally binding:

(i)	the calling of a meeting of the Company’s creditors or meetings of classes of its creditors in accordance with directions given by the Grand Court;

(ii)	at each such meeting the approval of a majority in number representing at least 75% in value of the relevant creditors of the Company present in person or by proxy and voting at the meeting;

(iii)	the approval of the Grand Court by the making of an order sanctioning the scheme of arrangement; and

(iv)	the delivery of an office copy of the Grand Court Order sanctioning the scheme of arrangement to the Cayman Companies Registrar.

Hong Kong and Cayman Islands

(d)	If the Schemes are approved by the requisite majorities of creditors and sanctioned by the High Court and the Grand Court (as applicable), and the relevant orders sanctioning the Schemes are delivered (or registered, as appropriate) as set out above, the schemes of arrangement will bind all the creditors subject to them, including those Scheme Creditors who voted in favour of the relevant Schemes, those Scheme Creditors who voted against them, and those Scheme Creditors who did not vote at all.

(e)	A scheme of arrangement may not be sanctioned by the High Court and/or the Grand Court unless the relevant Court is satisfied, among other things, that (i) the scheme of arrangement is in all circumstances fair and reasonable and the classes of creditors voting in respect of the scheme of arrangement have been properly constituted; (ii) the provisions of the applicable statute have been complied with; (iii) each class of creditors was fairly represented by those who attended the meeting and the statutory majority are acting bona fide and are not coercing the minority in order to promote interests adverse to those of the class whom they purport to represent; and (iv) the arrangement is such as an intelligent and honest man, being a member of the class concerned and acting in respect of his interest, might reasonably approve.

Explanatory Statement – Part 1 – Introduction to the Schemes

(f)	In respect of the Schemes, the Scheme Creditors consist of those creditors of the Company with the ultimate economic interest in any of the Existing HY Notes, the Convertible Bonds or the Existing Offshore Loans. As stated at paragraphs 3.6(a) to (e) of this Explanatory Statement, the Company considers that the only realistic alternative to the successful implementation of the Schemes is for the Company to be placed into liquidation. In such circumstances, the relevant rights of creditors to be compared against the terms of a scheme are those which arise in an insolvent liquidation and the court will consider whether the rights which are to be released or varied under the scheme or the new rights which the scheme gives in their place are so different that the scheme must be treated as a compromise or arrangement with more than one class of creditors. In respect of the Schemes, all of the Scheme Creditors would rank pari passu in any distribution of the Company’s assets realised as a result of a liquidation of the Company. This is the case notwithstanding that unlike the remainder of the Scheme Claims, HSBC, in respect of the HSBC 2014 Loan and the HSBC ISDA, would not share in the Existing Collateral pursuant to the Intercreditor Agreement given that, as referred to in the liquidation analysis, the Existing Collateral, being pledges over the shares of companies incorporated outside the PRC within the Group, would result in little or nil recovery, with the proceeds of the disposal of assets being mostly utilised for settlement of debts due to the Group’s onshore creditors. Given this, any party with the economic interest in the HSBC 2014 Loan or the HSBC ISDA is in the same position as all other Scheme Creditors as regards recovery in any liquidation of the Company. Furthermore, if the Schemes are successfully implemented, all Scheme Creditors are provided with the same opportunity to participate in the same Scheme Consideration by way of the election process described in Part 3 (Transaction Overview) of this Explanatory Statement. In these circumstances, the Company has formed the view that the Scheme Creditors form a single class for the purpose of the Schemes.

8.4	Structure and objectives of the Schemes

(a)	The Schemes are proposed in order to effect a compromise and arrangement, and a debt exchange, between the Company and the Scheme Creditors.

(b)	The principal compromises and arrangements to be given effect by the Schemes are the release in full of Scheme Claims of the Scheme Creditors against, amongst others, the Company and the Subsidiary Guarantors.

(c)	The Schemes will give effect to the Restructuring Proposal, which has the following objectives:

(i)	to avoid placing the Company and other members of the Group into liquidation (or another insolvency process) at some point in the near future, as a result of which the anticipated recoveries for Scheme Creditors are significantly less than if the Restructuring Proposal were to be completed successfully;

(ii)	to reduce the risk of future default by the Company under its financial obligations in the short to medium term;

Explanatory Statement – Part 1 – Introduction to the Schemes

(iii)	to maximise possible recovery for Scheme Creditors and other stakeholders by avoiding liquidation and preserving the principal claims of Scheme Creditors;

(iv)	to adapt the financial commitments of the Group in the short to medium term to match its expected future cash generation; and

(v)	to increase the prospect of generating long-term value for Scheme Creditors and other stakeholders.

(d)	In order to implement the Restructuring Proposal and to effect the release and discharge of the aforesaid liabilities, the Directors have identified the need to launch the Schemes, which comprise the:

(i)	Hong Kong Scheme;

(ii)	Cayman Scheme; and

(iii)	grant of a Chapter 15 Recognition Order following the Recognition Filings, being a petition under Chapter 15 of the US Bankruptcy Code for recognition of the compromise and arrangement under the terms of the Hong Kong Scheme and/or the Cayman Scheme, save that the requirement for such order may be waived in accordance with the terms of the Schemes.

8.5	The Schemes are part of a larger cross border restructuring

(a)	In order to ensure that the Restructuring Proposal is effectively implemented in accordance with the law governing the Existing HY Notes the Company will make the Recognition Filing in the US Bankruptcy Court for a Chapter 15 Recognition Order in respect of the Hong Kong Scheme and /or the Cayman Scheme.

(b)	It is a condition to the Hong Kong Scheme that the Chapter 15 Recognition Order be granted, which condition may be waived by the agreement of the Company, with the prior written consent of the Existing Notes Trustee and, if there are any Initial Consenting Creditors, the Initial Consenting Creditors Majority (such consent not to be unreasonably withheld).

(c)	If the Chapter 15 Recognition Order is not granted by the US Bankruptcy Court, and the Schemes are approved but with a significant number of Scheme Creditors having voted against the Schemes, the Company may determine (if there are any Initial Consenting Creditors in consultation with the Initial Consenting Creditors Majority), that it is not appropriate in the circumstances to seek to exercise its right to waive the condition that the Chapter 15 Recognition Order be granted. In this scenario, the Restructuring Proposal may not be implemented and the Schemes would lapse on the Scheme Longstop Date.

(d)	If the Company seeks to exercise its right to waive the condition that the Chapter 15 Recognition Order be granted, but the Existing Notes Trustee and/or the Initial Consenting Creditors Majority (if there are any Initial Consenting Creditors) do not give their or its prior written consent thereto such that the waiver can take effect before the Scheme Longstop Date, the Scheme will lapse and have no effect.

Explanatory Statement – Part 1 – Introduction to the Schemes

(e)	The governing law of the Convertible Bonds and the obligation pursuant to the HSBC ISDA is English law. However, the Company has no assets or place of business within the jurisdiction of the English Courts and for this reason the Company considers that it is not necessary for a parallel scheme of arrangement to be promulgated in England. As described in more detail in this Explanatory Statement and the Scheme Documents, the Company’s liabilities in respect of the Convertible Bonds and the HSBC ISDA will nevertheless be restructured by implementation of the Schemes.

(f)	As dealt with in more detail in Part 2 (Background to the Schemes) of this Explanatory Statement, in order for the Company’s obligations to be effectively restructured, it is also necessary for the Company to conclude and implement the restructuring contemplated with its Onshore Lenders.

8.6	Are you a “Scheme Creditor” for the purposes of the Scheme Meetings?

Information on which persons constitute Scheme Creditors and on the actions that Scheme Creditors are required to take under the Schemes are set out in section 6 (Scheme Creditors) of the Preliminary part of, and Appendix 2 (Instruction Packet) to, this Explanatory Statement.

8.7	Subsidiary Guarantors and Subsidiary Guarantor Pledgors

The Subsidiary Guarantors and Subsidiary Guarantor Pledgors shall execute a Deed of Undertaking, pursuant to which they will agree to appear by counsel at the Sanction Hearings and to undertake to the High Court and the Grand Court to be bound by the terms of the Schemes. In addition, pursuant to the Deed of Undertaking, the Subsidiary Guarantors and Subsidiary Guarantor Pledgors agree to execute and do or procure to be executed and done all such documents, acts or things as may be necessary or desirable to be executed or done by them for the purposes of giving effect to the Schemes.

In respect of those liabilities of the Subsidiary Guarantors and Subsidiary Guarantor Pledgors that are governed by the laws of the British Virgin Islands, the Company has been advised that the Courts of the British Virgin Islands are likely to respect the Schemes and stay any action that is taken by any Scheme Creditor in that jurisdiction that would otherwise negatively impact or even nullify the effect of the Schemes.

8.8	The Scheme Meetings

(a)	The Company has obtained orders from the High Court and the Grand Court granting permission to convene meetings of the Scheme Creditors, who are entitled and encouraged to attend both the HK Scheme Meeting and the CI Scheme Meeting.

(b)	The majority required to approve the Schemes is a majority in number representing at least 75% in value of the Scheme Claims of the Scheme Creditors present and voting (whether in person or by proxy) at each of the Scheme Meetings.

(c)	The Scheme Meetings, subject to any adjournment as may be appropriate, will be held as follows:

(i)	The CI Scheme Meeting to be held at 8:00am (Cayman Islands time) on 20 May 2016 / 9:00pm (Hong Kong time) on 20 May 2016 at Harneys’ Cayman Islands office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-1002.; and

Explanatory Statement – Part 1 – Introduction to the Schemes

(ii)	once the CI Scheme Meeting has concluded, the HK Scheme Meeting is to be held at 9:30pm (Hong Kong time) on 20 May 2016 / 8:30am (Cayman Islands time) on 20 May 2016 at the office of Ropes & Gray at 41/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

(d)	The Scheme Meetings will be linked via video conference to allow Scheme Creditors to attend both Scheme Meetings from either location.

(e)	Scheme Creditors will also be able to dial into each of the HK Scheme Meeting and the CI Scheme Meeting using the Kaisa Dial-In Details.

(f)	Notices convening the Scheme Meetings are set out in Appendix 3 (Notices Convening Scheme Meetings) to this Explanatory Statement.

(g)	Scheme Creditors will be required to submit the relevant Account Holder Letter to be used for voting at the Scheme Meetings, the forms of Account Holder Letters being included as schedules to Appendix 2 (Instruction Packet) to this Explanatory Statement. If a Scheme Creditor has not delivered to the Information Agent a valid Account Holder Letter for the purpose of voting by the Voting Instruction Deadline then (subject to the discretion of the Chairperson as described in the following sub-paragraph) that Scheme Creditor will not be entitled to vote at the Scheme Meetings. Furthermore, if the Schemes are sanctioned and implemented, a Scheme Creditor who has not submitted a valid Account Holder Letter will be deemed to have made election in respect of the options available to Scheme Creditors as described in paragraph 8.8(i) of this Explanatory Statement.

(h)	Notwithstanding the foregoing sub-paragraph, the Chairperson will be entitled, at his/her sole discretion, to permit a Scheme Creditor in respect of which a completed Account Holder Letter has not been submitted to the Information Agent prior to the Voting Instruction Deadline to vote at the Scheme Meetings if the Chairperson is satisfied that the relevant Scheme Creditor has produced sufficient evidence that it is a Scheme Creditor and should be entitled to vote.

(i)	When voting at a Scheme Meeting whether in person, by proxy, or by instructions given to an Account Holder by way of a properly completed Account Holder Letter, each Scheme Creditor should also elect one of three options for receiving Scheme Consideration. The three options, and how the Scheme Consideration will be allocated, are dealt with in more detail in Part 3 (Transaction Overview) of this Explanatory Statement. Broadly, the three options allow each Scheme Creditor to elect:

(i)	Option 1 – New HY Notes and CVRs: Exchange some or all of its Scheme Claims for a pro rata allocation of each series of the New HY Notes at a ratio of 1:1 (Scheme Claims : New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules, as provided for in the terms of the New HY Notes and New Indentures and CVRs with a notional value equal to 7% of the aggregate principal amount of the New HY Notes to which such Scheme Creditor would be entitled under this clause, separately tradable as a single instrument on terms as provided for in the CVR Agreement;

Explanatory Statement – Part 1 – Introduction to the Schemes

(ii)	Option 2 – New HY Notes only: Exchange some or all of its Scheme Claims for a pro rata allocation of each series of the New HY Notes at a ratio of 1:1.02598 (Scheme Claims : New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules, as provided for in the terms of the New HY Notes and the New Indentures; or

(iii)	Option 3 – Mandatorily Exchangeable Bonds: Exchange some or all of its Scheme Claims for Mandatorily Exchangeable Bonds at a ratio of 1:1 (Scheme Claims : Mandatorily Exchangeable Bonds) subject to the Cut-Back Mechanism described in Part 3 (Transaction Overview) of this Explanatory Statement in the event that there are insufficient Mandatorily Exchangeable Bonds available for issue on the Exchange Date in accordance with the elections made by Scheme Creditors.

(j)	Each Scheme Creditor or its proxy will be required to register its attendance at the relevant Scheme Meeting prior to its commencement. Registration at the HK Scheme Meeting will commence at 8:30pm (Hong Kong time) on 20 May 2016 and registration at the CI Scheme Meeting will commence at 7:30am (Cayman Islands time) on 20 May 2016.

(k)	In determining the amount of a Scheme Creditor’s Scheme Claims for the purpose of voting at the applicable Scheme Meeting, the Chairperson of the meeting shall be entitled to rely on information provided by the Information Agent. The Scheme Claims admitted for voting purposes will be notified to the Scheme Creditors at the applicable Scheme Meeting, but such notification does not (of itself) constitute an admission of the existence or amount of any liability of the Company. If a Scheme Creditor disagrees with the value of the Scheme Claim attributed to it, it must notify the Chairperson. However, as described in 6.1(b) and 6.3(b) of this Explanatory Statement, the decision of the Chairperson is final as to the amount in respect of which any Scheme Creditor’s vote shall be counted.

(l)	Any Scheme Creditor or its proxy attending any Scheme Meeting in person will need to produce a duplicate copy of the Account Holder Letter executed and delivered on behalf of that Scheme Creditor together with evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (for example, a valid original passport or other original government issued picture identification) If appropriate personal identification and authorisation evidence is not produced, that person may not be permitted to attend or vote.

(m)	A Scheme Creditor’s professional advisers will be allowed to attend the Scheme Meetings if that Scheme Creditor notifies the Company of the name of the person(s) they wish to attend (using the contact details set out in the Communication Policy) 5 Business Days prior to the Scheme Meetings. The Chairperson of the Scheme Meetings will be entitled to require professional advisers to leave the applicable Scheme Meeting at his or her discretion.

8.9	Sanction Hearing for each of the Hong Kong Scheme and the Cayman Scheme

(a)	Hearings before the High Court in respect of the Hong Kong Scheme and before the Grand Court in respect of the Cayman Scheme will be necessary in order to sanction the Schemes, provided that the Scheme Creditors vote to approve by the requisite majorities stated above:

Explanatory Statement – Part 1 – Introduction to the Schemes

(i)	the Hong Kong Scheme at the HK Scheme Meeting; and

(ii)	the Cayman Scheme at the CI Scheme Meeting.

(b)	Any Scheme Creditor is entitled (but not obliged) to attend the hearings for sanction, through counsel, to support or oppose the sanction of the Hong Kong Scheme and/or the Cayman Scheme.

(c)	A hearing date to consider whether to sanction the Hong Kong Scheme has been reserved for 10 June 2016 at 2:30pm (Hong Kong time). The hearing date to consider whether to sanction the Cayman Scheme has been fixed by the Grand Court for 9 June 2016 at 9:30am (Cayman Islands time).

(d)	The Schemes will become binding on all Scheme Creditors, wherever they are and regardless of whether they have voted for or against the Schemes or whether they have voted at all, upon the occurrence of the following events, and subject to the conditions set out in the Schemes:

(i)	the High Court sanctioning the Hong Kong Scheme;

(ii)	a sealed copy of the Hong Kong Court Order being registered by the Hong Kong Companies Registrar;

(iii)	the Grand Court sanctioning the Cayman Scheme; and

(iv)	a sealed copy of the Grand Court Order being delivered to the Cayman Companies Registrar for registration.

8.10	A Scheme Creditor’s entitlement to receive the New HY Notes and/or the Mandatorily Exchangeable Bonds as applicable

(a)	In order for the Scheme Creditors to receive their entitlement to the New HY Notes (and associated CVRs in respect of those Scheme Creditors receiving New HY Notes pursuant to Option 1) and/or the Mandatorily Exchangeable Bonds, two key events will need to have taken place:

(i)	the satisfaction and/or waiver of the conditions to the Restructuring Effective Date for the Schemes (see paragraph 8.10(b) and (c) below); and

(ii)	the Scheme Creditor has completed and returned a copy of the Distribution Confirmation Deed (as annexed to the Account Holder Letter), confirming, amongst other things that it is lawfully entitled to receive the New HY Notes and/or CVRs and/or the Mandatorily Exchangeable Bonds as applicable (see paragraphs 8.10(d)(iii) and 8.10(f) below).

Explanatory Statement – Part 1 – Introduction to the Schemes

Conditions to the Restructuring Effective Date

(b)	Save for certain provisions of the Schemes, which shall become immediately effective, the Schemes will be effective on the date on which the following conditions are satisfied or (in the case of sub-paragraph (v) below) waived:

(i)	the sanction with or without modification of the Cayman Scheme by the Grand Court;

(ii)	a sealed copy of the Grand Court Order having been delivered to the Cayman Companies Registrar for registration;

(iii)	the sanction without or without modification of the Hong Kong Scheme by the High Court;

(iv)	a sealed copy of the High Court Order having been registered by the Hong Kong Companies Registrar;

(v)	the Chapter 15 Recognition Order is granted, which condition may be waived only by the Company with the prior written consent of the Existing Notes Trustee and, if there are any Initial Consenting Creditors, the Initial Consenting Creditors Majority (such consent not to be unreasonably withheld);

(vi)	each of the Transaction Parties having executed the Restructuring Documents to which they are expressed to be a party;

(vii)	each condition precedent in the Restructuring Documents having been satisfied or waived, other than the occurrence of the Scheme Effective Date of the Cayman Scheme or the Hong Kong Scheme; and

(viii)	the delivery of the Officer’s Certificate to the New HY Notes Trustee.

(c)	If the Restructuring Effective Date has not occurred by the Scheme Longstop Date, the Schemes shall lapse and no provision of the Schemes shall have any force or effect.

Lawful entitlement to the New HY Notes, CVRs and the Mandatorily Exchangeable Bonds

(d)	Under the terms of the Schemes, the Company will not issue any Scheme Consideration to a Scheme Creditor if that Scheme Creditor:

(i)	is a Disqualified Person, being a person who is disqualified from holding, receiving or handling the New HY Notes, CVRs or the Mandatorily Exchangeable Bonds (as applicable) pursuant to any applicable laws or regulations; or

(ii)	is a Prohibited Transferee, being a person who is prohibited from being allotted, issued with, holding, receiving or handling any Scheme Consideration pursuant to any applicable law or regulations or so prohibited except after compliance with conditions or requirements that the Company considers to be disproportionate to the value of the relevant Scheme Consideration; or

Explanatory Statement – Part 1 – Introduction to the Schemes

(iii)	has not provided to the Information Agent a validly completed Account Holder Letter including a validly completed Distribution Confirmation Deed from or on behalf of the relevant Scheme Creditor by the Voting Instruction Deadline, or such time following the Voting Instruction Deadline as the Company may decide in its absolute discretion (acting reasonably).

(e)	The Schemes permit a Scheme Creditor to irrevocably nominate a Designated Recipient as the recipient of all of the Scheme Consideration otherwise to be issued to such Scheme Creditor, provided that: (i) the Designated Recipient shall only be validly designated if it has submitted a Distribution Confirmation Deed; and (ii) a Scheme Creditor may designate only one such person and if such person is a nominee holder, it may only hold on behalf of one beneficial holder. A Designated Recipient Form for this purpose is annexed to the Account Holder Letter.

(f)	The Distribution Confirmation Deed includes (amongst other things):

(i)	a confirmation that each Scheme Creditor executing, or on whose behalf is executed, such deed, or its Designated Recipient, may legally and lawfully be issued with the New HY Notes, the CVRs and/or Mandatorily Exchangeable Bonds as applicable; and

(ii)	a confirmation of the releases contained in the Schemes and the Deed of Release. The purpose behind seeking this confirmation is so that Scheme Creditors can be prevented from challenging any of the terms of the Schemes after they have received their entitlement of the Scheme Consideration.

(g)	If any of the factors in paragraph 8.10(d) applies, a Scheme Creditor’s entitlement to the Scheme Consideration will be issued to the Holding Period Trustee, who will hold the Scheme Consideration on trust pursuant to Scheme Consideration Trust for the relevant Scheme Creditor as applicable.

(h)	If a Scheme Creditor whose entitlement to the Scheme Consideration has been issued to the Holding Period Trustee, and that Scheme Creditor:

(i)	being a Disqualified Person or a Prohibited Transferee fails to provide the Information Agent and the Company with the required details of a Designated Recipient who is not a Disqualified Person or a Prohibited Transferee; or

(ii)	fails to provide the Information Agent or the Company (as applicable) with a validly completed Account Holder Letter including the Distribution Confirmation Deed;

within the Holding Period, together with, a request in writing to transfer the relevant Trust Securities to it (or its Designated Recipient) within the Holding Period then, upon the expiration of the Holding Period, the Holding Period Trustee will be authorised to sell such Scheme Consideration to a third party on arm’s length terms, and the net cash proceeds of such sale (after the deduction of the reasonable costs and expenses of the Holding Period Trustee in respect of such sale) will be paid to the relevant Scheme Creditor subject to receipt from such Scheme Creditor of a validly completed Accounting Holder Letter including the Trust Distribution Deed. If it is not possible to pay the net cash proceeds of sale to the Scheme Creditor by the Distribution Longstop Date, the Holding Period Trustee shall apply such proceeds in such manner as the Holding Period Trustee shall determine in its absolute discretion (including paying the monies into the High Court or gifting the same to such children’s charity as the Holding Period Trustee thinks fit).

Explanatory Statement – Part 1 – Introduction to the Schemes

(i)	The Trust Distribution Deed is at Appendix 11 (Trust Distribution Deed). Pursuant to the Trust Distribution Deed, each Scheme Creditor who signs the Trust Distribution Deed confirms (amongst other things) the releases contained in the Schemes and the Deed of Release.

8.11	What happens when the Schemes become effective?

Notice of the Scheme Effective Date

(a)	Not more than ten Business Days after the Scheme Effective Date, the Company shall give notice that the Schemes have become effective in the following ways:

(i)	by notice on the Scheme Website;

(ii)	by notice through the Clearing Systems; and

(iii)	by publishing an announcement on the respective websites of the SEHK and SGX-ST;

(b)	The remaining parts in this Part 1 (Introduction to the Schemes)—set out, amongst other things, the following:

(i)	the Scheme Steps required to implement each of the Schemes (see paragraphs 8.12(a) to 8.12(c) below);

(ii)	overview of the releases granted under the Schemes (see paragraphs 8.13(a) to 8.13(e) below);

(iii)	the stay of proceedings in place (see paragraphs 8.14(a) and 8.14(b) below);

(iv)	the role of the Scheme Supervisor (see paragraphs 8.15(a) to 8.15(b) below);

8.12	The Scheme Steps

(a)	Provided that the requisite majorities of Scheme Creditors vote to approve the Hong Kong Scheme and the Cayman Scheme, the steps set out below will occur and shall to the extent possible take effect in the order set out below:

(i)	As soon as is reasonably practicable on or after the Scheme Effective Date, the Company will:

(A)	execute the Restructuring Documents or counterparts thereof as appropriate, being:

(I)	the New Indentures;

(II)	the Agent Appointment Letters;

Explanatory Statement – Part 1 – Introduction to the Schemes

(III)	the New Trust Deed;

(IV)	the MEB Agency Agreement;

(V)	the CVR Agreement;

(VI)	the CVR Agent Appointment Letter;

(VII)	the Amended and Restated Intercreditor Agreement;

(VIII)	the New HY Global Notes;

(IX)	the Global Certificate in respect of the Mandatorily Exchangeable Bonds;

(X)	the Global CVR;

(XI)	the New Security Documents;

(XII)	the Deeds of Release;

(XIII)	the Deed of Undertaking; and

(XIV)	all other documents, agreements, instruments, board resolutions, shareholder approvals releases, notices and legal opinions necessary to implement or consummate the Restructuring in accordance with the Schemes; and

for itself and the Scheme Creditors (in each case to be held in escrow until, or otherwise to become effective no earlier than, the Restructuring Effective Date);

(B)	procure the Subsidiary Guarantors and the Subsidiary Guarantor Pledgors to execute the Restructuring Documents to which they are a party in accordance with their respective undertakings; and

(C)	execute and deliver the following instructions:

(I)	the Existing Notes Trustee Instruction to the Existing Notes Trustee;

(II)	the CB Trustee Instruction to the CB Trustee;

(III)	the Common Depositary Instruction to the Common Depositary; and

(IV)	the 2018 Notes Depositary Instruction to the 2018 Notes Depositary;

Explanatory Statement – Part 1 – Introduction to the Schemes

in each case, acting as agent and attorney for the Scheme Creditors;

(ii)	On the Restructuring Effective Date, the Company shall procure that:

(A)	the Information Agent shall deliver the Clearing System Instruction to the Clearing Systems;

(B)	upon receipt of the Existing Notes Trustee Instruction, the Existing Notes Trustee will execute the Restructuring Documents to which it is a party in accordance with its undertaking and in reliance on the Existing Notes Trustee Instruction; and

(C)	upon receipt of the CB Trustee Instruction, the CB Trustee will execute the Restructuring Documents to which it is a party in accordance with its undertaking and in reliance on the CB Trustee Instruction.

(iii)	On or after the Restructuring Effective Date, the Restructuring Documents shall take effect in accordance with their terms.

(iv)	On the Exchange Date, the Company will issue each series of the New HY Notes in the form of one or more Global Notes registered in the name of the nominee for the Common Depository for the benefit of those Scheme Creditors who have become entitled to receive them in accordance with the Schemes.

(v)	On the Exchange Date, the Company will issue the Mandatorily Exchangeable Bonds in the form of a Global Certificate registered in the name of the nominee for the Common Depository for the benefit of those Scheme Creditors who have become entitled to receive them in accordance with the Schemes.

(vi)	On the Exchange Date, the Company will issue the CVRs in the form of a Global CVR registered in the name of the nominee for the Common Depository for the benefit of those Scheme Creditors who have become entitled to receive them in accordance with the Schemes.

(vii)	Upon receipt by each of the Common Depositary and the 2018 Notes Depositary of corresponding instructions from the relevant Clearing Systems, each of the Common Depositary and the 2018 Notes Depositary will deliver the Global Notes to the Existing Notes Trustee and CB Trustee (as applicable) for cancellation, and take such other action as may be required to effect the cancellation of the Existing HY Notes under the Existing Indentures and the Convertible Bonds under the CB Trust Deed.

(b)	The Restructuring Documents shall be executed after the date of the High Court Order and the Grand Court Order but shall only take effect in accordance with their terms and the terms of the Hong Kong Scheme and the Cayman Scheme, including the satisfaction of the conditions set out in the Schemes.

Explanatory Statement – Part 1 – Introduction to the Schemes

(c)	To the extent possible the Scheme Steps will occur in the sequential order set out above. If one or more of the Scheme Steps does not occur then all other Scheme Steps shall be deemed not to occur or have occurred, and any action taken under or pursuant to such Scheme Steps shall have no legal effect and the releases given or to be given under the Schemes or in any Deed of Release shall be deemed not given or not to have been given.

8.13	Overview of the releases contained in the Scheme and the Deed of Release

(a)	Each of the Schemes and the Deed of Release contemplates a number of releases, as set out below.

Releases granted by the Scheme Creditor Releasing Parties

(b)	Each Scheme Creditor Releasing Party shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(i)	the Company, its Personnel and Affiliates;

(ii)	the Subsidiary Guarantors, their Personnel and Affiliates;

(iii)	the Released Advisers, their Personnel and Affiliates;

(iv)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party” and collectively, the “Scheme Creditor Released Parties”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect of the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

(c)	The aforementioned releases are expressed to exclude the following Claims and Liabilities:

(i)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(ii)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(iii)	any Claims against or Liabilities of any Released Adviser, its Personnel and Affiliates that are unrelated to the RSA, the Support Undertaking, the Restructuring Transaction, the Schemes, the negotiation or preparation thereof, or to any related matter;

(iv)	any and all:

Explanatory Statement – Part 1 – Introduction to the Schemes

(A)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(B)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Existing Offshore Loans Creditors, the Noteholders, CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Existing Indentures, the CB Trust Deed and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and remain in full force and effect); and

(v)	any and all:

(A)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(B)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

Releases to be granted by the Kaisa Releasing Parties

(d)	Each of the Kaisa Releasing Parties shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(i)	the Scheme Creditors, their Personnel and Affiliates;

(ii)	the Subsidiary Guarantors, their Personnel and Affiliates;

(iii)	the Company, its Personnel and Affiliates;

(iv)	the Released Advisers, their Personnel and Affiliates;

(v)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Kaisa Released Party” and collectively, the “Kaisa Released Parties”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims.

Explanatory Statement – Part 1 – Introduction to the Schemes

(e)	The aforementioned releases are expressed to exclude the following Claims and Liabilities:

(i)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, willful default or willful misconduct;

(ii)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(iii)	any and all Claims against or Liabilities of any Scheme Creditor, the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Noteholders, the CB Holders, the Existing Offshore Loans Creditors, the Registrar, the Common Depositary, the 2018 Notes Depositary and the HKMA, and their Personnel and Affiliates, which do not relate to or arise in respect of the Existing HY Notes, the Existing Indentures, the Convertible Bonds, the CB Trust Deed and/or the Existing Offshore Loans; and

(iv)	any and all:

(A)	obligations of any Kaisa Released Party created as a result of the Schemes; and

(B)	rights of any Kaisa Releasing Party created as a result of the Schemes.

8.14	Stay of Proceedings

(a)	No Scheme Creditors shall commence or continue, or instruct, direct or authorise any other person to commence or continue, any Prohibited Proceedings in respect of, arising from or relating to a Scheme Claim after the Scheme Effective Date save in respect claims or causes of action arising from fraud, dishonesty, breach of fiduciary duty, wilful default or wilful misconduct. Nevertheless, a Scheme Creditor is not prohibited from commencing or continuing, or instructing, directing or authorising any other person to commence or continue, any Proceedings against the Company or its property in any jurisdiction whatsoever relating to and subject to the terms of the Restructuring Documents or relating to a Scheme Claim in the event that the Restructuring Effective Date does not occur by the Scheme Longstop Date.

(b)	Subject to any existing contractual restrictions a Scheme Creditor may commence an Allowed Proceeding against the Company after the Scheme Effective Date provided that it has first given the Company fifteen (15) Business Days’ prior notice in writing of its intention to do so.

Explanatory Statement – Part 1 – Introduction to the Schemes

8.15	The role of the Scheme Supervisor

(a)	A Scheme Supervisor must be fit and proper and be able to adequately discharge the function of a Scheme Supervisor under the Schemes. Where more than one person or entity has been appointed as a Scheme Supervisor, they or those entities may exercise and perform the powers, rights, duties and functions of the Scheme Supervisors under the Schemes jointly or severally.

(b)	The Scheme Supervisor shall initially be Lucid and any authorised representative acting on its behalf. The Scheme Supervisor has given and not withdrawn its consent to the Company to act as Scheme Supervisor from the Scheme Effective Date. The Company shall have the power to appoint any successors.

(c)	In exercising its powers and carrying out its duties under the Schemes, the Scheme Supervisors shall act as an agent of the Company.

(d)	A Scheme Supervisor shall vacate office if he or it:

(i)	becomes bankrupt or goes into liquidation ;

(ii)	in the case of an individual, is admitted to hospital because of mental disorder or is the subject of an order concerning his mental disorder made by any Court having jurisdiction in Hong Kong or elsewhere in such matters, such that he or she is, in the reasonable opinion of the remaining Scheme Supervisor (provided there is one and, if not, in the reasonable opinion of the Company), unable to carry out his duties as Scheme Supervisor;

(iii)	is convicted of an indictable offence or is convicted of any offence by a court having jurisdiction in any other country where that offence, if committed in Hong Kong or the Cayman Islands, would have been an indictable offence under Hong Kong law or Cayman Islands law; or

(iv)	resigns from his or its office by giving 60 days’ notice in writing to the Company or such shorter period of notice as may be agreed by the Company or resigns from office with immediate effect by giving notice in writing to the Company if the Scheme Supervisor considers that it should for professional regulatory reasons.

(e)	The Scheme Supervisor shall discharge the duties and responsibilities imposed upon him or it by the Schemes.

(f)	The Scheme Supervisor shall have all of the powers necessary or desirable to enable the Scheme Supervisor to discharge its, his or her duties and responsibilities under the Schemes including, but not limited to, engaging the Information Agent or other service providers to assist the Scheme Supervisor, including for the period during which assets are held in the Scheme Consideration Trust, on such terms as the Scheme Supervisor may in its, his or her discretion considers appropriate. The Scheme Supervisor cannot and shall not exercise any power that would result in it assuming control of any of the Company’s affairs so as to supplant the Company’s Directors.

(g)	The Scheme Supervisor is authorised, and shall have the power, to manage the Scheme Supervisor’s accounts and make any payments and distributions which are necessary or incidental to the Scheme Supervisor’s performance of their functions under the Schemes.

Explanatory Statement – Part 1 – Introduction to the Schemes

(h)	If there is no Scheme Supervisor in office, the Company shall forthwith fill the vacancy, provided that the Company shall not be required to fill such vacancy if the Scheme Supervisor has resigned on the grounds that there is no further work to be done by the Scheme Supervisor.

(i)	Except to the extent required by law, no Scheme Creditor shall be entitled to challenge the validity of any act done or omitted to be done in good faith by the Scheme Supervisor in accordance with and to implement the provisions of the Schemes or the exercise by the Scheme Supervisor in good faith of any power conferred upon them for the purposes of the Schemes if exercised in accordance with and to implement the provisions of the Schemes.

(j)	The Scheme Supervisor shall not be liable for any loss resulting from any act the Scheme Supervisor does or omits to do, unless any such loss is attributable to his own wilful default, breach of trust, fraud or dishonesty.

(k)	The Scheme Supervisor shall be entitled to an indemnity out of the property of the Company against:

(i)	all Claims, Liabilities and Proceedings (including all legal and other costs and expenses which it incurs in relation thereto) brought or made against it by the Company or by any other person in respect of any act done or omitted to be done in relation to the Company by it, save to the extent that they are found by a court of competent jurisdiction to have acted or omitted to act in a manner which was in wilful default, in breach of trust, fraudulent or dishonest in the course of performing its duties and functions under the Schemes; and

(ii)	all costs, charges, expenses and liabilities properly incurred by the Scheme Supervisor in the course of performing the Scheme Supervisor’s duties and functions under the Schemes.

(l)	The Company will, in consultation and as agreed with the Scheme Supervisor and subject to the terms of the Schemes, within 10 Business Days of the first demand by the Scheme Supervisor, pay the costs incurred by the Scheme Supervisor in defending proceedings of the nature described in paragraph 8.15(k), provided that the Scheme Supervisor gives the Company an undertaking to reimburse it (with interest) at the conclusion of those Proceedings, where such Scheme Supervisor is not entitled to an indemnity under the terms of the Schemes.

8.16	Determination of Scheme Claims

(a)	For the purpose of determination of the Scheme Claims, the Scheme Supervisor shall review each Account Holder Letter submitted to the Information Agent in accordance with the Instruction Packet in order to determine each Scheme Creditor’s entitlement to Scheme Consideration.

Disputed Claims

(b)	If the Scheme Supervisor considers that a Scheme Claim of any Scheme Creditor identified in an Account Holder Letter is incorrect then it shall give written notice to that Scheme Creditor of the amount of Scheme Claim the Scheme Supervisor considers to be correct.

Explanatory Statement – Part 1 – Introduction to the Schemes

(c)	If such Scheme Creditor disagrees with such determination, such Scheme Creditor may, within 5 business days of the date of the Scheme Supervisor’s notice, apply to the Adjudicator for a review of the Scheme Supervisor’s determination failing which the Scheme Supervisor’s determination shall be final. The Scheme Creditor must pay to the Adjudicator on account of the Adjudicator’s costs the sum of HKD 50,000 (or such other amount as the Adjudicator reasonably requires), failing which the Scheme Creditor’s application for review will be invalid, and the Scheme Supervisor’s determination shall be final. Once the Adjudicator (acting reasonably) is satisfied that all costs in relation to the Scheme Creditor’s application have been paid, the Adjudicator shall return all residual funds (if any) paid to it to the Scheme Creditor.

(d)	If the Adjudicator determines that the decision of the Scheme Supervisor should be reversed or varied, and the amount of the Scheme Creditor’s Scheme Claim as determined by the Adjudicator is greater than 110% of the amount determined by the Scheme Supervisor, the Company shall pay all of the Adjudicator’s costs arising from such adjudication. If the amount of the Scheme Creditor’s Scheme Claim as determined by the Adjudicator is equal to or less than 110% of the amount determined by the Scheme Supervisor, then the Scheme Creditor shall pay all of the Adjudicator’s costs arising from such adjudication. If the Company is required to pay the Adjudicator’s costs in accordance with this paragraph 8.16, the Company shall reimburse the Scheme Creditor in respect of any costs paid to the Adjudicator by the Scheme Creditor in relation to such adjudication.

(e)	The Adjudicator, acting as an expert and not as an arbitrator, shall adopt such procedures as the Adjudicator may think fit, to enable him/her to decide whether the decision of the Scheme Supervisor should be upheld, reversed or varied. The Adjudicator will use reasonable endeavours to deliver notice of his/her decision to the relevant Scheme Creditor and the Scheme Supervisor as soon as practicable after the Scheme Creditor’s application for review. The Adjudicator’s decision shall be final.

8.17	The Authorised Representative

(a)	The Authorised Representative shall be authorised to act as the representative for the Company on any application for recognition and assistance in relation to either the Hong Kong Scheme or the Cayman Scheme, or both, in any jurisdiction and under whatever law including the laws of the British Virgin Islands and/or Chapter 15 of the US Bankruptcy Code and any law derived from or similar to the UNCITRAL Model Law on Cross-Border Insolvency Proceedings.

(b)	As set out in paragraph 8.10(b)(v), it is a condition to the Restructuring Effective Date that the Company obtain the Chapter 15 Recognition Order, which condition may be waived only by the Company with the prior written consent of the Existing Notes Trustee and, if there are any Initial Consenting Creditors, the Initial Consenting Creditors Majority (not to be unreasonably withheld).

Explanatory Statement – Part 1 – Introduction to the Schemes

8.18	Authority to execute documents on behalf of Scheme Creditors

(a)	Each of the Scheme Creditors irrevocably authorises the Company to enter into, execute and deliver as a deed (or otherwise) on behalf of that Scheme Creditor in its capacity as a Scheme Creditor (including any person to whom a Scheme Creditor has transferred its rights in respect of its Scheme Claim after the Record Time) (to the extent applicable):

(i)	the Deed of Release; and

(ii)	any and all such other documents that the Company reasonably considers necessary to give effect to the terms of the Schemes,

to be held in escrow until, or otherwise to become effective no earlier than, the Restructuring Effective Date in accordance with the Scheme Steps or otherwise for the purposes of giving effect to the terms of the Schemes.

(b)	The authority granted above shall be treated, for all purposes whatsoever and without limitation, as having been granted by deed.

(c)	Any document to be executed pursuant to the authority conferred by the Schemes shall be substantially in the form appended to the Schemes, subject to any modification approved or imposed by the High Court or the Grand Court.

8.19	Modifications

(a)	The Company may, at any hearing before the High Court or the Grand Court to sanction the Schemes, with the agreement of the Initial Consenting Creditors Majority if there are any Initial Consenting Creditors, consent on behalf of all Scheme Creditors to any modification of each of the Schemes or any terms or conditions which the High Court and/or the Grand Court may think fit to approve or impose and which are otherwise necessary for the purpose of implementing the Restructuring Proposal.

(b)	Without prejudice to the generality of the foregoing sub-paragraph, to ensure that the Schemes are consistent with each other, either of the Hong Kong Scheme or the Cayman Scheme may be modified in order to reflect any modification made to the other if, upon the sanctioning of such other Scheme, the High Court and/or the Grand Court, as the case may be, saw fit to modify the Hong Kong Scheme and/or the Cayman Scheme.

(c)	Nothing in the Schemes shall prevent the modification of any of the Restructuring Documents in accordance with their respective terms.

8.20	Record Time and Scheme Claims

All Scheme Claims, including contingent and prospective Scheme Claims, shall be determined as at the Record Time for the purpose of voting and as at the Exchange Date for the purpose of the allocation of Scheme Consideration.

Explanatory Statement – Part 1 – Introduction to the Schemes

8.21	Assignments and transfers

The Company shall be under no obligation to recognise any assignment or transfer of Scheme Claims after the Record Time for the purposes of determining entitlements under the Schemes, provided that where the Company has received from the relevant parties notice in writing of such assignment or transfer, the Company may, in its discretion (acting reasonably) and subject to the production of such other evidence as it may require and to any other terms and conditions which it may render necessary or desirable, agree to recognise such assignment or transfer for the purposes of determining entitlements under the Schemes. It shall be a condition of such recognition that the assignee or transferee of a Scheme Claim so recognised by the Company shall be bound by the terms of the Schemes and for the purposes of the Schemes shall be a Scheme Creditor.

8.22	Mechanical Scheme Documents

The mechanics of the Schemes described in paragraph 8.12 above refer to certain documents which are described below.

Existing Notes Trustee Instruction

(a)	Pursuant to the Existing Notes Trustee Instruction, the Existing Notes Trustee shall upon receipt of the Existing Notes Trustee Instruction be irrevocably authorised and instructed to, on the Restructuring Effective Date, mark down and cancel the Existing HY Notes, and take such steps as may be necessary to mark down and cancel the Existing HY Notes, and to execute the Restructuring Documents to which it is a party.

CB Trustee Instruction

(b)	Pursuant to the CB Trustee Instruction, the CB Trustee shall upon receipt of the CB Trustee Instruction be irrevocably authorised and instructed to, on the Restructuring Effective Date, mark down and destroy the Convertible Bonds, and take such steps as may be necessary to mark down and destroy the Convertible Bonds, and to execute the Restructuring Documents to which it is a party.

Common Depositary Instruction

(c)	Pursuant to the Common Depositary Instruction from the Company to the Common Depositary, the Company shall (i) confirm the occurrence of the Restructuring Effective Date under the Schemes; (ii) instruct the Common Depositary to, upon receipt of corresponding instructions to that effect from the Clearing Systems, deliver the Global Notes to the Registrar and take any such action as may be required under the 2017 Indenture, 2019 Indenture and 2020 Indenture and CB Trust Deed to cancel and discharge the 2017 Notes, 2019 Notes and 2020 Notes and Convertible Bonds.

2018 Notes Depositary Instruction

(d)	Pursuant to the 2018 Notes Depositary Instruction from the Company to the 2018 Notes Depositary, the Company shall authorise the 2018 Notes Depositary to delete the entire position of the 2018 Notes and deem them null, void and worthless, and the Company confirms to the 2018 Notes Depositary that there will be no future payments under the 2018 Notes.

Clearing System Instruction

(e)	Pursuant to the Clearing System Instructions, each of the Clearing Systems shall upon receipt of the Clearing System Instruction be instructed to request all of the Existing HY Notes and Convertible Bonds to be cancelled in accordance with their standard procedures.

Explanatory Statement – Part 1 – Introduction to the Schemes

Deed of Release

(f)	The Deed of Release is a deed pursuant to which the Scheme Creditor Releasing Parties agree to provide the releases referred to in paragraph 8.13(b) of this Explanatory Statement.

Explanatory Statement – Part 2 – Background to the Schemes

PART 2 – BACKGROUND TO THE SCHEMES

9.	BACKGROUND TO THE SCHEMES

9.1	Introduction

(a)	A detailed narrative of the principal activities of the Group is provided at Appendix 12 (Principal Activities of the Group) to this Explanatory Statement. However, a brief description is given here by way of introduction to the need for the Schemes.

(b)	The Company is a large-scale integrated property developer in the PRC, with a diversified land bank of approximately 22.5 million sq.m. GFA. The Onshore Operations span 30 cities in five regions of the PRC. These operations focus on mass market housing demand, with the Company primarily engaged in the development of large-scale residential property projects, as well as integrated commercial properties. Headquartered in Shenzhen, the Special Economic Zone adjacent to Hong Kong, the Company has historically focused its property development in the Pearl River Delta region.

(c)	The Company has established a geographically diversified development portfolio, including projects in Greater Shenzhen, Foshan, Guangzhou and Zhuhai. Building on its success in Huizhou in the Pearl River Delta region, the Company has also expanded into other areas in the PRC, including Shanghai, Hangzhou, Taizhou, Changzhou, Suzhou, Nanjing and Jiangyin in the Yangtze River Delta region; Chengdu, Chongqing and Nanchong in the Western China region; Changsha, Wuhan and Zhuzhou in the Central China region; and Shenyang, Yingkou, Benxi, Panjin, Anshan, Weifang, Liaoyang, Dalian, Dandong, Huludao and Qingdao in the Pan-Bohai Bay Rim. The Company also engages in property management, shopping mall and hotel operations and catering services. A detailed summary of the Group’s properties is provided at Appendix 13 (The Group’s Properties).

(d)	The Onshore Operations are financed in part by the Onshore Lenders. A high level overview of the financing of the Onshore Operations is set out in Appendix 10 (Financing of the Group) to this Explanatory Statement. In addition, and in order to further finance the Onshore Operations, the Company and certain Subsidiaries sought access to the international capital markets and obtained financing from the Offshore Creditors. The Offshore Creditors comprise those creditors who (i) own Existing HY Notes and/or Convertible Bonds; and (ii) are lenders under the Existing Offshore Loans (or assignees of those lenders’ interests). The claims of the Offshore Creditors are more fully described in Appendix 19 (Summary of Material Litigation) to this Explanatory Statement.

Explanatory Statement – Part 2 – Background to the Schemes

9.2	The Group’s deteriorating financial condition

(a)	Since December 2014, the Group has experienced a series of unforeseen events that have caused serious disruption to its business, created acute liquidity pressure and strained the capital resources of the Group. A chronology of material events is set out in Appendix 15 (Chronology of Material Events) to this Explanatory Statement.

Sales blockages by the PRC authorities and suspension of mortgages to buyers

(b)	As disclosed in the 4 December 2014 Announcement, the Company at about that time became aware of Blockages with respect to certain unsold units of some property projects of the Group in Shenzhen, namely (i) Shenzhen Dapeng Kaisa Peninsula Resort, (ii) Shenzhen Kaisa Yuefeng Garden, and (iii) Shenzhen Kaisa Central Plaza (also known as Shenzhen Kaisa City Plaza). These projects were at the time being “pre-sold” but the processing and filing of sale and purchase agreements was blocked by the respective local branches of the Shenzhen Commission. The Company subsequently announced that an additional property project in Shenzhen (Shenzhen Shanhai Meiyu Garden, also known as Shenzhen Kaisa Qianhai Plaza) was also affected by the Blockages (see the 21 December 2014 Announcement).

(c)	In addition, the Company also disclosed in the 21 December 2014 Announcement that the relevant PRC government authority had also (i) imposed restrictions on the registration or filing of any transfers or pledges relating to the property rights of certain unsold units of three property projects in Shenzhen which are held for rental and/or self-use of the Group; (ii) not accepted routine applications for licences, permits, approvals, registrations and filings that are necessary during the different stages of development in respect of eight property projects in Shenzhen; (iii) suspended the processing of all planning-related and state-owned land-related applications and approval procedures relating to the Group’s construction projects in Longgang District; and (iv) imposed restrictions on transfers, or pledges, relating to two projects of the Group, namely the Shenzhen Yantian Project and the Shenzhen Golden Bay Resort Hotel. The restrictions, suspensions and refusals to accept applications described in this paragraph are for convenience referred to together in this Explanatory Statement as the “Restrictions”.

(d)	As a result of the Blockages and the Restrictions, a number of commercial banks across the PRC suspended the issuance of personal mortgage loans to purchasers of substantially all of the Group’s properties, significantly impacting the Company’s ability to sell units.

(e)	From the initiation of the Blockages to the date of this Explanatory Statement, the Board has had no basis to determine definitively what underlying circumstances led to the imposition of the Blockages and the Restrictions.

Onshore Creditor action

(f)	Due to the Blockages and the Restrictions, numerous Onshore Lenders and other creditors commenced applications to the relevant PRC courts for the preservation of assets of the Onshore Operations and obtained asset freeze orders against certain assets of the Group from the PRC civil courts. A high level overview of the actions taken by such creditors is provided below, and at Appendix 14 (Summary of Material Litigation) to this Explanatory Statement. As the events of late 2014 and early 2015 unfolded, the Company made various announcements on the SEHK website to disclose certain actions taken by creditors in the PRC. Set out below is a summary of certain events which were disclosed through the SEHK website at the material time.

Explanatory Statement – Part 2 – Background to the Schemes

Freezing of bank accounts

(g)	As set out in the 9 February 2015 Announcement, at 31 January 2015:

(i)	credit balances held across several Group bank accounts of (in aggregate) approximately RMB550 million were frozen by the relevant banks; and

(ii)	total credit balances of (in aggregate) approximately RMB725.6 million were applied by way of set off so as to reduce the amounts of the loans due from the Group to the Onshore Lenders.

Demand notices for payment received by the Group

(h)	By 31 January 2015, the Company had also received notices from certain of its creditors (including certain project partners) demanding immediate repayment of approximately RMB28 billion in aggregate. The Company disclosed these demand notices pursuant to the 9 February 2015 Announcement published on the SEHK’s website.

Preservation of assets applications by Onshore Lenders

(i)	As at 7 April 2015, a number of applications seeking the preservation of assets of the Group had been filed by the Onshore Lenders with the relevant PRC courts. In particular:

(i)	28 civil rulings were made by the PRC courts pursuant to proceedings commenced by Onshore Lenders in respect of claims amounting to RMB14.8 billion in the aggregate; and

(ii)	60 notices of participation to action had been filed against certain Subsidiaries comprising part of the Onshore Operations in respect of claims by the Onshore Lenders.

These actions were disclosed in the 13 March 2015 Announcement and the 9 April 2015 Announcement.

Court Judgments

(j)	By the 13 March 2015 Announcement, the Company disclosed that as at 12 March 2015, the Group had received four adverse court judgments from the relevant PRC courts, including:

(i)	A judgment against Shanghai Yingwan Zhaoye Property Development Co Ltd (“Shanghai Yingwan”), a subsidiary owned as to 51% by the Company, to freeze and seize a credit balance in an account held by Shanghai Yingwan, in an amount of RMB1,246,930,378.11 (the equivalent of approximately HK$1,489 million) in respect of an alleged breach of a loan agreement.

(ii)	A judgment against Hunan Daye Property Development Co Ltd (“Hunan Daye”), a wholly-owned subsidiary of the Company, to freeze assets of the Group in the amount of RMB1,140 million (the equivalent of approximately HK$1,361 million) in respect of an alleged breach of a loan and guarantee contract.

Explanatory Statement – Part 2 – Background to the Schemes

(iii)	A judgment against 佳兆業地產(遼寧)有限公司 (“Kaisa Property Liaoning”), a subsidiary of the Company, in relation to a case filed by a creditor of 佳兆業集團（深圳）有限公司 (“Kaisa Shenzhen”) for the repayment of a loan, guaranteed by Kaisa Property Liaoning, in the principal amount of RMB1,000 million plus interest and costs, for the alleged breach of the loan and guarantee contracts;

(iv)	A judgment against Shanghai Xinwan Investment Development Co. Ltd (“Shanghai Xinwan”) for repayment of RMB607 million (approximately HK$725million) in relation to alleged breach of share pledge and repurchase contracts, plus interest and costs.

In each case, the Company filed an objection with the relevant PRC court.

(k)	As at the date of this Explanatory Statement the status of the four judgments and related objections are as follows:

(i)	Shanghai Yingwan case – the Group reached a settlement with the claimant;

(ii)	Hunan Daye case – the Group received a judgment on execution on 31 August 2015 and subsequently the Group reached a settlement with the claimant;

(iii)	Kaisa Property Liaoning case – the Group reached a settlement with the claimant; and

(iv)	Shanghai Xinwan case – an arbitration ruling was received on 27 August 2015 In respect of the dispute of the shareholdings, the Group received the judgment dismissing the Group’s request.The Group subsequently reached a settlement with the claimant.

Arbitration

(l)	The suspension of government authority approvals for the Longgang Projects resulted in allegations by two project partners that the Group was in breach of two cooperation agreements. The project partners demanded immediate repayment of deposits paid by them, in the aggregate amount of RMB1.2 billion (approximately US$185 million). As disclosed in the 9 February 2015 Announcement, the Company received arbitration notices from the relevant arbitration authority in relation to the alleged breaches. Following receipt of the notices, the Group engaged PRC legal counsel to advise and to protect the interests of the Group. The Group is in communication with the relevant project partners of the Group in order to reach a resolution on this dispute as soon as possible through amicable negotiation and onshore restructuring.

Lifting of the Blockages and Restrictions

(m)	As disclosed in the 9 April 2015 Announcement, based on publicly available information from the website of the relevant PRC government authority, the Blockages on a majority of the unsold units on pre-sale had been lifted and/or released by that time. However, notwithstanding the fact that the Blockages and the Restrictions imposed by the relevant PRC government authority continued to be lifted, asset freeze orders granted by the PRC courts remained in place and the effect on the Company of the Blockages, Restrictions and asset freezes was severe, in particular as to its cash-flow

Explanatory Statement – Part 2 – Background to the Schemes

Challenging liquidity and cash position

(n)	The releasing or lifting of the Blockages and Restrictions took place without the Company being informed. As set out in the 8 March 2015 Announcement, as a result of the Blockages and the Restrictions and the actions by certain Onshore Lenders and other creditors as described above, cash collections from the Group’s property sales decreased from RMB2.1 billion (equivalent to approximately HK$2.5 billion or US$323 million) in November 2014 to RMB143 million (equivalent to approximately HK$171 million or US$22 million) in the month of February 2015.

(o)	As a result, the Company’s total cash balance decreased from RMB10.9 billion (equivalent to approximately HK$13.0 billion or US$1.7 billion) on 30 June 2014 to RMB1.9 billion (equivalent to approximately HK$2.3 billion or US$292.4 million) on 2 March 2015; a fall of approximately 83% over the period.

Resignation of Chairman Kwok, and other Directors and officers

(p)	Following the imposition of the Blockages and Restrictions, several key management personnel and over 170 employees resigned from the Group. On 10 December 2014, the Company announced that Chairman Kwok had also resigned as executive director and Chairman of the Board, chairman of the nomination committee a member of the remuneration committee of the Company, and an authorised representative of the Company. Chairman Kwok resigned for health reasons. Chairman Kwok’s resignation took effect from 31 December 2014. As discussed further below, Chairman Kwok’s health subsequently improved, which allowed him to reassume his roles with the Company and the Group, in April 2015.

(q)	Further, by 31 January 2015, the then chief financial officer of the Company, Mr Cheung Hung Kwong, and almost the entire finance team, accounting team and investor relations team had resigned from the Group. In addition, on 28 February 2015, Mr. Zhang Ji, who was in charge of the accounting and finance department, also resigned. Those Directors that remained on the Board were not familiar with the financing and accounting functions of the Group.

(r)	Furthermore, on 28 April 2015 Mr Guo Huasu, who was in charge of the Group’s treasury department and onshore fund raising, also resigned.

(s)	As set out in the 28 December 2014 Announcement and the 31 December 2014 Announcement, each of the senior management members who resigned confirmed that they had no disagreement with the Board and that there were no matters relating to their resignations that needed to be brought to the attention of the shareholders of the Company.

(t)	Mr Ye Lieli and Mr Sun were appointed co-chairmen of the Board with effect from 31 December 2014, but both ceased to be the co-chairmen of the Board with effect from 13 April 2015 when Chairman Kwok was reinstated as executive director and as Chairman of the Board.

Explanatory Statement – Part 2 – Background to the Schemes

The Profit Warning and the 2014 Audit

(u)	The Company’s management was informed by Mr Sun that, on or around 14 February 2015, the Sunac Representative informed him that the Company’s interest bearing debts as at 31 December 2014 amounted to approximately RMB65.0 billion (an increase of approximately RMB 35.2 billion from the figure as at 30 June 2014) and that Sunac planned to update certain of the Onshore Lenders regarding this increase in the interest bearing debt during a meeting scheduled to take place on 16 February 2015.

(v)	The Board strongly objected to the disclosure of such a statement on the basis that such figure had not been verified by the Auditor. The Company contacted the Auditor for verification, but the Auditor had insufficient time to review the circumstances and advised the Board against the disclosure. Notwithstanding these objections, the Sunac Representative nevertheless informed certain of the Onshore Lenders that interest bearing debt had increased to RMB65.0 billion.

(w)	In the 16 February 2015 Announcement, the Company therefore announced the Profit Warning, namely that its total interest-bearing debt as at 31 December 2014 amounted to RMB65.0 billion.

(x)	The 16 February 2015 Announcement was made notwithstanding the view of the Board and of the Auditor that the figures should first be verified as the Company considered that the information was inside information and that because the Sunac Representative had provided it to certain Onshore Lenders, disclosure was necessary to ensure that the Company complied with its disclosure obligations under Part XIVA of the Securities and Futures Ordinance and the Listing Rules. Trading in the Common Shares was halted on 16 February 2015 whilst the 16 February 2015 Announcement was issued.

(y)	On 17 February 2015, the Auditor informed to the Board and the audit committee with regard to certain matters that had been brought to the Auditor’s attention by directors/senior management of the Company.

(z)	The 8 March 2015 Announcement referred to (amongst other things) issues raised by the Auditor and explained, with reference to the Profit Warning, that the Company’s total interest-bearing debt as at 31 December 2014 amounted to RMB65.0 billion (equivalent to approximately HK$77.6 billion), representing an increase of RMB35.2 billion (equivalent to approximately HK$42.0 billion) from 30 June 2014 and that this increase had resulted from, among other things:

(i)	requests for refund of advance proceeds (representing refundable pre-sale deposits received from independent third-parties including, in certain cases, with interest) received from some of the customers and other payables;

(ii)	non-controlling interests, which represent equity investment made by trust funds in relation to joint venture projects that are subject to fixed repurchase terms that would require adjustment in the accounts.; and

Explanatory Statement – Part 2 – Background to the Schemes

(iii)	an increase in borrowings incurred by the Company during this period.

(aa)	The 8 March 2015 Announcement also announced that approximately RMB29.8 billion (equivalent to approximately HK$35.6 billion) of the Company’s debt was due to mature within 12 months.

9.3	Actions taken by the Company and the Group

Appointment of the Kaisa Advisers and the formation of the Steering Committee

(a)	In response to the imposition of the Blockages and Restrictions and the consequent disruption to the Group’s operations, in or around February 2015 the Company engaged Houlihan (to act as its financial adviser), Sidley (as global legal adviser) and Harneys (as Cayman Islands and BVI legal adviser) to review the Company’s options with respect to the claims of the Offshore Creditors.

(b)	Around the same time, the Steering Committee (represented by K&E, as legal adviser, and Moelis as financial adviser) was formed which was comprised a total of four Noteholders and CB Holders.

(c)	The Company, together with the Kaisa Advisers, has been involved in extensive negotiations and discussions with the Steering Committee and the Steering Committee Advisers in relation to restructuring the Company’s offshore liabilities. As announced in the 6 November 2015 Announcement, the Steering Committee and the Company reached an agreement in principle on the term sheet enclosed in that announcement, which terms were then varied to those referred to in the 24 December Announcement. The RSA was then signed on 10 January 2016 by, amongst other, the Company and the Initial Consenting Creditor.

(d)	As described in paragraph 6.4(d) of this Explanatory Statement, subsequent to the announcement made to the SEHK that the RSA had been signed, the Company received an alternative proposal from BFAM, which was disclosed in the 21 January 2016 Announcement. The Company subsequently reached agreement with BFAM, Farallon and certain other creditors to vary the terms of the restructuring as announced in the 6 November 2015 Announcement and 24 December 2015 Announcement, resulting in the Restructuring Proposal being agreed in principle with those creditors and the Steering Committee. The RSA was consequently amended, and the period for acceding to it re-opened, as described in paragraph 6.4(e) of this Explanatory Statement and in the 17 March 2016 Announcement.

Negotiation with Onshore Lenders

(e)	The Company has also conducted extensive negotiations with its Onshore Lenders through an Onshore Creditor Committee consisting of seven of the largest Onshore Lenders. On 17 August 2015, these negotiations culminated in the entry into the Framework Agreement, which is subject to the Company reaching agreement with Offshore Creditors.

(f)	Shortly after the signing of the Framework Agreement, Bank of China, being the largest Onshore Creditor, holding approximately 22% of the Group’s Onshore Debt agreed to commercial terms of a restructuring of the Onshore Debt. As of the date of this Explanatory Statement, Onshore Lenders holding approximately 90% of the total Onshore Debt had either (i) entered into definitive agreements with the Company on restructuring terms, (ii) been repaid or (iii) held loans that were in good standing and did not require any restructuring.

Explanatory Statement – Part 2 – Background to the Schemes

(g)	The main terms of the Framework Agreement are:

(i)	that there will be no reduction in the principal debt;

(ii)	there will be extensions of maturity for three years, save for loans secured against investment properties;

(iii)	repayments of facilities with sufficient collateral to be in line with the progress of sales in respect of the relevant project;

(iv)	repayments of facilities which no longer have collateral or facilities where no collateral is provided for in the principal contract are based on bullet repayment at maturity;

(v)	for projects where there is insufficient collateral, repayment is to be based on a combination of (a) amortization based on sales progress; and (b) a bullet repayment at maturity;

(vi)	each creditor shall waive any penalty interest or penalty for breach of contract on any overdue debt accrued before the signing of the Framework Agreement;

(vii)	Onshore Lenders to withdraw all litigation, arbitration or enforcement proceedings and to take steps to “unfreeze” assets after amended loan agreements are signed;

(viii)	the offshore restructuring is to be completed as soon as possible, with the terms not to be superior to the terms of onshore restructuring agreements;

(h)	The Company is also aware that on 5 December 2015 members of the Steering Committee met with certain members of the Onshore Lenders Committee and the Company understands that there was broad agreement to support the Restructuring Proposal on its then terms, which terms have been improved following the further negotiations referred to above, leading to the Restructuring Proposal in its current form.

Options that the Company has considered

(i)	Prior to and during negotiations with the Steering Committee and the Onshore Lenders, the Company considered several options including the following:

(i)	New debt financing: The Company’s current credit profile makes it difficult to raise third party debt financing;

(ii)	New equity financing: Securing new equity financing from the Company’s existing shareholders is also not feasible. Chairman Kwok’s family has informed the Board that they are unlikely to be in a position to inject new equity. Given the existing issues facing the Company, and the fact that trading of the Common Shares on the SEHK has been suspended since 31 March 2015, raising equity from new third parties at a valuation by that would be acceptable to existing equity holders appears to be unachievable. The valuation implied by Farallon in it is indicative approach in November 2015 was not considered by the Board to reflect a reasonable valuation. Furthermore in relation to potential equity funding, the suspension of trading of its Common Shares faced by the Company would also prevent the issue of new equity;

Explanatory Statement – Part 2 – Background to the Schemes

(iii)	Potential buyers: the Proposed Sunac Transaction as set out in more detail at paragraphs 9.3(o) to 9.3(s) of this Explanatory Statement was explored but, for the reasons stated in paragraph 9.3(t) was not consummated. Other than Sunac, a number of other parties expressed a preliminary interest but none gave any indication of the terms and conditions, or even the consideration that would be offered; and

(iv)	Asset sales: as discussed in paragraphs 9.3(u) to 9.3(w) below, the Company explored the possibility of selling certain assets but for the reasons given, this strategy was not considered in the best interests of the Group and its stakeholders so was not pursued further.

(j)	In the circumstances, after considering the various alternatives, the Company and the Steering Committee determined that the Restructuring Proposal negotiated between them and certain other Offshore Creditors is the most promising alternative and to maximise value for the Scheme Creditors and other stakeholders.

(k)	As referred to above, and whilst the Restructuring Proposal was being negotiated, the Company was approached on 19 November 2015 by Farallon with a “Preliminary Non-Binding Proposal”, by which Farallon gave indication of a potential proposal said to have the support of certain holders of Existing HY Notes. For the reasons announced by the Company on the SEHK’s website by the 20 November 2015 Announcement, the Company did not consider that the approach from Farallon offered a viable alternative to the Restructuring Proposal.

(l)	After the Preliminary Non-Binding Proposal was first suggested on 19 November 2015 and further to the Company’s announcement on 20 November 2015, there were exchanges of correspondence between Farallon and the Company. Whilst Farallon did not expressly call for a change of senior management, it was apparent from the exchanges with them that this was their proposal. It was considered that the Company needs a stable and experienced senior management team to support any restructuring and manage the business out of its current predicament and that without the involvement of the existing senior management, the onshore restructuring will fail.

(m)	Given those reasons and given the Restructuring Proposal (on its then terms) was advancing with support from a number of Noteholders and CB Holders, including the Steering Committee, the Board did not consider the Farallon Preliminary Non-Binding Proposal should be accepted.

(n)	Furthermore, in January 2016 whilst the Company was in the process of preparing the necessary documentation in order to make the relevant applications to the High Court and the Grand Court for leave to convene the Scheme Meetings, another alternative proposal was received, from BFAM. Such proposal was made by BFAM in conjunction with Farallon and was based on the then Restructuring Proposal save that it provided for increased cash payments to be made in the first few years and also required a cash injection by Chairman Kwok or other major shareholders or third party lenders. As disclosed to the public by the 21 January 2016 Announcement, the Board gave due and careful consideration to this proposal but considered that it put undue pressure on the Company to seek additional financing which was not commercially viable. The Company therefore continued its work to progress the Restructuring Proposal in its then form. As described above, after further discussions, terms were agreed which led to a variation of the terms of the restructuring resulting in the formulation of the Restructuring Proposal in its current form.

Explanatory Statement – Part 2 – Background to the Schemes

Sunac and the Proposed Sunac Transaction

(o)	On 30 January 2015 the Selling Shareholders, namely Da Chang Investment Company Limited, Da Feng Investment Company Limited and Da Zheng Investment Company Limited, being corporate vehicles holding certain shares in the Company (then on trust for the beneficiaries of a discretionary trust concerning certain individuals, including Chairman Kwok), agreed to sell, and a subsidiary of Sunac agreed to purchase, the 2,529,196,133 Common Shares in the Company owned by the Selling Shareholders, which represented 49.25% of the Company’s issued share capital, for HK$1.80 per share in cash.

(p)	The Company announced details of the Proposed Sunac Transaction through the 6 February 2015 Announcement. Sunac, a SEHK listed entity, is an integrated residential and commercial property developer with a focus on high-end and high-quality property developments in selected cities in the PRC. The Proposed Sunac Transaction was entered into on the basis that once implemented, Sunac would be able to assist the Company to improve its distressed situation and rebuild market confidence in the Company.

(q)	In order to conduct its due diligence for the Proposed Sunac Transaction, a team of over 50 people was stationed by Sunac at the Company’s offices in Shenzhen. In addition, the Sunac Representative (a Sunac employee) was appointed Kaisa’s executive vice president to lead the Company’s accounting team (which, as noted in paragraph 9.2(p) of this Explanatory Statement, had been significantly depleted following the imposition of the Blockages and the Restrictions).

(r)	The completion of the Proposed Sunac Transaction was subject to a number of conditions that were required to be completed to the satisfaction of Sunac. These included (without limitation):

(i)	the resolution of the Company’s existing defaults, any event of default or any potential event of default under existing debt obligations of the Group;

(ii)	the restructuring of all, or part, of the Group’s existing debt, including a restructuring of the Group’s onshore and offshore liabilities;

(iii)	the resolution of the Group’s contractual disputes with project partners, lenders or other third parties;

(iv)	the resolution of the court applications by the Onshore Lenders described in paragraph 9.2(f) to 9.2(k) of this Explanatory Statement;

(v)	the waiver by the relevant creditors of any breaches of the terms of the Group’s existing debt that may result from the Proposed Sunac Transaction; and

(vi)	the resolution of any irregularities in the Group’s business operations.

(s)	Under the terms of the Proposed Sunac Transaction, the conditions stated above needed to be satisfied (unless waived by Sunac) by 31 July 2015.

Explanatory Statement – Part 2 – Background to the Schemes

Termination of the Proposed Sunac Transaction

(t)	The Company and Sunac worked together to satisfy the said conditions but ultimately, no agreement was reached as to restructuring terms with the Onshore Lenders within an appropriate time frame, and the Selling Shareholders and Sunac terminated the Proposed Sunac Transaction in accordance with the terms of the transaction documents with effect from 26 May 2015. The Company made an announcement to this effect by publishing the 28 May Announcement on the SEHK’s website.

Proposed Asset Sales

(u)	As disclosed by the 1 February 2015 Announcement, the Company had also explored the possibility of asset sales. On 30 January 2015, the Company’s wholly owned subsidiary, Shanghai Xinwan Investment, entered into three agreements to dispose of its equity interest and shareholder loans in certain project companies to raise net proceeds for general working capital and increase the cash flow necessary for the Group’s daily operations. The proposed transactions related to the sales of (i) Shanghai Chengwan Zhaoye and Shanghai Yingwan Zhaoye project companies to Tianjin Tengyao; (ii) Shanghai Qingwan Zhaoye to Tianjin Tengyao; and (iii) Shanghai Rongwan Zhaoye to Tianjin Tengyao. The intended purchasers were subsidiaries of Sunac. The consideration was determined by reference to a valuation by an independent valuer as of 31 December 2014. The conditions to the transaction were announced in the 1 February 2015 Announcement, and included, amongst other things, obtaining various approvals from relevant PRC government and regulatory authorities and the release of all pledges and encumbrances on the equity interest of the project companies concerned.

(v)	It was subsequently considered that the conditions would not be met within a reasonable time and the proposed asset sale was formally terminated on 16 June 2015.

(w)	Aside from the proposed transactions described above, the Company determined that it was not feasible for the Group to sell other assets given that many properties were still subject to Blockages or freezing orders imposed by the PRC Courts. Furthermore, the Company was and still is concerned that a sale of any assets in the circumstances currently still facing the Group is unlikely to result in a fair market value being achieved for such assets.

Actions relating to the Profit Warning and 2014 Audit

(x)	As noted above, Chairman Kwok returned to his roles with the Company on 13 April 2015. The Sunac Representative and Sunac’s due diligence team left the Group shortly thereafter. After the departure of Sunac’s personnel and the Sunac Representative, the Company had only one junior employee on its accounting team.

(y)	The Company was required to issue the 2014 Annual Report to its shareholders by 30 April 2015. The 2014 Annual Report was not, however, issued by that date in order to allow time for the Auditor to carry out additional work in order to finalise the audit of the consolidated financial statements of the Group for the year ended 31 December 2014 and understand the circumstances relating to the information disclosed by the 16 February 2015 Announcement and 8 March 2015 Announcement, including investigating the matters which had been raised by the Auditor

Explanatory Statement – Part 2 – Background to the Schemes

(z)	The Company therefore issued the 29 April 2015 Announcement stating that the Auditor had “indicated that they need additional audit evidence regarding certain matters so that they can complete the 2014 Annual Results”.

(aa)	After the reinstatement of Chairman Kwok on 13 April 2015, the Company took action to:

(i)	rebuild its accounting team, and re-hired a number of the Group’s employees who had previously resigned from other departments;

(ii)	address the issue of finalising the 2014 Annual Report;

(iii)	address the issue of finalising its preliminary interim results for the 6 months ended 30 June 2015 (due to have been published on 30 September 2015); and

(iv)	address the issues raised by the Auditor and as set out in the 16 February 2015, 8 March 2015 and subsequently, the 29 April 2015 Announcements. These steps included the following:

(A)	during June 2015, the Company appointed a member of staff with extensive experience in finance and treasury as the vice president of the Group to assist with the restructuring. Subsequently, he was appointed as chief financial officer of the Company effective 23 December 2015;

(B)	in or about April 2015, the Company also established the Independent Committee for the purpose of reviewing the draft audit and assisting the Auditor to finalise the audit and address the issues raised by it ;and

(C)	the Independent Committee hired professionals to assist its efforts, including a solicitor, accounting professionals in the PRC and, as described below, FTI to conduct a forensic examination.

(bb)	As set out in the 18 September 2015 Announcement the Auditor notified the Company that it was unable to resume its audit work until a number of issues were resolved, including obtaining a better understanding of the following:

(i)	the authenticity of certain documents that were presented to the Auditor during the audit process, and which could lead to a reclassification of certain non-interest bearing liabilities into interest-bearing liabilities;

(ii)	the nature and substance of cash payments to, and from, certain parties;

(iii)	the nature and substance of the repurchase or cancellation of certain sales contracts relating to properties under development, completed properties held for sale and proposed development projects that were previously sold or entered into by the Group;

(iv)	the commercial rationale behind the sale by the Group of certain subsidiaries located in Dongguan;

Explanatory Statement – Part 2 – Background to the Schemes

(v)	the reasons behind the re-designation of advance proceeds in the amount of RMB700 million due to the payors as other payables due to certain parties; and

(vi)	the status with respect to the restrictions on the sale by the Group of its property projects imposed by the Group’s creditors.

Suspension from trading on the SEHK

(cc)	Whilst the events above were taking place, the Company had, in the meantime, informed investors by the 31 March 2015 Announcement that trading in the Common Shares on the SEHK had been suspended with effect from 9am on 31 March 2015 until the publication of the 2014 Annual Report.

(dd)	The Company received notice from the SEHK setting out a number of conditions that the Company would be required to satisfy in order for trading in the Common Shares to resume. Those conditions were set out in the 23 July 2015 Announcement, and include:

(i)	publishing all outstanding financial results under the Listing Rules and addressing any audit qualifications;

(ii)	having sufficient working capital for its operations for at least 12 months from any expected resumption date;

(iii)	demonstrating that the Company has adequate financial reporting procedures and internal control systems to meet its Listing Rules obligations;

(iv)	investigating issues raised by the Auditor in the course of the audit, disclosing the findings of the investigation, assessing the impact on the Company’s financial and operational positions, and taking appropriate remedial actions; and

(v)	disclosing all material information for the shareholders and the investors to appraise the Group’s position.

Appointment of FTI

(ee)	In response to those issues disclosed by the 18 September 2015 Announcement, the Independent Committee engaged FTI to forensically examine the Company’s financial information and to assist the Independent Committee in reconciling the Company’s accounts. As at the date of this Explanatory Statement, the work of FTI is ongoing and the Board understands that the Auditor will not resume its own work until FTI has completed its investigation.

Appointment of AlixPartners

(ff)	To further address the issues raised in connection with the Company’s financial information, the Company engaged AlixPartners to carry out the following work:

(i)	review the Unaudited Management Accounts;

(ii)	prepare a report, for inclusion in this Explanatory Statement, which includes:

Explanatory Statement – Part 2 – Background to the Schemes

(A)	a high level summary of the recent financial performance of the Group based on information made available by the Company and the representations of the Company’s management; and

(B)	results of their high level, analytical review of the base case cash flow forecast for the period ending 31 December 2020, highlighting they key risks, sensitivities and upsides to the forecast identified, including (if applicable) the outcome of sensitivity analysis prepared by the Company’s management.

(gg)	A copy of the AlixPartners Report is attached at Appendix 5 (AlixPartners Report) to this Explanatory Statement.

(hh)	Scheme Creditors should note that AlixPartners have not been engaged to carry out an audit of the Company’s financial position and will not be in a position to provide an opinion as to the veracity of information received from the Company or Kaisa Advisers. The AlixPartners Report has not been prepared in accordance with HKFRS, IFRS or generally accepted accounting principles in any other jurisdiction, and it should not be viewed as a substitute for audited consolidated financial statements. Moreover, Scheme Creditors should note the limitations of scope as set out in the AlixPartners Report and that the AlixPartners Report is provided to Scheme Creditors on a non-reliance basis.

9.4	The Group’s current financial position

The Company’s financial disclosure obligations

(a)	As stated above, the Company was required (by the Listing Rules) to publish its preliminary annual results for the financial year ended 31 December 2014 by 31 March 2015, the 2014 Annual Report by 30 April 2015 and its preliminary interim results for the six months ended 30 June 2015 by 30 September 2015. The Company announced on 29 April 2015 that the Board decided, after due and careful consideration, that it would not be appropriate for the Company to publish the 2014 Management Accounts at that time as it was expected that there may be significant adjustments to the 2014 Management Accounts and hence the 2014 Management Accounts may not accurately reflect the financial performance and position of the Group. The Board was therefore of the view that the publication of 2014 Management Accounts at that time could be confusing to the Shareholders and potential investors.

(b)	As a result of the above, the last set of financial statements of the Company to be made publicly available are those for the half year period ended 30 June 2014, which are contained in the 2014 Interim Report dated 20 August 2014, which was filed with the SEHK and is included at Appendix 16 (2014 Interim Report) to this Explanatory Statement. As is usual in the case of interim financial statements, the financial statements contained in the 2014 Interim Report were not subject to an audit, but were reviewed by the Auditor in accordance with the Review Standards.

(c)	The last set of audited financial statements of the Company to be made publically available are the 2013 Financial Statements contained in the 2013 Annual Report, which was filed with the SEHK and can be obtained from the SEHK website if required.

Explanatory Statement – Part 2 – Background to the Schemes

(d)	As discussed in paragraph 1.6 of this Explanatory Statement, the Company has prepared the 2014 Management Accounts and September 2015 Management Accounts, neither of which have been the subject of a completed audit in accordance with the Auditing Standards, nor reviewed in accordance with the Review Standards. Copies of the Unaudited Management Accounts are provided at Appendix 4 (Unaudited Management Accounts). Scheme Creditors are again referred to paragraph 1.6 of this Explanatory Statement as to the basis on which such information is being disclosed for the purpose of the Schemes and the disclaimers contained in such paragraph.

Asset and liability position of the Group

(e)	As noted above, the Company’s finance team, led by the Sunac Representative, provided information to Mr Sun that led to the Profit Warning disclosed in the 16 February 2015 Announcement. The Company and its current finance team have made adjustments to the 2014 Management Accounts based on comments of the Auditor. Although the Auditor has conducted certain work with respect to the 2014 Management Accounts, it has not finalised those procedures nor given any opinion on the 2014 Management Accounts.

(f)	As discussed in paragraph 1.6, given the ongoing investigations and examinations of the Independent Committee and FTI, the substantial turnover of staff in the Company’s accounting and finance team, and the present inability of the Auditor to complete the audit of the 2014 Management Accounts, neither the Company nor the Board represents or warrants that the Unaudited Management Accounts accurately reflect, or give a true and fair view of, the financial position and financial performance of the Group as at and for the year ended on 31 December 2014 or the nine months ended 30 September 2015. The Company and Board, furthermore, do not represent or warrant that the Unaudited Management Accounts have been prepared in accordance with the current HKFRS, IFRS or generally accepted accounting principles in any jurisdiction, nor that they comply with the disclosure requirements of the Hong Kong Companies Ordinance. The Board expects that there may be significant adjustments to the Unaudited Management Accounts, and therefore neither the Company nor the Board can represent or warrant that the Unaudited Management Accounts are free from material misstatement.

An overview of the Group’s asset and liability position based on the September 2015 Management Accounts is summarised below.

Explanatory Statement – Part 2 – Background to the Schemes

Assets

(g)	The September 2015 Management Accounts state that the Group’s total current assets, were RMB 104,003 million (equivalent to approximately US$16 billion) (the “Current Assets”) and total non-current assets were RMB 13,020 million (equivalent to approximately US$2.0 billion) (the “Non-Current Assets”).

Liabilities

(h)	The September 2015 Management Accounts state that the Group’s total current liabilities were approximately RMB 96,828 million (equivalent to approximately US$14.9 billion) (the “Current Liabilities”) and total non-current liabilities were approximately RMB 10,272 million (equivalent to approximately US$1.6 billion) (the “Non-Current Liabilities”).

The Onshore Lenders

(i)	As described in more detail in paragraph 9.1(d) of this Explanatory Statement, certain of the PRC incorporated entities that carry out the Onshore Operations are indebted to the Onshore Lenders in an aggregate amount of approximately RMB48.1 billion (equivalent to approximately US$7.4 billion) (the “Onshore Debt”) as at 31 December 2014. Since the reinstatement of Chairman Kwok with effect from 13 April 2015, the Company and the Company’s finance team have undertaken a review process to substantiate and confirm the amounts outstanding to the Onshore Lenders, in particular given the matters set out in the 16 February 2015 Announcement. This review process is currently ongoing and is being carried out in conjunction with the restructuring negotiations with the Onshore Lenders (as described in paragraphs 9.3€ to 9.3(h) of this Explanatory Statement). Therefore, the amounts outstanding to the Onshore Lenders remain subject to the Auditor completing the audit of the 2014 Management Accounts and are subject to adjustment. It should be noted, however, that the negotiations regarding the Company’s restructuring (in terms of both the Restructuring Proposal for Offshore Creditors and the restructuring with the Onshore Lenders) have all been conducted on the basis of the increased debt figure being RMB 65.0 billion referred to at paragraph 9.2(v).

(j)	The Onshore Debt is governed by the laws of the PRC. Under these financing arrangements, virtually all of the onshore properties and land use rights of the Onshore Operations have been pledged to the Onshore Lenders. The claims of the Offshore Creditors are structurally subordinated to the claims of the Onshore Lenders. Any enforcement by the Onshore Lenders would cause significant loss of value and allow very little, if any, recovery to the Offshore Creditors. The Company believes that agreeing and implementing restructuring terms to compromise the Onshore Debt is imperative to deleveraging the Company’s balance sheet and permitting the Restructuring Proposal to be implemented. The Steering Committee Advisers have not seen copies of the onshore finance documents.

Explanatory Statement – Part 2 – Background to the Schemes

The Offshore Creditors

(k)	As described more fully in paragraph 9.1(d) of this Explanatory Statement, in order to finance the operations of the Group, the Company has periodically raised funds through the international capital markets. For the period from September 2012 to June 2014, the Company issued the Existing HY Notes as constituted by the Existing Indentures; issued to the CB Holders the Convertible Bonds as constituted by the CB Trust Deed; and entered into the Existing Offshore Loans.

(l)	The Company’s liability pursuant to the HSBC ISDA relates to a liability arising from the early settlement of a foreign currency exchange swap transaction. For the purpose of the Schemes, and this Explanatory Statement, the liability is included within the definition of Existing Offshore Loans.

(m)	The Company’s obligations under the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans (save for the HSBC 2014 Loan and HSBC ISDA) are guaranteed on a joint and several basis by the Subsidiary Guarantors, as listed in Appendix 17 (List of Subsidiary Guarantors and List of Subsidiary Pledgors). The Subsidiary Guarantors are also highlighted in grey in the Corporate Structure Chart at Appendix 18 (Corporate Structure Chart). In total, there are currently 68 Subsidiary Guarantors of which 35 are incorporated in Hong Kong and 33 incorporated in the BVI. No PRC incorporated subsidiaries have provided any guarantee in respect of the Existing HY Notes, the Convertible Bonds or the Existing Offshore Loans. No future subsidiaries to be incorporated under the laws of the PRC will be required to provide any such guarantee under the Indentures and the CB Trust Deed.

(n)	Certain of the Subsidiary Guarantors are also Subsidiary Guarantor Pledgors. The Company and the Subsidiary Guarantors Pledgors, as the case may be, have pledged the Existing Collateral held by them in certain Subsidiaries to the Existing Notes Trustee, the CB Trustee and/or the Common Security Trustee pursuant to the terms of the Intercreditor Agreement. The Subsidiary Guarantor Pledgors are marked with an asterisk (*) in the Corporate Structure Chart at Appendix 18 (Corporate Structure Chart).

(o)	In addition to the 68 Subsidiary Guarantors listed in Appendix 17, there are a further 6 companies within the Group (3 incorporated in Hong Kong and 3 incorporated in the BVI) which had previously provided such guarantees, but which guarantees were released when those companies were disposed of by the Group during 2011. In late 2014, the Group reacquired those companies but no new guarantees were executed. These companies indirectly hold interests in 4 property-owning PRC subsidiaries. The GFA of properties owned by such operating subsidiaries is only 14,730 square metres in aggregate, with a net book value of approximately RMB 80.3 million, per the Unaudited Management Accounts. These Companies do not guarantee any other indebtedness of the Company or any Restricted Subsidiaries. In these circumstances, the terms of the Existing Indentures do not require the Company to procure such companies to re-execute subsidiary guarantees.

(p)	Under the Intercreditor Agreement, the Secured Parties include (amongst others) the Existing Notes Trustee, the CB Trustee and the Common Security Trustee, HSBC and ICBC in respect of the Existing Offshore Loans (save for the HSBC 2014 Loan and HSBC ISDA), and PAG pursuant to the PAG Facility. There is no outstanding liability of the Company under the PAG Facility. However PAG has not yet been released as a Secured Party under the Intercreditor Agreement.

Explanatory Statement – Part 2 – Background to the Schemes

(q)	Pursuant to the terms of the Intercreditor Agreement, the Noteholders, the CB Holders and the Existing Offshore Loans (save in respect of the HSBC 2014 Loan and the HSBC ISDA) have equal priority in respect of, and a pro rata entitlement to, the Existing Collateral.

Other guaranteed obligations of the Company

(r)	In addition, the Company also guaranteed the indebtedness of certain of the Subsidiaries (either solely or jointly and/or severally with subsidiaries in the Group). As of 30 September this included 27 onshore financing obligations of Subsidiaries in the PRC; the ICBC 2011 Loan; and the ICBC Paris Loans. All of these liabilities are dealt with as part of the onshore restructuring.

Events of default under the Offshore Debt

(s)	Although the relevant government authorities agreed to lift certain of the Blockages and Restrictions, the legal actions taken by certain Onshore Lenders and other creditors and related asset freezes ordered by the PRC courts severely impacted the Group’s ability to generate income to service its debts under the Indentures, the CB Trust Deed, the Existing Offshore Loans, and its Onshore Debt. As noted, the Company relies on its PRC incorporated subsidiaries to conduct the Group’s property development business. Accordingly, the revenue and cash generated by the property development business are held by such PRC subsidiaries. The ability of the PRC subsidiaries to make distributions to their shareholders is restricted by PRC laws and the restrictive covenants in the loan agreements pursuant to which such subsidiaries are borrowers. In view of the various issues, including the Blockages and Restrictions and the freezing of assets, there was insufficient cashflow within the Group and, consequently, the Company was and is unable to service its debts.

(t)	On 1 January 2015 the Company received the HSBC Notice, by which HSBC claimed that Chairman Kwok’s resignation as chairman had triggered the mandatory prepayment provision in the HSBC 2013 Loan and demanded the immediate repayment of all outstanding amounts (including accrued interest) due pursuant to the HSBC 2013 Loan as at 31 December 2014. On 7 January 2015, the Company received the HSBC Waiver Notice waiving the alleged default claimed in the HSBC Notice so as to allow the Company to formulate a viable repayment proposal.

(u)	During the period from 1 January 2015 to the date of this Explanatory Statement, the Company has failed to make various coupon or other payments due under the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans. As at 30 September 2015, the principal amounts outstanding under the Existing HY Notes, the Convertible Bonds, the Existing Offshore Loans are as follows:

(i)	in respect of the Existing HY Notes, the sum of US$2.227 billion which is broken down as follows:

(A)	RMB 1,800,000,000 in respect of the 2016 Notes;

(B)	US$250,000,000 in respect of the 2017 Notes;

(C)	US$800,000,000 in respect of the 2018 Notes;

(D)	US$400,000,000 in respect of the 2019 Notes; and

Explanatory Statement – Part 2 – Background to the Schemes

(E)	US$500,000,000 in respect of the 2020 Notes;

(ii)	in respect of the Convertible Bonds, the principal sum of US$231,604,305 being the aggregate face value of the Convertible Bonds that fell due upon their maturity on 20 December 2015, the RMB-denominated amount having been converted to US$ on 17 December 2015 in accordance with the terms of the CB Trust Deed;

(iii)	in respect of the HSBC 2013 Loan, the sum of approximately HK$360,000,000 (excluding all accrued and unpaid interest), equivalent to approximately RMB 301.6 million or approximately US$46,427,650);

(iv)	in respect of the HSBC 2014 Loan, the sum of RMB317,208,565 (equivalent to approximately US$48,823,100);

(v)	in respect of the HSBC ISDA, the sum of US$12,466,730; and

(vi)	in respect of the ICBC 2013 Loan, the sum of HK$155,000,000 (equivalent to approximately US$ 19,989,683).

(v)	As stated in paragraph 9.4(p) above, the onshore restructuring will incorporate relevant treatment of the Company’s contingent liability in respect of the guarantees given in respect of the onshore subsidiaries’ liabilities and such contingent liability does not, therefore, form part of the Restructuring Proposal or the Scheme.

(w)	Further, the ICBC 2011 Loan and the ICBC Paris Loans have the benefit of a standby letter of credit issued by the Shenzhen Shen Dong branch of ICBC (“ICBC Shenzhen”). Consequently, it is intended that the contingent liability of the Company as guarantor of the ICBC 2011 Loan and the ICBC Paris Loans will also be included in the onshore restructuring, with the effect that the ICBC 2011 Loan and the ICBC Paris Loans do not form part of the Restructuring Proposal. As at the date of this Explanatory Statement, these arrangements are yet to be concluded, but this is expected to occur by 2016.

The O&M Demand

(x)	On 16 September 2015, the Company received the O&M Demand from O&M. O&M claimed to act for “a group of holders of a significant value of senior notes and convertible bonds issued by [the Company] “. The O&M Demand demanded immediate payment of the outstanding interest. In addition, the O&M Demand stated that “if [the Company] fails to make full payment of the outstanding interest within 21 days of the date of this letter, [their clients] will deem Kaisa unable to pay its debts as they fall due”.

(y)	Sidley, on behalf of the Company, wrote to O&M on three occasions requesting a meeting and inviting a constructive dialogue with the view of achieving a consensual restructuring. Each of these requests was either rejected or unanswered. The Company believes that the correspondence from O&M was sent on the instructions of Farallon.

(z)	On 8 October 2015, Sidley received a letter from O&M which stated, amongst other things, that “[their clients] are actively considering taking further steps against [the Company] in regard to its failure to pay its debts and that they may seek to enforce any of their rights against [the Company] at any time, including but not limited to the right to present a petition for the winding up of [the Company] and the right to accelerate the [Notes]”.

Explanatory Statement – Part 2 – Background to the Schemes

Projected cashflows

(aa)	The Company’s liquidity position has been significantly impaired in light of the business disruptions and onshore litigation described above. As a result, and notwithstanding that the Blockages, Restrictions and asset freezes continue to be lifted so as to enable normal operations to resume, the Company’s liquidity is expected to remain limited in the near to medium term even if the Group’s business recovers from the challenging operating environment it has experienced.

(bb)	In August 2015, with the assistance of its advisers, Houlihan Lokey, the Company prepared a business plan and cash flow forecast for the period from August 2015 to December 2020 (“Business Plan”) for the purpose of negotiating a restructuring plan with Onshore Lenders and Offshore Creditors. Certain assumptions in the Business Plan have since been updated on the basis that both the Onshore Restructuring and the Offshore Restructuring are implemented as currently proposed. The operating assumptions have not been updated since August 2015.

(cc)	As part of the restructuring discussions, the Business Plan (in its then form) was provided to the Onshore Creditor Committee and the Steering Committee’s financial advisor. It formed the basis of negotiations on a restructuring plan that the Company’s cash flows could be expected to support. The Business Plan demonstrates that the arrangements proposed to be implemented through the Schemes and the Onshore Restructuring should enable the Company to meet debt service obligations and reduce its debt to a more manageable level over time.

(dd)	The Business Plan is based on numerous estimates and assumptions which may prove to be inaccurate, resulting in the projections not being achieved. Key risks factors are summarized in Part 6 (Risk Factors) of this Explanatory Statement.

(ee)	The material information contained in the Business Plan is summarised below:

(i)	The Company’s medium term business strategy entails a greater emphasis on primary residential products and narrowing of geographic focus to development in core Tier 1 cities, including Shenzhen and Guangzhou, while gradually exiting lower tier cities as projects are completed and monetized. The Company will seek to dispose of investment properties and other non-core assets over the next three years to generate additional liquidity to fund its core strategy. It will also seek to leverage its strong urban redevelopment project pipeline to enhance growth and improve profitability in the medium-term.

(ii)	The financial projections (as shown in the table below) built on a “bottom-up” basis to forecast cash flows using project-, phase- and corporate-level assumptions. The following is a summary of key assumptions used to prepare the forecast:

Explanatory Statement – Part 2 – Background to the Schemes

Cash Collected from Projects

(A)	All sales restrictions are lifted by the middle of September 2015 after which property sales were assumed to accelerate

(B)	Revenues were forecast based on absorption in square metres of GFA and average selling price per square metres of GFA for each individual project during the forecast period

(C)	Sales proceeds are collected in instalments of 40%, 30% and 30% on contracted sales in months one, two and three, respectively, following sales

(D)	Cash-in-transit at each project (with a total balance of RMB 4.1 billion) projected to be collected by January 2016

Operating Cash Outflows

(E)	Construction and URP expenditures, along with associated land acquisition payments, are based on identified projects in the current development plan with assumed delays in the near term to preserve cash due to the ongoing restructuring

(F)	Selling expenses are estimated based on total sales proceeds and vary by project

(G)	Project-level general and administrative expenses are estimated by development and increase at a fixed growth rate during the life of each project

(H)	Corporate-level general and administrative expenses are estimated based on historical costs and increase 5.0% each year

(I)	Business tax and land VAT are estimated to be 5.65% and 3.0%, respectively, of total sales proceeds

(J)	Income tax estimated to be 25% of estimated gross profit (net of other taxes and sales, general and administrative expenses) for each project

(K)	RMB 1.23 billion of past due project-level taxes are paid during 2016

Land Bank Investment

(L)	Continued investment in new urban redevelopment projects to replenish the land bank and enhance growth and profitability over time

Asset Disposals

(M)	Proceeds from asset disposals are realized over a three-year period

(N)	The limited number of projects that are no longer economically viable are turned over to creditors through friendly foreclosure processes

Explanatory Statement – Part 2 – Background to the Schemes

Other Non-Operating

(O)	RMB 230 million of professional fees related to the restructuring are paid in 2015 and 2016

Debt Financing and Cash Balance

(P)	US$159.5 million of offshore bilateral loans that benefit from onshore guarantees are repaid with new onshore debt proceeds, resulting in a reduction in offshore loans and a corresponding increase in onshore debt by the amount of the guarantees

(Q)	New onshore financing of RMB 24 billion over the forecast period to fund new development projects

(R)	Excess cash generated by each project is used to repay any debt secured by the project before it can be used by the Group for other purposes

(S)	Mandatorily Exchangeable Bonds are exchanged for Exchange Convertible Bonds after the satisfaction of the Mandatory Exchange Conditions

(T)	The Company does not exercise the option to extend the maturity on the Mandatorily Exchangeable Bonds/Exchange Convertible Bonds and that they are repaid in cash on 31 December 2019

(U)	The Company chooses to pay PIK interest in each PIK Toggle Coupon Period on the New HY Notes and Mandatorily Exchangeable Bonds / Exchange Convertible Bonds

(V)	The Company maintains a minimum unrestricted cash balance of RMB 300 million and restricted cash balance of RMB 1 billion

(W)	Assumes a constant USD/RMB F/X Rate of 6.55 and USD/HKD F/X Rate of 7.77 over the projection period

Restructuring

(X)	The Exchange Date occurs on 30 April 2016

(Y)	75% of Scheme Creditors receive a 100bps cash Consent Fee after the Restructuring Effective Date which is included in Other Non-Operating Items

(Z)	All holders of the Existing HY Notes and Existing Offshore Loans elect Option 2 for the treatment of their Scheme Claims while holders of the Convertible Bonds choose Option 3

Explanatory Statement – Part 2 – Background to the Schemes

Financial Projections (RMB in millions)

	Projected	Projected Year Ending 31 December
	Aug - Dec 2015	2016	2017	2018	2019	2020
Existing Projects	9,026	24,080	26,893	29,191	18,615	10,114
New URP Projects	—	—	3,037	11,328	13,815	17,588
Cash in Transit	3,630	498	—	—	—	—

Cash Collected from Projects	12,656	24,578	29,930	40,519	32,431	27,702
Construction Payments	(4,171)	(15,136)	(13,701)	(12,598)	(8,971)	(6,484)
Land Acquisition	(454)	(271)	(56)	(51)	(1)	(1)
URP Expenditures	(452)	(8,175)	(2,625)	(2,541)	(1,373)	(1,373)
Project SG&A	(530)	(1,099)	(1,232)	(1,445)	(1,155)	(949)
Cash Taxes	(1,315)	(2,645)	(3,247)	(4,144)	(3,214)	(2,606)
Payment to JV Partner	38	853	82	(1,009)	(827)	(708)
Other Project-Level Expenses	—	(1,173)	(47)	—	—	—

Project Level Cash Flows	5,772	(3,069)	9,104	18,731	16,889	15,581
Net Cash Flow From Other Businesses	58	102	85	47	60	71
Corporate G&A Costs	(78)	(195)	(205)	(215)	(226)	(237)

Cash Flow from Operations	5,752	(3,161)	8,985	18,563	16,723	15,415
Asset disposals	319	3,104	463	—	—	—
Professional Fees	(72)	(157)	—	—	—	—
Other Non-Operating Items	1,300	(110)	—	—	—	—

Cash Flow Before Debt Service	7,298	(324)	9,448	18,563	16,723	15,415
Onshore Borrowings/(Debt Repayment)	(6,619)	2,996	(5,402)	(16,590)	(9,940)	(1,510)
Onshore Interest Expense	(549)	(2,997)	(2,932)	(1,929)	(799)	(324)

Cash Flow After Onshore Debt Service	131	(325)	1,113	45	5,984	13,582
Offshore Borrowings/(Debt Repayment)	—	—	—	—	(4,041)	(8,619)
Offshore Interest Expense	—	—	(208)	(950)	(1,943)	(1,568)

Cash Flow After Debt Service	131	(325)	905	(905)	—	3,395

Beginning Cash Balance	1,494	1,625	1,300	2,205	1,300	1,300
Change in Cash	131	(325)	905	(905)	—	3,395

Ending Cash Balance	1,625	1,300	2,205	1,300	1,300	4,695
Existing Onshore Debt	35,313	28,820	22,039	219	195	138
New Project-Level Debt	—	4,900	9,976	9,891	1,960	4,455
Revolving Credit Facility	—	4,315	619	5,933	3,948	—

Total Onshore Debt	35,313	38,035	32,633	16,043	6,103	4,593
HY Notes	14,574	18,733	19,982	20,973	19,008	10,653
Convertible Bonds	1,517	1,742	1,840	1,906	—	—
Offshore Loans	1,882	—	—	—	—	—

Total Debt	53,287	58,510	54,455	38,922	25,111	15,246
Cash	1,625	1,300	2,205	1,300	1,300	4,695

Net Debt	51,662	57,210	52,250	37,622	23,811	10,552

Negotiation with Creditors

(ff)	As noted in paragraphs 9.3(b) and 9.3(c) of this Explanatory Statement, in June 2015, the Company commenced discussions with the Steering Committee through the Steering Committee Advisers. Over the following months, Moelis conducted financial due diligence on limited data provided by the Company, including a review of the Business Plan (in its then form). In early September 2015, the Company, along with Houlihan and Sidley, submitted an initial restructuring proposal to the Steering Committee Advisers. Subsequently, members of the Steering Committee Advisers executed a confidentiality agreement and a period of extensive negotiations commenced on the restructuring proposal. A number of in-person meetings took place and counter proposals were exchanged between the parties during the course of September and October 2015, which ultimately culminated in the Steering Committee executing a non-binding letter of support in favour of the Restructuring Proposal (on its then terms) that was publicly announced by the Company on 6 November 2015, as varied per the 24 December 2015 Announcement. Subsequent negotiations with the Steering Committee Advisers and certain other Offshore Creditors, including BFAM and Farallon, led to the Restructuring Proposal in its current form being agreed.

Explanatory Statement – Part 2 – Background to the Schemes

(gg)	The Company has also engaged in extensive negotiations with its Onshore Lenders. The Onshore Creditor Committee, consisting of seven of the largest Onshore Lenders holding approximately 63% of the total Onshore Debt, entered into the Framework Agreement on 17 August 2015. As described at paragraphs 9.3(e) above, the Framework Agreement is subject to the Company reaching agreement with Offshore Creditors as soon as practicable on terms not superior to the terms agreed with Onshore Lenders. Following execution of the Framework Agreement, the Company and its advisers have engaged in bilateral negotiations with each Onshore Lender, and as of 20 March 2016, Onshore Lenders holding approximately 90% of the onshore debt had reached agreement with the Company on restructuring terms or had debt that had either been repaid or did not require restructuring. For the avoidance of doubt, the total onshore debt taken into account to arrive at the figure of 90% is as at 31 December 2014 and includes debt which is assumed for the purposes of the Business Plan would be dealt with by turning over certain projects to creditors in return for the cancellation of the relevant debt. Certain of the Onshore Lenders have also committed to and/or expressed an interest in extending additional financing to the Company following completion of both the onshore and offshore restructurings.

(hh)	The onshore restructuring will be completed following execution of amended and restructured credit facilities with each of the Onshore Lenders. Material progress has been made in this regard and the Company expects to complete the onshore restructuring process in advance of completion of the Schemes.

Intercompany Claims

(ii)	As set out in paragraph 11.6 of Part 4 (Overview of the Group), the Group has substantial intercompany receivables and payable balances owing between different entities within the Group. Any intercompany claims against the Company will remain unimpaired under the Schemes. However, over 90% of the intercompany debts payable by the Company are due to two entities only, namely Tai He Sheng Investment Company Limited and Dong Sheng Investment Company Limited. Both of these companies have given undertakings that they agree to the amount due to them being subordinated to creditors external to the group.

9.5	The Financial Review by Alix Partners

In accordance with the scope of work described at paragraphs 9.3(ff) to 9.3(hh) above, the Company has engaged AlixPartners to undertake a review of its financial information. The AlixPartners Report is provided in Appendix 5 (AlixPartners Report) to this Explanatory Statement.

9.6	The RSA

(a)	The RSA became effective and binding on 10 January 2016, on which date the RSA was executed by the Company, the Group Companies party thereto and the Initial Consenting Creditors and has been subsequently amended.

Explanatory Statement – Part 2 – Background to the Schemes

(b)	The RSA provides that each Consenting Creditor will, amongst other things:

(i)	to the extent applicable, comply with the Restructuring Terms at the time and in the manner set out therein;

(ii)	to the extent reasonably required or requested by the Company to do so, to enter into negotiations in good faith in order to agree the terms of any Restructuring Documents in form and substance consistent with the Restructuring Terms, in order to implement and consummate the Restructuring;

(iii)	to vote and deliver within any applicable time periods any proxies, instructions, directions or consents in respect of all Supporting Notes held by it as at the Record Time, including (without limitation) voting all Supporting Notes held by it in favour of and taking all steps necessary to vote in favour of the Schemes, in such manner as is reasonably required to implement the Restructuring, and not to change or withdraw (or cause to be changed or withdrawn) such vote;

(iv)	to provide reasonable support and assistance to the Company to prevent the occurrence of an Insolvency Event in respect of any Group Company including, without limitation, supporting any application, filing and/or petition to the courts of any jurisdiction in connection with the same, including but not limited to filing any evidence in support of the Company’s opposition by a creditor seeking to commence any adverse action;

(v)	to the extent any Insolvency Event occurs in respect of any Group Company in any relevant jurisdiction, to use reasonable endeavours to implement the Restructuring through the relevant Insolvency Proceedings and ensure that the Restructuring (if implemented) is recognized in all relevant jurisdictions;

(vi)	to notify the Company of any change (whether an increase or decrease) to the aggregate principal amount of its Supporting Notes as soon as reasonably practicable;

(vii)	to withhold from taking any Enforcement Action;

(viii)	not to object to the Scheme or any application to the Court in respect thereof or otherwise commence any proceeding to oppose or alter any of the Restructuring Documents filed by the Company in connection with the confirmation of the Restructuring, except to the extent that such Restructuring Documents are inconsistent with the Restructuring Terms;

(ix)	not to take any actions inconsistent with, or that would delay approval or confirmation of, the Restructuring or any related documents, except to the extent that the Restructuring and any related documents are inconsistent with the Restructuring Terms; and

(x)	not to formulate, encourage, procure or otherwise support any alternative proposal or alternate offer for the implementation of the Restructuring or to otherwise engage in any discussions or take any action which would delay or impede any approvals for the Restructuring.

Explanatory Statement – Part 2 – Background to the Schemes

(c)	The RSA provides that the Company and the Group Companies party thereto agree to take all steps that are reasonably necessary to implement the Restructuring Proposal by no later than 31 July 2016 unless extended by mutual agreement with the consent of the Initial Consenting Creditors Majority. In particular, pursuant to the terms of the RSA the Company and its relevant Subsidiaries agree to (amongst other things) take the following steps:

(i)	progress the Restructuring as soon as possible in accordance with the terms set out in the RSA;

(ii)	negotiate or prepare, in each case, in good faith, the Restructuring Documents so that the Restructuring may be implemented as soon as reasonably practicable;

(iii)	comply with the Restructuring Terms at the time and in the manner set out therein;

(iv)	convene all meetings of the shareholders and/or creditors of any of the Group Companies (as applicable) which are required to consider any resolutions and/or decisions in relation to the Restructuring;

(v)	make all securities and other filings and announcements and publish all documents and make all submissions required in connection with the matters contemplated by the RSA as and when necessary to comply with all applicable laws;

(vi)	use all reasonable endeavours to provide such assistance as may reasonably be required by the Consenting Creditors for the purpose of any regulatory or statutory clearance in connection with the Restructuring;

(vii)	promptly notify the Consenting Creditors if, since the date of the RSA, there have been any changes, events, or circumstances which could adversely affect the business, operations, or condition (financial or otherwise) of the Group Companies such that any of the Group Companies may not be able to perform its material obligations in accordance with the Restructuring Terms;

(viii)	execute and/or deliver, within any applicable time period, all documents, agreements, instructions, proxies, directions, and consents, and file all notices, and take such other action that is consistent with or reasonably required to implement the Restructuring;

(ix)	other than pursuant to the Restructuring Terms, refrain from taking any steps to do or in relation to supporting or preparing:

(A)	any proposed restructuring, reorganisation, arrangement, composition, or other restructuring procedure or issuance of equity or any right or instrument with an equivalent effect in respect of any Group Company;

(B)	any attempt by any person to acquire all or substantially all the assets of the Group Companies; and/or

(C)	any petitions, applications or other documents in relation to any Insolvency Proceedings;

Explanatory Statement – Part 2 – Background to the Schemes

(x)	upon request by the Steering Committee Advisers, promptly supply to the Steering Committee Advisers:

(A)	the aggregate number of Consenting Creditors and the aggregate amount of Supporting Notes which together they represent;

(B)	the aggregate number of Supporting Creditors and the aggregate amount of “Supporting Notes” under and as defined in the Support Undertaking which together they represent;

(C)	updates regarding the status of the events set out in Clause 15.2 of the RSA (Individual Consenting Creditor Termination) and the corresponding clause(s) of the Support Undertaking; and;

(D)	any other documents or information related to the Group Companies and its operations and finances reasonably requested by the Steering Committee Advisers;

(xi)	to the extent necessary and/or desirable in connection with the Restructuring, use reasonable efforts to procure that each of its Subsidiaries take all necessary steps required to support, and refrain from taking any action which would conflict with, the Restructuring; and

(xii)	comply with the terms of all applicable fee letters between the Steering Committee Advisers and the Company.

(d)	The RSA also provides that the RSA will terminate immediately upon the occurrence of any of the following events (amongst others):

(i)	the occurrence of the Restructuring Effective Date;

(ii)	the occurrence of the Longstop Date being 31 July 2016 in the RSA; or

(iii)	the requisite voting majorities to approve the Schemes are not attained at the Scheme Meetings, provided that the RSA shall not terminate if the Scheme Meeting is adjourned to a date falling within 30 days of the date of the Scheme Meeting and the Scheme is approved at such adjourned meeting.

(e)	The RSA shall also terminate as against any one Consenting Creditor (but shall continue as against the other parties to the RSA) in certain circumstances including but not limited to:

(i)	at the election of the Company, by the delivery of a written notice of termination to a Consenting Creditor, if that Consenting Creditor does not comply with any undertaking in the RSA in any material respect, unless the failure to comply is capable of remedy and is remedied within five Business Days of delivery of such notice of termination by the Company to the relevant Consenting Creditor, and in such circumstances the termination shall be with effect from immediately after the five Business Days but only if the failure to comply is not remedied within the five Business Days;

(ii)	if that Consenting Creditor sells, transfers, assigns or otherwise disposes of all of its Supporting Notes in accordance with Clause 10 of the RSA;

Explanatory Statement – Part 2 – Background to the Schemes

(iii)	if, following receipt of a restructuring proposal from any third party, the Initial Consenting Creditors Super-Majority (acting reasonably), or, if there are no Initial Consenting Creditors, the Consenting Creditors Super-Majority (acting reasonably), determines that such proposal is an economically superior proposal for the financial restructuring of the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans and provided that such proposal is not subject to any financing or diligence contingencies and is otherwise unconditional and irrevocable, and has reasonable prospects of being effected; or

(A)	at the election of a Consenting Creditor, by the delivery of a written notice of termination to the Company:

(B)	if any one or more Scheme Creditor(s) (in such context, collectively, the “Blocking Creditor”) provides evidence satisfactory to the Company and the relevant Consenting Creditor (each acting reasonably) that such Blocking Creditor:

(I)	holds (or advises or manages one or more Scheme Creditor(s) who hold(s)) more than 25% of the aggregate claims against the Company in respect of any of the Existing HY Notes, Convertible Bonds and the Existing Offshore Loans; and

(II)	will oppose the Restructuring and vote against the Schemes in respect of all such claims against the Company;

(C)	if an Insolvency Event occurs and that Consenting Creditor determines (acting reasonably) that there is no reasonable prospect of the Restructuring being effected through the relevant Insolvency Proceedings;

(D)	if any of the Company or the Subsidiary Guarantors do (does) not comply with any provisions in the RSA in any material respect, unless the failure to comply is capable of remedy and is remedied within five Business Days of that notice;

(E)	if the Company and the Initial Consenting Creditors Majority (and/or the Steering Committee Advisers on their behalf) or, if there are no Initial Consenting Creditors, the Consenting Creditors Majority (and/or the Steering Committee Advisers on their behalf), have not agreed the final form Restructuring Documents (other than any new security documents, legal opinions and/or other ancillary documents to be entered into, each of which shall be based substantively on the existing forms of such documents with appropriate amendments to refer to the new debt instruments to be issued pursuant to the Restructuring and/or update references therein to applicable laws and regulations) on or before 17 February 2016 (subject to clean up amendments made prior to the date of any hearing to convene creditor meetings for any Scheme), unless such date is extended by the Company and Initial Consenting Creditors Majority (each acting reasonably) or, if there are no Initial Consenting Creditors, the Consenting Creditors Majority (acting reasonably);

Explanatory Statement – Part 2 – Background to the Schemes

(F)	if the Court fails to grant an order convening the Scheme Meeting on or before 30 April 2016, unless such date is extended by the Company and the Initial Consenting Creditors Majority (each acting reasonably) or, if there are no Initial Consenting Creditors, the Consenting Creditors Majority (acting reasonably);

(G)	if, after the date of this the RSA, an event occurs which has a Material Adverse Effect; and

(H)	if any Enforcement Action is taken in respect of any of the Existing HY Notes, Convertible Bonds or Existing Offshore Loans.

The above is a summary only of the principal terms of the RSA which will be construed according to its terms.

(f)	As described in paragraph 9.3(n) of this Explanatory Statement, in January 2016 the Company had received a proposal from Farallon and BFAM, which approach subsequently led to the current terms of the Restructuring Proposal being agreed. The negotiations also led to certain Scheme Creditors committing to vote in favour of the Schemes pursuant to arrangements separate to, but containing substantially similar terms to, the RSA, namely the Support Undertaking, including the right to receive a consent fee of 1% of the principal value of Existing HY Notes, Convertible Bonds and/or Existing Offshore Loans which the relevant Scheme Creditor committed to vote in favour of the Schemes.

(g)	Given that the terms of the Restructuring Proposal had changed from the terms stated in the schedule to the RSA made available to the public via the 10 January 2016 Announcement, and in order to give a fair chance to all Scheme Creditors to facilitate approval of the Schemes and be eligible for a Consent Fee in the same amount for doing so, the Company and the Initial Consenting Creditors Majority agreed to revise the RSA (as is permissible pursuant to its terms) such that:

(i)	All those Scheme Creditors who had acceded to the RSA after 24 January 2016 but before 7 February 2016 will be eligible for a Consent Fee of 1% instead of 0.5%;

(ii)	The period during which Scheme Creditors are entitled to accede to the RSA in order to be eligible for a Consent Fee (also of 1%) was re-opened, with Scheme Creditors acceding on or before 23 March 2016 being eligible.

(h)	The revision to the terms of the RSA as described above, including the re-opening of the period during which Scheme Creditors can accede to the RSA and thus become eligible for payment of a Consent Fee, was made public by the Company posting an announcement to that effect on the website of the SEHK on 17 March 2016.

(i)	After the re-opened period to accede to the RSA had expired, Scheme Claims representing 96.25% in value of the aggregate of known Scheme Claims had been committed to vote in favour or the Schemes.

(j)	For the avoidance of doubt, the Scheme Creditors to whom, and when, a Consent Fee will be payable will be determined according to the terms of the RSA.

Explanatory Statement – Part 2 – Background to the Schemes

9.7	Consequences of failure to implement the Restructuring Proposal

(a)	As stated by the 26 January 2016 and 25 February 2015 Announcements, the position regarding Blockages and the asset freezes pursuant to PRC court orders has continued to improve. In particular, the 26 January 2016 Announcement disclosed that a total of 31,256 square metres GFA, involving 320 units, remain subject to the Blockages but that the Company understands that the principal reason for this residual Blockage is to protect the interest of the buyers of such units, the buyers having only entered into provisional sale and purchase agreements with the Group.

(b)	Notwithstanding these improvements in the situation regarding Blockages and asset freezes, the Directors believe that, should the Restructuring Proposal not be implemented, the Company would be unable to comply with its obligations under the Existing Indentures, the CB Trust Deed and the Existing Offshore Loans, which is likely to result in certain Scheme Creditors pursuing enforcement action against the Company and the Subsidiary Guarantors in respect of their outstanding obligations. In that event, unless the Directors are able to satisfy themselves that an alternative financial restructuring is likely to be successful (which the Directors consider very unlikely given the negotiations and efforts made to date in respect of the Restructuring Proposal and the lack of available funding on reasonable terms), the Directors would be required to make, or cause the Company and/or the Subsidiary Guarantors to make, an application to the relevant court to place the Company and/or the Subsidiary Guarantors into liquidation (including Official Liquidation) or other appropriate insolvency proceedings, in order to facilitate an orderly winding up and realisation of the assets of the Company and the Subsidiary Guarantors for the benefit of creditors.

(c)	In forming the view that the Restructuring Proposal is in the best interests of the Scheme Creditors and other stakeholders of the Company, the Directors considered all relevant information available to them, and sought appropriate legal and financial advice. This included instructing Deloitte to prepare the Liquidation Analysis. The Liquidation Analysis comprises an illustrative analysis of the possible outcomes for Scheme Creditors in the event that the Restructuring Proposal is not implemented, and a hypothetical liquidation of the Company and the subsidiaries in their respective jurisdictions is conducted. Any reference in this Explanatory Statement to the Liquidation Analysis is a summary only. The outputs, methodology and key assumptions underpinning the Liquidation Analysis are set out in more detail in Appendix 8 (Liquidation Analysis) of this Explanatory Statement.

(d)	The Liquidation Analysis is the result of a significant amount of analysis and diligence undertaken by Deloitte and the Company’s management. It was prepared so the Directors could assess the possible outcome to creditors of the Company and form a view of the estimated net realisations in the event of hypothetical liquidations. The Liquidation Analysis is based on the financial information and balance sheets on an entity by entity basis provided by management as at 30 September 2015. The Liquidation Analysis is derived from a number of projections and is based upon estimates and assumptions which may vary materially from any eventual outcome in a liquidation scenario.

Explanatory Statement – Part 2 – Background to the Schemes

(e)	The Liquidation Analysis illustrates that the estimated return to unsecured creditors of the Company on liquidation as only 0.37% on the base case scenario. As stated by Deloitte in its report, the Liquidation Analysis was carried out by considering 103 companies within the Group, out of a total of over 400 companies. The 103 companies examined are stated in the Liquidation Analysis to represent 100% of the properties and projects currently held by the Group and 100% of the Group’s interest-bearing borrowings. However, the Company has subsequently determined that of the 4 property-owning onshore subsidiaries indirectly owned by the 6 companies reacquired by the Group in late 2014 (as discussed in paragraph 9.4(o) of this Explanatory Statement), one such subsidiary was not included in the review conducted for the Liquidation Analysis. Nevertheless, the Company believes that there would be no, or no material, difference to the outcome of the Liquidation Analysis as the GFA owned by such onshore subsidiary is only 1,850 square metres, being less than 0.01% of the Group’s total land bank.

(f)	In accordance with the Company’s understanding that the entirety of any surplus amounts arising from the liquidation of operating entities would be utilised to meet claims of creditors of the intermediate holding companies (direct and indirect) of each entity where a surplus is identified, the Liquidation Analysis arrives at an estimated return to the Company’s creditors of 0.37% on this basis. However, for the purpose of considering liquidation as an alternative to the Restructuring Proposal, the Liquidation Analysis also identifies other possible scenarios, as described in Deloitte’s report. Of those scenarios, that which would result in the highest estimated return to creditors assumes that a listing premium applies (namely, that value could be extracted for the benefit of creditors from the SEHK listing status of the Company); that it would be possible to conduct sales over a 12 months marketing period; and that the entirety of any surplus arising from the liquidations of operating subsidiaries is treated as flowing to the Company. In that scenario (which is considered to be unrealistic) the estimated return to creditors would still only be 14.71%; a significant increase from the 0.37% estimated on the base case scenario but still only a small recovery compared to that which will result from the Restructuring Proposal if it is successfully consummated and the Company is able to operate as envisaged.

(g)	It should be noted that the actual recoveries to Scheme Creditors in a liquidation of the Company and its Subsidiaries will be dependent on a range of factors and issues, and may be better or worse than the estimated returns in the Liquidation Analysis. In addition, the timing of asset realisations and distributions on an entity by entity basis in a liquidation scenario is unknown and is likely to vary depending on the applicable insolvency procedures. Furthermore, the Liquidation Analysis does not take into account the potential recoveries which could be made in the event that the liquidators in a liquidation of the Company and its Subsidiaries should choose to pursue claims against any of the Company’s or its Subsidiaries’ Personnel, other Affiliates or advisers (which claims are to be released under the terms of the Schemes, save in the case of fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct). Accordingly, the Liquidation Analysis should be considered directional and illustrative in nature, and the actual recovery in a liquidation scenario could vary materially from the estimates contained in the Liquidation Analysis (as summarised above).

(h)	Having considered the advice referred to above (and without any waiver of privilege in respect of that advice), the Directors are of the opinion that in the event the Restructuring Proposal does not complete, the Company, together with certain other Subsidiaries within the Group, will be insolvent or will be deemed to be insolvent under the laws of the jurisdictions in which they are incorporated.

Explanatory Statement – Part 3 – Transaction Overview

PART 3 – TRANSACTION OVERVIEW

10.	Transaction Overview

This section contains an overview of the principal commercial terms of the Restructuring Proposal. The summary information contained in this section does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in the Schemes and this Explanatory Statement.

10.1	The Existing HY Notes and Convertible Bonds

The indebtedness subject to the Restructuring Proposal is comprised of:

(a)	the Existing HY Notes, namely:

(i)	the 2016 Notes, being the RMB1,800,000,000 6.875% Senior Notes due 2016;

(ii)	the 2017 Notes, being the US$250,000,000 12.875% Senior Notes due 2017;

(iii)	the 2018 Notes, being the US$800,000,000 8.875% Senior Notes due 2018;

(iv)	the 2019 Notes, being the US$400,000,000 9.00% Senior Notes due 2019;

(v)	the 2020 Notes, being the US$500,000,000 10.25% Senior Notes due 2020;

(b)	the Convertible Bonds, being the RMB1,500,000,000 USD Settled 8.00% Convertible Bonds due 2015; and

(c)	the Existing Offshore Loans being the HSBC Loans and the ICBC 2013 Loan.

10.2	Overview of the Restructuring Proposal

The Restructuring Proposal contemplates an extension of maturities and a reduction in the near-term cash interest expense on the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans, which will result in a realignment of the Company’s debt maturity profile to match projected cash flows and provide the Company with the ability to maximise value for its stakeholders over time. Additionally, the Restructuring Proposal contemplates:

(a)	no impairment of principal debt claims (which the Company will be obliged to repay in full over time); and

(b)	upside sharing in the form of the CVRs (for those allocated the New HY Notes pursuant to Option 1, described below) and a reduced conversion price in the Exchange Convertible Bonds issued on the occurrence of the Automatic Exchange Transaction (for those allocated the Mandatorily Exchangeable Bonds).

Explanatory Statement – Part 3 – Transaction Overview

10.3	Scheme Consideration

In exchange for the Scheme Claims being released and discharged, each Scheme Creditor will be entitled to elect one or more of the following options for treatment of their Scheme Claims:

(a)	Option 1 – New HY Notes and CVRs

Exchange some or all of their Scheme Claims for:

(i)	New HY Notes at an exchange ratio of 1.00000x (e.g., $1,000 of Scheme Claims equal to $1,000.00 in New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules, as summarized in paragraph 10.4(a) below. The covenants, guarantees and collateral under the New HY Notes will be substantially similar to those provided under the Existing HY Notes; and

(ii)	CVRs, separately tradable as a single instrument as summarized in paragraph 10.4(b) below, which will provide upside sharing in the event that one or more trigger events occur.

Scheme Creditors who fail to submit a valid election by the applicable deadline in relation to any of their Scheme Claims will be deemed to have elected Option 1 for all such Scheme Claims represented by Existing HY Notes and Existing Offshore Loans.

(b)	Option 2 – New HY Notes Only

Exchange some or all of their Scheme Claims for New HY Notes at an exchange ratio of 1.02598x (e.g., $1,000 of Scheme Claims equal to $1,025.98 in New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules, as summarised in paragraph 10.4(a) below. The covenants, guarantees and collateral under the New HY Notes will be substantially similar to those provided under the Existing HY Notes.

(c)	Option 3 – Mandatorily Exchangeable Bonds

Exchange some or all of their Scheme Claims for Mandatorily Exchangeable Bonds at an exchange ratio of 1.00000x (e.g., $1,000 of Scheme Claims equal to $1,000.00 in Mandatorily Exchangeable Bonds subject to the Cut-Back Mechanism described below in the event the MEB Election Amount exceeds the Maximum MEB Amount) on the terms summarised in paragraph 10.4(c) below.

Scheme Creditors who fail to submit a valid election by the applicable deadline in relation to any of their Scheme Claims will be deemed to have elected Option 3 for all such Scheme Claims represented by Convertible Bonds subject to the Cut-Back Mechanism described below.

Explanatory Statement – Part 3 – Transaction Overview

(d)	Cut-Back Mechanism

On the Exchange Date, if the MEB Election Amount is greater than the Maximum MEB Amount, then:

(i)	any Scheme Claim that is to be exchanged for Mandatorily Exchangeable Bonds pursuant to an election for Option 3 shall be exchanged for Mandatorily Exchangeable Bonds with a principal amount equal to the product of the amount of such Scheme Claims, multiplied by the quotient of the Maximum MEB Amount, divided by the MEB Election Amount; and

(ii)	the portion of Scheme Claims electing Option 3 that were not exchanged for Mandatorily Exchangeable Bonds pursuant to the preceding sub-paragraph (i) (“Residual Claims”) shall be exchanged for:

(A)	New HY Notes and CVRs (as Option 1 Claims); or

(B)	New HY Notes only (as Option 2 Claims),

The allocation of Residual Claims shall be made in accordance with the election made by the Scheme Creditor in respect of the following cut-back treatment. In the event that the MEB Election Amount is greater than the Maximum MEB Amount, Scheme Creditors may elect whether their Residual Claims are to be treated as Option 1 Claims or Option 2 Claims, and Scheme Creditors who fail to submit a valid election by the applicable deadline as to whether their Residual Claims are to be treated as Option 1 Claims or Option 2 Claims shall be deemed to have elected for such Residual Claims to be treated as Option 1 Claims.

10.4	Proposed Key Terms

The key terms of the New HY Notes, CVRs and Mandatorily Exchangeable Bonds are set out below.

(a)	Terms of the New HY Notes

On the Exchange Date, each Scheme Creditor may exchange all Option 1 Claims and/or Option 2 Claims for New HY Notes. The New HY Notes to be issued to each Scheme Creditor in respect of such Claims shall be Series A Notes, Series B Notes, Series C Notes, Series D Notes and Series E Notes, each in a principal amount proportionate to the aggregate principal amount of each such series to be issued, tradable in the amount of US$1,000 and integral multiples of US$1 in excess thereof (but for the purpose of Euroclear and Clearstream the denominations are considered as US$1.00), determined in accordance with the following:

Issuer	The Company
New HY Notes Offered

Series A Notes: Variable rate senior notes due 31 December 2019, in a principal amount equal to 10% of all New HY Notes issued;

Series B Notes: Variable rate senior notes due 30 June 2020, in a principal amount equal to 18% of all New HY Notes issued;

Series C Notes: Variable rate senior notes due 31 December 2020, in a principal amount equal to 22% of all New HY Notes issued;

Series D Notes: Variable rate senior notes due 30 June 2021, in a principal amount equal to 24% of all New HY Notes issued; and

Series E Notes: Variable rate senior notes due 31 December 2021, in a principal amount equal to 26% of all New HY Notes issued.

Explanatory Statement – Part 3 – Transaction Overview

Maturity Date

Series A Notes: 31 December 2019;

Series B Notes: 30 June 2020;

Series C Notes: 31 December 2020;

Series D Notes: 30 June 2021;

Series E Notes: 31 December 2021;

(each such date with respect to each series of the New HY Notes, a “Maturity Date”).

Interest	The New HY Notes will bear interest from (and including) the Exchange Date, payable semi-annually in arrears, according to the table set out below.

Interest Payment Dates	30 June and 31 December (“Interest Payment Date”).

Release of Subsidiary Guarantee, JV Subsidiary Guarantees and Collateral	Same as the Existing HY Notes, except that the Subsidiary Guarantees, the JV Subsidiary Guarantees and the New Collateral may be released or reduced upon the consent of the holders of at least 90% in aggregate principal amount of the outstanding New HY Notes, and in certain other circumstances. See “Amendments and Waiver” below.

Intercreditor Agreement	On the Exchange Date, each of the New HY Notes Trustee, for the benefit of the holders of the relevant series of the New HY Notes, the New MEB Trustee for the benefit of the holders of the relevant series of the Mandatorily Exchangeable Bonds and the Common Security Trustee will enter into the Amended and Restated Intercreditor Agreement, which will provide that the security interest in the New Collateral will be shared on a pari passu basis among (i) the New MEB Trustee for the benefit of the holders of the Mandatorily Exchangeable Bonds (and any subsequent trustee with respect to the Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction); (ii) each New HY Notes Trustee for the benefit of the holders of each series of the New HY Notes; and (iii) any other creditors with respect to future Permitted Pari Passu Secured Indebtedness.

Optional Redemption	Each series of the New HY Notes may be redeemed at any time before the date that is two years prior to the Maturity Date for such series of the New HY Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of New HY Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

Explanatory Statement – Part 3 – Transaction Overview

At any time during the one year period from (and including) the date that is two years prior to the Maturity Date for each series of the New HY Notes to (and excluding) the date that is one year prior to such Maturity Date, relevant series of the New HY Notes may be redeemed in whole or in part, at a redemption price equal to 101% of the principal amount of such series of New HY Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

At any time during the one year period from (and including) the date that is one year prior to the Maturity Date for each series of the New HY Notes to (and including) such Maturity Date, relevant series of the New HY Notes may be redeemed in whole or in part, at a redemption price equal to 102% of the principal amount of such series of New HY Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

Provision of Financial Statements and Reports	Same as the Existing HY Notes, except that so long as any of the New HY Notes remain outstanding, for as long as and only if the Company has failed to publish on the website of the Hong Kong Stock Exchange, or any other securities exchange on which the Common Shares are at any time listed for trading, true and correct copies of any financial report required to be published or filed in accordance with the rules and regulations of such exchange, the Company shall furnish to the New HY Notes Trustees and publicly disclose quarterly reports on the website of the Hong Kong Stock Exchange, within 30 calendar days of the end of each fiscal year of the Company and, that include details on the Company’s land bank, contracted sales, gross floor area and average selling prices of the units sold during such quarterly period, provided, further, that, if at any time the ordinary shares of the Company cease to be listed for trading on a recognised securities exchange, the Company will file reports containing the information referred to above with the New HY Notes Trustee.

Use of Proceeds from Issuance of Future Permitted Pari Passu Secured Indebtedness	100% of net proceeds from the issuance of any future Permitted Pari Passu Secured Indebtedness shall be applied, subject to the Intercreditor Agreement, pro rata, to redeem New HY Notes and the Mandatorily Exchangeable Bonds (or Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction) and any PIK notes with respect thereto (with payments pro rata on the basis of the principal amount then outstanding of each series of the New HY Notes and such Mandatorily Exchangeable Bonds (or Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction). For the avoidance of doubt, no future Permitted Pari Passu Secured Indebtedness shall refinance any unsecured indebtedness or indebtedness with a lien priority junior to the New HY Notes.

Limitation on Issuance of Future Subordinated Indebtedness or Equity (or an instrument that is a hybrid thereof)	The issuance of any future indebtedness by the Company that is subordinated in right of payment or junior in lien priority to the New HY Notes or equity or any instrument that is a hybrid thereof shall be subject to a binding agreement entered into by the Company for the benefit of the holders of the New HY Notes that the Company shall not elect PIK interest in any PIK toggle coupon periods in the future. Furthermore, the issuance of such future subordinated indebtedness shall have a maturity date later than that of the Series E Notes and may not be redeemed prior to the full redemption of the New HY Notes. This does not apply in relation to the issuance of any equity pursuant to the CVRs, any Exchange Convertible Bonds issued pursuant to the Automatic Exchange Transaction, any shares issued upon conversion of any Exchange Convertible Bonds or any stock option plans of the Company.

Explanatory Statement – Part 3 – Transaction Overview

Events of Default

Same as the Existing HY Notes, except that (i) failure to publish on the website of the Hong Kong Stock Exchange copies of its financial statements (on a consolidated basis) in respect of the fiscal year ended 31 December 2014 (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants on or before 31 December 2016; provided that the Company shall have until 31 March 2017 to cure such failure, (ii) failure to make any payment (in cash or Common Shares) by the Settlement Date following a CVR Triggering Event under the CVRs shall also constitute an Event of Default, or (iii) the Common Shares cease to be listed or admitted for trading or are suspended for 30 or more consecutive trading days after the lifting of the current suspension on the trading of the Common Shares shall also constitute an Event of Default.

Any Event of Default existing on the Exchange Date arising out of or related to a default, event of default or acceleration of Indebtedness under or failure to pay principal of, or interest or premium on, any Indebtedness of the Company’s Subsidiaries that are incorporated in the PRC owed by such Subsidiaries to various financial institutions domiciled in the PRC (“Onshore Debt”), shall be deemed waived by all Holders, if, with respect to not less than 85% in aggregate principal amount of such Onshore Debt, as of the Exchange Date, either (i) such Onshore Debt is subject to binding documentation providing for its (A) restructuring or (B) refinancing or (ii) no default or event of default exists under such Onshore Debt, or will occur as a result of the transactions contemplated by the Schemes of Arrangement, and there are no events or circumstances (and no events or circumstances will arise as a result of the transactions contemplated by the Schemes of Arrangement) that would cause a default or event of default to occur under such Onshore Debt with or without the giving of notice or passage of time, or both. The Company shall deliver an Officers’ Certificate to the Trustee on the date of the Exchange Date confirming the foregoing provision has been met. For the avoidance of doubt, the waiver referred to in this paragraph shall not apply to any Event of Default that occurs after the Exchange Date in respect of (I) any Onshore Debt or (II) any additional Indebtedness incurred after the Exchange Date by the Company’s Subsidiaries that are incorporated in the PRC.

Amendments and Waiver	Same as the Existing HY Notes, except that all modifications, amendments or waivers of each series of the New HY Notes which would require consent of all holders under the related series of the Existing HY Notes may be made with the consent of the holders of at least 90% in aggregate principal amount of such series of the New HY Notes, unless such amendments would affect holders’ rights to the payment of principal or interest in which case consent of all holders would still be required per the TIA.

Explanatory Statement – Part 3 – Transaction Overview

Notwithstanding the foregoing, with the consent of holders of not less than 75% in aggregate principal amount of the outstanding New HY Notes of a relevant series, interest payment on such series of New HY Notes may be postponed for a period not exceeding three years from the due date originally specified for such interest payment, to the extent not prohibited under the TIA.

Governing Law	The New HY Notes will be governed by and construed in accordance with the laws of the State of New York and will be qualified under the TIA.

Transfer Restrictions

The New HY Notes will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The New HY Notes generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive them (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act.

Under the U.S securities laws, persons who are “affiliates” of the Company or were “affiliates” of the Company within the preceding 90 days may not resell the New HY Notes without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. The New HY Notes will not be listed on a U.S. securities exchange or any inter-dealer quotation system in the United States. The Company does not intend to take action to facilitate a market in the New HY Notes in the United States.

Form, Denomination and Registration	The New HY Notes will be issued only in fully registered form without interest coupons and will be initially represented by one or more global notes.

Listing	Application will be made for the listing and quotation of the New HY Notes on the SGX-ST.

Amendments to Other High Yield Covenants	The Company shall not issue any dividends unless it enters into a binding undertaking for the benefit of the holders of the New HY Notes that it shall not elect PIK interest in any PIK toggle coupon periods in the future and is in compliance with the Restricted Payment covenant of the New HY Notes.

Unless otherwise noted above or the context otherwise requires, the terms of the New HY Notes shall be substantially the same as the terms of the Existing HY Notes.

Explanatory Statement – Part 3 – Transaction Overview

(b)	Terms of the CVRs

Issuer	The Company
CVRs Offered	CVRs representing the contingent right to receive (subject to the terms and conditions of the CVRs) payment in cash or, at the election of the Company, in Common Shares in lieu of cash, with an aggregate notional value of 7.0% of the aggregate amount of Option 1 Claims (or Claims deemed to so elect, including pursuant to the Cut-Back Mechanism), are to be issued in denominations of $70 per CVR on the Exchange Date.

Tenor	CVRs to remain outstanding until the Maturity Date of the Series E Notes.

CVR Triggering Event

Holders of the CVRs shall be entitled to the payment of US$14 for each CVR they hold, upon the occurrence of each of the following triggering events (each, a “CVR Triggering Event” and each amount set out in the following, a “Market Capitalization Milestone”):

•    Trigger A: when the Implied Market Capitalization of the Common Shares exceeds HK$10,075,000,000

•    Trigger B: when the Implied Market Capitalization of the Common Shares exceeds HK$12,594,000,000

•    Trigger C: when the Implied Market Capitalization of the Common Shares exceeds HK$15,742,000,000

•    Trigger D: when the Implied Market Capitalization of the Common Shares exceeds HK$19,678,000,000

•    Trigger E: when the Implied Market Capitalization of the Common Shares exceeds HK$20,542,000,000

Anti-Dilution	If and whenever the Company shall pay or make any Capital Distribution (as defined in the Convertible Bonds) (but excluding any dividend or distribution of additional Common Shares) to the holders of the Common Shares on account of such Common Shares, then each of the Market Capitalization Milestones shall be decreased, effective immediately after the effective date of such dividend or distribution, by the fair market value (as determined, other than in the case of cash, by the Independent Investment Bank engaged at the Company’s expense) of the assets distributed or paid on each Common Share in respect of such dividend or distribution.

Settlement	Upon the occurrence of any CVR Triggering Event, the Company shall settle any payment triggered on the date that is the later of (i) six months after the satisfaction of such CVR Triggering Event and (ii) the third anniversary of the Exchange Date (each such date, a “Settlement Date”), in cash, or in the event that the Common Shares are listed on any Qualified Exchange, at the election of the Company, in Common Shares in lieu of cash, in which case, a holder of the CVRs shall be entitled to receive the number of Common Shares equal to the quotient of the aggregate amount payable with respect to each CVR Triggering Event for which the Market Capitalization Milestones as set forth above has been met and the Reference Share Price.

Explanatory Statement – Part 3 – Transaction Overview

Fundamental Changes and Events of Default

Settlement of any payments triggered by a CVR Triggering Event but unpaid shall be accelerated upon the occurrence of a Fundamental Change or an event of default under the CVRs (which shall be comparable to the Events of Default set forth in the New HY Notes), and such accelerated amounts shall become immediately due and payable by the Company as an obligation that is pari passu with the Company’s obligations under the New HY Notes and Mandatorily Exchangeable Bonds or Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction. If the Company is involved in any transaction which constitutes a Fundamental Change, the Holders of the CVRs will be entitled to payment prior to or in connection with such transaction of all accelerated amounts triggered by a CVR Triggering Event occurring prior to or in connection with such transaction. Notwithstanding the foregoing, if the acceleration of any payments triggered by a CVR Triggering Event was due to the occurrence of certain events of default under the CVRs (related to cross-defaults, trading suspensions, delisting or any Event of Default that would result in delisting with notice or the passage of time), then such payment(s) with respect to cross-defaults or delisting will be made in cash. However, if such an event of default with respect to cross-defaults or delisting is subsequently cured, then the acceleration and associated cash payment(s) shall no longer be effective following the cure of such event of default, and settlement pursuant to the settlement procedures set forth under “Settlement” above shall thereafter be available to the Company, with reference to the original date of any CVR Triggering Event that may have occurred.

A “Fundamental Change” shall be deemed to have occurred if (1) the Company is involved in and completes a consolidation with or merger with or into any other person (other than with one of its Subsidiaries), or any other similar transaction or series of related transactions pursuant to which the outstanding Common Shares will be converted into or exchanged for cash, securities or other property, or the Company sells, transfers to a third party buyer or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole; or (2) the Shareholders of the Company approve any plan for its liquidation, dissolution or termination.

Governing Law	The CVRs will be governed by and construed in accordance with the laws of the State of New York and will be qualified under the TIA.

Explanatory Statement – Part 3 – Transaction Overview

Transfer Restrictions

The CVRs will not be registered under the Securities Act. The CVRs generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive them (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act.

Under the U.S securities laws, persons who are “affiliates” of the Company or were “affiliates” of the Company within the preceding 90 days may not resell the CVRs without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. The CVRs will not be listed on a U.S. securities exchange or any inter-dealer quotation system in the United States. The Company does not intend to take action to facilitate a market in the CVRs in the United States.

Book Entry	The CVRs will be issued in book-entry form through the facilities of Euroclear and Clearstream.

Listing	Application will be made for the listing and quotation of the CVRs on the SGX-ST. The CVRs shall be listed and traded separately from the New HY Notes.

(c)	Terms of the Mandatorily Exchangeable Bonds

Issuer	The Company
Mandatorily Exchangeable Bonds after the Restructuring

USD-denominated and USD-settled variable rate mandatorily exchangeable bonds due 31 December 2019 which shall be mandatorily exchanged into Exchange Convertible Bonds pursuant to the Automatic Exchange Transaction (as defined below).

The maximum principal amount of the Mandatorily Exchangeable Bonds shall be equal to the Exchange Date Principal Amount represented by the Convertible Bonds.

For the avoidance of doubt, the principal and unpaid interest of the Convertible Bonds will be deemed to be a USD-denominated claim as of and from its original maturity date of 20 December 2015, calculated using the Spot Rate as at 17 December 2015 in accordance with the existing terms of the Convertible Bonds.

Explanatory Statement – Part 3 – Transaction Overview

As soon as reasonably practicable after the resumption of trading of the Common Shares on the Hong Kong Stock Exchange, the Company shall (i) procure a general meeting of its shareholders (the “Shareholders’ Meeting”) to pass all necessary resolutions (the “Shareholder Resolutions”) to issue the Exchange Convertible Bonds and to allot and issue new Common Shares upon the exercise of the conversion rights attached to the Exchange Convertible Bonds and any Common Shares to be issued pursuant to PIK interest accrued on or before the date of the Shareholder Resolutions (the “Accrued PIK Interest”) and any Common Shares that may be issued pursuant to any PIK interest that may be capitalized and added to the then current outstanding principal amount of the Exchange Convertible Bonds from the date of the Shareholder Resolutions until 31 December 2019 (the “Future PIK Interest”) and (ii) obtain all necessary approvals in accordance with the relevant rules and regulations of the Hong Kong Stock Exchange, for the trading of the new Common Shares to be issued upon the conversion of the Exchange Convertible Bonds, with principal amount equal to the Maximum MEB Amount (or, if lower, the MEB Election Amount) together with any Accrued PIK Interest, on the Hong Kong Stock Exchange (the “Listing Approvals” and together with the Shareholder Resolutions, the “Mandatory Exchange Conditions”).

As soon as reasonably practicable after the resumption of trading of the Common Shares on the Hong Kong Stock Exchange, the Company shall use commercially reasonable efforts to request all necessary approvals in accordance with the relevant rules and regulations of the Hong Kong Stock Exchange for the trading of the new Common Shares to be issued upon the conversion of the Future PIK Interest (the “Future PIK Listing Approval”). Until the Future PIK Listing Approval has been granted by the Hong Kong Stock Exchange, the Company shall have no right to elect PIK interest in any PIK toggle coupon periods on the Exchange Convertible Bonds.

The Company shall, as soon as reasonably practicable after receiving any rejection of an application for the Listing Approvals or Future PIK Listing Approval, provide evidence of such rejection to the New MEB Trustee, or the trustee of the Exchange Convertible Bonds, as the case may be.

If, on any date following the Exchange Date the Mandatory Exchange Conditions are satisfied, then upon notice by the Company to the New MEB Trustee of the satisfaction of the Mandatory Exchange Conditions, all of the then outstanding principal amount of Mandatorily Exchangeable Bonds will be automatically exchanged for an equal aggregate principal amount of Exchange Convertible Bonds to be issued by the Company under a new trust deed on the same terms as the Mandatorily Exchangeable Bonds, other than the conversion terms summarised in Clause 2.2(d) below and other customary covenants and events of default for convertible bonds consistent with the Convertible Bonds (the “Automatic Exchange Transaction”).

Explanatory Statement – Part 3 – Transaction Overview

The Automatic Exchange Transaction will be completed on a cashless basis by exchanging the outstanding Mandatorily Exchangeable Bonds for Exchange Convertible Bonds, and no consent or any other action will be required by the holders of the Mandatorily Exchangeable Bonds or the New MEB Trustee for the Automatic Exchange Transaction. The Mandatorily Exchangeable Bonds will be automatically cancelled, and the guarantee will be automatically released and terminated, upon consummation of the Automatic Exchange Transaction.

By accepting a Mandatorily Exchangeable Bond, each holder will be deemed to have (i) agreed to be bound by the Automatic Exchange Transaction, and (ii) irrevocably authorised and directed the New MEB Trustee or any other person required to complete the Automatic Exchange Transaction, to take all actions required to consummate the Automatic Exchange Transaction without the need for further direction from such holder under the trust deed.

Contemporaneous with the consummation of the Automatic Exchange Transaction, the Company will enter into and procure that each Subsidiary Guarantor Pledgor shall grant a customary security confirmation and supplemental charge in respect of the New Collateral and the Exchange Convertible Bonds in favour of the Common Security Trustee and provide to the Common Security Trustee all customary related corporate formality documents and associated legal opinions from the Company’s legal counsel in respect of the supplemental charges.

Maturity	31 December 2019, which may, at the option of the Company, be extended by one year to 31 December 2020.

Interest	Payable semi-annually in arrears on each Interest Payment Date at the rates specified in the table below.

Intercreditor Agreement	On the Exchange Date, each of the New HY Notes Trustee ,for the benefit of the holders of the relevant series of the New HY Notes, the New MEB Trustee for the benefit of the holders of the relevant series of the Mandatorily Exchangeable Bonds and the Common Security Trustee will enter into the Amended and Restated Intercreditor Agreement, which will provide that the security interest in the New Collateral will be shared on a pari passu basis among (i) the New MEB Trustee for the benefit of the holders of the Mandatorily Exchangeable Bonds (and any subsequent trustee with respect to the Exchange Convertible Bonds which are issued pursuant to the Automatic Exchange Transaction); (ii) each New HY Notes Trustee for the benefit of the holders of the relevant series of the New HY Notes; and (iii) any other creditors with respect to future Permitted Pari Passu Secured Indebtedness.

Explanatory Statement – Part 3 – Transaction Overview

Redemption for Delisting or Change of Control	Same as the Convertible Bonds provided that the ongoing current suspension on the trading of the Common Shares, the failure to lift such suspension and any delisting of the Common Shares arising from such suspension on trading shall not entitle the holder of a Mandatorily Exchangeable Bond to require the redemption of the Mandatorily Exchangeable Bonds by reason of the occurrence of a Relevant Event (as defined in the Convertible Bonds).

Mandatory Redemption	If the Company fails to obtain the Listing Approvals within 60 days of the resumption of trading of the Common Shares which are suspended as of the Exchange Date and such failure continues for a period of 30 consecutive days, the holder of a Mandatorily Exchangeable Bond shall be entitled to require the redemption of its Mandatorily Exchangeable Bonds on the date which is 120 days from the resumption of trading of the Common Shares (the “Mandatory Redemption Date”), at par plus the MEB Redemption Amount.

Events of Default and other ancillary matters including (i) Provision of Financial Statements and Reports, (ii) Use of Proceeds from Issuance of Future Permitted Pari Passu Secured Indebtedness and (iii) Limitation on Issuance of Future Subordinated Indebtedness or Equity (or an instrument that is a hybrid thereof)	Substantially the same as the New HY Notes. In addition, if the Shareholder Resolutions fail to be passed within 60 days of the resumption of trading of the Common Shares which are suspended as of the Exchange Date, and such failure continues for a period of 30 consecutive days, that shall also constitute an Event of Default.

Governing Law	The Mandatorily Exchangeable Bonds will be governed by and construed in accordance with the laws of England and Wales and will be qualified under the TIA.

Explanatory Statement – Part 3 – Transaction Overview

Transfer Restrictions

The Mandatorily Exchangeable Bonds will not be registered under the Securities Act. The Mandatorily Exchangeable Bonds generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive them (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act.

Under the U.S securities laws, persons who are “affiliates” of the Company or were “affiliates” of the Company within the preceding 90 days may not resell the Mandatorily Exchangeable Bonds without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. The Mandatorily Exchangeable Bonds will not be listed on a U.S. securities exchange or any inter-dealer quotation system in the United States. The Company does not intend to take action to facilitate a market in the Mandatorily Exchangeable Bonds in the United States.

(d)	Additional Terms of Exchange Convertible Bonds

Conversion Period	Same as the Convertible Bonds, except for the maturity date as set out in the Mandatorily Exchangeable Bonds.

Conversion Price	HK$2.34 per share, subject to adjustment by reference to any events which would have caused that price to be adjusted had the Exchange Convertible Bonds been issued on the Exchange Date (“Conversion Price”).

Anti-Dilution	Same as the Convertible Bonds, with carve-outs to such anti-dilution protections for any dilution as a result of the settlement of the CVRs in Common Shares in lieu of cash.

Interest	Same as the Mandatorily Exchangeable Bonds, but if the date of exchanging the Mandatorily Exchangeable Bonds into Exchange Convertible Bonds is not an Interest Payment Date then the interest rate for the first interest period under the Exchange Convertible Bonds shall be calculated on the basis that the interest period started on the previous Interest Payment Date under the Mandatorily Exchangeable Bonds, so that any accrued but unpaid PIK interest or cash interest on the date of exchange will be paid on the first Interest Payment Date under the Exchange Convertible Bonds.

(e)	Coupon Rates on the New HY Notes, the Mandatorily Exchangeable Bonds and the Exchange Convertible Bonds

Explanatory Statement – Part 3 – Transaction Overview

All coupon rates are expressed on an annual basis (see Note 1).

	2016	2017			30 June 2018			31 December 2018			2019 Onwards
Issue	PIK		PIK toggle			PIK toggle			PIK toggle		Cash	PIK
		Cash	PIK or Cash		Cash	PIK or Cash		Cash	PIK or Cash
Series A Notes	6.56%	1.00%	6.56%	4.61%	2.00%	4.66%	3.71%	4.10%	2.56%	2.61%	6.10%	0.56%
Series B Notes	6.56%	1.00%	6.56%	4.61%	2.00%	6.16%	5.21%	5.60%	2.56%	2.61%	7.60%	0.56%
Series C Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.16%	6.21%	6.60%	2.56%	2.61%	8.60%	0.56%
Series D Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.96%	7.01%	7.40%	2.56%	2.61%	9.40%	0.56%
Series E Notes	6.56%	1.00%	6.56%	4.61%	2.00%	8.46%	7.51%	7.90%	2.56%	2.61%	9.90%	0.56%
Mandatorily Exchangeable Bonds and the Exchange Convertible Bonds (see Note 2)	5.56%	1.00%	5.56%	3.61%	2.00%	4.56%	3.61%	4.00%	2.56%	2.61%	6.00%	0.56%

Note:

1.	Interest on any overdue principal and interest will accrue at a rate which is 2% higher than the coupon rates expressed herein.
2.	The Mandatorily Exchangeable Bonds and Exchange Convertible Bonds are subject to an optional one-year extension at the Company’s option at a 10% annualized cash coupon rate.

10.5	Benefits of the Restructuring Proposal

(a)	The Restructuring Proposal, if implemented, is expected to provide the following key benefits to the Company’s stakeholders:

(i)	Sustainable Capital Structure: Given the recent developments described in this Explanatory Statement, the Company believes that the Restructuring Proposal will provide it with the flexibility to address its current liquidity issues and continue to operate as a going concern. The Company also believes that the implemented Restructuring Proposal will provide it with a long-term sustainable capital structure that will increase the likelihood of the Company achieving its Business Plan. The restructuring has been formulated to give the Company the opportunity to reach its full business potential and supports the protection of creditors’ economic position if the Business Plan is achieved. In addition, it will remove current uncertainty in the market as to the Group’s viability.

(ii)	Strong Credit and Deleveraging Profile: The Board views the implementation of the Restructuring Proposal as a crucial step in the process of improving the Company’s credit profile and providing for the long-term viability of the Company. As the assets of the Group continue to be released from the freezing orders imposed by the PRC courts, the Company’s business performance is expected to improve. The Board believes that material deleveraging of the business onshore, coupled with operational improvements, will enable the Company to access additional refinancing in the future, although the Board can provide no assurance as to exactly if and when such refinancing will be available, or on what terms.

Explanatory Statement – Part 3 – Transaction Overview

(iii)	Best Alternative: After an exhaustive review of strategic alternatives, management believes that the Restructuring Proposal represents the best outcome for creditors. The Board stresses that the Company is firmly committed to repaying the its debt obligations over time in full and avoiding any write-off of principal.

Explanatory Statement – Part 4 – Overview of the Group

PART 4 – OVERVIEW OF THE GROUP

11.	OVERVIEW OF THE GROUP

11.1	The Company

(a)	The Company was incorporated in the Cayman Islands on 2 August 2007 as an exempted company limited by shares pursuant to the Companies Law (2004 Revision) with registered number CT-192502.

(b)	The Company’s registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(c)	Pursuant to the Articles of Association, the Company’s authorised share capital is HK$5,000,000,000 divided into 50,000,000,000 ordinary shares with a par value of HK$0.10 each, of which 5,135,427,910 shares have been issued, being the Common Shares.

(d)	The Common Shares were listed on the Main Board of the SEHK on 9 December 2009. However, trading in the Common Shares on the SEHK was suspended on 31 March 2015. As at the date of this Explanatory Statement 20.81% of the Common Shares are held by members of the general public and 79.19% of the Shares are held by the following institutions:

Shareholder	Number of shares of the Company held	Approximate percentage of the issued share capital of the Company %
Funde Sino Life Insurance Co., Ltd. (“Sino Life”)	649,700,957	12.65
Fund Resources Investment Holding Group Company Limited (a wholly owned subsidiary of Sino Life)	887,995,149	17.29
Da Zheng Investment Company Limited	843,065,377	16.41
Da Feng Investment Company Limited	843,065,378	16.42
Da Chang Investment Company Limited	843,065,378	16.42

Source: The Company

(e)	The objects for which the Company was established are unrestricted and it is authorised to engage in any activity in accordance with the laws of the Cayman Islands and to exercise all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

Explanatory Statement – Part 4 – Overview of the Group

(f)	The Company is the ultimate parent of the Group, which includes a large number of intermediate holding and operating companies in the PRC, Hong Kong and the BVI as set out in the Corporate Structure Chart at Appendix 18 (Corporate Structure Chart).

11.2	Principal activities of the Group

The Group is primarily engaged in the development of large-scale residential properties as well as integrated commercial properties in the PRC. The principal activities of the Group are given in detail in Appendix 12 (Principal Activities of the Group) of this Explanatory Statement.

11.3	Structure of the Group

A copy of the Corporate Structure Chart of the Group is set out in Appendix 18 (Corporate Structure Chart) of this Explanatory Statement.

11.4	Financing of the Group

A summary of the onshore and offshore financing of the Group is provided in paragraph 9.4 of this Explanatory Statement but a more detailed description is set out in Appendix 10 (Financing of the Group) of this Explanatory Statement.

11.5	Asset and liability position of the Group

A summary of the asset and liability position is set out in paragraph 9.4 of this Explanatory Statement.

11.6	Intercompany Position

The Company also owes money to a number of its subsidiaries by way of intercompany loans. The total value of the intercompany debt is approximately RMB686 million (equivalent to approximately US$106 million). As stated at paragraph 9.4(ii), the two entities to whom over 90% of this amount is owed have given undertakings to agree that such debt is subordinated to external creditors. In addition, the Company also has the benefit of intercompany receivables owing to it by its subsidiaries to the value of approximately RMB16,882 million (equivalent to approximately US$2.6 billion) as at 30 September 2015.

11.7	Directors of the Company

(a)	The Company’s Articles of Association provide that the Company’s board must consist of at least two Directors.

(b)	The Directors of the Company and their position within the Company, as at the date of this Explanatory Statement, are as follows:

Name	Position
KWOK Ying Shing	Chairman
SUN Yuenan	Executive Director
ZHENG Yi	Executive Director
LEI Fugui	Executive Director
YU Jianqing	Executive Director
CHEN Shaohuan	Non-Executive Director
ZHANG Yizhao	Independent Non-Executive Director
RAO Yong	Independent Non-Executive Director

Explanatory Statement – Part 4 – Overview of the Group

(c)	The management, which comprise the Group’s executive team, responsible for the day to day management of the Group, are as follows:

Name	Position
GAO Feng	Vice President
HAN Zhenjie	Vice President
LI Haiming	Vice President
HUANG Qin	Vice President
ZHANG Renchao	Vice President
XI NG Tao	Vice President
WANG Hongwei	Vice President
CHI Jiafang	Vice President
SIU Ho Fai	Company Secretary

11.8	Directors’ Interests

(a)	Pursuant to section 671(3)(6) of the Companies Ordinance, this Explanatory Statement is required to state any material interests of the Company’s directors, whether as directors or as members or as creditors of the Company or otherwise, under the arrangement or compromises to be effected by the Hong Kong Scheme. The interests of members of the Board in this regard should be clear from the relevant parts of this Explanatory Statement (for example, the shareholding interest of Chairman Kwok through Da Feng Investment Company Limited). Nevertheless, by way of summary, the Directors have no material interest (whether as directors or as members or as creditors of the Company or otherwise) under the Hong Kong Scheme other than in respect of the following:

(b)	as director of the Company receiving remuneration for such role (as identified at paragraph 11.10 below), they each have an interest in the Company avoiding liquidation;

(c)	likewise, as members of the Company, they have an interest in the Company avoiding liquidation and continuing to trade and in the resumption of trading of the Common Shares;

(d)	pursuant to the Schemes, any claims that may otherwise lie against the Directors in respect of the Scheme Claims will be released if the restructuring is successfully implemented. The claims to be released, and the exceptions to such releases, are more particularly described in paragraph 8.13(d) of this Explanatory Statement.

Explanatory Statement – Part 4 – Overview of the Group

11.9	Shareholding in the Company

Details of the shareholding in the Company are as set out in paragraph 11.1(d) above and in Appendix 9 (Company’s Shareholding) of this Explanatory Statement.

11.10 Related party transactions and corporate governance changes

Related party transactions

Historically, the Group has engaged in various Related Party Transactions. The Group has summarised such Related Party Transactions in its prior annual reports and interim reports published by the Group on the SEHK’s website. The following Related Party Transactions took place during 2013 and the six months ended 30 June 2014, details of which are set out as follows (which are reproduced from the Group’s 2014 Interim Report published on the SEHK’s website):

Name of the related parties	Relationship with the Group
Mr. Kwok Chun Wai	Controlling shareholder (up to 8 September 2015)
Mr. Kwok Ying Shing	Controlling shareholder (up to 8 September 2015) and thereafter a substantial Shareholder

In addition, Kaisa Shenzhen and Shenzhen Fund Resources Investment Holding Company Limited (深圳市富德資源投資有限公司) (“Shenzhen Fund Resources Investment”) entered into a loan agreement in respect of a RMB1,500 million 12% secured loan on 19 December 2014 and a loan agreement in respect of a RMB1,377 million 12% secured loan on 8 April 2015, in connection with the joint acquisition of a parcel of land situated in Dapeng New District, Shenzhen, the PRC and the formation of a joint venture company by Kaisa Shenzhen and Sino Life.

Sino Life is a connected person of the Company by virtue of it being a substantial shareholder of the Company and Shenzhen Fund Resources Investment is a connected person of the Company by virtue of it being a wholly-owned subsidiary of Sino Life.

Explanatory Statement – Part 4 – Overview of the Group

Key management compensation

	For the year ended 31 December	Six months ended 30 June	9 months ended 30 September
	2014	2014	2015
	(RMB in thousands)
	(unaudited)	(unaudited)	(unaudited)
Salaries and other short-term employee benefits	35,061	14,531	43,141
Retirement scheme contributions	496	218	268
Share option benefits	12,225	759	—

	47,782	15,508	43,408

Purchasing of services

	For the year ended 31 December	Six months ended 30 June	9 months ended 30 September
	2014	2014	2015
	(RMB in thousands)
	(unaudited)	(unaudited)	(unaudited)
Rental Expense(1)	1,859	917	1,433

Note:(1)	This represents payment of rental expense for various office premises to Mr. Kwok Chun Wai (as a Controlling Shareholder up to 8 September 2015) and Mr. Kwok Ying Shing (as a Controlling Shareholder up to 8 September 2015 and as a Substantial Shareholder thereafter). The rental expense paid during the year was determined at prevailing market rate of respective office premises.

Each of the Group’s Related Party Transactions was entered into in the ordinary course of business, on fair and reasonable commercial terms, in the Group’s interests and the interests of the Group’s shareholders.

Explanatory Statement – Part 4 – Overview of the Group

11.11 Material Contracts

During the two years immediately preceding the date of this Explanatory Statement, the Group entered into a number of material contracts under which it has obligations or entitlements material to the Group as at the date of this Explanatory Statement. A summary of these material contracts is set out in Appendix 19 (Summary of Material Contracts) to this Explanatory Statement.

11.12 Litigation

(a)	The Group has been and may continue to be involved in allegations, litigation or legal or administrative proceedings. The Group has also instituted, and may continue to institute, legal proceedings against others in pursuit of its rights and interests.

(b)	Due to the imposition of the Blockages and Restrictions, numerous Onshore Lenders commenced applications with the relevant PRC courts for the preservation of assets of the Company’s Onshore Operations and obtained asset freeze orders against certain assets of the Company’s Onshore Operations from the PRC civil courts. A high level overview of the onshore creditor action is provided in paragraphs 9.2(f) to 9.2(l) of Part 2 of this Explanatory Statement.

(c)	A summary of the legal proceedings against members of the Group is set out in Appendix 14 (Summary of Material Litigation) to this Explanatory Statement. The summary of the proceedings in Appendix 14 (Summary of Material Litigation) includes summaries for all financing transaction claims exceeding RMB 5,000,000 and all non-financing transaction claims regardless of value. The total amount of claims are valued at RMB16.6 billion, consisting of consisting of 32 financing transaction claims with an aggregate value of approximately RMB16.4 billion and 63 non-financing transaction claims with an aggregate value of approximately RMB337.7 million. Although substantially all of the onshore proceedings set out in the summary in Appendix 14 (Summary of Material Litigation) relate to claims against the onshore subsidiaries of the Group, they may potentially drain or divert resources from the Group that could have been used to finance the operations of the Group. As a result, these onshore proceedings may have a material adverse effect on the Group, including the Company.

(d)	To the best of the Board’s knowledge, the Company is not engaged in any litigation, arbitration or similar proceedings outside the PRC.

11.13 Restructuring options

As explained in more detail at paragraph 9.3(i) to 9.3(w) of this Explanatory Statement the Company considered various options to restructure its obligations, namely considering the possibility of new debt or equity financing, and exploring the potential sale of a substantial equity interest in the Company. However, having explored these various options, the Board consider that the most viable option is the Restructuring Proposal.

Explanatory Statement – Part 4 – Overview of the Group

11.14 The Restructuring Proposal

(a)	The Restructuring Proposal is discussed in more detail in Part 3 of this Explanatory Statement. In overview, however, the Restructuring Proposal aims to significantly improve the Company’s credit profile, and thereby create realistic refinancing alternatives for the Company as well as its existing creditors.

(b)	The Restructuring Proposal contemplates an extension of the maturities of the relevant debt instruments, as well as relief from the Company’s debt service obligations. This relief will come from a reduction in interest coupon, with all or a portion of interest due during the two and a half year period after restructuring to be paid, at the election of the Company, either in cash or by an addition to principal.

(c)	The key terms of the Restructuring Proposal are as described in Part 3 (Transaction Overview) of this Explanatory Statement. In summary, the Company’s existing obligations to the Scheme Creditors shall be released and discharged in return for the issue of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds.

Explanatory Statement – Part 5 - Taxation

PART 5 – TAXATION

12.	Taxation

Scheme Creditors, wherever they are resident, incorporated or situated, are recommended to consult their professional advisers as to any taxation implications of the Schemes which may apply to them. None of the Company, its directors, officers, management or agents, or the Kaisa Advisers accepts any responsibility for any adverse taxation consequences Scheme Creditors may face as a result of participating in the Scheme.

Notwithstanding the general warning given above that Scheme Creditors should take their own advice as to the effect that participating in the Schemes may have as to their taxation position, the following is a high-level summary of certain material tax consequences relating to the Schemes. It does not purport to be a complete analysis of all tax considerations relating to the Schemes and to all Scheme Creditors. The tax consequences set forth below in this high-level summary are based on the applicable laws, regulations, court decisions, revenue rulings and administrative proceedings (which may not be binding) as of the date of this Explanatory Statement, and all of which are subject to change or changes in interpretation and are not intended to be exhaustive. Scheme Creditors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in tax consequences different from those discussed below. No representations are made regarding the tax consequences of the Schemes for any particular Scheme Creditors. It is repeated that this information is not a substitute for independent advice pertaining to the particular circumstances of each Scheme Creditor. Accordingly, Scheme Creditors are urged to consult their own tax advisers without delay with respect to the particular tax consequences to them of the Schemes, including the tax consequences under any applicable laws.

12.1	Cayman Islands Taxation

The Company

No adverse Cayman Islands tax implications will arise for the Company in connection with the release of the Existing HY Notes, Convertible Bonds, related Note Guarantees and the issue of the New HY Notes, CVRs, the Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds issued pursuant to the Automatic Exchange Transaction.

Scheme Creditors

The release of the Existing HY Notes, Convertible Bonds and related Note Guarantees will not trigger any adverse tax implications for Scheme Creditors which are tax resident in the Cayman Islands.

Explanatory Statement – Part 5 - Taxation

12.2	United States Taxation

(a)	The following is a general discussion of certain U.S. federal income tax considerations related to participation in the Schemes, including the exchange of Scheme Claims for Scheme Consideration, but does not purport to be a complete analysis of all tax effects of the Schemes. This summary does not address the U.S. federal income tax considerations related to the acquisition, ownership or disposition of the Scheme Consideration except with respect to Scheme Consideration received pursuant to a Scheme. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. The Company will not seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax considerations to U.S. Holders (as defined below) of participation in the Schemes and the receipt of Scheme Consideration. Accordingly, there can be no assurance that the IRS will not challenge any of the U.S. federal income tax considerations described below or that any such challenge, if made, would not be sustained by a court. In addition, this summary only applies to U.S. Holders (other than with respect to the discussion of FATCA, as defined below) that hold their Scheme Claims as capital assets within the meaning of the Code (generally, property held for investment).

(b)	This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, regulated investment companies, real estate investment trusts, persons who hold their Notes (as defined below) as part of a straddle, hedge, conversion transaction or other integrated investment, persons subject to the alternative minimum tax, U.S. persons whose functional currency is not the U.S. dollar or U.S. persons that use a mark-to-market method of accounting). This discussion does not address the U.S. state, local, estate or gift tax laws, the Medicare tax on net investment income or non-U.S. tax considerations relating to the purchase, ownership and disposition of the Notes. Each U.S. Holder should consult its own tax advisor with regard to the U.S. federal income and other tax considerations to them with respect to their participation in the Schemes in light of their particular situations.

(c)	“U.S. Holder” means a holder that is a beneficial owner of a Scheme Claim and that is, for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

(iv)	a trust with respect to which (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) a valid election was made to be treated as U.S. person for U.S. federal income tax purposes.

Explanatory Statement – Part 5 - Taxation

(d)	If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Scheme Claim, the tax treatment of such partnership and each partner will depend upon the application of special rules that apply to partnerships under the U.S. federal income tax laws, the status of the partner and the activities of the partnership. If you are a partner or a partnership holding a Scheme Claim, you are urged to consult your tax advisors regarding the tax considerations of the participation in the Schemes and the receipt of Scheme Consideration.

U.S. HOLDERS PARTICIPATING IN THE SCHEMES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSIDERATIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

(e)	Tax Considerations of the Exchange of Scheme Claims for Scheme Consideration

(i)	Whether and to what extent U.S. Holders will be required to recognize gain or loss in connection with their exchange of Scheme Claims for Scheme Consideration will depend on whether any portion of the exchange qualifies as a recapitalization pursuant to Section 368 of the Code. In general, the exchange will qualify as a recapitalization with respect to a particular U.S. Holder if, among other requirements, any of the Scheme Claims and any of the corresponding New HY Notes and the Mandatorily Exchangeable Bonds (together, the “Notes”) received by such Holder constitute “securities” for purposes of the recapitalization provisions of the Code. The rules for determining whether a debt instrument constitutes a security under the recapitalization provisions of U.S. federal income tax laws are unclear. The term “security” is not defined for this purpose in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the debt holder’s exposure to the substantial risks of the enterprise, the extent of the debt holder’s proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations.

(ii)	One of the most significant factors considered in determining whether a particular debt instrument is a security is its term as determined at the date of issuance. In general, debt instruments with a term of less than five years are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are likely to be considered securities, and debt instruments with an initial term at issuance of five to ten years are often considered securities, but their status may be unclear. The IRS ruled in Revenue Ruling 2004-78 that in certain cases where new debt instruments are issued in exchange for securities, the new debt instruments may be treated as a continuation of the securities and thus the exchange may qualify for recapitalization treatment. There can be no assurance, however, that the IRS will agree with this characterization.

(iii)	To the extent all or a portion of the Scheme Claims exchanged for all or a portion of the Notes qualifies as a tax-free recapitalization with respect to a particular U.S. Holder, such U.S. Holder will not recognize any loss on that portion of the exchange. Such Holder will recognize gain on the exchange only to the extent of the lesser of (i) the sum of any cash and the fair market value of any Scheme Consideration not treated as received in a tax-free recapitalization (such as the CVRs and non-qualifying tranches of Notes, any such consideration collectively, “boot”) and (ii) the difference between the fair market value of the Scheme Consideration and the U.S. Holder’s basis in its Scheme Claims (in each case other than any amounts attributable to accrued and unpaid interest, which would be treated as described in paragraph 12.2(e)(x) below (Accrued Interest).

Explanatory Statement – Part 5 - Taxation

(iv)	A U.S. Holder’s initial tax basis in any Notes treated as received in a recapitalization for U.S. federal income tax purposes will be equal to such Holder’s aggregate adjusted tax basis in the Scheme Claims surrendered pursuant to the recapitalization increased by any gain recognized on the exchange and reduced by the fair market value of the boot (other than any amounts attributable to accrued and unpaid interest which would be treated as described in paragraph 12.2(e)(x) below (Accrued Interest). Such basis must be allocated among the Notes treated as received in a recapitalization in proportion to such properties’ relative fair market value. The holding period for any Notes treated as received in a recapitalization for U.S. federal income tax purposes will include the holding period for the Scheme Claims treated as exchanged therefor pursuant to a recapitalization. Any accrued market discount on a Scheme Claim will be carried over to any Scheme Claims exchanged therefor pursuant to a recapitalization. A U.S. Holder’s initial tax basis in the boot received will equal the fair market value of such boot and the holding period for such boot will begin on the day following the date of the exchange.

(v)	Whether or not the exchange of Scheme Claims for Notes by a particular U.S. Holder qualifies as a tax-free recapitalization will depend on the particular Scheme Claims being exchanged and the terms of the Notes received. Holders should consult their tax advisors as to whether any of the Scheme Claims are properly classified as securities and, accordingly, to what extent the exchange will be treated for U.S. federal income tax purposes as a recapitalization. U.S. Holders should also consult their tax advisors for assistance in determining their basis in any Scheme Consideration received and in computing their gain, if any, particularly where a U.S. Holder holds multiple tranches of Scheme Claims and/or receives multiple tranches of Scheme Consideration.

(vi)	The tax consequences of participating in the Schemes may also depend on whether any cash that is or has been received by such Holder from the Company and any Scheme Consideration not treated as received in a recapitalization is treated as a separate and independent payment with respect to its Scheme Claims, or whether the distribution of any such cash and non-qualifying Scheme Consideration is instead integrated for U.S. federal income tax purposes with the exchange of Scheme Claims for Notes treated as received in a recapitalization pursuant to the Schemes. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of distributions to them of cash and receipt of Scheme Consideration not received in a recapitalization.

(vii)	If the Scheme is not treated as a recapitalization with respect to a U.S. Holder, subject to the wash-sale rules, such U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the Holder’s adjusted tax basis in the Scheme Claims. The amount realized on a Holder’s exchange of Scheme Claims will be equal to the issue price of the Notes received in the exchange and the fair market value of the other Scheme Consideration received or deemed received by the Holder in the exchange, but excluding any amount treated as received in respect of accrued but unpaid interest not previously included in income by the Holder. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period in its Scheme Claims exceeds one year as of the date of the exchange or short-term gain or loss if the U.S. Holder’s holding period is one year or less. However, gain or loss, as well as the holding period, will be determined separately for each tranche of Scheme Claims exchanged pursuant to the Scheme. Any such gain or loss generally will be U.S. source income or loss for U.S. foreign tax credit purposes.

Explanatory Statement – Part 5 - Taxation

(viii)	The issue price of any Notes treated as received in an exchange will depend on whether such Notes and/or the Scheme Claims exchanged are “publicly traded” property as defined by applicable Treasury Regulations. If, as the Company expects, the Notes are considered to be “publicly traded” property, then the issue price of such Notes will be equal to the fair market value of such Notes on the date of the exchange. The application of these rules to the Schemes is complicated and U.S. Holders should consult their tax advisors regarding determining the issue price of the Notes received in the exchange.

(ix)	Exchange Gain or Loss. In the case of non-U.S.-denominated Scheme Claim, gain or loss recognized by a U.S. Holder as a result of the exchange of the non-U.S.-denominated Scheme Claim generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in foreign currency exchange rates during the period in which the U.S. Holder held such non-U.S.-denominated Scheme Claim. In the case of a non-U.S. denominated note, such foreign currency gain or loss will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s non-U.S.-denominated note purchase price for the non-U.S.-denominated note (reduced by any bond premium previously amortized) calculated at the spot rate of exchange on the date of the exchange and (ii) the U.S. dollar value of the U.S. Holder’s non-U.S.-denominated note purchase price for the non-U.S.-denominated note (reduced by any bond premium previously amortized) calculated at the spot rate of exchange on the date of purchase of the non-U.S.-denominated note. If the non-U.S.-denominated note is traded on an established securities market, with respect to a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder), such foreign currency gain or loss will be calculated based on the spot rate of exchange on the settlement date of the exchange and on the settlement date of the purchase of the non-U.S.-denominated note. The realization of any foreign currency gain or loss, including foreign currency gain or loss with respect to amounts attributable to accrued and unpaid interest, will be limited to the amount of overall gain or loss realized on the exchange of the relevant Scheme Claim.

(x)	Accrued Interest. To the extent that any amount received by a U.S. Holder is attributable to accrued interest on a Scheme Claim, such amount will be includable in gross income as interest income if such accrued interest had not been included previously in the Holder’s gross income for U.S. federal income tax purposes.

(xi)	Market Discount. If a U.S. Holder acquired a Scheme Claim with market discount, any gain recognized on the exchange of such Scheme Claim will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the Holder previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount generally is equal to the excess, if any, of the stated principal amount of a Scheme Claim over the Holder’s initial tax basis in the Scheme Claim, if such excess exceeds a de minimis amount. U.S. Holders who acquired any Scheme Claims other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code.

Explanatory Statement – Part 5 - Taxation

(f)	Tax Considerations Related to U.S. Holders Holding and Disposing of the Notes

(i)	Effect of Certain Contingencies

(A)	The Company will take a position, during those periods in which the Company may elect to pay in PIK Interest, fully in cash (“Cash Interest”), or a combination of cash and PIK Interest (“Partial PIK Interest”), that the Company and each U.S. Holder is entitled to account for the Notes using a payment schedule in which interest on the Notes is initially assumed to be paid in the manner that would minimize the yield on the Notes in accordance with Treasury Regulations Section 1.1272-1(c) and that the Notes accordingly are not subject to the Treasury Regulations applicable to contingent payment debt instruments (the “CPDI rules”).

(B)	Moreover, in certain circumstances, the Company may be obligated to make payments in excess of stated interest (including PIK Interest, if any) and the adjusted issue price of the Notes and/or redeem the Notes in advance of their stated maturity or (in the case of the Mandatorily Exchangeable Bonds) to extend the maturity of the Notes. The Company does not intend to treat the Notes as contingent payment debt instruments because of, among other things, the possibility of such payments or early redemptions. This position is based in part on assumptions, as of the date of issuance of the Notes, regarding the likelihood that such payments will have to be paid and/or relating to the expected yield to maturity of the Notes. Assuming such position is respected, any such amounts paid to a U.S. Holder pursuant to any repurchase or redemption would be taxable as described in paragraph 12.2(f)(iii) below (Sale, Exchange, Retirement or Other Disposition by a U.S. Holder) and any payments of Additional Amounts in respect of the Mandatorily Exchangeable Bonds or in respect of the New HY Notes (in each case, as the term “Additional Amounts” is defined in the New Trust Deed or New Indentures, as applicable) in an amount in excess of stated interest and the adjusted issue price would be taxable as additional ordinary income when received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. The Company’s position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to the Company’s position, which could affect the timing and character of a U.S. Holder’s income with respect to the Notes. U.S. Holders should consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof. This discussion assumes that the Notes are not treated as contingent payment debt instruments.

Explanatory Statement – Part 5 - Taxation

(ii)	Original Issue Discount PIK Interest and Stated Interest

(A)	A Note is issued with original issue discount (“OID”) in an amount equal to any excess of its stated redemption price at maturity (the sum of all payments to be made on the Notes other than qualified stated interest) over its issue price, determined as described in paragraph 12.2(e) above (Tax Considerations of the Exchange of Scheme Claims for Scheme Consideration), by more than a statutorily defined de minimis amount. Because the Notes provide the Company with the ability to pay some or all of the interest on the Notes in the form of PIK Interest for a given accrual period, no stated interest on the Notes will be qualified stated interest for U.S. federal income tax purposes (even if stated interest is expected to be paid, and actually is paid, in cash). As a result, even if the issue price of the Notes is not less than the stated redemption price at maturity, the Notes will be treated as issued with OID for U.S. federal income tax purposes. Interest, including OID, on the Notes will be treated as foreign source income for U.S. federal income tax purposes.

(B)	A U.S. Holder generally will be required to include OID in income before the receipt of the associated cash payment, regardless of the U.S. Holder’s accounting method for tax purposes. A U.S Holder will be required to include OID in income for U.S. federal income tax purposes as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. A U.S. Holder would be required to include the OID in income in addition to the inclusion of stated interest and would generally be required to include in income increasing greater amounts of OID in successive accrual periods.

(C)	As discussed in paragraph 12.2(f)(i) above (Effect of Certain Contingencies) for purposes of computing the yield to maturity of the notes and the amount of OID attributable to each accrual period, the Company will take a position that the Company and each U.S. Holder are entitled to use the payment schedule determined to minimize the yield on the Notes. This assumption is stated solely for U.S. federal income tax purposes and does not constitute a representation by the Company regarding the likelihood that interest on the Notes will be paid in a particular manner. If, contrary to this assumption, a different combination of interest is actually paid on the Notes, then, solely for the purposes of recomputing future OID accruals on the Notes, the Notes will be treated as retired and reissued on the date of such change in circumstances for an amount equal to their then-adjusted issue price, the yield to maturity on the Notes will be redetermined taking into account such change in circumstances.

(D)	Any PIK Interest generally will not be treated as a payment of interest on an original note for U.S. federal income tax purposes. Instead, any PIK Interest together with the original Note will be treated as a single debt instrument for U.S. federal income tax purposes.

(E)	Under applicable U.S. Treasury Regulations, a U.S. Holder of a Note with OID may elect to include in gross income all interest that accrues on the Note using the constant yield method described above. Once made with respect to the Note, the election cannot be revoked without the consent of the IRS. A U.S. Holder considering an election under these rules should consult its own tax advisor.

Explanatory Statement – Part 5 - Taxation

(F)	U.S. Holders may obtain information regarding the amount of OID, the issue price, the issue date and yield to maturity by contacting the Company Secretary at info@kaisagroup.com, telephone +852 3900 0988 or fax +852 3900 0990.

(G)	Each payment of Cash Interest under a Note will be treated first as a payment of any accrued OID on the Note to the extent such accrued OID has not been allocated to prior cash payments and second as a payment of principal on the Note. U.S. Holders generally will not be required to separately include Cash Interest on the Notes to the extent such cash payments constitute payments of previously accrued OID or payments of principal.

The rules regarding OID are complex and the rules described above may not apply in all cases. If other rules apply instead, U.S. Holders of the Notes could be treated differently than described above. Prospective U.S. Holders of the Notes are urged to consult their own tax advisors regarding the potential application of the OID rules to the notes and the consequences thereof.

(iii)	Sale, Exchange, Retirement or Other Disposition by a U.S. Holder

(A)	A U.S. Holder’s initial tax basis in a Note will depend on whether the exchange resulting from the receipt of the Scheme Consideration is a taxable exchange or not, as described in paragraph 12.2(e) above (Tax Considerations of the Exchange of Scheme Claims for Scheme Consideration).

(B)	Although not free from doubt, a U.S. Holder’s adjusted tax basis in a Note (as determined above) should be allocated between the original Note and any new notes received in respect of PIK Interest thereon (“PIK Notes”) in proportion to their relative principal amounts. A U.S. Holder’s holding period in any PIK Note received in respect of PIK Interest would likely be identical to its holding period for the original Note with respect to which the PIK Note was received.

(C)	A U.S. Holder generally will recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of a Note equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition of the Note (less any amounts attributable to accrued but unpaid interest, which will be subject to tax in the manner described in paragraph 12.2(f)(ii) above (Original Issue Discount, PIK Interest and Stated Interest) to the extent not previously so taxed), and the U.S. Holder’s adjusted tax basis in the Note.

(D)	Any gain or loss recognized on the sale, exchange, retirement, or other disposition of a Note will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of disposition. Long-term capital gain of a non-corporate U.S. Holder generally is taxed at preferential rates. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized on the sale, exchange, retirement or other disposition of a Note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States.

Explanatory Statement – Part 5 - Taxation

(E)	The deductibility of capital losses is subject to certain limitations. U.S. Holders should consult their own tax advisors as to the U.S. federal income tax consequences of disposing, in separate transactions, of the original Note and any PIK Notes issued as PIK Interest with respect to such original Note.

(F)	Market Discount. A Note treated as received in an exchange for a Scheme Claim with market discount in a recapitalization for U.S. federal income tax purposes will also be treated as acquired with market discount to the extent the issue price of a Note exceeds the Holder’s initial tax basis for such Note by more than a de minimis amount. If a U.S. Holder acquires its Notes at a market discount and elects to include the market discount in gross income currently as ordinary income, the amount of market discount included in such U.S. Holder’s income increases such U.S. Holder’s adjusted tax basis in its Notes. Unless a U.S. Holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related Note to its maturity date.

(G)	An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. Holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. Accordingly, if a U.S. Holder has previously made a market discount election, including with respect to a Scheme Claim, such U.S. Holder that receives Scheme Consideration with market discount will include the market discount applying the constant yield method. The market discount rules are complicated, and U.S. Holders are urged to consult their own tax advisors regarding the tax considerations related to owning and disposing of Notes with market discount, including the availability of certain elections.

(H)	Acquisition Premium. If a U.S. Holder’s initial tax basis in the Notes is greater than their issue price and less than or equal to their stated principal amount, the U.S. Holder will be considered to have acquired the Notes with “acquisition premium.” Under the acquisition premium rules, such U.S. Holder generally will be permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s initial basis in the Note over the Note’s issue price, and the denominator of which is the excess of the principal amount of the Notes over their issue price.

Explanatory Statement – Part 5 - Taxation

(I)	Amortizable Bond Premium. A Note has amortizable bond premium in the hands of a U.S. Holder if the U.S. Holder acquired the Note for an amount in excess of the Note’s stated principal amount. In such a case, a U.S. Holder will not be required to accrue any OID on the Notes. A U.S. Holder generally may elect to amortize such premium from the purchase date of a Note to the maturity date of the Note under a constant yield method based on the Note’s payment period. A U.S. Holder that elected to amortize such premium as an offset to interest income must reduce its tax basis in the Note by the amount of the premium amortized during such Holder’s holding period of the Note. For a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in such Holder’s tax basis upon the sale of the Note. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the U.S. Holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. U.S. Holders are urged to consult their own tax advisors regarding the tax considerations related to owning and disposing of Notes with bond premium, including the availability of certain elections and the effects of certain Company options.

(J)	The Notes are subject to call provisions at the Company’s option at various times. As a result, a U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable on an applicable call date if the use of the call price and the call date results in a smaller amortizable bond premium for the period ending on the call date. In the event that the Company does not exercise its call rights on such call date, the Notes generally should be treated as reissued on the call date for the “adjusted acquisition price” (as defined for U.S. federal income tax purposes), and the U.S. Holder will recalculate the amount of any amortizable bond premium on such Note pursuant to the principles described above. The foregoing rules may eliminate, reduce or defer any amortization deductions.

(iv)	Passive Foreign Investment Company Considerations in Respect of the Mandatorily Exchangeable Bonds and Exchange Convertible Bonds

(A)	If, as described below, the Company is classified as a passive foreign investment company (“PFIC”) for any taxable year during which a U.S. Holder owns Mandatorily Exchangeable Bonds and/or Exchange Convertible Bonds, the U.S. Holder generally will be treated as owning stock in the Company and will be subject to adverse rules (regardless of whether the Company continues to be classified as a PFIC) with respect to any gain realized on the sale or other disposition of the Mandatorily Exchangeable Bonds. For a description of these adverse rules, including loss of favorable capital gains rates and the imposition of an interest charge, see paragraph 12.2(h)(v) “Conversion of Exchange Convertible Bonds to Common Shares—Passive Foreign Investment Company Rules”). In addition, if the Company is classified as a PFIC, the holding period of a Common Share acquired through the exercise of the Exchange Convertible Bonds would include the period during which the Mandatorily Exchangeable Bonds and/or Exchange Convertible Bonds were held, which could exacerbate the effect of the adverse rules described below. In addition, the mark-to-market election under the PFIC rules (as described below) may not be made with respect to the Mandatorily Exchangeable Bonds and/or Exchange Convertible Bonds.

Explanatory Statement – Part 5 - Taxation

(B)	The application of the PFIC rules to Mandatorily Exchangeable Bonds and/or Exchange Convertible Bonds, including the application of the reporting requirement described in paragraph 12.2(h)(v) below (Conversion of Exchange Convertible Bonds to Common Shares—Passive Foreign Investment Company Rules), is subject to significant uncertainties. Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the PFIC regime and any reporting obligations to which they may be subject under that regime.

(g)	Exchange of Mandatorily Exchangeable Bonds for Exchange Convertible Bonds

The exchange of the Mandatorily Exchangeable Bonds for the Exchange Convertible Bonds is not expected to be a taxable event to the U.S. Holders for U.S. federal income tax purposes, and, accordingly, the Exchange Convertible Bonds are expected to have the same issue price, adjusted issue price, adjusted tax basis and holding period as the Mandatorily Exchangeable Bonds. The U.S. federal income tax consequences of holding and disposing of an Exchange Convertible Bond generally are expected to be the same as the U.S. federal income tax consequences of holding and disposing of a Mandatorily Exchangeable Bond.

(h)	Conversion of Exchange Convertible Bonds to Common Shares

(i)	Conversion

(A)	If a U.S. Holder presents a notice pursuant to an Exchange Convertible Bond to convert such holding into Common Shares, the U.S. Holder will receive solely Common Shares, or, in certain limited circumstances, cash in lieu of fractional shares. If, upon conversion, the Company satisfies the conversion obligation solely with shares of the Company’s Common Shares, U.S. Holders generally will not recognize any income, gain or loss, except with respect to cash received in lieu of a fractional share of the Company’s Common Shares. A U.S. Holder’s adjusted basis in the Common Shares received will be the same as such Holder’s adjusted basis in the Exchange Convertible Bond at the time of the conversion, reduced by any basis allocable to a fractional share. The holding period for the Company’s Common Shares generally will include the holding period of the Exchange Convertible Bond converted.

(B)	Cash, if any, received in lieu of a fractional share of the Company’s Common Shares will be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, subject to the PFIC rules described below, a U.S. Holder generally will recognize capital gain or loss (measured by the difference between the cash received for the fractional share and such Holder’s adjusted basis allocable to the fractional share).

Explanatory Statement – Part 5 - Taxation

(ii)	Constructive Distributions

(A)	If at any time the Company were to make or treated as making a distribution of cash or property to its shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (or if the Company has any other convertible debt outstanding) and, in accordance with the provisions described in “Terms and Conditions of the Bonds —Adjustments to Conversion Price”, the conversion rate of the Mandatorily Exchangeable Bonds were adjusted, such adjustment would be a deemed distribution taxable as a dividend to beneficial owners of the Mandatorily Exchangeable Bonds to the extent of the Company’s current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the beneficial owners of the Mandatorily Exchangeable Bonds do not receive a cash payment.

(B)	If the conversion rate is adjusted upon the occurrence of certain events (as described in “Terms and Conditions of the Bonds —Adjustments to Conversion Price”), such adjustment also may be a deemed distribution, taxable as a dividend to beneficial owners of the Mandatorily Exchangeable Bonds to the extent of the Company’s current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the beneficial owners do not receive a cash payment. Generally, an adjustment in the conversion rate under the indenture made pursuant to a bona fide reasonable adjustment formula in the event of share dividends or distributions of rights to subscribe for the Company’s Common Shares will not be a taxable constructive distribution; in contrast, as noted above, an adjustment to the conversion ratio to compensate for a taxable dividend will be treated as a taxable constructive distribution.

(C)	Furthermore, in certain circumstances, the failure to adjust the conversion rate under the indenture may result in a deemed taxable distribution to holders of the Company’s Common Shares.

(D)	If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of the Company’s current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but will not be eligible for the reduced rates of tax applicable to certain dividends paid to individual investors applicable to certain dividends paid to corporate holders.

Explanatory Statement – Part 5 - Taxation

(iii)	Distributions on Common Shares of the Company’s Common Shares

(A)	Subject to the passive foreign investment company rules below, if, after a U.S. Holder converts an Exchange Convertible Bond into Common Shares, the Company makes a distribution in respect of those Common Shares, the gross amount of any distribution will be treated as a dividend (including withheld taxes, if any), generally taxable to such U.S. Holder as ordinary income, to the extent it is paid from the Company’s current or accumulated earnings and profits. Dividends paid by the Company will be includible in a U.S. Holder’s gross income upon receipt. In addition, whether or not the amount of dividends received with respect to the Company’s Common Shares by certain non-corporate U.S. Holders (including individuals) are eligible for the preferential rates for “qualified dividends” will depend on whether the Company is (a) a PFIC, as described below, and (b) a qualified foreign corporation. A non-U.S. corporation will generally be considered a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program; or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Whether or not the Company is a qualified foreign corporation will also depend, inter alia, on whether or not the Company is deemed a PRC “resident enterprise” as discussed in 12.4 below (PRC Taxation). No assurances can be made regarding whether dividends from the Company will be qualified dividends eligible for taxation at preferential rates. Dividends received on Common Shares will not be eligible for the dividends received deduction allowed to corporations. If the distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to a Holder’s adjusted basis in the shares of the Company’s Common Shares. Any remaining excess will be treated as capital gain.

(B)	Distributions from the Company generally will constitute foreign source income for United States foreign tax credit purposes and will generally constitute passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Common Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holders elects to do so for all creditable foreign income taxes.

(C)	The amount of any dividend income paid in non-U.S. currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

(D)	As discussed in paragraph 12.2(h)(ii) above (Constructive Distributions), if an event occurs that dilutes the Exchange Convertible Bond holders’ interest and the conversion price is not adjusted, the resulting increase in the proportionate interests of the Company’s shareholders could be treated as a taxable stock dividend to them.

Explanatory Statement – Part 5 - Taxation

(iv)	Sale, Exchange or Other Taxable Disposition of Common Shares of the Company’s Common Shares

(A)	Subject to the passive foreign investment company rules below, upon the sale, exchange or other taxable disposition of shares of the Company’s Common Shares received on conversion of an Exchange Convertible Bond:

(I)	a U.S. Holder will have taxable gain or loss equal to the difference between the U.S. dollar value of the amount received by such Holder and such Holder’s adjusted tax basis in the shares of the Company’s Common Shares determined in U.S. dollars (determined as described in paragraph 12.2(h)(i) above (Conversion); and

(II)	a U.S. Holder’s gain or loss generally will be a U.S. source capital gain or loss and will be a long-term capital gain or loss if such Holder has a holding period for the Common Shares that is more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

(B)	In the event that the Company is treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of Common Shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on the disposition of the Common Shares, including the availability of the foreign tax credit under its particular circumstances.

(v)	Passive Foreign Investment Company Rules

(A)	Under the Code, the Company will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of its gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains. The Company is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. Whether the Company will be a PFIC in the 2016 or any future year is uncertain, because the fair market value of the Company’s assets may be determined in large part by the market price of the Common Shares, which is likely to fluctuate. Accordingly, there can be no assurance that the Company will not be a PFIC in 2016 or any future years. The Company does not intend to perform any analysis to determine whether or not it is a PFIC or to assist U.S. Holders in, or to provide U.S. Holders with any information to assist them in, making determinations with respect to the Company’s status under the PFIC rules or for determining U.S. federal income tax liability and U.S. Holders of Common Shares should consult their tax advisors regarding the Company’s PFIC status.

Explanatory Statement – Part 5 - Taxation

(B)	If the Company were a PFIC for any taxable year during which a U.S. Holder held Common Shares or during which such Holder held Exchange Convertible Bonds under certain rules relating to options on PFICs (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Common Shares would be allocated ratably over the U.S. Holder’s holding period for the Common Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its Common Shares exceeds 125% of the average of the annual distributions on the Common Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Furthermore, distributions from a PFIC are not be eligible for taxation at the preferential rates applicable to “qualified dividend” income as described above.

(C)	In the event the Company is or becomes a PFIC and the Common Shares are traded on a “qualified exchange” or other market within the meaning of applicable Treasury regulations, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election. U.S. Holders should consult their tax advisors regarding the availability of, and procedure for making, a mark-to-market election.

(D)	If the Company is classified as a PFIC, a U.S. Holder of Common Shares will generally be treated as owning stock owned by the Company in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to distributions to the Company by, and dispositions by the Company of, the stock of such subsidiaries. A mark-to-market election is not permitted for the shares of any subsidiary of the Company that is also classified as a PFIC.

(E)	The Company does not intend to provide information necessary for U.S. Holders to make qualified electing fund elections.

(F)	If the Company is considered a PFIC, a U.S. Holder will also be subject to information reporting requirements, possibly on an annual basis.

Explanatory Statement – Part 5 - Taxation

(i)	CVRs

(i)	A U.S. Holder’s initial tax basis in a CVR received in the Scheme will equal the fair market value of such CVR as determined for United States federal income tax purposes, and the holding period for such CVR will begin on the day following the date of the consummation of the exchange.

(ii)	There is no legal authority directly addressing the United States federal income tax treatment of the CVRs. It is not clear (i) whether a payment received in respect of the CVR or from a sale or disposition of the CVR should be viewed as additional consideration in respect of the Scheme Claim or in respect of the CVR itself or (ii) how a CVR would itself be treated for U.S. federal income tax purposes. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, it is possible that payments received with respect to a CVR, up to the amount of the U.S. Holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of a U.S. Holder’s adjusted tax basis in the CVR, with any amount received in excess of such basis treated as income, gain or loss. It is possible another method of basis recovery may apply. Further, it is not clear whether payments made with respect to a CVR, or upon a sale or disposition of a CVR, may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, whether because of the U.S. federal income tax treatment of the CVR or because of the treatment of a Scheme Claim exchanged therefor (or the U.S. Holder’s own tax position with respect to such Scheme Claim). A U.S. Holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. Holder’s right to receive CVR payments terminates.

(iii)	Although not entirely clear, a portion of any payment due more than six months following a U.S. Holder’s receipt of a CVR that is otherwise treated as gain to the U.S. Holder, may constitute imputed interest taxable as ordinary income under Section 483 of the Code. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally should equal the excess of the amount of the CVR payment over the present value of the amount as of the date a U.S. Holder receives the CVR, calculated using the applicable federal rate as the discount rate. A U.S. Holder of a CVR must include in its taxable income interest imputed pursuant to Section 483 of the Code using such U.S. Holder’s regular method of accounting.

(iv)	The United Stated federal income tax treatment of the CVRs is not certain. The Company does not intend to seek a ruling from the IRS regarding the tax treatment of the CVRs and it is possible that the IRS might successfully assert that payments with respect to, or sales or other dispositions of, the CVRs should be treated differently than described above.

Due to the legal and factual uncertainties regarding the tax treatment of the CVRs, U.S. Holders are urged to consult their own tax advisors as to determine the timing and characterization of income, gain or loss resulting from the receipt of payments pursuant to, sale or other disposition of and expiration of the CVRs as well as foreign currency and sourcing considerations relating to income realized in respect of the CVRs, including with respect to the facts and circumstances related to the Scheme Claim exchanged for the CVR and the U.S. Holder’s tax position with respect to that Scheme Claim.

Explanatory Statement – Part 5 - Taxation

(j)	Additional Considerations of U.S. Holders

(i)	Reportable Transaction Reporting

Under certain U.S. Treasury Regulations, U.S. Holders that participate in “reportable transactions” (as defined in the Treasury Regulations) must attach to their U.S. federal income tax returns a disclosure statement on IRS Form 8886. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss relating to the transactions described herein with respect to the Scheme Claims or Scheme Consideration as a reportable transaction if this loss exceeds the relevant threshold in the regulations. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 with respect to the transactions described herein, including without limitation, the disposition of any non-U.S. currency received.

(ii)	Backup Withholding

In general, information reporting requirements may apply to the receipt of certain payments of principal, interest or dividends or other payments received with respect to the Scheme Consideration on, the Notes, Common Shares, or CVRs, as the case may be, and the proceeds of disposition of Notes, Common Shares, or CVRs, to U.S. Holders other than certain exempt recipients such as corporations. The payor may be required to withhold backup withholding at a current rate of 28% on payments made within the United States, or by a U.S. payor or U.S. middleman or certain of their affiliates, on a Note, Common Share, or CVR to a Holder of a Note, Common Share, or CVR that is a U.S. person, other than an exempt recipient, if the Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.

Backup withholding is not an additional tax. U.S. Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against such Holder’s federal income tax liability or to a refund of the amounts withheld, provided the required information is furnished to the IRS in a timely manner.

(iii)	FATCA

(A)	Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (“FATCA”) generally may impose withholding at a rate of 30% on payments made to any foreign entity on debt obligations generating non-U.S. source interest issued by a foreign financial institution that (i) enters into certain agreements with the IRS or (ii) becomes subject to provisions of local law intended to implement an intergovernmental agreement entered into pursuant to FATCA, in each case to the extent such payments are attributable to U.S. source income (the so-called “foreign pass-thru payments”), unless the foreign entity receiving such payments complies with various U.S. information reporting and/or due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with such foreign entity) or otherwise qualifies for an exemption. Withholding on payments on debt obligations issued by foreign financial institutions, including on debt obligations generating non-U.S. source interest, will not occur before 2019. Furthermore, obligations issued on or prior to the date that is six months after the date on which applicable final Treasury Regulations defining foreign pass-thru payments are filed generally would be “grandfathered” from FATCA unless materially modified after such date. Accordingly, if the Company is treated as a foreign financial institution, FATCA would apply to payments on the Notes only if there is a significant modification of the Notes for U.S. federal income tax purposes after the expiration of this grandfathering period.

Explanatory Statement – Part 5 - Taxation

(B)	Similar rules to those described above may apply owners of the Common Shares, except that the grandfathering exception does not apply with respect to equity. The application of FATCA to payments made under the CVRs is unclear and is likely to depend on the CVRs’ characterization as described in paragraph 12.2(i) above (CVRs). U.S. Holders should consult with their tax advisors.

(C)	The intergovernmental agreement between Hong Kong and the United States modifies the requirements in this section and an intergovernmental agreement between the United States and a foreign country where a holder or intermediary is located may further modify such requirements.

(D)	U.S. Holders are urged to consult with their tax advisors regarding the application of FATCA to the Scheme Consideration.

The above discussion is not intended to constitute a complete analysis of all tax considerations relating to the Schemes. U.S. Holders are urged to consult their own tax advisors concerning the tax considerations of their particular situations. Hong Kong Taxation

Explanatory Statement – Part 5 - Taxation

12.3	Hong Kong Taxation

(a)	Withholding Tax

No withholding tax in Hong Kong is payable on payment of principal or interest or distribution with respect to the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds or in respect of any capital gains arising from the sale of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds.

(b)	Profits Tax

(i)	Hong Kong profits tax is chargeable on every person carrying on a trade, profession or business in Hong Kong with respect to assessable profits arising in or derived from Hong Kong from such trade, profession or business (excluding profits arising from the sale of capital assets).

(ii)	Under the Inland Revenue Ordinance (Cap. 112 of the Laws of Hong Kong) (the “Inland Revenue Ordinance”) as it is currently applied, Hong Kong profits tax may be charged on profits arising on the sale, disposal or redemption (as applicable) of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds where such sale, disposal or redemption is or forms part of a trade, profession or business carried on in Hong Kong.

(iii)	Interest on and distributions from the New HY Notes, the CVRs, the Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds issued pursuant to the Automatic Exchange Transaction will be subject to Hong Kong profits tax where such interest has a Hong Kong source, and is received by or accrues to:

(A)	a financial institution (as defined in the Inland Revenue Ordinance) and arises through or from the carrying on by the financial institutions of its business in Hong Kong; or

(B)	a corporation carrying on a trade, profession or business in Hong Kong and where the interest or distribution is derived from Hong Kong; or

(C)	a person (other than a corporation) carrying on a trade, profession or business in Hong Kong and such interest or distribution is with respect to the funds of the trade, profession or business and where the interest or distribution is derived from Hong Kong.

(c)	Stamp Duty

No Hong Kong stamp duty will be chargeable upon the issue or the subsequent transfer of the New HY Notes, the CVRs, the Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds issued pursuant to the Automatic Exchange Transaction (for so long as the relevant registers of holders are maintained outside Hong Kong).

Explanatory Statement – Part 5 - Taxation

12.4	PRC Taxation

(a)	The following summary of certain PRC tax consequences of the purchase, ownership and disposition of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds is based upon applicable laws, rules and regulations in effect as of the date of this Explanatory Statement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the New HY Notes, CVRs and Mandatorily Exchangeable Bonds and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds should consult their own tax advisors concerning the tax consequences of the purchase, ownership and disposition of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds, including such possible consequences under the laws of their country of citizenship, residence or domicile.

(b)	Taxation on Interest The Enterprise Income Tax Laws, effective January 1, 2008, impose a tax at the rate of 10% on interest paid to holders of the New HY Notes that are “non-resident enterprises” so long as any such “non-resident enterprise” holder does not have an establishment or place of business in the PRC or, despite the existence of establishment or place of business in the PRC, the relevant income is not effectively connected with such establishment or place of business in the PRC, to the extent such interest is sourced within the PRC. Pursuant to these provisions of the Enterprise Income Tax Laws, despite many uncertainties with respect to their application, if the Company is considered a PRC resident enterprise, interest payable to non-resident enterprise holders on the New HY Notes and the Mandatorily Exchangeable Bonds and/or payments made to non-resident enterprises holders under the CVRs may be treated as income derived from sources within the PRC and be subject to the PRC withholding tax. To the extent that China has entered into arrangements relating to the avoidance of double-taxation with any jurisdiction, such as Hong Kong, that allow a lower rate of withholding tax, such lower rate may apply to qualified investors in the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds.

(c)	Taxation on Capital Gains. The Enterprise Income Tax Laws, impose a tax at the rate of 10% on capital gains realized by holders of the New HY Notes that are “non-resident enterprises” so long as any such “non-resident enterprise” holder does not have an establishment or place of business in the PRC or, despite the existence of establishment or place of business in the PRC, the relevant gain is not effectively connected with such establishment or place of business in the PRC, to the extent such capital gains are sourced within the PRC. Pursuant to these provisions of the Enterprise Income Tax Laws, despite many uncertainties with respect to their application, if the Company is considered a PRC resident enterprise, the capital gains realized by holders of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds may be treated as income derived from sources within the PRC and be subject to the PRC tax. To the extent that the PRC has entered into arrangements relating to the avoidance of double-taxation with any jurisdiction, such as Hong Kong, that allow a lower rate of withholding tax, such lower rate may apply to qualified investors in the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds.

(d)	Stamp duty. No PRC stamp tax will be chargeable upon the issue or transfer (for so long as the register of holders of the Notes is maintained outside the PRC) of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds.

Explanatory Statement – Part 6 – Risk Factors

PART 6 – RISK FACTORS

13	RISK FACTORS

The following summarises some of the principal risks and uncertainties that may arise in connection with the Schemes. It should be read in conjunction with all of the other information contained in this Explanatory Statement including the risk factors referred to in the AlixPartners Report. Additional risks and uncertainties not presently known to the Company or that the Company currently deem immaterial may become material and have a material adverse effect on the business, financial condition or results of the operations of the Group. This Explanatory Statement also contains forward-looking statements, which necessarily involve risks and uncertainties of their own. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors and circumstances, including the risks and uncertainties described in this Explanatory Statement and other factors outside of the Company’s control.

The risk factors set out in this part of the Explanatory Statement are not, and are not intended to be, exhaustive and Scheme Creditors should make their own assessment, and where they are uncertain, take appropriate professional advice, in respect of any dealings with the Group. This part is included in the Explanatory Statement merely as an overview guide to Scheme Creditors as to certain factors they may want to take into consideration.

13.1	Risks related to the approval and effectiveness of the Schemes

The Scheme Creditors may not approve the Schemes

(a)	In order for the Schemes to become effective, each Scheme must be approved by more than 50% in number and 75% in value of the Scheme Creditors present, in person or by proxy, and voting at the Scheme Meetings. If the requisite majority of Scheme Creditors do not vote in favour of the Schemes at the Scheme Meetings, then the Restructuring Proposal will not be implemented pursuant to the Schemes or possibly at all. Under the RSA and the Support Undertaking, some Scheme Creditors have given undertakings to vote in favour of the Scheme; however, such undertakings may cease to be binding in certain circumstances under the terms of the RSA and/or the Support Undertaking.
Even if the Scheme Creditors approve the Schemes, the Schemes may not be approved by the High Court or the Grand Court

(b)	In order for the Hong Kong Scheme to become effective under Hong Kong law and the Cayman Scheme to become effective under Cayman law, the High Court must sanction the Hong Kong Scheme and the Grand Court must sanction the Cayman Scheme. Each of the High Court and the Grand Court has discretion whether or not to sanction the relevant Scheme and will need to be satisfied that (i) the provisions of the applicable statute have been complied with; (ii) that the class(es) of creditors voting on the Scheme was/were properly constituted; (iii) each class was fairly represented by those who attended the meeting and the statutory majority are acting bona fide and are not coercing the minority in order to promote interests adverse to those of the class in question; and (iv) the arrangement is such that an intelligent and honest man, a member of the class concerned and acting in respect of his interest, might reasonably approve.

Explanatory Statement – Part 6 – Risk Factors

(c)	Even if the Schemes are approved at the Scheme Meetings, any Scheme Creditor which voted (or gave instructions to someone to vote on its behalf) at the Scheme Meetings may appear at the Sanction Hearings for either or both of the Schemes in order to make representations to object to the granting of any sanctioning order by either of the High Court and/or the Grand Court. The High Court and/or the Grand Court may also be prepared to hear such representations and objections on behalf of any other person whom they are satisfied has a substantial economic interest in the Schemes. Any objections made will delay or possibly prevent the Schemes from being sanctioned and becoming effective.

(d)	There can be no assurance that the High Court and/or the Grand Court will sanction the Schemes. If the High Court and/or the Grand Court do not sanction the Schemes, or are prepared to do so only subject to conditions or amendments which (i) the Company deems unacceptable or (ii) would have (directly or indirectly) a material adverse effect on the interests of any Scheme Creditors (and such conditions and amendments are not approved by the Scheme Creditor) the Schemes will remain ineffective.

(e)	Further, even if the High Court and the Grand Court sanction the Schemes, it is possible for any person who opposed the sanctioning of either Scheme at a sanction hearing to appeal against the granting of the sanctioning order by the High Court and/or the Grand Court. Any such appeals and/or subsequent litigation could delay the Schemes becoming effective or possibly prevent the Schemes from becoming effective at all.

No one can assure that the Chapter 15 Recognition Order will be granted in respect of the Schemes

(f)	The Schemes are each interconditional, and the granting of the Chapter 15 Recognition Order is a condition of the Hong Kong Scheme (which condition may be waived by the Company and the Existing Notes Trustee and, if there are any Initial Consenting Creditors, the Initial Consenting Creditors Majority). If the Company or the Existing Notes Trustee do not to waive that condition, or the High Court and/or the Grand Court grants the sanctioning orders subject to the granting of the Chapter 15 Recognition Order (i.e. removing the ability of the Company and the Existing Notes Trustee to waive the condition), the failure to obtain a Chapter 15 Recognition will result in the Schemes not becoming effective.

(g)	In addition, there can be no assurance that the US Bankruptcy Court will grant the Chapter 15 Recognition Order in connection with the Schemes. It is subject to a number of considerations by the US Bankruptcy Court under the laws of the United States.

The Schemes are interconditional

(h)	As stated above, the Schemes are interconditional. That is, the effectiveness of the Cayman Scheme is conditional on the sanctioning of the Hong Kong Scheme by the High Court and the effectiveness of the Hong Kong Scheme is conditional on the sanctioning of the Cayman Scheme by the Grand Court. Consequently, if one of the Schemes is not sanctioned by the relevant Court, or any conditions for either to become effective are not satisfied or waived (as applicable), then both Schemes will fail to become effective.

Explanatory Statement – Part 6 – Risk Factors

The Schemes are subject to a number of conditions and failure to fulfil any one of those conditions will result in the Schemes not proceeding

(i)	The conditions to the Schemes are set out in Part 3 (Transaction Overview) of this Explanatory Statement

13.2	Risks related to a failure to implement or a delay in implementing the Schemes

If the Schemes are not implemented or are materially delayed, the directors of the Company may have to take steps to put the Company into a form of insolvency proceeding

(a)	The Board has been able to permit the Company and the Group to continue to trade as a going concern largely due to both the continued support of certain of its creditors and the Board’s reasonable belief that the Schemes are likely to be implemented in a timely manner.

(b)	If the Schemes are not implemented, the Board may have to take steps to put the Company into some form of insolvency procedure to protect its assets for the benefit of all creditors.

(c)	If the Schemes are not implemented, and the Company enters into an insolvency procedure, then the proceeds available to Scheme Creditors are, based upon the analysis conducted by Deloitte, very likely to be reduced to a level materially lower than the potential value of the consideration they would receive if the Schemes are implemented.

Liquidation of the Company

(d)	If steps are taken to commence winding-up proceedings against the Company or any of the Subsidiaries, whether in Hong Kong or in the Cayman Islands or elsewhere, there will be a delay in taking the steps necessary to give effect to the Schemes and it may be that the Schemes will fail. It should, however, be noted that under Hong Kong and Cayman Law, it is possible for a liquidator (or provisional liquidator with the appropriate powers) to promulgate a scheme of arrangement. The same procedure for meetings, required majorities and sanctioning by the court will apply as for the Schemes.

Bankruptcy or insolvency proceedings for Onshore Operations

(e)	If the Company is placed into Official Liquidation or in liquidation in Hong Kong, the Subsidiaries may be subject to claims by creditors in each of their respective jurisdictions. As set out in Part 4 (Overview of the Group), the Onshore Operating Entities have outstanding onshore debts for the Onshore Operations of approximately RMB48.67 billion (as at 30 September 2015) and virtually all of the properties and land use rights of the Group have been pledged to PRC onshore lenders as collateral. If any of the Onshore Operating Entities were to be subject to an insolvency process, most of the assets and value of such entities would be subject to enforcement action by the Onshore Lenders and other local creditors with the proceeds from such enforcement to be used to repay amounts owing to such creditors. It is unlikely that any proceeds from this liquidation and sale of onshore assets and businesses will be available to satisfy offshore claims of the Scheme Creditors.

Explanatory Statement – Part 6 – Risk Factors

13.3	Risks following the implementation of the Schemes

The Group’s ability to pay its obligations as they fall due

(a)	As stated elsewhere in this Explanatory Statement, the purpose of the Restructuring Proposal is to enable the Company to recover from its current difficulties, for the benefit of all Stakeholders. However, Scheme Creditors should still bear in mind the following:

(i)	If the Company fails to comply with the undertakings and covenants under its remaining loan agreements or fails to obtain consents or waivers in respect of any breach of such undertakings and/or covenants, its financial condition, results of operations and business prospects may be materially and adversely affected.

(ii)	The Group’s ability to generate sufficient cash to satisfy outstanding and future debt and other obligations will depend upon its operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. Such factors include the fact that certain of the Restrictions and Blockages described in Part 2 (Background to the Schemes) of this Explanatory Statement are continuing.

(b)	The Group now has, and will continue to have following the Schemes, a substantial amount of indebtedness. The Group’s total indebtedness stated in the Unaudited Management Accounts, including both current and non-current borrowings, as of 31 December 2014 was RMB 65,119 million (US$10,023 million), respectively. As at 30 September 2015, the Group’s total borrowings were RMB66,067 million i.e. RMB 66 billion (US$10,169 million) The Group’s substantial indebtedness could have important consequences. For example, it could:

(i)	limit the Group’s ability to satisfy its obligations under the Scheme Consideration and other debt;

(ii)	increase the Group’s vulnerability to adverse general economic and industry conditions;

(iii)	require the Group to dedicate a substantial portion of its cashflow from operations to servicing and repaying its indebtedness, thereby reducing the availability of the Group’s cashflow to fund working capital, capital expenditures and for other general corporate purposes;

(iv)	limit the Group’s flexibility in planning for or reacting to changes in its businesses and the industry in which the Group operates;

(v)	place the Group at a competitive disadvantage compared to the Group’s competitors that have less debt;

(vi)	limit, along with the financial and other restrictive covenants of the Group’s indebtedness, among other things, its ability to borrow additional funds; and

(vii)	increase the cost of additional financing.

(c)	In the future, the Group may from time to time incur substantial additional indebtedness and contingent liabilities in compliance with the covenants of the New HY Notes. If the Company or its subsidiaries incur additional debt, the risks that the Group faces as a result of its already substantial indebtedness and leverage could intensify.

Explanatory Statement – Part 6 – Risk Factors

(d)	The Group’s ability to generate sufficient cash to satisfy its outstanding and future debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Group’s control, including, without limitation, the risks set forth below under “Risks related to the Group’s Business”. There is no assurance that the Group will be able to generate sufficient cashflow to meet the Group’s anticipated operating expenses and to service the Group’s debt obligations as they become due. If the Group is unable to service its indebtedness, the Group will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, further restructuring or refinancing the Group’s indebtedness or seeking equity capital. These strategies may not be instituted on satisfactory terms, if at all.

The Company’s cashflow forecasts relies on its ability to access a revolving credit facility

(e)	According to the Company’s cashflow forecast, the Company will need to draw down c.RMB4.3 billion from a revolving credit facility to service its onshore and offshore debt obligations in 2016. There are no assurances that the Company will be able to draw down this amount and even if it is able to do so, there are no assurances the interest costs and other associated fees will be in line with what has been forecast. If the Company is unable to draw down the required amount at a reasonable interest rate, then it may not be able to fully service its onshore and offshore debt obligations as envisioned.

The Company’s subsidiaries are subject to restrictions on the payment of dividends to the Group and its subsidiaries.

(f)	As a holding company, the Company depends on the receipt of dividends or advances from the Company’s subsidiaries, including its PRC subsidiaries, to satisfy the Company’s obligations, which will include its obligations under the Scheme Consideration. The ability of the Company’s subsidiaries to pay dividends to their shareholders is subject to, among other things, distributable earnings, cashflow conditions, restrictions contained in the articles of association of the Company’s subsidiaries, applicable laws and restrictions contained in the debt instruments or agreements of such subsidiaries. In addition, if any of the Company’s subsidiaries raises capital by issuing equity securities to third parties, dividends declared and paid with respect to such equity securities would not be available to the Company to make payments in respect of the Scheme Consideration. These restrictions could reduce the amounts that the Company receives from its subsidiaries, which would restrict its ability to meet the Company’s payment obligations under the Scheme Consideration and the obligations of the Subsidiary Guarantors or JV Subsidiary Guarantors (if any) under their respective Subsidiary Guarantees or JV Subsidiary Guarantees.

Explanatory Statement – Part 6 – Risk Factors

(g)	PRC laws and regulations permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. The Group’s PRC subsidiaries are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserves that are not distributable as cash dividends. In practice, the Group’s PRC project companies may pay dividends only after they have completed not only the project development, at least the development of a phase or a stand-alone tower or building, and the revenue recognition but also the required government tax clearance and foreign exchange procedures. In addition, dividends paid by the Group’s PRC subsidiaries to their non-PRC parent companies will be subject to a 10% withholding tax, unless there is a tax treaty between the PRC and the jurisdiction in which the overseas parent company is incorporated, which specifically exempts or reduces such withholding tax. Pursuant to avoidance of double taxation arrangements between Hong Kong and the PRC, if the non-PRC parent company is a Hong Kong resident and directly holds a 25% or more interest in the PRC enterprise, such withholding tax rate may be lowered to 5%, although there is uncertainty under a recent circular regarding whether intermediate Hong Kong holding companies will remain eligible for benefits under this arrangement. As a result of such restrictions, there could be timing limitations on payments from the Group’s PRC subsidiaries to meet payments required by the Scheme Consideration or satisfy its obligations under the Subsidiary Guarantees or JV Subsidiary Guarantees, as the case may be, and there could be restrictions on payments required to redeem the New HY Notes, the CVRs, the Mandatorily Exchangeable Bonds and the Exchange Convertible Bonds at maturity or as required for any early redemption or for payments required pursuant to the CVRs.

(h)	Furthermore, although the Group currently does not have any offshore shareholder loans to its PRC subsidiaries, the Group may resort to such offshore lending in the future, rather than equity contributions, to its PRC subsidiaries to finance their operations. In such events, the market interest rates that the Group’s PRC subsidiaries can pay with respect to offshore loans generally may not exceed comparable interest rates in the international finance markets. The Group’s PRC subsidiaries are also required to pay a 10% (or 7% if the interest is paid to a Hong Kong resident) withholding tax on the Group’s behalf on the interest paid under any shareholder loan. Prior to payment of interest and principal on any such shareholder loan, the PRC subsidiaries (as foreign-invested enterprises in the PRC) must present evidence of payment of the withholding tax on the interest payable on any such shareholder loan and evidence of registration with the PRC State Administration of Foreign Exchange, or SAFE, as well as any other documents that SAFE or its local branch may require.

(i)	As a result of the foregoing, there can be no assurance that the Company will have sufficient cashflow from dividends to satisfy its obligations under the Scheme Consideration or the obligations of the Subsidiary Guarantors or JV Subsidiary Guarantors (if any) under their respective Subsidiary Guarantees or JV Subsidiary Guarantees.

Future issuances of equity or equity-linked securities or debt securities

(j)	If the Group decides to meet any future funding requirements by way of additional debt financing, to the extent it could do so in compliance with the various covenants and restrictions contained in its financing arrangements, this may result in additional restrictions being placed on the Group, which may:

(i)	limit the Group’s ability to pay dividends or require it to seek consents before dividends are paid;

(ii)	increase the Group’s vulnerability to general adverse economic and industry conditions;

(iii)	limit the Group’s ability to pursue its business strategies;

Explanatory Statement – Part 6 – Risk Factors

(iv)	require the Group to dedicate a substantial portion of its cashflow from operations to service its debts, thereby reducing the availability of cashflow to fund capital expenditures, working capital requirements and other general corporate needs; and

(v)	limit the Group’s flexibility in planning for, or reacting to, changes in its business and/or industry.

Insurance

(k)	There is no mandatory provision under the PRC laws, regulations and government rules which require a property developer to take out insurance policies for its real estate developments. According to the common practice of the property industry in the PRC, construction companies are usually required to submit insurance proposals in the course of tendering and bidding for construction projects. Construction companies must pay for the insurance premium at their own cost and take out insurance to cover their liabilities, such as third party’s liability risk, employer’s liability risk, risk of non-performance of contract in the course of construction and other kinds of risks associated with the construction and installation works throughout the construction period. The insurance coverage for all these risks will cease immediately after the completion and acceptance upon inspection of construction.

(l)	The Group monitors the safety measures adopted by its construction contractors and safety aspects of the construction process through engaging independent third-party supervisory companies to oversee compliance with environmental and health and safety laws and regulations. In relation to workplace safety on its construction sites, the Group’s construction contractors are generally responsible for any accidents or injuries not caused by the Group. The Group also require its construction contractors to purchase accident insurance to cover their workers and to adopt appropriate safety measures, including providing workers with safety training.

(m)	The Group maintains group accident insurance for its employees. The insurance primarily insures employees for personal injuries in the Group’s workplace or on its construction sites. The Group do not, however, maintain property damage or third-party liability insurance for its workplace, construction sites or property developments. Under PRC law, these types of insurance are not mandatory and may be purchased on a voluntary basis. The Group and its construction contractors monitor the quality and safety measures adopted at the Group’s construction sites to lower the risks of damage to its property and liabilities that may be attributable to it. The Group re-evaluates the risk profile of the property development business and adjusts its insurance practices from time to time. The Group believes the Group has sufficient insurance coverage in place and that its insurance practice is in line with the customary practice in the PRC real estate industry. The Group is subject to social insurance contribution plans organized by the PRC local governments.

(n)	The Group does not carry comprehensive insurance against all potential losses or damages with respect to its properties before their delivery to customers nor does the Group maintain insurance coverage against liability from tortious acts, property damage or personal injury relating to the construction and maintenance of its properties. Although the Group expects its third-party construction companies to maintain appropriate insurance coverage, it cannot be sure that the insurance would cover or be sufficient to satisfy all claims, or that they would not be sued or held liable for damages notwithstanding their insurance coverage.

Explanatory Statement – Part 6 – Risk Factors

(o)	However, there are risks that are not covered, and the Group is self-insured for money losses, damages and liabilities that may arise in its business operations. Moreover, there are certain losses for which insurance is not available in PRC, such as losses suffered due to war. If the Group suffers from any losses, damages or liabilities in the course of its business, it may not have sufficient financial resources to cover such losses, damages or liabilities or to satisfy its related obligations. Any payment the Group makes to cover any losses, damages or liabilities may have a material and adverse effect on its business, results of operations and financial condition.

Anti-takeover provisions could prevent a change of control

(p)	Although the Articles of Association permit the steps required to effect the Restructuring Proposal, they contain provisions that could delay, defer or prevent a change in control in the future that could be beneficial to the shareholders of the Company. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the Common Shares and any shares issuable pursuant to the CVRs and Exchange Convertible Bonds and the New HY Notes. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer may be at a price above the then current market price of the Common Shares and the Scheme Consideration.

Cayman Islands laws on rights of shareholders are more limited than US law

(q)	The Company is a Cayman Islands company and its corporate affairs are governed by the Articles of Association, the Companies Law and the common law of the Cayman Islands. The rights of the Company’s shareholders to take action against the directors, actions that may be taken by minority shareholders and the fiduciary responsibilities of the Company’s directors under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as those from the English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of shareholders and the fiduciary responsibilities of directors under the Cayman Islands law are not as clearly established as they are under statutes or judicial precedents in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. In addition, some U.S. States, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands, and Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

13.4	Risks related to the Scheme Consideration

The Company’s stock is currently suspended and there are no assurances that it can resume trading in the near term

(a)	In accordance with the Listing Rules, the Company is required to publish its audited 2014 Annual Report as well as any additional interim and annual reports such that it is up to date on its financial disclosure before its Common Shares can resume trading. Pursuant to the terms of the Mandatorily Exchangeable Bonds, the Company has until 31 March 2017 to publish the 2014 Annual Report before it will be in default, but there are no assurances that it can do so, and even if it were able to, there are no assurances that it would have published all the other necessary financial reports to become up to date on its financial disclosures by that time. Also, there are no assurances as to how long, if at all, the SEHK will take to consider the Company to be in compliance with the Listing Rules and allow its Common Shares to resume trading. Without a resumption in trading of its Common Shares, the Mandatorily Exchangeable Bonds cannot be exchanged for the Exchange Convertible Bonds and the CVR Triggering Events are unlikely to occur.

Explanatory Statement – Part 6 – Risk Factors

(b)	Further, the Exchange Convertible Bonds cannot be issued until the Company has obtained the listing approval for the conversion shares to be issued upon an exercise of such conversion rights. As the SEHK will not issue such listing approval before approval for the Exchange Convertible Bonds at a general meeting is obtained, and may not issue such listing approval until the Company’s Common Shares have resumed trading, there are no assurances as to when (if at all) such listing approval may be obtained. In that case, the Exchange Convertible Bonds may not be issued for a long period of time after the Exchange Date, and the actual length of such period is highly uncertain. In the worst case scenario, the Exchange Convertible Bonds may not be issued at all during the tenor of the Mandatorily Exchangeable Bonds. Due to such uncertainty, the value of the Mandatorily Exchangeable Bonds will likely be adversely affected.

The Company is a holding company and payments with respect to the Scheme Consideration will be structurally subordinated to the liabilities, contingent liabilities and obligations of certain of its subsidiaries

(c)	The Company is a holding company with no material operations. The Company conducts its operations through its PRC subsidiaries. The Scheme Consideration will not be guaranteed by any current or future PRC subsidiaries. The Company’s primary assets are ownership interests in its PRC subsidiaries, which are held through the Subsidiary Guarantors and certain existing Non-Guarantor Subsidiaries and may be held by JV Subsidiary Guarantors or New Non-Guarantor Restricted Subsidiaries (as defined herein) in the future. The Subsidiary Guarantors do not and the JV Subsidiary Guarantors (if any) may not, have material operations. Accordingly, the Company’s ability to pay principal and interest on the Scheme Consideration and the ability of the Subsidiary Guarantors and JV Subsidiary Guarantors (if any) to satisfy their obligations under the Subsidiary Guarantees or JV Subsidiary Guarantees (if any) will depend upon the Company’s receipt of principal and interest payments on the intercompany loans and distributions of dividends from its subsidiaries. Creditors, including trade creditors, of the Non-Guarantor Subsidiaries and any holders of preferred shares in such entities, would have a Claim on the Non-Guarantor Subsidiaries’ assets that would have priority over the claims of holders of the Scheme Consideration. As a result, the Company’s payment obligations under the Scheme Consideration will be effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries, including their obligations under guarantees they have issued or will issue in connection with their business operations, and all claims of creditors of the Non-Guarantor Subsidiaries will have priority as to the assets of such entities over the Group’s claims and those of its creditors, including holders of the Scheme Consideration. As at the date of this Explanatory Statement, the Non-Guarantor Subsidiaries had unsubordinated indebtedness owed to third parties in the amount of RMB 48,669 million (US$7,491 million) and no financial guarantees provided to third parties, excluding mortgage buyers of the Group’s properties. The Scheme Consideration, the New Indentures and New Trust Deed permit the Company, the Subsidiary Guarantors, the JV Subsidiary Guarantors (if any) and the Non-Guarantor Subsidiaries to incur additional indebtedness and issue additional guarantees, subject to certain limitations. In addition, the Company’s secured creditors or those of any Subsidiary Guarantor or JV Subsidiary Guarantor (if any) would have priority as to the Company’s assets or the assets of such Subsidiary Guarantor or JV Subsidiary Guarantor (if any) securing the related obligations over claims of holders of the Scheme Consideration.

Explanatory Statement – Part 6 – Risk Factors

(d)	Under the terms of the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds, a Subsidiary Guarantee required to be provided by a subsidiary of the Company under the terms of the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds may be replaced by a limited-recourse guarantee, or JV Subsidiary guarantee, following the sale or issuance to, a third party of an equity interest in such subsidiary or its direct or indirect majority shareholders (subject to the satisfaction of certain conditions). Recovery under a JV Subsidiary guarantee is limited to an amount equal to the Group’s proportional interest in the issued share capital of such Subsidiary Guarantor multiplied by the fair market value of the total assets in such JV Subsidiary Guarantor and its subsidiaries, on a consolidated basis, as of the date of the last fiscal quarter end of the Company. As a result, the amount that may be recovered by the New HY Notes Trustee and New MEB Trustee pursuant to a JV Subsidiary guarantee (compared to a Subsidiary guarantee) is reduced, which in turn may affect your ability to recover any amounts due under the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds.

If the Group does not comply with the restrictions and covenants in the New Indentures and/or CVR Agreement and/or New Trust Deed or its other debt agreements, the Group could face defaults under the terms of the New Indentures and/or the CVR Agreement and/or New Trust Deed or these agreements, which could cause repayment of its debt to be accelerated.

(e)	The Group’s failure to comply with the restrictions and covenants in the New Indentures, the CVR Agreement, the New Trust Deed or the Group’s current or future debt and other agreements could result in default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to the Company, accelerate the debt and declare all amounts borrowed due and payable or terminate the agreements. Furthermore, some of the Group’s debt agreements, including the New Indentures and/or CVR Agreement and/or New Trust Deed, contain cross-acceleration or cross-default provisions. As a result, the Group’s default under one agreement could result in the acceleration of other debt, including the New HY Notes, CVRs, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds, or result in a default under its other debt agreements, including the New Indentures and/or New Trust Deed. If any of these events occur, there can be no assurance that the Group’s assets and cashflow would likely be sufficient to repay in full all of its indebtedness, and the Group may be unable to obtain alternative financing. Even if the Group was able to obtain alternative financing, there can be no assurance that it would be on terms that are favourable or acceptable to the Group.

(f)	The Group’s operations will be restricted by the terms of the New Indentures, New Trust Deed and the terms of its other indebtedness, which could limit its ability to plan for or to react to market conditions or meet its capital needs, which could increase your credit risk.

(g)	The New Indentures, New Trust Deed and the agreements governing certain of the Group’s other indebtedness include a number of significant restrictive covenants. These covenants restrict, among other things, the Group’s ability, and the ability of its Restricted Subsidiaries, to:

Explanatory Statement – Part 6 – Risk Factors

(i)	incur additional debt;

(ii)	make restricted payments;

(iii)	pay dividends or distributions on the Group’s capital stock, repurchase the Group’s capital stock, pay existing indebtedness, make or repay intercompany loans or advances or sell or transfer property or assets;

(iv)	sell capital stock;

(v)	guarantee indebtedness;

(vi)	enter into transactions with affiliates;

(vii)	create liens on the Group’s assets to secure debt;

(viii)	enter into sale and leaseback transactions;

(ix)	sell assets;

(x)	make investments;

(xi)	merge or consolidate with another company; and

(xii)	engage in different business activities.

(h)	These covenants could limit the Group’s ability to plan for or react to market conditions, to meet its capital needs or take advantage of business opportunities the Group believes to be desirable, obtain future financing, fund needed capital expenditures, significantly increase research and development expenditures, or withstand a continuing or future downturn in its businesses. Any of these could materially and adversely affect the Company’s ability to satisfy its obligations under the Scheme Consideration and other indebtedness. The Group’s ability to comply with these covenants may be affected by events beyond its control, and the Group may have to curtail some of its operations and growth plans to maintain compliance.

(i)	If any amount is owed by the Company in respect of the CVRs at the time of an event of default and the Company does not satisfy its obligations to settle the CVRs, no default interest will accrue on amounts owed under the CVRs, and any claim to a proportionate share of the Company’s assets may be diminished by the accrual of interest or default interest in respect of the Company’s other obligations. In addition, the company has the right to cure certain events of default prior to the CVR Trustee’s exercise of enforcement remedies. If cured, the event of default and its consequences will be rescinded. No default interest will have accrued during the pendency of such event of default.

Company’s Prospects

(j)	The Company will have no payment obligations in respect of the CVRs unless the Company’s implied market capitalization exceeds the milestones set out in the CVRs prior to the expiration of the CVRs. Whether such milestones will be triggered will likely depend upon the success of the Restructuring, the Company’s business and other factors beyond the control of the Company. The Company’s market capitalization will be influenced by the Group’s operational results (which in turn are subject to the various risks to which its businesses and operations are subject) and by other factors, such as changes in the regulatory environment that may affect the markets in which the Company operates and capital markets in general. Corporate events such as share sales, reorganisations, takeovers or share buy-backs may also adversely affect the Company’s market capitalization. Any decline in the Company’s market capitalization would adversely affect the market price of the CVRs. Even if any of the CVR milestones are achieved, settlement of any payment triggered under the CVRs will not occur until the later of (i) six months after the relevant milestone is exceeded and (ii) the third anniversary of the date of the CVR Agreement, unless such payment obligation is accelerated in accordance with the terms of the CVRs.

Explanatory Statement – Part 6 – Risk Factors

Stock Settlement and Stock Trading Suspension, Delisting and Illiquidity Risks in relation to the CVRs

(k)	The Common Shares are listed on SEHK but are currently subject to a trading suspension. While the Company will covenant to use reasonable efforts to maintain the listing of the Common Shares, there can be no assurance that the Common Shares will resume trading. In order to resume trading under the Listing Rules, the Company is required to publish its audited FY2014 annual report as well as any additional interim and annual reports. If the Common Shares do not resume trading, the CVRs will expire worthless. If the Common Shares resume trading, the market price of the CVRs at any time will be affected by, among other things, fluctuations in the Company’s market capitalization. The CVR milestones are subject to adjustment in the event that there is a capital distribution by the Company, but such adjustment mechanisms do not provide protection against every corporate or other event that may affect the Company’s market capitalization. Events in respect of which no adjustment is made may adversely affect the Company’s market capitalization and, therefore, adversely affect the value of the CVRs.

(l)	Under certain circumstances, the Company has the option to settle the payment obligations under the CVRs by issuance of Common Shares to CVR holders. If a payment obligation does arise under the CVRs, settlement thereof by the Company through the issuance of Common Shares may be made in circumstances in which the Common Shares would no longer trade following the settlement of such payment or such Common Shares would be converted into the shares of another entity. There can be no assurances that the Common Shares or any other shares paid in settlement of the CVRs would have the value specified in the CVR milestones at the time of settlement or thereafter. Furthermore, a cross-default under the CVRs may accelerate a payment obligation that the Company may settle in Common Shares under circumstances where such Common Shares would not be tradable or the Company may be unable to settle such payment obligation at all. Failure to settle a payment obligation under the CVRs could result in a cross-default with other indebtedness of the Company, which indebtedness may be entitled to payment prior to the CVRs.

CVR holders will have no voting rights or rights to dividends

(m)	A CVR does not entitle the holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or attend such meetings or the election of directors of the Company or any other matter.

Explanatory Statement – Part 6 – Risk Factors

In connection with certain Fundamental Changes and Events of Default, CVR holders will have the right to receive payment only with respect to milestones that have been met, and, in connection with such events, settlement can in certain circumstances be made in Common Shares at the election of the Company

(n)	Upon certain Fundamental Changes, including a liquidation of the Company or a merger or sale of assets in which the Common Shares remain outstanding, and events of default, CVR holders will have the right to receive payment in respect of milestones that have been met but will have no right to any future payments with respect to milestones that were not met at the time of such Fundamental Change. Upon certain events of default, the Company’s payment obligation under the CVRs will accelerate but the Company can make payment in Common Shares rather than cash unless the event of default was due to delisting of the Common Shares (or an event of default that would result in delisting with the passage of time or notice) or cross default under other indebtedness. Under these circumstances, the Common Shares may not maintain their value or trading may be volatile. In addition, upon a Fundamental Change involving a merger or sale of assets, where the consideration received is stock of another entity that is traded on SEHK, the Company may elect to satisfy the CVRs in Common Shares, in which case holders would receive shares of such other entity in connection with such transaction rather than cash. There can be no assurances as to the value of such consideration or the continued liquidity of the stock of such other entity.

An active trading market for the Scheme Consideration may not develop, and the trading prices of the Scheme Consideration could be materially and adversely affected

(o)	The Scheme Consideration will be newly issued securities. There will have been no trading market for the Scheme Consideration prior to the completion of the Schemes. There can be no assurance that an active trading market for the New HY Notes, CVRs, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds will develop. If there is not an active market for the any of these securities, the trading prices of such securities could be materially adversely affected. Application will be made for the listing and quotation of the New HY Notes, CVRs, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds on the SGX-ST. However, there can be no assurance that the Group will be able to achieve or maintain such listing or that a trading market for such securities will exist. The New HY Notes, CVRs, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds may not be publicly offered, sold, pledged or otherwise transferred in any jurisdiction where registration may be required. Lack of a liquid and active trading market for the Scheme Consideration could also impede a holder’s ability to dispose of such securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Scheme Consideration will not be subject to similar disruptions. Any such disruption may have an adverse effect on the holders of such securities.

Explanatory Statement – Part 6 – Risk Factors

The Group may be subject to risks presented by fluctuations in exchange rates between RMB and other currencies, particularly the U.S. dollar

(p)	The Scheme Consideration is denominated in U.S. dollars, while substantially all of the Group’s revenues are generated by its PRC operating subsidiaries and are denominated in RMB. Pursuant to reforms of the exchange rate system announced by PBOC on 21 July 2005, RMB-to-foreign currency exchange rates are allowed to fluctuate within a narrow and managed band against a basket of foreign currencies, rather than being effectively linked to the U.S. dollar. As a result of a series of current policy changes, the RMB appreciated against the U.S. dollar by approximately 33.4% from 21 July 2005 to 31 December 2014. The PRC government may adopt further reforms of its exchange rate system, including making the RMB freely convertible in the future. If such reforms were implemented and resulted in the devaluation of the RMB against the U.S. dollar, the Group’s financial condition and results of operations could be adversely affected because of the Group’s substantial U.S. dollar denominated indebtedness and other obligations. Such devaluation could also adversely affect the value, translated or converted into U.S. dollars or otherwise, of the Group’s earnings and the Company’s ability to satisfy its obligations under the US dollar denominated Scheme Consideration.

(q)	There are limited hedging instruments available in the PRC to reduce the Group’s exposure to exchange rate fluctuations between the RMB and other currencies. Following the consummation of the Schemes, the Group may enter into foreign exchange or interest rate hedging arrangements in respect of its U.S. dollar-denominated liabilities. These hedging arrangements may require the Group to pledge or transfer cash and other collateral to secure the Group’s obligations under the arrangements, and the amount of collateral required may increase as a result of mark-to-market adjustments. If the Group was unable to provide such collateral, it could constitute a default under such hedging arrangements.

(r)	Any hedging obligation entered into or to be entered into by the Group or its subsidiaries, may contain terms and conditions that may result in the early termination, in whole or in part, of such hedging obligation upon the occurrence of certain termination or analogous events or conditions (howsoever described), including such events relating to the Group and/or any of the Group’s subsidiaries, and the terms and conditions of such hedging obligation(s) may provide that, in respect of any such early termination, limited or no payments may be due and payable to, or that certain payments may be due and payable by, the Group and/or any of the Company’s subsidiaries (as relevant) in respect of any such early termination. Any such early termination, in whole or in part, of any such hedging obligation(s), and the payment and any other consequences and effects of such early termination(s), may be material to the Group’s financial condition and/or any of the Group’s subsidiaries and may be material in relation to the performance of their respective US dollar denominated obligations and commitments.

The RMB is not freely convertible; there are significant restrictions on the remittance of RMB into and outside the PRC; and the availability of RMB funds from the Group’s PRC operations for servicing the Scheme Consideration may be subject to future limitations imposed by the PRC government

(s)	The RMB is not freely convertible at present. The PRC government continues to regulate conversion between RMB and foreign currencies despite the significant reduction over the years by the PRC government of control over routine foreign exchange transactions under current accounts. Participating banks in Hong Kong have been permitted to engage in the cross-border RMB clearing and settlement services under a pilot scheme introduced in July 2009. This represents a current account activity. The pilot scheme was extended in July 2011 to cover all of the PRC and to make RMB settlement in cross-border trade available in all countries worldwide.

Explanatory Statement – Part 6 – Risk Factors

(t)	On 13 October 2011, the PBOC promulgated the Administrative Measures on Settlement of Cross-Border RMB Direct Investment (PBOC Announcement 2011 No. 23) (the “PBOC Measures”) to roll out the PBOC’s detailed RMB foreign direct investments (“RMB FDI”) administration system, which covers almost all aspects of RMB FDI, including capital injection, payment of purchase price in the acquisition of PRC domestic enterprises, repatriation of dividends and distribution, as well as RMB denominated cross-border loans.

(u)	On 14 June 2012, the PBOC issued the Notice of PBOC on Clarifying the Detailed Operating Rules for RMB Settlement of Foreign Direct Investment (the “PBOC RMB FDI Detail Rules”), pursuant to which, a foreign-invested enterprise is allowed to borrow RMB funds from overseas only after its registered capital is paid up in full as scheduled. However, foreign-invested real estate enterprises are not allowed to borrow RMB funds from overseas. In addition, PBOC RMB FDI Detail Rules also require that a foreign-invested enterprise shall not use RMB funds in its RMB special deposit account for registered capital and its RMB general deposit account for offshore loans for purchase of financial products or properties not for its own use; as for the foreign-invested enterprises with no investment nature, such RMB funds also cannot be used for reinvestment in the territory of the PRC.

(v)	On 3 December 2013, the PRC Ministry of Commerce (the “MOFCOM”) promulgated the Circular on Issues Concerning Cross-Border RMB Direct Investment (“MOFCOM Circular”). Pursuant to the MOFCOM Circular, proceeds of RMB FDI may not be used towards investment in securities, financial derivatives or entrustment loans in the PRC, except for strategic investments in PRC domestic listed companies. As new regulations, the PBOC Measures, the PBOC RMB FDI Detail Rules and the MOFCOM Circular will be subject to interpretation and application by the relevant PRC authorities.

(w)	There is no assurance that the PRC government will continue to gradually liberalise the control over cross-border RMB remittance in the future or that new PRC regulations will not be promulgated in the future which have the effect of restricting the remittance of RMB into or outside the PRC. In the event that the Group is not able to repatriate funds out of the PRC in RMB, the Group will need to source funds offshore to finance its obligations under the Scheme Consideration.

The Group may be unable to obtain and remit foreign exchange

(x)	Substantially all of the Group’s revenue is denominated in RMB. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Under existing PRC foreign exchange regulations, payments of certain current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

(y)	Under the Group’s current corporate structure, its income is primarily derived from dividend payments from its PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of the Company’s PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency-denominated obligations. If the foreign exchange control system prevents the Company from obtaining sufficient foreign currency to satisfy its currency demands, the Company may not be able to pay interest to holders of the Scheme Consideration. In addition, since a significant amount of the Group’s future cashflow from operations will be denominated in RMB, any existing and future restrictions on currency exchange may limit the Group’s ability to purchase goods and services outside of the PRC or otherwise fund its business activities that are conducted in foreign currencies.

Explanatory Statement – Part 6 – Risk Factors

Enforcement of rights under the Scheme Consideration across multiple jurisdictions may prove difficult

(z)	The Company is incorporated under the laws of the Cayman Islands and the initial Subsidiary Guarantors are incorporated under the laws of the British Virgin Islands and Hong Kong and the New HY Notes and CVRs are governed by New York law and the Mandatorily Exchangeable Bonds are governed by English law. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in the Cayman Islands, the British Virgin Islands, Hong Kong or other jurisdictions where future Subsidiary Guarantors or JV Subsidiary Guarantors may be established. Such multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of the holder’s rights under the New Indentures and/or New Trust Deed. Holders’ rights under the New Indentures and/or New Trust Deed will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that the holder will be able to effectively enforce its rights in such complex multiple bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of the Cayman Islands, the British Virgin Islands, Hong Kong and elsewhere may be materially different from, or be in conflict with, each other and those with which the holder may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply, and could adversely affect the holder’s ability to enforce its rights under the Scheme Consideration, the related Subsidiary Guarantees or JV Subsidiary Guarantees and/or New Indentures and/or New Trust Deed in the relevant jurisdictions or limit any amounts that the holder may receive.

The terms of the Scheme Consideration permit the Group to make investments in Unrestricted Subsidiaries and minority owned joint ventures

(aa)	In light of land prices, sizes of projects, the competitive landscape and other factors, the Group may from time to time consider developing properties jointly with other property developers. As a result, the Group may need to make investments in joint ventures (including joint ventures in which the Group may own less than a 50% equity interest) and such joint ventures may or may not be Restricted Subsidiaries under the New Indentures and/or New Trust Deed governing the New HY Notes, Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds. Although the New Indentures and/or New Trust Deed governing the Scheme Consideration restrict the Group and its Restricted Subsidiaries from making investments in Unrestricted Subsidiaries under the New Indentures and/or New Trust Deed or joint ventures, these restrictions are subject to important exceptions and qualifications, including, among others, that the Group may, subject to certain conditions, make investments in Unrestricted Subsidiaries and minority owned joint ventures in an aggregate amount not to exceed 20% of its total assets without having to satisfy the Fixed Charge Coverage Ratio.

Explanatory Statement – Part 6 – Risk Factors

Certain terms of the Scheme Consideration may be amended without the consent of each holder affected thereby

(bb)	Each of the New Indentures and/or New Trust Deed will provide that certain terms of the New HY Notes, Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds, including the amendment and release of Subsidiary guarantees and the New Collateral, may be amended with the consent of holders of 90% in aggregate principal amount of the outstanding series of New HY Notes, Mandatorily Exchangeable Bonds and any Exchange Convertible Bonds. In respect of the CVRs, certain terms of the CVR Agreement may be amended with the consent of holders holding not less than 50% of the outstanding CVRs. In addition, the New Indentures will provide that interest payment on the Scheme Consideration may be postponed by up to three years with the consent of holders of 75% in aggregate principal amount New HY Notes, Mandatorily Exchangeable Bonds or Exchange Convertible Bonds of the relevant series thereof, as permitted under the U.S. Trust Indenture Act of 1939, as amended. Under the Existing Indentures and/or CB Trust Deed, similar amendments would require the consent of each holder affected thereby.

Interest on the New HY Notes and/or the Mandatorily Exchangeable Bonds and/or the Exchange Convertible Bonds may be paid in the form of PIK Notes for a period of time

(cc)	For the two year period from (and including) the original issue date of the New HY Notes and to (but excluding) the second anniversary of such date, the Company may choose to pay interest on the New HY Notes and/or the Mandatorily Exchangeable Bonds and/or (subject to certain provisions in the terms and condition) the Exchange Convertible Bonds in PIK Notes in lieu of cash. If the Company chooses to do so, a holder of New HY Notes and/or the Mandatorily Exchangeable Bonds and/or the Exchange Convertible Bonds, as the case may be, will not receive interest on the relevant interest payment date in cash but additional notes of a principal amount equal to the interest amount due. Therefore, a holder of New HY Notes and/or the Mandatorily Exchangeable Bonds and/or the Exchange Convertible Bonds, as the case may be, may be subject to greater risk of loss of interest if the Company is unable to repay all outstanding principal amount of New HY Notes of the relevant series and/or the Mandatorily Exchangeable Bonds and/or the Exchange Convertible Bonds, as the case may be, on the maturity date of such series. In addition, since the issuance of PIK Notes increases the outstanding principal amount of the New HY Notes and/or the Mandatorily Exchangeable Bonds and/or the Exchange Convertible Bonds, as the case may be, the Company will incur additional future interest expense to the extent of such increase in outstanding principal amount, which, in turn, may materially and adversely affect the Company’s liquidity and financial condition.

Explanatory Statement – Part 6 – Risk Factors

The Scheme Consideration will initially be held in book entry form only, and you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies

(dd)	The Scheme Consideration will initially only be issued in global certificated form and held through Euroclear and/or Clearstream and their respective participants. Interests in the global notes and global certificate and global CVR will trade in book entry form only, and definitive registered notes and convertible notes and direct registration CVRs will be issued in exchange for book entry interests only in very limited circumstances. Owners of book entry interests will not be considered owners or registered holders of such securities. The nominee of the common depositary for Euroclear and Clearstream, as the case may be, will be the sole registered holder of the global notes representing the New HY Notes, the global CVR representing the CVRs and the global certificate representing the Mandatorily Exchangeable Bonds. Payments of principal, interest and other amounts owing on or in respect of the global notes representing the New HY Notes, the global CVR representing the CVRs and the global certificate representing the Mandatorily Exchangeable Bonds will be made to the paying agent which will make payments to Euroclear or Clearstream, as the case may be. Thereafter, these payments will be credited to accounts of participants that hold book entry interests in the global notes representing the New HY Notes, the global CVR representing the CVRs and the global certificate representing the Mandatorily Exchangeable Bonds and may be credited by such participants to indirect participants. After payment to the nominee of the common depositary for Euroclear and Clearstream, as the case may be, the Company will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book entry interests. Accordingly, if the holder of such securities owns a book entry interest, the holder must rely on the procedures of Euroclear or Clearstream, as the case may be, and on the procedures of the participant through which the holder owns its interest, to exercise any rights and obligations of a holder of New HY Notes under the relevant New Indenture, a holder of CVRs under the CVR Agreement or of a holder of Mandatorily Exchangeable Bonds or Exchange Convertible Bonds under the New Trust Deed.

(ee)	Unlike the registered holders of the New HY Notes, the CVRs and the Mandatorily Exchangeable Bonds themselves, owners of book entry interests will not have the direct right to act upon the Company’s solicitations for consents, requests for waivers or other actions from registered holders of the New HY Notes, CVRs and the Mandatorily Exchangeable Bonds. Instead, if the holder owns a book entry interest, the holder will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable the holder to vote on a timely basis.

(ff)	Similarly, upon the occurrence of an event of default under a New Indenture and/or a New Trust Deed, unless and until definitive registered notes are issued in respect of all book entry interests, if you own a book entry interest, you will be restricted to acting through Euroclear or Clearstream, as the case may be. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Scheme Consideration.

Explanatory Statement – Part 6 – Risk Factors

The Group may be unable to finance an offer to repurchase the Scheme Consideration upon a Change of Control Triggering Event.

(gg)	Upon the occurrence of a “Change of Control Triggering Event,” as such term is defined in the New Indentures, the Company will be required to offer to repurchase all outstanding New HY Notes for cash at a price of 101% of their principal amount plus accrued and unpaid interest, if any and upon the occurrence of a “Relevant Event”, as such terms is defined in the New Trust Deed, a holder of Mandatorily Exchangeable Bonds will have the right to require the Company to redeem all outstanding Mandatorily Exchangeable Bonds at a price equal to their principal amount together with interest accrued to the date fixed for redemption. In connection with the Company’s repurchase of the New HY Notes and/or redemption of the Mandatorily Exchangeable Bonds, as applicable, the Company may also be required to repay other debt outstanding at the time, or obtain consents from the lenders of such debt to permit the repurchase of the New HY Notes and/or redemption of the Mandatorily Exchangeable Bonds, as applicable. If the Group is unable to repay such debt or obtain such consents, the Company may either repurchase the New HY Notes and/or redeem the Mandatorily Exchangeable Bonds in violation of these other debt agreements or elect not to repurchase the New HY Notes and/or redeem the Mandatorily Exchangeable Bonds. The Company’s failure to repurchase the New HY Notes and/or redeem the Mandatorily Exchangeable Bonds would constitute an event of default under the New Indentures and result in a cross-default under the New Trust Deed. There can be no assurance that the Company would have sufficient funds available at the time of a Change of Control Triggering Event or Relevant Event, as the case may be, to make any debt repayment (including a repurchase of the New HY Notes) as described above.

Certain transactions that constitute “connected transactions” under the Listing Rules will not be subject to the “Limitation on Transactions with Shareholders and Affiliates” covenant

(hh)	The Company’s shares are listed on the SEHK and the Company is required to comply with the Listing Rules, which provide, among other things, that any transaction between a listed company or any of its subsidiaries, on the one hand, and a “connected person” of such listed company, on the other hand, is a “connected transaction” that, if the value of such transaction exceeds the applicable de minimis thresholds, will require the prior approval of the independent shareholders of such listed company. The definition of “connected person” to a listed company includes, among others, any 10% or more shareholder of (i) such listed company or (ii) any subsidiary of such listed company. The concept of “connected person” also captures “associates,” which include, among others, (a) any subsidiary of such “connected person,” (b) any holding company of such “connected person” and any subsidiary of such holding company, and (c) any company in which such entity or entities mentioned in (a) and (b) above taken together has/have the power to exercise control, directly or indirectly, of 30% or more of the voting power of such company.

(ii)	The “Limitation on Transactions with Shareholders and Affiliates” covenant in the New HY Notes only applies to transactions between the Company or any Restricted Subsidiary, on the one hand, and (a) any holder (or any affiliate of such holder) of 10% or more of the shares of the Company or (b) any affiliate of the Company, on the other hand. As such, transactions between the Company or any Restricted Subsidiary, on the one hand, and an affiliate of any Restricted Subsidiary, on the other hand, will not be captured by such covenant, even though they are subject to the independent shareholders’ requirement under the Listing Rules. As a result, the Company is not required by the terms of the Scheme Consideration to ensure that any such transactions are on terms that are fair and reasonable, and the Company will not need to deliver officers’ certificates or procure the delivery of fairness opinions of accounting, appraisal or investment banking firms to the trustee of the Scheme Consideration for any such transactions.

Scheme Consideration may be illiquid

(jj)	There may be no market for the Scheme Consideration or any securities issued in exchange thereof. To the extent any such securities become tradable, the price and trading volume thereof may be highly volatile. Factors such as variations in the Group’s revenues, earnings and cashflows, proposals for new investments, strategic alliances and/or acquisitions, changes in interest rates, fluctuations in price for comparable companies, government regulations and changes thereof applicable to the Group’s industry and general economic conditions nationally or internationally could cause the price of such securities to change. Any such developments may result in large and sudden changes in the trading volume and price of such securities. There can be no assurance that these developments will not occur in the future.

Explanatory Statement – Part 6 – Risk Factors

The Company will follow the applicable corporate disclosure standards for debt securities listed on the SGX-ST, which standards may be different from those applicable to companies in certain other countries

(kk)	The Company will be subject to reporting obligations in respect of the New HY Notes, Mandatorily Exchangeable Bonds and/or Exchange Convertible Bonds if listed on the SGX-ST. The disclosure standards imposed by the SGX-ST may be different than those imposed by securities exchanges in other countries or regions such as the United States or Hong Kong. As a result, the level of information that is available may not correspond to what you are accustomed to.

13.5	Risks related to the Subsidiary Guarantees, the JV Subsidiary guarantees and the Existing Collateral

The initial Subsidiary Guarantors do not currently have significant operations and certain Subsidiary guarantees may in some cases be replaced by limited-recourse guarantees

(a)	The Company conducts substantially all of its business operations through its PRC subsidiaries, but none of the Company’s current PRC subsidiaries will provide a Subsidiary Guarantee or a JV Subsidiary Guarantee either upon issuance of the New HY Notes and/or the Mandatorily Exchangeable Bonds or at any time thereafter. No future subsidiaries that are organised under the laws of the PRC, or that are not permitted by applicable law or regulation to guarantee the New HY Notes and/or the Mandatorily Exchangeable Bonds (the “Exempted Subsidiaries”), will provide a Subsidiary Guarantee or JV Subsidiary Guarantee at any time in the future. In addition, certain of the Company’s offshore subsidiaries will not be required to guarantee the New HY Notes and/or the Mandatorily Exchangeable Bonds if the consolidated assets of these subsidiaries (other than the Exempted Subsidiaries) that are not Subsidiary Guarantors or JV Subsidiary Guarantors do not exceed 20% of the Group’s total assets. As a result, the New HY Notes and/or the Mandatorily Exchangeable Bonds will be effectively subordinated to all the debt and other obligations, including contingent obligations and trade payables, of the PRC subsidiaries.

(b)	The initial Subsidiary Guarantors that will guarantee the New HY Notes and/or the Mandatorily Exchangeable Bonds do not have significant operations. There can be no assurance that the initial Subsidiary Guarantors or any subsidiaries that may become Subsidiary Guarantors or JV Subsidiary Guarantors in the future will have the funds necessary to satisfy the Company’s financial obligations under New HY Notes and/or the Mandatorily Exchangeable Bonds if the Company is unable to do so.

(c)	Under the terms of the New HY Notes, if no less than 20% of the Capital Stock of a Subsidiary Guarantor is sold to a third party (whether through sale of existing shares or issuance of new shares), such Subsidiary Guarantor may either substitute its Subsidiary Guarantee for a JV Subsidiary Guarantee or release its Subsidiary Guarantee and not provide any guarantee for the New HY Notes, as long as the consolidated assets of all Restricted Subsidiaries organised outside the PRC (other than the Exempted Subsidiaries) that are not Subsidiary Guarantors or JV Subsidiary Guarantors (including the New Non-Guarantor Subsidiaries) do not account for more than 20% of the Group’s total assets.

Explanatory Statement – Part 6 – Risk Factors

(d)	In addition, in the case of a subsidiary or any entity established after the original issue date of the New HY Notes that is incorporated outside the PRC, a limited-recourse JV Subsidiary Guarantee may be provided following the sale or issuance to a third party of no less than 20% of equity interest in such subsidiary, or purchase from a third party of an equity interest in such entity such that it becomes the Company’s subsidiary (subject to the satisfaction of certain conditions). Recovery under a JV Subsidiary Guarantee is limited to an amount equal to the Company’s proportional interest in the issued share capital of such JV Subsidiary Guarantor multiplied by the fair market value of the total assets in such JV Subsidiary Guarantor and its subsidiaries, on a consolidated basis, as of the date of the last fiscal year end of the Company.

The Subsidiary Guarantees or JV Subsidiary Guarantees may be challenged under applicable insolvency or fraudulent transfer laws, which could impair their enforceability

(e)	Under bankruptcy, fraudulent transfer, insolvency, unfair preference or similar laws in the Cayman Islands, the British Virgin Islands, Hong Kong and other jurisdictions where future Subsidiary Guarantors or JV Subsidiary Guarantors may be established, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by, or when it gives, its guarantee:

(i)	incurred the debt with the intent to hinder, delay or defraud creditors or was influenced by a desire to put the beneficiary of the guarantee in a position which, in the event of the guarantor’s insolvency, would be better than the position the beneficiary would have been in had the guarantee not been given;

(ii)	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

(iii)	was insolvent or rendered insolvent by reason of the incurrence of such guarantee;

(iv)	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(v)	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

(f)	In particular, an officeholder appointed to any of the Subsidiary Guarantors or the JV Subsidiary Guarantors could seek to void any of the Subsidiary Guarantees or JV Subsidiary Guarantees if such Subsidiary Guarantees or JV Subsidiary Guarantees are deemed to have been issued as of the date of the New Indentures and/or the New Trust Deed, and that date falls within the applicable “risk period” prior to the onset of insolvency in relation to the relevant Subsidiary Guarantor or JV Subsidiary Guarantor (typically six months or more).

Explanatory Statement – Part 6 – Risk Factors

(g)	The measure of insolvency for the purposes of the foregoing will vary depending on the laws of the applicable jurisdiction. Generally, however, a guarantor would be considered insolvent at a particular time if it were unable to pay its debts as they fell due or if the sum of its debts was then greater than all of its properties at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities in respect of its existing debts as they became absolute and matured.

(h)	In addition, a guarantee may be subject to review under applicable insolvency or fraudulent transfer laws in certain jurisdictions or subject to a lawsuit by or on behalf of creditors of the guarantor. In such case, the analysis set forth above would generally apply, except that the guarantee could also be subject to the claim that, since the guarantee was not incurred for the benefit of the guarantor, the obligations of the guarantor thereunder were incurred for less than reasonably equivalent value or fair consideration.

(i)	In an attempt to limit the applicability of insolvency and fraudulent transfer laws in certain jurisdictions, the obligations of the Subsidiary Guarantors or JV Subsidiary Guarantors (if any) under the Subsidiary Guarantees or JV Subsidiary Guarantees (as the case may be) will be limited to the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor or JV Subsidiary Guarantor without rendering the guarantee, as it relates to such Subsidiary Guarantor or JV Subsidiary Guarantor, voidable under such applicable insolvency or fraudulent transfer laws.

(j)	If a court voids a Subsidiary Guarantee or JV Subsidiary Guarantee, subordinates such guarantee to other indebtedness of the Subsidiary Guarantor or JV Subsidiary Guarantor (as the case may be), or holds the Subsidiary guarantee or JV Subsidiary guarantee unenforceable for any other reason, holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds would cease to have a Claim against that Subsidiary Guarantor or JV Subsidiary Guarantor based upon such guarantee, would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor or JV Subsidiary Guarantor, and would solely be creditors of the Company and any Subsidiary Guarantors or JV Subsidiary Guarantors whose guarantees have not been voided or held unenforceable. There can be no assurance that, in such an event, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds.

Scope of Subsidiary Guarantors and JV Subsidiary Guarantors

(k)	The Subsidiary Guarantees and JV Subsidiary Guarantees to be given under the New Indentures and the New Trust Deed are intended to comprise guarantees equivalent to the Subsidiary Guarantees and JV Subsidiary Guarantees given under the Existing Indentures and the CB Trust Deed, taking into account any accessions and releases of Subsidiary Guarantors and JV Subsidiary Guarantors permitted in accordance with the terms of the Existing Indentures and the CB Trust Deed since the date they were entered into. The scope of the Subsidiary Guarantees and JV Subsidiary Guarantees to be given under the New Indentures and the New Trust Deed is therefore subject to the existence of complete and accurate documentation evidencing every accession and release of Subsidiary Guarantors and JV Subsidiary Guarantors entered into since the date of the Existing Indentures and the CB Trust Deed.

Explanatory Statement – Part 6 – Risk Factors

The taking of certain New Collateral may in some circumstances be voidable

(l)	The taking of the New Collateral may be voidable as a preference under insolvency, fraudulent transfer or similar laws of the Cayman Islands, the British Virgin Islands or Hong Kong at any time within six months of the grant of the security or, under some circumstances, within a longer period (the “Risk Period”). The granting of security over capital stock of future Subsidiary Guarantors may also be voidable as a preference under relevant insolvency or fraudulent transfer or similar laws. In addition, the granting of security over certain New Collateral may be voided based on the analysis set forth under “—The Subsidiary Guarantees or JV Subsidiary Guarantees may be challenged under applicable insolvency or fraudulent transfer laws, which could impair their enforceability” at paragraph 13.5(e) of this Part 6 of the Explanatory Statement above. If the granting of security over the New Collateral were to be voided for any reason, holders of the New HY Notes and the Mandatorily Exchangeable Bonds would have only an unsecured claim against the Company and the Subsidiary Guarantor Pledgors.

(m)	In particular, the New Security Documents in respect of the New Collateral will take effect on the Restructuring Effective Date and will therefore be most at risk of being voided, until such time as the applicable Risk Period has passed.

The taking of certain New Collateral may be released under certain circumstances

(n)	If the Group disposes of not less than 20% of the shares of a Subsidiary Guarantor, the Subsidiary Guarantees provided by such Subsidiary Guarantor and its subsidiaries, and the New Collateral comprising the shares of these companies, may be released if the consolidated assets of the Group’s non-PRC subsidiaries (other than the Exempted Subsidiaries) that do not guarantee the New HY Notes do not account for more than 20% of the Group’s total assets immediately following such release.

(o)	Moreover, in the event the conditions applicable to the replacement of a Subsidiary Guarantee with a JV Subsidiary Guarantee are satisfied, the Group is permitted to release the security over the shares granted by such Subsidiary Guarantor, as well as the security over the shares granted by the subsidiaries of such Subsidiary Guarantor. The Group is only required to deliver replacement security for the shares that the Group continues to hold in such JV Subsidiary Guarantor (but not the subsidiaries of such JV Subsidiary Guarantor) following the sale of the equity interests in such Subsidiary Guarantor. As a result, in the event the Group sells minority equity interests in the Group’s Subsidiary Guarantors or otherwise creates JV Subsidiary Guarantors in accordance with the terms of the New Indentures, the New Collateral will be reduced in value and scope, and holders of the New HY Note and the Mandatorily Exchangeable Bonds would be subject to increased risks.

The New HY Notes Trustee and/or the New MEB Trustee may request the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds to provide an indemnity and/or security to its satisfaction

(p)	In certain circumstances the New HY Notes Trustee and/or the New MEB Trustee may (at its sole discretion) request the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds to provide an indemnity and/or security to its satisfaction before it takes actions on behalf of the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds. The New HY Notes Trustee and/or the New MEB Trustee shall not be obliged to take any such actions if not indemnified to its satisfaction. Negotiating and agreeing to an indemnity and/or security can be a lengthy process and may impact on when such actions can be taken. The New HY Notes Trustee and/or the New MEB Trustee may not be able to take actions, notwithstanding the provision of an indemnity and/or security to it, in breach of the terms of the New Indentures and/or New Trust Deed and in circumstances where there is uncertainty or dispute as to the applicable laws or regulations and, to the extent permitted by the agreements and the applicable law, it will be for the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds to take such actions directly.

Explanatory Statement – Part 6 – Risk Factors

The value of the New Collateral is unlikely to be sufficient to satisfy all of the Company’s obligations under the New HY Notes, the Mandatorily Exchangeable Bonds and other pari passu secured indebtedness

(q)	The ability of the New HY Notes Trustee and/or the New MEB Trustee, on behalf of the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds, to foreclose on the New Collateral upon the occurrence of an Event of Default or otherwise will be subject to the terms of the Amended and Restated Intercreditor Agreement, as well as in certain instances to perfection and priority status. Although procedures will be undertaken to support the validity and enforceability of the security interests, there can be no assurance that the New HY Notes Trustee and/or the New MEB Trustee or holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds will be able to enforce the security interests.

(r)	The value of the New Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and other factors. No independent appraisals of any of the New Collateral have been prepared by or on behalf of the Group in connection with the Schemes. Accordingly, there can be no assurance that the proceeds of any sale of the New Collateral following an acceleration of the New HY Notes or the Mandatorily Exchangeable Bonds will be sufficient to satisfy, or will not be substantially less than, amounts due and payable on the New HY Notes or the Mandatorily Exchangeable Bonds. By its nature, the New Collateral, which consists solely of the capital stock of existing and future Subsidiary Guarantors, is likely to be illiquid and is unlikely to have a readily ascertainable market value. Likewise, there can be no assurance that the New Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Furthermore, the New Collateral may be reduced or diluted under certain circumstances, including the issuance of additional debt or other pari passu indebtedness and the disposition of assets comprising the New Collateral, subject to the terms of the New Indentures and/or New Trust Deed.

(s)	The New Collateral will be shared on a pari passu basis by (i) holders of the New HY Notes;(ii) holders of the Mandatorily Exchangeable Bonds; (iii) holders of the Exchange Convertible Bonds; and (iv) holders of “Permitted Pari Passu Secured Indebtedness” (as such term is defined in the Amended and Restated Intercreditor Agreement). Accordingly, in the event of a default on the New HY Notes or the Mandatorily Exchangeable Bonds or the other secured indebtedness and a foreclosure on the New Collateral, any foreclosure proceeds would be shared by such secured parties in proportion to the outstanding amounts of each class of such secured indebtedness. The value of the New Collateral is unlikely to be sufficient to satisfy all such obligations, and any foreclosure proceeds available to the holders of the New HY Notes and the Mandatorily Exchangeable Bonds are unlikely to satisfy the obligations of the Company and each of the Guarantors and/or JV Subsidiary Guarantor under the New Indentures and/or the New Trust Deed.

(t)	The security interest of the Common Security Trustee will be subject to practical problems generally associated with the realisation of security interests in collateral. For example, the Common Security Trustee may need to obtain the consent of a third party to enforce a security interest. The Company cannot assure Scheme Creditors that the Common Security Trustee will be able to obtain any such consent. The Company also cannot assure Scheme Creditors that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the Common Security Trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Explanatory Statement – Part 6 – Risk Factors

(u)	In addition, the Group’s business requires certain national and local permits and licences. The business is subject to regulations and permit requirements and may be adversely affected if the Group is unable to comply with existing regulations or requirements, or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licences may be prohibited or may require the Group to incur significant cost and expense. Furthermore, the Group cannot assure Scheme Creditors that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

The terms of the Amended and Restated Intercreditor Agreement may affect the ability of the Company and the Subsidiary Guarantors to pay amounts due under the New HY Notes and the Mandatorily Exchangeable Bonds and the Amended and Restated Intercreditor Agreement may limit the rights of holders of the New HY Notes and the Mandatorily Exchangeable Bonds to the New Collateral

(v)	The Common Security Trustee is required to take action to enforce the New Collateral in accordance with the instructions of the holders of the New HY Notes, the Mandatorily Exchangeable Bonds and/or the holders of other pari passu indebtedness given under and in accordance with the Amended and Restated Intercreditor Agreement. Any enforcement action taken by the Common Security Trustee will adversely affect the Company’s entitlement to receive distributions from the New Collateral, which will, in turn, have an adverse impact on the Company’s ability to fulfil its payment obligations under the New Indentures and/or the New Trust Deed. Further, the Subsidiary Guarantors’ ability to pay under the Subsidiary Guarantees will be adversely affected. The ability of holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds to enforce the New Collateral is restricted under the Amended and Restated Intercreditor Agreement, as only the Common Security Trustee is permitted to take enforcement actions. If an event of default occurs under the New Indentures or the New Trust Deed, the holders holding 25% of the outstanding amount of the relevant series of New HY Notes or Mandatorily Exchangeable Bonds (respectively) may direct the New HY Notes Trustee or the New MEB Trustee, as the case may be, to instruct, and the holders, creditors or representatives of the other secured parties may decide whether to take any enforcement action and may thereafter, through their respective trustee or agent, in accordance with the Amended and Restated Intercreditor Agreement, instruct the Common Security Trustee to take enforcement action against the New Collateral. By virtue of the instructions given to the Common Security Trustee described above, actions may be taken in respect of the New Collateral that may be adverse to holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds. In such event, the only remedy available to holders of the New HY notes and/or the Mandatorily Exchangeable Bonds would be to sue for payment under the New HY Notes, the Mandatorily Exchangeable Bonds and/or the related Subsidiary Guarantees and/or JV Subsidiary Guarantees.

Explanatory Statement – Part 6 – Risk Factors

(w)	The Common Security Trustee, acting in its capacity as such, shall have such duties with respect to the New Collateral pledged, secured, assigned or granted pursuant to the Amended and Restated Intercreditor Agreement and the Security Documents as are set forth in the Amended and Restated Intercreditor Agreement. Under certain circumstances, the Common Security Trustee may have obligations under the Security Documents or the Amended and Restated Intercreditor Agreement that are in conflict with the holders of the New HY Notes and/or the Mandatorily Exchangeable Bonds. The Common Security Trustee will not be under any obligation to exercise any rights or powers conferred under the Amended and Restated Intercreditor Agreement or any of the Security Documents for the benefit of the holders of the New HY Notes or the Mandatorily Exchangeable Bonds and the other secured parties, unless such parties have offered to the Common Security Trustee an indemnity and/or security satisfactory to it against any loss, liability or expense.

Scope of the New Collateral

(x)	The New Collateral to be granted under the New Security Documents are intended to comprise collateral equivalent to the Existing Collateral granted under the Existing Security Documents, taking into account any grants and releases of Existing Collateral permitted in accordance with the terms of the Existing Indentures and the CB Trust Deed since the date they were entered into. The scope of the New Collateral to be granted under the New Security Documents is therefore subject to the existence of complete and accurate documentation evidencing every grant and release of Existing Collateral entered into since the date of the Existing Indentures and the CB Trust Deed.

13.6	Risks related to the Group’s business

The Group maintains a significant amount of indebtedness, which may materially and adversely affect its financial condition, liquidity and its ability to service its indebtedness

(a)	The Group maintains a significant amount of indebtedness to finance its operations. As of 31 December 2014, the Group’s total borrowings sated in the Unaudited Management Accounts were approximately RMB65,119 million (US$10,023 million). As at 30 September 2015, the Group’s total borrowings were RMB66,067 million (US$10,168 million). Of the Group’s total outstanding borrowings of RMB66,067 million (US$10,169 million) as at 30 September 2015, RMB57,232 million (US$8,809 million) was repayable within 12 months and RMB 8,835 million (US$1,360 million) was repayable in more than one year.

(b)	The Group’s cashflow and results of operations of its operating subsidiaries will affect its liquidity and its ability to service the Group’s indebtedness. There can be no assurance that the Group will be able to continue to generate and maintain sufficient cashflow to service its indebtedness. If the Group is unable to make scheduled payments in connection with its debts and other fixed payment obligations as they become due, the Group may need to refinance such obligations or obtain additional financing. Furthermore, the Scheme Consideration and some of the Group’s onshore bank loans contain cross default provisions under which default in one such loan could trigger a default on the Scheme Consideration or one or more of the other onshore bank loans as well. There can be no assurance that the Group’s refinancing efforts would be successful or timely or that the Group could secure additional financing on acceptable terms, or at all. If the Group fails to maintain sufficient cashflow to service its indebtedness or its refinancing efforts are unsuccessful, the Group’s liquidity, business, and financial condition will be materially and adversely affected.

Explanatory Statement – Part 6 – Risk Factors

(c)	In addition to bank borrowings, the Group relies on proceeds from the pre-sale of residential properties as a major source of funding for the Group’s property development activities. If the Group’s pre-sales are limited or reduced for any reason, including policy or regulatory changes, a reduction in demand for or in the prices of the Group’s properties, or an increase in the time required to complete sales, the Group could experience cashflow shortfalls and difficulties in funding the Group’s property development activities and servicing the Group’s indebtedness. The pre-sale of the Group’s property projects in Shenzhen has been interrupted by Blockages since December 2014, which augured the series of events that significantly disrupted its operations. The Company’s credit ratings have recently been lowered and there can be no assurance that the ratings will not be further lowered

(d)	The Company’s credit ratings have been adversely affected by its financial performance and the credit ratings agencies have progressively reduced the Group’s credit ratings before withdrawing them entirely. In January 2015, Standard & Poor’s Ratings Services lowered its corporate rating on the Company to SD from BB- with a negative outlook, and Moody’s lowered its corporate credit rating on the Company to Ca from B3 with a negative outlook. The rating agencies cited as the basis for their downgrades a significant weakening in the Group’s financial and business risk profile, default on the interest payment of US$23 million which was due 8 January 2015 in relation to the Group’s 2020 Notes and default on the 2013 HSBC Facility and disposal of certain of its assets. High capital spending and working capital requirements for its property development business also contributed to the weakening of the Group’s liquidity profile and accelerated downward pressure on its credit ratings. In March 2015, Standard & Poor’s Ratings Services further downgraded its corporate rating on the Company to D from SD after the Company missed further coupon payments of US$52 million in relation to the Group’s 2017 and 2018 Notes. In June 2015, Standard & Poor’s Ratings Services discontinued its corporate rating on the Company and Moody’s withdrew its corporate rating in August 2015. The rating agencies cited insufficient availability of information in assessing the Company’s credit quality as the basis for withdrawing their ratings.

The Group’s business prospects may be difficult to evaluate because certain financial information is unavailable or may be unreliable

(e)	The Group’s business prospects may be difficult to evaluate accurately in part because its audited financial statements as at and for the year ended 31 December 2014 are unavailable and its December 2014 Accounts, September 2015 Accounts and/or prior financial results may be unreliable. For the purpose of this Explanatory Statement and the Schemes, the Company’s management has prepared the December 2014 Accounts and the September 2015 Management Accounts. The December 2014 Accounts and September 2015 Management Accounts have been produced to the best ability of the Board, and the Board believes them to accurately reflect the financial position of the Company as of the date thereof; however, the December 2014 Accounts and September 2015 Management Accounts have not been independently audited or reviewed by the Auditor. Furthermore, the Company cannot be sure if or when the Auditor or any other accounting firm that the Company may engage will commence or complete the audit. If the December 2014 Accounts and September 2015 Management Accounts were to be determined by a subsequent audit to be materially inaccurate and/or if the Company is unable to complete an audit of its financial statements for the year ended and as of 31 December 2014 and the nine months ended and as of 30 September 2015 in a timely manner, it may be difficult to reliably assess the Company’s financial position and business prospects and our business, financial conditions and reputation may be materially harmed.

Explanatory Statement – Part 6 – Risk Factors

Matters relating to or arising from FTI’s examination of certain accounting matters may adversely affect our business and results of operations

(f)	To address the issues raised by the Auditor in February 2015 and as set out in the 29 April 2015 Announcement and the 23 July 2015 Announcement, respectively, the Independent Committee engaged FTI to conduct a forensic examination of the Company’s financial information. As at the date of this Explanatory Statement, the work of FTI is ongoing. If the FTI examination concludes that the Company engaged in any improper accounting practices, the Company may be exposed to greater risks associated with litigation, regulatory proceedings and government enforcement actions. The Company may also be required to restate its prior financial statements, amend prior filings with the SEHK, or take other actions not currently contemplated. In addition, there is a risk that securities class actions or other lawsuits could be filed against the Company, its directors or its officers. Any future such restatements, investigations or lawsuits may adversely affect the Company’s business, financial condition, results of operations and cash flows or materially harm or business and reputation.

The Company may not be able to replace key management members who depart

(g)	The Company’s past success and growth depended on Chairman Kwok, one of its founders and the current chairman, and the continued services of its executive Directors and other members of its senior management team. The Company benefits from Chairman Kwok’s extensive business network and experience. There can be no assurance that Chairman Kwok or any other executive Director or member of senior management will be willing or able to continue in his or her present position or that the Group will be able to identify and hire suitable replacements for those who depart. Moreover, the Group risks losing skilled and qualified employees at all levels, in its headquarters in Shenzhen and elsewhere. For example, following the implementation of the Blockages and other restrictions, over 170 employees and several key management members resigned from the Group, including the Group’s chief financial officer and almost the entire accounting and finance team. If the Group cannot attract and retain suitable personnel, its business and future growth may be materially and adversely affected.

The Group is heavily dependent on the performance of the PRC real estate market, particularly in the Pearl River Delta region

(h)	The Group’s business and prospects depend on the performance of the real estate market in the PRC and, in particular, in the Pearl River Delta region. Any real estate market downturn in the PRC generally or, in particular, in the Pearl River Delta region and other cities and regions where the Group operates, could adversely affect the Group’s business, results of operations and financial condition. As at the date of this Explanatory Statement, among the Group’s 87 property development projects, 34 were located in the Pearl River Delta region, 10 were located in the Western China region, 6 were located in the Central China region, 22 were located in the Yangtze River Delta region, and 15 were located in the Pan-Bohai Bay Rim. The Group also intends to expand into other regions and cities in the PRC. There can be no assurance that the demand for new properties in the Pearl River Delta region and other regions and cities in the PRC where the Group operates or intend to expand will continue to grow or that prices will not deteriorate. In addition, fluctuations of supply and demand in the real estate market in the PRC are caused by economic, social, political, regulatory and other factors that are outside of the Group’s control and there can be no assurance that there will not be an over-supply of properties or an economic downturn in the property sector in the Pearl River Delta region and other cities and regions of the PRC. Any such over-supply or economic downturn may result in a slowdown in property sales or downward pressure on property prices regionally or nationwide. Any adverse development in the real estate market in the Pearl River Delta region or other regions and cities in the PRC where the Group operates or may operate in the future could have a material and adverse effect on its business, results of operations and financial condition.

Explanatory Statement – Part 6 – Risk Factors

The Group’s business is subject to extensive governmental regulation and, in particular, the Group is susceptible to policy changes in the PRC property sector

(i)	The Group’s business is subject to extensive governmental regulation and the macroeconomic control measures implemented by the PRC government from time to time. As with other PRC property developers, the Group must comply with various requirements mandated by the PRC laws and regulations, including the policies and procedures established by local authorities designated to implement such laws and regulations. In particular, the PRC government exerts considerable direct and indirect influence on the development of the PRC property sector by imposing industry policies and other economic measures, such as control over the supply of land for property development, control of foreign exchange, property financing, taxation and foreign investment. Through these policies and measures, the PRC government may restrict or reduce land available for property development, raise benchmark interest rates of commercial banks, place additional limitations on the ability of commercial banks to make loans to property developers and property purchasers, impose additional taxes and levies on property sales and restrict foreign investment in the PRC property sector. In November 2010, MOFCOM promulgated the Notice on Strengthening Administration of the Approval and Registration of Foreign Investment into Real Estate Industry, which provides that, among other things, in the case that a real estate enterprise is established in the PRC with overseas capital, it is prohibited to purchase and/or sell real estate properties completed or under construction for arbitrage purposes. The local MOFCOM authorities are not permitted to approve investment companies to engage in real estate development and management. Restrictions imposed by the PRC government on foreign investment in the property sector may affect the Group’s ability to make further investments in its PRC subsidiaries and, as a result, may limit the Group’s business growth and have an adverse effect on its business, financial condition and results of operations. On 12 July 2011, the State Council announced the PRC government’s intention to impose austerity measures on certain second- and third-tier cities which had experienced excessive increase in property prices. The State Council ordered the Ministry of Construction to compile a list of second- and third-tier cities that will be affected by the austerity measures. If austerity measures on second- and third-tier cities are implemented, particularly in second- and third-tier cities where the Group has property projects or plans to have property projects, the Group’s business, financial condition and operating results may be materially and adversely affected. The PRC government has also in recent years announced a series of other measures designed to stabilise the growth of the PRC economy and to stabilise the growth of specific sectors, including the property market, to a more sustainable level. Many of the property industry policies carried out by the PRC government are unprecedented and are expected to be amended and revised over time. Other political, economic and social factors may also lead to further adjustments and changes of such policies. There can be no assurance that the PRC government will not adopt additional and more stringent industry policies, regulations and measures in the future, nor can the Group assure when or whether the existing policies will be eased or reversed. If the Group fails to adapt its operations to new policies, regulations and measures that may come into effect from time to time with respect to the real property industry, or such policy changes disrupt the Group’s business, reduce its sales or average selling prices, or cause the Group to incur additional costs, its business prospects, results of operations and financial condition may be materially and adversely affected.

Explanatory Statement – Part 6 – Risk Factors

The Group may not be able to complete its projects according to schedule or on budget

(j)	A property development project requires substantial capital expenditures prior to and during the construction period, and it may take over a year before a development generates positive cashflow through pre-sales or sales. The progress of, and costs for, a development project can be adversely affected by many factors, including:

(i)	changes in market conditions, an economic downturn or a decline in consumer confidence;

(ii)	delays in obtaining necessary licenses, permits or approvals from government agencies or authorities;

(iii)	relocation of existing residents and demolition of existing structures;

(iv)	increases in the market prices of raw materials if the Group cannot pass on the increased costs to customers;

(v)	shortages of materials, equipment, contractors and skilled labour;

(vi)	latent soil or subsurface conditions and latent environmental damage requiring remediation;

(vii)	unforeseen engineering, design, environmental or geographic problems;

(viii)	labour disputes;

(ix)	construction accidents;

(x)	natural disasters;

(xi)	adverse weather conditions;

(xii)	changes in government practices and policies, including reclamation of land for public works or facilities; and

(xiii)	other unforeseen problems or circumstances.

(k)	The Group’s property projects are at risk from earthquakes, floods and other natural disasters in the regions where the Group operates. Damage to any of the Group’s properties or impact on the markets, whether by natural disasters or otherwise, may either delay or preclude its ability to develop and sell its properties or adversely affect its budget for the projects The Group may also experience additional or significant delays in completion or delivery of the Group’s projects and the Group may be subject to liability for any such delays. Construction delays or failure to complete construction of a project according to its planned specifications, schedule or budget may materially and adversely affect the Group’s reputation, business, results of operations and financial condition.

Explanatory Statement – Part 6 – Risk Factors

(l)	Since December 2014, the Group has experienced irregularities in its business operations in Shenzhen, particularly in the treatment by the PRC government authorities of its projects. The Group has been subject to unexplained Blockages and Restrictions affecting property sales, as well as other regulatory hurdles that may disrupt its development activities. See Part 2 (Background to the Schemes) of this Explanatory Statement. There can be no assurance as to whether new irregularities will emerge in Shenzhen or elsewhere.

The Group may not always be able to obtain land reserves that are suitable for development

(m)	The Group derives its revenue principally from the sale of properties that the Group has developed. Therefore, the Group must maintain or increase its land reserves in strategic locations at an appropriate pace in order to ensure sustainable business growth. Based on the Group’s current rate of property development, the Group believes it has sufficient land reserves for approximately the next three to five years of development. The Group’s ability to identify and acquire suitable development sites is subject to a number of factors, some of which are beyond its control. The supply of substantially all of the land in the PRC is controlled by the PRC government. The land supply policies adopted by the PRC government directly impact the Group’s ability to acquire land use rights for development and its costs of such acquisitions. In recent years, the PRC central and local governments have implemented various measures to regulate the means by which property developers may obtain land. The PRC government also controls land supply through zoning, land usage regulations and other means. All these measures further intensify the competition for land in the PRC among property developers. In 2002, the PRC government introduced a nationwide system of mandatory public tender, auction or listing-for-sale for the grant of land use rights for commercial use, tourism, entertainment and commodity property development. On 28 September 2007, the Ministry of Land and Resources of the PRC (the “Ministry of Land and Resources”) issued revised Rules on the Grant of State-owned Land Use Rights through Public Tender, Auction and Listing-for-sale, which further stipulate legal and procedural requirements on public tender, auction or listing-for-sale, the only means by which state-owned land use rights can be granted by the PRC government for industrial purposes, commercial purposes, tourism, entertainment and commodity property development, and require that the land premium must be paid in full to the local land administration bureau pursuant to the underlying land grant contract before the land use rights certificate can be issued to the land user. The PRC government’s policy to grant state-owned land use rights at competitive market prices has substantially increased and is likely to continue to increase the acquisition cost of land reserves generally in the PRC.

(n)	On 21 September 2010, the Ministry of Land and Resources and the Ministry of Housing and Urban Renewal Development (“MOHURD”) jointly issued the Notice on Further Strengthening the Administration and Control of Real Estate Land and Construction, which stipulates, among other things, that the planning and construction conditions and land use standards should be specified when a parcel of land is to be granted, and the restrictions on the area of any parcel of land granted for commodity properties should be strictly implemented. The development and construction of large low-density residential properties should be strictly restricted, and the plot ratio for residential land is required to be more than 1:1. In addition, a property developer and its shareholders will be prohibited from participating in any bidding to acquire additional land until any illegal behaviour in which it has engaged, such as leaving its land idle for more than one year due to its own faults, has been completely rectified.

Explanatory Statement – Part 6 – Risk Factors

(o)	On 15 February 2012, the Ministry of Land and Resources promulgated the Notice on the Key Tasks for Accomplishing Effective Real Estate Land Administration and Control in 2012 which stipulates the following:

(i)	real estate control policy shall be strictly implemented and key tasks clarified;

(ii)	real estate land supply shall be properly managed to promote social welfare;

(iii)	land supply for social security housing projects shall be guaranteed;

(iv)	unlawful acts relating to land use shall be strictly punished;

(v)	development and construction shall be vigorously encouraged; and

(vi)	supervisory analysis and media coverage shall be strengthened to provide positive guidance towards the market.

(p)	On 1 June 2012, the Ministry of Land and Resources promulgated the revised Measures on the Disposal of Idle Land, which became effective on 1 July 2012. Under these measures, if any land parcel constitutes “idle land” due to government-related action, the holder of the relevant land use rights is required to explain to the relevant municipality or county-level land administrative department(s) the reasons for the land becoming idle, consult the relevant government authorities and rectify the situation accordingly. The means of rectification include but are not limited to the extension of the period permitted for commencing development, the adjustment of the land use and planning conditions or the substitution of the relevant idle land parcels with other land parcels.

(q)	On 5 November 2012, the Ministry of Land and Resources, the Ministry of Finance, PBOC and CBRC jointly promulgated the Notice on Strengthening Land Reserves and Financing Administration (Guotuzi Fa [2012] No. 162) in order to strengthen land bank institutions administration, determine the reasonable scale and structure of land bank, strengthen the administration of land pre-development, reservation and protection, and regulate the financing to land reservation and the use of land reservation funds.

(r)	The implementation of these regulations may increase land transfer prices and require property developers to maintain a higher level of working capital.

(s)	If the Group fails to acquire sufficient land reserves in a timely manner and on acceptable terms, or at all, its business, prospects, results of operations and financial condition may be materially and adversely affected.

Explanatory Statement – Part 6 – Risk Factors

The Group may not always be able to obtain land use rights certificates with respect to certain parcels of land in connection with which the Group has entered into various contractual arrangements

(t)	The Group may not always be able to obtain land use rights certificates with respect to certain parcels of land. The Group has entered into various contractual arrangements with a view to facilitating potential land acquisitions of land use rights for certain parcels of land in several cities in The PRC. As at 30 September 2015, the prepayments paid in respect of the aforementioned parcels of land totalled approximately RMB10,175.4 million (US$1,566 million). None of these contractual arrangements are land grant contracts with the PRC government or confirmations, by the PRC government of the sale of state-owned land use rights. As of 30 September 2015, the Group had not obtained the land use rights certificates with respect to these parcels of land. In addition, the Group is in the process of applying for land use rights certificates from the government authorities in respect of certain other parcels of land. There can be no assurance that the relevant PRC government authorities will grant the Group the appropriate land use rights or issue the relevant land use rights certificates in respect of these parcels of land or in respect of other land the Group may contract to acquire in the future, in a timely manner, or at all. Nor can the Group assure that its contractual arrangements will eventually result in its acquisition of any land use rights. As these contractual arrangements are subject to various government approvals that involve relatively complex procedures, it is not uncommon to take years to complete the acquisition of the underlying land, if at all. If the Group fails to obtain, or experiences material delay in obtaining, the land use rights certificates with respect to any parcels of land the Group has contracted or may contract to acquire in the future, in a timely manner, or at all, its business, results of operations and financial condition may be materially and adversely affected.

(u)	Furthermore, there can be no assurance that if the transactions or acquisition of land use rights cannot be completed, any refund of the Group’s prepayments will be provided in a timely manner or at all. If the Group fails to obtain refunds, its financial condition, cashflow and results of operations may be materially and adversely affected.

The Group may not have adequate financing to fund its land acquisitions and property projects

(v)	Property development is capital intensive. The Group finances its property projects primarily through a combination of internal funds, construction loans, proceeds from pre-sales and other methods of financing. As at 31 December 2014 and 30 September 2015, the Group’s total borrowings amounted to approximately RMB65,119 million (US$10,023 million) and RMB66,067 million (US$10,169 million) respectively. The Group’s ability to procure adequate and suitable financing for acquisitions of land and/or companies and for property developments depends on a number of factors that are beyond its control, including general economic conditions, its financial strength and performance, credit availability from financial institutions, cost of borrowing and monetary policies in the PRC.

(w)	Various PRC regulations restrict the Group’s ability to raise capital through external financing and other methods, including without limitation, the following:

(i)	the Group cannot pre-sell uncompleted units in a project prior to achieving certain development milestones;

(ii)	PRC banks are prohibited from extending loans to real estate companies for the purposes of funding the purchase of land use rights;

(iii)	the Group cannot borrow from a PRC bank for a particular project unless the Group obtains the land use rights certificate, construction land planning permit, construction works planning permit and construction works commencement permit for that project;

(iv)	PRC banks are restricted from granting loans for the development of luxury residential properties;

Explanatory Statement – Part 6 – Risk Factors

(v)	property developers are strictly prohibited from using the proceeds from a loan obtained from a local bank to fund property developments outside the region where that bank is located; and

(vi)	PRC banks are prohibited from accepting properties that have been vacant for more than three years as collateral for loans.

(x)	Specific measures implemented by the PRC government in recent years include the following examples:

(i)	the PBOC has prohibited commercial banks from granting loans to property developers to pay land premiums since June 2003;

(ii)	MOHURD and other PRC government authorities jointly issued the Opinions on Adjusting the Housing Supply Structure and Stabilizing the Housing Prices (關於調整住房供應結構穩定住房價格的意見) in May 2006, which, among other things,

(A)	restrict the grant or extension of revolving credit facilities to property developers that hold a large amount of idle land and vacant commodity properties; and

(B)	prohibit commercial banks from taking commodity properties that have been vacant for more than three years as security for their loans;

(iii)	PBOC and CBRC jointly issued the Circular on Strengthening the Administration of Commercial Real Estate Credit Loans in September 2007, which, among other things,

(A)	prohibits commercial banks from granting loans to property projects if the developer’s own capital is less than 35% of the total investment amount;

(B)	prohibits commercial banks from granting loans to property projects that have not obtained land use rights certificates, construction land planning permits, construction works planning permits and construction works commencement permits;

(C)	prohibits commercial banks from granting loans to real estate developers who have been found by relevant government authorities to be hoarding land and properties;

(D)	prohibits commercial banks from accepting commercial premises that have been vacant for more than three years as collateral for loans;

(E)	requires that commercial bank loans to property developers be classified as real estate development loans and not as general working capital loans; and

Explanatory Statement – Part 6 – Risk Factors

(F)	requires that in principle real estate development loan proceeds may only be used for developments in the local city where the loan is originated;

(iv)	in November 2009, the PRC government raised the minimum down-payment requirement for land purchases to 50% of the land premium and now requires the land premium to be fully paid within one year after the signing of a land grant contract, subject to limited exceptions; and

(v)	in March 2010, the Ministry of Land and Resources stipulated that the minimum down payment of land premium of 50% should be paid within one month after the signing of a land grant contract and the rest of the land premium should be fully paid within one year after the signing of a land grant contract.

(y)	On 3 January 2008, the State Council issued a Notice on Promoting the Economic and Intensive Use of Land with respect to the collection of additional land premium, establishment of a land utilization priority planning scheme and the formulation of a system for assessing the optimal use of land and other measures. The notice calls for the full and effective use of existing construction land and the preservation of farm land. The notice also emphasizes the enforcement of the current rules on assessing idle land fees at a rate equal to 20% of the land premium for any land left idle for over one year but less than two years. The notice also urges financial institutions to exercise caution when they review loan applications from property developers that have failed to complete development of at least one-third of the land area or to invest at least 25% of the total investment within one year of the construction date provided in the land grant contract. The notice states that a value-added land premium will be levied on the idle land, especially on that used for property development, and the relevant rules will be formulated jointly by the Ministry of Land and Resources and other authorities. The notice indicates that the relevant governmental authorities will formulate and issue additional rules and regulations on these matters.

(z)	In addition, PBOC adjusted the reserve requirement ratio for commercial banks seven times in 2011 and twice in 2012. The reserve requirement ratio for commercial banks currently ranges from 16.5% to 20% with effect from 18 May 2012. Such increases may negatively impact the amount of funds available to lend to businesses, including the Group by commercial banks in the PRC. The PRC government could also introduce other initiatives that may further limit the Group’s access to capital, and/or consequently reduce its flexibility and ability to use bank loans or other forms of financing to finance its acquisitions and property developments. For example, in April 2010 the State Council issued the Notice on Resolutely Curbing the Excessive Hike of Property Prices in Some Cities, which mandates that developers who hold idle land or speculate in land will not be granted bank loans for the development of new property projects. In September 2010, PBOC and CBRC jointly issued a notice to prohibit banks from lending to any property developer for its new projects or renewal of its existing loans if such developer has a track record of maintaining idle land, changing the use and nature of land without proper approval, delaying the construction, commencement or completion date, hoarding properties or other non-compliance. These government actions and policy initiatives limit the Group’s ability to use bank loans to finance its acquisitions and property development projects. The PRC government, moreover, could introduce other initiatives which may further limit the Group’s access to capital, and consequently limit its ability to obtain bank loans, the net proceeds from this offering or other forms of financing. If the Group fails to secure adequate financing or renew its existing credit facilities prior to their expiration, or if the PRC government adopts further restrictive credit policies in the future, the Group’s business, results of operations and financial condition may be materially and adversely affected.

Explanatory Statement – Part 6 – Risk Factors

The Group’s LAT provisions and prepayments may not be sufficient to meet its LAT obligations

(aa)	In accordance with the provisions of the Provisional Regulations of the PRC on Land Appreciation Tax (“LAT”) and the related implementation rules, all entities and individuals that receive income from the sale or transfer of land use rights, buildings and ancillary facilities are subject to LAT at progressive rates ranging from 30% to 60% of the appreciated value of such properties. There is an exemption for the sale of ordinary residential properties if the appreciated value does not exceed 20% of the total deductible expense items allowed under the relevant LAT regulations. This exemption is not available for sales of luxury residential properties, villas and commercial properties. It is not clear whether the residential portion of the Group’s mixed residential and commercial developments will be eligible for the exemption available to ordinary residential properties. The State Taxation Bureau clarified LAT settlement to some extent in its Notice on the Administration of the Settlement of Land Appreciation Tax of Property Development Enterprises effective 1 February 2007. The Notice clarifies that provincial and local tax bureaus may formulate their own implementing rules and determine how LAT will be settled in their jurisdictions.

(bb)	The Group has been prepaying LAT in respect of its pre-sale proceeds since a prepayment obligation was imposed in 2004. In addition, the Group makes provision for the estimated amount of LAT that may be payable in respect of its other sales. The Group made LAT provisions of approximately RMB305 million (US$47 million) for the year ended 31 December 2014. For the nine months ending 30 September 2015, the Group made LAT provisions of approximately RMB226.3 million (US$35 million). LAT provisions are recorded as a part of “income taxes payable” on the Group’s balance sheets. There can be no assurance that the relevant tax authorities will agree with its calculation of LAT liabilities nor can the Group assure that the LAT provisions will be sufficient to cover its LAT obligations in respect of its past LAT liabilities. If the relevant tax authorities determine that the Group’s LAT liabilities exceed its LAT prepayments and provisions, and seek to collect that excess amount, the Group’s cashflow, results of operations and financial condition may be materially and adversely affected.

The Group may be adversely affected by fluctuations in the global economy and financial markets

(cc)	The global economic slowdown and turmoil in the global financial markets that started in the second half of 2008 had a negative impact on the world economy, which in turn affected the PRC real estate industry and many other industries. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these European nations to continue to service their sovereign debt obligations. On 6 August 2011, Standard and Poor’s Ratings Services downgraded the rating for long-term United States debt to “AA+” from “AAA” for the first time in 70 years.

(dd)	Any global economic slowdown and financial market turmoil may adversely affect homeowners and potential property purchasers, which may lead to a decline in the general demand for the Group’s products and erosion of their sale prices. In addition, any tightening of liquidity in the global financial markets may negatively affect its liquidity and the Group’s business, financial condition and results of operations may be negatively affected.

Explanatory Statement – Part 6 – Risk Factors

The fair value of the Group’s investment properties is likely to fluctuate from time to time and may decrease significantly in the future, which may materially and adversely impact its profitability

(ee)	The Group is required to reassess the fair value of its investment properties. However, the Group has not prepared a fair value assessment of its investment properties for the Unaudited Management Accounts. In accordance with HKFRS, gains or losses (as applicable) arising from changes in the fair value of the Group’s investment properties should be accounted for in its income statements in the period in which they arise. The Group’s investment properties were revalued by an independent property valuer as of 2014 on an open market for existing use basis which reflected market conditions at those dates. The valuation prepared by DTZ is at Appendix 20 (DTZ Valuation Report). Based on such valuation, the Group recognized the aggregate fair market value of its investment properties on its consolidated balance sheets, and recognized changes in fair values of investment properties and the relevant deferred tax on the Group’s consolidated statements of comprehensive incomes. In 2014, the fair value gains on the Group’s investment properties was RMB534.5 million (US$82.3 million) which as shown in the Unaudited Management Accounts. There is a risk that the fair value gains of the Group’s investment properties have declined during 2014 and for the nine months ending 30 September 2015, which the Company is presently not in a position to assess.

(ff)	Fair value gains or losses do not, however, change the Group’s cash position as long as the relevant investment properties are held by the Group, and accordingly do not increase the Group’s liquidity in spite of the increased profit represented by any fair value gains. The amount of revaluation adjustments has been, and will continue to be, subject to market fluctuations. Macroeconomic factors, including economic growth rate, interest rate, inflation rate, urbanization rate and disposable income level, in addition to any government regulations, can substantially affect the fair value of the Group’s investment properties and affect the supply and demand in the PRC property market. All these factors are beyond the Group’s control and there can be no assurance that changes in market conditions will continue to create fair value gains on its investment properties at the historical levels, or at all, or that the fair value of its investment properties will not decrease in the future. If the fair value of the Group’s investment properties declines, the Group’s profitability would be materially and adversely affected.

The Group guarantees mortgage loans of its customers and may be liable to the mortgagee banks if its customers default on their mortgage payments

(gg)	The Group pre-sells properties before construction is completed. The purchasers of the Group’s properties may need mortgage loans to purchase its properties, and the Group typically arranges for various banks to provide these mortgage loans. In accordance with market practice, the mortgagee banks require the Group to guarantee its customers’ mortgage loans. Typically, the Group’s guarantee obligations for such customers’ mortgage loans are released upon the earlier of (i) the satisfaction of the mortgage loan by the purchaser of the property; and (ii) the issuance of the property ownership certificate for the mortgaged property and the completion of the registration of the mortgage. It generally takes six months to one year after the Group delivers possession of the relevant property to the purchaser for its guarantee to be released. If a purchaser defaults on a mortgage loan guaranteed by the Group, the Group may have to repay the mortgage loan. If the Group fails to do so, the mortgagee bank may foreclose the underlying property and recover any balance from the Group as the guarantor of the defaulted mortgage loan. In line with industry practice, the Group relies on the credit analysis performed by the mortgagee banks in respect of individual customers and the Group does not conduct any independent credit checks on them.

Explanatory Statement – Part 6 – Risk Factors

(hh)	As of 31 December 2014 and 30 September 2015, the Group’s outstanding financial guarantees for the mortgage loans of its customers amounted to RMB15,337 million (US$2,361 million), and approximately RMB15,179 million (US$2,336 million) respectively. If a purchaser defaults under the mortgage loan and the mortgagee bank calls on the Group’s relevant guarantee after it deals with the relevant property through a default auction, the Group is required to repay the outstanding amount owed by the purchaser to the mortgagee bank under the mortgage loan. If the Group is required to honour its guarantees, its results of operations and financial position may be materially and adversely affected.

The Group’s profitability and results of operations are affected by changes in interest rates

(ii)	Changes in interest rates have affected and will continue to affect the Group’s financing costs and, ultimately, its results of operations. In April 2006, PBOC raised the benchmark one-year lending rate from 5.58% to 5.85% and in August 2006 further increased such rate to 6.12%. PBOC again increased the one-year lending rate six times in 2007 from 6.12% to 7.47% in December 2007. Beginning in 2008, PBOC decreased the benchmark one-year lending rate five times, from 7.47% to 5.31% in December 2008, which remained unchanged until September 2010. The one-year lending rate increased to 5.81% effective from 31 December 2010, increased to 6.06% effective from 9 February 2011, increased to 6.31% effective from 6 April 2011 and increased to 6.56% effective from 7 July 2011, although the PBOC subsequently lowered the one-year benchmark interest rate by 25 basis points in June 2012 and by 31 basis points in July 2012. The PBOC further lowered the benchmark one-year lending rate during the period November 2014 to October 2015, namely to 5.6% on 21 November 2014, to 5.35% on 1 March 2015, to 5.1% on 10 May 2015, to 4.85% on 27 June 2015 to 4.6% on 25 August 2015, and to 4.35% on 23 October 2015. As commercial banks in the PRC link the interest rates on their loans to benchmark lending rates published by PBOC, any increase in such benchmark lending rates will increase the interest costs for the Group’s property developments.

(jj)	A substantial portion of the interest expense has been capitalized as properties under development, which will then be recognized in the consolidated statements of comprehensive income as cost of sales upon the sale of properties. Capitalized interest represented approximately 6.1% and 7.5% of the Group’s cost of sales in 2014 and the nine months ended 30 September 2015, respectively. As a result, such capitalized interest expense may adversely affect the Group’s gross profit margin upon the sales of properties in future. In addition, increases in interest rates may affect the Group’s customers’ ability to secure mortgages on acceptable terms, which in turn may affect their ability to purchase its properties.

Explanatory Statement – Part 6 – Risk Factors

The PRC government may impose fines on the Group or take back the Group’s land if the Group fails to develop a property according to the terms of the land grant contract

(kk)	Under PRC laws and regulations, if the Group fails to develop a property according to the terms of the land grant contract, including those relating to the payment of land premium, demolition and resettlement costs and other fees, the specified use of the land and the time for commencement and completion of the development, the PRC government may issue a warning, impose a penalty, and/or take back the Group’s land. Under current PRC laws and regulations, if the Group fails to pay any outstanding land grant premium on time, the Group may be subject to a late payment penalty of 0.1% of the outstanding balance for every day of delay in payment. In addition, the PRC government may impose an idle land fee equal to 20% of the land premium or allocation fees if (i) the Group does not commence construction for more than one year but less than two years after the date specified in the relevant land grant contract; (ii) total constructed GFA is less than one-third of the total proposed GFA for the development and the development has been suspended for more than one year without governmental approval; or (iii) the capital invested in the development is less than one-fourth of the total investment approved for the development and the development is suspended for more than one year without governmental approval. Furthermore, the PRC government has the authority to take back the land without compensation to the Group, if the Group does not commence construction for more than two years after the date specified in the land grant contract, unless the delay is caused by force majeure or governmental action.

(ll)	During the year ended 31 December 2014 and the 9 months ended 30 September 2015, the Group did not receive any warning regarding idle land or pay any penalties for the late payment of land premium or in respect of idle land, and none of the Group’s land has been taken back by the government as a result of being idle for two years. However, there can be no assurance that there will be no significant delays in the commencement of construction or the development of the Group’s properties in the future, or that the Group’s developments will not be subject to idle land penalties or be taken back by the government as a result of such delays. The imposition of substantial idle land penalties could have a material and adverse affect on the Group’s business, results of operations and financial condition. If any of the Group’s land is taken back by the government, the Group would not only lose the opportunity to develop the property, but the Group would also lose its prior investments in the development, including land premiums paid and costs incurred in connection with such land.

A deterioration in the Group’s brand image could adversely affect its business

(mm)	The Group relies to a significant extent on its brand name and brand image, “Kaisa” (“佳兆業”). Any negative incident or negative publicity concerning the Group or its property developments could adversely affect the Group’s reputation and business. In addition, although the Group is a well-known brand in the Pearl River Delta Region, the Group is less well known in other regions in the PRC. Brand value is based largely on subjective consumer perceptions and can be damaged by isolated incidents that reduce consumer trust. Consumer demand for the Group’s products and its brand value could diminish significantly if the Group fails to preserve the quality of its products, or fails to deliver a consistently positive consumer experience in each of its complexes, or if the Group is perceived to act in an unethical or socially irresponsible manner.

(nn)	In addition, the Group’s efforts to protect its brand name may not be adequate, and the Group may be unable to identify any unauthorized use of its brand name or to take appropriate steps to enforce its rights on a timely basis. As at the date of this Explanatory Statement, the Group had registered 820 trademarks in the PRC and 19 trademarks in Hong Kong. The Group’s brand could be misappropriated or misused in the future. If the registration of its brand name “佳兆業” and the relevant trademarks in the PRC cannot be completed, the Group will not be able to have adequate protection against unauthorised use or infringement of its brand name committed by any third parties. Any unauthorised use or infringement of the Group’s brand name may impair the value the Group, damage its reputation and materially and adversely affect its business and results of operations.

Explanatory Statement – Part 6 – Risk Factors

The Group may be involved from time to time in disputes, administrative, legal and other proceedings arising out of its operations or subject to fines and sanctions in relation to its non-compliance with certain PRC laws and regulations, and may face significant liabilities as a result

(oo)	The Group may be involved in disputes with various parties involved in the construction, development and the sale of its properties, including contractors, suppliers, construction workers, original owners and residents, partners and purchasers. These disputes may lead to protests, legal or other proceedings and may result in damage to the Group’s reputation, incurrence of substantial costs and the diversion of resources and management’s attention. As most of the Group’s projects are comprised of multiple phases, purchasers of its properties in earlier phases may file legal actions against the Group if the Group’s subsequent planning and development of the relevant project is perceived to be inconsistent with its representations and warranties made to such earlier purchasers. These disputes and legal and other proceedings may materially and adversely affect the Group’s reputation, business, results of operations and financial condition. The judicial process of releasing the seizure of properties may decrease the time the Group devotes to normal and customary operating functions. In addition, the Group may have compliance issues with regulatory bodies in the course of its operations, which may subject the Group to administrative proceedings and unfavourable decrees that result in liabilities and cause delays to the Group’s property developments. If the Group fails to comply with any applicable PRC laws or regulations, its reputation and its business, results of operations and financial condition may be materially and adversely affected.

The Company’s substantial shareholders and certain officers may take actions that are not in, or may conflict with, the Company’s or the Group’s creditors’ (including the holders of the Scheme Consideration) best interests

Explanatory Statement – Part 6 – Risk Factors

(pp)	As at the date of this Explanatory Statement, the Company’s substantial shareholders hold the Group’s shares in the following manner:

Shareholders	Number of the Shares held	Approximate percentage of the issued share capital of the Company
Funde Sino Life Insurance Co., Ltd (“Sino Life”).	649,700,957	(see Note 1 12.65	) %
Fund Resources Investment Holding Group Company Limited (a wholly owned subsidiary of Sino Life) (“Fund Resources”)	887,995,149	17.29%
Da Zheng (see Note 2)	843,065,377	16.41%
Da Feng (see Note 3)	843,065,378	16.42%
Da Chang (see Note 4)	843,065,378	16.42%

Sub-total	4,066,892,239	79.19%

Note 1:	The beneficial shareholder of 29.94% (i.e. 1,537,696,106 Common Shares, the combined shareholding of Sino Life and Fund Resources).
Note 2:	The entire issued share capital of Da Zheng is wholly owned by Mr. Kwok Ying Chi, Chairman Kwok’s brother.
Note 3:	The entire issued share capital of Da Feng is wholly owned by Chairman Kwok.
Note 4:	The entire issued share capital of Da Chang is wholly owned by Mr. Kwok Hiu Kwan, Chairman Kwok’s son

(qq)	The Company’s substantial shareholders will, if they act together, have the ability to exercise influence over the Group’s business, and may cause the Group to take actions that are not in, or may conflict with, its or its creditors’ (including the holders of the Scheme Consideration) best interests, including matters relating to the Company’s management and policies and the election of its Directors and senior management. Such substantial shareholders if acting together will be able to influence the Group’s major policy decisions, including its overall strategic and investment decisions, by controlling the election of the Company’s Directors and, in turn, indirectly controlling the selection of its senior management, determining the timing and amount of any dividend payments, approving the Company’s annual budgets, deciding on increases or decreases in its share capital, determining its issuance of new securities, approving mergers, acquisitions and disposals of the Group’s assets or businesses, and amending its Articles of Association.

13.7	Risks related to the real estate industry in the PRC

The PRC government may adopt further measures to slow down growth in the property sector

(a)	Along with the economic growth in the PRC, investments in the property sectors have increased significantly in the past few years. In response to concerns over the increase in property investments, from 2004 to March 2013, the PRC government introduced various policies and measures to curtail property developments, including:

(i)	requiring real estate developers to finance, with their internal resources, at least 35% of their total investments (excluding affordable housing projects);

(ii)	limiting the monthly mortgage payment to 50% of an individual borrower’s monthly income and limiting all monthly debt service payments of an individual borrower to 55% of his or her monthly income;

(iii)	suspending land supply for villa construction and restricting land supply for high-end residential property construction;

Explanatory Statement – Part 6 – Risk Factors

(iv)	requiring that at least 70% of the land supply approved by any local government for residential property development during any given year must be used for developing low- to medium-cost and small- to medium-size units for sale or as low-cost rental properties;

(v)	requiring that at least 70% of the total development and construction area of residential projects approved or constructed on or after 1 June 2006 in any administrative jurisdiction must consist of units with a unit floor area of less than 90 square meters and that projects which have received project approvals prior to this date but have not obtained construction permits must adjust their planning in order to comply with this new requirement, with the exception that municipalities under direct administration of the PRC central government and provincial capitals and certain cities may deviate from such ratio under special circumstances upon approval from MOHURD;

(vi)	requiring first-time home owners buying a home of 90 square metre or above to pay the minimum amount of down-payment of 30% of the purchase price of the underlying property;

(vii)	requiring any second-time home buyer to pay an increased minimum amount of down- payment of 60% of the purchase price of the underlying property and an increased minimum mortgage loan interest rate of no less than 110% of the relevant PBOC benchmark one-year bank lending interest rate;

(viii)	for a commercial property buyer, (i) requiring banks not to finance any purchase of pre-sold properties; (ii) increasing the minimum amount of down-payment to 50% of the purchase price of the underlying property; (iii) increasing the minimum mortgage loan interest rate to 110% of the relevant PBOC benchmark one-year bank lending interest rate; and (iv) limiting the terms of such bank borrowings to no more than 10 years, with commercial banks allowed flexibility based on their risk assessment;

(ix)	for a buyer of commercial/residential dual-purpose properties, increasing the minimum amount of down-payment to 45% of the purchase price of the underlying property, with the other terms similar to those for commercial properties;

(x)	limiting the grant or extension of revolving credit facilities to property developers that hold a large amount of idle land and vacant commodity properties;

(xi)	imposing more restrictions on the types of property developments that foreign investments may engage in;

(xii)	imposing or increasing taxes on short-term gains from second-hand property sales;

(xiii)	restricting foreign investment in the property sector by, among other things, increasing registered capital and other requirements for establishing FIREEs, tightening foreign exchange control and imposing restrictions on purchases of properties in the PRC by foreign persons;

Explanatory Statement – Part 6 – Risk Factors

(xiv)	requiring commercial banks to suspend mortgage loans to customers for purchase of a third or further residential property, or to non-residents who cannot provide proof of local tax or social security insurance payments for more than a one-year period;

(xv)	raising the benchmark one-year lending rate published by PBOC during the period from 2010 to June 2012;

(xvi)	adjusting the PBOC RMB deposit reserve requirement ratio for all PRC deposit taking financial institutions nine times in 2011 and 2012, with the current ratio ranging from 16.5% to 20%, effective from 18 May 2012;

(xvii)	non-registered residents who own one or more residential properties and fail to provide one-year or longer tax payment certificates or social insurance payment certificates are prohibited from purchasing any residential properties located in the administrative area; and

(xviii)	strictly enforcing a 20% tax on home sale profits.

(b)	There can be no assurance that the PRC government will not change or modify these temporary measures in the future. These measures may limit the Group’s access to capital resources, reduce market demand for its products and increase its operating costs in complying with these measures. There can be no assurance that the PRC government will not adopt additional and more stringent measures, which could further slow down property development in the PRC and adversely affect the Group’s business and prospects.

The Group is exposed to contractual, legal and regulatory risks related to pre-sales

(c)	The Group depends on cashflows from pre-sales of properties as an important source of funding for its property developments. The Group faces risks relating to the pre-sale of properties. For example, the Group may find itself liable to the purchasers for their losses if the Group pre-sells units in a property development and fails to complete that development. If the Group fails to complete a pre-sold property on time, its purchasers may claim compensation for late delivery pursuant to either their contracts with the Group or relevant PRC laws and regulations. If the Group’s delay extends beyond a specified period, its purchasers may terminate their pre-sale contracts and claim compensation. A purchaser may also terminate his or her contract with the Group if the GFA of the relevant unit, as set out in the individual property ownership certificate, deviates by more than 3% from the GFA of that unit set out in his or her contract. There can be no assurance that the Group will not experience delays in the completion and delivery of the Group’s projects, or that the GFA for a delivered unit will not deviate by more than 3% from the GFA set out in the relevant contract in every instance. Any termination of the purchase contract as a result of the Group’s late delivery of properties or deviation from the GFA set out in such contract will have a material adverse effect on the Group’s business, financial condition and results of operations.

Explanatory Statement – Part 6 – Risk Factors

(d)	Under current PRC laws and regulations, property developers must fulfil certain conditions before they can commence pre-sales of the relevant properties and pre-sales proceeds may only be used to finance the related development. Various PRC authorities and regulators have publicly called for the discontinuance or abolishment of pre-sales, or to impose tighter regulations on such practice. There can be no assurance that the PRC governmental authority will not ban the practice of pre-selling uncompleted properties or implement further restrictions on the pre-sale of properties, such as imposing additional conditions for a pre-sale permit or further restrictions on the use of pre-sale proceeds. Proceeds from the pre-sale of the Group’s properties are an important source of financing for its property developments. Consequently, any restriction on the Group’s ability to pre-sell its properties, including any increase in the amount of up-front expenditure the Group must incur prior to obtaining the pre-sale permit, would extend the time period required for recovery of its capital outlay and would result in its needing to seek alternative means to finance the various stages of its property developments. This, in turn, could have an adverse effect on the Group’s business, cashflow results of operations and financial condition.

The total GFA of some of the Group’s developments may exceed the original permitted GFA and the excess GFA is subject to governmental approval and payment of additional land premium

(e)	The permitted total GFA for a particular development is set out in various governmental documents issued at various stages. In many cases, the underlying land grant contract will specify permitted total GFA. Total GFA is also set out in the relevant urban planning approvals and various construction permits. If constructed total GFA exceeds the permitted total, or if the completed development contains built-up areas that the authorities believe do not conform to the approved plans as set out in the relevant construction works planning permit, the Group may not be able to obtain the acceptance and compliance form of construction completion for the development, and as a consequence, the Group would not be in a position to deliver individual units to purchasers or to recognize the related pre-sale proceeds as revenue. Moreover, excess GFA requires governmental approval, and the payment of additional land premium. The Group may also be subject to liability to purchasers under its sales and purchase agreements. For example, in the development of the Group’s Guangzhou Jinmao project, the constructed total GFA exceeded the permitted total GFA as provided in the construction works planning permit, and the Group was required to seek approval and pay additional land premiums for the excess GFA in 2009.

(f)	There can be no assurance that constructed total GFA for each of the Group’s existing projects under development or any future property developments will not exceed the permitted total GFA for that development, or that the authorities will not determine that all built-up areas conform to the plans approved as set out in the construction permit. Moreover, there can be no assurance that the Group would have sufficient funding to pay any required additional land premium or to pay for any corrective action that may be required in a timely manner, or at all. Any of these circumstances may materially and adversely affect the Group’s reputation, business, results of operations and financial condition.

13.8	Risks related to the PRC

The Group’s income tax obligations may increase, dividends from its PRC subsidiaries may be subject to withholding tax under PRC tax laws and the Group may be subject to PRC tax under the Enterprise Income Tax Law

(a)	In March 2007, the National People’s Congress of the PRC and its Standing Committee (the “NPC” or the “National People’s Congress”) enacted the Enterprise Income Tax Law of the PRC (the “Enterprise Income Tax Law”), which took effect on 1 January 2008. The Enterprise Income Tax Law imposes a unified income tax rate of 25% on all domestic and foreign-invested enterprises unless they qualify under certain limited exceptions. According to the Enterprise Income Tax Law, enterprises that were previously subject to an enterprise income tax rate lower than 25% continued to enjoy the lower rate and gradually transitioned to the new tax rate within five years after 1 January 2008. For example, companies established in Shenzhen Special Economic Zone were subject to PRC enterprise income tax at a rate of 15% before 1 January 2008 and allowed an extension period of five years to phase into the new tax regime until the end of 2012, after which the unified 25% tax rate has been imposed. In 2014 and the nine months ended 30 September 2015, the Group paid enterprise income tax of approximately RMB303 million (US$47 million) and approximately RMB182 million (US$28 million), respectively.

Explanatory Statement – Part 6 – Risk Factors

(b)	The Company is a holding company that is financially dependent on distributions from its subsidiaries and its business operations are principally conducted through the Group’s PRC subsidiaries. Prior to 31 December 2007, dividend payments to foreign investors made by foreign-invested enterprises, such as dividends paid to the Company by its PRC subsidiaries, were exempt from PRC withholding tax. The Enterprise Income Tax Law and the Regulations for Implementation of Enterprise Income Tax Law of the PRC (together with the Enterprise Income Tax Law, the “Enterprise Income Tax Laws”), effective 1 January 2008, provide that any dividend payment to foreign investors is subject to a withholding tax at a rate of 10%. Pursuant to the Arrangement between the PRC and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income signed on 21 August 2006, a company incorporated in Hong Kong may be subject to withholding income tax at a rate of 5% on dividends it receives from its PRC subsidiaries if it holds a 25% or more interest in that particular PRC subsidiary at the time of the distribution, or 10% if it holds less than a 25% interest in that subsidiary, although there is uncertainty under a recent circular regarding whether intermediate Hong Kong holding companies will remain eligible for benefits under this arrangement.

(c)	In addition, under the Enterprise Income Tax Laws, enterprises established under the laws of jurisdictions outside the PRC with their “de facto management bodies” located within the PRC may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Enterprise Income Tax Laws provide that the “de facto management body” of an enterprise is the organisation that exercises substantial and overall management and control over the production, employees, books of accounts and properties of the enterprise. If a majority of the members of the Company’s management team or a majority of the Company’s directors continue to be located in the PRC, the Company may be considered a PRC resident enterprise and therefore subject to PRC enterprise income tax at the rate of 25% on the Company’s worldwide income. If the Company’s PRC subsidiaries become subject to the withholding tax or the Company or any of its non-PRC subsidiaries otherwise become a PRC resident enterprise under the Enterprise Income Tax Laws, the Company’s profitability and cashflow would be materially and adversely affected.

Explanatory Statement – Part 6 – Risk Factors

Interest payable by the Company to the Group’s foreign investors and gain on the sale of the Scheme Consideration may become subject to withholding taxes under PRC tax laws

(d)	Under the Enterprise Income Tax Laws, if the Group is deemed a PRC resident enterprise, the interest payable on the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds and any payments in respect of the CVRs will be considered to be sourced within the PRC. PRC income tax at the rate of 10% will be applicable to such interest payable by the Group to investors that are “non-resident enterprises” so long as such “non-resident enterprise” investors do not have an establishment or place of business in the PRC or if, despite the existence of such establishment or place of business in the PRC, the relevant income is not effectively connected with such establishment or place of business in the PRC. Similarly, any gain realized on the transfer of the Scheme Consideration by such investors will be subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. It is uncertain whether the Group will be considered a PRC “resident enterprise,” so the Group is not sure whether the interest payable to its foreign investors, or the gain its foreign investors may realise from the transfer of Scheme Consideration, would be treated as income sourced within the PRC and be subject to PRC tax. If the Group is required under the Enterprise Income Tax Laws to withhold PRC income tax on its interest payable to its foreign shareholders who are “non-resident enterprises,” the Group will be required to pay such additional amounts as will result in receipt by a Noteholder and/or a CB Holder and/or an Existing Offshore Loans Creditor and/or a holder of Scheme Consideration of such amounts as would have been received by the holder had no such withholding been required. The requirement to pay additional amounts will increase the cost of servicing interest payments on the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds, and could have a material adverse effect on the Group’s ability to make payments in respect of the CVRs or, pay interest on, and repay the principal amount of, the New HY Notes, Mandatorily Exchangeable Bonds and Exchange Convertible Bonds, as well as its profitability and cashflow. In addition, if such a holder is required to pay PRC income tax on the transfer of the Scheme Consideration, the value of your investment in the Scheme Consideration may be materially and adversely affected. It is unclear whether, if the Group is considered a PRC “resident enterprise,” holders of the Scheme Consideration might be able to claim the benefit of income tax treaties or agreements entered into between the PRC and other countries or areas.

APPENDIX 1

(Definitions and Interpretation)

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Schemes, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

“4 December 2014 Announcement”	means the announcement made by the Company on 4 December 2014 pursuant to Rule 13.09(1) of the Listing Rules regarding recent development of the Company;

“6 February 2015 Announcement”	means the joint announcement made by Sunac and the Company on 6 February 2015;

“6 November 2015 Announcement”	means the announcement made by the Company on 6 November 2015 pursuant to Rule 13.09(1) of the Listing Rules;

“8 March 2015 Announcement”	means the announcement made by the Company on 8 March 2015 pursuant to Rule 13.09(1) of the Listing Rules;

“9 February 2015 Announcement”	means the announcement made by the Company on 9 February 2015 pursuant to Rule 13.09(1) of the Listing Rules;

“9 April 2015 Announcement”	means the announcement made by the Company on 9 April 2015 pursuant to Rule 13.09(1) of the Listing Rules regarding recent developments;

“13 March 2015 Announcement”	means the announcement made by the Company on 13 March 2015 pursuant to Rule 13.09(1) of the Listing Rules regarding recent developments;

“16 February 2015 Announcement”	means the announcement made by the Company on 16 February 2015 pursuant to Rule 13.09(1) of the Listing Rules regarding inside information and trading halt;

“18 September 2015 Announcement”	means the announcement made by the Company on 18 September 2015 pursuant to Rule 13.09(1) of the Listing Rules;

“20 November 2015 Announcement”	means the announcement made by the Company on 20 November 2015 pursuant to Rule 13.09(1) of the Listing Rules;

“21 December 2014 Announcement”	means the announcement made by the Company on 21 December 2014 pursuant to Rule 13.09(1) of the Listing Rules;

App.1-1

“23 July 2015 Announcement”	means the announcement made by the Company on 23 July 2015;

“24 December 2015 Announcement”	mean the announcement made by the Company on 6 November on 24 December 2015 pursuant to Rule 13.09(1) of the Listing Rules, whereby it announced the Company and the Steering Committee was in active dialogue and working expeditiously to advance the RSA and ancillary work streams required for the implementation of the Proposed Restructuring;

“28 May 2015 Announcement”	means the announcement made by the Company on 28 May 2015 regarding the termination of share purchase agreement;

“28 December and 31 December 2014 Announcement”	means the announcements made by the Company on 28 and 31 December 2014 regarding senior management of the Company;

“29 April 2015 Announcement”	means the announcement made by the Company on 29 April pursuant to Rule 13.09(2) of the Listing Rules;

“30-day VWAP”	means the volume weighted average price of the Common Shares for any consecutive 30-trading-day period during which the Common Shares are actively traded as displayed under the heading “VWAP” on Bloomberg page 1638.HK<equity>;

“31 March 2015 Announcement”	means the announcement made by the Company on 31 March 2015 pursuant to Rule 13.09(2) of the Listing Rules regarding delay in publication of 2014 annual results;

“2014 Annual Report”	means the outstanding annual report of the Company for the year ended 31 December 2014;

“2014 Interim Report”	means the Company’s interim report dated 20 August 2014 in respect of the first 6 months of 2014, which was filed with the SEHK and is included at Appendix 16;

“2014 Management Accounts”	means the management accounts of the Group as at 31 December 2014;

“2016 Indenture”	means the indenture dated 22 April 2013 (as amended, supplemented or otherwise modified from time to time) relating to the 2016 Notes, among the Company, certain of its subsidiaries as guarantors, and the Existing Notes Trustee;

App.1-2

“2016 Noteholder”	means a person who is the beneficial owner of and/or the owner of the ultimate economic interest in any of the 2016 Notes at the Record Time, whose interests in the 2016 Notes are held, directly or indirectly, through the records maintained in book entry form by a Clearing System or were previously so held through CMU, and who has a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the 2016 Indenture;

“2016 Notes”	means the RMB1,800,000,000 6.875% senior notes due 2016 as constituted by the 2016 Indenture and issued by the Company;

“2017 Indenture”	means the indenture dated 18 September 2012 (as amended, supplemented or otherwise modified from time to time), relating to the 2017 Notes, among the Company, certain of its subsidiaries as guarantors, and the Existing Notes Trustee;

“2017 Noteholder”	means a person who is the beneficial owner of and/or the owner of the ultimate economic interest in any of the 2017 Notes, whose interests in the 2017 Notes are held, directly or indirectly, through the records maintained in book entry form by a Clearing System at the Record Time and who has a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the 2017 Indenture;

“2017 Notes”	means the US$250,000,000 12.875% senior notes due 2017 as constituted by the 2017 Indenture and issued by the Company;

“2018 Indenture”	means the indenture dated 19 March 2013 (as amended, supplemented or otherwise modified from time to time), relating to the 2018 Notes, among the Company, certain of its subsidiaries as guarantors, and the Existing Notes Trustee;

“2018 Noteholder”	means a person who is the beneficial owner of and/or the owner of the ultimate economic interest in any of the 2018 Notes, whose interests in the 2018 Notes are held, directly or indirectly, through the records maintained in book entry form by a Clearing System at the Record Time and who has a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the 2018 Indenture;

“2018 Notes”	means the US$800,000,000 8.875% senior notes due 2018 as constituted by the 2018 Indenture and issued by the Company;

“2018 Notes Depositary”	means the depositary for the HY Global Note issued pursuant to the 2018 Indenture;

App.1-3

“2018 Notes Depositary Instruction”	means an instruction to the 2018 Notes Depositary substantially in the form set out in Schedule 9 to the Hong Kong Scheme and Schedule 9 to the Cayman Scheme;

“2019 Indenture”	means the indenture dated 6 June 2014 (as amended, supplemented or otherwise modified from time to time), relating to the 2019 Notes, among the Company, certain of its subsidiaries as guarantors, and the Existing Notes Trustee;

“2019 Noteholder”	means a person who is the beneficial owner of and/or the owner of the ultimate economic interest in any of the 2019 Notes, whose interests in the 2019 Notes are held, directly or indirectly, through the records maintained in book entry form by a Clearing System at the Record Time and who has a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the 2019 Indenture;

“2019 Notes”	means the US$400,000,000 9.00% senior notes due 2019 as constituted by the 2019 Indenture and issued by the Company;

“2020 Indenture”	means the indenture dated 8 January 2013 (as amended, supplemented or otherwise modified from time to time), relating to the 2020 Notes, among the Company, certain of its subsidiaries as guarantors, and the Existing Notes Trustee;

“2020 Noteholder”	means a person who is the beneficial owner of and/or the owner of the ultimate economic interest in any of the 2020 Notes, whose interests in the 2020 Notes are held, directly or indirectly, through the records maintained in book entry form by a Clearing System at the Record Time and who has a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the 2020 Indenture;

“2020 Notes”	means the US$500,000,000 10.25% senior notes due 2020 as constituted by the 2020 Indenture and issued by the Company;

“Account Holder”	means any person recorded directly in the records of a Clearing System as holding an interest in any Existing HY Notes or Convertible Bonds in an account with a relevant Clearing System either for its own account or on behalf of its client;

“Account Holder Letter”	means the relevant account holder letter substantially in the form set out in Appendix 2 of the Explanatory Statement;

“Accrued PIK Interest”	has the meaning ascribed to it in Part 3 –Transaction overview of this Explanatory Statement;

App.1-4

“Ad Hoc Group”	means a total of eight Noteholders and CB Holders which holds in aggregate approximately 25% of the aggregate claims of the Noteholders and the CB Holders;

“Additional Consenting Creditor”	means a Scheme Creditor (or any fund or other entity advising or managing a Scheme Creditor that is acting on behalf of that Scheme Creditor) which has agreed to be bound by the terms of the RSA as a Consenting Creditor in accordance with Clause 9 (Accession) of the RSA, but excluding any Additional Consenting Creditor that has exercised its right to terminate the RSA in accordance with its terms;

“Adjudicator”	means such persons or entities as are appointed in accordance with Clause 26 of the Hong Kong Scheme and Clause 26 of the Cayman Scheme, and shall initially be Madison Pacific;

“Affiliates”	means, in relation to any person, its current and former direct and indirect subsidiaries, subsidiary undertakings, parent companies, holding companies, partners, equity holders, members and managing members, and any of their current and former direct and indirect subsidiaries, subsidiary undertakings, parent companies, holding companies, partners, equity holders, members and managing members;

“Agency Agreement”	means the paying, conversion and transfer agency agreement dated 20 December 2010, as amended, modified or supplemented from time to time, in connection with the Convertible Bonds, between, (amongst others) the Company, the Subsidiary Guarantors, the CB Trustee and Citibank, NA London Branch as Principal Agent;

“Agent Appointment Letters”	means the agent appointment letters in relation to each series of the New HY Notes to be entered into between, among others, the Company and the agents named therein;

“AlixPartners”	means AlixPartners Services UK LLP;

“AlixPartners Report”	means the report dated 21 March 2016 set out in Appendix 5 to this Explanatory Statement;

“Allowed Proceeding”	means any Proceeding by a Scheme Creditor to enforce its rights under the Schemes where any person fails to perform its obligations under the Schemes;

“Amended and Restated Intercreditor Agreement”	means the Existing Intercreditor Agreement as amended and restated pursuant to the terms of the Schemes;

App.1-5

“Articles of Association”	means the articles of association of the Company;

“Auditing Standards”	means the Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants as part of the Hong Kong Standards on Quality Control, Auditing, Assurance and Related Standards;

“Auditor”	means PricewaterhouseCoopers;

“Authorised Representative”	means Mr. Brandon Gale or such other person as the Company may, in its absolute discretion, appoint;

“Automatic Exchange Transaction”	has the meaning given to it in Part 3 – Transaction Overview of this Explanatory Statement.

“Benefit Plan Investors”	has the meaning given to it in the Preliminary part (section 2 – Important Securities Law Notice) of this Explanatory Statement;

“BFAM”	means BFAM Partners (Hong Kong) Limited;

“Blockages”	means the blockage decided by the Shenzhen Commission in respect of certain unsold units of some property projects of the Group in Shenzhen, which were under pre-sale and then blocked from processing and filing sale and purchase agreements;

“Blocking Creditor”	has the meaning given to it in Part 2—Background to the Schemes of this Explanatory Statement;

“Board”	means the board of Directors;

“Business Day”	means any day (other than a Saturday or Sunday or a public holiday) on which banks are open for general business in Hong Kong, the Cayman Islands, New York and Singapore;

“Business Plan”	has the meaning given to it in Part 2—Background to the Schemes of this Explanatory Statement;

“BVI”	means the British Virgin Islands;

“Cash Interest”	has the meaning given to it in paragraph 12.2(f)(i)(A) of this Explanatory Statement;

“Cayman Companies Registrar”	means the Cayman Islands Registrar of Companies;

“Cayman Islands” and “CI”	means the Cayman Islands;

“Cayman Scheme”	means the scheme of arrangement between the Company and the Scheme Creditors under section 86 of the Companies Law in its present form or with or subject to any non-material modifications, additions or conditions that the Grand Court may approve or impose;

App.1-6

“Cayman Scheme Sanction Hearing”	means a hearing of the Grand Court for the purpose of sanctioning the Cayman Scheme, including any adjournment thereof, to be held on or around 9 June 2016;

“CB Global Note”	means the global note representing the Convertible Bonds;

“CB Holders”	means the persons who hold the ultimate economic interest, whether as principal, beneficiary or otherwise, in the Convertible Bonds held in global form through the Clearing Systems at the Record Time and have a right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the Convertible Bonds, and “CB Holder” means any one of them;

“CBRC”	means the China Banking Regulatory Commission;

“CB Trust Deed”	means the trust deed dated 20 December 2010 (as amended, supplemented or otherwise modified from time to time) between the Company, the Subsidiary Guarantors and the CB Trustee constituting the Convertible Bonds;

“CB Trustee”	means Citicorp International Limited, as trustee and security trustee under the CB Trust Deed;

“CB Trustee Instruction”	means an instruction to the CB Trustee substantially in the form set out in Schedule 7 of Hong Kong Scheme or such other form as the CB Trustee may reasonably accept;

“Centaline”	means Shenzhen Centaline Property Consultants Ltd., Centaline Real Estate Agency (Shenzhen) Ltd., Changsha branch and Huizhou branch, Chongqing Centaline Property Consultants Ltd., Dongguan Centaline Property Consultants Ltd., Zhuhai Centaline Property Consultants Ltd., Hubei Centaline Property Agency Ltd., Shanghai Centaline Property Agency Ltd., Foshan Centaline Property Agency Limited Company, Chengdu Centaline Property Consultants Ltd. and Shenyang Centaline Property Agency Ltd.;

“Chairman Kwok”	means Mr. Kwok Ying Shing;

“Chairperson”	means the person identified in the relevant orders of the Grand Court and the High Court to act as Chairperson of the Hong Kong Scheme and/or the Cayman Scheme;

“Change of Control Triggering Event”	has the meaning given to it in the New Indentures;

App.1-7

“Chapter 15 Recognition Order”	means an order of the US Bankruptcy Court recognising and giving effect to the Hong Kong Scheme and/or the Cayman Scheme and/or any other scheme of arrangement of the Company;

“CI Scheme Meeting”	means a meeting of the Scheme Creditors in relation to the Cayman Scheme as convened by order of the Grand Court for the purpose of considering and, if thought fit, approving the Cayman Scheme, and any adjournment thereof;

“Citi Trust Entities”

means:

(a)    Citicorp International Limited in its capacity as the Existing Notes Trustee, CB Trustee and the Common Security Trustee;

(b)    Citibank, N.A., London Branch in its capacity as the CB Trustee, Paying Agent and Transfer Agent, Principal Agent; and

(c)    Citigroup Global Markets Deutschland AG in their capacity as the Registrar.

“Claims”	means all and any actions, causes of action, claims, counterclaims, suits, debts, sums of money, accounts, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions, demands or rights whatsoever or howsoever arising, whether present, future, prospective or contingent, known or unknown, accrued or unaccrued, foreseen or unforeseen, matured or unmatured, whether or not for a fixed or unliquidated amount, whether or not involving the payment of money or the performance of an act or obligation or any failure to perform any obligation or any omission, whether arising at common law, in equity or by statute in or under any of the laws of Hong Kong, the United States, or the Cayman Islands or under any other law and irrespective of, jurisdiction and howsoever arising and “Claim” shall be construed accordingly;

“Clearing System Instruction”	means an instruction to each of the Clearing Systems substantially in the forms set out in Schedule 10 to the Hong Kong Scheme and Schedule 10 to the Cayman Scheme;

“Clearing Systems”	means Euroclear, Clearstream and DTC;

“Clearstream”	means Clearstream Banking, société anonyme;

“CMU”	means the Central Moneymarkets Unit Service, the book-entry clearing system operated by the HKMA;

App.1-8

“Code”	means the U.S. Internal Revenue Code of 1986, as amended;

“Common Depositary”	means the common depositaries for Euroclear and Clearstream in respect of the Convertible Bonds, the 2017 Notes, the 2019 Notes and the 2020 Notes;

“Common Depositary Instruction”	means an instruction to the Common Depositary substantially in the form set out in Schedule 8 to the Schemes;

“Common Security Trustee”	means Citicorp International Limited, as security trustee under the Existing Intercreditor Agreement and, on and from the Restructuring Effective Date, under the Amended and Restated Intercreditor Agreement;

“Common Shares”	means the ordinary shares of the Company which are currently listed on The Stock Exchange of Hong Kong Limited of par value of HK$0.1 each;

“Communications Policy”	means the communications policy as set out in Section 7—Communications Policy of this Explanatory Statement;

“Companies Law”	means the Companies Law (2013 Revision) as applicable in the Cayman Islands;

“Companies Ordinance”	means the Companies Ordinance (Cap 622 of the laws of Hong Kong) as applicable in Hong Kong;

“Companies Registrar”	means the Hong Kong Companies Registrar or Cayman Companies Registrar (as applicable);

“Company”	means Kaisa Group Holdings Ltd., a company incorporated in the Cayman Islands with registered number CT-192502;

“connected person”	has the meaning given to it in paragraph 13.4(bb) of this Explanatory Statement;

“Consenting Creditors”	has the meaning given to it in the RSA;

“Conversion Price”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

“Convertible Bonds”	means the RMB1,500,000,000 USD settled 8.00% convertible bonds due 2015 issued by the Company and constituted by the CB Trust Deed;

“Courts”	means the Grand Court and the High Court;

“Current Assets”	means the Group’s total current assets as set out in the Unaudited Management Accounts;

App.1-9

“Current Liabilities”	means the Group’s total current liabilities as set out in the Unaudited Management Accounts;

“Custody Instructions”	means the instructions to be given by or on behalf of an Account Holder or the Scheme Creditor it represents to the relevant Clearing System to block the Existing HY Notes and/or Convertible Bonds which are the subject of the Scheme Creditor’s Account Holder Letter;

“Cut-Back Mechanism”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

“CVR Agent”	has the meaning given to it in the CVR Agreement;

“CVR Agent Appointment Letter”	has the meaning given to it in the CVR Agreement;

“CVR Agreement”	means the agreement setting out the terms and conditions of the CVRs substantially in the form in Schedule 13 to the Schemes;

“CVRs”	means the contingent value rights instrument to be issued by the Company pursuant to the Schemes;

“CVR Triggering Event”	has the meaning given to it in Part 3—Transaction Overview of this Explanatory Statement;

“CVR Trust”	means the trust in relation to the CVRs pursuant to which the Holding Period Trustee will hold any CVRs issued to it on or after the Exchange Date in accordance to the terms of the Schemes;

“CVR Trustee”	means such suitably qualified person as the Company may in its absolute discretion select to act as trustee of the CVRs;

“Deed of Undertaking”	means the Deed of Undertaking pursuant to which each Subsidiary Guarantor and Subsidiary Guarantor Pledgors agrees to, amongst other things, execute all such documents, and do all acts or things, as may be necessary or desirable to be executed or done by them for the purposes of giving effect to the Schemes and which deed is set out in Schedule 3 to the Schemes;

“Deeds of Release”	means the deeds of release between, inter alios, the Company, the Subsidiary Guarantors and the Scheme Creditors, substantially in the form set out in Schedule 11 to the Schemes;

“Deloitte”	means Deloitte & Touche Financial Advisory Services Limited;

“Depositary”	means any or all of the Common Depositary, the 2018 Notes Depositary or the HKMA, as applicable;

“Depositary Instruction Deadline”	means 11.00 a.m. (Cayman Islands time) on 12 May 2016 / 12.00 a.m. (Hong Kong time) on 13 May 2016 / 12.00 p.m. (New York City time) on 12 May 2016;

App.1-10

“Depositary Instructions”	means any or all of the Common Depositary Instructions and the 2018 Notes Depositary Instruction, as applicable;

“Designated Recipient”	means a person appointed by a Scheme Creditor as such to receive all of the Scheme Creditor’s Scheme Consideration whose details are set out in the Scheme Creditor’s Designated Recipient Form;

“Designated Recipient Form”	means the form set out in the Account Holder Letter to be completed by Scheme Creditors in order to appoint a Designated Recipient;

“Directors”	means the directors of the Company from time to time;

“Disqualified Person”	means a person who is disqualified from holding, receiving or handling any of the Scheme Consideration pursuant to any applicable laws or regulations;

“Distribution Confirmation Deed”	means the form of Distribution Confirmation Deed set out in the Account Holder Letter;

“Distribution Longstop Date”	means the sixtieth (60th) day after the Holding Period Expiry Date (excluding the Holding Period Expiry Date);

“DTC”	means the Depository Trust Company, its nominees and successors;

“DTZ”	means DTZ Cushman & Wakefield;

“EEA”	means the European Economic Area;

“Enforcement Action”

means, in relation to any Existing Finance Document or any other right, power, privilege or remedy arising howsoever as matter of applicable law:

(a)    the taking of any steps to enforce or require the enforcement of any security granted by any of the Company or the Subsidiary Guarantors; and

(b)    exercising any right, power, privilege or remedy in connection with the foregoing,

except that the following shall not constitute Enforcement Action:

(i)     the taking of any action which is necessary to preserve the validity, existence, or priority of claims in respect of the Existing HY Notes and/or Convertible Bonds and/or the Existing Offshore Loans before any court or government authority and the bringing, supporting, or joining of proceedings to prevent any loss of the right to bring, support, or join proceedings by reason of any applicable limitation periods;

App.1-11

(ii)    a Consenting Creditor or Supporting Creditor (or any trustee or agent acting on its behalf) bringing Proceedings against any person solely for the purpose of:

(A)   obtaining injunctive relief (or analogous remedy outside Hong Kong) to restrain any actual or putative breach of the Existing Finance Documents;

(B)   obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)   requesting judicial interpretation of any provision of the Existing Finance Documents; and

(iii)  a Consenting Creditor or Supporting Creditor (or any trustee or agent acting on its behalf) taking any step that it determines is required to comply with its obligations under the RSA or Support Undertaking (as applicable).

“Enterprise Income Tax Law”	has the meaning given to it in paragraph 13.8(a) of this Explanatory Statement;

“Enterprise Income Tax Laws”	has the meaning given to it in paragraph 13.8(b) of this Explanatory Statement;

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Euroclear”	means Euroclear Bank S.A./N.V. as operator of the Euroclear clearing system;

“Exchange Convertible Bonds”	means the convertible bonds due 31 December 2019 issued pursuant to the occurrence of the Automatic Exchange Transaction, with the rights set out in Part 3 – Transaction Overview of this Explanatory Statement;

“Exchange Date”	means the date on which the New HY Notes, the Mandatorily Exchangeable Bonds and the CVRs are issued under, respectively, the New Indentures, the New Trust Deed and the CVR Agreement, after the Schemes have been sanctioned;

App.1-12

“Exchange Date Principal Amount”	means (a) the Reference Date Principal Amount, plus (b) accrued and unpaid interest on the Reference Date Principal Amount, calculated using the Spot Rate to convert the RMB-denominated 2016 Notes, RMB-denominated Existing Offshore Loans and HKD-denominated Existing Offshore Loans into U.S. dollar-denominated amounts, compounding semi-annually at (i) 6.56% per annum in the case of the Existing HY Notes and Existing Offshore Loans and (ii) 5.56% per annum in the case of the Convertible Bonds, from (and including) the Reference Date through (but excluding) the Exchange Date;

“Exempted Subsidiaries”	has the meaning given to it in paragraph 13.5(a) of this Explanatory Statement;

“Existing CB Guarantees”	means each of the guarantees of the Convertible Bonds given by the relevant Subsidiary Guarantors;

“Existing Collateral”	means the collateral granted under the Existing Security Documents;

“Existing Finance Documents”	means the Existing HY Notes, the Convertible Bonds, the Existing Indentures, the CB Trust Deed, the Existing Offshore Loans and all agreements and instruments relating to the Existing Offshore Loans, and the Existing Intercreditor Agreement and any related guarantee or security documents;

“Existing HY Note Guarantees”	means each of the guarantees of the Existing HY Notes given by the relevant Subsidiary Guarantors;

“Existing HY Notes”	means, collectively, the 2016 Notes, 2017 Notes, 2018 Notes, 2019 Notes and 2020 Notes;

“Existing Indentures”	means, collectively, the 2016 Indenture, the 2017 Indenture, the 2018 Indenture, the 2019 Indenture and the 2020 Indenture;

“Existing Intercreditor Agreement”	means the intercreditor agreement dated 20 December 2010, as amended and supplemented from time to time, between (amongst others) the Company, the Subsidiary Guarantor Pledgors, the Common Security Trustee, the Existing Notes Trustee and the CB Trustee;

“Existing Notes Trustee”	means Citicorp International Limited, as trustee under each of the Existing Indentures;

App.1-13

“Existing Notes Trustee Instruction”	means an instruction to the Existing Notes Trustee substantially in the form set out at Schedule 6 to the Cayman Scheme and Schedule 6 to the Hong Kong Scheme or such other form as the Existing Notes Trustee may reasonably accept;

“Existing Offshore Loans”	means the HSBC 2013 Loan, the HSBC 2014 Loan, the HSBC ISDA and the ICBC 2013 Loan;

“Existing Offshore Loans Creditor”	means an Existing Offshore Loans Lender or any assignee of any interest in any of the Existing Offshore Loans whereby such assignee owns beneficially the ultimate economic interest in any of the Existing Offshore Loans at the Record Time;

“Existing Offshore Loans Guarantees”	means each of the guarantees of the Existing Offshore Loans given by the relevant Subsidiary Guarantors;

“Existing Offshore Loans Lenders”	means (i) HSBC in respect of the HSBC 2013 Loan, the HSBC 2014 Loan and the HSBC ISDA; and (ii) ICBC in respect of the ICBC 2013 Loan;

“Existing Security Documents”	means the security documents in respect of the Existing Shared Collateral listed in Schedule 2 of the form of the Amended and Restated Intercreditor Agreement;

“Existing Shared Collateral”	means the “Collateral” (as defined in each of the Existing Indentures and the CB Trust Deed) held by the Common Security Trustee for, inter alios, the Noteholders, the CB Holders and the Existing Offshore Loans Creditors (save for HSBC in respect of the HSBC 2014 Loan and the HSBC ISDA);

“Existing Transaction Documents”	means the documents listed in Schedule 5 to the Hong Kong Scheme and Schedule 5 to the Cayman Scheme;

“Explanatory Statement”	means this explanatory statement dated [•] 2016 of the Company;

“Farallon”	means Farallon Capital Asia Pte Ltd;

“Farallon Preliminary Non-Binding Proposal”	means the proposal alternative to the Restructuring Proposal proposed by Farallon with its terms set out in the 20 November 2015 Announcement;

“FATCA”	has the meaning given to it in paragraph 12.2(j)(iii)(A) of this Explanatory Statement;

“FIREE”	means foreign invested real estate enterprise;

“Framework Agreement”	means the framework agreement entered into between the Company and the Onshore Creditor Committee on 17 August 2015;

App.1-14

“FSMA”	means the Financial Services and Markets Act 2000;

“FTI”	means FTI Accounting and Advisory Services Ltd;

“Fundamental Change”	has the meaning given to it in Part 3—Transaction Overview of this Explanatory Statement;

“Future PIK Interest”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“Future PIK Listing Approval”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“GFA”	means gross floor area;

“Global Certificate”	Means the global certificate issued in relation to any of the Scheme Consideration;

“Global CVR”	means the global CVR representing the CVRs;

“Global Notes”	means the CB Global Note and the HY Global Notes;

“Grand Court”	means the Grand Court of the Cayman Islands and any court capable of hearing appeals therefrom;

“Grand Court Order”	means a sealed copy of the order of the Grand Court sanctioning the Cayman Scheme;

“Group”	means the Company and all subsidiary undertakings (as that term is defined in the Companies Ordinance), as a whole, from time to time;

“Group Company”	means any company that is a member of the Group;

“Guaranteed Obligations”	means the obligations of the Company to guarantee the indebtedness of certain of the Subsidiary Guarantors under the (i) ICBC 2011 Loan and (ii) ICBC Paris Loans;

“Harneys”	means Harney Westwood & Riegels, a law firm;

“HIBOR”	means the Hong Kong Interbank Offered Rate, which is the rate of interest offered on Hong Kong dollar loans by banks in the interbank market for a specified period ranging from overnight to one year;

“High Court”	means the High Court of Hong Kong and any court capable of hearing appeals therefrom;

“High Court Order”	means an office copy of the order of the High Court sanctioning the Hong Kong Scheme;

“HKD”, “HK$” and “HK dollars”	means Hong Kong dollars, the official currency of Hong Kong;

App.1-15

“HK Scheme Meeting”	means a meeting of the Scheme Creditors in relation to the Hong Kong Scheme as convened by order of the High Court for the purpose of considering and, if thought fit, approving the Hong Kong Scheme, and any adjournment thereof;

“HKFRS”	means the Hong Kong Financial Reporting Standard;

“HKMA”	means the Hong Kong Monetary Authority;

“Holding Period”	means the period of 12 months from the Restructuring Effective Date;

“Holding Period Expiry Date”	means the last day of the Holding Period;

“Holding Period Trustee”	means Lucid as trustee of the Trust Securities for and on behalf of the Scheme Creditors, or any additional or replacement trustee of the Trust Securities as may be appointed from time to time in accordance with Clause 16.5 of the Hong Kong Scheme and Clause 16.5 of the Cayman Scheme;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong Companies Registrar”	means the Registrar of Companies appointed under the Companies Ordinance;

“Hong Kong Scheme”	means the scheme of arrangement in respect of the Company under sections 673 and 674 of the Companies Ordinance in its present form or with or subject to any modifications, additions or conditions that the High Court may approve or impose;

“Hong Kong Scheme Sanction Hearing”	means a hearing of the High Court for the purpose of sanctioning the Hong Kong Scheme, including any adjournment thereof, to be held on or around 10 June 2016;

“Houlihan”	means Houlihan Lokey (China) Limited;

“HSBC”	means The Hongkong and Shanghai Banking Corporation Limited;

“HSBC 2013 Loan”	means the loan facility dated 2 August 2013 between the Company and HSBC in an aggregate amount of HK$400,000,000;

App.1-16

“HSBC 2014 Loan”	means the loan facility dated 26 May 2014 between the Company and HSBC comprising two loans of (i) an aggregate principal amount of up to HK$350,000,000 and (ii) an aggregate principal amount of up to HK$400,000,000 as varied by a letter from HSBC dated 11 August 2014;

“HSBC ISDA”	means the 2002 ISDA Master Agreement dated 11 April 2013 between HSBC and the Company, its Schedules and Confirmations (all as amended and supplemented from time to time) and related documents;

“HSBC Loans”	means the HSBC 2013 Loan, the HSBC 2014 Loan and the HSBC ISDA;

“HSBC Notice”	means the notice sent by HSBC to the Company on 1 January 2015 under the HSBC 2013 Loan, by means of which it claimed that the Chairman’s resignation as chairman had triggered the mandatory prepayment provision in the HSBC 2013 Loan and demanded the immediate repayment of all outstanding amounts (including accrued interest) due pursuant to the HSBC 2013 Loan as at 31 December 2014;

“HSBC Waiver Notice”	means the notice sent by HSBC to the Company on 7 January 2015, waiving the default claimed in the HSBC Notice so as to allow the Company to formulate a viable repayment proposal;

“Hunan Daye”	means Hunan Daye Property Development Co Ltd, a wholly-owned subsidiary of the Company;

“HY Global Notes”	means the global notes representing each of the Existing HY Notes;

“ICBC”	means Industrial and Commercial Bank of China (Asia) Limited;

“ICBC 2011 Loan”	means the US$59,500,000 term loan granted by ICBC in favour of Hong Kong Kaisa Industry Co., Limited pursuant to a facility letter dated 2 March 2011;

“ICBC 2013 Loan”	means the loan facility dated 2 September 2013 between the Company and ICBC in the aggregate amount of HK$250,000,000;

“ICBC Paris”	means Industrial and Commercial Bank of China, Paris Branch;

“ICBC Paris 2013 Loan”	means the U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$40,000,000, pursuant to a facility letter signed on 28 October 2013 between the Group, as guarantor, Wan Jin Chang, as borrower, and ICBC Paris, as lender;

App.1-17

“ICBC Paris 2014 Loan I”	means the U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$35,000,000, pursuant to a facility letter signed on 30 April 2014 between the Group, as guarantor, Wan Jin Chang, as borrower, and ICBC Paris, as lender;

“ICBC Paris 2014 Loan II”	means the U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$25,000,000, pursuant to a facility letter signed on 30 April 2014 between the Group, as guarantor, Wan Jin Chang, as borrower, and ICBC Paris, as lender;

“ICBC Paris Loans”	means the ICBC Paris 2014 Loan I, ICBC Paris 2014 Loan II, and ICBC Paris 2013 Loan;

“ICBC Shenzhen”	means Industrial and Commercial Bank of China, Shenzhen Shen Dong Branch;

“IFRS”	means International Financial Reporting Standards;

“Implied Market Capitalization”	means, as of any date, the greater of (1) the 30-day VWAP of the Common Shares measured as of such date, multiplied by the average number of shares outstanding as of the close of trading on each date during the measurement period of such 30-day VWAP; or (2) the aggregate equity value of the Company implied by the total per share consideration (or cash equivalent thereof) payable in connection with any transaction that constitutes a Fundamental Change;

“Independent Committee”	means the Independent Committee established by the Board in or around April 2015 for the purpose of reviewing the financial statements of the Group as at and for the period ended 31 December 2014, and assisting the Auditor to finalise the audit of those financial statements;

“Independent Investment Bank”	means an independent investment bank of international repute (acting as an expert) selected by the Company, and if the Company fails to select an Independent Investment Bank when required, the Existing Offshore Loans Creditors with respect to the USD/HKD rate or USD/RMB rate as the case may be, may select the Independent Investment Bank.

“Information Agent”	means Lucid or such other person as may be appointed from time to time by the Company to act as information agent;

“Initial Consenting Creditors”	means a Scheme Creditor (or any fund or other entity advising or managing a Scheme Creditor that is acting on behalf of that Scheme Creditor) that is an original party to the RSA and has provided a Supporting Notes Notice;

App.1-18

“Initial Consenting Creditors Majority”	means Initial Consenting Creditors who hold Supporting Notes with an aggregate principal amount of more than 50% of the Supporting Notes held in aggregate by the Initial Consenting Creditors;

“Initial Consenting Creditors Super-Majority”	means Initial Consenting Creditors who hold Supporting Notes with an aggregate principal amount of more than 75% of the Supporting Notes held in aggregate by the Initial Consenting Creditors;

“Initial Supporting Notes Notice”	means the supporting notes notices provided on the date of the Support Undertaking pursuant to Clause 9.1 of the Support Undertaking by the Supporting Creditors that are original parties to this Agreement;

“Inland Revenue Ordinance”	means the Inland Revenue Ordinance (Cap. 112 of the Laws of Hong Kong);

“Insolvency Event”

means:

(a)    a court of competent jurisdiction granting an order to commence any Insolvency Proceedings in relation to any of the Company or the Subsidiary Guarantors other than during or in the context of a Scheme; and

(b)    a court of competent jurisdiction granting an order to appoint provisional liquidators in relation to any of the Company or the Subsidiary Guarantors or making any other analogous orders to appoint any persons, officer or representative of the court to take interim control of any of the Company or the Subsidiary Guarantors and/or preserve the assets thereof except in the context of a Scheme;

“Insolvency Proceedings”

means:

(a)    the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, provisional liquidation, dissolution, administration, receivership, administrative receivership, judicial composition, or reorganisation (by way of voluntary arrangement, scheme of arrangement, or otherwise) of any person except in the context of a Scheme;

(b)    the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of any person or any of its assets;

(c)    enforcement of any security over any assets of any person; or

App.1-19

(d)    any procedure or step in any jurisdiction analogous to those set out in paragraphs (a) to (c) above,

provided that each of the Scheme, the BVI Recognition Filing, the Recognition Filings and the Chapter 15 Recognition Order (or any other steps taken pursuant to the Restructuring Documents) shall not constitute an Insolvency Proceeding;

“Instruction Packet”	means the packet of materials including the Account Holder Letters, Designated Recipient Form and Distribution Confirmation Deed, together with accompanying instructions, that are available to Scheme Creditors on the Scheme Website and at Appendix 2 to this Explanatory Statement;

“Interest Payment Date”	means June 30 and December 31;

“Intermediary”	means a person (other than an Account Holder) who holds an interest in any of the Existing HY Notes and/or Convertible Bonds on behalf of another person or other persons;

“JV Subsidiary Guarantees”	has the meaning given to it in the New Indentures;

“JV Subsidiary Guarantors”	has the meaning given to it in the New Indentures;

“Kaisa Advisers”	means Houlihan, Tanner De Witt, Sidley, Ropes & Gray, King & Wood and Harneys;

“Kaisa Dial-In Details”	means the following dial in details: Hong Kong: +852 3018 6753 Cayman Islands: +1 187 7239 2838 Conference code: 0010968;

“Kaisa Property Liaoning”	means Kaisa Properties (Liaoning) Co., Ltd., a subsidiary of the Company;

“Kaisa Released Parties”	has the meaning given to it in paragraph 8.13(d) of this Explanatory Statement;

“Kaisa Releasing Parties”	means each of the Company and the Subsidiary Guarantors acting on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries and affiliates;

“Kaisa Shenzhen”	means Kaisa Group (Shenzhen) Co., Ltd;

“King & Wood”	means King & Wood Mallesons (Shenzhen), a PRC law firm;

App.1-20

“K&E”	means, collectively, Kirkland & Ellis, Kirkland & Ellis International LLP and Kirkland & Ellis LLP, a law firm;

“LAT”	means Land Appreciation Tax;

“Liability”	means any debt, liability or obligation whatsoever, whether it is present, future, prospective or contingent, whether or not its amount is fixed or undetermined, whether or not it involves the payment of money or the performance of an act or obligation, and whether based on contract (including quasi-contract), guarantee, indemnity or estoppel, statute, regulation, common law, tort, equity, otherwise in or under any of the laws of Hong Kong, the United States, the Cayman Islands or under any other law irrespective of jurisdiction and howsoever arising and “Liabilities’’ shall be construed accordingly;

“Liquidation Analysis”	means the liquidation analysis prepared by Deloitte as set out in Appendix 8 (Liquidation Analysis) of this Explanatory Statement;

“Listing Approvals”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

“Listing Rules”	means the Rules Governing the Listing of Securities of SEHK;

“Longgang Projects”	means Shenzhen Kaisa City Plaza and Shenzhen Kaisa Yuefeng Garden, being the two property development projects situated in the Longgang district of Shenzhen;

“Lucid”	means Lucid Issuer Services Limited;

“Madison Pacific”	means Madison Pacific Trust Limited;

“Mandatorily Exchangeable Bonds”	means the USD denominated variable rate mandatorily exchangeable bonds due 31 December 2019 to be issued by the Company pursuant to the terms of the Schemes;

“Mandatorily Exchangeable Bonds Trust”	means the trust in relation to the Mandatorily Exchangeable Bonds pursuant to which the Holding Period Trustee will hold any Mandatorily Exchangeable Bonds issued to it on or after the Exchange Date in accordance to the terms of the Schemes;

“Mandatory Exchange Conditions”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

“Mandatory Redemption Date”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

App.1-21

“Market Capitalization Milestone”	has the meaning ascribed to it in Part 3 – Transaction overview of this Explanatory Statement;

“Material Adverse Effect”	means any event or circumstance occurring after 10 January 2016, which has a material adverse effect on the business, assets, or financial condition of the Subsidiary Guarantors by reference to their condition and/or the circumstances existing as at 10 January 2016;

“Maturity Date”

means each of the following dates:

(a)    31 December 2019 in relation to the Series A Notes;

(b)    30 June 2020 in relation to the Series B Notes;

(c)    31 December 2020 in relation to the Series C Notes;

(d)    30 June 2021 in relation to the Series D Notes;

(e)    31 December 2021 in relation to the Series E Notes;

“Maximum MEB Amount”	means the Exchange Date Principal Amount represented by the Convertible Bonds;

“MEB Agency Agreement”	means the agreement substantially in the form in Schedule 15 to the Schemes;

“MEB Election Amount”	means the amount of all Scheme Claims that, as at the Exchange Date, Scheme Creditors have elected (or have been deemed to elect pursuant to the terms of the Hong Kong Scheme) to have exchanged for Mandatorily Exchangeable Bonds pursuant to Option 3;

“MEB Redemption Amount”

means the greater of:

(a)    an amount equal to the sum of (x) the cash and PIK interest on the aggregate principal amount of Mandatorily Exchangeable Bonds which would have accrued if the interest rate applicable to the Mandatorily Exchangeable Bonds had been the same as the interest rate applicable to the Series A Notes assuming both were outstanding from the Reference Date to the Mandatory Redemption Date, less any accrued cash and PIK interest (whether or not paid yet) on the Mandatorily Exchangeable Bonds had they been outstanding from the Reference Date to the Mandatory Redemption Date and (y) a redemption premium equal to 2.0% of the principal amount of the Mandatorily Exchangeable Bonds on the Mandatory Redemption Date (which, for the avoidance of doubt, includes any PIK Interest that has been capitalised and added to the outstanding principal amount of the Mandatorily Exchangeable Bonds as of, and the PIK Interest since the last interest payment date accrued up to, the Mandatorily Redemption Date); and

App.1-22

(b)    an amount equal to the product of (x) the difference between the 30-day VWAP of the Common Shares five business days prior to the Mandatory Redemption Date and the Conversion Price and (y) the quotient of the aggregate principal amount of the Mandatorily Exchangeable Bonds on the Mandatory Redemption Date (which, for the avoidance of doubt, includes any PIK Interest that has been capitalised and added to the outstanding principal amount of the Mandatorily Exchangeable Bonds as of, and the PIK Interest since the last interest payment date accrued up to, the Mandatory Redemption Date) and the Conversion Price;

“Ministry of Land and Resources”	means the Ministry of Land and Resources of the PRC;

“MNPI”	means material non-public or price sensitive information;

“Moelis”	means Moelis & Company including (but not limited to) Moelis & Company Asia Limited

“MOFCOM”	means the PRC Ministry of Commerce;

“MOFCOM Circular”	means the Circular on Issues Concerning Cross-Border Renminbi Direct Investment promulgated on 3 December 2013 by the MOFCOM;

“MOHURD”	means the Ministry of Housing and Urban Renewal Development;

“Mourant”	means Mourant Ozannes, a law firm;

“Mr Sun”	means Mr Yuenan Sun;

“National People’s Congress”	means the National People’s Congress of the PRC and its Standing Committee;

“New HY Global Notes”	means the global notes representing each of the New HY Notes;

“New Collateral”	means the collateral granted pursuant to the New Securities Documents;

“New HY Notes Trust”	means the trust in relation to the New HY Notes pursuant to which the Holding Period Trustee will hold any New HY Notes issued to it on or after the Exchange Date in accordance to the terms of the Schemes;

“New HY Notes Trustee”	means Wilmington Trust, National Association, as trustee under the New Indentures;

App.1-23

“New HY Notes”	means the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes;

“New Indentures”	means the Series A Indenture, the Series B Indenture, the Series C Indenture, the Series D Indenture and the Series E Indenture;

“New MEB Trustee”	means U.S. Bank, National Association, as trustee of the Mandatorily Exchangeable Bonds;

“New Non-Guarantor Restricted Subsidiaries”	has the meaning given to it in the New Indentures;

“New Security Documents”	means the new security documents listed in Schedule 3 to the Amended and Restated Intercreditor Agreement;

“New Shared Collateral”	means the shared collateral granted pursuant to the New Security Documents;

“New Trust Deed”	means the new trust deed relating to the Mandatorily Exchangeable Bonds to be entered into between, amongst others, the Company and the New MEB Trustee;

“New York” and “New York City”	means the City of New York, United States;

“Non-Current Assets”	means assets (being assets not currently liquid or the proceeds of which are not readily accessible) as referred to in Unaudited Management Accounts;

“Non-Current Liabilities”	means non-current liabilities (being liabilities that are contingent, prospective or otherwise not currently due and payable) as referred to in the Unaudited Management Accounts;

“Non-Guarantor Subsidiaries”	has the meaning given to it in the New Indentures;

“Noteholders”	means the 2016 Noteholders, the 2017 Noteholders, the 2018 Noteholders, the 2019 Noteholders and the 2020 Noteholders, and “Noteholder” means any one of them;

“NPC”	means the National People’s Congress of the PRC and its Standing Committee;

“OID”	has the meaning given to it in paragraph 12.2(f)(ii)(A) of this Explanatory Statement;

App.1-24

“Offering Memoranda”	means the various offering memoranda issued by the Company in respect of the issuance of (i) the 2016 Notes and dated 15 April 2013, (ii) the 2017 Notes and dated 12 September 2012, (iii) the 2018 Notes and dated 12 March 2013, (iv) the 2019 Notes and dated 29 Mary 2014, (v) the 2020 Notes and dated 3 January 2013, and (vi) the Convertible Bonds and dated 15 December 2010;

“Officer’s Certificate”	means the Officer’s Certificate to be delivered by the Company to the New HY Notes Trustee pursuant to Section 6.04(b) of the New Indentures;

“Official Liquidation”	means the process by which a company is compulsorily wound up by order of the Grand Court in accordance with Part V of the Companies Law;

“Offshore Creditors”	means the Noteholders, the CB Holders and the Existing Offshore Loans Creditors;

“Offshore Debt”	means the amount outstanding under the Existing HY Notes, the Convertible Bonds, the Existing Offshore Loans and the Guaranteed Obligations;

“O&M”	means O’Melveny & Myers, a law firm;

“O&M Demand”	means the letter of demand sent on 16 September 2015 to the Company by OMM;

“Onshore Creditor Committee”	means the onshore creditor committee consisting of seven of the largest onshore creditors of the Company;

“Onshore Debt”	has the meaning given to it in paragraph 9.4(i) of this Explanatory Statement;

“Onshore Lenders”	means financial institutions or lenders in the PRC who lend to the Group in the PRC;

“Onshore Operating Entities”	means the PRC incorporated Subsidiaries of the Company, which are involved in the operation of the property development projects of the Group;

“Onshore Operations”	means the property development projects predominately carried out by the Onshore Operating Entities within the PRC;

“Option 1”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

App.1-25

“Option 1 Claims”	means all Scheme Claims that any Scheme Creditor has elected to exchange (or has been deemed to have so elected pursuant to the terms of the Schemes, including pursuant to the Cut-Back Mechanism) for New HY Notes and CVRs;

“Option 2”	has the meaning ascribed to it in Part 3—Transaction Overview of this Explanatory Statement;

“Option 2 Claims”	means all Scheme Claims that any Scheme Creditor has elected to exchange (or has been deemed to have so elected pursuant to the terms of the Schemes, including pursuant to the Cut-Back Mechanism) for New HY Notes only;

“Option 3”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“Option 3 Claims”	means all Scheme Claims that any Scheme Creditor has elected to exchange (or has been deemed to have so elected pursuant to the terms of the Schemes) for Mandatorily Exchangeable Bonds;

“Order”	means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

“PAG”	means PA Bloom Opportunity V Limited and PA International Opportunity VI Limited;

“PAG Facility”	means US$200,000,000 Revolving Loan Facility Agreement dated 13 November 2013 and entered into between, inter alios, the Company and PAG;

“Paying Agent”	means Citibank, NA London Branch, as Paying Agent under the Agency Agreement;

“PBOC”	means the People’s Bank of China, the central bank of the People’s Republic of China;

“PBOC Measures”	means the Administrative Measures on Settlement of Cross-Border Renminbi Direct Investment (PBOC Announcement 2011 No. 23) promulgated by the PBOC on 13 October 2011;

“PBOC RMB FDI Detail Rules”	means the notice of PBOC on Clarifying the Detailed Operating Rules for RMB Settlement of Foreign Direct Investment issued by PBOC on 14 June 2102;

“Permitted Pari Passu Secured Indebtedness”	means secured indebtedness incurred as “Permitted Pari Passu Secured Indebtedness” under, and in compliance with the terms of each of the Existing Indentures and the CB Trust Deed;

“person”	includes an individual, firm, partnership, company, corporation, other legal entity, unincorporated body of persons or any state or state agency;

App.1-26

“Personnel”	means, in relation to any person, its current and former officers, partners, directors, employees, staff, agents and counsel;

“PFIC”	has the meaning given to it in paragraph 12.2(f)(iv)(A) of this Explanatory Statement;

“PIK”	means payment in kind;

“PIK Notes”	has the meaning given to it in paragraph 12.2(f)(iii)(B) of this Explanatory Statement;

“Plan Asset Rules”	means the regulations promulgated by the U.S. Department of Labour, 29 C.F.R. Section 2510.3 101 (as modified by Section 3(42) of ERISA);

“Plans”	has the meaning given to that term in paragraph 2.13 (Certain ERISA and Related Consideration) of this Explanatory Statement;

“PRC”	means the People’s Republic of China;

“Principal Agent”	means Citibank, NA London Branch, as Principal Agent under the Agency Agreement;

“Proceeding”	means any process, action, legal or other proceeding including any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of judgment or enforcement of any security or other right;

“Profit Warning”	means the announcement made by the Company on 16 February 2015, that its total interest-bearing debt as at 31 December 2014 amounted to RMB65 billion (equivalent to approximately HK$82 billion or US$10.58 billion), representing an increase of RMB35.2 billion (equivalent to approximately HK$44.6 billion or US$5.75 billion) from 30 June 2014;

“Prohibited Proceedings”	means any Proceeding against the Company or the Subsidiary Guarantors or Subsidiary Guarantor Pledgors or the property of any of the Company or the Subsidiary Guarantors or Subsidiary Guarantor Pledgors in any jurisdiction whatsoever other than an Allowed Proceeding;

App.1-27

“Prohibited Transferee”	means a person who is prohibited from being allotted, issued with, holding, receiving or handling any Scheme Consideration pursuant to any applicable law or regulations or is so prohibited except after compliance with conditions or requirements that the Company considers to be disproportionate to the value of the relevant Scheme Consideration;

“Proposed Sunac Transaction”	means the proposed sale by the Selling Shareholders to a subsidiary of Sunac of the 2,529,196,133 shares in the Company owned by the Selling Shareholders, which represented 49.25% of the Company’s share capital, for HK$1.80 per share in cash;

“Prospectus Directive”	means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) and includes any relevant implementing measure in each member state;

“QIB”	means qualified institutional buyer as defined in Rule 144A of the Securities Act;

“Qualified Exchange”	means either (1) the New York Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, the Nasdaq Stock Market or the SGX-ST or (2) a national securities exchange (as such term is defined in Section 6 of the U.S. Securities Exchange Act of 1934, as amended) or a designated offshore securities market (as such term is defined in Rule 902(b) under the U.S. Securities Act of 1933, as amended);

“qualified investors”	has the meaning ascribed to it under Article 2(1)(e) of the Prospectus Directive;

“Recognition Filings”	means (i) the filing of a petition for recognition of the Hong Kong Scheme and/or the Cayman Scheme under Chapter 15 of Title 11 of the US Bankruptcy Code ; (ii) the filing of a request for the US Bankruptcy Court to grant a Chapter 15 Recognition Order; and (iii) other filings related thereto;

“Recognition Hearing”	means a hearing before the US Bankruptcy Court in respect of the Recognition Filings;

“Record Time”	means 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016;

“Reference Date”	means 1 January 2016;

App.1-28

“Reference Date Principal Amount”	means the aggregate principal amount of the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans outstanding on the Reference Date, plus any accrued and unpaid interest under the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans, compounding semi-annually at the interest rates applicable to the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans in accordance with their relevant indentures, instruments or agreements, through (but excluding) the Reference Date;

“Reference Dealers”	means four leading dealers engaged in the foreign exchange market of the relevant currency selected by the Company;

“Reference Share Price”	means the 30-day VWAP of the Common Shares immediately prior to the Calculation Date;

“Registrar”	means Citicorp International Limited as registrar of under the 2016 Notes, Citigroup Global Markets Deutschland AG as registrar under the 2017 Notes, the 2018 Notes, the 2019 Notes, the 2020 Notes and the Convertible Bonds;

“Related Party Transactions”	has the meaning ascribed to it in the Hong Kong Accounting Standard 24 including (but not limited to) the transactions the Group has engaged in with its major shareholders;

“Release Instructions”	means the irrevocable authority to the Company from each of the Scheme Creditors pursuant to the Schemes to, from and after the Scheme Effective Date, enter into, execute and deliver the Deeds of Release, and any other release, deed and/or document to give effect to the Schemes, on behalf of each Scheme Creditor;

“Release Time”

means the earlier of:

(a)    the time at which the New HY Notes, Mandatorily Exchangeable Bonds and CVRs are issued under the New Indentures, the New Trust Deed and the CVR Agreement (as applicable);

(b)    the time of conclusion of the Scheme Meetings or any adjournment thereof, at which votes have taken place and the Schemes are not approved by the requisite majorities of the Scheme Creditors specified in section 674 of the Companies Ordinance or section 86 of the Companies Law; or

(c)    the time of conclusion of the Sanction Hearings or any adjournment thereof, if the Courts do not grant orders sanctioning the Schemes;

“Released Advisers”	means Harneys, Houlihan, K&E, Moelis, Ropes & Gray, AlixPartners, DTZ, Tanner De Witt, Sidley, O&M, Walkers, Mourant, Lucid, and Deloitte;

App.1-29

“Released Parties”	the beneficiaries of a release under any of the Deeds of Release;

“Relevant Event”	has the meaning given to it in the New Trust Deed;

“Relevant Member State”	means each member state of the European Economic Area;

“Residual Claims”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“restricted securities”	has the meaning ascribed to it in Rule 144(a)(3) under the Securities Act;

“Restricted Subsidiaries”	has the meaning ascribed to it in the New Indentures;

“Restrictions”	means the restrictions as described by paragraph 9.2 (c) of this Explanatory Statement;

“Restructured Onshore Debt”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“Restructuring”	means the financial restructuring of the Existing HY Notes, the Convertible Bonds and the Existing Offshore Loans in accordance with the Restructuring Terms and as implemented through the Restructuring Documents;

“Restructuring Documents”

means, collectively:

(a)    the New Indentures;

(b)    the Agent Appointment Letters;

(c)    the New Trust Deed;

(d)    the MEB Agency Agreement;

(e)    the CVR Agreement;

(f)     the CVR Agent Appointment Letter;

(g)    the Amended and Restated Intercreditor Agreement;

(h)    the Global Notes;

(i)     the Global Certificate in respect of the Mandatorily Exchangeable Bonds;

(j)     the Global CVR;

(k)    the New Security Documents;

(l)     the Deeds of Release;

App.1-30

(m)   the Deed of Undertaking; and

(n)    all other documents, agreements, instruments, board resolutions, shareholder approvals releases, applications, notices and legal opinions necessary or desirable to implement or consummate the Restructuring in accordance with the Schemes;

“Restructuring Effective Date”	has the meaning in the Hong Kong Scheme and Cayman Scheme;

“Restructuring Proposal”	means the financial and debt restructuring of the Company and its subsidiaries contemplated by the Schemes, the Restructuring Documents and this Explanatory Statement, including (but not limited to) any and all compromises/agreements or debt exchanges between the Company and/or its subsidiaries and persons that are not parties to the Schemes;

“Restructuring Terms”	means the terms of the Restructuring set out in the term sheet attached at Schedule 3 to the RSA and Schedule 3 to the Support Undertaking;

“Restructuring Transaction”	means the transactions contemplated in the Schemes and the Restructuring Documents;

“Review Standards”	means the Hong Kong Standards on Review Engagements 2410 issued by the Hong Kong Institute of Certified Public Accountants as part of the Hong Kong Standards on Quality Control;

“RMB”	means Renminbi, the official currency of the People’s Republic of China;

“RMB FDI”	means the PBOC’s detailed Renminbi foreign direct investments;

“Ropes & Gray”	means Ropes & Gray, a law firm;

“RSA”	means the restructuring support agreement dated 10 January 2016 as amended from time to time between (amongst others) the Company and the Consenting Creditors;

“Rule 144”	means Rule 144 of the Securities Act;

“Rule 144A”	means Rule 144A of the Securities Act;

“SAFE”	means the PRC State Administration of Foreign Exchange;

“Sanction Hearings”	means the Cayman Scheme Sanction Hearing and the Hong Kong Scheme Sanction Hearing, as relevant;

App.1-31

“Scheme Claim”	means any claim in respect of any Liability of the Company to any person arising out of an interest in each or any of the Existing HY Notes, the Convertible Bonds or the Existing Offshore Loans;

“Scheme Consideration”	means the New HY Notes, the CVRs, and the Mandatorily Exchangeable Bonds;

“Scheme Consideration Trust”	means collectively the CVRs Trust, Mandatorily Exchangeable Bonds Trusts and the New HY Notes Trust a;

“Scheme Creditor Released Parties”)	has the meaning given to it in paragraph 8.13(b) of this Explanatory Statement;

“Scheme Creditor Releasing Party”	means each of the Scheme Creditors on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors, assigns;

“Scheme Creditors”	means the creditors of the Company in respect of Scheme Claims including (but without double counting in each case) the Common Depositary, the 2018 Notes Depositary, the HKMA, the Existing Notes Trustee, each of the Noteholders, the CB Trustee, the Common Security Trustee, each of the CB Holders, the Account Holders, Intermediaries and the Existing Offshore Loans Creditors, and “Scheme Creditor” means any one of them;

“Scheme Effective Date”	means the date the High Court Order is registered by the Hong Kong Companies Registrar and the date a sealed copy of the Grand Court Order has been delivered to the Cayman Islands Registrar of Companies for registration;

“Scheme Longstop Date”	means 30 September 2016;

“Scheme Meetings”	means the HK Scheme Meeting and the CI Scheme Meeting;

“Scheme Steps”	means the Hong Kong Scheme Steps and the Cayman Scheme Steps;

“Scheme Supervisor”	means such person as is appointed in accordance with Clause 25 of the Hong Kong Scheme and Clause 25 of the Cayman Scheme, and shall initially be Lucid;

App.1-32

“Scheme Website”	means www.lucid-is.com/kaisa;

“Schemes”	means the Hong Kong Scheme and the Cayman Scheme;

“SEC”	means the United States Securities and Exchange Commission;

“Secured Parties”

has the meaning ascribed to it:

(a)    prior to the Restructuring Effective Date, in the Existing Intercreditor Agreement; and

(b)    on and from the Restructuring Effective Date, in the Amended and Restated Intercreditors Agreement

“Securities Act”	means the United States Securities Act 1933, as amended;

“Security Documents”	means the Existing Security Documents and the New Security Documents;

“Security Interest”	means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind);

“SEHK”	means the Stock Exchange of Hong Kong Limited;

“Selling Shareholders”	means Da Chang Investment Company Limited, Da Feng Investment Company Limited and Da Zheng Investment Company Limited;

“Senior Clearing Systems”	means Clearstream and Euroclear;

“September 2015 Management Accounts”	means management accounts of the Company as at and for nine months ended 30 September 2015;

“Series A Indenture”	means the indenture relating to the Series A Notes, substantially in the form of the document in Schedule 12 of the Schemes, to be entered into between, amongst others, the Company and the New HY Notes Trustee;

“Series B Indenture”	means the indenture relating to the Series B Notes, substantially in the form of the document in Schedule 12 of the Schemes, to be entered into between, amongst others, the Company and the New HY Notes Trustee;

App.1-33

“Series C Indenture”	means the indenture relating to the Series C Notes, substantially in the form of the document in Schedule 12 of the Schemes, to be entered into between, amongst others, the Company and the New HY Notes Trustee;

“Series D Indenture”	means the indenture relating to the Series D Notes, substantially in the form of the document in Schedule 12 of the Schemes, to be entered into between, amongst others, the Company and the New HY Notes Trustee

“Series E Indenture”	means the indenture relating to the Series E Notes, substantially in the form of the document in Schedule 12 of the Schemes, to be entered into between, amongst others, the Company and the New HY Notes Trustee

“Series A Notes”	means the variable rate senior notes due 31 December 2019 in a principal amount equal to 10% of all New HY Notes to be issued by the Company pursuant to the Schemes;

“Series B Notes”	means the variable rate senior notes due 30 June 2020 in a principal amount equal to 18% of all New HY Notes to be issued by the Company pursuant to the Schemes;

“Series C Notes”	means the variable rate senior notes due 31 December 2020 in a principal amount equal to 22% of all New HY Notes to be issued by the Company pursuant to the Schemes;

“Series D Notes”	means the variable rate senior notes due 30 June 2021 in a principal amount equal to 24% of all New HY Notes to be issued by the Company pursuant to the Schemes;

“Series E Notes”	means the variable rate senior notes due 31 December 2021 in a principal amount equal to 26% of all New HY Notes to be issued by the Company pursuant to the Scheme;

“Settlement Date”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

“SFA”	means the Securities and Futures Act, Chapter 289 of Singapore;

“SGX-ST”	means Singapore Exchange Securities Trading Limited;

“Shanghai Xinwan”	means Shanghai Xinwan Investment Development Co. Ltd;

“Shanghai Yingwan”	means Shanghai Yingwan Zhaoye Property Development Co Ltd, a subsidiary owned as to 51% by the Company;

“Shareholder Resolutions”	has the meaning ascribed to it in Part 3 – Transaction Overview of this Explanatory Statement;

App.1-34

“Shares”	means 5,135,427,9190 ordinary shares of the Company with a par value of HK$0.10 each;

“Shenzhen Commission”	means the Shenzhen Urban Planning and Land and Resources Commission;

“Sidley” and “Sidley Austin”	means Sidley Austin LLP, a law firm;

“Signature Medallion Guarantee Stamp”	means a signature guaranteed by an eligible guarantor in institution meeting the requirement of the Information Agent, which requirements include members or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other signature guarantee programs as may be determined by the Information Agent in addition to, or in substitution for STAMP, in accordance with the U.S. Securities Exchange Act of 1934, as amended ;

“Similar Legislation”	means state, local, federal or non U.S. laws that are substantially similar to the provisions of ERISA and the Code which affect Plans and/or Tax Advantaged Arrangement;

“Sino Life”	means Funde Sino Life Insurance Co., Ltd.;

“Spot Rate”

means a rate determined by the Company in good faith as follows:

(a)    in respect of the USD Equivalent of an RMB-denominated amount, the RMB/US dollar official fixing rate, expressed as the amount of RMB per one U.S. dollar, reported by the People’s Bank of China which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY” page at or about 9:15 am (Beijing time) on the day on which the Record Time occurs;

(b)    in respect of the USD Equivalent of a HK dollar-denominated amount, the bid exchange rate, expressed as the amount of HK dollars per one U.S. dollar, which appears on the relevant Reuters “HKDFIX” page at 11:00 am (Hong Kong time) on the day on which the Record Time occurs;

(c)    if no such rate is available under sub-paragraph (a) or (b), the spot rate determined by the Company in good faith on the basis of quotations provided by the Reference Dealers of the specified exchange rate for the Record Time as obtained in accordance with the provisions below; and

(d)    if fewer than two quotations are provided under sub-paragraph (c), the exchange rate for the Record Time as shall be determined by an Independent Investment Bank in good faith.

App.1-35

In determining the spot rate under sub-paragraph (c) above, the Company will request the Beijing (for determining the USD Equivalent of an RMB-denominated amount) or Hong Kong (for determining the USD Equivalent of an HK dollar-denominated amount) office of each of the Reference Dealers to provide a quotation of what the specified screen rate would have been had it been published, reported or available at the Record Time, based upon each Reference Dealer’s experience in the foreign exchange market for RMB or HK dollars (as applicable) and general activity in such market at the Record Time. The quotations used to determine the Spot Rate at the Record Time will be requested at the Record Time or as soon as practicable after it is determined that the specified screen rate is not available.

If four quotations are provided, the rate at the Record Time will be the arithmetic mean of the rates, without regard to the rates having the highest and lowest value. For this purpose, if more than one quotation has the same highest value or lowest value, then the rate of only one of such quotations shall be disregarded. If two or three quotations are provided, the rate at the Record Time will be the arithmetic mean of the rates provided;

“Steering Committee”	means the steering committee which represents Ad Hoc Group and is a subset of four Noteholders and CB Holders;

“Steering Committee Advisers”	means K&E (as legal adviser) and Moelis (as financial adviser);

“Subsidiary”	a company is a “subsidiary” of another company, its “holding company”, if that other company (a) holds a majority of voting rights in it; (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or (c) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or, if it is a subsidiary of a company that is itself a subsidiary of that other company;

App.1-36

“Subsidiary Guarantees”

means :

(a)    before the Restructuring Effective Date, the guarantees given by the Subsidiary Guarantors to guarantee the obligations of the Company under the Existing Indentures and the CB Trust Deed; and

(b)    on and from the Restructuring Effective Date, the guarantees given by the Subsidiary Guarantors to guarantee the obligations of the Company under the New Indentures and the New Trust Deed;

“Subsidiary Guarantor Pledgors”

means certain of the Subsidiary Guarantors that have pledged:

(a)    prior to Restructuring Effective Date, the Existing Collateral to the Existing Note Trustee, the CB Security Trustee and/or the Common Security Trustee; and

(b)    on and from the Restructuring Effective Date, the New Collateral to the Common Security Trustee,

and which are marked with an asterisk (*) in the Corporate Structure Chart at Appendix 18 to this Explanatory Statement;

“Subsidiary Guarantors”	means any Subsidiary which is a guarantor of the Company’s obligations under the Existing Indentures or the CB Trust Deed a list of which is set out at Appendix 17 to this Explanatory Statement;

“Sunac”	means Sunac China Holdings Limited, a company incorporated in the Cayman Islands with registered number 186588;

“Sunac Representative”	means the Sunac employee who was appointed as an executive vice president of the Company to lead its accounting team;

“Support Undertaking”	means the Support Undertaking dated 17 March 2016 and entered into among the Company, the Subsidiary Guarantors and the Supporting Creditors;

“Supporting Creditors”	means a Scheme Creditor (or any fund or other entity advising or managing a Scheme Creditor that is acting on behalf of that Scheme Creditor) that is an original party to the Support Undertaking and has provided an Initial Supporting Notes Notice, or which has agreed to be bound by the terms of the Support Undertaking as a Supporting Creditor in accordance with Clause 9.3 of the Support Undertaking, but excludes any Supporting Creditor that has exercised its right to terminate the Support Undertaking in accordance with its terms;

“Supporting Notes”	has the meaning given to it in the RSA;

“Supporting Notes Notice”	means a notice substantially in the form set out in Schedule 5 (Supporting Notes Notice) of the RSA;

App.1-37

“Support Undertaking”	means the agreement dated 17 March 2016 between (amongst others) the Company and the Supporting Creditors;

“Supporting Creditors”	has the meaning given to it in the Support Undertaking;

“Tanner De Witt”	means Tanner De Witt Solicitors, a law firm;

“Tax Advantaged Arrangement”	means certain transactions involving the assets of the Plan, or the assets of a plan, account or arrangement that is not subject to ERISA but is subject to Section 4975 of the Code, such as a U.S. individual retirement account;

“TIA”	means the U.S. Trust Indenture Act of 1939, as amended.

“Transaction Party”	means the parties to the Restructuring Documents;

“Transfer Agent”	means Citibank, NA London Branch, as Transfer Agent under the Agency Agreement;

“Treasury Regulations”	has the meaning given to it in paragraph 12.2(a) of this Explanatory Statement;

“Trust Distribution Deed”	means the form of Trust Distribution Deed set out in the Account Holder Letter;

“Trust Indenture Act”	means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa – 77bbbb), as amended and in effect from time to time;

“Trust Securities”	has the meaning given to it in Clause 16.2 of the Hong Kong Scheme and the Cayman Scheme;

“Unaudited Management Accounts”	means the consolidated management accounts of 2014 Management Accounts and the September 2015 Management Accounts;

“United States”	means the United States of America;

“Unrestricted Subsidiaries”	has the meaning ascribed to it in the New Indentures;

“US Bankruptcy Code”	means title 11 of the United States Code;

“US Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of New York;

App.1-38

“USD”, “US$” and “U.S. dollars”	means United States dollars, the official currency of the United States of America;

“USD Equivalent”	means, in respect of any RMB or HK dollar-denominated amounts, such amounts in RMB or HKD divided by the relevant Spot Rate;

“U.S. Holder”	has the meaning given to that term in paragraph 12.2(c) of this Explanatory Statement;

“Voting Instruction Deadline”	means 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016;

“Walkers”	means Walkers (Asia), a Cayman Islands partnership, and its Affiliates;

“Wan Jin Chang”	means Wan Jin Chang Investment Company Limited, one of the Company’s wholly owned Subsidiaries;

“佳兆業”	means the brand name and brand image “Kaisa”.

App.1-39

INSTRUCTION PACKET

Kaisa Group Holdings Ltd (the “Company”) is soliciting votes from the Scheme Creditors in respect of the Company’s Cayman Scheme and Hong Kong Scheme. This Instruction Packet including the Account Holder Letters sets out instructions and guidance for voting at the Scheme Meetings.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

•	Please read the Explanatory Statement and the Schemes, and follow the instructions contained herein before completing your Account Holder Letter. Unless otherwise defined, terms used in this document have the same meanings as in the Explanatory Statement.

•	There are two forms of Account Holder Letter provided with this Instruction Packet. In Schedule 1 is an Account Holder Letter for Account Holders of Existing HY Notes and/or Convertible Bonds and in Schedule 2 is an Account Holder Letter for Account Holders of Existing Offshore Loans. Please read, complete and submit the relevant Account Holder Letter that applies to you.

•	Please tick the appropriate boxes in the relevant Account Holder Letter to indicate your acceptance or rejection of the Schemes.

•	Please ensure that the Account Holder Letter is completed, executed and submitted in accordance with the instructions set out therein so that it is received by the Information Agent by the Voting Instruction Deadline, being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

•	In the case of Existing HY Notes and Convertible Bonds, if you are not an Account Holder, then please allow sufficient time for your Account Holder to give instructions to the Clearing Systems to block the Existing HY Notes or Convertible Bonds, as applicable, in the relevant Clearing System before the Depositary Instruction Deadline, being 11.00 a.m. (Cayman Islands time) on 12 May 2016 / 12.00 a.m. (Hong Kong Time) on 13 May 2016 / 12.00 p.m. (New York City time) on 12 May 2016 and to process and submit the Account Holder Letter by the Voting Instruction Deadline.

•	For the avoidance of doubt, the record time for all Scheme Creditors including those who hold their Existing HY Notes in DTC or CMU or otherwise is the Record Time, being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

1.	SECTION 1 – GENERAL GUIDANCE

1.1	Introduction

(a)	These instructions have been prepared to assist Scheme Creditors in completing the relevant Account Holder Letter.

(b)	The Account Holder Letter encloses a Scheme Consideration Election Form and a Distribution Confirmation Deed, which are required to be validly completed and executed by or on behalf of Scheme Creditors to enable those Scheme Creditors to receive their Scheme Consideration.

App.2-1

(c)	In the case of the Existing HY Notes and the Convertible Bonds, each of the Existing Notes Trustee and the CB Trustee (the “Trustees” and each a “Trustee”), and the Depositaries, will not exercise any voting rights at the Scheme Meetings in respect of the Existing HY Notes or Convertible Bonds unless instructed to do so in accordance with the Existing Indentures or Trust Deed, as applicable. In the event of such instruction, any vote of a Trustee shall, to the extent permitted by the Existing Indentures or Trust Deed, as applicable, be assessed on a ‘look through’ basis to identify the vote of the relevant instructing Noteholder or CB Holder, either for or against the relevant Scheme, and as to both numerosity and value. If a Noteholder or CB Holder instructs its Trustee to vote, then any other vote of that Noteholder or CB Holder shall not be counted and the Chairperson of the Scheme Meetings shall count only the vote of the Trustee.

(d)	The Information Agent has been appointed to facilitate communications with Scheme Creditors concerning the Schemes. The Information Agent’s remuneration and expenses, and all costs incurred by it in its role as Information Agent, shall be paid and reimbursed by the Company.

1.2	Voting at the Scheme Meetings

(a)	Before the Schemes can be sanctioned by the High Court and the Grand Court to become effective and binding on the Company and the Scheme Creditors, a majority in number, representing at least 75% of the aggregate value of the Scheme Claims, of the Scheme Creditors present and voting (whether in person or by proxy) at each of the following Scheme Meetings, must vote to approve the relevant Scheme:

(i)	the HK Scheme Meeting; and

(ii)	the CI Scheme Meeting.

(b)	A Scheme Creditor will be entitled to vote at each of the Scheme Meetings provided the relevant Account Holder Letter (duly completed and executed) has been submitted by or on behalf of such Scheme Creditor in accordance with the instructions in this Instruction Packet and the relevant Account Holder Letter.

(c)	The Scheme Meetings have been ordered by the High Court and the Grand Court to be held, with any adjournment as may be appropriate, as follows:

(i)	the CI Scheme Meeting to be held at 9:00 p.m. (Hong Kong time) on 20 May 2016 / 8:00 a.m. (Cayman Islands time) on 20 May 2016 at the Cayman Islands office of Harneys at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-1002; and

(ii)	the HK Scheme Meeting to be held at 9:30 p.m. (Hong Kong time) on 20 May 2016 / 8:30 a.m. (Cayman Islands time) on 20 May 2016 or upon conclusion of the CI Scheme Meeting whichever is the later at the office of Ropes & Gray at 41/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

Formal notices of the HK Scheme Meeting and the CI Scheme Meeting are set out in Appendix 3 (Notices of Scheme Meetings) of the Explanatory Statement.

(d)	The dates referred to in paragraph 1.2(c) above assume that neither of the Scheme Meetings will be adjourned or delayed.

App.2-2

1.3	Process and deadline for voting at the Scheme Meetings

(a)	Voting on the Schemes will take place at the Scheme Meetings by Scheme Creditors appearing in person, by a duly authorised representative or by proxy as explained in more detail in Section 2 (Scheme Creditors) below.

(b)	Account Holder Letters must be completed and submitted to the Information Agent by the Voting Instruction Deadline. If a Scheme Creditor is not an Account Holder, it must ensure that it submits its voting instructions, votes and elections to its Account Holder sufficiently in advance of the Voting Instruction Deadline to enable its Account Holder to complete and return the Account Holder Letter to the Information Agent by the Voting Instruction Deadline.

(c)	The Company may terminate or amend this Instruction Packet at any time prior to the Voting Instruction Deadline. The Company may also extend the Voting Instruction Deadline. Any such extension will be notified to Scheme Creditors as promptly as practicable. If the Company extends the Voting Instruction Deadline, it also reserves the right to establish a later Record Time.

(d)	Subject to paragraph 1.3(e) below, the failure of a Scheme Creditor to deliver a duly completed Account Holder Letter by the Voting Instruction Deadline will mean that the voting instructions, votes and elections contained in the Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meetings, and the relevant Scheme Creditor will not be entitled to vote on the Schemes at the Scheme Meetings.

(e)	Notwithstanding any other provision of the Explanatory Statement, the Chairperson of the Scheme Meetings will be entitled to permit or reject, at his or her sole discretion, a person to vote at the Scheme Meetings in accordance with a duly completed Account Holder Letter which is delivered after the Voting Instruction Deadline.

1.4	Assessment of Scheme Claims for voting purposes

(a)	The amount of the Scheme Claim of each Scheme Creditor which submits a valid Account Holder Letter will be calculated (for voting purposes) as at the Record Time based on information provided to the Company by the Information Agent. This information will be used by the Chairperson to determine whether each resolution is passed at the Scheme Meetings.

(b)	Only those persons who are Scheme Creditors as at the Record Time are entitled to attend and vote, either in person, by a duly authorised representative, if a corporation, or by proxy, at the Scheme Meetings.

(c)	The assessment of Scheme Claims for voting purposes shall be carried out by the Chairperson. The Chairperson may, for voting purposes, reject a Scheme Claim in whole or in part if the Chairperson considers that it does not constitute a fair and reasonable assessment of the relevant sums owed to the relevant Scheme Creditor or if the relevant Scheme Creditor has not complied with the voting procedures described in the Explanatory Statement. If a Scheme Claim is unascertained, contingent or disputed (in part) but the Chairperson is able to estimate a minimum value of that Scheme Claim, the Chairperson may admit the Scheme Claim for voting purposes at that minimum value. If a Scheme Claim is disputed in its entirety, or the Chairperson is otherwise unable to place a minimum value on it, that Scheme Claim may be rejected by the Chairperson in its entirety for voting purposes.

App.2-3

(d)	Votes cast by Scheme Creditors will be applied against the positions held by or on behalf of such Scheme Creditors in the Existing HY Notes or Convertible Bonds or Existing Offshore Loans, as applicable, as at the Record Time. The value of votes attributed to a Scheme Creditor’s position held according to such Scheme Creditor’s Account Holder Letter will not be counted in excess of the principal amount of Existing HY Notes or Convertible Bonds or Existing Offshore Loans, as applicable, held by such Scheme Creditor. To the extent conflicting votes or “overvotes” are submitted by one or more Scheme Creditor(s), the Chairperson, in good faith, will attempt to reconcile discrepancies, failing which such votes shall not be counted for or against the relevant Scheme.

(e)	For the purposes of tabulating votes, each Scheme Creditor will be deemed to have voted the principal amount related to its Scheme Claim.

(f)	The Chairperson will report to the Grand Court and the High Court at the hearings to sanction the Schemes his or her decision to reject any Scheme Claims, with details of those Scheme Claims and the reasons for rejection.

(h)	The admission and valuation of any Scheme Claim for voting purposes does not (in itself) constitute an admission of the existence or value of the Scheme Claim and will not bind the Company or the Scheme Creditor for any purpose other than voting at the Scheme Meetings.

1.5	Transfers/Assignments after the Record Time

The Company shall be under no obligation to recognise any assignment or transfer of Scheme Claims after the Record Time for the purposes of determining entitlements under the Schemes, provided that where the Company has received notice in writing from the parties to such assignment or transfer, the Company may, in its discretion (acting reasonably) and subject to the production of such other evidence as it may reasonably require and to any other terms and conditions which it may render necessary, agree to recognise such assignment or transfer for the purposes of determining entitlements under the Schemes. It shall be a condition of such recognition that the assignee or transferee of a Scheme Claim so recognised by the Company shall be bound by the terms of the Schemes and for the purposes of the Schemes shall be a Scheme Creditor.

2.	SECTION 2 – SCHEME CREDITORS

2.1	General

(a)	Each Scheme Creditor who is not an Account Holder shall submit its voting instructions and vote on any elections under the Schemes through its Account Holder. If you are a Scheme Creditor but not an Account Holder, in order to ensure your vote is counted, each Account Holder must:

(i)	duly complete the relevant portions of the relevant Account Holder Letter in accordance with these instructions and the instructions contained in the Account Holder Letter;

(ii)	indicate the decision to either vote for or against the Schemes; and

(iii)	sign and return the Account Holder Letter to the Information Agent in accordance with the instructions contained in this Instruction Packet and the relevant Account Holder Letter.

App.2-4

(b)	The Account Holder Letter must be sent by each Scheme Creditor who is not an Account Holder to its Account Holder, not to the Information Agent, allowing sufficient time for the Account Holder to receive the Account Holder Letter, complete the relevant portions of the Account Holder Letter, and transmit the Account Holder Letter to the Information Agent so that it is actually received by the Voting Instruction Deadline.

(c)	It will be the responsibility of the Account Holder, who is not the Scheme Creditor, to obtain from the Scheme Creditor (through any Intermediaries, if applicable) on whose behalf it is acting in accordance with the procedures established between them, whatever information or instructions they may require to identify in an Account Holder Letter the relevant Scheme Creditor and to provide the information, instructions and confirmations required by the Account Holder Letter. None of the Company, the Information Agent, or any other person will be responsible for any loss or liability incurred by a Scheme Creditor or its Account Holder as a result of any determination by the Information Agent that an Account Holder Letter has not been duly completed, even if this is subsequently shown not to have been the case.

(d)	If a person is in any doubt as to whether or not it is a Scheme Creditor or an Account Holder, such person should contact the Information Agent using the contact details set out in the Account Holder Letter.

2.2	Blocking Existing HY Notes and Convertible Bonds held in a Euroclear and/or Clearstream and non-trading of Existing HY Notes held in DTC and/or CMU

(a)	In relation to Existing HY Notes and Convertible Bonds held at Euroclear and/or Clearstream (each a “Senior Clearing System”), Account Holders should ensure that Euroclear and/or Clearstream (as the case may be) has received irrevocable instructions (with which it has/they have complied) to block the Existing HY Notes or Convertible Bonds, as applicable, which are the subject of an Account Holder Letter (“Custody Instructions”). Each Scheme Creditor procuring the submission of an Account Holder Letter by its Account Holder should instruct its Account Holder to confirm that (and the Account Holder should ensure that) the Account Holder Letter cross references the relevant Custody Instruction reference number(s). Failure to include a valid Custody Instruction reference number in an Account Holder Letter delivered on behalf of a Scheme Creditor to the Information Agent will invalidate that Account Holder Letter, and the voting instructions and elections contained in that Account Holder Letter will be disregarded for the purposes of voting in respect of Schemes, and the relevant Scheme Creditor will, subject to the Chairperson’s discretion, not be entitled to vote at the Scheme Meetings.

(b)	Existing HY Notes or Convertible Bonds held at Euroclear or Clearstream should be blocked in accordance with the procedures of the relevant Senior Clearing System and the deadlines required by that Senior Clearing System. It is the responsibility of Account Holders to ensure that they comply with any particular deadlines imposed by the Information Agent and the relevant Senior Clearing System for blocking the Existing HY Notes or Convertible Bonds, as applicable.

(c)	The relevant Senior Clearing System will assign a Custody Instruction reference number in respect of each Custody Instruction and, as noted in paragraph 2.2(a) above, the Custody Instruction reference number must be cross referenced in the Account Holder Letter relating to the Existing HY Notes or Convertible Bonds, as applicable, in respect of which the Custody Instruction reference number has been obtained. An Account Holder Letter will not be valid if it does not contain the relevant Custody Instruction reference number(s). This will enable the Information Agent to verify the blocking of the Existing HY Notes or Convertible Bonds in accordance with paragraph 2.2(d) below.

App.2-5

(d)	The Information Agent will request the Senior Clearing Systems to confirm to its satisfaction that the relevant Existing HY Notes or Convertible Bonds (as the case may be) have been blocked with effect from or before the date of receipt by the Information Agent of the relevant Account Holder Letter. If a Senior Clearing System does not provide such confirmation to the Information Agent’s satisfaction, the Information Agent may reject that Account Holder Letter, and the voting instructions and elections made therein will be disregarded for the purpose of voting in respect of the Schemes, and the Scheme Creditor will not be entitled to vote at the Scheme Meetings, subject to the Chairperson’s discretion. In order to give the requested confirmation, the Senior Clearing Systems will need to have received the Custody Instructions no later than the Depositary Instruction Deadline.

(e)	In relation to Existing HY Notes held at DTC, the relevant Account Holder should ensure that its Signature Medallion Guarantee Stamp is affixed to the space provided in Part 2, Section 1 of the Account Holder Letter, and in relation to Existing HY Notes held at CMU, the relevant Account Holder should ensure that it signs the relevant signature block in Part 2, Section 1 of the Account Holder Letter. By doing so, the Account Holder confirms that it is instructed by the relevant Scheme Creditor to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes and/or Convertible Bonds detailed in Part 2, Section 1 of the Account Holder Letter and will do so as at the Record Time; (ii) will not trade such Existing HY Notes and/or Convertible Bonds; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes and/or Convertible Bonds. In addition to this the other parts of the Account Holder Letter must be validly and properly completed. Each Scheme Creditor procuring the submission of an Account Holder Letter by its Account Holder should instruct its Account Holder to affix its Signature Medallion Guarantee Stamp or sign the relevant signature block (as applicable) in Part 2, Section 1 of the Account Holder Letter. Failure to do so will invalidate the Account Holder Letter delivered on behalf of a Scheme Creditor to the Information Agent, and the voting instructions and elections contained in that Account Holder Letter will be disregarded for the purposes of voting in respect of Schemes, and the relevant Scheme Creditor will, subject to the Chairperson’s discretion, not be entitled to vote at the Scheme Meetings.

(f)	The Existing HY Notes and Convertible Bonds shall be released from the requirement to be blocked or the requirement not to be traded at the “Release Time” which means earlier of:

(i)	the time at which the New HY Notes, Mandatorily Exchangeable Bonds and CVRs are issued under the New Indentures, the New Trust Deed and the CVR Agreement (as applicable);

(ii)	the time of conclusion of the Scheme Meetings or any adjournment thereof, at which votes have taken place and the Schemes are not approved by the requisite majorities of the Scheme Creditors specified in section 674 of the Companies Ordinance or section 86 of the Companies Law; or

(iii)	the time of conclusion of the Sanction Hearings or any adjournment thereof, if the Courts do not grant orders sanctioning the Schemes.

(g)	The failure to deliver a valid Account Holder Letter on behalf of a Scheme Creditor to the Information Agent in the manner and within the deadlines referred to above will mean that the vote contained in such Account Holder Letter will be disregarded for the purposes of voting in respect of the Schemes, and the relevant Scheme Creditor will not be entitled to vote at the Scheme Meetings, subject to the Chairperson’s discretion with respect to the Scheme Meetings.

App.2-6

2.3	Completing the Account Holder Letter

(a)	Each Scheme Creditor who is not an Account Holder will need to provide its voting instructions to its Account Holder in order to duly complete the Account Holder Letter.

Elections relating to Scheme Meetings

(b)	In summary, each Scheme Creditor may decide, among other things:

(i)	to attend and vote at the Scheme Meetings in person or by a duly authorised representative, if a corporation; or

(ii)	to appoint the Chairperson as its proxy and to instruct it to cast a vote on behalf of such Scheme Creditor and whether to instruct it to vote in accordance with the wishes of such Scheme Creditor; or

(iii)	to appoint someone else as its proxy to attend and vote at the Scheme Meetings in person on its behalf and whether to instruct it to cast a vote in accordance with the wishes of such Scheme Creditor, in each case, by ensuring that such election is recorded in the Account Holder Letter delivered by it or on its behalf, and that the voting intention section of the Account Holder Letter is completed.

(c)	Each Scheme Creditor is recommended to appoint a proxy (either the Chairperson or someone else of its choice who would be willing to attend the Scheme Meetings) in any event, even if that Scheme Creditor intends to attend and vote in person or by a duly authorised representative, if a corporation, in case such Scheme Creditor is unable to do so for some reason. A Scheme Creditor who appoints a proxy will still be entitled to attend and vote at the Scheme Meetings in person or by a duly authorised representative, if a corporation, but the proxy previously appointed will no longer be entitled to vote under that appointment.

Instructions to be included

(d)	Each Scheme Creditor should ensure that the following is included in the Account Holder Letter delivered on its behalf:

(i)	its identity;

(ii)	in the case of Existing HY Notes and/or Convertible Bonds, details of the Existing HY Notes and/or Convertible Bonds which are the subject of the Account Holder Letter, including the ISIN code, the principal amount of the Existing HY Notes and/or Convertible Bonds held at the relevant Clearing System, the identity of the relevant Clearing System, the account number of the Account Holder in the relevant Clearing System and the Custody Instruction reference number(s) (where applicable);

App.2-7

(iii)	in the case of Existing HY Notes held in DTC or CMU and outside either Euroclear or Clearstream, a confirmation by the Account Holder that such Existing HY Notes are held by that Scheme Creditor and will be so held as at the Record Time;

(iv)	in the case of Existing Offshore Loans, details of the Existing Offshore Loans which are the subject of the Account Holder Letter, and the principal amount of the Existing Offshore Loans held by the Scheme Creditor;

(v)	the appropriate confirmations to be given by the Account Holder; and

(vi)	its voting instructions with respect to the Schemes.

(e)	Each Scheme Creditor which submits, delivers or procures the delivery of an Account Holder Letter shall be deemed to make the representations, warranties and undertakings to the Company and the Information Agent set forth in the Account Holder Letter.

2.4	Delivery of Account Holder Letter

(a)	This Instruction Packet (including the Account Holder Letters), the Explanatory Statement, the Schemes, and any related materials are available on the Scheme Website (at www.lucid-is.com/kaisa) for inspection by Account Holders. The Account Holders, if they are not the beneficial holders, should forward the Instruction Packet, the Explanatory Statement, the Schemes and any related materials to the beneficial holders of the Existing HY Notes and/or Convertible Bonds and/or Existing Offshore Loans, for whom they act, for voting. After individual beneficial holders of Scheme Claims return their voting instructions, votes and elections to the Account Holder, the Account Holder should complete its portions of the Account Holder Letter, and then return the Account Holder Letter to the Information Agent and take any further actions as may be required.

(b)	All Account Holder Letters should be delivered by Account Holders to the Information Agent by the Voting Instruction Deadline. Any Account Holder Letter received by the Information Agent after the Voting Instruction Deadline will be disregarded for the purposes of voting at the Scheme Meetings, and the applicable Scheme Creditor shall not be entitled to vote at the Scheme Meetings, except as may be permitted by the Chairperson.

(c)	By delivering an Account Holder Letter to the Information Agent, the Account Holder:

(i)	where applicable, confirms to the Company and the Information Agent that Custody Instructions in respect of the Existing HY Notes and/or Convertible Bonds held in the Senior Clearing Systems which are the subject of that Account Holder Letter have been submitted to the relevant Senior Clearing System;

(ii)	where applicable, confirms to the Company and the Information Agent that any Existing HY Notes held outside Euroclear or Clearstream in DTC or CMU or otherwise are held by it on behalf of the named Scheme Creditor and will be so held as at the Record Time;

(iii)	where applicable, instructs the relevant Senior Clearing System to transmit to the Information Agent (for onward transmission to the Company) the information contained within the Custody Instructions; and

App.2-8

(iv)	gives the other confirmations required by the Account Holder Letter in favour of the Company and the Information Agent.

2.5	Attending the Scheme Meetings

(a)	The Scheme Meetings will take place as follows:

(i)	in respect of the CI Scheme Meeting, at the Cayman Islands offices of Harneys at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-1002 to be held at 9:00 p.m. (Hong Kong time) on 20 May 2016 / 8:00 a.m. (Cayman Islands time) on 20 May 2016 ; and

(ii)	in respect of the HK Scheme Meeting, at the offices of Ropes & Gray at 41/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong, to be held at 9:30 p.m. (Hong Kong time) on 20 May 2016 / 8:30 a.m. (Cayman Islands time) on 20 May 2016 or upon conclusion of the CI Scheme Meeting whichever is the later.

(b)	Any Scheme Creditor or its proxy attending any Scheme Meeting in person must produce a duplicate copy of the Account Holder Letter executed and delivered on behalf of that Scheme Creditor together with evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board resolutions) and evidence of personal identity (being a valid original passport or other original government-issued photographic identification) at the registration desk. Registration in respect of the Scheme Meetings will commence no later than one hour before the scheduled start time of the relevant Scheme Meeting. If appropriate personal identification and authorisation evidence is not produced, that person may not be permitted to attend or vote.

(c)	Any person attending any Scheme Meeting as proxy on behalf of a Scheme Creditor who is not able to produce a duplicate copy of the Account Holder Letter in which he/she is named as proxy will not be admitted to the relevant Scheme Meeting.

(d)	If a Scheme Creditor appoints the Chairperson as its proxy, there is no need for the Chairperson to take a duplicate copy of the Account Holder Letter executed and delivered on behalf of that Scheme Creditor to the Scheme Meetings.

2.6	Failure to deliver Account Holder Letter and Holding Period Trustee

(a)	If a Scheme Creditor holding any Existing HY Notes or Existing Offshore Loans fails to deliver a valid Account Holder Letter (including a Scheme Consideration Election Form) by the Voting Instruction Deadline, or delivers a valid Account Holder Letter but does not vote at both Scheme Meetings, such Scheme Creditor shall be deemed to have elected Option 1 in respect of such Existing HY Notes or Existing Offshore Loans.

(b)	If a Scheme Creditor holding any Convertible Bonds fails to deliver a valid Account Holder Letter (including a Scheme Consideration Election Form) by the Voting Instruction Deadline, or delivers a valid Account Holder Letter but does not vote at both Scheme Meetings, such Scheme Creditor shall be deemed to have elected Option 3 in respect of such Convertible Bonds (subject to the Cut-Back Mechanism described in clause 14.1 of the Schemes).

App.2-9

(c)	If a Scheme Creditor:

(i)	fails to deliver a valid Account Holder Letter, including the Distribution Confirmation Deed, by the Voting Instruction Deadline (or such other date as the Company may decide in its discretion (acting reasonably)), the Scheme Consideration to which such Scheme Creditor would be entitled will be issued to the Holding Period Trustee and held in accordance with the Scheme Consideration Trust, and may be distributed by the Holding Period Trustee to the Scheme Creditor provided a valid Account Holder Letter, including the Distribution Confirmation Deed, is submitted to the Information Agent prior to the Holding Period Expiry Date;

(ii)	in respect of whom an Account Holder Letter has been submitted in accordance with the instructions in this Instruction Packet and the Account Holder Letter, is a Disqualified Person or a Prohibited Transferee, fails to nominate and provide details of a Designated Recipient who is not a Disqualified Person or Prohibited Transferee, the Scheme Consideration to which such Scheme Creditor would be entitled will be issued to the Holding Period Trustee and held in accordance with the Scheme Consideration Trust, and may be distributed by the Holding Period Trustee to any Designated Recipient subsequently nominated by the Scheme Creditor provided a valid Account Holder Letter, including the Distribution Confirmation Deed, is submitted to the Information Agent prior to the Holding Period Expiry Date;

(iii)	fails to deliver a valid Account Holder Letter by the Holding Period Expiry Date, the Scheme Consideration to which such Scheme Creditor would be entitled will be disposed of by the Holding Period Trustee and the proceeds from such disposal shall (after the deduction of the reasonable costs and expenses of the Holding Period Trustee in respect of such disposal) be paid to the Scheme Creditor by the Distribution Longstop Date provided the Information Agent has received a valid Account Holder Letter together with the Trust Distribution Deed from the Scheme Creditor and the Designated Recipient (if one is nominated) prior to the Distribution Longstop Date.

(d)	If, in relation to a Scheme Creditor’s Scheme Consideration, the Information Agent has not received a valid Account Holder Letter including the Distribution Confirmation Deed or the Trust Distribution Deed (as applicable) by the Distribution Longstop Date, the relevant Scheme Creditor shall cease to be entitled to any Scheme Consideration (including any of the proceeds arising from the disposal of such Scheme Consideration), and all of the interests of the relevant Scheme Creditor in such Scheme Consideration and the proceeds from such Scheme Consideration shall be absolutely and irrevocably extinguished, and the Holding Period Trustee may (after the deduction of its reasonable costs and expenses in respect of any disposal) apply the Scheme Consideration and the proceeds arising from the disposal of such Scheme Consideration in such manner as the Holding Period Trustee shall determine in its absolute discretion (including paying monies into court or gifting the Scheme Consideration and/or any related proceeds to such children’s charity as the Holding Period Trustee thinks fit).

App.2-10

SCHEDULE 1

Account Holder Letter for Account Holders of Existing HY Notes and/or Convertible Bonds

App.2-11

ACCOUNT HOLDER LETTER

for use by account holders in Euroclear, Clearstream, DTC and CMU

(“Account Holders”) in respect of the

RMB1,500,000,000 USD Settled 8 per cent Convertible Bonds due 2015 (ISIN XS0566792353)

(“Convertible Bonds”)

and/or

RMB1,800,000,000 6.875% Senior Notes due 2016 (ISIN HK0000146719) (“2016 Notes”)

and/or

US$250,000,000 12.875% Senior Notes due 2017 (ISIN XS0828366756) (“2017 Notes”)

and/or

US$800,000,000 8.875% Senior Notes due 2018 (ISIN USG52132AF72 and US48300TAB89) (“2018 Notes”)

and/or

US$400,000,000 9% Senior Notes due 2019 (ISIN XS1071368861) (“2019 Notes”)

and/or

US$500,000,000 10.25% Senior Notes due 2020 (ISIN XS0871580477) (“2020 Notes”)

issued by

KAISA GROUP HOLDINGS LTD.

(the “Company”)

in relation to the Company’s scheme of arrangement under sections 673 and 674 of the Companies Ordinance (Cap 622) as applicable in Hong Kong and scheme of arrangement under section 86 of the Companies Law (2013 Revision) as applicable in the Cayman Islands (the “Schemes”)

Account Holders must use this Account Holder Letter to register details of their interests in the Existing HY Notes and/or Convertible Bonds and to make certain elections in relation to the voting in respect of the Schemes.

A separate Account Holder Letter must be completed in respect of each separate beneficial holding of/interest in the Existing HY Notes and/or Convertible Bonds.

Capitalised terms used in this Account Holder Letter but not defined herein have the same meaning as given to them in the explanatory statement relating to the Schemes (the “Explanatory Statement”), subject to any amendments or modifications made by the High Court or the Grand Court.

App.2-12

KEY DATES

The key dates in respect of the Scheme are:

•	Depositary Instruction Deadline: being 11.00 a.m. (Cayman Islands time) on 12 May 2016 / 12.00 a.m. (Hong Kong Time) on 13 May 2016 / 12.00 p.m. (New York City time) on 12 May 2016.

•	Voting Instruction Deadline: being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

•	Record Time: being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

This Account Holder Letter and any non-contractual obligations arising out of or in relation to this Account Holder Letter shall be governed by, and interpreted in accordance with, the law of Hong Kong, and the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Account Holder Letter.

FOR ASSISTANCE CONTACT THE INFORMATION AGENT:

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London

WC1H 8HA

United Kingdom

Attention: Sunjeeve Patel / David Shilson

Telephone: +44 (0)20 7704 0880

Email: kaisa@lucid-is.com

Facsimile: +44 (0)20 3004 1590

App.2-13

INSTRUCTIONS FOR THE COMPLETION AND SUBMISSION OF THIS

ACCOUNT HOLDER LETTER

This Account Holder Letter is divided into nine (9) Parts as summarised below. Before any Part of this Account Holder Letter is completed, Scheme Creditors and Account Holders should read the Schemes and the Explanatory Statement. The Schemes and the Explanatory Statement and all relevant associated documentation can be found at the Scheme Website at www.lucid-is.com/kaisa.

The completed Account Holder Letter together with any accompanying documents must be submitted to the Information Agent by the Voting Instruction Deadline either via email or in pdf format to kaisa@lucid-is.com or via fax to +44 (0)20 3004 1590. Original paper copies of the completed Account Holder Letters are not required and should not be sent to the Information Agent.

You may not need to complete and submit all Parts of this Account Holder Letter. However, where any Part of this Account Holder Letter is completed, please ensure that all sections comprised within that Part are submitted together to the Information Agent.

1.	PART 1: Scheme Creditor administrative details

This Part must be completed in all cases by an Account Holder for and on behalf of the Scheme Creditor.

2.	PART 2: Scheme Creditor holdings and confirmations

This Part must be completed and signed in all cases by the Account Holder for and on behalf of the Scheme Creditor.

It should be noted that:

(a)	in the case of Account Holders with accounts in either Euroclear or Clearstream, a Custody Instruction reference number in respect of any Existing HY Notes and/or Convertible Bonds that are identified in Part 2, Section 1 of this Account Holder Letter must be provided by the Account Holder by submitting its Custody Instructions to the relevant Clearing System to block the trading of the Existing HY Notes and/or Convertible Bonds by the Depositary Instruction Deadline. Such Custody Instruction reference number must be specified in the space provided in Part 2, Section 1 of this Account Holder Letter;

(b)	in the case of Account Holders with accounts in DTC, the relevant Account Holder’s Signature Medallion Guarantee Stamp must be affixed to the space provided in Part 2, Section 1 of this Account Holder Letter. By affixing its Signature Medallion Guarantee Stamp, the DTC Account Holder confirms that it is instructed by the relevant Scheme Creditor to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes and/or Convertible Bonds detailed in Part 2, Section 1 of this Account Holder Letter and will do so as at the Record Time; (ii) will not trade such Existing HY Notes and/or Convertible Bonds; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes and/or Convertible Bonds; and

(c)	in the case of Account Holders with accounts in or previously in CMU, by signing the relevant signature block, the CMU Account Holder confirms that it is instructed by the relevant Scheme Creditor to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes and/or Convertible Bonds detailed in Part 2, Section 1 of this Account Holder Letter and will do so as at the Record Time; (ii) will not trade such Existing HY Notes and/or Convertible Bonds; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes and/or Convertible Bonds.

App.2-14

3.	PART 3: Scheme voting instructions

This Part must be completed by the Account Holder for and on behalf of the Scheme Creditor if such Scheme Creditor would like to vote on the Schemes.

In order for a Scheme Creditor to be able to vote on the Schemes:

•	Part 1 (Scheme Creditor administrative details);

•	Part 2 (Scheme Creditor holdings and confirmations); and

•	Part 3 (Scheme voting instructions),

of this Account Holder Letter must be validly completed and received by the Information Agent by the Voting Instruction Deadline.

4.	PART 4: RSA, Support Undertaking and Supporting Notes

This Part must be completed by an Account Holder for and on behalf of the Scheme Creditor if the Scheme Creditor has entered into the RSA or acceded to the RSA, or entered into the Support Undertaking or acceded to the Support Undertaking.

5.	PART 5: Scheme Consideration Election Form

This Part must be completed by an Account Holder for and on behalf of the Scheme Creditor.

If the Scheme Creditor does not submit a valid Scheme Consideration Election Form by the Voting Instruction Deadline, or if the Scheme Creditor does not vote at all in either Scheme, the Scheme Creditor will receive the Scheme Consideration as described in this Part 5 if the Schemes become effective in accordance with their terms provided that a valid Account Holder Letter, including the Distribution Confirmation Deed, has been received by the Information Agent by the Holding Period Expiry Date.

6.	PART 6: Appointment of a Designated Recipient

This Part must be completed by an Account Holder for and on behalf of the Scheme Creditor if such Scheme Creditor intends to appoint a Designated Recipient to receive its Scheme Consideration.

7.	PART 7: Distribution Confirmation Deed

This Part must be completed in all cases by each Scheme Creditor and Designated Recipient (if appointed).

If a Scheme Creditor would like to receive its Scheme Consideration on the Exchange Date, it must ensure that the Distribution Confirmation Deed is validly completed, executed and received by the Information Agent by the Voting Instruction Deadline.

8.	PART 8: Late Submission Form (only to be completed and submitted if the Account Holder Letter is submitted after the Voting Instruction Deadline)

To be completed by the Account Holder for and on behalf of the Scheme Creditor if this Account Holder Letter is submitted after the Voting Instruction Deadline but before the Holding Period Expiry Date. The Late Submission Form must be submitted to the Information Agent.

App.2-15

9.	PART 9: Trust Distribution Deed (only to be completed and submitted if the Account Holder Letter is submitted after the Voting Instruction Deadline)

This Part must be completed in all cases by each Scheme Creditor and Designated Recipient (if appointed), if, after the Holding Period Trustee has disposed of or otherwise realised the Scheme Consideration, the Scheme Creditor wishes to receive the proceeds from such disposal or realisation after deduction of relevant costs and expenses in accordance with Clause 16 of the Schemes.

This Part must be completed and received by the Information Agent by the Distribution Longstop Date.

App.2-16

IMPORTANT INFORMATION

Scheme Voting

For a Scheme Creditor to vote on the Schemes, Parts 1, 2 and 3 (amongst others) of this Account Holder Letter must be validly completed and received by the Information Agent by the Voting Instruction Deadline. If a Scheme Creditor is not an Account Holder, it must ensure that it submits its voting instructions, votes and elections to its Account Holder sufficiently in advance of the Voting Instruction Deadline to enable its Account Holder to complete and return the Account Holder Letter to the Information Agent by the Voting Instruction Deadline.

In order to be validly completed, Part 2, Section 1 must:

(a)    in the case of Account Holders with accounts in either Euroclear or Clearstream, specify a Custody Instruction reference number, which must apply to all Existing HY Notes and/or Convertible Bonds that are identified in Part 2, Section 1 of this Account Holder Letter;

(b)    in the case of DTC Account Holders, include the DTC Account Holder’s Signature Medallion Guarantee Stamp; and

(c)    in the case of CMU Account Holders, be executed by the CMU Account Holder.

Where a Scheme Creditor or its proxy intends to attend the Scheme Meetings in person, a valid original passport or other original government issued photographic identification will be required as proof of personal identity and the passport or identification details contained therein must match that in Part 3 of the Scheme Creditor’s Account Holder Letter.

If appropriate personal identification is not produced, that person shall only be permitted to attend and vote at the Scheme Meetings at the discretion of the Chairperson of the Scheme Meetings.

App.2-17

Block on trading / non trading of Existing HY Notes and/or Convertible Bonds

Scheme Creditors will be “blocked” from trading their Existing HY Notes and/or Convertible Bonds in Euroclear and Clearstream following delivery of their Custody Instructions to the relevant Clearing System. Upon a DTC Account Holder affixing a Signature Medallion Guarantee Stamp to an Account Holder Letter or the CMU Account Holder executing the Account Holder Letter, such DTC Account Holder or CMU Account Holder confirms that it is instructed by the Scheme Creditor in respect of which the Account Holder Letter is being submitted to confirm to the Company and the Information Agent that such Scheme Creditor:

(a)    holds the Existing HY Notes and/or Convertible Bonds that are identified in Section 1 of Part 2 of this Account Holder Letter and will do so as at the Record Time;

(b)    will not trade such Existing HY Notes and/or Convertible Bonds; and

(c)    agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes and/or Convertible Bonds.

The Existing HY Notes and Convertible Bonds shall be released from the requirement to be blocked or the requirement not to be traded at the Release Time.

Scheme Consideration	Any Scheme Creditor wishing to receive its Scheme Consideration in its capacity as a Scheme Creditor (or who wishes to nominate a Designated Recipient to do so on its behalf) must ensure that the following documents are validly completed, executed (where applicable) and received by the Information Agent by the Voting Instruction Deadline:

(a)    Parts 1, 2 and 3 of the Account Holder Letter, which must be completed by the Account Holder on behalf of the Scheme Creditor;

(b)    Part 6 of the Account Holder Letter (which must be completed by the Account Holder on behalf of the Scheme Creditor if the Scheme Creditor wishes to nominate a Designated Recipient). If a Designated Recipient is nominated, such Designated Recipient must also complete and execute Part 7 of this Account Holder Letter; and

(c)    Part 7 of the Account Holder Letter (which must be completed by the Scheme Creditor and, if a Designated Recipient is nominated, such Designated Recipient).

For a Scheme Creditor (or its Designated Recipient) to receive its Scheme Consideration on the Exchange Date, the documentation referred to above must be received by the Information Agent by the Voting Instruction Deadline. If validly completed and executed (where applicable) documentation has not been received by the Information Agent by the Voting Instruction Deadline, or such other date as the Company may decide in its discretion (acting reasonably), or the Scheme Creditor or Designated Recipient is a Disqualified Person or Prohibited Transferee, the Scheme Consideration will be held by the Holding Period Trustee in accordance with clause 16.2 of the Schemes.

App.2-18

Receipt of Scheme Consideration

Scheme Consideration will not be transferred to any Scheme Creditor or Designated Recipient which is a “Disqualified Person” or a “Prohibited Transferee”.

A Disqualified Person means a person who is disqualified from holding, receiving or handling the New HY Notes, CVRs or the Mandatorily Exchangeable Bonds (as applicable) pursuant to any applicable laws or regulations.

A Prohibited Transferee means a person who is prohibited from being allotted, issued with, holding, receiving or handling any Scheme Consideration pursuant to any applicable law or regulations or so prohibited except after compliance with conditions or requirements that the Company considers to be disproportionate to the value of the relevant Scheme Consideration.

Binding Elections	All elections made in this Account Holder Letter shall, subject to verification by the Company and/or the Information Agent, be final and binding on and from the date of submission of the Account Holder Letter to the Information Agent.

App.2-19

PART 1

SCHEME CREDITOR ADMINISTRATIVE DETAILS

To be completed by an Account Holder (upon the instruction of a Scheme Creditor).

App.2-20

SECTION 1: SCHEME CREDITOR ADMINISTRATIVE DETAILS

Please ensure that you have provided all the information requested. Irrespective of any elections made under any other Part of this Account Holder Letter, an Account Holder Letter received by the Information Agent that does not include all information requested in this Part will not constitute a validly completed Account Holder Letter and the relevant Scheme Creditor will not be entitled to vote at the Scheme Meetings.

By signing below in Part 2, the Account Holder, confirms that it has obtained all necessary consents, authorisations and approvals required to be obtained by it under the laws and regulations applicable to it in any jurisdiction in order to sign this Account Holder Letter as Account Holder on behalf of the relevant Scheme Creditor.

5.	Please identify the Scheme Creditor on whose behalf this Account Holder Letter is being submitted.

To be completed for all Scheme Creditors:

Full name of Scheme Creditor

Is the Scheme Creditor a

☐ Disqualified Person ☐ Prohibited Transferee ☐ None of the above

#Please tick the relevant box. If necessary, please refer to the section “Receipt of Scheme Consideration” in the Important Information section above.

Country of residence/ headquarters

E-mail address

Telephone number (with country code)

App.2-21

To be completed if the Scheme Creditor is an institution/corporation:

Jurisdiction of incorporation (country of residence) of Scheme Creditor

Contact Name

Email Address

App.2-22

SECTION 2: ACCOUNT HOLDER DETAILS

To be completed by Account Holders representing Scheme Creditors

Full name of Account Holder

Applicable Clearing System	☐	Euroclear
	☐	Clearstream
	☐	DTC
	☐	CMU
* Please tick relevant box

Account Number of Account Holder at Clearing System

Authorised employee / representative of Account Holder	(print name)

Telephone no. of authorised employee / representative (with country code)

E-mail of authorised employee / representative

Authorised employee / representative Signature	(sign)

Date

App.2-23

PART 2

SCHEME CREDITOR HOLDINGS AND CONFIRMATIONS

To be completed by the Account Holder on behalf of the Scheme Creditor

App.2-24

SECTION 1: HOLDINGS OF EXISTING HY NOTES AND/OR CONVERTIBLE BONDS BY SCHEME CREDITORS

The Account Holder, on behalf of the relevant Scheme Creditor, holds the following Existing HY Notes and/or Convertible Bonds to which this Account Holder Letter relates, and which have been “blocked” (i) in the case of Account Holders in Euroclear or Clearstream, through delivery of Custody Instructions to the relevant Clearing System by the Depositary Instruction Deadline, the reference number in relation to which is identified below, or (ii) in the case of DTC Account Holders, by affixing a Signature Medallion Guarantee Stamp to this Part 2, Section 1 below, or (iii) in the case of CMU Account Holders, by executing this Part 2, Section 1 below.

Total amount of Existing HY Notes and/or Convertible Bonds to which this Account Holder Letter relates:

ISIN	Amount held at Clearing System (indicate whether RMB or USD)[1]	Clearing System	Clearing System Account Number	Custody Instruction reference number[2] for Account Holders in Euroclear or Clearstream

Account Holder’s authorised employee/representative Name

Executed by authorised employee/representative for and on behalf of Account Holder

Date

[1]	The amount entered should be the entire nominal amount of Existing HY Notes and/or Convertible Bonds in respect of which the Account Holder is giving instructions on behalf of the relevant Scheme Creditor pursuant to this Account Holder Letter.
[2]	Corresponding to the Custody Instruction submitted by the Account Holder on behalf of the Scheme Creditor.

App.2-25

For DTC Account Holders only

Signature Medallion Guarantee Stamp*

*	By affixing its Signature Medallion Guarantee Stamp, the DTC Account Holder is hereby instructed by the Scheme Creditor in respect of which this Account Holder Letter is being submitted to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes detailed in this Part 2, Section 1 and will do so as at the Record Time; (ii) will not trade such Existing HY Notes unless otherwise agreed by the Company or the Information Agent; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive the Scheme Consideration (if any) in respect of such holding of Existing HY Notes.

Account Holder’s authorised employee/representative Name

Executed by authorised employee/representative for and on behalf of Account Holder

Date

App.2-26

For CMU Account Holders only

*	By signing this Account Holder Letter, the CMU Account Holder is hereby instructed by the Scheme Creditor in respect of which this Account Holder Letter is being submitted to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the Existing HY Notes detailed in this Part 2, Section 1 and will do so as at the Record Time; (ii) shall not be permitted to trade such Existing HY Notes unless otherwise agreed by the Company or the Information Agent; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive the Scheme Consideration (if any) in respect of such holding of Existing HY Notes.

Account Holder’s authorised employee/representative Name

Executed by authorised employee/representative for and on behalf of Account Holder

Date

App.2-27

Scheme Creditors holding their Existing HY Notes through either a DTC Account Holder or a CMU Account Holder must indicate an Account Holder in Euroclear or Clearstream for receipt of their Scheme Consideration. Failure to do so will invalidate this Account Holder Letter.

Name of Account Holder

Clearing System in which Account Holder holds account	☐ Euroclear ☐ Clearstream * Please tick relevant box

Account Number of Account Holder

Contact name at Account Holder

Contact e-mail of Account Holder

Contact telephone number (with country code) of Account Holder

App.2-28

SECTION 2: CONFIRMATIONS

Each of the Scheme Creditor and the Account Holder (each a “Relevant Person”) for itself hereby confirms to the Company and the Information Agent (please tick as appropriate):

Scheme

A.	For Scheme Creditors and Account Holders holding Existing HY Notes and/or Convertible Bonds in Euroclear or Clearstream that, on or prior to the Depositary Instruction Deadline, the Scheme Creditor has instructed the Account Holder and the Account Holder has instructed Clearstream and/or Euroclear, as the case may be, to block the Existing HY Notes and/or Convertible Bonds identified in Part 2, Section 1 with effect on and from the Depositary Instruction Deadline and that a Custody Instruction reference number for each such blocking instruction appears in this Account Holder Letter:

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Schemes)

☐	N/A	(if Existing HY Notes are held through DTC or were held through CMU)

B.	For Scheme Creditors and Account Holders holding Existing HY Notes in DTC, that the Account Holder has affixed its Signature Medallion Guarantee Stamp to this Account Holder Letter and confirms that the Scheme Creditor (i) holds the Existing HY Notes detailed in Part 2, Section 1 of this Account Holder Letter and will do so as at the Record Time, (ii) will not trade its Existing HY Notes on and from the date the Account Holder’s Signature Medallion Guarantee Stamp is or was affixed, and (iii) agrees that the Company shall be entitled to treat the Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Schemes)

☐	N/A	(if Existing HY Notes are held through Euroclear or Clearstream or were held through CMU)

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C.	For Scheme Creditors and Account Holders holding Existing HY Notes in CMU as at 5.00 p.m. (Hong Kong time) on 21 April 2016, that the Account Holder has executed this Account Holder Letter and confirms that the Scheme Creditor (i) holds the Existing HY Notes detailed in Part 2, Section 1 of this Account Holder Letter and will do so as at the Record Time, (ii) will not trade its Existing HY Notes on and from the date of such execution by the Account Holder, and (iii) agrees that the Company shall be entitled to treat the Scheme Creditor (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing HY Notes.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Schemes)

☐	N/A	(if Existing HY Notes are held through Euroclear or Clearstream or DTC)

D.	For Scheme Creditors, that it has made its own independent decision as to how to vote (or instruct its proxy to vote) at the Scheme Meetings, in consultation with its own agents and professional advisers to the extent the Scheme Creditor considers it necessary.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Schemes)

E.	That, in relation to the Existing HY Notes and/or Convertible Bonds identified in Part 2, Section 1, the Relevant Person has authority:

(i)	to identify the Designated Recipients in Part 6, Section 1 (if any):

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to appoint any Designated Recipients)

(ii)	to make the elections given, and give the instructions set out, in this Account Holder Letter and, if applicable, to nominate the person named in such Part 3 to attend and speak at the Scheme Meetings:

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Schemes)

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Instructions to the Existing Notes Trustee, CB Trustee, Common Depositary, 2018 Notes Depositary and HKMA

F.	That, in relation to the Existing HY Notes and/or Convertible Bonds identified in Part 2, Section 1 of this Account Holder Letter, the Relevant Person has authority to consent to, and hereby does consent to, the Company or the Information Agent delivering the relevant instructions to the relevant Existing Note Trustee, the CB Trustee, Common Depositary, 2018 Notes Depositary and HKMA (as applicable) on behalf of the Scheme Creditor in accordance with the Schemes:

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to receive any Scheme Consideration)

G.	That the Relevant Person authorises and directs the Existing Note Trustee, CB Trustee, Common Depositary, 2018 Notes Depositary and HKMA (as applicable) to take, and act in accordance with, the relevant instructions given to the Existing Note Trustee, CB Trustee, Common Depositary, 2018 Notes Depositary and HKMA (as applicable):

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to receive any Scheme Consideration)

The Information Agent

H.	That the Scheme Creditor gives the Information Agent the authority to make the directions and instructions contemplated in this Account Holder Letter, the Schemes and all of the Restructuring Documents:

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to receive any Scheme Consideration)

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Authority

I.	That all authority conferred or agreed to be conferred pursuant to this Account Holder Letter and every obligation of the Account Holder under this Account Holder Letter shall be binding upon the successors and assigns of the Account Holder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Account Holder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of the Account Holder and that all of the information in this Account Holder Letter is complete, true and accurate.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to vote on the Scheme)

In order to be eligible to vote and/or to receive Scheme Consideration, an Account Holder must respond “yes” in respect of each of paragraphs D to I above, or in the case of paragraphs A to C “yes” in respect of one of them and “N/A” in respect of the other paragraphs.

An Account Holder who is unable to confirm its position in respect of paragraphs A to I above should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com) for assistance.

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By delivering this Account Holder Letter to the Information Agent, the Account Holder confirms that the Scheme Creditor agrees that the Scheme Creditor shall be deemed to have made the representations, warranties and undertakings set out below in favour of the Company and the Information Agent as at the date on which this Account Holder Letter is delivered to the Information Agent.

Each Scheme Creditor which submits, delivers or procures the delivery of an Account Holder Letter represents, warrants and undertakes to the Company and the Information Agent that:

(a)	it has received the Schemes and the Explanatory Statement, and has reviewed the Schemes and Explanatory Statement;

(b)	it is lawful to seek voting instructions from that Scheme Creditor in respect of the Schemes;

(c)	it is assuming all of the risks inherent in that Scheme Creditor participating in the Schemes and has undertaken all the appropriate analysis of the implications of participating in the Schemes for that Scheme Creditor;

(d)	it has not given voting instructions or submitted an Account Holder Letter with respect to Existing HY Notes and/or Convertible Bonds other than those which are the subject of this Account Holder Letter;

(e)	by instructing the relevant Clearing System, it will be deemed to have authorised the relevant Clearing System to provide details concerning its identity, the Existing HY Notes and/or Convertible Bonds which are the subject of the Account Holder Letter delivered on its behalf and its applicable account details to the Company and the Information Agent and their respective legal and financial advisors at the time this Account Holder Letter is submitted;

(f)	it will designate an account in either Euroclear or Clearstream where it may receive its Scheme Consideration;

(g)	neither the Company, the Information Agent nor any of their respective affiliates, directors, officers or employees has made any recommendation to that Scheme Creditor as to whether, or how, to vote in relation to the Schemes, and that it has made its own decision with regard to voting based on any independent legal, tax or financial advice that it has deemed necessary to seek;

(h)	all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings shall be binding on the successors and assigns of that Scheme Creditor (in the case of a corporation or institution) or the successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives of that Scheme Creditor (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of that Scheme Creditor; and

(i)	it is solely liable for any taxes or similar payments imposed on it under the laws of any applicable jurisdiction as a result of voting in favour of the Schemes, and that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Company, the Information Agent or any of their subsidiaries, directors, officers, advisers or employees in respect of such taxes or similar payments.

Any Scheme Creditor that is unable to give any of the representations, warranties or undertakings above should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com) for assistance.

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PART 3

VOTING INSTRUCTIONS

Parts A and B are to be completed by each Account Holder on behalf of the Scheme Creditor, and this Part 3 (Voting Instructions) duly completed must be submitted by the Voting Instruction Deadline, being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016

A.	Attendance at the Scheme Meetings (tick only ONE of the boxes below).

The Scheme Creditor wishes to:

☐	appoint the Chairperson of the respective Scheme Meetings as its proxy to attend and vote on its behalf at the respective Scheme Meetings;

☐	appoint the following individual (being a person other than the Chairperson of the Scheme Meetings) as its proxy to attend and vote on its behalf at the Scheme Meetings;

Name:

Passport Country and number / identification number:[1]

☐	attend and vote at the Scheme Meetings in person Name:

Passport Country and number/ identification number:[3]

B.	Indication of voting intention (tick only ONE of the boxes below)

The Scheme Creditor wishes to vote (or to instruct its proxy to vote) at the Scheme Meetings as follows.

☐	FOR the Schemes

☐	AGAINST the Schemes

☐	AT THE PROXY’S DISCRETION (this box may only be selected if a proxy other than the Chairperson has been appointed in A above)

[1]	A valid original passport or other original government issued photographic identification will be required as proof of personal identity to attend the Scheme Meetings and the passport or identification details must match the details set out in this Account Holder Letter. If appropriate personal identification is not produced, that person will only be permitted to attend and vote at the Scheme Meetings at the discretion of the Chairperson.

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PART 4

RSA, SUPPORT UNDERTAKING AND SUPPORTING NOTES

This Part must be completed by an Account Holder for and on behalf of the Scheme Creditor.

If the Scheme Creditor has entered into the RSA or Support Undertaking or acceded to the RSA or Support Undertaking, the Scheme Creditor must support and vote for the Schemes in accordance with the terms of the RSA or Support Undertaking (as applicable).

A.	Did the Scheme Creditor enter into or accede to the RSA or Support Undertaking by 11.59 p.m. (Hong Kong time) on 23 March 2016?

☐ Yes

☐ No

B.	What is the principal amount of the Existing HY Notes and/or Convertible Bonds which the Scheme Creditor holds and which are Supporting Notes in accordance with the RSA or Support Undertaking?

Please tick	Description	Principal amount outstanding
☐	2016 Notes
☐	2017 Notes
☐	2018 Notes
☐	2019 Notes
☐	2020 Notes
☐	Convertible Bonds

VERIFICATION OF INFORMATION PROVIDED IN THIS SECTION IS SUBJECT TO

CONFIRMATION BY THE COMPANY

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PART 5

SCHEME CONSIDERATION ELECTION FORM

To be completed by the Account Holder on behalf of the Scheme Creditor.

For Scheme Creditors to receive the Scheme Consideration that they elect for below, this Account Holder Letter including this Scheme Consideration Election Form must be completed and delivered to the Information Agent by the Voting Instruction Deadline.

THE SCHEME CONSIDERATION SHALL NOT BE DISTRIBUTED TO A SCHEME CREDITOR UNLESS AND UNTIL A VALID ACCOUNT HOLDER LETTER IN RELATION TO SUCH SCHEME CREDITOR HAS BEEN RECEIVED BY THE INFORMATION AGENT, THAT SCHEME CREDITOR’S SCHEME CLAIM HAS BEEN REVIEWED AND ACCEPTED BY THE SCHEME SUPERVISORS IN ACCORDANCE WITH THE TERMS OF THE SCHEMES, AND SUCH SCHEME CREDITOR HAS PROVIDED DETAILS OF AN ACCOUNT IN EUROCLEAR OR CLEARSTREAM TO RECEIVE THEIR SCHEME CONSIDERATION.

A Scheme Creditor holding any Existing HY Notes or Existing Offshore Loans who does not submit a valid and completed Account Holder Letter including a Scheme Consideration Election Form by the Voting Instruction Deadline or who does not vote in respect of the Schemes shall be deemed to have elected Option 1 in respect of such Existing HY Notes or Existing Offshore Loans.

A Scheme Creditor holding any Convertible Bonds who does not submit a valid and completed Account Holder Letter including a Scheme Consideration Election Form by the Voting Instruction Deadline or who does not vote in respect of the Schemes shall be deemed to have elected Option 3 in respect of such Convertible Bonds.

If, on the Exchange Date, the MEB Election Amount is greater than the Maximum MEB Amount, then all Scheme Creditors’ Scheme Claims that have been, or are deemed to have been, elected for Option 3 treatment will be adjusted in accordance with Clause 14.1 of the Schemes.

In accordance with Clauses 15.2 and 15.3 of the Schemes, New HY Notes and Mandatorily Exchangeable Bonds shall be issuable only in denominations of US$1.00 and Scheme Creditors’ entitlement to New HY Notes or Mandatorily Exchangeable Bonds (as the case may be) will be rounded down to the nearest US$1.00, and CVRs shall be issuable only in denominations of US$70.00 and Scheme Creditors’ entitlement to CVRs will be rounded down to the nearest US$70.00. All entitlements which would have arisen, but for Clauses 15.2 and 15.3 of the Schemes, shall be disregarded.

App.2-36

SECTION 1: ELECTION OF OPTION 1, OPTION 2 AND/OR OPTION 3

The Account Holder should, on behalf of the Scheme Creditor it represents, indicate the form of the Scheme Consideration the Scheme Creditor wishes to receive by ticking Option 1, Option 2 and/or Option 3 as applicable. If more than one option is chosen, the proportion of the Scheme Creditor’s Scheme Consideration to be allocated to each chosen option must be stated.

IMPORTANT: A Scheme Creditor may choose one option or any number of options but if more than one option is chosen, and the proportion of their Scheme Consideration to be allocated to each chosen option is not stated, this Scheme Consideration Election Form (and therefore this Account Holder Letter) will not be validly and properly completed.

Please tick as appropriate	Options	Description (please refer to the Scheme for a more detailed description)	If more than one option is chosen, state proportion of Scheme Consideration to be allocated to each chosen option
☐	Option 1	(a) New HY Notes at an exchange ratio of 1:1 (Scheme Claims:New HY Notes); and (b) CVRs with a notional value equal to 7% of the aggregate principal amount of the New HY Notes calculated in (a) above.	____________ %

☐	Option 2	New HY Notes at an exchange ratio of 1:1.02598 (Scheme Claims:New HY Notes).	____________ %

☐	Option 3	Mandatorily Exchangeable Bonds at an exchange ratio of 1:1 (Scheme Claims:Mandatorily Exchangeable Bonds) subject to the Cut-Back Mechanism.	____________ %

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SECTION 2: CUT-BACK MECHANISM

This Section 2 is relevant in relation to Scheme Claims that have been, or are deemed to have been, elected for Option 3 treatment.

The Account Holder should, on behalf of the Scheme Creditor it represents, indicate the form of the Scheme Consideration the Scheme Creditor wishes to receive in relation to its portion of Scheme Claims for which Option 3 has been chosen but which will not be exchanged for Mandatorily Exchangeable Bonds as a result of the exercise of the Cut-Back Mechanism.

IMPORTANT: Only Option 1 OR Option 2 below may be ticked. If neither are ticked, the Scheme Creditor will be deemed to have chosen Option 1. If both Option 1 and Option 2 are ticked, this Scheme Consideration Election Form (and therefore this Account Holder Letter) will not be validly and properly completed).

Please tick one only	Options	Description (please refer to the Scheme for a more detailed description)
☐	Option 1	(a) New HY Notes at an exchange ratio of 1:1 (Scheme Claims:New HY Notes); and (b) CVRs with a notional value equal to 7% of the aggregate principal amount of the New HY Notes calculated in (a) above.

☐	Option 2	New HY Notes at an exchange ratio of 1:1.02598 (Scheme Claims:New HY Notes)

App.2-38

PART 6

APPOINTMENT OF DESIGNATED RECIPIENTS

To be completed by an Account Holder (upon the instruction of a Scheme Creditor) who intends to appoint a Designated Recipient to receive all of its Scheme Consideration.

A Scheme Creditor may only appoint one Designated Recipient and such Designated Recipient must receive all of the Scheme Creditor’s Scheme Consideration.

Any Scheme Creditor who wishes to appoint a Designated Recipient to receive its Scheme Consideration in respect of the Schemes must ensure that this Part 6 is delivered to the Information Agent by the Voting Instruction Deadline.

Any Designated Recipient appointed by that Scheme Creditor to receive its Scheme Consideration must receive all of its Scheme Consideration at the same Account Holder details as are stated in Part 2, Section 1 of this Account Holder Letter.

Unless a Designated Recipient is specified below, the Scheme Consideration of a Scheme Creditor will be delivered to the Account Holder specified for that purpose in Part 2, Section 1 of this Account Holder Letter or to the Holding Period Trustee in accordance with the terms of the Schemes.

Does the Scheme Creditor wish to appoint a Designated Recipient to receive all of the Scheme Creditor’s Scheme Consideration?	☐ Yes

☐ No

App.2-39

If a Designated Recipient is appointed, please complete the following details in respect of the Designated Recipient

Name of Designated Recipient

Address of Designated Recipient

Clearing System in which Designated Recipient’s Account Holder holds account	☐ Euroclear ☐ Clearstream

Name of Designated Recipient’s Account Holder

Account Number of Designated Recipient’s Account Holder

Contact person at Designated Recipient’s Account Holder

Contact e-mail at Designated Recipient’s Account Holder

Contact telephone number (with country code) of Designated Recipient’s Account Holder

App.2-40

PART 7

DISTRIBUTION CONFIRMATION DEED

To be completed and executed by each Scheme Creditor and Designated Recipient (if appointed).

In order to receive the Scheme Consideration, a Scheme Creditor must submit a validly completed and executed Distribution Confirmation Deed to the Information Agent. If the Scheme Creditor wishes to receive its Scheme Consideration on the Exchange Date it must submit a validly completed and executed Distribution Confirmation Deed by the Voting Instruction Deadline.

If a Scheme Creditor fails to submit a validly completed and executed Distribution Confirmation Deed by the Voting Instruction Deadline (or such other date as the Company may decide in its discretion (acting reasonably)), the Scheme Consideration to which such Scheme Creditor would be entitled will be issued to the Holding Period Trustee and held in accordance with the Scheme Consideration Trust, and may be distributed by the Holding Period Trustee to the Scheme Creditor provided a valid Account Holder Letter, including the Distribution Confirmation Deed, is submitted to the Information Agent prior to the Holding Period Expiry Date.

App.2-41

DISTRIBUTION CONFIRMATION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex C on the date stated in Annex C,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY, (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	Each of the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, gives the confirmations, acknowledgements, warranties and undertakings set out in:

(a)	Annex A (General Confirmations, Acknowledgements, Warranties and Undertakings); and

(b)	Annex B (Securities Law Confirmations and Undertakings).

App.2-42

2.2	Without prejudice to the provisions in Annex A and Annex B, each of the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

(a)	it will not seek or attempt nor aid or facilitate any other person to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims, including the Existing HY Notes and/or Convertible Bonds; and

(b)	it will not seek or attempt nor aid or facilitate any other person to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in the British Virgin Islands, Hong Kong and China or that the Existing HY Notes Indentures are governed by New York law and the Trust Deed is governed by the law of England and Wales.

3.	Grant of authority to the Company to execute certain documents on behalf of Scheme Creditors

Subject only to the Scheme Effective Date occurring, each of the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby irrevocably and unconditionally authorises the Company, and appoints the Company as their true and lawful attorney, to enter into, execute and deliver (as applicable) such Restructuring Documents as are required to implement the Restructuring Transactions (as defined in the Explanatory Statement issued in connection with the Schemes) on behalf of each of them and agree to be bound by their terms provided such Restructuring Documents are held in escrow until, or they are to become effective no earlier than the Restructuring Effective Date in accordance with the Schemes.

4.	Payment of the Scheme Consideration

4.1	The provisions in this Clause 4 are subject to the relevant Scheme Creditor’s Scheme Claim being examined and accepted by the Scheme Supervisors in accordance with the terms of the Schemes.

4.2	Each of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, confirms in relation to the claim the subject to the applicable Account Holder Letter, that it intends to receive the Scheme Consideration as elected in the Scheme Consideration Election Form.

5.	Releases

Cayman Islands law release

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

App.2-43

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

App.2-44

5.3	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

App.2-45

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.

New York law release

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

App.2-46

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, willful default or willful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

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5.9	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman Islands law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

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ANNEX A TO THE DISTRIBUTION CONFIRMATION DEED

GENERAL CONFIRMATIONS, ACKNOWLEDGEMENTS, WARRANTIES AND UNDERTAKINGS

1.	Each of the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, confirms to the Company and the Information Agent that:

(a)	it has complied with all laws and regulations applicable to it with respect to the Schemes and this Deed;

(b)	it is not a Disqualified Person or Prohibited Transferee, or if the Scheme Creditor is a Disqualified Person or Prohibited Transferee, the Designated Recipient is not a Disqualified Person or Prohibited Transferee, and is able to acquire or accept the Scheme Consideration without violating any laws, rules or regulations;

(c)	the Scheme Creditor will retain no beneficial interest in any Scheme Consideration nominated to be held by the Designated Recipient if the Scheme Creditor is itself a Disqualified Person or Prohibited Transferee;

(d)	it has received and reviewed the Schemes and Explanatory Statement;

(e)	no information has been provided to it by the Company, Information Agent, the New CB Trustee or the New HY Notes Trustee with regard to the tax consequences arising from the receipt of Scheme Consideration or the participation in the Schemes, and acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Schemes and agrees that it will not and does not have any right of recourse (whether by way of reimbursements, indemnity or otherwise) against the Company, Information Agent or the New CB Trustee or the New HY Notes Trustee or any other person in respect of such taxes and payments;

(f)	it consents to, and agrees to be bound by the terms of the Schemes and the other matters contained herein, upon the Schemes becoming effective;

(g)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(h)	it authorises the execution of this Deed and the taking of all steps by it as are required to give effect to this Deed and its terms;

(i)	it accepts and acknowledges the statements made in the “Important Notice to Scheme Creditors” and “Important Securities Law Notice” contained in the Explanatory Statement;

(j)	it acknowledges that neither the Schemes nor the transactions contemplated by the Explanatory Statement shall be deemed to be investment advice or a recommendation as to a course of conduct by the Company, the New HY Notes Trustee, the New CB Trustee or any of their officers, directors, employees or agents; and that in directing the execution and delivery of this Deed, it has made an independent decision in consultation with its advisers and professionals to the extent that it considers it necessary; and

App.2-49

(k)	it empowers, authorises, requests and instructs the New HY Notes Trustee, New CB Trustee, the Scheme Supervisors and any of their officers, employees, agents or advisers to do all such other things as may be necessary or expedient to carry out and give effect to the Schemes, and the Restructuring Transactions (including, without limitation, the Scheme Steps) and it declares and acknowledges that:

(i)	none of the New HY Trustee, the New CB Trustee, the Scheme Supervisors or any of their officers, employees, agents and advisers (each a “Relying Person”) will be held responsible for any liabilities or consequences arising directly or indirectly as a result of acts taken by them or pursuant to the Restructuring Transactions (other than by reason of their fraud, gross negligence or wilful default which will not be the case if any Relying Person acts in accordance with the steps and instructions contemplated in the Restructuring Documents) and it further declares that none of the Relying Persons has responsibility for the terms of the Restructuring Transactions; and

(ii)	it will not take any action or commence or pursue any proceeding or claim against any of the Relying Persons in respect of any claim it might have against any of them or in respect of any act or omission of any kind by any Relying Person in relation to the Restructuring Transactions (other than by reason of their fraud, gross negligence or wilful default which will not be the case if such Relying Person acts in accordance with the steps and instructions contemplated in the Restructuring Documents), and it hereby expressly and unreservedly waives its rights to take such proceedings, and, in each case, it acknowledges that each Relying Person may rely on and enforce such authority, acknowledgement and waiver directly against the Scheme Creditor hereunder.

2.	The Scheme Creditor hereby acknowledges and agrees that the confirmations, authorisations, acknowledgements and waivers made by it in paragraphs 1(a) to (j) above are also given in favour of each relevant Relying Person (as defined above), who, in each case, are entitled to enforce and enjoy the benefit of any terms contained therein.

App.2-50

ANNEX B TO THE DISTRIBUTION CONFIRMATION DEED

SECURITIES LAW CONFIRMATIONS AND UNDERTAKINGS

1.	Each of the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, confirms to the Company and the Information Agent that:

(a)	it is either (i) a “qualified investor” within the meaning of Article 2(1)(e) the EU Prospectus Directive (Directive 2003/71/EC and amendments thereto, including Directive 2010/73/EU ; or (ii) not incorporated or situated in any member state of the European Economic Area;

(b)	it is not located or resident in the United Kingdom or, if it is a resident of or located in the United Kingdom, it is (i) a person who has professional experience in matters relating to investments and qualifies as an Investment Professional in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) a high net worth company, unincorporated association, partnership, trustee or any person to whom communication may otherwise lawfully be made in accordance with Article 49(2) of the Order; or (iii) a person falling with Article 43(2) of the Order;

(c)	it understands that the Scheme Consideration has not been and will not be registered under the US Securities Act or any other jurisdiction;

(d)	it understands that the Company intends to rely on the exemption from the registration requirements of the US Securities Act provided in Section 3(a)(10) thereof for the issuance of the Scheme Consideration to Scheme Creditors in exchange for their Scheme Claims, as contemplated in the Schemes, and the Scheme Consideration that it will receive from the Company in the Restructuring Transactions will be predominantly in exchange for its Scheme Claims;

(e)	if it is an affiliate of the Company or if it was an affiliate of the Company within 90 days prior to the Restructuring Effective Date, it understands that it may not resell the Scheme Consideration in the United States without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. If it believes that it may be an affiliate for the purposes of the Securities Act, it should and will consult its own legal advisers prior to any resale of Scheme Consideration;

(f)	it has consulted and will continue to consult its own legal, financial and tax advisers, as needed, with respect to the legal, financial and tax consequences of the Schemes, the Scheme Consideration and the Restructuring Transaction in their particular circumstances;

(g)	either (i) it is not (1) an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual, retirement account or other arrangement that is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), (3) an entity whose underlying assets are considered to include “plan assets” (as defined in U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) of any plan, account or arrangement described in preceding clauses (1) or (2), or (4) a governmental plan, church plan or other investor subject to any US Federal state, local, or other US law or regulation substantially similar to Title I of ERISA or Section 4975 of the U.S. Tax Code (a “Similar Law”) (any of the forgoing, an “ERISA Plan”), or (ii) it is an ERISA Plan and to the best of its knowledge, the consummation of the distributions and other transactions contemplated hereunder will not constitute or result in a non-exempt prohibited transaction with respect to it under Title I of ERISA or Section 4975 of the Code or a violation of any Similar Law;

App.2-51

(h)	it understands that the foregoing representations, warranties and agreements are required in connection with United States securities laws and that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements. It agrees that, if any of the acknowledgements, representations and warranties made in connection with its receipt of its Scheme Consideration are no longer accurate, it will promptly, and in any event prior to the issuance of its Scheme Consideration, notify the Company in writing;

(i)	it is a professional investor as defined in the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) or the Securities and Futures (Professional Investor) Rules made thereunder;

(j)	it will comply with all securities laws relating to the Scheme Consideration that apply to it in any place in which it accepts, holds or sells any of its Scheme Consideration. It has obtained all consents or approvals that it needs in order to receive its Scheme Consideration, and the Company is not responsible for compliance with these legal requirements; and

(k)	it will not offer or resell any of its Scheme Consideration, or cause any offer for the resale of its Scheme Consideration, in any state or jurisdiction in which such offer, a solicitation for the purchase of, or resale of its Scheme Consideration would be unlawful under, or cause the Company to be in breach of, the securities laws of such state or jurisdiction and it has complied and will comply with all applicable laws and regulations with respect to anything done by it in relation to the Scheme Consideration. In particular, it acknowledges that the Scheme Consideration has not been and will not be qualified or registered under the securities laws of any U.S. state.

App.2-52

ANNEX C TO THE DISTRIBUTION CONFIRMATION DEED

DETAILS OF SCHEME CREDITOR

Name of Scheme Creditor:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

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WITNESS whereof this Deed has been executed as a deed and delivered on            by the parties hereto.

Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED by

Scheme Creditor,
(print name)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

Non-Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED for and on behalf of
Scheme Creditor,
(print name)	(sign)
acting by:	Name: Title: (sign) Name: Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by

Designated Recipient,
(print name)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

App.2-54

Non-Individual Designated Recipients

EXECUTED and DELIVERED as a DEED for and on behalf of
Designated Recipient ,
(print name)	(sign)
acting by:	Name: Title: (sign) Name: Title:

App.2-55

PART 8

LATE SUBMISSION FORM

This Part 8 will not be accepted if it is submitted on or before the Voting Instruction Deadline or after the Holding Period Expiry Date.

To be completed by an Account Holder for and on behalf of a Scheme Creditor if this Account Holder Letter is submitted to the Information Agent after the Voting Instruction Deadline but prior to the Holding Period Expiry Date.

A party must have been a holder of the Existing HY Notes or Convertible Bonds as at the Record Time in order to receive Scheme Consideration under the Schemes. Any distribution of Scheme Consideration will be subject to the Holding Period Trustee being satisfied, in its absolute discretion acting reasonably, that the party on whose behalf this Account Holder Letter is submitted was a Noteholder or CB Holder as at the Record Time.

1.	If the Scheme Creditor wishes to receive any of its Scheme Consideration, it must select “yes” in paragraph C below and ensure that:

•	Part 1 (Scheme Creditor administrative details);

•	Part 2 (Scheme Creditor holdings and confirmations); and

•	Part 7 (Distribution Confirmation Deed),

of this Account Holder Letter are also validly completed, where applicable, executed by it and received by the Information Agent by the Holding Period Expiry Date.

2.	If the Scheme Creditor wishes to appoint a Designated Recipient to receive any of its Scheme Consideration, it must select “yes” in paragraph C below and ensure that:

•	Part 1 (Scheme Creditor administrative details);

•	Part 2 (Scheme Creditor holdings and confirmations);

•	Part 6 (Appointment of Designated Recipient); and

•	Part 7 (Distribution Confirmation Deed),

of this Account Holder Letter are also validly completed, where applicable, executed by it and/or the Designated Recipient (as applicable) and received by the Information Agent by the Holding Period Expiry Date

3.	If the Scheme Creditor does not wish to receive (and does not wish a Designated Recipient to receive) its Scheme Consideration, it must confirm “yes” in paragraph D below and ensure that:

•	Part 1 (Scheme Creditor administrative details);

•	Part 2 (Scheme Creditor holdings and confirmations); and

•	Part 9 (Trust Distribution Deed),

App.2-56

of this Account Holder Letter are also validly completed, where applicable, executed by it and received by the Information Agent by the Holding Period Expiry Date, in which case the Scheme Creditor instructs and authorises the Holding Period Trustee to sell its Scheme Consideration on the open market and pay the net cash proceeds to the Scheme Creditor.

Confirmations

Each of the Scheme Creditor and Account Holder (each a “Relevant Person”) named below for itself hereby confirms to the Company, the Information Agent and the Holding Period Trustee:

A.	That, in relation to the Existing HY Notes and/or Convertible Bonds identified in Part 2, Section 1 of this Account Holder Letter, the Relevant Person has authority to appoint the Designated Recipient specified in Part 6 (if any) and to give on its/their behalf the instructions given in Part 2, Section 3 of the Account Holder Letter.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to appoint any Designated Recipient)

☐	N/A	(select N/A where no Designated Recipient is to be appointed)

B.	That the Scheme Creditor gives the Company and the Information Agent and the Holding Period Trustee (if applicable) the authority to make the directions and instructions contemplated in this Account Holder Letter on behalf of the Company.

☐	Yes

☐	No	(if “No” is selected, the Scheme Creditor will not be able to receive any Scheme Consideration)

5.1	Confirm “yes” in either paragraph C or Paragraph D:

C.	That the Scheme Creditor wishes to receive (or, if applicable, wishes its Designated Recipient to receive) its Scheme Consideration.

☐	Yes

D.	That the Scheme Creditor does not wish to receive (or does not wish for a Designated Recipient to receive) its Scheme Consideration, and instructs and authorises the Holding Period Trustee to sell such Scheme Consideration on the open market and pay the net cash proceeds to the Scheme Creditor.

☐	Yes

An Account Holder who is unable to confirm “yes” or “no” or “N/A” in respect of paragraphs A and B and confirm “yes” in either paragraph C or paragraph D should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com ) for assistance.

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PART 9

TRUST DISTRIBUTION DEED

This Part 9 will not be accepted if it is submitted on or before the Voting Instruction Deadline or after the Distribution Longstop Date.

To be completed and executed by:

1.	each Scheme Creditor and Designated Recipient (if one is appointed) if the Scheme Creditor wishes to receive, or wishes to appoint a Designated Recipient to receive, the cash proceeds from the sale of the Scheme Creditor’s Scheme Consideration prior to the Distribution Longstop Date;

2.	each Scheme Creditor who under Part 8 of this Account Holder Letter indicates that it does not wish to receive (and does not wish a Designated Recipient to receive) its Scheme Consideration, and validly completes and provides the relevant parts of this Account Holder Letter.

App.2-58

TRUST DISTRIBUTION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex A on the date stated in Annex A,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed, unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	The Scheme Creditor hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

(a)	it has received and reviewed the Schemes and Explanatory Statement;

(b)	it will not seek to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims;

(c)	subject to the scope of the releases granted in Clause 5 (Releases) of this Deed, it irrevocably, unconditionally and unequivocally relinquishes and releases all rights and Claims or Liabilities it may have (and whether past, present or future or actual or contingent) against a Scheme Creditor Releasing Party;

App.2-59

(d)	it acknowledges that the submission of this Deed constitutes its written consent to the Schemes and to being bound by the terms thereof and the other matters contained herein;

(e)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(f)	it authorises the execution of this Deed by it and the taking of all steps by it as are required to give effect to this Deed and its terms; and

(g)	it will not seek to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in Hong Kong and The British Virgin Islands or that the Existing Indentures are governed by New York law and the Trust Deed is governed by English law.

3.	Grant of authority to Company to execute certain documents on behalf of Scheme Creditors

Subject only to the Restructuring Effective Date occurring, the Scheme Creditor hereby irrevocably and unconditionally authorises the Company, and appoints the Company as its true and lawful attorney, to enter into, execute and deliver as a deed (or otherwise) (as applicable) such Restructuring Documents as are required to implement the Restructuring Proposal on behalf of the Scheme Creditor and agrees to be bound by their terms.

4.	The Scheme Consideration and Settlement Instructions

4.1	The provisions in this Clause 4 are subject to each Scheme Claim being examined and accepted by the Scheme Supervisor in accordance with the terms of the Schemes.

4.2	Each of the Scheme Creditor, and the Designated Recipient (if appointed), confirms in relation to the claim the subject of the applicable Account Holder Letter, that it wishes to receive the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled.

4.3	Each of the Scheme Creditor, and the Designated Recipient (if appointed), irrevocably directs and instructs the Holding Period Trustee to transfer its entitlement to the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled (a) via the relevant Clearing System to be distributed by the Clearing System to that Scheme Creditor or Designated Recipient in accordance with the arrangements with that Clearing System, or (b) into the bank account nominated by the Scheme Creditor in Annex A hereto, as the Holding Period Trustee shall in its sole discretion determine.

5.	Releases

Cayman Islands law release

App.2-60

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

App.2-61

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.3	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

App.2-62

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.

App.2-63

New York law release

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

App.2-64

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

which are not or do not relate to Scheme Claims; and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.9	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

App.2-65

ANNEX A TO TRUST DISTRIBUTION DEED

DETAILS OF SCHEME CREDITOR

Name of Scheme Creditor:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Account Details: Bank acct Name:

Bank acct no:

SWIFT:

App.2-66

IN WITNESS whereof this Deed has been executed as a deed and delivered on                    by the parties hereto.

Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED by

Scheme Creditor, (print)	(sign)

in the presence of:
Witness signature: Witness name: Witness address:

Non-Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED for and on behalf of Scheme Creditor, (print) acting by:	(sign) Name: Title: (sign) Name: Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by Designated Recipient, (print) in the presence of: Witness signature: Witness name: Witness address:	(sign)

App.2-67

Non Individual Designated Recipients

EXECUTED and DELIVERED as a DEED for and on behalf of Designated Recipient, (print) acting by:	(sign) Name: Title: (sign) Name: Title:

App.2-68

SCHEDULE 2

Account Holder Letter for Account Holders of Existing Offshore Loans

App.2-69

ACCOUNT HOLDER LETTER

for use by Scheme Creditors of

KAISA GROUP HOLDINGS LTD (“Company”)

in relation to the following loan facilities and debts (“Account Holders”)

the offshore loan facility dated 2 September 2013 in an aggregate amount of HK$250,000,000 granted by the Industrial and Commercial Bank of China (Asia) Limited to the Company

(“ICBC Loan”)

the offshore loan facility dated 2 August 2013 in an aggregate amount of HK$ 400,000,000 granted by The Hongkong and Shanghai Banking Corporation Limited to the Company

(“HSBC 2013 Loan”)

the loan facility dated 26 May 2014 comprising two loans of (a) an aggregate principal amount of up to HK$350 million and (b) an aggregate principal amount of up to HK$400,000,000 granted by The Hongkong and Shanghai Banking Corporation Limited to the Company as varied by a letter dated 11 August 2014

(“HSBC 2014 Loans”)

the 2002 ISDA Master Agreement dated 11 April 2013 between The Hongkong and Shanghai Banking Corporation Limited and the Company, its Schedules and Confirmations (all as amended and supplemented from time to time) and related documents.

(“HSBC ISDA”)

(the ICBC Loan, HSBC 2013 Loan, HSBC 2014 Loan and HSBC ISDA

together referred to as the “Existing Offshore Loans”)

in relation to the Company’s scheme of arrangement under sections 673 and 674 of the Companies Ordinance (Cap 622) as applicable in Hong Kong and scheme of arrangement under section 86 of the Companies Law (2013 Revision) applicable in the Cayman Islands (the “Schemes”)

Account Holders must use this Account Holder Letter to register details of their interests in the Existing Offshore Loans and to make certain elections in relation to the voting in respect of the Schemes.

A separate Account Holder Letter must be completed in respect of each separate beneficial holding of/interest in the Existing Offshore Loans.

Capitalised terms used in this Account Holder Letter but not defined herein have the same meaning as given to them in the explanatory statement relating to the Schemes (the “Explanatory Statement”), subject to any amendments or modifications made by the High Court or the Grand Court.

App.2-70

KEY DATES

The key dates in respect of the Scheme are:

•	Voting Instruction Deadline: being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

•	Record Time: being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016.

This Account Holder Letter and any non-contractual obligations arising out of or in relation to this Account Holder Letter shall be governed by, and interpreted in accordance with, the law of Hong Kong, and the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Account Holder Letter.

FOR ASSISTANCE CONTACT THE INFORMATION AGENT:

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London

WC1H 8HA

United Kingdom

Attention: Sunjeeve Patel / David Shilson

Telephone: +44 (0)20 7704 0880

Email: kaisa@lucid-is.com

Facsimile: + 44 (0)20 3004 1590

App.2-71

INSTRUCTIONS FOR THE COMPLETION AND SUBMISSION OF THIS

ACCOUNT HOLDER LETTER

This Account Holder Letter is divided into nine (9) Parts as summarised below. Before any Part of this Account Holder Letter is completed, Account Holders should read the Schemes and the Explanatory Statement. The Schemes and the Explanatory Statement and all relevant associated documentation can be found at the Scheme Website at www.lucid-is.com/kaisa.

The completed Account Holder Letter together with any accompanying documents must be submitted to the Information Agent by the Voting Instruction Deadline either via email or in pdf format to kaisa@lucid-is.com or via fax to +44 (0)20 3004 1590. Original paper copies of the completed Account Holder Letters are not required and should not be sent to the Information Agent.

You may not need to complete and submit all Parts of this Account Holder Letter. However, where any Part of this Account Holder Letter is completed, please ensure that all sections comprised within that Part are submitted together to the Information Agent.

1.	PART 1: Account Holder administrative details

This Part must be completed in all cases by the Account Holder.

2.	PART 2: Account Holder holdings and confirmations

This Part must be completed and signed in all cases by the Account Holder.

3.	PART 3: Scheme voting instructions

This Part must be completed by the Account Holder if the Account Holder would like to vote on the Schemes.

In order for an Account Holder to be able to vote on the Schemes:

•	Part 1 (Account Holder administrative details);

•	Part 2 (Account Holder holdings and confirmations); and

•	Part 3 (Scheme voting instructions),

of this Account Holder Letter must be validly completed and received by the Information Agent by the Voting Instruction Deadline.

4.	PART 4: RSA, Support Undertaking and Supporting Notes

This Part must be completed by an Account Holder if the Account Holder has entered into the RSA or acceded to the RSA, or entered into the Support Undertaking or acceded to the Support Undertaking.

5.	PART 5: Scheme Consideration Election Form

This Part must be completed by an Account Holder. If the Account Holder does not submit a valid Scheme Consideration Election Form by the Voting Instruction Deadline, or if the Account Holder does not vote at all in either Scheme, the Account Holder will receive the Scheme Consideration as described in Part 5 if the Schemes become effective in accordance with their terms provided that a valid Account Holder Letter, including the Distribution Confirmation Deed, has been received by the Information Agent by the Holding Period Expiry Date.

App.2-72

6.	PART 6: Appointment of a Designated Recipient

This Part must be completed by an Account Holder if such Account Holder intends to appoint a Designated Recipient to receive its Scheme Consideration.

7.	PART 7: Distribution Confirmation Deed

This Part must be completed in all cases by each Account Holders and Designated Recipient (if appointed).

If an Account Holder would like to receive its Scheme Consideration on the Exchange Date, it must ensure that the Distribution Confirmation Deed is validly completed, executed and received by the Information Agent by the Voting Instruction Deadline.

8.	PART 8: Late Submission Form (only to be completed and submitted if the Account Holder Letter is submitted after the Voting Instruction Deadline)

To be completed by the Account Holder if this Account Holder Letter is submitted after the Voting Instruction Deadline but before the Holding Period Expiry Date. The Late Submission Form must be submitted to the Information Agent.

9.	PART 9: Trust Distribution Deed (only to be completed and submitted if the Account Holder Letter is submitted after the Voting Instruction Deadline)

This Part must be completed in all cases by each Account Holder and Designated Recipient (if appointed), if, after the Holding Period Trustee has disposed of or otherwise realised the Scheme Consideration, the Account Holder wishes to receive the proceeds from such disposal or realisation after deduction of relevant costs and expenses in accordance with Clause 16 of the Schemes.

This Part must be completed and received by the Information Agent by the Holding Period Expiry Date.

App.2-73

6. IMPORTANT INFORMATION

Scheme Voting

For an Account Holder to vote on the Schemes, Parts 1, 2 and 3 (amongst others) of this Account Holder Letter must be validly completed and received by the Information Agent by the Voting Instruction Deadline.

Where an Account Holder or its proxy intends to attend the Scheme Meetings in person, a valid original passport or other original government issued photographic identification will be required as proof of personal identity and the passport or identification details contained therein must match that in Part 3 of the Account Holder’s Account Holder Letter.

If appropriate personal identification is not produced, that person shall only be permitted to attend and vote at the Scheme Meetings at the discretion of the Chairperson of the Scheme Meetings.

Scheme Consideration	Any Account Holder wishing to receive its Scheme Consideration in its capacity as a Scheme Creditor (or who wishes to nominate a Designated Recipient to do so on its behalf) must ensure that the following documents are validly completed, executed (where applicable) and received by the Information Agent by the Voting Instruction Deadline:

(a)    Parts 1, 2 and 3 of the Account Holder Letter;

(b)    Part 6 of the Account Holder Letter (which must be completed by the Account Holder if the Account Holder wishes to nominate a Designated Recipient). If a Designated Recipient is nominated, such Designated Recipient must also complete and execute Part 7 of this Account Holder Letter; and

(c)    Part 7 of the Account Holder Letter (which must be completed by the Account Holder and, if a Designated Recipient is nominated, such Designated Recipient).

For an Account Holder (or its Designated Recipient) to receive its Scheme Consideration on the Exchange Date, the documentation referred to above must be received by the Information Agent by the Voting Instruction Deadline. If validly completed and executed (where applicable) documentation has not been received by the Information Agent by the Voting Instruction Deadline or such other date as the Company may decide in its discretion (acting reasonably), or the Account Holder or Designated Recipient is a Disqualified Person or Prohibited Transferee, the Scheme Consideration will be held by the Holding Period Trustee in accordance with clause 16.2 of the Scheme.

App.2-74

Receipt of Scheme Consideration

Scheme Consideration will not be transferred to any Account Holder or Designated Recipient which is a “Disqualified Person” or a “Prohibited Transferee”.

A Disqualified Person means a person who is disqualified from holding, receiving or handling the New HY Notes, CVRs or the Mandatorily Exchangeable Bonds (as applicable) pursuant to any applicable laws or regulations.

A Prohibited Transferee means a person who is prohibited from being allotted, issued with, holding, receiving or handling any Scheme Consideration pursuant to any applicable law or regulations or so prohibited except after compliance with conditions or requirements that the Company considers to be disproportionate to the value of the relevant Scheme Consideration.

Binding Elections	All elections made in this Account Holder Letter shall, subject to verification by the Company and/or the Information Agent, be final and binding on and from the date of submission of the Account Holder Letter to the Information Agent.

App.2-75

PART 1

ACCOUNT HOLDER ADMINISTRATIVE DETAILS

To be completed by an Account Holder.

App.2-76

SECTION 1: ACCOUNT HOLDER ADMINISTRATIVE DETAILS

Please ensure that you have provided all the information requested. Irrespective of any elections made under any other Part of this Account Holder Letter, an Account Holder Letter received by the Information Agent that does not include all information requested in this Part will not constitute a validly completed Account Holder Letter and the Account Holder will not be entitled to vote at the Scheme Meetings.

By signing below in Part 2, the Account Holder, confirms that it has obtained all necessary consents, authorisations and approvals required to be obtained by it under the laws and regulations applicable to it in any jurisdiction in order to sign this Account Holder Letter.

Please provide Account Holder’s details.

Full name of Account Holder

Is the Account Holder a	☐	Disqualified Person
	☐	Prohibited Transferee
	☐	None of the above
#Please tick the relevant box. If necessary, please refer to the section “Receipt of Scheme Consideration” in the Important Information section above.

Country of residence/ headquarters

E-mail address

Telephone number (with country code)

Contact Name

App.2-77

SECTION 2: ACCOUNT HOLDER DETAILS FOR SCHEME CONSIDERATION

The Account Holder must indicate an account holder in Euroclear or Clearstream for receipt of its Scheme Consideration. Failure to do so will invalidate this Account Holder Letter.

Name of account holder in Euroclear or Clearstream

Clearing System in which account holder holds account	☐ Euroclear ☐ Clearstream * Please tick relevant box

Account Number of account holder

Contact name at account holder

Contact e-mail of account holder

Contact telephone number (with country code) of account holder

App.2-78

PART 2

ACCOUNT HOLDERS HOLDINGS AND CONFIRMATIONS

To be completed by the Account Holder

App.2-79

SECTION 1: HOLDINGS OF EXISTING OFFSHORE LOANS BY ACCOUNT HOLDER

The Account Holder holds the following Existing Offshore Loans to which this Account Holder Letter relates.

Total amount of Existing Offshore Loans to which this Account Holder Letter relates:

Existing Offshore Loan in which Account Holder has interest	Aggregate amount owed to Account Holder	Aggregate principal amount owed to Account Holder

Please use as many sheets as required

Account Holder’s authorised employee/representative Name

Executed by authorised employee/representative for and on behalf of Account Holder

Date

App.2-80

SECTION 2: CONFIRMATIONS

The Account Holder hereby confirms to the Company and the Information Agent (please tick as appropriate):

Scheme

A.	that the Account Holder (i) holds the Existing Offshore Loans detailed in Part 2, Section 1 of this Account Holder Letter and will do so as at the Record Time, (ii) will not trade, assign, transfer or otherwise deal with its Existing Offshore Loans on and from the date of its Account Holder Letter until the Release Time, and (iii) agrees that the Company shall be entitled to treat the Account Holder (or its Designated Recipient) as the party entitled to receive any Scheme Consideration in respect of such holding of Existing Offshore Loans.

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to vote on the Schemes)

B.	that it has made its own independent decision as to how to vote (or instruct its proxy to vote) at the Scheme Meetings, in consultation with its own agents and professional advisers to the extent the Account Holder considers it necessary

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to vote on the Schemes)

C.	that the Account Holder has authority:

(i)	to identify the Designated Recipient in Part 6, Section 1 (if any):

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to appoint any Designated Recipients)

(ii)	to make the elections given, and give the instructions set out, in this Account Holder Letter and, if applicable, to nominate the person named in such Part 3 to attend and speak at the Scheme Meetings:

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to vote on the Schemes)

App.2-81

The Information Agent

D.	That the Account Holder gives the Information Agent the authority to make the directions and instructions contemplated in this Account Holder Letter, the Schemes and all of the Restructuring Documents:

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to receive any Scheme Consideration)

Authority

E.	That all authority conferred or agreed to be conferred pursuant to this Account Holder Letter and every obligation of the Account Holder under this Account Holder Letter shall be binding upon the successors and assigns of the Account Holder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Account Holder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of the Account Holder and that all of the information in this Account Holder Letter is complete, true and accurate.

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to vote on the Scheme)

In order to be eligible to vote and/or to receive Scheme Consideration, an Account Holder must respond “yes” in respect of each of paragraphs A to E above.

An Account Holder who is unable to confirm its position in respect of paragraphs A to E above should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com) for assistance.

App.2-82

By delivering this Account Holder Letter to the Information Agent, the Account Holder is deemed to have made the representations, warranties and undertakings set out below in favour of the Company and the Information Agent as at the date on which this Account Holder Letter is delivered to the Information Agent.

The Account Holder represents, warrants and undertakes to the Company and the Information Agent that:

(a)	it has received the Schemes and the Explanatory Statement, and has reviewed the Schemes and Explanatory Statement;

(b)	it is lawful to seek voting instructions from the Account Holder in respect of the Schemes;

(c)	it is assuming all of the risks inherent in the Account Holder participating in the Schemes and has undertaken all the appropriate analysis of the implications of participating in the Schemes for the Account Holder;

(d)	it has not given voting instructions or submitted an Account Holder Letter with respect to Existing Offshore Loans other than those which are the subject of this Account Holder Letter;

(e)	it will designate an account in either Euroclear or Clearstream where it may receive its Scheme Consideration;

(f)	neither the Company, the Information Agent nor any of their respective affiliates, directors, officers or employees has made any recommendation to the Account Holder as to whether, or how, to vote in relation to the Schemes, and that it has made its own decision with regard to voting based on any independent legal, tax or financial advice that it has deemed necessary to seek;

(g)	all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings shall be binding on the successors and assigns of the Account Holder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives of the Account Holder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of the Account Holder; and

(h)	it is solely liable for any taxes or similar payments imposed on it under the laws of any applicable jurisdiction as a result of voting in favour of the Schemes, and that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Company, the Information Agent or any of their subsidiaries, directors, officers, advisers or employees in respect of such taxes or similar payments.

Any Account Holder that is unable to give any of the representations, warranties or undertakings above should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com) for assistance.

App.2-83

PART 3

VOTING INSTRUCTIONS

Parts A and B are to be completed by each Account Holder on behalf of the Scheme Creditor, and this Part 3 (Voting Instructions) duly completed must be submitted by the Voting Instruction Deadline, being 9.00 a.m. (Cayman Islands time) on 18 May 2016 / 10.00 p.m. (Hong Kong Time) on 18 May 2016 / 10.00 a.m. (New York City time) on 18 May 2016

A.	Attendance at the Scheme Meetings (tick only ONE of the boxes below).

The Account Holder wishes to:

☐	appoint the Chairperson of the respective Scheme Meetings as its proxy to attend and vote on its behalf at the respective Scheme Meetings;

☐	appoint the following individual (being a person other than the Chairperson of the Scheme Meetings) as its proxy to attend and vote on its behalf at the Scheme Meetings;

Name:

Passport Country and number/ identification number:[4]

☐	attend and vote at the Scheme Meetings in person

Name:

Passport Country and number/ identification number:

B.	Indication of voting intention (tick only ONE of the boxes below)

The Account Holder wishes to vote (or to instruct its proxy to vote) at the Scheme Meetings as follows.

☐	FOR the Schemes

☐	AGAINST the Schemes

☐	AT THE PROXY’S DISCRETION (this box may only be selected if a proxy other than the Chairperson has been appointed in A above)

[4]	A valid original passport or other original government issued photographic identification will be required as proof of personal identity to attend the Scheme Meeting and the passport or identification details must match the details set out in this Account Holder Letter. If appropriate personal identification is not produced, that person will only be permitted to attend and vote at the Scheme Meeting at the discretion of the Chairperson.

App.2-84

PART 4

RSA AND SUPPORTING NOTES

This Part must be completed by an Account Holder.

If the Account Holder has entered into the RSA or acceded to the RSA, the Account Holder must support and vote for the Schemes in accordance with the terms of the RSA.

A.	Did the Account Holder enter into or accede to the RSA by 11.59 p.m. (Hong Kong time) on 23 March 2016?

☐ Yes

☐ No

B.	What is the principal amount of the Existing Offshore Loans which the Account Holder holds and which are Supporting Notes in accordance with the RSA?

Please tick	Description	Principal amount outstanding

☐

☐

☐

☐

☐

☐

VERIFICATION OF INFORMATION PROVIDED IN THIS SECTION IS SUBJECT TO CONFIRMATION BY THE COMPANY

App.2-85

PART 5

SCHEME CONSIDERATION ELECTION FORM

To be completed by the Account Holder.

For Account Holders to receive the Scheme Consideration that they elect for below, this Account Holder Letter including this Scheme Consideration Election Form must be completed and delivered to the Information Agent by the Voting Instruction Deadline.

THE SCHEME CONSIDERATION SHALL NOT BE DISTRIBUTED TO A SCHEME CREDITOR UNLESS AND UNTIL A VALID ACCOUNT HOLDER LETTER IN RELATION TO SUCH SCHEME CREDITOR HAS BEEN RECEIVED BY THE INFORMATION AGENT, THAT SCHEME CREDITOR’S SCHEME CLAIM HAS BEEN REVIEWED AND ACCEPTED BY THE SCHEME SUPERVISORS IN ACCORDANCE WITH THE TERMS OF THE SCHEMES, AND SUCH SCHEME CREDITOR HAS PROVIDED DETAILS OF AN ACCOUNT IN EUROCLEAR OR CLEARSTREAM TO RECEIVE THEIR SCHEME CONSIDERATION.

An Account Holder holding any Existing Offshores Loans who does not submit a valid and completed Account Holder Letter including a Scheme Consideration Election Form by the Voting Instruction Deadline or who does not vote in respect of the Schemes shall be deemed to have elected Option 1 in respect of such Existing Offshore Loans.

If, on the Exchange Date, the MEB Election Amount is greater than the Maximum MEB Amount, then all Scheme Creditors’ Scheme Claims that have been, or are deemed to have been, elected for Option 3 treatment will be adjusted in accordance with Clause 14.1 of the Schemes.

In accordance with Clauses 15.2 and 15.3 of the Schemes, New HY Notes and Mandatorily Exchangeable Bonds shall be issuable only in denominations of US$1.00 and Scheme Creditors’ entitlement to New HY Notes or Mandatorily Exchangeable Bonds (as the case may be) will be rounded down to the nearest US$1.00, and CVRs shall be issuable only in denominations of US$70.00 and Scheme Creditors’ entitlement to CVRs will be rounded down to the nearest US$70.00. All entitlements which would have arisen, but for Clauses 15.2 and 15.3 of the Schemes, shall be disregarded.

App.2-86

SECTION 1: ELECTION OF OPTION 1, OPTION 2 AND/OR OPTION 3

The Account Holder should indicate the form of the Scheme Consideration the Account Holder wishes to receive by ticking Option 1, Option 2 and/or Option 3 as applicable. If more than one option is chosen, the proportion of the Account Holder’s Scheme Consideration to be allocated to each chosen option must be stated.

IMPORTANT: The Account Holder may choose one option or any number of options but if more than one option is chosen, and the proportion of its Scheme Consideration to be allocated to each chosen option is not stated, this Scheme Consideration Election Form (and therefore this Account Holder Letter) will not be validly and properly completed.

Please tick as appropriate	Options	Description (please refer to the Scheme for a more detailed description)	If more than one option is chosen, state proportion of Scheme Consideration to be allocated to each chosen option
☐	Option 1	(c) New HY Notes at an exchange ratio of 1:1 (Scheme Claims:New HY Notes); and (d) CVRs with a notional value equal to 7% of the aggregate principal amount of the New HY Notes calculated in (a) above.	%
☐	Option 2	New HY Notes at an exchange ratio of 1:1.02598 (Scheme Claims:New HY Notes).	%
☐	Option 3	Mandatorily Exchangeable Bonds at an exchange ratio of 1:1 (Scheme Claims:Mandatorily Exchangeable Bonds) subject to the Cut-Back Mechanism.	%

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SECTION 2: CUT-BACK MECHANISM

This Section 2 is relevant in relation to Scheme Claims that have been, or are deemed to have been, elected for Option 3 treatment.

The Account Holder should indicate the form of the Scheme Consideration the Account Holder wishes to receive in relation to its portion of Scheme Claims for which Option 3 has been chosen but which will not be exchanged for Mandatorily Exchangeable Bonds as a result of the exercise of the Cut-Back Mechanism.

IMPORTANT: Only Option 1 OR Option 2 below may be ticked. If neither are ticked, the Account Holder will be deemed to have chosen Option 1. If both Option 1 and Option 2 are ticked, this Scheme Consideration Election Form (and therefore this Account Holder Letter) will not be validly and properly completed).

Please tick one only	Options	Description (please refer to the Scheme for a more detailed description)
☐	Option 1	(c) New HY Notes at an exchange ratio of 1:1 (Scheme Claims:New HY Notes); and (d) CVRs with a notional value equal to 7% of the aggregate principal amount of the New HY Notes calculated in (a) above.
☐	Option 2	New HY Notes at an exchange ratio of 1:1.02598 (Scheme Claims:New HY Notes)

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PART 6

APPOINTMENT OF DESIGNATED RECIPIENTS

To be completed by an Account Holder who intends to appoint a Designated Recipient to receive all of its Scheme Consideration.

An Account Holder may only appoint one Designated Recipient and such Designated Recipient must receive all of the Account Holder’s Scheme Consideration.

Any Account Holder who wishes to appoint a Designated Recipient to receive its Scheme Consideration in respect of the Schemes must complete and deliver this Part 6 to the Information Agent by the Voting Instruction Deadline.

Any Designated Recipient appointed by that Account Holder to receive its Scheme Consideration must receive all of its Scheme Consideration at the same Account Holder details as are stated in Part 2, Section 1 of this Account Holder Letter.

Unless a Designated Recipient is specified below, the Scheme Consideration of an Account Holder will be delivered to the account holder specified for that purpose in Part 2, Section 1 of this Account Holder Letter or to the Holding Period Trustee in accordance with the terms of the Schemes.

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Does the Account Holder wish to appoint a Designated Recipient to receive all of the Account Holders’ Scheme Consideration?	☐ Yes ☐ No

If a Designated Recipient is appointed, please complete the following details in respect of the Designated Recipient
Name of Designated Recipient

Address of Designated Recipient

Clearing System in which Designated Recipient’s account holder holds account	☐ Euroclear ☐ Clearstream

Name of Designated Recipient’s account holder

Account Number of Designated Recipient’s account holder

Contact person at Designated Recipient’s account holder

Contact e-mail at Designated Recipient’s account holder

Contact telephone number (with country code) of Designated Recipient’s account holder

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PART 7

DISTRIBUTION CONFIRMATION DEED

To be completed and executed by each Account Holder and Designated Recipient (if appointed).

In order to receive the Scheme Consideration, an Account Holder must submit a validly completed and executed Distribution Confirmation Deed to the Information Agent. If the Account Holder wishes to receive its Scheme Consideration on the Exchange Date it must submit a validly completed and executed Distribution Confirmation Deed by the Voting Instruction Deadline.

If a Scheme Creditor fails to submit a validly completed and executed Distribution Confirmation Deed by the Voting Instruction Deadline (or such other date as the Company may decide in its discretion (acting reasonably)), the Scheme Consideration to which such Scheme Creditor would be entitled will be issued to the Holding Period Trustee and held in accordance with the Scheme Consideration Trust, and may be distributed by the Holding Period Trustee to the Scheme Creditor provided a valid Account Holder Letter, including the Distribution Confirmation Deed, is submitted to the Information Agent prior to the Holding Period Expiry Date.

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DISTRIBUTION CONFIRMATION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex C on the date stated in Annex C,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY, (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	Each of the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, gives the confirmations, acknowledgements, warranties and undertakings set out in:

(a)	Annex A (General Confirmations, Acknowledgements, Warranties and Undertakings); and

(b)	Annex B (Securities Law Confirmations and Undertakings).

2.2	Without prejudice to the provisions in Annex A and Annex B, each of the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

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(a)	it will not seek or attempt nor aid or facilitate any other person to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims, including the Existing Offshore Loans; and

(b)	it will not seek or attempt nor aid or facilitate any other person to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in the British Virgin Islands, Hong Kong and China or that the Existing HY Notes Indentures are governed by New York law and the Trust Deed is governed by the law of England.

3.	Grant of authority to the Company to execute certain documents on behalf of the Account Holder

Subject only to the Scheme Effective Date occurring, each of the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby irrevocably and unconditionally authorises the Company, and appoints the Company as their true and lawful attorney, to enter into, execute and deliver (as applicable) such Restructuring Documents as are required to implement the Restructuring Transactions (as defined in the Explanatory Statement issued in connection with the Schemes) on behalf of each of them and agree to be bound by their terms provided such Restructuring Documents are held in escrow until, or they are to become effective no earlier than the Restructuring Effective Date in accordance with the Schemes.

4.	Payment of the Scheme Consideration

4.1	The provisions in this Clause 4 are subject to the Account Holder’s Scheme Claim being examined and accepted by the Scheme Supervisors in accordance with the terms of the Schemes.

4.2	Each of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, confirms in relation to the claim the subject to the applicable Account Holder Letter, that it intends to receive the Scheme Consideration as elected in the Scheme Consideration Election Form.

5.	Releases

Cayman Islands law release

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(e)	the Company, its Personnel and Affiliates;

(f)	Subsidiary Guarantors, their Personnel and Affiliates;

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(g)	the Released Advisers, their Personnel and Affiliates;

(h)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (collectively, the “Scheme Creditor Released Parties”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect of the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases excludes the following Claims and Liabilities:

(f)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct

(g)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(h)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(i)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(j)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

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(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.3	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

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(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(III)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(IV)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(III)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(IV)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.

New York law release

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

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(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, willful default or willful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(III)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(IV)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(III)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

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(IV)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.9	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman Islands law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

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ANNEX A TO THE DISTRIBUTION CONFIRMATION DEED

GENERAL CONFIRMATIONS, ACKNOWLEDGEMENTS, WARRANTIES AND UNDERTAKINGS

1.	Each of the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, confirms to the Company and the Information Agent that:

(a)	it has complied with all laws and regulations applicable to it with respect to the Schemes and this Deed;

(b)	it is not a Disqualified Person or Prohibited Transferee, or if the Account Holder is a Disqualified Person or Prohibited Transferee, the Designated Recipient is not a Disqualified Person or Prohibited Transferee, and is able to acquire or accept the Scheme Consideration without violating any laws, rules or regulations;

(c)	the Account Holder will retain no beneficial interest in any Scheme Consideration nominated to be held by the Designated Recipient if it is itself a Disqualified Person or Prohibited Transferee;

(d)	it has received and reviewed the Schemes and Explanatory Statement;

(e)	no information has been provided to it by the Company, Information Agent, the New CB Trustee or the New HY Notes Trustee with regard to the tax consequences arising from the receipt of Scheme Consideration or the participation in the Schemes, and acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Schemes and agrees that it will not and does not have any right of recourse (whether by way of reimbursements, indemnity or otherwise) against the Company, Information Agent or the New CB Trustee or the New HY Notes Trustee or any other person in respect of such taxes and payments;

(f)	it consents to, and agrees to be bound by the terms of the Schemes and the other matters contained herein, upon the Schemes becoming effective;

(g)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(h)	it authorises the execution of this Deed and the taking of all steps by it as are required to give effect to this Deed and its terms;

(i)	it accepts and acknowledges the statements made in the “Important Notice to Scheme Creditors” and “Important Securities Law Notice” contained in the Explanatory Statement;

(j)	it acknowledges that neither the Schemes nor the transactions contemplated by the Explanatory Statement shall be deemed to be investment advice or a recommendation as to a course of conduct by the Company, the New HY Notes Trustee, the New CB Trustee or any of their officers, directors, employees or agents; and that in directing the execution and delivery of this Deed, it has made an independent decision in consultation with its advisers and professionals to the extent that it considers it necessary; and

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(k)	it empowers, authorises, requests and instructs the New HY Notes Trustee, New CB Trustee, the Scheme Supervisors and any of their officers, employees, agents or advisers to do all such other things as may be necessary or expedient to carry out and give effect to the Schemes, and the Restructuring Transactions (including, without limitation, the Scheme Steps) and it declares and acknowledges that:

(i)	none of the New HY Trustee, the New CB Trustee, the Scheme Supervisors or any of their officers, employees, agents and advisers (each a “Relying Person”) will be held responsible for any liabilities or consequences arising directly or indirectly as a result of acts taken by them or pursuant to the Restructuring Transactions (other than by reason of their fraud, gross negligence or wilful default (which will not be the case if any Relying Person acts in accordance with the steps and instructions contemplated in the Restructuring Documents) and it further declares that none of the Relying Persons has responsibility for the terms of the Restructuring Transactions; and

(ii)	it will not take any action or commence or pursue any proceeding or claim against any of the Relying Persons in respect of any claim it might have against any of them or in respect of any act or omission of any kind by any Relying Person in relation to the Restructuring Transactions (other than by reason of their fraud, gross negligence or wilful default (which will not be the case if such Relying Person acts in accordance with the steps and instructions contemplated in the Restructuring Documents), and it hereby expressly and unreservedly waives its rights to take such proceedings, and, in each case, it acknowledges that each Relying Person may rely on and enforce such authority, acknowledgement and waiver directly against the Account Holder hereunder.

2.	The Account Holder hereby acknowledges and agrees that the confirmations, authorisations, acknowledgements and waivers made by it in paragraphs 1(a) to (j) above are also given in favour of each relevant Relying Person (as defined above), who, in each case, are entitled to enforce and enjoy the benefit of any terms contained therein.

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ANNEX B TO THE DISTRIBUTION CONFIRMATION DEED

SECURITIES LAW CONFIRMATIONS AND UNDERTAKINGS

1.	Each of the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, confirms to the Company and the Information Agent that:

(a)	it is either (i) a “qualified investor” within the meaning of Article 2(1)(e) the EU Prospectus Directive (Directive 2003/71/EC and amendments thereto, including Directive 2010/73/EU ; or (ii) not incorporated or situated in any member state of the European Economic Area;

(b)	it is not located or resident in the United Kingdom or, if it is a resident of or located in the United Kingdom, it is (i) a person who has professional experience in matters relating to investments and qualifies as an Investment Professional in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) a high net worth company, unincorporated association, partnership, trustee or any person to whom communication may otherwise lawfully be made in accordance with Article 49(2) of the Order; or (iii) a person falling with Article 43(2) of the Order;

(c)	it understands that the Scheme Consideration has not been and will not be registered under the US Securities Act or any other jurisdiction;

(d)	it understands that the Company intends to rely on the exemption from the registration requirements of the US Securities Act provided in Section 3(a)(10) thereof for the issuance of the Scheme Consideration to Scheme Creditors in exchange for their Scheme Claims, as contemplated in the Schemes, and the Scheme Consideration that it will receive from the Company in the Restructuring Transactions will be predominantly in exchange for its Scheme Claims;

(e)	if it is an affiliate of the Company or if it was an affiliate of the Company within 90 days prior to the Restructuring Effective Date, it understands that it may not resell the Scheme Consideration in the United States without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. If it believes that it may be an affiliate for the purposes of the Securities Act, it should and will consult its own legal advisers prior to any resale of Scheme Consideration;

(f)	it has consulted and will continue to consult its own legal, financial and tax advisers, as needed, with respect to the legal, financial and tax consequences of the Schemes, the Scheme Consideration and the Restructuring Transaction in their particular circumstances;

(g)	either (i) it is not (1) an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual, retirement account or other arrangement that is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), (3) an entity whose underlying assets are considered to include “plan assets” (as defined in U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) of any plan, account or arrangement described in preceding clauses (1) or (2), or (4) a governmental plan, church plan or other investor subject to any US Federal state, local, or other US law or regulation substantially similar to Title I of ERISA or Section 4975 of the U.S. Tax Code (a “Similar Law”) (any of the forgoing, an “ERISA Plan”), or (ii) it is an ERISA Plan and to the best of its knowledge, the consummation of the distributions and other transactions contemplated hereunder will not constitute or result in a non-exempt prohibited transaction with respect to it under Title I of ERISA or Section 4975 of the Code or a violation of any Similar Law;

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(h)	it understands that the foregoing representations, warranties and agreements are required in connection with United States securities laws and that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements. It agrees that, if any of the acknowledgements, representations and warranties made in connection with its receipt of its Scheme Consideration are no longer accurate, it will promptly, and in any event prior to the issuance of its Scheme Consideration, notify the Company in writing;

(i)	it is a professional investor as defined in the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) or the Securities and Futures (Professional Investor) Rules made thereunder;

(j)	it will comply with all securities laws relating to the Scheme Consideration that apply to it in any place in which it accepts, holds or sells any of its Scheme Consideration. It has obtained all consents or approvals that it needs in order to receive its Scheme Consideration, and the Company is not responsible for compliance with these legal requirements; and

(k)	it will not offer or resell any of its Scheme Consideration, or cause any offer for the resale of its Scheme Consideration, in any state or jurisdiction in which such offer, a solicitation for the purchase of, or resale of its Scheme Consideration would be unlawful under, or cause the Company to be in breach of, the securities laws of such state or jurisdiction and it has complied and will comply with all applicable laws and regulations with respect to anything done by it in relation to the Scheme Consideration. In particular, it acknowledges that the Scheme Consideration has not been and will not be qualified or registered under the securities laws of any U.S. state.

App.2-102

ANNEX C TO THE DISTRIBUTION CONFIRMATION DEED

DETAILS OF ACCOUNT HOLDER

Name of Account Holder:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

App.2-103

IN WITNESS whereof this Deed has been executed as a deed and delivered on            by the parties hereto.

Individual Account Holders

EXECUTED and DELIVERED as a DEED by

Account Holder,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

Non Individual Account Holders

EXECUTED and DELIVERED as a DEED
for and on behalf of
Account Holder,
(print)	(sign)
acting by:	Name:
Title:

(sign)
Name:
Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by

Designated Recipient,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

App.2-104

Non Individual Designated Recipients

EXECUTED and DELIVERED as a DEED
for and on behalf of
Designated Recipient,
(print)	(sign)
acting by:	Name:
Title:

(sign)
Name:
Title:

App.2-105

PART 8

LATE SUBMISSION FORM

This Part 8 will not be accepted if it is submitted on or before the Voting Instruction Deadline or after the Holding Period Expiry Date.

To be completed by an Account Holder if this Account Holder Letter is submitted to the Information Agent after the Voting Instruction Deadline but prior to the Holding Period Expiry Date. This Part 8 will not be accepted if it is submitted by the Voting Instruction Deadline or after the Holding Period Expiry Date.

A party must have been a holder of the Existing Offshore Loans as at the Record Time in order to receive Scheme Consideration under the Schemes. Any distribution of Scheme Consideration will be subject to the Holding Period Trustee being satisfied, in its absolute discretion acting reasonably, that the party on whose behalf this Account Holder Letter is submitted held Existing Offshore Loans as at the Record Time.

1.	If the Account Holder wishes to receive any of its Scheme Consideration, it must select “yes” in paragraph C below and ensure that:

•	Part 1 (Account Holder administrative details);

•	Part 2 (Account Holder holdings and confirmations); and

•	Part 7 (Distribution Confirmation Deed),

of this Account Holder Letter are also validly completed, where applicable, executed by it and received by the Information Agent by the Holding Period Expiry Date.

2.	If the Account Holder wishes to appoint a Designated Recipient to receive any of its Scheme Consideration, it must select “yes” in paragraph C below and ensure that:

•	Part 1 (Account Holder administrative details);

•	Part 2 (Account Holder holdings and confirmations);

•	Part 6 (Appointment of Designated Recipient); and

•	Part 7 (Distribution Confirmation Deed),

of this Account Holder Letter are also validly completed, where applicable, executed by it and/or the Designated Recipient (as applicable) and received by the Information Agent by the Holding Period Expiry Date

App.2-106

3.	If the Account Holder does not wish to receive (and does not wish a Designated Recipient to receive) its Scheme Consideration, it must confirm “yes” in paragraph D below and ensure that:

•	Part 1 (Account Holder administrative details);

•	Part 2 (Account Holder holdings and confirmations); and

•	Part 9 (Trust Distribution Deed),

of this Account Holder Letter are also validly completed, where applicable, executed by it and received by the Information Agent by the Holding Period Expiry Date, in which case the Account Holder instructs and authorises the Holding Period Trustee to sell its Scheme Consideration on the open market and pay the net cash proceeds to the Account Holder.

Confirmations

The Account Holder hereby confirms to the Company, the Information Agent and the Holding Period Trustee:

A.	That, in relation to the Existing Offshore Loans identified in Part 2, Section 1 of this Account Holder Letter, it has authority to appoint the Designated Recipient specified in Part 6 (if any) and to give on its/their behalf the instructions given in Part 2, Section 3 of the Account Holder Letter.

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to appoint any Designated Recipient)

☐	N/A	(select N/A where no Designated Recipient is to be appointed)

B.	That the Account Holder gives the Company and the Information Agent and the Holding Period Trustee (if applicable) the authority to make the directions and instructions contemplated in this Account Holder Letter on behalf of the Company.

☐	Yes

☐	No	(if “No” is selected, the Account Holder will not be able to receive any Scheme Consideration)

Confirm “yes” in either paragraph C or Paragraph D:

C.	That the Account Holder wishes to receive (or, if applicable, wishes its Designated Recipient to receive) its Scheme Consideration.

☐	Yes

App.2-107

D.	That the Account Holder does not wish to receive (or does not wish for a Designated Recipient to receive) its Scheme Consideration, and instructs and authorises the Holding Period Trustee to sell such Scheme Consideration on the open market and pay the net cash proceeds to the Account Holder.

☐	Yes

An Account Holder who is unable to confirm “yes” or “no” or “N/A” in respect of paragraphs A and B and confirm “yes” in either paragraph C or paragraph D should contact the Information Agent (attention: Sunjeeve Patel / David Shilson, telephone: +44 (0)20 7704 0880, e-mail: kaisa@lucid-is.com ) for assistance.

App.2-108

PART 9

TRUST DISTRIBUTION DEED

This Part 9 will not be accepted if it is submitted on or before the Voting Instruction Deadline or after the Distribution Longstop Date.

To be completed and executed by:

1.	the Account Holder and Designated Recipient (if one is appointed) if the Account Holder wishes to receive, or wishes to appoint a Designated Recipient to receive, the cash proceeds from the sale of the Account Holder’s Scheme Consideration prior to the Distribution Longstop Date; and

2.	the Account Holder who under Part 8 of this Account Holder Letter indicates that it does not wish to receive (and does not wish a Designated Recipient to receive) its Scheme Consideration, and validly completes and provides the relevant parts of this Account Holder Letter.

App.2-109

TRUST DISTRIBUTION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex A on the date stated in Annex A,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed, unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	The Account Holder hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

(a)	it has received and reviewed the Schemes and Explanatory Statement;

(b)	it will not seek to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims;

(c)	subject to the scope of the releases granted in Clause 5 (Releases) of this Deed, it irrevocably, unconditionally and unequivocally relinquishes and releases all rights and Claims or Liabilities it may have (and whether past, present or future or actual or contingent) against a Scheme Creditor Releasing Party;

App.2-110

(d)	it acknowledges that the submission of this Deed constitutes its written consent to the Schemes and to being bound by the terms thereof and the other matters contained herein;

(e)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(f)	it authorises the execution of this Deed by it and the taking of all steps by it as are required to give effect to this Deed and its terms; and

(g)	it will not seek to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in Hong Kong and The British Virgin Islands or that the Existing HY Notes Indentures are governed by New York law and the Trust Deed is governed by English law.

3.	Grant of authority to Company to execute certain documents on behalf of the Account Holder

Subject only to the Restructuring Effective Date occurring, the Account Holder hereby irrevocably and unconditionally authorises the Company, and appoints the Company as its true and lawful attorney, to enter into, execute and deliver as a deed (or otherwise) (as applicable) such Restructuring Documents as are required to implement the Restructuring Proposal on behalf of the Account Holder and agrees to be bound by their terms.

4.	The Scheme Consideration and Settlement Instructions

4.1	The provisions in this Clause 4 are subject to each Scheme Claim being examined and accepted by the Scheme Supervisors in accordance with the terms of the Schemes.

4.2	Each of the Scheme Creditor, and the Designated Recipient (if appointed), confirms in relation to the claim the subject of the applicable Account Holder Letter, that it wishes to receive the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled.

4.3	Each of the Scheme Creditor, and the Designated Recipient (if appointed), irrevocably directs and instructs the Holding Period Trustee to transfer its entitlement to the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled (a) via the relevant Clearing System to be distributed by the Clearing System to that Scheme Creditor or Designated Recipient in accordance with the arrangements with that Clearing System, or (b) into the bank account nominated by the Scheme Creditor in Annex A hereto, as the Holding Period Trustee shall in its sole discretion determine.

App.2-111

5.	Releases

Cayman Islands law release

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all

(III)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

App.2-112

(IV)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(III)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(IV)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.3	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

App.2-113

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(III)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(IV)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(III)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(IV)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.

New York law release

App.2-114

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(III)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

App.2-115

(IV)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(III)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(IV)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.9	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

App.2-116

ANNEX A TO TRUST DISTRIBUTION DEED

DETAILS OF ACCOUNT HOLDER

Name of Account Holder:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Account Details:	Bank acct Name:

Bank acct no:

SWIFT:

App.2-117

IN WITNESS whereof this Deed has been executed as a deed and delivered on            by the parties hereto.

Individual Account Holders

EXECUTED and DELIVERED as a DEED by

Account Holder,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

Non Individual Account Holders

EXECUTED and DELIVERED as a DEED
for and on behalf of
Account Holder,
(print)	(sign)
acting by:	Name:
Title:

(sign)
Name:
Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by

Designated Recipients,

(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

App.2-118

Non Individual Designated Recipients

EXECUTED and DELIVERED as a DEED
for and on behalf of
Designated Recipient,
(print)	(sign)
acting by:	Name:
Title:

(sign)
Name:
Title:

App.2-119

HCMP 708 / 2016

IN THE HIGH COURT OF THE

HONG KONG SPECIAL ADMINISTRATIVE REGION

COURT OF FIRST INSTANCE

MISCELLANEOUS PROCEEDINGS NO. 708 OF 2016

IN THE MATTER OF

KAISA GROUP HOLDINGS LTD.

and

IN THE MATTER OF SECTIONS 670 TO 674 OF THE COMPANIES ORDINANCE (CAP. 622)

NOTICE OF CREDITORS’ SCHEME MEETING

Terms used in this Notice have the same meanings as in the explanatory statement (the “Explanatory Statement”) relating to the proposed scheme of arrangement under sections 670 to 674 of the Companies Ordinance (Cap. 622) of Hong Kong between Kaisa Group Holdings Ltd (the “Company”) and the Scheme Creditors (the “Hong Kong Scheme”).

NOTICE IS HEREBY GIVEN that, by an Order dated19 April 2016, the High Court of Hong Kong has directed that a meeting of Scheme Creditors (the “HK Scheme Meeting”) of the Company be convened for the purpose of considering and, if thought fit, approving with or without modification the Hong Kong Scheme.

The HK Scheme Meeting will be held at the offices of Ropes & Gray at 41st Floor (where Scheme Creditors shall attend in person or by proxy), One Exchange Square, 8 Connaught Place Central, Hong Kong, with a telephone dial-in facility and a connection via video-link to the Cayman Islands at the office of Harneys at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands, KY1-10002 on 20 May 2016and will commence at 9:30pm (Hong Kong time). All Scheme Creditors are requested to attend the HK Scheme Meeting at such place and time either in person, by a duly authorised representative (if a corporation), or by proxy.

Scheme Creditors may vote in person, by a duly authorised representative or by proxy to vote in their place. Scheme Creditors may appoint proxies to vote at the HK Scheme Meeting by filling out Part 3 of the relevant Account Holder Letter (the “Proxy Instructions”). Scheme Creditors may appoint proxies to vote at the HK Scheme Meeting by filling out Box 1 or Box 2 of the Proxy Instructions.

App.3-1

To avoid double counting, the Company understands that each of the Existing Notes Trustee and CB Trustee (together as “Trustees”) will not exercise any voting rights at the HK Scheme Meeting in respect of the Existing HY Notes or Convertible Bonds unless instructed to do so in accordance with the Existing Indentures or CB Trust Deed, as applicable.

Each Scheme Creditor or its proxy will be required to register its attendance at the HK Scheme Meeting prior to the commencement of the HK Scheme Meeting. Registration in respect of the HK Scheme meeting will commence no later than one hour before the scheduled start time of 9:30pm (Hong Kong time) on the date of the HK Scheme Meeting and each Scheme Creditor and proxy must be registered prior to the commencement of the meeting.

Each Scheme Creditor that is not a proxy must bring to the HK Scheme Meeting a copy of the relevant Account Holder Letter, evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (being a valid original passport or other original government-issued photographic identification). Each proxy must bring to the HK Scheme Meeting a copy of the relevant Account Holder Letter of the Scheme Creditor including the Proxy Instructions authorizing him or her to act as proxy on behalf of the Scheme Creditor and evidence of personal identity (being a valid original passport or other original government-issued photographic identification).

In order to vote on the Hong Kong Scheme and attend the HK Scheme Meeting (in person, by duly authorised representative, if a corporation, or by proxy), a Scheme Creditor must ensure that the relevant Account Holder Letter is completed and lodged with the Information Agent (marked for the attention of Sunjeeve Patel / David Shilson) in accordance with the instructions set out in the relevant Account Holder Letter and Instruction Packet and a Scheme Creditor must ensure that a Proxy Instruction is completed and lodged with the Information Agent in accordance with the instructions set out in the relevant Account Holder Letter and Instruction Packet by no later than18 May 2016 at 10:00pm (Hong Kong time).

Copies of the Hong Kong Scheme, the Explanatory Statement and the Instruction Packet (this will include the Account Holder Letters) are available to download from the Scheme Website (www.lucid-is.com/kaisa) subject to entering a valid password. Passwords may be obtained by contacting the Information Agent (Attention: Sunjeeve Patel / David Shilson at kaisa@lucid-is.com).

By the same Order, the Court appointed Mr Brandon Gale of Houlihan or failing him, such other person as approved by the Court to act as Chairperson of the said meeting and directed the Chairperson to report the results of the HK Scheme Meeting to the Court.

The Hong Kong Scheme will be subject to the subsequent approval of the Court.

For further information please contact:

(1)	the Information Agent on +44 20 7704 0880 or by email to Kaisa@lucid-is.com; or

(2)	the Chairperson on +852 3551 2300 or by email to projectkite@hl.com.

App.3-2

Dated: [*]

[*] Director for and on behalf of Kaisa Group Holdings Ltd

App.3-3

CONSOLIDATED STATEMENT OF PROFIT OR LOSS FOR THE NINE MONTHS

ENDED 30 SEPTEMBER 2015 AND THE YEAR ENDED 31 DECEMBER 2014

	Nine months ended	Year ended
	30 September	31 December
	2015	2014
	RMB’000	RMB’000
Revenue	3,984,263	17,452,047
Cost of sales	(4,003,072)	(16,816,264)

Gross (loss)/profit	(18,809)	635,783
Other losses, net	(123,079)	(416,271)
Selling and marketing expenses	(371,234)	(789,173)
Administrative expenses	(502,992)	(1,042,755)
Change in fair value of investment properties	—	534,586
Change in fair value of financial derivatives	(76,326)	(85,698)

Operating loss	(1,092,440)	(1,163,528)
Finance income	6,805	24,215
Finance costs	(124,928)	(1,388,868)

Finance costs, net	(118,123)	(1,364,653)

Share of results from an associate	(2,152)	(50,205)

Loss before income tax	(1,212,715)	(2,578,386)
Income tax expenses	(364,204)	(1,512,507)
Loss for the period/year	(1,576,919)	(4,090,893)

Loss for the period/year attributable to:
Owners of the Company	(1,548,982)	(4,094,760)
Non-controlling interests	(27,937)	3,867

	(1,576,919)	(4,090,893)

App.4-1

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 30 SEPTEMBER

2015 AND 31 DECEMBER 2014

	30 September	31 December
	2015	2014
	RMB’000	RMB’000
ASSETS
Non-current assets
Property and equipment	938,750	1,009,144
Investment properties	10,933,700	10,933,700
Land use rights	228,589	234,255
Investment in associates	726,738	728,890
Long-term bank deposits	9,257	64,695
Deferred income tax assets	183,369	194,370

	13,020,403	13,165,054

Current assets
Properties under development	70,280,320	65,736,165
Completed properties held for sale	11,244,173	12,633,127
Available-for-sale financial assets	—	52,533
Debtors, deposits and other receivables	5,065,290	5,246,844
Deposits for land acquisition	5,376,046	4,196,344
Prepayments for proposed development projects	10,175,390	9,397,444
Prepaid taxes	342,748	253,166
Financial derivatives	627	4,991
Restricted cash	875,402	1,078,291
Short term bank deposits	50,136	189,860
Cash and cash equivalents	593,327	2,884,610

	104,003,459	101,673,375

Total assets	117,023,862	114,838,429

EQUITY
Equity attributable to equity holders of the Company
Share capital	450,450	450,450
Share premium	4,253,704	4,253,704
Reserves	5,360,861	6,909,845

	10,065,015	11,613,999

Non-controlling interests	(141,858)	(110,924)

Total equity	9,923,157	11,503,075

App.4-2

	30 September 2015	31 December 2014
	RMB’000	RMB’000
LIABILITIES
Non-current liabilities
Borrowings	8,835,123	2,386,117
Amounts due to non-controlling interests of a subsidiary	—	—
Deferred income tax liabilities	1,437,292	1,437,292

	10,272,415	3,823,409

Current liabilities
Advance proceeds received from customers	16,343,456	15,869,210
Accrued construction costs	9,764,204	12,902,192
Income tax payable	3,619,126	3,443,186
Loan from a related party	2,877,000	1,500,000
Borrowings	54,354,897	61,118,792
Financial derivatives	34,735	34,735
Other payables and deposits	9,162,496	4,258,396
Amounts due to non-controlling interests of subsidiaries	672,376	271,665

	96,828,290	99,511,945

Total liabilities	107,100,705	103,335,354

Total equity and liabilities	117,023,862	114,838,429

Net current assets	7,175,169	2,161,430

Total assets less current liabilities	20,195,572	15,326,484

App.4-3

Kaisa Group Holdings Limited	21 March 2016
Room 3306, Kerry Center
Ren Min Nan Road
Shenzhen
Peoples Republic of China

Dear Sirs

Project Kite

This report (‘the Report’) is provided to Kaisa Group Holdings Limited (‘the Company’), pursuant to a client relationship as recorded in an engagement letter dated 11 December 2015, the variation one to the engagement letter dated 28 January 2016, and the variation two to the engagement letter dated 21 March 2016 incorporating AlixPartners’ General Terms and Conditions of business (together as the same may be amended, novated, supplemented, extended or restated, the ‘Engagement Letters’).

This Report is confidential, is solely for the use of the Company, and remains subject to the scope and exclusions as agreed with the Company as set out in the Engagement Letters.

Whilst other parties will have sight of this Report via its inclusion within documents to be provided to various of the Company’s scheme creditors as part of the proposed scheme of arrangement, we stress that we cannot accept any responsibility whatsoever in respect of reliance these parties may place on our Report in any decision that they make in relation to the Company.

AlixPartners Services UK LLP is acting as an adviser to the Company. AlixPartners’ sole duty of care is to the Company. AlixPartners is not responsible to and does not owe any duty to any other person, and is not responsible for providing advice to and is not purporting to advise any other person in connection with such matters.

Neither the information nor any part of this Report may be disclosed to, or relied upon by any other parties, or used for any other purpose, without our prior written consent.

Your attention is drawn to paragraph 5 of this Report, which sets out limitations in the scope performed, as well as the letter of representation dated 11 February 2016, which we required to be signed and returned to us ahead of our work being included within any documentation relating to the proposed scheme of arrangement.

This Report is issued on the understanding that the Company has drawn our attention to all matters, financial or otherwise, of which the Company is aware which may have an impact on the advice provided in this Report.

A draft of our Report was provided to the Company and its legal advisers, Tanner de Witt (‘TdW’) on 21 December 2015 and was subsequently discussed with the Company and TdW who provided their written comments on the Report. We have reviewed these comments and incorporated the Company’s and TdW’s comments where appropriate. The Company has confirmed the accuracy of factual matters contained in our Report in all material respects in writing on behalf of the Board via the letter of representation dated 11 February 2016.

Yours faithfully

AlixPartners Services UK LLP

AlixPartners Services UK LLP | 10 Fleet Place, London EC4M 7RB | + 44 20 7332 5000 | + 44 20 7332 5001 fax | www.alixpartners.com

Registered England Number OC397453

Registered Office | 20 North Audley Street | London W1K 6WE

App.5-1

INTRODUCTION

Overview

1.	AlixPartners Services UK LLP (‘AlixPartners’) has been instructed by the Company to include commentary on the following scope areas within this Report:

•	“Review the Company and its subsidiaries’ (‘the Group’) draft management accounts for the financial year ended 31 December 2014 (‘FY14’) and the management accounts for the nine month period ended 30 September 2015 (‘FY15YTD’). Prepare a high level summary of recent trading performance of the Group (based upon the information made available to us and the representations of the Company).”

•	“Discuss with the Group and the auditors of the Group, PricewaterhouseCoopers Hong Kong (‘PwC’) (to the extent achievable), the reasons for the inability to provide an unqualified audit opinion for FY14, as well as reviewing any correspondence between PwC and the Group.”We refer the reader to paragraph 5 (ix) for further details in this regard.

•	“Undertake a high level analytical review of the Group’s base case cash flow forecast (‘CFF’) for the period ending 31 December 2020, highlighting the key risks, sensitivities and upsides to the forecast.

2.	AlixPartners’ sole duty of care is to the Company. AlixPartners is not responsible to and does not owe any duty of care to any other person, and is not responsible for providing advice to, and is not purporting to advise any other person, in connection with such matters.

3.	The scope of AlixPartners’ work in preparing this Report is based on the Company’s instructions and according to the identified limitations of scope (see paragraph 5 below). By accepting and referring to the Report, the offshore creditors and any other party who gains access to the Report (‘AlixPartners Report Recipients’) will be taken to have represented, warranted and undertaken that they have read and agree with the contents of the subsection entitled ‘Disclaimer’ below.

4.	This Report is split into two parts, namely:

i.	Part 1 – “Financial Information Review” in respect of the draft management accounts for FY14 and FY15YTD, together with comments in respect of the FY14 audit.

ii.	Part 2 – “Cash Flow Forecast Review” in respect of a cash flow forecast (‘CFF’) prepared by Houlihan Lokey (‘Houlihan’) with input from the Group.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-2

Limitation of Scope

5.	In respect of each Part of this Report, AlixPartners draws your attention to the following:

i.	Our fieldwork was completed on 21 December 2015 and has been further supplemented by:

a.	feedback received from the Group, TdW and Houlihan up to and including the week commencing 14 March 2016; and

b.	receipt of the updated DTZ summary valuation schedules on 26 January 2016 and report on 2 February 2016.

ii.	We have relied on management information and explanations from the Group. No verification to source documents has been undertaken. As such, the scope of our work does not in any way constitute an audit in accordance with applicable International Accounting Standards and we provide no opinion on the accuracy of the financial information presented in this Report.

iii.	The Company has provided us with a signed letter of representation which confirms, amongst other matters, the factual accuracy of the information set out in Parts 1 and 2 of this Report and the absence of material events since the date our work was completed, which may substantially alter the output of our work.

iv.	The Company acknowledges that the extent of the work performed by AlixPartners is greater than that provided within this Report. The Company has requested that the extent of the disclosure in this Report be limited to a high level disclosure to ensure that this Report is in line with the Company’s past financial report disclosure practices and is generally in line with the Company’s auditing practices, such that in the event this Report is publicly disclosed in compliance with the applicable laws and regulations, the Company will not be obligated or expected to provide such information in its future financial reports or other public disclosures.

v.	Our work excludes assessment of the historical consolidated cash generation of the Group during FY14 and FY15YTD.

vi.	Our work excludes assessment of the performance of the Group in comparison to the latest available budget information. vii. The Group does not routinely produce monthly management account information on a consolidated basis. Nevertheless, it does produce monthly management accounts for each of the Group’s operating subsidiaries. Consolidated management accounting information is produced on a half yearly and yearly basis. As such, the preparation of consolidated financial information for the nine months ended 30 September 2015 represents a non-routine process for the Group’s finance department.

viii.	The Group engages external valuers to undertake property valuations only for the interim and full year accounts to recognise current market conditions. This valuation has not been conducted as at FY15YTD and as a result is not reflected in the FY15YTD financials presented.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-3

ix.	The audit of the FY14 financial statements has yet to be finalised. The FY14 profit and loss account and balance sheet information provided to us and presented in this Report incorporates adjustments proposed by the Group, and which the Group has informed us have been prepared to the directors’ best belief and knowledge in accordance with applicable accounting standards. PwC did not make themselves available to discuss the proposed FY14 adjustments. The Independent Committee engaged FTI Consulting (Hong Kong) Limited (‘FTI’) to investigate the matters raised by PwC). We understand FTI have been undertaking fieldwork since 26 November 2015 and were formally engaged on 29 December 2015. Accordingly, the work of FTI has yet to be finalised or made available to us. As a result of the matters set out above, we have been unable to provide commentary within this Report on the latest position in respect of completion of the FY14 audit and finalisation of the Group’s statutory accounts.

x.	Our work excludes assessment of the existence of any off-balance sheet items and contingent liabilities, including any material litigation and claims against the Group.

xi.	We have only had limited time to consider DTZ’s revised valuation report and supporting schedules and as such our work excludes a detailed assessment of their property valuation.

xii.	We have not conducted any visits to the Group’s places of business, save for the offices in Shenzhen and Hong Kong. For the avoidance of doubt, no site visits have been undertaken in respect of the Group’s property development activities.

xiii.	In accordance with our scope of work, we have not requested information in respect of the foreign exchange strategy of the Group, nor the gains and losses generated during the period of review.

xiv.	We have presented the financial performance and position of the Group in Chinese Yuan Renminbi (‘RMB’) throughout this Report.

xv.	In accordance with our scope of work, this Report excludes any review of the financial control environment and accounting systems of the Group. Consequently, we are unable to comment on the effectiveness of the financial control procedures and systems in place within the Group, from which the financial information presented to us has been derived.

xvi.	The CFF has been prepared on a standalone basis by Houlihan and the Group. AlixPartners has had no input into its construction or the key assumptions contained therein.

xvii.	As set out in our Engagement Letter dated 11 December 2015 and the variation one and two letters to the Engagement Letter dated 28 January and 21 March 2016 respectively, the Company is responsible for the preparation of the CFF and for the reasonableness of the underlying assumptions. Where we have made adjustments to the forecasts, these relate solely to contingencies or amendments that we consider appropriate. The adjustments should not be taken to imply that the resulting adjusted CFF is our own. Given that the assumptions relate to the future and may be affected by unforeseen events, we can express no opinion as to how closely the actual outcome will correspond to the CFF.

xviii.	We understand the opening onshore and offshore debt position assumed in the CFF has been based upon the latest debt position as set out in the Group’s proposed adjustments (see Part 2 of this Report), and also the limitation of scope noted above in respect of the work of PwC and FTI and the uncertainty in respect of the FY14 audit sign off.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-4

xix.	Our work has largely focused on the forecast operating cash generation of the Group. Whilst we have conducted a high level review of the forecast funding structure and repayment scenarios to onshore and offshore lenders, we have not undertaken any verification of this data to external loan documentation (particularly the guarantee and security arrangements), the latest Restructuring Support Agreement as at the date of this Report (‘RSA’) or current term sheets, relying instead upon the work undertaken by Houlihan in this regard.

xx.	The financial information in this Report has been rounded to the nearest million, unless otherwise stated, hence there may be minor differences compared to the original information presented to us by the Group, or where the same information is presented in different parts of this Report.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-5

DISCLAIMER

•	The Report has been prepared by AlixPartners solely for the benefit of the Company, and is disclosed in this Report strictly on a non-reliance basis, for information only. No reliance may be placed for any purpose whatsoever on the Report and any reliance offshore creditors and/or AlixPartners Report Recipients choose to place on such information is a matter for their judgement exclusively and at their own risk. To the fullest extent permitted by law, no liability or responsibility whatsoever is accepted by AlixPartners for any loss howsoever arising from any use of or reliance on the Report contained in this Report or in connection therewith.

•	The Report is based on information and explanations provided by the Group which have not been subject to independent verification, audit or checking. Accordingly, AlixPartners assumes no liability whatsoever and makes no representations or warranties, express or implied, in relation to the contents of the Explanatory Statement, including its accuracy, completeness or verification or for any other statement made or purported to be made by or on behalf of the Company or AlixPartners. Additionally, AlixPartners identified a number of limitations to its Report. A full list of these limitations is summarised in paragraph 5.

•	This Report contains certain statements, estimates, statistics and projections that are, or may be, forward-looking. The accuracy and completeness of all such statements, including, without limitation, statements regarding the Group’s future financial position, strategy, plans and objectives for the management of future operations, is not warranted or guaranteed. Nothing contained in the Report or the Explanatory Statement is, or shall be, relied on as a promise or representation whether as to the past or the future, in connection with the Company or the Schemes.

•	The FY14 audit has not been completed, nor will it be in the immediate future. As such, the Report includes a review of the current and forecast financial position of the Group in Parts 1 and 2. For the avoidance of any doubt, the work AlixPartners has been engaged to carry out does not constitute an audit of the Group’s financial position and AlixPartners is not in a position to provide an opinion as to the veracity of information received, nor should any opinions of AlixPartners be regarded as a substitute for an audit opinion which can only be provided by the Group’s auditors.

•	The Report does not constitute or form part of, and should not be construed as, an offer to sell or issue, or the solicitation of an offer to purchase, subscribe to or acquire, securities of the Company, or an inducement to enter into investment activity in the United States or in any other jurisdiction in which such an offer, solicitation, inducement or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of such jurisdiction. No part of the Report nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The Report does not constitute a recommendation regarding any decision to sell or purchase securities in the Company.

•	Any person who is in any doubt about the subject matter of the Report should consult a duly qualified person. Nothing in the Report should be relied upon in connection with the purchase of any shares, debt participations or other assets.

•	The statements made in the Report are current as at 21 December 2015 and delivery of the Explanatory Statement should not give rise to any implication that there has not been any change in the information set out in the Explanatory Statement.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-6

PART 1 – FINANCIAL INFORMATION REVIEW

Historical trading performance

6.	The table below summarises the trading performance of the Group during FY14 and FY15YTD:

RMB000	FY14 (unaudited)	FY15YTD (unaudited)
Revenue	17,452,047	3,984,263
Cost of sales	(16,816,264)	(4,003,072)

Gross profit/(loss)	635,783	(18,809)
Other gains/(losses), net	(416,271)	(123,079)
Selling and marketing expenses	(789,173)	(371,234)
Administrative expenses	(1,042,755)	(502,992)
Change in fair value of investment properties	534,586	—
Change in fair value of financial derivatives	(85,698)	(76,326)

Operating profit/(loss)	(1,163,528)	(1,092,440)
Finance income	24,215	6,805
Finance costs	(1,388,868)	(124,928)
Share of results from associate	(50,205)	(2,152)

Profit/(loss) before income tax	(2,578,386)	(1,212,715)
Income tax expenses	(1,512,507)	(364,204)

Profit/(loss) for the year/period	(4,090,893)	(1,576,919)

Profit/(loss) attributable to Equity holders of the Company	(4,094,760)	(1,548,982)
Non-controlling interests	3,867	(27,937)

Total profit/(loss) for the year/period	(4,090,893)	(1,576,919)

Gross profit/(loss) margin (%)	3.6%	(0.5)%
Operating profit/(loss) (%)	(6.7)%	(27.4)%

7.	As highlighted above, the Group has achieved negligible gross profit margins during FY14 and FY15YTD. The key factors impacting the performance of the Group during this period include the following:

•	Sales blockages and freezing orders – the imposition of the sales blockages by the PRC authorities in Shenzhen (as set out in the Group’s 21 December 2014 Announcement) and of the freezing orders by various PRC courts in connection with various lawsuits initiated by the Group’s onshore lenders (in Shenzhen and elsewhere in the PRC, see Announcements on 4 April and 10 November 2015, respectively) has resulted in a number of commercial banks suspending the issuance of personal mortgage loans to purchasers of substantially all of the Group’s properties (thereby impacting the Group’s ability to sell units).

We understand that most of the blockages and freezing orders have as of the date of this Report been lifted/released, though we note a further four projects are subject to blockage/seizure in Shenzhen, in respect of which the Group continues to negotiate with creditors with the aim of resuming sales activity as soon as possible. The historical trading performance of the Group has been materially impacted by the inability to develop and realise the Group’s property asset portfolio. The Group has confirmed that the number of frozen/blocked projects has reduced to 24 as at 1 March 2016 (see paragraph 9 below).

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-7

•	Market conditions – the Group has experienced difficult market conditions during FY14 and FY15YTD, particularly in respect of projects undertaken in Tier 3 PRC cities, resulting in lower demand for units and a reduction in average selling price (‘ASP’) and gross profit margins. We understand the Group’s future activity will be focused on Tier 1 and 2 PRC cities (see CFF review later in this Report).

•	Liquidity issues – linked to the above, the Group has sought to generate cash to offset the severe liquidity issues that have arisen over the course of 2015. This has resulted in the disposal of certain property assets in Tier 1, 2 and 3 cities at prices below those typically expected to be achieved under normal market conditions. This has impacted ASP and gross margins.

•	Resignation of Directors and officers – following the imposition of the sales blockages and freezing orders, the Group suffered a significant number of resignations by key management and personnel (including almost all the finance team and the former CFO), which impacted its ability to operate effectively during the trading period reviewed in this Report.

Latest sales blockages and/or freezing orders

8.	The table below summarises the position as at 30 September 2015 in respect of sales blockages and freezing orders:

		No. of projects that are blocked
	No. of blocked/frozen	(out of the total blocked and/or
City	projects	frozen projects)
Shenzhen	12	5
Guangzhou	3	—
Shanghai	2	—

Total tier 1	17	5
Wuhan	2	1
Changsha	1	—
Chengdu	1	—
Suzhou	2	—
Hangzhou	3	1
Dalian	1	1
Qingdao	1	—
Shenyang	1	—

Total tier 2	12	3
Zhuhai	1	—
Foshan	1	—
Huizhou	3	—
Jiangyin	1	—

Total tier 3	6	—

Total sales blockages	35	8

9.	As highlighted in the table above, the Group continued to suffer from a number of sales blockages and freezing orders, although, as discussed in paragraph 7, we understand that some of these have been released post 30 September 2015 (see narrative on performance by City below), such that only 24 remain at 1 March 2016.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-8

Trading performance by activity

10.	The table below sets out the trading performance of the Group split between property sales activities and miscellaneous other activities:

RMB000	FY14 (unaudited)			FY15YTD (unaudited)
	Revenue	Cost of sales	Gross profit/(loss)	Revenue	Cost of sales	Gross profit/(loss)
Property sales	16,856,175	(16,455,958)	400,217	3,499,322	(3,750,404)	(251,082)
Miscellaneous other activities	595,872	(360,306)	235,566	484,941	(252,668)	232,273

Total	17,452,047	(16,816,264)	635,783	3,984,263	(4,003,072)	(18,809)

Gross profit/(loss) margin (%)
Property sales			2.4%			(7.2)%
Miscellaneous other activities			39.5%			47.9%

11.	As highlighted, property sales activity has suffered from negligible gross margins throughout the period. This is attributable to the Group-wide factors shown above. The key trends by city Tier are considered in further detail below.

12.	The profit derived from miscellaneous other activities includes (but is not limited to) rental income from various commercial buildings (FY15YTD revenue: RMB167 million, estimated gross margin 79%) and property management services (FY15YTD revenue: RMB173 million, estimated gross margin 33%).

13.	The improvement in gross margin from miscellaneous activities in FY15YTD largely relates to an improvement in property management services gross margin (from 10% to 33%), reflecting a change in the sales mix towards the provision of certain higher value added services to tenants across a range of cities.

Property sales activity

14.	In addition to the Group-wide regulatory, market and liquidity pressures impacting performance noted earlier, the following key trends have arisen in respect of revenue and gross profitability:

Tier 1: There has been a significant decline in the profitability of Tier 1 city projects in FY15YTD (Shenzhen, Shanghai and Guangzhou), though revenue is significantly ahead of FY14 levels. This reflects the absence of new sales within Tier 1 cities, as well as the impact of low margin decoration revenue generated in respect of Shenzhen properties where sales have already been completed. This work is not impacted by the sales blockages and/or freezing orders, though it does distort the underlying Tier 1 revenue and gross margin trends.

Tier 2: There has been negligible revenue and gross profit generated in FY15YTD in comparison to FY14, reflecting the construction status of the Group’s existing projects, with significant Property Under Development (‘PUD’) and Property Held for Sale (‘PHS’) balances that are assumed to be completed/sold after September 2015 (these projects are considered further as part of our review of the Group’s cash flow forecast, see Part 2 of this Report, and also below). The gross profit margin achieved in FY14 largely reflects the successful sale of all projects in Dongguan during the year with virtually no projects undertaken in FY15YTD.

Tier 3: The Group has reduced Tier 3 city activity significantly in FY15YTD. We understand both FY14 and FY15YTD performance were impacted by the adverse market conditions evidenced in Tier 3 cities.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-9

Ping Hu (Shenzhen) and Tong He (Guangzhou) projects: We understand that both of these projects involved the sale of subsidiary companies to third parties. The Group has informed us that it is typical in situations such as this for the Group to recognise the net asset value of the subsidiary as cost of sales (rather than the value of PHS held on the balance sheet). We note the Ping Hu disposal (a hotel project in Shenzhen) generated a gross profit of approximately RMB670 million, which represents a margin of 123% and is attributable to the negative net asset position of the Ping Hu subsidiary and the commercially favourable disposal proceeds agreed by the Group for this asset.

Interest adjustment: The Group’s FY14 gross profit performance includes the reallocation of interest to cost of sales. This is attributed to interest in respect of loans attached to properties sold during the year that has been allocated to the cost of those properties. No corresponding adjustment has been included in FY15YTD in this regard, suggesting a potential change in cost of sales in this period may occur in the future.

Asset impairment provision: The FY14 gross profit is net of an asset impairment provision based upon valuation work undertaken by Savills. The FY15YTD adjustment has been prepared by the Group. We understand a similar methodology has been adopted in this calculation to that used by Savills.

City summary

15.	The following sets out key trends by city in which the Group operates:

Tier 1 – Shenzhen

16.	Shenzhen revenue in FY15YTD includes low margin decorating work. Consequently, this results in Shenzhen generating similar revenue in FY15YTD compared to FY14 (despite the sales blockages/freezing orders and the shorter period of account). In reality, this revenue relates to transactions completed in FY14 for which the Group was contractually obliged to complete additional work post-sale. The Group’s performance in Shenzhen is also impacted by the absence of new projects due to the blockage/freezing of Group assets, which would have served to partially offset the adverse gross margin impact of decoration work.

17.	We understand there has been an increase in FY15YTD ASP, which largely reflects the mix of projects, with only one active project (ignoring decoration revenue) in this period, in comparison to eight projects in FY14.

Tier 1 – Shanghai and Guangzhou

18.	We understand there has been limited activity in the period of review in respect of these cities, reflecting the number of blocked/frozen projects (five across both cities) and the specific construction progress of the various non-blocked/frozen projects. Approximately 22% of the total Group PUD balance at 30 September 2015 relates to these two cities.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-10

19.	Shanghai is carrying a PUD balance of approximately RMB5.9 billion at 30 September 2015. This largely relates to two projects, neither of which have generated revenue in FY14 or FY15YTD:

•	Shanghai Kaisa Financial Centre: we understand this project has been halted temporarily due to the Group’s recent liquidity issues.

•	Shanghai Xiangyi Garden, Phase 1: this project was unfrozen in July 2015 and we understand the Group has, subsequent to the period under review, sold a number of units.

20.	The Guangzhou projects carry approximately RMB9.9 billion of PUD at 30 September 2015.

Tier 2 cities

21.	The Group generated significant gross profit from Tier 2 cities during FY14, but negligible gross profit in FY15YTD. We understand this reflects the general timing of the construction, and consequently sales, activity for various projects within these cities (which was weighted towards FY14 rather than FY15YTD), as well as 12 projects blocked/frozen during the period of review (two relate to Chengdu and Changsha, the remainder are across six other cities).

22.	The majority of the FY14 gross profit is generated from Dongguan and Chengdu.

23.	The Group is carrying significant PUD balances in respect of Tier 2 cities.

Tier 3 cities

24.	The Group’s recent financial performance is characterised by a significant reduction in activity within Tier 3 cities.

25.	The negative gross margin generated by a range of Tier 3 cities (Foshan, Changzhou, Panjin, Yingkou, Zhuhai, and Benxi) in FY14 largely reflects the adverse market conditions, as well as the wider Group liquidity issues, which resulted in the disposal by the Group of properties at discounted prices to enhance liquidity. The performance of these cities offset the positive gross margins in Nanchong, Huizhou, Suizhong and Jiangyin.

26.	Despite the decline in Tier 3 activity in FY15YTD, the Group still carries significant PHS and PUD balances at 30 September 2015 (representing approximately 40% and 22% of the total Group balances).

Trading performance by property type

27.	The key points to note in respect of trading performance by property type are as follows:

•	residential properties constitute the vast majority of revenue in both periods of review, generating a gross loss in FY15YTD (but improved ASP due to a change in mix towards Tier 1 cities); and

•	local market conditions remain the key driver of performance, regardless of the type of property being developed and sold. For example, car parking projects can vary significantly, dependent on the number of competing service providers in the local area, and the ensuing rental prices in comparison to buying a space within a Group development.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-11

Fair value of investment properties

28.	The FY14 operating profits of the Group were favourably impacted by an increase in the carrying value of investment properties of RMB535 million (based upon a third party valuation carried out at each year end by Savills, see table in paragraph 6). No such third party valuation was conducted as at 30 September 2015.

Finance costs

29.	The finance costs incurred in FY14 total RMB1.4 billion. We understand approximately RMB805 million of the total finance cost relates to non-project matters.

30.	The FY15YTD finance costs relate to interest associated with non-project related debt (see table in paragraph 6). We understand the Group has capitalised unpaid interest payments to its onshore creditors, where those payments relate to specific properties under development. The Group has informed us this accounting treatment is in accordance with Hong Kong financial reporting standards. Due to the current status of the proposed adjustments, there remains the possibility that the reported finance costs for FY15YTD may change as the methodology for the treatment of costs in the management accounts differs to the FY14 treatment, as set out in the proposed adjustments.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-12

Latest balance sheet position

31.	The table below summarises the Group’s balance sheet position at 31 December 2014 and 30 September 2015:

	31 Dec 2014	30 Sep 2015
RMB000	(unaudited)	(unaudited)
Non current assets
Investment properties	10,933,700	10,933,700
Other assets	2,231,354	2,086,703

Total	13,165,054	13,020,403
Current assets
Properties under development (PUD)	65,736,165	70,280,320
Completed properties held for sale (PHS)	12,633,127	11,244,173
Debtors, deposits and other receivables	5,246,844	5,065,290
Land deposits	4,196,344	5,376,046
Prepayments for proposed development projects	9,397,444	10,175,390
Short-term bank deposits	189,860	50,136
Restricted cash	1,078,291	875,402
Cash and cash equivalents	2,884,610	593,327
Other	310,690	343,375

Total	101,673,375	104,003,458

Total assets	114,838,429	117,023,862

Equity
Share capital	450,450	450,450
Share premium	4,253,704	4,253,704
Reserves	6,909,845	5,360,861
Non controlling interests	(110,924)	(141,858)

Total	11,503,075	9,923,157
Non current liabilities
Borrowings	2,386,117	8,835,123
Deferred tax liabilities	1,437,292	1,437,292

Total	3,823,409	10,272,415
Current liabilities
Customer deposits	15,869,210	16,343,455
Borrowings	61,118,792	54,354,897
Financial derivatives	34,735	34,735
Accrued construction costs	12,902,192	9,764,204
Income tax payable	3,443,186	3,619,126
Loan from a related party	1,500,000	2,877,000
Loan from a non-controlling interest	113,769	—
Amounts due to non-controlling interests of subsidiaries	271,665	672,376
Other payables	4,258,396	9,162,496

Total	99,511,945	96,828,289

Total liabilities	103,335,354	107,100,705

Total equity and liabilities	114,838,429	117,023,862

32.	We have been informed by the Group that the balance sheet presented above incorporates the adjustments it intends, as at the date of this Report, to include in the audited financial statements for FY14 when they are completed (and adjustments have been made on a consistent basis with respect to the balance sheet as at 30 September 2015), including the latest debt position. It is important to note the adjustments have yet to be finalised and that as such there remains the possibility of future change in the financial position of the Group as presented above.

33.	The remainder of this part of our Report provides commentary in respect of key balance sheet items. We note that we have not been provided with aged analysis of certain working capital balances, most notably accrued construction costs.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-13

PUD and PHS

34.	The PUD balance included in the table at paragraph 31 relates to the Group’s work in progress in respect of property construction. Partially completed developments are carried at cost on the balance sheet, with recognition in the profit and loss account upon the transfer of completed units to property owners.

35.	The PHS balance relates to completed units that the Group has yet to transfer to property owners. Again, these are carried at cost on the balance sheet and recognised in the profit and loss account upon the transfer of completed units to property owners.

36.	The Group engages external valuers to undertake valuations of PUD and PHS assets only for the interim and full year accounts to recognise current market conditions. That said, DTZ has undertaken an exercise to determine the estimated realizable values of PUD and PHS (and other property based assets on the balance sheet) at 30 September 2015. The difference between the realizable value and the Group’s cost carrying value is considered in paragraphs 55 to 58 below.

37.	As noted earlier, the majority of the latest PUD and PHS balances relate to Tier 1 and 2 city projects, in accordance with the Group’s stated strategic aim. Despite this, there remains a significant balance relating to Tier 3 cities (PUD: 22% of total, PHS: 40%) which have suffered from a reduction in market demand during the period of review. This significant balance increases the risk of a reduction in future profitability.

38.	We understand that the Group typically accrues interest charges relating to finance costs associated with property developments. We understand that the FY14 accrued interest has been capitalised and allocated to the specific property assets by city tier following the proposed adjustments. The Group is awaiting completion of the FY14 audit before reflecting this adjustment at 30 September 2015.

39.	The PUD and PHS balances presented in the table at paragraph 31 are shown net of an asset impairment provision. The provision as at 30 September 2015 represents the Group’s estimate of the realizable value of these assets based upon the latest trading information (the December 2014 provision is based on Savills’ valuation work).

40.	The increase in PUD between December 2014 and September 2015 reflects the sales blockages and freezing orders, which has delayed the transfer of the PUD balance to PHS for sale.

Other current asset categories

41.	The following is noted in respect of other current asset categories:

Debtors, deposits and other receivables

42.	This balance largely represents a range of other project related receivables and prepaid taxes.

Land deposits

43.	This balance relates to acquired land where the Group await provision of the relevant land use license and construction permits. The balance is broadly calculated based upon the amount paid for the land.

44.	The increase in the land deposits balance between 31 December 2014 and 30 September 2015 reflects an increase in the value of land held in respect of a joint venture with Funde Sino Life in Shenzhen of approximately RMB1.38 billion.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-14

Prepayments for proposed development projects

45.	This balance relates largely to advance payments in respect of projects in Shenzhen. Of the total balance of RMB10.2 billion at 30 September 2015, approximately RMB7.2 billion relates to existing or proposed Urban Redevelopment Projects (‘URP’), whereby the Group has acquired land from the inhabitants with the aim of redeveloping older neighborhoods.

46.	These projects typically have longer lead times than other residential property developments due to the need to negotiate with existing inhabitants regarding relocation and the more extensive license requirements. However, they are potentially more profitable than the Group’s traditional developments as the land is typically acquired at competitive rates and appreciates over time. We understand the prepayments relate to co-operation, relocation costs, etc, that are necessary to secure the land and the projects generally.

Restricted cash

47.	The Group is unable to distribute restricted cash.

Current liabilities

48.	The following is noted in respect of the major current liabilities of the Group:

Customer deposits

49.	Customer deposits are paid at the pre-sale stage of development, though the exact timing varies on a city by city basis.

50.	The composition of this balance is broadly consistent with the PUD and PHS asset categories.

Borrowings

51.	The total debt balance includes onshore and offshore borrowings and totals approximately RMB65 billion as at 31 December 2014. This comprises non-current borrowings (RMB61 billion), current borrowings (RMB2 billion) and related party loans (RMB2 billion) on the Group’s balance sheet (see paragraph 31). The offshore borrowings are made up of the Existing High Yield Notes, the Convertible Bonds, and the existing offshore loans.

Related party loans

52.	This balance relates to loans provided by Funde Sino Life.

Accrued construction costs

53.	The Group does not produce account aging analyses that would demonstrate the extent, if any, of overdue construction liabilities. The balance contains a greater proportion of Tier 3 liabilities than other balance sheet categories. We understand this reflects greater progress in unblocking and unfreezing projects in Tier 1 and Tier 2 cities and the prioritisation of Tier 1 and 2 suppliers at the expense of Tier 3.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-15

Other payables

54.	The increase in the other payables balance over the period is attributed to the accrued interest due to offshore creditors, as well as a loan due to a third party which we understand is non-interest bearing and has no contractual repayment date.

DTZ valuation

55.	The table below sets out the value attributed by DTZ to the Group’s property assets (based upon the completed desktop valuation work that was made available to us on 26 January 2016), in comparison to the latest carrying value of property assets per the 30 September 2015 balance sheet:

	Balance sheet as
RMB000	at 30 Sept. 2015	DTZ valuation	Variance	%
Total	93,218,952	71,054,000	(22,164,952)	(24%)

56.	The balance sheet items included in the above table are PUD (RMB70.3 billion), PHS (RMB11.2 billion), investment properties (RMB10.9 billion) and property (RMB0.8 billion, included in the Other Assets category). As highlighted, the valuation suggests a shortfall in the market value of the assets in comparison to balance sheet carrying value (approximately RMB23 billion).

57.	In the time available, we have undertaken discussions with both DTZ and the Group in order to understand the approach adopted to the valuation exercise and the total valuation differences arising. The key points to note in this regard are as follows:

•	Site visits: At the time of writing, DTZ had yet to complete site visits in respect of a sample of the projects undertaken by the Group. As such, the valuation provided above represents a ‘desktop’ valuation only and this Report is unable to consider the key findings arising from the site visit work.

•	Construction costs: The DTZ valuation uses the latest construction cost information provided by the Group as at 30 September 2015 (this is net of the asset impairment provision discussed earlier). For PUD balances, this is augmented by costs to complete (not only construction but other ancillary costs such as taxes, professional fees etc), such that DTZ can generate an estimate gross residual selling value for the Group’s property assets assuming all projects are completed.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-16

•	Stage of completion valuation: For PUD balances, the fully completed selling value is used as a basis to determine the residual market value achievable on a partial completion basis (i.e. assuming no further costs are incurred and the property is sold in its current state of construction). DTZ estimate the partial completion value as follows:

•	a deduction is made from the completed selling value for the estimated finance cost for the project (which is capitalized as part of the PUD work in progress balance); and

•	a further deduction is undertaken to reflect the discount a prospective purchaser would apply due to the partial stage of project completion (in essence this represents a future profit margin for the purchaser upon completion and disposal of the project; the profit margin is estimated by each project based upon a range of factors but generally varies between 5% and 20% of the completed residual value, net of completion costs).

•	Valuation difference: Based upon discussions with DTZ, we understand the principal driver of the difference between the carrying value of the Group’s property assets per the 30 September balance sheet and the DTZ valuation is attributable to DTZ’s lower residual valuation of completed projects. This is in comparison to that which is essentially assumed by Management as part of the information provided by them to DTZ to estimate the total value of completed PUD projects, which does not include a comparable asset impairment provision to reflect current market conditions (neither in terms of costs to date or to complete PUD).

58.	We consider the impact of this valuation shortfall further within Part 2 of this Report.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-17

PART 2 – CASH FLOW FORECAST (‘CFF’) REVIEW

59.	In accordance with the agreed scope of work, AlixPartners has undertaken a high level review of the forecast cash generation of the Group for the forecast period ending 31 December 2020.

60.	We refer the reader to the Limitations of Scope included in paragraph 5 of this Report, certain of which are specifically relevant to our review of the CFF.

Basis of preparation

61.	The following is noted as context in respect of the basis of preparation of the CFF:

•	the CFF model has been prepared by Houlihan;

•	the CFF model is prepared using Microsoft Excel;

•	the CFF is prepared on a month by month basis, commencing 1 August 2015 and ending 31 December 2020. The five annual periods ending 31 December are hereafter referred to as the years ending FYXX. We have been informed by the Group that the actual unrestricted cash position at 31 December 2015 is ahead of that set out in the forecast (actual unrestricted cash position of RMB3.2 billion versus forecast cash position of RMB1.6 billion);

•	the CFF is a standalone consolidating cash forecast only, and excludes balance sheet and income statements for the Group in the forecast period;

•	the CFF has been compiled on a project by project basis, based upon input from regional sales and marketing teams involved in day to day operations (the CFF thereby benefits from local knowledge in respect of market conditions for the assumed forecast projects); and

•	we understand the Group has undertaken a high level analytical review of the outputs of the CFF, and conducted a more detailed review of approximately 20 of the larger projects in the CFF (including an assessment of the net cash margin being generated by project, to ensure this is in line with their expectations).

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-18

Summary of CFF

62.	The table below summarises the Group’s CFF for the period 1 August 2015 to 31 December 2020 assuming the offshore loans and 100% of the HY note holders elect HY consideration and 100% of the Convertible Bondholders (‘CB’) elect CB consideration. This also assumes that 100% of HY note holders elect additional New HY Notes as oppose to Contingent Value Rights (‘CVRs’).

								% of total cash
RMB000	FY15	FY16	FY17	FY18	FY19	FY20	Total	collected
Opening cash balance (including restricted cash)	1,494,381	1,625,091	1,300,000	2,205,228	1,300,000	1,300,000	1,494,381
Restricted cash	(1,223,209)	(1,051,269)	(1,000,000)	(1,905,228)	(1,000,000)	(1,000,000)	(1,223,209)
Opening cash balance (excluding restricted cash)	271,171	573,822	300,000	300,000	300,000	300,000	271,171

Operating cash flow	5,772,396	(3,068,594)	9,104,465	18,731,131	16,888,977	15,581,020	63,009,396	41%
Net cash flow from other businesses	58,005	102,370	85,021	46,840	59,514	71,075	422,825	0%
Corporate G&A	(78,427)	(194,860)	(204,603)	(214,833)	(225,575)	(236,854)	(1,155,152)	(1%)
Non-operating items
Net PUD and investment property disposal proceeds	318,656	3,104,189	463,190	—	—	—	3,886,035	3%
Professional fees	(72,110)	(157,410)	—	—	—	—	(229,520)	(0%)
Other one-off items (incl. Dongguan)	1,299,746	(109,936)	—	—	—	—	1,189,810	1%

Unlevered free cash flow	7,298,265	(324,240)	9,448,073	18,563,138	16,722,917	15,415,242	67,123,395	43%
New debt funding (net of debt service)	—	4,900,000	5,075,500	1,545,000	664,000	3,957,190	16,141,690	10%
New financing debt service	—	(330,750)	(546,942)	(2,408,168)	(8,925,140)	(1,709,537)	(13,920,537)	(9%)
Onshore debt service	(7,167,555)	(8,681,908)	(8,720,313)	(22,829,348)	(37,358)	(69,334)	(47,505,815)	(31%)

Cash available for offshore debt service	130,710	(4,436,899)	5,256,318	(5,129,378)	8,424,419	17,593,560	21,838,732	14%
Offshore debt service	—	—	(208,064)	(950,258)	(5,984,145)	(10,186,986)	(17,329,454)	(11%)
Revolving credit facility drawdown	—	4,111,808	(4,143,026)	5,174,408	(2,440,275)	(4,011,883)	(1,308,968)	(1%)
Closing cash balance (including restricted cash)	1,625,091	1,300,000	2,205,228	1,300,000	1,300,000	4,694,691	4,694,691
Restricted cash	(1,051,269)	(1,000,000)	(1,905,228)	(1,000,000)	(1,000,000)	(1,000,000)	(1,000,000)

Closing cash balance (excluding restricted cash)	573,822	300,000	300,000	300,000	300,000	3,694,691	3,694,691

63.	We note the following in respect of the CFF:

•	Project cash inflows: Over 70% of forecast cash inflows relate to URP or Tier 1 city developments (though URP cash generation is largely concentrated towards FY18 and beyond). Tier 3 projects are forecast to generate 10% of total cash inflows, reflecting the strategic shift away from these cities towards Tiers 1 and 2.

Cash in transit: Cash inflows from August 2015 to early FY16 benefit from the receipt of cash in transit that had been trapped due to the sales blockages and freezing orders (see paragraphs 76 to 78 below).

•	Project cash outflows: The majority of outflows relate to project specific construction costs (RMB61 billion), taxes (RMB17 billion) and URP expenditure (RMB16.5 billion). There is material URP expenditure forecast during Q1 FY16 in order to secure sites (approximately RMB7.0 billion), though this is partially funded via assumed external financing (see below).

Non-operating items: The Group’s net cash generation in August to December 2015 and FY16 is partially reliant upon the disposal of the Dongguan project in 2015 and the net proceeds from one-off PUD and IP disposals in FY16.

•	New debt funding: The Group is required to obtain new debt funding to ensure it can meet its onshore obligations as they fall due in FY16 (this includes unencumbered asset financing, a new unsecured Revolving Credit Facility (‘RCF’) and URP financing).

•	We understand China CITIC Bank Corporation Limited and CITIC Trust Co., Ltd (‘CITIC’) recently committed approximately RMB17 billion financing facilities to the Group. We understand that CITIC have provided funding of RMB3.3 billion to the Group, in addition to the aforementioned facilities (see paragraph 141 below).

•	Further, we understand that the Group has recently entered into a framework agreement with Ping An Bank in respect of a RMB50 billion strategic co-operation to fund URP.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-19

•	Onshore debt service: The majority of the RMB47.5 billion of onshore debt service costs occurs between FY16 and FY18.

•	Offshore debt service: In accordance with the RSA provided to offshore creditors, the cash interest payments are due to commence in FY17. The Group is forecast to be generating sufficient free cash from operations and other financing to service its obligations to note holders from FY17 onwards.

•	Minimum cash position: Whilst not presented in the above summary, the lowest Group unrestricted cash position occurs in October and November 2015 (RMB52 million), and does not fall below RMB300 million thereafter (the RCF is assumed to be drawn to mitigate cash shortfalls beyond this point). Houlihan has provided us with a liquidity report, which shows that the actual cash balance for October 2015 was significantly higher than forecast (RMB249 million).

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-20

Key assumptions

64.	The key assumptions adopted in the forecast are:

Sales blockage and freezing orders

65.	The CFF model assumes all sales blockages and freezing orders will be released by September 2015, representing the best estimate at the time of preparation of the CFF. As noted in Part 1, paragraph 8 of this Report, at 30 September 2015 there were approximately 35 projects blocked/frozen across a range of Tier 1, 2 and 3 cities. The Group has now confirmed that the number of blocked/frozen projects is now 24 at 1 March 2016. We understand certain creditors have filed motions to withdraw the relevant litigation in respect of the Group, enabling the Group to resume sales in certain regions, though delays have been experienced in other key cities such as Shenzhen (see earlier narrative regarding the four projects recently subjected to blockage).

66.	Given the nature of the sales blockages/freezing orders and the reliance on external factors beyond the Group’s control, it is difficult to conclude with any certainty the timescales for the reversal of sales restrictions. These require bilateral negotiations with each onshore lender, the resolution of inter-creditor arrangements for multi-bank projects and a legal process to withdraw all pending litigation.

67.	We consider this further within our assessment of risks, sensitivities and upsides schedule later in this Report, though note that the Group considers the cash impact of ongoing delays in the reversal of sales blockages and freezing orders to be low. It is their opinion that this will likely result in a short term timing delay only as cash outflows to secured lenders are linked to the ultimate sale of completed units in any given development. As such, the net cash impact to the Group is likely to be negligible. We understand other creditor payments will also be deferred in the event that material excess cash that would ordinarily be released from these projects for wider liquidity purposes, did not become available due to the continued sales blockage.

ASP

68.	This represents one of two key drivers of project cash inflows and is dependent upon the local market characteristics of the city, its Tier status, the nature of the property being developed, specific construction complexities that may exist, location of the development and other relevant factors.

69.	The forecast ASP is derived from detailed unit and phase-level assumptions at each project based upon the input of the regional sales and marketing teams. We understand the CFF has not been compiled by reference to the historical ASP achieved by Tier, as it is expected that there will be limited correlation between historical ASP and that achievable in the future (which is itself governed by a range of factors within any given city).

70.	The Group has informed us that they believe the ASP assumptions in the CFF to be achievable. We note the overall Group ASP is forecast to increase materially over the period.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-21

Absorption rates

71.	The other principal driver of forecast cash inflows from projects is the assumed absorption rate. This represents the projected volume of square metres sold in a given period and has been compiled on a project by project basis.

72.	In forecasting absorption rates we understand the Group has used data in respect of construction progress, unsold saleable area, the anticipated timing of pre-sale permits and specific local market factors.

Cash collection

73.	The CFF assumes cash collected from completed sales starts in the month in which the sale and purchase agreement is signed and a customer is irrevocably committed to the purchase.

74.	We understand that cash collection timings can vary by city and project, though typically occurs over three months, with 40% collected in the month the sale is completed and 30% in each of the following two months thereafter.

75.	The CFF model includes functionality that allows flexing of this assumption (for example, to include an assumed rate of customer default, which has not been assumed within the base case assumptions).

Cash in transit

76.	The CFF includes an estimated a cash in transit balance of approximately RMB4.1 billion in the CFF as at 1 August 2015. This balance partially relates to cash yet to be collected from completed sales of units/properties at the point at which the Group was subjected to sales blockages/freezing orders due to restrictions on mortgage funds and uncertainty caused by the Group’s situation.

77.	It is assumed this cash is collected over a four month period from 1 October 2015 onwards (from the point at which all sales blockages/freezing orders are assumed to have been reversed).

78.	Houlihan has advised us that the Group is unable to provide a reconciliation to actual cash balance which isolates the receipt of cash in transit.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-22

Investment properties

79.	The CFF forecasts the disposal of eight investment properties during the forecast period (gross proceeds RMB3.5 billion, net proceeds RMB1.0 billion). These are predominantly shopping malls from which the Group generates rental income.

80.	The CFF assumes these properties are sold during 2015, 2016 and 2017 (the first occurring during December 2015), and that the sales proceeds are sufficient to discharge associated secured debt.

Construction payments

81.	For consistency with the forecast cash inflow assumptions, anticipated future construction payments have also been forecast on a project by project basis by local management.

82.	In assessing construction costs in the immediate forecast period, we understand Houlihan considered the Group’s latest accrued construction costs liability.

83.	The CFF assumes material payments are required in the period up to 31 March 2016 in order to unwind arrears that have built up during 2015.

84.	Due to the absence of an aged creditors’ analysis it is not possible to consider the extent to which the CFF unwinds the opening accrued construction costs position.

Land payments (excluding URP)

85.	The CFF forecasts land payments on a project by project basis based upon information provided by the local management teams.

URP expenditure

86.	As noted in Part 1, paragraphs 45 and 46 of this Report, URP prepare disused or undesirable land in urban areas for new construction projects.

87.	We understand a significant proportion of future property development in Shenzhen will likely take the form of URP given the limited land resources in the city.

88.	The Group is involved in the negotiation, relocation and compensation for relocation of targets from an early stage.

89.	We have been informed by Houlihan that the Group will be required to make significant payments to resettle inhabitants and in respect of land premiums payable to local governments to secure the land for these projects (which are key to the future cash generation of the Group). The CFF assumes material payments in Q2 FY16 of approximately RMB5.3 billion in respect of two projects (URP08 and URP02, in Guangzhou and Shenzhen respectively). These payments have been deferred by the Group based upon their latest discussions with local government.

90.	Each of the URP included in the CFF is an early stage project where construction has yet to commence. Forecast cash outflows have been based on the latest development plans prepared by the Group.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-23

91.	The CFF includes 31 URP. Of these, seven are assumed to incur construction costs and subsequently generate cash inflows from completed units (approximately RMB18 billion net cash inflow over the period of review). The remainder incur cash outflows (approximately RMB3.2 billion net cash outflow up until 2020) in respect of securing the projects and the land, with the expectation that construction costs will be incurred in 2021 and beyond.

92.	The Group’s focus on URP in the forecast period is attributable to the likely medium term trend towards such projects (particularly given the scarcity of land in Shenzhen), the potentially strong profit margins available from this category of work, as well as the Group’s pre-eminent position in the Shenzhen market.

Overheads and taxes

93.	The following key assumptions are noted in respect of overheads and taxes:

•	Selling expenses: The CFF assumes a forecast sales expense of approximately 2-5% of total sales proceeds (this figure varies by project and city).

•	Project level General & Administrative expenses (‘G&A’): This is again estimated by local management on a project by project basis, increased at 5% per annum. This expenditure is only incurred if current or future construction activity is contemplated.

•	Forecast project taxes: The CFF model assumes business tax at 5.65% of sales per annum, land value added tax at 3% of sales per annum and income tax at 25% per annum.

•	Past due taxes: The CFF model assumes settlement of past due taxes of approximately RMB1.2 billion. These are assumed to be paid over a 12 month period commencing January 2016, though we understand no formal payment plan is in place with the Chinese tax authorities.

•	Corporate G&A: This has been forecast at approximately RMB1.2 billion over the forecast period based on the cost as at July 2015 (increased at 5% per annum).

One-off items

94.	The following key assumptions are noted in respect of one off items:

•	Dongguan: The Group announced in Q2 2015 that an agreement had been reached for the disposal of a project in Dongguan for approximately RMB1.3 billion, with the proceeds forecast to be received during December 2015. We understand a transaction to repurchase this project is in progress.

•	Disposal of clubhouses: The Group owns a number of facilities attached to residential developments that are forecast to be sold during the first 17 months of the forecast period (total proceeds RMB72 million).

•	Transaction fees: The CFF model includes approximately RMB230 million in relation to advisor and other fees arising from the proposed restructuring.

•	Future PUD disposals: The CFF assumes approximately RMB4.73 billion of cash inflows (net proceeds RMB2.47 billion) in respect of the disposal of PUD in Tier 3 cities. The debt associated with each disposal is assumed to be transferred to the purchaser. The significant majority of these PUD disposals are sold at a value lower than their respective carrying value, reflecting the view that these PUDs are unlikely to be profitable and should be disposed of.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-24

Onshore debt

95.	The onshore debt is assumed to be secured against specific project assets and guaranteed by the Group (save for approximately RMB1 billion of corporate debt).

96.	We understand one of the terms of the onshore restructuring is that any positive cash generated by the individual projects is earmarked for repayment to the onshore lenders. The mechanics of the model reflect this commercial arrangement.

97.	In the event a project does not generate sufficient cash to discharge onshore debt obligations, the CFF model assumes Group wide surplus funds are used to make up the shortfall (being excess funds from other projects, one-off income, etc.) reflecting the guarantee provisions in place. We understand Houlihan have reviewed a sample of onshore debt loan documents to confirm this guarantee exists.

98.	The CFF assumes onshore debt is repaid at maturity, or earlier if project cash flows allow.

99.	We have prepared a reconciliation of the onshore (and offshore) debt position, which is presented later in this Part of our Report.

Offshore debt

100.	The disclosure set out below (paragraph 101) has been provided to us by Houlihan in its role as lead financial advisor. We understand the below represents the latest proposed restructuring terms for offshore creditors per the RSA.

101.	The restructuring terms contemplate no impairment of the principal of offshore debts and upside sharing in the form of the Contingent Value Rights (‘CVRs’) (for those allocated the New High Yield Notes (‘New HY Notes’)) and a reduced conversion price (for those allocated the Exchange Convertible Bonds (‘Exchange CBs’)). The key terms of the restructuring are:

i.	Each holder of offshore debt (‘Scheme Creditor’) who participates in the proposed scheme of arrangement (‘Scheme’) will be entitled to elect one of the following options for the treatment of its Scheme claims (‘Scheme Claims’):

(a)	Option 1 – New HY Notes and CVRs

Exchange some or all of their claims for:

(i)	New HY Notes at an exchange ratio of 1.00000x (e.g., $1,000 of claims equal to $1,000.00 in New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules; and

(ii)	CVRs, separately tradable as a single instrument, which will provide upside sharing in the event that one or more trigger events occur.

(b)	Option 2 – New HY Notes only

Exchange some or all of their claims for New HY Notes at an exchange ratio of 1.02598x (e.g., $1,000 of claims equal to $1,025.98 in New HY Notes) with new principal amounts, new maturity dates and new interest coupon schedules.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-25

(c)	Option 3 – Mandatorily Exchangeable Bonds

Exchange some or all of their claims for Mandatorily Exchangeable Bonds (‘MEB’) at an exchange ratio of 1.00000x (e.g., $1,000 of claims equal to $1,000.00 in MEB subject to the cut-back mechanism described below in the event the MEB election amount exceeds the maximum MEB amount). The MEB will be automatically exchanged for Exchange CBs on the satisfaction of certain conditions as detailed in the RSA.

(d)	Cut-Back Mechanism

On the exchange date, if the MEB election amount is greater than the maximum MEB amount, then:

(i)	any claim that is to be exchanged for MEB pursuant to an election for Option 3 shall be exchanged for MEB with a principal amount equal to the product of the amount of such claims, multiplied by the quotient of the maximum MEB amount, divided by the MEB election amount; and

(ii)	the portion of claims electing Option 3 that were not exchanged for MEB pursuant to the preceding sub-paragraph (i) (‘Residual Claims’) shall be exchanged for:

(A)	New HY Notes and CVRs (Option 1); or

(B)	New HY Notes only (Option 2),

ii.	CVRs will be issued to holders of the New HY Notes with a notional value equivalent to 7% of the aggregate principal amount of New HY Notes allocated to such holders pursuant to Option 1above.

iv.	The CVRs will remain outstanding until the maturity date of the Series E Notes;

v.	The holders of CVRs will be entitled to a cash payment of $14 for each CVR they hold upon the occurrence of each CVR Triggering Event, namely when the implied market capitalization of the shares exceeds a certain level. In respect of each successive CVR Triggering Event, such level is:

i.	HK$10,075,000,000;

ii.	HK$12,594,000,000;

iii.	HK$15,742,000,000;

iv.	HK$19,678,000,000; and

v.	HK$20,542,000,000.

vi.	The Exchange CBs shall have a maturity date of 31 December 2019;

vii.	Interest shall be paid at the rates identified in the table below;

viii.	In addition, the Exchange CBs will provide for a conversion price of HK$2.34 per share in place of the current conversion price of HK$2.64 per Share.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-26

Table of Coupon Rates

All coupon rates are expressed on an annual basis (see Note 1).

	2016	2017			30 June 2018			31 December 2018			2019 Onwards
			PIK toggle			PIK toggle			PIK toggle
Issue	PIK	Cash	PIK or Cash		Cash	PIK or Cash		Cash	PIK or Cash		Cash	PIK
Series A Notes	6.56%	1.00%	6.56%	4.61%	2.00%	4.66%	3.71%	4.10%	2.56%	2.61%	6.10%	0.56%
Series B Notes	6.56%	1.00%	6.56%	4.61%	2.00%	6.16%	5.21%	5.60%	2.56%	2.61%	7.60%	0.56%
Series C Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.16%	6.21%	6.60%	2.56%	2.61%	8.60%	0.56%
Series D Notes	6.56%	1.00%	6.56%	4.61%	2.00%	7.96%	7.01%	7.40%	2.56%	2.61%	9.40%	0.56%
Series E Notes	6.56%	1.00%	6.56%	4.61%	2.00%	8.46%	7.51%	7.90%	2.56%	2.61%	9.90%	0.56%
Mandatorily Exchangeable Bonds and the Exchange Convertible Bonds (see Note 2)	5.56%	1.00%	5.56%	3.61%	2.00%	4.56%	3.61%	4.00%	2.56%	2.61%	6.00%	0.56%

Note:

1.	Interest on any overdue principal and interest will accrue at a rate which is 2% higher than the coupon rates expressed herein.

2.	The Mandatorily Exchangeable Bonds and Exchange Convertible Bonds are subject to an optional one-year extension at the Company’s option at a 10% annualized cash coupon rate.

102.	The CFF assumes that the accrued loan interest included on the balance sheet as at 30 September 2015 will be capitalised as principal of the new loans after the restructuring.

New debt funding

103.	The CFF assumes new debt funding in respect of the following:

•	Unencumbered assets: We understand the Group was negotiating with various onshore lenders in respect of additional debt funding for unencumbered projects prior to the implementation of the sales blockages/freezing orders.

•	Unsecured RCF: A new unsecured RCF is included in the CFF. This is forecast to mitigate a cash shortfall at various points in the CFF and a minimum cash balance of RMB300 million is assumed to be maintained throughout the forecast period. The maximum cash shortfall (including restricted cash) in this regard occurs in March 2019 (approximately RMB6.8 billion). The facility is assumed to incur interest at 10% per annum and have a zero balance at the end of the forecast period.

•	URP financing: The CFF includes additional funding for approximately 50% of the construction costs of URP. This funding is priced at 1.3x PBOC rates, with an assumed draw down on the pre-sale start date of the project, amortised over 12 months following completion of a 12 month pre-sale period. The forecast funding in the period of review amounts to RMB11.2 billion, of which RMB6.8 billion is assumed to be repaid by 31 December 2020.

104.	Subsequent to the CFF being produced, CITIC committed approximately RMB17 billion financing facilities to the Group, and Ping An Bank committed RMB50 billion pursuant to a strategic cooperation agreement which will be used to fund URP. We also refer the reader to paragraph 141 for further information in respect of the latest debt funding position.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-27

Restricted cash

105.	The CFF model assumes approximately 10% of all free cash flow generated by the Group (after debt obligations due in the period have been discharged) is held in a restricted account. This is subject to a floor of RMB1 billion.

106.	The CFF has not been constructed to reflect the specific local government regulations, which we understand differ from region to region. Rather, we understand the Group has reviewed historical financial information and concluded that restricted cash has not historically exceeded 10% of total cash and does not typically fall below RMB1 billion.

Foreign exchange

107.	The CFF is denominated in RMB. This is the principal currency used by the Group to trade on a day to day basis.

108.	There are elements of the offshore debt that is denominated and serviced in US$. The CFF assumes constant exchange rates based upon the latest spot rates at the time of preparation and approval. This is discussed in further detail in the Schedule, Risks, Upsides and Sensitivities.

Work performed

109.	The following provides a summary of the work we have undertaken in respect of the key aspects of the CFF. This work has given rise to the identified Risks, Upsides and Sensitivities set out in the Schedule to this Report, and we refer readers to this Schedule in order that they can fully consider the inherent forecast downsides and upsides impacting the Group.

Basis of preparation, functionality and accuracy of input

110.	In conjunction with Houlihan, we have conducted a high level review of the basis of preparation, workings and functionality of the CFF model prepared by Houlihan using trading assumptions provided by the Group. This has included the following:

•	Basis of preparation: As noted earlier, ordinarily we would expect a business of this size and breadth to be capable of producing an integrated financial model that demonstrates the anticipated financial performance and position, as well as cash generation of the Group, over a specified future period. In this instance, the issues in respect of the FY14 audit, the loss of key staff and the absence of routine monthly/quarterly consolidated management accounts information means that this ‘typical’ approach cannot be followed. Whilst we acknowledge the conditions under which Houlihan has prepared the CFF model, the basis of preparation in this regard does result in the forecast cash generation analysis being less robust than is typically the case in situations such as this. The conclusions drawn by the stakeholders of the Group (particularly lenders) should be formed with this in mind.

•	Functionality of the CFF model: We have undertaken a high level review of the functionality of the CFF model in conjunction with Houlihan. This has included Houlihan providing us with a ‘walkthrough’ of the model and its principal functionality. Our work has not identified any material errors, inaccuracies or issues in respect of the functionality of the model from which the forecast cash generation of the Group is derived.

•	Accuracy of input: As noted earlier, the project cash flows upon which the future operating cash generation of the Group is based, has been derived from project specific assumptions. In order to provide comfort that this information has been correctly incorporated into the CFF model, we have conducted the following work:

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-28

•	for 10 projects (of 125), being those with the largest saleable gross floor area, cost of land and construction costs, we have cross referenced the data contained within the CFF model to the original project input sheets supplied by the Group (the data checked included absorption rates, ASP, construction costs and tax); and

•	for 12 projects (of 125), being those with the largest positive/negative cash flows in the forecast period (this ensured coverage of the majority of the URP in the CFF model), we have again cross referenced the data contained within the CFF model to the original project input sheets supplied by the Group to ensure consistency between the two sources.

111.	No material errors were noted in the cross referencing exercise undertaken.

Sales blockages and freezing orders

112.	The Group and Houlihan are of the opinion this represents a short term timing delay only, and that further unanticipated delay will have minimal impact on forecast cash flows between August and December 2015 and in FY16.

113.	At the time of writing, we understand there is no material change in the sales blockage and freezing order position from that presented earlier in this Report.

ASP

114.	We have undertaken a high level illustrative comparison of the historical ASP achieved by the Group (based upon the information made available to us) and that assumed in the CFF at December 2015.

115.	This has been undertaken on a city tier basis (with particular focus on Tier 1 given that this category provides a significant proportion of operating cash flows). As noted earlier, the key driver of the forecast increase in ASP is the change in mix towards Tier 1 cities (and intra-tier city mix). We note that within the Tier 1 category, both Shenzhen and Shanghai are assumed to grow significantly over the forecast period. By way of example, Shenzhen projects broadly increase from an ASP of approximately RMB20,000 in FY14 and FY15YTD, to an average of approximately RMB30,000 between FY16 and FY20.

116.	We also note growth in the ASP across various Tier 2 cities, though this is less material in the context of the Group’s CFF (as highlighted in the table earlier).

117.	Whilst we acknowledge that the specific mix of projects and properties at any given point in time can impact the ASP achieved, the forecast assumptions do appear to result in a notable change in the future ASP of the Group in certain key cities, which evidently increases forecast risk.

Absorption rates and cash collection periods

118.	As noted in the limitations of scope at paragraph 5 earlier, the Group does not maintain data in respect of historical absorption rates or cash collection that can be readily used to determine the accuracy of the assumptions included in the CFF.

119.	Consequently, we have been unable to undertake any meaningful work in respect of these assumptions. However, we have sought to consider the impact of alternative cash collection periods to understand the impact of changes in the base case assumption.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-29

120.	Changes to the timing of cash receipts (i.e. assuming 30% in month one and 40% in month two, the opposite of the current assumption) have no permanent impact on cash generation or consequences for debt repayment as free cash is only paid to lenders at the point it is generated by a project.

121.	Making an assumption that certain bad debts will arise and will not be collected does impact operating cash flow, however the Group and Houlihan consider that any overall cash generation impact would be immaterial.

Cash in transit

122.	We understand the Group is unable to produce cash flow data that isolates the extent to which the opening cash in transit balance of RMB4.1 billion has been collected from 1 October 2015 onwards.

123.	Consequently, we have been unable to verify the extent of cash leakage in respect of the assumed cash in transit balance.

Other project cash flow work

124.	As noted earlier, the CFF does not unwind an opening balance sheet position in respect of PUD, PHS, prepayments for URP, land deposits and accrued construction costs.

125.	However, as a means of verifying the robustness and accuracy of the project cash flows, we have used the historical balance sheet data made available to us to:

•	cross reference the significant projects included in the CFF to the latest available PUD and PHS information at 30 September 2015, as a means of ensuring that there is consistency between historical and forecast project information;

•	cross reference the significant forecast land payments to those provided to us as outstanding at 30 September 2015;

•	cross reference the major accrued construction cost liabilities as at 30 September 2015 to ensure that there is a correlation to the payments set out in the CFF (though we are unable to consider the extent to which the CFF unwinds overdue amounts at 30 September 2015);

•	estimate the cash margin generated by 10 of the largest projects (the 10 selected are the largest in terms of net operating cash generation, representing over 50% of forecast net operating cash flows, the majority of these projects being in respect of Tier 1 cities) based upon the forecast cash inflows and outflows, as well as the closing PUD and PHS balances at 30 September 2015; and

•	replicate the above for Tier 3 city projects, with the expectation that the majority of these would be generating estimated cash margin losses given the findings of our work in earlier on historical trading performance.

126.	The cross reference work undertaken above did not result in any material variances or omissions between the source data and the CFF.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-30

Top 10 cash generative projects

127.	Many of the top 10 cash generative projects are still in the construction phase, meaning that historical revenue and profitability trends are unavailable. However, for those projects which have recorded sales in FY14 and FY15YTD we have sought to compare the estimated ‘cash margin’, discussed above, to historic gross profit margins.

128.	In all cases, the forecast cash margin is significantly higher than the total FY14 and FY15YTD profit margin. Whilst this can in part be explained by the differing basis of preparation and changes in the sales mix, it also indicates the forecast improvement in project profitability.

129.	The most significant of the top 10 projects, Shenzhen Kaisa City Plaza, is projected to generate in excess of RMB11 billion net operating cash during the forecast period, at an estimated cash margin of 26%. This is approximately double the gross profit margin achieved in FY14 and FY15YTD (albeit a gross profit margin of 35% was achieved in FY14 prior to the events of FY15YTD discussed earlier, which have negatively impacted sales).

Tier 3 projects

130.	Tier 3 projects generate only RMB1.5 billion net operating cash inflows (approximately 2% of total net operating cash flow generated). The cash flows generated by Tier 3 projects tail off markedly throughout the forecast period as the Group shifts its focus to Tier 1 and Tier 2 projects, as previously noted.

131.	We have attempted to assess the forecast margin for each of the Tier 3 projects on the same basis as the top 10 projects above. Whilst this results in significant variances between projects on an individual basis, principally as a result of the contrasting basis of preparation, the overall trend shows that Tier 3 projects continue to be marginally unprofitable at a gross profit and cash margin level.

DTZ valuation work (30 September 2015 balance sheet)

132.	As noted in Part 1 of this Report, DTZ has recently updated its desktop valuation work. The outcome of this work suggests a material shortfall in the potential market value of the Group’s property assets in comparison to the balance sheet carrying value at 30 September 2015. Houlihan is of the opinion that this shortfall in the value ascribed to projects by DTZ will have no effect on the estimated cash inflows set out in the CFF due to the differing bases of preparation (the CFF does not utilise the latest balance sheet information to determine future cash generation, rather it is based on the Group’s latest view of cash inflows in the context of the Group’s assessment of current market conditions).

133.	We acknowledge Houlihan’s view in respect of the impact of the DTZ valuation on the CFF. However, we note DTZ believes the difference in value is attributable to a difference in DTZ’s and the Group’s view as to the future market values of property assets. This suggests the estimated project cash inflows in the CFF may also be overstated, with DTZ adopting a more pessimistic view of future market conditions. As such, it is our opinion that the valuation shortfall increases the risk of forecast project cash inflows being achieved. We consider this further within the attached Schedule, Risks, Upsides and Sensitivities.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-31

URP

134.	As highlighted earlier, URP represent a key area of focus for the Group in the forecast period of review, generating material cash inflows from ‘pipeline’ projects.

135.	There is no third party evidence available at this point to verify the assumptions contained within the CFF (for example, the Group’s ability to defer the material FY16 payments without endangering their ability to secure URP08 and URP02).

136.	As an alternative, we have compared the forecast URP with the latest prepayments balance at 30 September 2015. Our analysis highlighted:

•	of the seven URP generating cash inflows in the period of review, five had prepayments for land, co-operation etc as at 30 September 2015 (including two, of the five identified, that are forecast to generate cash inflows from FY17 onwards);

•	whilst excluded from the prepayments balance, the remaining two projects (URP05 and URP06) are not forecast to generate cash inflows until FY19 and beyond; and

•	of the 24 other URP that are forecast to incur cash outflows only, there is approximately RMB4.1 billion of prepayments as at 30 September 2015 (relating to 23 of these 24 projects).

137.	The timing and quantum of URP carries significant risk for all stakeholders given the existing status of these projects.

Taxes

138.	The tax rates used in the CFF appear reasonable based upon our understanding of the current Chinese taxation regime.

139.	We have been provided with a detailed schedule by Houlihan, which shows the total overdue taxes of RMB1.2 billion split by individual project.

One-off items

140.	We have undertaken the following in respect of the one-off items included in the CFF:

•	Dongguan disposal: We requested an update from the Group and Houlihan as to the latest position. We understand there has been no material change that would require an update to the CFF assumptions as the provisional repurchase agreement for this asset has not yet been finalised, though we note receipt of the balance of sales proceeds would appear unlikely.

•	Friendly foreclosures: We requested an update from the Group and Houlihan as to the latest position. We understand there has been no material change that would require an update to the CFF assumptions.

•	PUD asset disposals: We have compared the gross asset disposal value forecast by the CFF to the combined PUD and PHS balance held on the Group’s balance sheet as at 30 September 2015 for each disposal. Reflecting the Group’s decision to dispose of these assets, the majority of the sales projected are at a value lower than the carrying value on the Group’s balance sheet as at 30 September 2015.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-32

New debt funding

141.	We have undertaken discussions with the Group and Houlihan in respect of the latest position regarding new debt funding assumed in the CFF:

•	Positive onshore debt funding variance – we have been informed that the Group has generated cash inflows approximately RMB4.2 billion in excess of those assumed in the CFF during the period August 2015 to December 2015. We understand a significant element of this positive variance relates to debt funding raised from CITIC, with approximately RMB3.3 billion raised over and above that assumed in the CFF. As a result of this, the Group’s new debt funding requirement is (at the time of writing) less acute than has been assumed in the CFF.

•	Unencumbered asset funding: Whilst no formal agreement is in place with lenders in this regard (the CFF assumed the funds would be available by March 2016), we understand that these negotiations can easily be restarted such that a revised target date of September 2016 is achieved (the positive onshore debt funding variance above ensures that slippage in the forecast target date is manageable based on our discussions with Houlihan).

•	URP financing and unsecured RCF: Again, no corroborative evidence is available in this regard to support the ability of the Group to mitigate the potential cash shortfalls throughout the forecast period via an RCF. An RCF has been assumed in the CFF for ease of modelling, though in reality we understand the Group will consider a range of debt funding structures to provide the Group with sufficient future liquidity. As stated above, we understand from the Group that CITIC recently committed approximately RMB17 billion financing to the Group. In addition, in respect of URP funding, Ping An Bank has committed to a RMB50 billion facility pursuant to a strategic co-operation agreement to finance the development of URP.

•	The forecast interest and maturity assumptions in respect of this new funding appear broadly reasonable based upon latest market trends.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-33

SCHEDULE TO THE REPORT

RISKS, UPSIDES AND SENSITIVITIES

Introduction

1.	As stated in Part 2 of our Report, and in accordance with the agreed scope of work, AlixPartners has considered the key risks, upsides and sensitivities that may impact achievement of the Group’s CFF for the period ending 31 December 2020.

AlixPartners’ assessment of risks, upsides and sensitivities

2.	We have identified the following key risks based upon our high level analytical review of the CFF (note our identified risks relate specifically to the CFF, with the Group’s/Houlihan’s assessment of additional key risks in respect of the wider market and economic factors, as well as potential upside opportunities, presented later in this Report). The Group and Houlihan concur with the risks presented below:

Timing of restructuring

3.	The timing of an agreed restructuring position is critical to the lifting of restrictions/blockages/freezing orders on project sales, which in turn may return the Group to a normal trading position.

4.	In addition, the existing agreed arrangement with onshore lenders is not conditional upon agreement of a satisfactory compromise position with offshore lenders (which at the time of writing has yet to be finalised).

5.	Delay in either of the above increases the risk of the Group failing to achieve its stated cash flow targets in the short and medium term.

Sales blockages/freezing orders

6.	The CFF assumes all projects have had sales restrictions lifted by September 2015. As noted earlier, certain of these projects had yet to be released at the time of completion of our work.

7.	The Group and Houlihan believe this is a short term timing issue only, that secured lender settlement can be deferred along with sales and that any other lender/supplier payments that were to be funded via excess cash from these projects (that becomes available after the secured lender has been repaid) could also be deferred.

8.	Whilst we accept this in principal, we believe this assessment can only apply for a limited period of time, after which the ongoing restrictions could potentially harm the Group’s market position, goodwill and ultimately its liquidity.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-34

DTZ valuation

9.	It is our opinion that the DTZ valuation (which suggests a potential shortfall of RMB22 billion in the market value of the Group’s property assets in comparison to the carrying value per the Group balance sheet as at 30 September 2015) increases the risk of achievement of the forecast project cash inflows set out in the CFF (suggesting as it does that the Group’s view of the market conditions differs to that of DTZ).

10.	We acknowledge the fact the CFF does not unwind the opening balance sheet of the Group (and is instead based upon the Group’s latest view of market conditions and achievable sales proceeds). However, the forecast was not prepared with the benefit of the DTZ valuation work being available. We therefore question the prudence of the Group’s assumptions given the shortfall against asset carrying values evidenced in the DTZ valuation work. This increases the risk for both onshore and offshore creditors in respect of future debt serviceability.

ASP

11.	The Group’s medium to long term strategy involves a refocus of activity towards Tier 1 and 2 cities, and away from Tier 3 cities that are currently experiencing unfavourable market conditions. This is reflected in the CFF, which demonstrates a change in mix towards Tier 1 and 2 city projects over the forecast period.

12.	This has resulted in a material increase in the forecast ASP across the period of review. Whilst an element of this increase is attributable to the Group’s stated strategic goal, we note that:

a.	there are a number of ‘pipeline’ projects within the forecast which are not contractually secure;

b.	other projects are at an early stage of development, making assumptions regarding eventual ASP inherently uncertain; and

c.	we have identified certain key cities (notably Shenzhen and Shanghai) where there is significant improvement in the forecast ASP versus recent historical trend (though we acknowledge the historical trend is distorted by the somewhat unique trading conditions experienced by the Group since December 2014).

13.	As a result of the above, there is material risk that the forecast ASPs included in the CFF are not achieved. That said, there is also upside to this assumption, particularly if market conditions drive increases in demand for quality developments, where the Group has successfully identified and acquired desirable land assets.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-35

URP

14.	URP projects account for approximately RMB15 billion of net unlevered cash inflows over the forecast period. Whilst we have identified certain prepayments at 30 September 2015 that provide an element of assurance over the existence of these projects, they are in essence projects that are not fully secured from a contractual perspective. This provides a high risk element to the achievement of the forecast net cash flows for onshore and offshore debt service.

15.	This risk not only relates to the quantum of cash inflows from successfully completed developments, but also has a significant timing element (reflecting the need to successfully conclude negotiations with local government officials/local residents and obtain relevant licenses). In addition to this, the length of URP is typically longer than standard residential projects, meaning that downside market factors can also impact the achievability of the forecast cash flows.

16.	Conversely, we note URP may present forecast upside to mitigate the downside risks identified, should the Group successfully accelerate developments or acquire new opportunities outside of those assumed in the CFF.

17.	Of particular note are the impending URP payments forecast for FY16 (RMB5.3 billion in Q2) which have been delayed and are necessary to secure URP02 and URP08 (both of which generate cash inflows from FY17 onwards). Should the Group’s wider liquidity position preclude payment in Q2 FY16 and/or local management is unable to negotiate further deferral with the relocation targets, then there is a real risk these projects will be delayed.

New debt funding

18.	The CFF includes new secured and unsecured debt funding (some of which will bridge shortfalls in net cash flows in the forecast period), as a means of ensuring the Group is ultimately able to service its obligations to existing onshore and offshore lenders.

19.	The need for bridging funding increases the risk profile of existing onshore and offshore lenders, who are reliant on the Group’s ability to negotiate appropriate terms, as well as the wider appetite of the debt markets for the Group, in order that the agreed restructured debt service profile can be achieved.

20.	We understand CITIC and Ping An Bank have recently committed financing to the Group, part of which is intended to mitigate this risk. In addition, we note the positive cash inflow variance in paragraph 141 earlier in respect of additional project specific debt funding over and above that forecast.

Friendly foreclosures

21.	Approximately RMB7.4 billion of debt in respect of seven projects is assumed to be settled via friendly foreclosure negotiations.

22.	We understand the Group is negotiating with the onshore lenders to achieve this, but has yet to reach a contractually agreed position.

23.	Given that these projects will likely result in the lenders having to write off debt, should the Group fail to successfully negotiate terms then further pressure will be placed on cash flows to settle these obligations as they fall due.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-36

Construction payments, past due taxes and other arrears

24.	The Group has built up an unspecified amount of arrears in recent months due to liquidity issues. We have been unable to obtain analysis of this amount, but note that both the Group and Houlihan expect it to be unwound in the coming months.

25.	Whilst the Group has successfully negotiated extended trade credit terms in the short term, this position will require unwind in the near term. In addition, the Group has assumed the past due taxes can be settled over the course of 2016, though no agreement is in place with the relevant authorities.

26.	Should settlement of trade and tax liabilities need to be accelerated, this will impact liquidity and the ability to manage cash resources and fund construction across a range of projects.

Cash in transit

27.	Whilst this balance is not material in the context of the Group’s overall forecast cash generation to 2020, it forms a significant element of the FY15 forecast operating cash generation.

28.	We have been unable to obtain evidence to confirm the extent to which the Group has been able to collect cash trapped due to the sales restrictions, thereby further restricting liquidity during the critical short term period.

One-off items

29.	The CFF includes one-off cash inflows from a range of sources, most notably the Dongguan project disposal (FY15, RMB1.3 billion) and PUD disposals (principally FY15 and FY16, net proceeds RMB2.5 billion). We understand from Houlihan that the Group is currently in negotiations to repurchase this project, therefore increasing the likelihood that the Group will need to repay the sale proceeds (and therefore a shortfall in forecast operating cash flows during this period).

30.	These disposals are being undertaken in part due to the Group’s liquidity position, hence failure to achieve either the forecast timing or quantum will result in additional cash flow pressure in the near term.

Foreign exchange

31.	The Group is exposed to foreign exchange risk in respect of a depreciation of the RMB against the US$ and HK$ (portions of the offshore debt are denominated and serviced in these currencies).

32.	The Group’s day to day trading activity is conducted in RMB, consequently a weakening of this currency against the US$ and HK$ (constant exchange rates are assumed in the CFF) will result in an effective increase in the cost of debt service (though we acknowledge this risk will not arise in real terms until FY17, when the first offshore cash interest payments are forecast).

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-37

The Group and Houlihan’s assessment of risks, upsides and sensitivities

33. As highlighted earlier, we set out below some additional market and economic related risks and upsides identified by the Group and Houlihan that may impact forecast cash generation.

Risks

34.	Performance of China real estate market: Future revenue from property sales is highly dependent on the strength of the Chinese real estate market, particularly in the Pearl River Delta region and other Tier 1 cities. Continued oversupply in certain Tier 3 and Tier 4 cities, in excess of what has been forecast, could result in a decline in ASPs, which would adversely impact the Group’s ability to meet its sales forecast. Additionally, a further acceleration of the slowing growth in the broader Chinese economy could reduce future housing demand relative to current expectations.

35.	JV Agreements: The business plan currently assumes that the Group’s JV partners will fund operating losses at certain cash flow negative JV projects; however, given that past JV partners have walked away from loss generating projects, it is uncertain that the Group’s partners will bear their share of potential future losses. If JV partners are not willing to support cash losses, the Group would have additional cash outflows beyond what has been assumed in the business plan.

Upsides

36.	Refocusing the business strategy on Tier 1 & Tier 2 cities: The Group’s medium to long-term strategy involves refocusing on development in core Tier 1 and Tier 2 cities, while gradually exiting Tier 3 cities over time. Housing prices in Tier 1 and Tier 2 cities have historically been more stable than in lower-tiered cities. By projecting an increased focus on Tier 1 and Tier 2 cities, it is assumed that the Group will, to a certain degree, insulate itself from potential future declines in the Chinese real estate market. However, if the Group’s assumptions regarding the divergence of Tier 1 and Tier 2 cities from other cities do not prove accurate, there is additional risk to the business plan.

37.	URP in the development pipeline: The Group has 31 URP that could be developed in the future, seven of which are expected to commence construction and generate sales proceeds during the projection period. To the extent that the Group is able to accelerate the development plan for some of the remaining URP, the Group could achieve cash flows beyond what is assumed in the business plan.

38.	Investment in new projects: The business plan assumes no future investment in unidentified projects. If liquidity allows for it, the Group may be able to acquire new land and develop new projects, which would further bolster future cash flows and liquidity.

39.	Speculation of future interest rate cuts and other forms of economic stimulus: The Chinese central bank cut interest rates five times in 2015 and, as Government officials have become increasingly worried about a slowdown in future growth, many have speculated that the central bank will institute further rate cuts that could stimulate future housing demand. Other forms of economic stimulus have also been undertaken, including reducing bank’s reserve requirements. The business plan does not specifically assume further government intervention, meaning such further acts present upside to the current projections.

40.	Easing of mortgage requirements: Subsequent to the creation of the sales forecast in the business plan, China’s central bank cut the minimum down payment required of first-time home buyers from 30% to 25% and lowered the required down payment on second homes from 60% to 40%. These changes should create a move favourable demand environment than was assumed in the business plan.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-38

41.	End of one child policy: China recently ended its 35+ year one-child policy. Families will now be allowed to have two children, which may increase future demand for housing. This change was not specifically assumed in the business plan and, as such, presents upside to the forecast.

This Report is strictly confidential. This Report is issued on a non-reliance basis. Please read and review the Disclaimer on page 6 and the Limitations of Scope on pages 3 to 5 of this Report.

App.5-39

Appendix 6: Hong Kong Scheme Document and its schedules

Please refer to Exhibit T3E.2.

App.6-1

Appendix 7: Cayman Scheme Document and its schedules

Please refer to Exhibit T3E.3.

App.7-1

Kaisa Group Holdings Ltd. Analysis on Liquidation Scenario March 2016 Strictly Private and Confidential

App.8-1

Important Notice • This document is prepared in connection with Deloitte & Touche Financial Advisory Services Limited (“Deloitte”)’s engagement agreement with Kaisa Group Holdings Limited (“the Company” or “Kaisa”) dated 10 December 2015 and Deloitte’s supplemental engagement agreement with Kaisa dated 22 March 2016 (the “Agreement”). This document may not be reproduced, used, or given to any other person, in whole or in part, for any purpose, other than that for which it is intended, unless a prior written consent from Deloitte is obtained. Any unauthorised release, use or disclosure of the contents of this document to any person or any other third parties is strictly prohibited, such person(s)/party(ies), may by be liable for any losses or damages suffered by the relevant party. • The information, estimation and analysis contained in this document including any statement of fact or opinion relating to the Company and its subsidiaries (“the Group” or “Kaisa Group”) are prepared based on information, representations and assumptions received from Kaisa, their directors, staff, advisors and/or agents. In accepting delivery of this document, each recipient acknowledges that the information presented in this document has been prepared based on limited information provided to Deloitte. This document contains only limited analysis on the estimated potential recovery to the creditors of the Company in an event of liquidation and is not intended to, nor does it provide, complete information of the Group. Each recipient should examine, analyse and evaluate, and conduct its own independent analysis of the information contained or involved in this document. • The information contained in this document has not been audited by us nor has it been independently verified by Deloitte, its directors, staff or advisors except where otherwise stated. No representation of warranty, express or implied, is made with respect to, and no reliance should be placed on, the accuracy, completeness or fairness of the information set out in this document. Neither Deloitte, its directors or its staff, nor its instructing parties (including, without limitation, any legal advisors) shall have any liability whatsoever for any loss arising from any actions taken or otherwise in connection with this document. All duties and liabilities (including without limitation, those arising from negligence or otherwise) to any party are specifically disclaimed. • Each recipient of this document acknowledges that the Group operates in an industry that has been and is likely to continue to be subject to fluctuations, changes in regulatory, cyclical movements and uncertainty. The information contained in this document is based on certain assumptions (including but not limited to those set out under Sections titled “Methodology” and “Key assumptions” in pages 13 to 16 of this document) considered by us as appropriate at the time of preparing that may prove to be incorrect. The information contained in this document is subject to change at any time and we do not undertake to update or keep current the information. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 2

App.8-2

Disclaimer • The liquidation analysis involves extensive use of estimates and assumptions, which are inherently subject to uncertainties and contingencies beyond the control of the Group, its management and advisors. The estimated recovery is highly dependent upon, inter alia, the continuing validity of the assumptions on which the analysis is based upon. The assumptions will need to be reviewed and revised to reflect any future changes in the circumstances of any of the companies or the underlying assets. The estimated recovery analysis in this document are prepared for indicative and illustrative purpose only. The actual recoveries may vary subject to, among other things, the actual realizable values of the assets, the costs and expenses to be incurred incidental to the liquidation/disposal and the amount of the claims to be submitted and admitted by the Company, thus could be materially different from the expected recovery set forth under the liquidation scenario. • We draw your attention to Sections titled “Scope of work”, “Source of information” and Appendix 1 titled “Limitations” included in this document in which we refer to the scope of our work, sources of information and the limitations of the work undertaken. We are heavily reliant upon the financials and other information provided to us by the Group, its staff and advisors and our work is limited mainly to making inquiries to related personnel from Kaisa and analyzing the relevant financial impacts of the Group in the event of a liquidation. Our work does not contain performance of audit procedures and our findings and advice shall not be deemed as audit opinions. This document has been prepared on the basis of source information received up to 23 March 2016 (the “Cut-Off Date”) and we have not updated our work since that date. We have not sought to audit or independently verify the information provided to us. As a result of the limitations on scope and information as noted herein, we may not have identified all facts or information relevant with respect to the Services (as defined in the Agreement) or that you may regard as relevant. In addition, information made available to us has included unaudited information and may not have been corroborated. Accordingly, we accept no responsibility for the reliability of the information to the extent it is inaccurate, incomplete or misleading, or for matters not covered by this document or omitted due to the limited nature of our work. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 3

App.8-3

Content Section Page Appendices No. Glossary of terms 5 Limitations 1 Scope of work 7 Scenario analysis 2 Source of information 9 Overview of the Group’s position 3 Overview 11 List of Subject Entities 4—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 4

App.8-4

Glossary of terms B Billion Deloitte Deloitte & Touche Financial Advisory Services Limited DTZ DTZ Cushman & Wakefield FSV Forced sale value GFA Gross floor area HKD Hong Kong Dollar, lawful currency of the Hong Kong Special Administrative Region of the PRC HIBOR Hong Kong Interbank Offered Rate HSBC The Hongkong and Shanghai Banking Corporation Limited ICBC Industrial and Commercial Bank of China (Asia) Limited IP Investment properties Kaisa/ the Company Kaisa Group Holdings Ltd. Kaisa Group / the Group Kaisa and its subsidiaries K&W King & Wood Mallesons L/C Letter of credit M Million Management Accounts Management accounts of Kaisa Group as at 30 September 2015 provided by management of Kaisa NBV Net book value PRC People’s Republic of China which, for the purpose of this document, excludes Hong Kong PHS Properties held for sale PPE Property and equipment PPE – Others Non-property assets under PPE PPE – Properties Property assets under PPE PUD Properties under development RMB Renminbi, lawful currency of the PRC SAFE State Administration of Foreign Exchange Sq.m. Square Meter Subject Entities 103 entities (including Kaisa), holding major assets and liabilities of Kaisa Group URP Urban Redevelopment Projects USD United States Dollar, lawful currency of the United States Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 5

App.8-5

Content Section Page Appendices No. Glossary of terms 5 Limitations 1 Scope of work 7 Scenario analysis 2 Source of information 9 Overview of the Group’s position 3 Overview 11 List of Subject Entities 4—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 6

App.8-6

Scope of work • By way of the Agreement, Deloitte was engaged, to conduct a financial analysis on Kaisa and its subsidiaries to compute the estimated recoveries to the creditors of Kaisa in the event that the proposed restructuring of the Group is not Scope of work implemented, resulting in a hypothetical liquidation of the subsidiaries (in their respective jurisdictions). • The liquidation analysis comprises an illustrative analysis on the estimated net realisations of the assets and the possible returns to the creditors of Kaisa in the event of hypothetical liquidations. • The liquidation analysis on Kaisa (and the Subject Entities) was conducted based on and after taking into consideration, among other things: 1) the unaudited financial information of the Subject Entities as at 30 September 2015 (unless otherwise stated) provided by Kaisa’s management, being the latest financial information made available; 2) the valuation report prepared by DTZ in relation to the FSVs of PUD, PHS, IP and PPE – Properties held by Subject Source of Entities as at 30 September 2015; information 3) the legal advice from K&W in relation to the priority claims and general court auction procedures pursuant to the relevant PRC bankruptcy laws applicable to the real estate industry; 4) The assumptions and representations from the management of Kaisa on the nature, quality and estimated recoveries of each key asset held by the Subject Entities; and 5) Information and representation from the management of Kaisa in relation to the validity of the onshore security/ collaterals/ encumbrances and charges over the assets of the Kaisa Group (see section “Source of information”). • The Subject Entities (100 onshore and 3 offshore entities of Kaisa Group) represent 100% of properties and projects Subject Entities currently held by Kaisa Group and 100% of Kaisa Group’s interest-bearing borrowings. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 7

App.8-7

Content Section Page Appendices No. Glossary of terms 5 Limitations 1 Scope of work 7 Scenario analysis 2 Source of information 9 Overview of the Group’s position 3 Overview 11 List of Subject Entities 4—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 8

App.8-8

Source of information Information used in conducting liquidation analysis • Management accounts of Kaisa Group as at 30 September 2015, consisting entity-level statements of financial position of the Subject Entities. • DTZ valuation report dated 25 February 2016 on FSVs of PUD, PHS, IP and properties assets under PPE owned by Kaisa Group as at 30 September 2015. • Legal advice issued by K&W dated 4 January 2016 in relation to the priority claims and general court auction procedures pursuant to the relevant PRC bankruptcy laws applicable to the real estate industry. • Representations and assumptions from management of Kaisa on nature, quality and estimated recoveries of each key asset held by the Subject Entities. • Information and representation from the management of Kaisa in relation to the validity of the onshore security/collaterals/encumbrances and charges over the assets of the Kaisa Group. Discussions with management of Kaisa Group During our work, we have interviewed and discussed with the following members of management team of Kaisa Group to obtain understanding on the nature, quality and estimated recoveries of various assets held by the Subject Entities: Name of personnel Position Department Siu, Chris Financial Controller Finance Zhang, Yu Manager Finance Luo, Tingting Manager Finance Mai, Fan Deputy General Manager Risk Management Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 9

App.8-9

Content Section Page Appendices No. Glossary of terms 5 Limitations 1 Scope of work 7 Scenario analysis 2 Source of information 9 Overview of the Group’s position 3 Overview 11 List of Subject Entities 4—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 10

App.8-10

Overview—Unaudited financial position of Kaisa as at 30 September 2015 RMB’000 Intercompany receivable Company Name RMB’000 ASSETS Approximately 99% of the Rui Jing Investment Company Limited 11,557,018 Non-current assets Company’s assets are in respect Wan Rui Chang Investment Company Limited 1,878,443 Wan Tai Chang Investment Company Limited 1,173,048 Investment in subsidiary of amounts due from 7 Wan Rui Fa Investment Company Limited 531,471 subsidiaries. Set out on the right Sub-total 7 are the details of the Kaisa Holdings Limited 334,610 Tai Chong Li Investment Company Limited 267,259 Current assets intercompany receivable as at 30 Chang Ye Investment Company Limited 235,630 September 2015. The amounts Advance Guard Investments Limited 208,871 Debtors, deposits and other receivables 86,583 are unsecured, interest-free and Hong Kong JiLiLong Industry Limited 197,740 Intercompany receivable 16,882,473 repayable on demand Bakai Investments(HongKong) Limited 166,993 Cash and cash equivalents Kaisa Group (Shenzhen) Company Limited 155,407 79,356 Sub-total Others 175,983 17,048,412 Total 16,882,473 Total assets 17,048,419 Borrowings LIABILITIES Borrowings mainly include Item Nature Particulars Original expiry date RMB’000 Current liabilities offshore senior notes amounted 2014 HSBC Loan I Bank borrowing 1.15% over HIBOR 2015 328,320 Convertible Bond Convertible bond 8% coupon 2015 1,437,384 to RMB14.2B; convertible bond Borrow ings 16,383,707 amounted to RMB1.4B; and 2016 Notes Senior notes 6.875% coupon 2016 1,806,778 Other payables 2013 HSBC Facility Bank borrowing 4.63% over HIBOR 2016 294,830 1,601,869 offshore bank borrowings of 2013 ICBC Facility Bank borrowing 4.5% over HIBOR 2016 124,470 Intercompany payable 686,355 RMB0.8B. Set out on the right 2017 Notes Senior notes 12.875% coupon 2017 1,611,554 are the details of the 2018 Notes Senior notes 8.875% coupon 2018 5,155,637 Sub-total 18,671,931 borrowings as at 30 September 2019 Notes Senior notes 9% coupon 2019 2,505,673 Total liabilities 18,671,931 2020 Notes Senior notes 10.25% coupon 2020 3,119,061 2015 Total 16,383,707 Net assets/(liabilities) (1,623,512) Other payables Contingent liabilities Other payables of RMB1.6B mainly represents accrued interest payable of RMB1.4B, arising from the 26,260,242 abovementioned borrowings *: Figures were extracted from the Management Accounts Intercompany payable Intercompany payables of RMB686M were mainly in respect of sale proceeds of properties received on Kaisa is principally involved in investment holding, behalf of its subsidiaries, namely Tai He Sheng Investment Company Limited (RMB320M) and Dong whilst its subsidiaries are in property development. Sheng Investment Company Limited (RMB303M). Majority of the Group’s fixed assets are held by the Contingent liabilities various subsidiaries (particularly the Subject Entities), Contingent liabilities refer to contingent claims by banks or financial institutions arising from corporate leaving a substantial inter-company balances in Kaisa guarantees granted by Kaisa in respect of credit facilities made available by banks or financial institutions for the advances made to/from its subsidiaries. to subsidiaries of Kaisa Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 11

App.8-11

Content Section Page Appendices No. Glossary of terms 5 Limitations 1 Scope of work 7 Scenario analysis 2 Source of information 9 Overview of the Group’s position 3 Overview 11 List of Subject Entities 4—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 12

App.8-12

Liquidation analysis—Methodology • The liquidation analysis is prepared based on assets and liabilities of the Subject Entities at each entity level. • This liquidation analysis estimates the potential recoveries which creditors of Kaisa may reasonably be expected to receive in the event of a liquidation of the Group. • This estimated recovery analysis is computed based on, among other things, the following : a) The unaudited financial information of the Subject Entities as at 30 September 2015; b) The estimated forced sale values of PUD, PHS, IP and PPE – Properties of Kaisa Group as assessed by DTZ, an independent firm of valuer; c) The rules, manner and distribution preference under the PRC bankruptcy laws and regulations as opined by K&W, an independent firm of solicitors; d) Information and representation from the management of Kaisa in relation to the validity of the onshore security/collaterals/encumbrances and charges over the assets of the Kaisa Group; and e) Representation and assumptions from the management of Kaisa in relation to the nature, quality and estimated recoveries of each key asset held by the Subject Entities. • In addition, the following factors were also taken into consideration in computing the estimated recoveries : a) The place of incorporation and legal jurisdictions of the Subject Entities; b) Security granted in favour of particular lenders, thereby reducing the assets value available for other (unsecured) creditors; c) Intercompany receivable and payable—As each entity has different creditors and stakeholders, it is necessary to include intercompany balances in the liquidation analysis to show the realisations achieved by each separate entity from all sources, including intercompany balances; d) Guarantee claims held in relation to respective credit facilities. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 13

App.8-13

Liquidation analysis (cont’d)—Key assumptions Each entity’s assets are to be realised and distributed to its creditors, taking into account the relevant securities held by the secured General creditors with shortfall (if any) ranked pari passu with other unsecured creditors. principle Remaining unsecured assets would be distributed according to the stipulated preferential order, before the proceeds can be distributed to unsecured creditors (including intercompany claims and corporate guarantee claims) on a pari passu basis. Process Assets in the PRC are to be realised through a court controlled auction process, which would be in a form of a distressed sale. For purpose of this recovery analysis, the realization of assets under the liquidation of Kaisa Group is assumed to have no tax impact. In the event the disposal give rise to tax liability, the return to creditors is expected to be lower than that of the current Tax / SAFE scenario. Proceeds arising from the realisation of onshore assets are assumed to be able to remit to offshore creditors smoothly, without SAFE issues. Restricted cash of pre-sale proceeds is to be refunded to property buyers, while receivables from banks (arose due to delay in Restricted release of mortgage loan(s) by relevant financial institutions) are assumed to be non-recoverable (as legal titles of properties are yet cash to be passed to property buyers). Accordingly, legal titles of PUD and PHS are assumed to be retained with Kaisa Group for disposal via tender process upon liquidation. Intercompany balances due from Subject Entities are computed based on the estimated return by each Subject Entity to its Inter-unsecured creditors. company Save for the Subject Entities, all inter-company balances due are not expected to be recoverable due to lack of underlying assets at balances each subsidiary. Liquidation costs of each Subject Entity, including liquidator and legal costs, costs and expenses incidental to the disposal (except for tax expense) are assumed to be paid in priority at 0.8% of estimated realizable value of assets available to preferential creditors Costs after considering guidance issued by The Supreme People’s Court of the PRC. Preferential remuneration / retrenchment costs are computed at 3.5 months of current employees’ wages, after taking into account the average years of service of the employees (approximately 3.5 years). Time value of money is not considered for purpose of this analysis. Others Joint venture enterprises and wholly owned subsidiaries are treated in the same way in the liquidation analysis. Exchange The exchange rates adopted for purpose of this analysis are HKD/RMB: 0.8208 and USD/RMB: 6.3613, being the published rates as rate at 30 September 2015 as set out under the SAFE official website. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 14

App.8-14

Liquidation analysis (cont’d)—Key assumptions (cont’d) The table below sets out assumptions on each key line item of assets under liquidation analysis: Estimated Realisation Assets Assumptions and Rationale rate PPE—Others 25%—Mainly motor vehicles and office equipment, where their net book values have been used as proxy for the current market values (before discounts are applied) Deferred income tax assets 0%—Advised by Kaisa’s management that tax losses can only be utlised by the relevant Subject Entities in future tax periods, and cannot be refunded, transferred or assigned. Accordingly, in a liquidation scenario, the estimated realisable value of deferred income tax assets is nil. Prepayments for proposed 70%—Mainly URP prepayments. Considering the positive prospect of the projects, Kaisa‘s management development projects advised that the contracts could be transferable at a mild discount to the investors.—Kaisa’s management has performed individual assessment to each item of URP prepayments according to each project’s development prospect and location.—Overall estimated realisable amount is around 70% of total. Land deposits 90%—Mainly deposits made in land acquisitions. Kaisa’s management has performed individual assessment to each item of land deposits according to each project’s development prospect and location.—For those located in first-tier cities: 100% realizable;—For those located in second-tier and third-tier cities: 0-50% realizable;—Overall estimated realisable amount is around 90% of total. Trade receivables 0% or 100%—Under the liquidation analysis, pre-sale proceeds from property sale would be refunded to property (Depends on the buyers and the relevant properties (with legal titles retained with Kaisa Group) would be disposed by situations) auction. As no properties would be delivered to property buyers, Kaisa Group could not receive the receivables from banks. Estimated realisation rate is set as 0%.—Estimated recovery rate of other trade receivables (e.g. receivable of rental income) is set as 100%. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 15

App.8-15

Liquidation analysis (cont’d)—Key assumptions (cont’d) The table below sets out assumptions on each key line item of assets under liquidation analysis: Estimated Realisation Assets Assumptions and Rationale rate Intercompany receivable Various—Realisation rate, i.e. the recovery rate of the unsecured creditors of the relevant group companies, varies from entity to entity. Prepayment & other deposits 50%—Prepayments & other deposits comprise payments made in advance of services being provided to the Subject Entities and deposits made under various business contracts. These are assumed to have limited realisable value under liquidation scenario. Other receivables 70%—Representation of Kaisa’s management.—RMB3.9B, of which Kaisa’s management considers RMB2.8B recoverable, including: • outstanding consideration resulted from disposal of former subsidiaries/projects (1.9B) • material cost paid to supplier which the transaction is cancelled subsequently (0.5B) • bank balances being debited by banks upon event of default (0.4B)—Overall realisable amount is around 70% of total. Prepaid taxes 0%—Advised by Kaisa’s management that prepaid taxes can only be utilised by the relevant Subject Entities and cannot be refunded, transferred or assigned. Accordingly, in a liquidation scenario, the estimated realisable value of prepaid taxes is nil. Restricted cash—guaranteed 100%—Based on K&W legal advice, this part of restricted cash would be utilised to settle bills payable. deposits for bills payable Restricted cash—proceeds 100%—Based on K&W legal advice, this part of restricted cash would be refunded to property buyers. from pre-sale properties Cash and cash equivalents 100%—Representation of Kaisa’s management. Others 0%—Immaterial and assumed as nil value under liquidation analysis. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 16

App.8-16

Liquidation analysis (cont’d)—Priority of claims (waterfall payments) under PRC rules and regulations In general, proceeds arising from Set out below is the summary of the ranking of the claims against the different categories of the assets to be realised in the course of the realization of the Group’s liquidation: assets can generally be divided into 4 categories: Creditors Pre-sale Construction Secured Other Pre-sale Construction Preferential Unsecured (pledged) costs lenders secured (un-pledged) costs creditors creditors 1. Restricted cash / Guaranteed property buyer (regarding (for bills lenders property (regarding deposits pledged payable and buyer un-pledged property) offshore loan property) 2. Proceeds from realisation of creditors secured by creditors pledged property (“Pledged Assets onshore L/C) Property Proceeds”) realised (I) (II) (III) (IV) (V) (VI) (VII) (VIII) 3. Proceeds from realisation of Restricted un-pledged property (“Un-??? Cash/ Pre-sale Guaranteed Pre-sale pledged Property Guaranteed Deposits proceeds (Note 1) deposits (Note 3) proceeds (Note 1) Proceeds”) 4. Proceeds from realisation of un-pledged (non-property) Pledged ?? Property ? After settling (I) After settling (I) assets (“Un-pledged (non- Proceeds (Note 2) and (II) property) Proceeds”) ? Notes: ? If there is (1) Pre-sale proceeds consist of 2 Un-pledged ?? If there is any any surplus categories, namely pre-sale proceeds Property ? After settling (I) ? After settling (I) surplus after after regarding pledged property (i.e. the underlying properties are pledged) Proceeds and (V) (Note 2) and (V) (Note 2) settling (I), settling (I), (V), (II) & (VI) (V), (II), and pre-sale proceeds regarding un- (VI) & (VII) pledged property (i.e. the underlying properties are un-pledged) Shortfall, to Shortfall, to Shortfall, to Shortfall, to Shortfall, to Shortfall, to (2) Outstanding construction costs 1. Bankruptcy Un-pledged rank pari passu rank pari passu rank pari passu rank pari passu rank pari passu rank pari passu expenses? consist of 2 categories, namely (non- with unsecured with unsecured with unsecured with unsecured with unsecured with unsecured After construction costs regarding pledged 2. Labour property) creditors(VIII), creditors(VIII), creditors(VIII), creditors(VIII), creditors(VIII), creditors(VIII), settling property (i.e. the underlying claims Proceeds after settling after settling after settling after settling after settling after settling 3. Tax claims (VII) properties are pledged) and (VII) (VII) (VII) (VII) (VII) (VII) construction costs regarding unpledged property (i.e. the underlying properties are un-pledged) Source of information: K&W legal advice (3) The management represents that, as at 30 September 2015, the amount of guaranteed deposit for offshore loans secured by onshore L/C is nil Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 17

App.8-17

Liquidation analysis (cont’d)—Property valuation Basis of valuation Discount factors • DTZ, a firm of independent valuers, was engaged to assess the values of • Set out below are discount factors computed based on the the properties of the Kaisa Group as at 30 September 2015, including the combinations of the factors under different circumstances: PUD, PHS, IP and PPE—Properties. 2-month marketing period • Based on the valuation report dated 25 February 2016, the aggregate Scenarios market value of the Group’s properties as at 30 September 2015 was approximately RMB70,720M. 1 2 3 4 5 6 7 8 A1 A1 A1 A1 A2 A2 A2 A2 • Separate scenarios were set out in the valuation report, indicating the B1 B1 B2 B2 B1 B1 B2 B2 estimated forced sale values of the properties (under a liquidation C1 C2 C1 C2 C1 C2 C1 C2 situation), in absence of a successful restructuring. In this regard, each property was applied with a discount factor to estimate its value under a DTZ opinion on discount factors (on market values) “forced sale” situation, taking into consideration the following assumptions, 0.75 0.65 0.70 0.60 0.70 0.60 0.65 0.55 factors and varying combinations: 12-month marketing period ? Marketing duration: Scenarios (i) sale in 2 months; and 1 2 3 4 5 6 7 8 (ii) sale in 12 months A1 A1 A1 A1 A2 A2 A2 A2 B1 B1 B2 B2 B1 B1 B2 B2 ? Factors such as, the location, the size and restrictions on the property C1 C2 C1 C2 C1 C2 C1 C2 Factors Scenario 1 Scenario 2 DTZ opinion on discount factors (on market values) Location, city A1 located at 1st-tier city A2 located at 2nd-tier city or 0.85 0.75 0.80 0.70 0.80 0.70 0.75 0.65 inferior location Size B1 GFA below 100,000 B2 GFA above 100,000 • Each property, depending on its conditions and circumstances, is to Sq.m. Sq.m. be applied with the relevant discount factor under 2 different Restrictions C1 Without restrictions C2 With restrictions imposed scenarios. imposed by imposed by by government or government or government or lending lending institutes lenders institutes Source of information: DTZ valuation report dated 25 February 2016 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 18

App.8-18

Liquidation analysis (cont’d)—Property valuation (cont’d) Base Case • For purpose of this report, the estimated forced sale values of the property were computed based on the average forced sale values estimated under the 2 scenarios (“Base Case”). • Set out below are the summary of the values of the Group’s properties as assessed by DTZ: Estimated Values by DTZ NBV as at 30 Sept Market Forced Sale Values Assets 2015 Value 2 months marketing period 12 months marketing period Base Case Note (2) RMB’000 RMB’000 RMB’000 Discount RMB’000 Discount factors RMB’000 factors IP 10,933,700 10,465,000 7,054,000 55%-75% 8,100,500 65%-85% 7,577,250 PUD 70,280,320 47,080,000 29,647,850 55%-65% 34,355,850 65%-75% 32,001,850 PHS 11,244,173 11,736,000 7,674,700 65%-75% 8,848,300 75%-85% 8,261,500 PPE – Properties(1) 989,348 1,439,000 1,006,950 65%-75% 1,150,850 75%-85% 1,078,900 Total 93,447,541 70,720,000 45,383,500 52,455,500 48,919,500 Notes: (1) PPE (with NBV of RMB1,167,339,000) consists of PPE – Properties of RMB989,348,000 and PPE – Others of RMB177,991,000 (2) Computed based on the average forced sale values estimated with 2 months marketing period and 12 months marketing period Source of information: DTZ valuation report dated 25 February 2016 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 19

App.8-19

Liquidation analysis (cont’d)—Estimated recovery analysis for Kaisa Base Case • The estimated recovery analysis is prepared assuming that the Company, in the absence of a restructuring plan, will be placed into insolvent liquidation. • Based on the unaudited financial statements of Kaisa as at 30 September 2015, the assets and liabilities of Kaisa and their respective estimated realisable values can be illustrated by the table at right. • The estimated realisable values were computed after taking into consideration the assumptions set out earlier and discussions with the management. • It is expected that in the event of a liquidation situation, the assets of the Kaisa Group would likely be disposed of at forced sale and/or low residual value, and that most of the proceeds arising from the disposal of the Group’s onshore assets (which constitute most if not all of the Group’s key assets) would be utilised for settlement of debts owing to its onshore creditors (thus do not bring any residual values for the benefits of Kaisa). • As illustrated, Kaisa is insolvent with liabilities (including contingent claims arising from corporate guarantees) far exceeding the estimated realizable values of its assets in a liquidation scenario. • The recovery by the unsecured creditors of Kaisa under a liquidation scenario is estimated at approximately 0.37%. • The estimated recoveries are prepared for indicative purpose only. Events or circumstances could occur that may give rise to either a deterioration or an improvement of these estimates and they should therefore be treated with caution in arriving at any decisions or actions based upon them. Variations in estimates could be material in substance. Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 28,279 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.11% 15,709 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 67.85% 12,553 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 168,243 Total assets (a) 17,048,419 168,243 Bankruptcy expenses (b) 1,346 Estimated surplus available for unsecured creditors (c)=(a)-(b) 166,897 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.37% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 20

App.8-20

Liquidation analysis (cont’d)—Estimated recovery analysis for Kaisa (cont’d) Scenario analysis It is expected that under a liquidation situation, the estimated return to the creditors of Kaisa are dependent, on amongst others the following: ? The estimated realisable values of the properties, which in turn will affect the estimated recoverable amounts of the inter-company balances;? The availability of the residual values arising from the winding up of the onshore subsidiaries to Kaisa;? The ability of the management in achieving the continued listing of the shares of Kaisa on the stock exchange Marketability Amounts recoverable from inter-of Properties company balances Residual Amounts recoverable from investment Values of in subsidiaries Note Onshore Subsidiaries Amounts realizable from listing Continued premium (assuming HKD100M) Listing Return to Creditors Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 For purpose of illustration, a scenario analysis have been drawn out, setting out the estimated return to the unsecured creditors under the respective scenarios: NET AMOUNT RECOVERABLE (RMB’M) 2 months 12 months Scenarios Base Case Disposal Disposal Residual value Listing from onshore premium 5,367.86 5,984.56 6,608.61 subsidiaries No listing (Note) premium 5,286.44 5,903.14 6,527.18 No residual value Listing from onshore premium 247.40 248.32 249.30 subsidiaries No listing (Note) premium 165.98 166.90 167.88 ESTIMATED RECOVERY RATE TO UNSECURED CREDITORS (%) 2 months 12 months Scenarios Base Case Disposal Disposal Residual value Listing from onshore premium 11.95% 13.32% 14.71% subsidiaries No listing (Note) premium 11.77% 13.14% 14.53% No residual value Listing from onshore premium 0.55% 0.55% 0.55% subsidiaries No listing (Note) premium 0.37% 0.37% 0.37% Based on the above, the estimated recovery to the unsecured creditors of Kaisa ranges between 0.37% and 14.71%. The estimated recoveries, are prepared for illustrative purpose only, and are subject to the result of the adjudication of claims received, the potential appreciation in property value and the costs and expenses incidental to the liquidation/disposal. Note: The management represents that residual value(s) from Subject Entities (i.e. dividends from Subject Entities to immediate holding companies after paying off debts), if any, would be mostly (if not all) absorbed by liabilities of the intermediate holding companies, and that it is highly unlikely to have any meaningful return to Kaisa (as dividend(s) to ultimate shareholder) ©2016 Deloitte China – Private and Confidential DRAFT 21

App.8-21

Content Section Page Glossary of terms 5 Scope of work 7 Source of information 9 Overview 11—Unaudited financial position of Kaisa as at 30 September 2015 Liquidation analysis 13—Methodology—Key assumptions—Priority of claims (waterfall payments) under PRC rules and regulations—Property valuation—Estimated recovery analysis for Kaisa Appendices 23 Appendices No. Limitations 1 Scenario analysis 2 Overview of the Group’s position 3 List of Subject Entities 4 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 22

App.8-22

Appendix 1 – Limitations

App.8-23

Limitations Compliance with statutory requirement • It is necessary to comply with both onshore and offshore statutory requirements for liquidation or restructuring. Limited scope analysis • We are heavily reliant upon the accuracy, validity and completeness of the financial and other information provided to us by the Company, its staff and advisors. We have not sought to audit or independently verify the information provided to us. Where information has been provided to us, we have assumed that it is accurate and current. • The liquidation analysis involves extensive use of estimates and assumptions, which are inherently subject to uncertainties and contingencies beyond the control of the Company, its management and advisors. As such, the actual recovery from the liquidation could be materially different from the expected recovery set forth in the liquidation scenario. Control of the PRC assets • As a majority of the Kaisa Group’s fixed assets are located in the PRC, our experience suggests that in the event of liquidation, it may take extra time and effort to effect the transfer of assets located in the PRC (which may or may not be successful) and complications may arise in transferring title of assets in PRC from the Subject Entities to the investor. Remittance of funds from the PRC • We have assumed that all proceeds (if any) generated from realisation of assets of the Group including intercompany balances can be remitted to creditors outside PRC under liquidation scenario. Reduction in realisable value of assets • It is generally opined that it is complicated to appoint liquidator to operate on behalf of the Company, realisable value of assets may therefore decrease under liquidation scenario. • Assets may have a lower realisable value under forced sale. • Experienced management may not stay to operate the business as a going concern. Tax issues • It is assumed that all proposed disposal of fixed assets of the Group are not subject to payment of any taxes; however, in certain cases, disposal may give rise to tax liability. If tax liability should arise, expected return to the creditors would decrease. Contingent liabilities • Given the scope of our work has been limited by the information made available to us, we have not taken into account of any other contingent liabilities of the Group, save for the known corporate guarantees on borrowings. Guarantee claims • A creditor may claim in full in respect of guarantee(s) given by any of the Subject Entities except that the amount of its admitted claim shall usually be reduced by the amount of its receipts from the primary obligor or any co-surety. However, the above is not considered in this liquidation analysis as the creditors are unlikely to get full recovery from the primary obligor, or any co-surety and the effect to the Company’s recovery rate is minimal. Adverse impact to PRC operations • The process of liquidation would have adverse impact on the continuation of PRC business (if any), affecting various aspects including suppliers, customers and cash flow. Substantial costs and expenses • Substantial costs and expenses would be incurred during the process of liquidation, which in turn reduces the recovery rate of creditors. Residual values from onshore subsidiaries • After paying off the debts, some Subject Entities may have residual values and could return the same to their intermediate shareholding companies by way of dividend. Based on the information provided to us by the Company, such residual values (if any) would be absorbed by the liabilities of those intermediate shareholding companies, resulting in little or nil returns to the Company (as ultimate shareholder). Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 24

App.8-24

Appendix 2 – Scenario analysis

App.8-25

Scenario analysis—2 months marketing period Scenario 1 ? Without residual values of onshore subsidiaries ? Without listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 27,353 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 9.75% 15,154 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 65.85% 12,182 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 167,317 Total assets (a) 17,048,419 167,317 Bankruptcy expenses (b) 1,339 Estimated surplus available for unsecured creditors (c)=(a)-(b) 165,978 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.37% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Scenario 2 ? With residual values of onshore subsidiaries? Without listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 27,353 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 9.75% 15,154 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 65.85% 12,182 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 167,317 Residual values from onshore subsidiaries 5,161,752 100.0% 5,161,752 Total assets (a) 22,210,171 5,329,069 Bankruptcy expenses (b) 42,633 Estimated surplus available for unsecured creditors (c)=(a)-(b) 5,286,436 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 11.77% ©2016 Deloitte China – Private and Confidential DRAFT 26

App.8-26

Scenario analysis (cont’d)—2 months marketing period (cont’d) Scenario 3 ? Without residual values of onshore subsidiaries ? With listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 27,353 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 9.75% 15,154 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 65.85% 12,182 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 167,317 Listing premium 82,081 100.0% 82,081 Total assets (a) 17,130,500 249,398 Bankruptcy expenses (b) 1,995 Estimated surplus available for unsecured creditors (c)=(a)-(b) 247,403 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.55% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Scenario 4 ? With residual values of onshore subsidiaries? With listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 27,353 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 9.75% 15,154 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 65.85% 12,182 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 167,317 Residual values from onshore subsidiaries 5,161,752 100.0% 5,161,752 Listing premium 82,081 100.0% 82,081 Total assets (a) 22,292,252 5,411,150 Bankruptcy expenses (b) 43,289 Estimated surplus available for unsecured creditors (c)=(a)-(b) 5,367,861 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 11.95% ©2016 Deloitte China – Private and Confidential DRAFT 27

App.8-27

Scenario analysis (cont’d)—Base Case (Average of 2 months and 12 months marketing period) Scenario 5 Scenario 6 ? Without residual values of onshore subsidiaries? With residual values of onshore subsidiaries ? Without listing premium? Without listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 28,279 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.11% 15,709 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 67.85% 12,553 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 168,243 Total assets (a) 17,048,419 168,243 Bankruptcy expenses (b) 1,346 Estimated surplus available for unsecured creditors (c)=(a)-(b) 166,897 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.37% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 28,279 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.11% 15,709 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 67.85% 12,553 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 168,243 Residual values from onshore subsidiaries 5,782,502 100.0% 5,782,502 Total assets (a) 22,830,921 5,950,745 Bankruptcy expenses (b) 47,606 Estimated surplus available for unsecured creditors (c)=(a)-(b) 5,903,139 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 13.14% ©2016 Deloitte China – Private and Confidential DRAFT 28

App.8-28

Scenario analysis (cont’d)—Base Case (Average of 2 months and 12 months marketing period) (cont’d) Scenario 7 Scenario 8 ? Without residual values of onshore subsidiaries? With residual values of onshore subsidiaries ? With listing premium? With listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 28,279 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.11% 15,709 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 67.85% 12,553 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 168,243 Listing premium 82,081 100.0% 82,081 Total assets (a) 17,130,500 250,324 Bankruptcy expenses (b) 2,003 Estimated surplus available for unsecured creditors (c)=(a)-(b) 248,321 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.55% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 28,279 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.11% 15,709 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 67.85% 12,553 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 168,243 Residual values from onshore subsidiaries 5,782,502 100.0% 5,782,502 Listing premium 82,081 100.0% 82,081 Total assets (a) 22,913,002 6,032,826 Bankruptcy expenses (b) 48,263 Estimated surplus available for unsecured creditors (c)=(a)-(b) 5,984,563 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 13.32% ©2016 Deloitte China – Private and Confidential DRAFT 29

App.8-29

Scenario analysis (cont’d)—12 months marketing period Scenario 9 ? Without residual values of onshore subsidiaries ? Without listing premium Scenario 10 ? With residual values of onshore subsidiaries? Without listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 29,270 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.50% 16,321 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 69.90% 12,932 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 169,234 Total assets (a) 17,048,419 169,234 Bankruptcy expenses (b) 1,354 Estimated surplus available for unsecured creditors (c)=(a)-(b) 167,880 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.37% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 29,270 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.50% 16,321 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 69.90% 12,932 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 169,234 Residual values from onshore subsidiaries 6,410,589 100.0% 6,410,589 Total assets (a) 23,459,008 6,579,823 Bankruptcy expenses (b) 52,639 Estimated surplus available for unsecured creditors (c)=(a)-(b) 6,527,184 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 14.53% ©2016 Deloitte China – Private and Confidential DRAFT 30

App.8-30

Scenario analysis (cont’d)—12 months marketing period (cont’d) Scenario 11 Scenario 12 ? Without residual values of onshore subsidiaries? With residual values of onshore subsidiaries ? With listing premium? With listing premium Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 29,270 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.50% 16,321 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 69.90% 12,932 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 169,234 Listing premium 82,081 100.0% 82,081 Total assets (a) 17,130,500 251,315 Bankruptcy expenses (b) 2,011 Estimated surplus available for unsecured creditors (c)=(a)-(b) 249,304 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 0.55% Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 Book value as at Realisation Estimated RMB’000 30 September rate realisable value 2015 ASSETS Non-current assets Investment in subsidiary 7 0.0%—Current assets Debtors, deposits and other receivables 86,583 70.0% 60,608 Intercompany receivable 16,882,473 n/a 29,270 -Kaisa Group (Shenzhen) Co., Ltd. 155,407 10.50% 16,321 -Shenzhen Woodland Height Shiye Co., Ltd. 18,500 69.90% 12,932 -Wan Jin Chang Investment Limited 11,450 0.00% —Hong Kong Kaisa Industry Co.,Limited 79,083 0.02% 17 -Others 16,618,032 0.00%—Cash and cash equivalents 79,356 100.0% 79,356 Sub-total 17,048,412 169,234 Residual values from onshore subsidiaries 6,410,589 100.0% 6,410,589 Listing premium 82,081 100.0% 82,081 Total assets (a) 23,541,089 6,661,904 Bankruptcy expenses (b) 53,295 Estimated surplus available for unsecured creditors (c)=(a)-(b) 6,608,609 LIABILITIES Current liabilities Borrowings 16,383,707 Other payables 1,601,869 Intercompany payable 686,355 Sub-total 18,671,931 Total liabilities (d) 18,671,931 Contingent liabilities (e) 26,260,242 Total obligations (f)=(d)+(e) 44,932,173 Estimated recovery to creditors (g)=(c)/(f) 14.71% ©2016 Deloitte China – Private and Confidential DRAFT 31

App.8-31

Appendix 3 – Overview of the Group’s position

App.8-32

Overview of the Group’s position—Group structure and financial position as at 30 September 2015 Simplified group chart Unaudited consolidated financial position of the Group as at 30 September 2015 (1) denotes the number of companies in the region/city. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 RMB’000 ASSETS Non-current assets Investment properties (IP) 10,933,700 Property and equipment (PPE) 1,167,339 Investment in associates 726,738 Long-term bank deposits 9,257 Deferred income tax assets 183,369 Subtotal 13,020,403 Current assets Properties under development (PUD) 70,280,320 Completed properties held for sale (PHS) 11,244,173 Prepayments for proposed development projects 10,175,390 Land deposits 5,376,046 Debtors, deposits and other receivables 5,065,290 Prepaid taxes 342,748 Derivatives financial assets 627 Restricted cash 875,402 Cash and cash equivalents 593,327 Short-term bank deposits 50,136 Subtotal 104,003,459 Total assets 117,023,862 LIABILITIES Non-current liabilities Borrow ings 8,835,123 Deferred income tax liabilities 1,437,292 Subtotal 10,272,415 Current liabilities Advance proceeds received from customers 16,343,456 Accrued construction costs 9,764,204 Income tax payable 3,619,126 Borrow ings 54,354,897 Other payables 9,162,496 Borrow ing from shareholder 2,877,000 Amounts due to non-controlling interests of subsidiaries 672,376 Financial derivatives 34,735 Subtotal 96,828,290 Total liabilities 107,100,705 Net assets/(liabilities) 9,923,157 *: Figures were extracted from the Management Accounts ©2016 Deloitte China – Private and Confidential DRAFT 33

App.8-33

Overview of the Group’s position (cont’d)—Key assets and liabilities of the Group as at 30 September 2015 Key assets • PUD, PHS, IP and PPE totaling RMB94B represents 80% of the total assets of Kaisa Group and approximately 59% of which are pledged in favour of onshore creditors. • All of properties under PUD, PHS, IP and PPE (i.e. major assets of Kaisa Group) are held by onshore subsidiaries. Key liabilities • Approximately 46% of Kaisa Group’s liabilities is onshore borrowing and 16% of liabilities is offshore borrowing. Onshore Creditors ? Majority of the onshore creditors have security over onshore assets or direct claims against onshore subsidiaries holding PUD, PHS, IP and PPE. Offshore Creditors ? Major assets of the offshore borrowers include investment in subsidiaries and inter-company balances. ? Most of the offshore creditors do not have exposure over major-asset holding companies in the PRC, but the guarantees/ share charges provided by offshore subsidiaries. RMB’000 Region Pearl Western Central Yangtze Pan-Bohai River China China Overseas Total River Delta Region Delta Region Region PUD+PHS+IP+PPE 44,685,456 18,724,551 8,937,174 14,715,981 6,555,801 6,569 93,625,532 (47.8%) (20.0%) (9.5%) (15.7%) (7.0%) (0.0%) (100%) Onshore interest- 31,814,203 10,373,441 2,400,000 2,289,157 1,791,888 48,668,689 -bearing borrowings (65.4%) (21.3%) (4.9%) (4.7%) (3.7%) (100%) Offshore interest- 17,398,331 17,398,331 — — -bearing borrowings Key assets position Item Pledged Un-pledged Total % RMB’000 (a) (b) (c)=(a)+(b) PUD 42,542,176 27,738,144 70,280,320 75% PHS 6,297,623 4,946,550 11,244,173 12% IP 5,812,300 5,121,400 10,933,700 12% PPE 355,988 811,351 1,167,339 1% Total 55,008,087 38,617,445 93,625,532 100% Liabilities position Item Amount % RMB’000 Secured onshore borrowing 27,695,776 26% Unsecured onshore borrowing 20,972,913 20% Offshore unsecured borrowing 17,398,331 16% Other liabilities (Note) 41,033,685 38% Total 107,100,705 100% Note: “Other Liabilities” as at 30 September 2015 were mainly in respect of advance proceeds received from customers (RMB16.3B), accrued construction costs (RMB9.8B), income tax payable (RMB3.6B) and other payables (RMB9.2B) Source of information: Management Accounts and management of Kaisa ©2016 Deloitte China – Private and Confidential DRAFT 34 Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016

App.8-34

Appendix 4 – List of Subject Entities

App.8-35

List of Subject Entities Pearl River Delta Number Chinese company name English company name 1宝吉工艺品（深圳）有限公司 Baoji Crafts (Shenzhen) Co., Ltd. 2深圳冠洋房地产有限公司 Shenzhen Guanyang Property Development Co., Ltd. 3惠州市金湖房地产有限公司 Huizhou Jinhu Property Development Co., Ltd. 4广东佳兆业房地产开发有限公司 GuangdongKaisa Property Development Co., Ltd. 5广州市佳瑞房地产开发有限公司 Guangzhou Jiarui Property Development Co., Ltd. 6深圳市金沙湾大酒店有限公司 Shenzhen Golden Bay Hotel Co., Ltd. 7深圳市悦峰投资有限公司 Shenzhen YueFeng Investment Co., Ltd. 8深圳市大鹏佳兆业房地产开发有限公司 Shenzhen Dapeng Kaisa Property Development Co., Ltd. 9广州市佳宇房地产开发有限公司 Guangzhou Jiayu Property Development Co., Ltd. 10广州市雅翔房地产开发有限公司 Guangzhou Yaxiang Property Development Co., Ltd. 11博罗县佳兆业置业有限公司 Boluo Kaisa Zhiye Co., Ltd. 12深圳市桂芳园实业有限公司 Shenzhen Woodland Height Shiye Co., Ltd. 13深圳市正昌泰投资咨询有限公司 Shenzhen Zhengchangtai Investment Consulting Co., Ltd. 14深圳市吉利隆实业有限公司 Shenzhen Jililong Shiye Co., Ltd. 15广州市兆昌房地产开发有限公司 Guanzhou Zhaochang Property Development Co., Ltd. 16佛山市顺德区理想城房地产投资有限公司 Foshan Shunde Ideal City Real Estate Investment Co., Ltd. 17珠海市佳兆业房地产开发有限公司 Zhuhai Kaisa Property Development Co., Ltd. 18惠州纬通房产有限公司 Huizhou Weitong Property Co., Ltd. 19惠州市华盛投资有限公司 Huizhou Huasheng Investment Co., Ltd. 20深圳市盐田佳兆业房地产开发有限公司 Shenzhen Yantian Kaisa Property Development Co., Ltd. 21惠州灿荣房产有限公司 Huizhou Canrong Property Ltd. 22珠海市展大房地产开发有限公司 Zhuhai Zhanda Property Development Co., Ltd. 23博罗县佳兆业房地产开发有限公司 Boluo Kaisa Property Co., Ltd. 24惠东县佳兆业房地产开发有限公司 Huidong Kaisa Property Development Limited 25深圳市天利安实业发展有限公司 Shenzhen Tianlian Industry Development Co., Ltd. 26佳兆业集团（深圳）有限公司 Kaisa Group (Shenzhen) Co., Ltd. 27佳兆业商业集团有限公司 Kaisa Commerce Group Co., Ltd. 28广州金贸房地产开发有限公司 Guangzhou Jinmao Property Development Co., Ltd. 29今盛工程管理咨询（深圳）有限公司 Jinsheng Engineering Management Consulting (Shenzhen) Co., Ltd. 30深圳市兴沃尔房地产开发有限公司 Shenzhen Xingwoer Property Development Co., Ltd. 31深圳市龙岗佳兆业房地产开发有限公司 Shenzhen Longgang Kaisa Property Development Co., Ltd. 32深圳市大业房地产开发有限公司 Shenzhen Daye Property Development Co., Ltd. 33熙丰管理咨询（深圳）有限公司 Xifeng Management Consulting (Shenzhen)Co,. Ltd. 34深圳市德泓管理咨询有限公司 Shenzhen Denghong Management Consulting Co., Ltd. 35丰隆集团有限公司 Fenglong Group Co., Ltd. 36深圳市泰建建筑工程有限公司 Shenzhen Taijian Construction Engineering Co., Ltd. 37佳兆业科技（惠州）有限公司 Kaisa Technology (Huizhou) Co., Ltd. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 36

App.8-36

List of Subject Entities (cont’d) Yangtze River Delta Number Chinese company name English company name 1上海新湾投资发展有限公司 Shanghai Xinwan Investment Development Co., Ltd. 2常州佳兆业房地产开发有限公司 Changzhou Kaisa Property Development Co., Ltd. 3江阴滨江雅园房地产开发有限公司 Jiangyin Binjiangyayuan Property Development Co., Ltd 4江阴香瑞园房地产开发有限公司 Jiangyin Xiangrui Property Development Co., Ltd. 5南京奥信房地产开发有限公司 Nanjing Aoxin Property Development Co., Ltd. 6上海嘉湾兆业房地产有限公司 Shanghai Jiawan Zhaoye Property Co., Ltd. 7泰州佳兆业江山房地产开发有限公司 Taizhou Kaisa Jiangshan Property Development Co., Ltd. 8佳兆业地产（上海）有限公司 Kaisa Property (Shanghai) Co., Ltd. 9可域酒店置业管理江阴有限公司 Leisure Land Hotel Property Management Jiangyin Co., Ltd. 10江阴水岸华府房地产开发有限公司 Jiangyin Washington Waterfront Property Development Co., Ltd. 11佳兆业房地产(杭州)有限公司 Kaisa Property (Hangzhou) Co., Ltd. 12浙江伍丰置业有限公司 Zhejiang Wufeng Zhiye Co., Ltd. 13佳兆业地产江阴有限公司 Kaisa Real Estate Jiangyin Co., Ltd. 14上海金湾兆业房地产开发有限公司 Shanghai Jinwan Zhaoye Property Development Co., Ltd. 15江阴市泰昌房地产开发有限公司 Jiangyin Taichang Property Development Co., Ltd. 16江阴金翠园房地产开发有限公司 Jiangyin Juicui Garden Property Development Co., Ltd. 17苏州市佳兆业上品房地产开发有限公司 Suzhou Kaisa Shangpin Property Development Co., Ltd. 18苏州市佳兆业房地产开发有限公司 Suzhou Kaisa Property Development Co., Ltd. 19江阴桂芳园房地产有限公司 Jiangyin Woodland Height Porperty Co., Ltd. 20杭溪隆业房地产（杭州）有限公司 Hangxilongye Property (Hangzhou) Co., Ltd. 21上海赢湾兆业房地产有限公司 Shanghai Yingwan Zhaoye Property Development Co., Ltd. 22上海诚湾兆业房地产有限公司 Shanghai Chengwan Zhaoye Property Development Co., Ltd. 23上海荣湾兆业房地产开发有限公司 Shanghai Rongwan Zhaoye Property Development Co., Ltd. 24江阴景行管理咨询有限公司 Jiangyin Jinghang Management Consulting Co., Ltd. 25上海青湾兆业房地产开发有限公司 Shanghai Qingwan Zhaoye Property Development Co., Ltd. Central China Region Number Chinese company name English company name 1佳兆业地产（武汉）有限公司 Kaisa Property (Wuhan) Co., Ltd. 2武汉市佳兆业投资有限公司 Wuhan Kaisa Investment Co., Ltd. 3武汉市君汇房地产开发有限公司 Wuhan Junhui Property Development Co., Ltd. 4湖南明泰置业发展有限公司 Hunan Mingtai Zhiye Development Co., Ltd. 5湖南佳兆业房地产开发有限公司 Hunan Kaisa Property Development Co., Ltd. 6株洲佳兆业置业有限公司 Zhuzhou Kaisa Zhiye Co., Ltd. 7湖南达业房地产开发有限公司 Hunan Daye Property Development Co., Ltd. Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 37

App.8-37

List of Subject Entities (cont’d) Pan-Bohai Region Number Chinese company name English company name 1大连华普置业有限公司 Dalian Huapu Zhiye Co., Ltd. 2佳兆业地产（丹东）有限公司 Kaisa Property (Dandong) Co., Ltd. 3桂芳园地产(营口)有限公司 Woodland Height Property (Yingkou) Co., Ltd. 4佳兆业地产(辽宁)有限公司 Kaisa Real Estate (Liaoning) Co., Ltd. 5八凯房地产开发（潍坊）有限公司 Bakai Property Development (Weifang) Co., Ltd. 6万泰昌房地产开发(绥中)有限公司 Wan Tai Chang Property Development (Suizhong) Co., Ltd. 7佳兆业东戴河房地产开发有限公司 Kaisa Dai River East Property Development Co., Ltd. 8佳兆业地产(营口)有限公司 Kaisa Property (Yingkou) Co., Ltd. 9佳兆业地产（辽阳）有限公司 Kaisa Property (Liaoyang) Co., Ltd. 10佳兆业商业置业管理(盘锦)有限公司 Kaisa Commerce Property Management (Panjin) Co., Ltd. 11佳兆业地产（绥中）有限公司 Kaisa Property (Suizhong) Co., Ltd. 12万瑞昌房地产开发（绥中）有限公司 Wan Rui Chang PropertyDevelopment (Suizhong) Co., Ltd. 13大连市佳兆业商业经营管理有限公司 Dalian Kaisa Commerce Operation Management Co., Ltd. 14佳兆业地产(本溪)有限公司 Kasia Real Estate (Benxi) Co., Ltd. 15佳兆业新都置业（青岛）有限公司 Kaisa Xindu Zhiye (Qingdao) Co., Ltd. 16佳兆业地产(鞍山)有限公司 Kaisa Property (Anshan) Co., Ltd. 17鞍山佳兆业商业管理有限公司 Anshan Kaisa Commerce Operation Management Co., Ltd. 18鞍山君汇上品房地产开发有限公司 Anshan Junhuishangpin Property Development Co., Ltd. 19可域酒店置业管理(绥中)有限公司 Leisure Land Hotel Zhiye Management (Suizhong) Co., Ltd. Western China Region Number Chinese company name English company name 1重庆佳兆业房地产开发有限公司 Chongqing Kaisa Property Development Co., Ltd. 2重庆深联投资有限公司 Chongqing Shenlian Investment Co., Ltd 3成都市鼎诚达房地产开发有限公司 Chengdu Dingchengda Property Development Co., Ltd. 4成都市锦新瑞房地产开发有限公司 Chengdu Jinxinrui Property Development Co., Ltd. 5重庆谈讯物联网科技有限公司 Chongqing Tanxun Wulianwang Technology Co., Ltd. 6四川天姿置业有限公司 Sichuan Tianzi Zhiye Co., Ltd. 7成都南兴银基房地产开发有限公司 Chengdu Nanxing Property Development Co., Ltd. 8成都锦城佳业房地产开发有限公司 Chengdu Jincheng Jiaye Property Development Co., Ltd. 9成都佳兆业投资有限公司 Chengdu Kaisa Investment Co., Ltd. 10成都天佳置业有限公司 Chengdu Tianjia Zhiye Co., Ltd. 11南充市佳兆业房地产有限公司 Nanchong Kaisa Property Co., Ltd. 12佳兆业置业（南充）有限公司 Kaisa Zhiye (Nanchong) Co., Ltd. Overseas Number Chinese company name English company name 1佳兆业集团控股有限公司 Kaisa Group Holdings Ltd. 2万晋昌投资有限公司 Wan Jin Chang Investment Limited 3香港佳兆业实业有限公司 Hong Kong Kaisa Industry Co., Limited Kaisa Group Holdings Ltd. – Liquidation analysis – March 2016 ©2016 Deloitte China – Private and Confidential DRAFT 38

App.8-38

About Deloitte Global Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”, its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global” does not provide services to clients. Please see www.deloitte.com/cn/en/about for a more detailed description of DTTL and its member firms. Deloitte provides audit, consulting, financial advisory, risk management, tax and related services to public and private clients spanning multiple industries. With a globally connected network of member firms in more than 150 countries, Deloitte brings world-class capabilities and high-quality service to clients, delivering the insights they need to address their most complex business challenges. Deloitte’s more than 225,000 professionals are committed to making an impact that matters. Deloitte serves 4 out of 5 Fortune Global 500 companies. About Deloitte in Greater China We are one of the leading professional services providers with 22 offices in Beijing, Hong Kong, Shanghai, Taipei, Chengdu, Chongqing, Dalian, Guangzhou, Hangzhou, Harbin, Hsinchu, Jinan, Kaohsiung, Macau, Nanjing, Shenzhen, Suzhou, Taichung, Tainan, Tianjin, Wuhan and Xiamen in Greater China. We have nearly 13,500 people working on a collaborative basis to serve clients, subject to local applicable laws. About Deloitte China The Deloitte brand first came to China in 1917 when a Deloitte office was opened in Shanghai. Now the Deloitte China network of firms, backed by the global Deloitte network, deliver a full range of audit, tax, consulting and financial advisory services to local, multinational and growth enterprise clients in China. We have considerable experience in China and have been a significant contributor to the development of China’s accounting standards, taxation system and local professional accountants. This communication contains general information only, and none of Deloitte Touche Tohmatsu Limited, its member firms, or their related entities (collectively, the “Deloitte Network” is, by means of this communication, rendering professional advice or services. No entity in the Deloitte network shall be responsible for any loss whatsoever sustained by any person who relies on this communication. ©2016. For information, contact Deloitte China.

App.8-39

APPENDIX 9

COMPANY’S SHAREHOLDING

As at the date of this Explanatory Statement, so far as the Company’s Directors were aware, persons other than the Directors or chief executive of the Company, who had an interest or a short position in its Common Shares or underlying Common Shares of the Company as recorded in the register required to be kept under section 336 of the SFO were as follows:

	Name of substantial shareholder	Capacity	Number of Common Shares(1)		Approximate percentage of the issued share capital of the Company (6)
					%
1.	Da Chang(2)	Beneficial owner	843,065,378	(L)	16.42	(L)
2.	Da Feng(3)	Beneficial owner	843,065,378	(L)	16.42	(L)
3.	Da Zheng(4)	Beneficial owner	843,065,377	(L)	16.41	(L)
4.	Funde Sino Life Insurance Co., Ltd (“Sino Life”) (5)	Beneficial owner	649,700,957	(L)	12.65	(L)
5.	Fund Resources Investment Holding Group Company Limited (“Fund Resources”)	Beneficial owner	887,995,149	(L)	17.29	(L)
6.	Others	Public shareholders	1,068,535,671		20.81

		Total	5,135,427,910		100

Notes:

(1)	The letter “L” denotes the person’s long position in the Common Shares and the letter “S” denotes the person’s short position in the Common Shares.
(2)	The entire issued share capital of each of Da Chang is wholly owned by Mr. Kwok Hiu Kwan.
(3)	The entire issued share capital of each of Da Feng is wholly owned by Mr. Kwok Ying Shing.
(4)	The entire issued share capital of each of Da Zheng is wholly owned by Mr. Kwok Ying Chi.
(5)	Fund Resources Investment Holding Group Company, which was wholly owned by Sino Life Insurance Co., Ltd., has a direct interest in 887,995,149 Common Shares (Long Position). By virtue of SFO, Funde Sino Life Insurance Co., Ltd is deemed to be interested in Common Shares held by Fund Resources Investment Holding Group Company Limited. Reference is made to the form of the disclosure of interests filed by Funde Sino Life Insurance Co., Ltd. on 4 December 2014.
(6)	The percentage was calculated based on 5,135,427,910 Common Shares as at the date of this Explanatory Statement.

App.9-1

In addition, the following Directors and executive officers each beneficially hold less than 1% shareholding in the Company:

Substantial Shareholders with Interest in controlled corporation

	Name of substantial shareholder	Capacity	Number of Common Shares(1)		Approximate percentage of the issued share capital of the Company (6) (%)
1.	Kwok Hiu Kwan(2)	Interest in controlled corporation	843,065,378	(L)	16.42	(L)
2.	Kwok Ying Chi(4)	Interest in controlled corporation	843,065,377	(L)	16.41	(L)
3.	Kwok Ying Shing(3)	Interest in controlled corporation	843,065,378	(L)	16.42	(L)

Long positions in the Common Shares

Name of Director	Capacity	Number of the underlying Common Shares		Approximate percentage of shareholding of the issued share capital of the Company (%)
Kwok Ying Shing(3)	Interest in controlled corporation	843,065,378	(L)	16.42%

Long positions in the underlying Common Shares

Name of Director	Capacity	Underlying Common Shares (under the Share Option Scheme)	Approximate percentage of the issued share capital of the Company
			(%)
SUN Yuenan	Beneficial Owner	20,020,000	0.39
ZHENG Yi	Beneficial Owner	588,000	0.01
YU Jianqing	Beneficial Owner	5,400,000	0.11
ZHANG Yizhao	Beneficial Owner	1,000,000	0.02
RAO Yong	Beneficial Owner	1,000,000	0.02

Share Option Scheme

The Group adopted its share option scheme on 22 November 2009 (“Share Option Scheme”), in order to attract, retain and motivate its directors, management members and employees. The Group has granted options to certain of its directors, management members and employees under such scheme and as of the date of this Explanatory Statement, options to subscribe for up to 124,874,000 Common Shares of the Company are outstanding.

App.9-2

Pursuant to the Share Option Scheme, the Board may at its discretion offer to grant an option to (1) any full-time or part-time employees, executive or offices of the Company or any of its subsidiaries; (2) any directors of the Company or any of its subsidiaries; and (3) any advisers, consultants, suppliers, customers and agents to the Company or any of its subsidiaries (“Eligible Participant”).

The maximum number of Common Shares in respect of which options may be granted under the Share Option Scheme and under any other share option scheme of the Company must not in aggregate exceed 10 percent of the Common Shares in issue immediately upon completion of the global offering as at the listing date of the Company1 (assuming that the Over-allotment Option is not exercised). As at the date of grant of any proposed grant of options, the maximum number of Common Shares in respect of which options may be granted is such number of Common Shares less the aggregate of the following Common Shares as at the date of grant: (a) the number of Common Shares which would be issued on the exercise in full of the options under the Share Option Scheme or other schemes but not cancelled, lapsed or exercised; (b) the number of Common Shares which have been issued and allotted pursuant to the exercise of any options under the Share Option Scheme or other schemes; and (c) the number of shares under the Share Option Scheme which has been granted and accepted but subsequently cancelled.

Notwithstanding the foregoing and subject to any alteration of the Company’s capital, the maximum number of Common Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under the Share Option Scheme and any other share option schemes of the Company at any time shall not exceed 30% of the Common Shares in issue from time to time.

The total number of Common Shares issued and which may fall to be issued upon exercise of the options granted under the share Option scheme and any other share option schemes of the Company to each Eligible Participant in any 12-month period up to the date of grant shall not exceed 1% of the Common Shares in issue as at the date of grant. Any further grant of options in excess of this 1% limit shall be subject to (i) the issue of a circular by the Company containing particulars of the Eligible Participant and options to be granted; and (ii) the approval of the Company’s shareholders in general meeting with such Eligible Participant and his associates abstaining from voting.

An option granted under the Share Option Scheme may be exercised at any time after the date of upon which the option is deemed to be granted and accepted and prior to the expiry of 10 years from that date. The period during which an option may be exercised is determined by the Board in its absolute discretion, save that no option may be exercised more than 10 years after it has been granted.

Where a compromise or arrangement between the Company and its members or creditors is proposed, the Company shall give notice to all grantees of the options on the same day as it gives notice of the meeting to its members or creditors summoning the meeting to consider such a scheme or arrangement and any grantee may by notice in writing to the Company accompanied by remittance for the full amount of the aggregate subscription price for the Common Shares in respect of which the notice is given, exercise the option to its full extent or to the extent specified in the notice and the Company will allot and issue such number of Common Shares to the grantee.

The Company may by resolution in general meeting or the Board at any time terminate the Share Option Scheme and in such event no further option shall be offered but the provisions of the Share Option Scheme shall remain in force to the extent necessary to give effect to the exercise of any option granted prior thereto. Options granted prior to such termination but not yet exercised at the time of termination shall continue to be valid and exercisable in accordance with the Share Option Scheme.

[1]	The figure can be adjusted subject to approval of the shareholders of the Company in general meeting and issue of a circular by the Company.

App.9-3

APPENDIX 10

FINANCING OF THE GROUP

1.1	Financing of the Offshore Operations

(a)	The Group has undertaken a number of offshore financing transactions since the initial public offering of its shares in December 2009. The following paragraphs explain the offshore financing arrangements.

(b)	The Group’s current offshore financing arrangements consist of the following arrangements. For avoidance of doubt certain of these arrangements, at the time of this Explanatory Statement, have moved or are in the process of being moved from offshore financing to onshore financing for reasons explained. These are denoted by (*) with further explanations in the relevant paragraphs

(i)	the 2017 Notes;

(ii)	the 2020 Notes;

(iii)	the 2018 Notes;

(iv)	the 2016 Notes;

(v)	the 2019 Notes;

(vi)	the Convertible Bonds;

(vii)	the HSBC 2013 Loan;

(viii)	the ICBC Loan;

(ix)	the ICBC 2011 Loan ;

(x)	the 2013 ICBC Paris Loan*;

(xi)	the 2014 ICBC Paris Loan I*;

(xii)	the 2014 ICBC Paris Loan II ((xi), (xii) and (xiii) together the “ICBC Paris Loans”)*; and

(xiii)	the HSBC 2014 Loan.

(c)	In addition, although not a financing arrangement as such, in order to fully inform Scheme Creditors of its financial obligations, this Appendix (for convenience) also deals with the HSBC ISDA.

1.2	The 2017 Notes

(a)	On 18 September 2012, the Company entered into the 2017 Indenture pursuant to which the Company issued the 2017 Notes. As at 30 September 2015, US$250 million in principal amount of the 2017 Notes was outstanding.

App.10-1

(b)	The Company’s obligations under the 2017 Notes are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the 2017 Notes.

(c)	The 2017 Notes bear interest at 12.875% per annum, payable semi-annually in arrears.

(d)	Subject to certain conditions and exceptions, the 2017 Indenture contains certain covenants, restricting the Company and its Restricted Subsidiaries from, among other things:

(i)	incurring additional indebtedness and issuing preferred stock;

(ii)	making investments or other restricted payments;

(iii)	paying dividends or making other distributions;

(iv)	repurchasing or redeeming capital stock;

(v)	guaranteeing indebtedness;

(vi)	entering into certain transactions with affiliates;

(vii)	creating liens;

(viii)	entering into sale and leaseback transactions;

(ix)	selling assets;

(x)	entering into agreements that restrict Restricted Subsidiaries’ ability to pay dividends;

(xi)	issue and sell capital stock of Restricted Subsidiaries;

(xii)	effect a consolidation or merger; and

(xiii)	engaging in different business activities.

(e)	The 2017 Indenture contains certain customary events of default including. amongst others:

(i)	default in the payment of principal, or of any premium, on the 2017 Notes, when such payments become due; and

(ii)	default in payment of interest which continues for a period of 30 days.

(f)	If an event of default occurs and is continuing, the Existing Notes Trustee or the holders of at least 25% of the outstanding 2017 Notes may declare the principal of the 2017 Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

App.10-2

(g)	Upon the occurrence of a certain event of change of control and a rating decline, the Company is obligated to make an offer to repurchase all outstanding 2017 Notes at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest.

(h)	The maturity date of the 2017 Notes is 18 September 2017.

(i)	At any time on or after 18 September 2015, the Company may redeem the 2017 Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period commencing on 18 September of any year set forth below:

Period	Redemption Price
2015	106.438%
2016	103.219%

(j)	At any time prior to 18 September 2015, the Company may redeem all or any portion of the 2017 Notes at a redemption price equal to 100% of the principal amount of the 2017 Notes, plus a premium as of, and any accrued and unpaid interest to, the redemption date.

(k)	At any time prior to 18 September 2015, the Company may redeem up to 35% of the aggregate principal amount of the 2017 Notes at a redemption price equal to 112.875% of the principal amount of the 2017 Notes, plus any accrued and unpaid interest with the proceeds from sales of certain kinds of the Company’s capital stock, subject to certain conditions.

(l)	Additionally, if the Company or a Subsidiary Guarantor under the 2017 Indenture would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Group may redeem the 2017 Notes at a redemption price equal to 100% of the principal amount of the 2017 Notes, plus any accrued and unpaid interest, subject to certain exceptions.

(m)	On 18 September 2012, the Existing Notes Trustee executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

1.3	The 2020 Notes

(a)	On 8 January 2013, the Company entered into the 2020 Indenture, pursuant to which the Company issued the 2020 Notes. As of the date of 30 September 2015, US$500 million in principal amount of the 2020 Notes was outstanding.

App.10-3

(b)	The Company’s obligations under the 2020 Notes are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the 2020 Notes.

(c)	The 2020 Notes bear interest at 10.25% per annum, payable semi-annually in arrears.

(d)	The 2020 Indenture contains substantially similar restrictive covenants as the 2017 Indenture.

(e)	The 2020 Indenture defines substantially similar events of default as the 2017 Indenture.

(f)	If an event of default occurs and is continuing, the Existing Notes Trustee or the holders of at least 25% of the outstanding 2020 Notes may declare the principal of the 2020 Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

(g)	Upon the occurrence of a certain event of change of control and a rating decline, the Company is obligated to make an offer to repurchase all outstanding 2020 Notes at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest.

(h)	The maturity date of the 2020 Notes is 8 January 2020.

(i)	At any time on or after 8 January 2017, the Company may redeem the 2020 Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on 8 January of any year set forth below:

Period	Redemption Price
2017	105.1250%
2018	102.5625%
2019	100%

(j)	At any time prior to 8 January 2017, the Company may redeem all or any portion of the 2020 Notes at a redemption price equal to 100% of the principal amount of the 2020 Notes, plus a premium as of, and any accrued and unpaid interest to, the redemption date.

(k)	At any time prior to 8 January 2016, the Company may redeem up to 35% of the aggregate principal amount of the 2020 Notes at a redemption price equal to 110.25% of the principal amount of the 2020 Notes, plus any accrued and unpaid interest with the proceeds from sales of certain kinds of the Company’s capital stock, subject to certain conditions.

App.10-4

(l)	Additionally, if the Company or a Subsidiary Guarantor under the 2020 Indenture would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Group may redeem the 2020 Notes at a redemption price equal to 100% of the principal amount of the 2020 Notes, plus any accrued and unpaid interest, subject to certain exceptions.

(m)	On 8 January 2013, the Existing Notes Trustee executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

(n)	The Company did not make a scheduled interest payment of US$23 million on the 2020 Notes which was due 8 January 2015 but made the interest payment prior to 7 February 2015. Under the terms of the 2020 Notes, since the Company made such interest payment within 30 days after the original due date, no event of default occurred.

1.4	The 2018 Notes

(a)	On 19 March 2013, the Company entered into the 2018 Indenture pursuant to which the Company issued the 2018 Notes. The Company issued additional 2018 Notes on 13 January 2014. As of the date of 30 September 2015, US$800 million in principal amount of the 2018 Notes was outstanding.

(b)	The Company’s obligations under the 2018 Notes are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the 2018 Notes.

(c)	The 2018 Notes bear interest at 8.875% per annum, payable semi-annually in arrears.

(d)	The 2018 Indenture contains substantially similar restrictive covenants as the 2017 Indenture.

(e)	The 2018 Indenture defines substantially similar events of default as the 2017 Indenture.

(f)	If an event of default occurs and is continuing, the Existing Notes Trustee or the holders of at least 25% of the outstanding 2018 Notes may declare the principal of the 2018 Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

(g)	Upon the occurrence of a certain event of change of control and a rating decline, the Company is obligated to make an offer to repurchase all outstanding 2018 Notes at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest.

(h)	The maturity date of the 2018 Notes is 19 March 2018.

App.10-5

(i)	At any time on or after 19 March 2016 the Company may redeem the 2018 Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on 19 March of any year set forth below:

Period	Redemption Price
2016	104.4375%
2017	102.2188%

(j)	At any time prior to 19 March 2016, the Company may redeem all or any portion of the 2018 Notes at a redemption price equal to 100% of the principal amount of the 2018 Notes, plus a premium as of, and any accrued and unpaid interest to, the redemption date.

(k)	At any time prior to 19 March 2016, the Company may redeem up to 35% of the aggregate principal amount of the 2018 Notes at a redemption price equal to 108.875% of the principal amount of the 2018 Notes, plus any accrued and unpaid interest with the proceeds from sales of certain kinds of the Company’s capital stock, subject to certain conditions.

(l)	Additionally, if the Company or a Subsidiary Guarantor under the 2018 Indenture would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Company may redeem the 2018 Notes at a redemption price equal to 100% of the principal amount of the 2018 Notes, plus any accrued and unpaid interest, subject to certain exceptions.

(m)	On 19 March 2013, the Existing Notes Trustee executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

1.5	The 2016 Notes

(a)	On 22 April 2013, the Company entered into the 2016 Indenture pursuant to which the Group issued the RMB-denominated 2016 Notes. As of the date of 30 September 2015, RMB1.8 billion (equivalent to approximately US$283 million) in principal amount of the 2016 Notes was outstanding.

(b)	The Company’s obligations under the 2016 Notes are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the 2016 Notes.

(c)	The 2016 Notes bear interest at 6.875% per annum, payable semi-annually in arrears.

App.10-6

(d)	The 2016 Indenture contains substantially similar restrictive covenants as the 2017 Indenture.

(e)	The 2016 Indenture defines substantially similar events of default as the 2017 Indenture.

(f)	If an event of default occurs and is continuing, the Existing Notes Trustee or the holders of at least 25% of the outstanding 2016 Notes may declare the principal of the 2016 Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

(g)	Upon the occurrence of a certain event of change of control, the Company is obligated to make an offer to repurchase all outstanding 2016 Notes at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest. Unlike the 2017 Notes, the 2020 Notes, the 2018 Notes or the 2019 Notes, this obligation to offer to repurchase under the 2016 Notes is not predicated upon a rating decline.

(h)	The maturity date of the 2016 Notes is 22 April 2016.

(i)	At any time, the Company may redeem the 2016 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2016 Notes, plus a premium as of, and any accrued and unpaid interest to, the redemption date.

(j)	Additionally, if the Company or a Subsidiary Guarantor under the 2016 Indenture would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Company may redeem the 2016 Notes at a redemption price equal to 100% of the principal amount of the 2016 Notes, plus any accrued and unpaid interest, subject to certain exceptions.

(k)	On 22 April 2013, the Existing Notes Trustee executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

(l)	By a facility letter dated 11 April 2013, the Group entered into the 2002 ISDA Master Agreement with HSBC, as the swap counterparty, to manage its foreign exchange rate risk arising from the issuance of the RMB-denominated 2016 Notes. For further details of the term swap please see 1.15 HSBC ISDA below.

1.6	The 2019 Notes

(a)	On 6 June 2014, the Company entered into the 2019 Indenture pursuant to which the Company issued the 2019 Notes. As of the date of 30 September 2015, US$400 million in principal amount of the 2019 Notes was outstanding.

App.10-7

(b)	The Company’s obligations under the 2019 Notes are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the 2019 Notes.

(c)	The 2019 Notes bear interest at 9% per annum, payable semi-annually in arrears.

(d)	The 2019 Indenture contains substantially similar restrictive covenants as the 2017 Indenture.

(e)	The 2019 Indenture defines substantially similar events of default as the 2017 Indenture.

(f)	If an event of default occurs and is continuing, the Existing Notes Trustee or the holders of at least 25% of the outstanding 2019 Notes may declare the principal of the 2019 Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

(g)	Upon the occurrence of a certain event of change of control and a rating decline, the Company is obligated to make an offer to repurchase all outstanding 2019 Notes at a purchase price equal to 101% of their principal amount plus any accrued and unpaid interest.

(h)	The maturity date of the 2019 Notes is 6 June 2019.

(i)	At any time on or after 6 June 2017 the Company may redeem the 2019 Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on June 6 of any year set forth below:

Period	Redemption Price
2017	104.5%
2018	102.25%

(j)	At any time prior to 6 June 2017, the Company may redeem the 2019 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2019 Notes, plus a premium as of, and any accrued and unpaid interest to, the redemption date.

(k)	At any time prior to 6 June 2017, the Company may redeem up to 35% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 109% of the principal amount of the 2019 Notes, plus any accrued and unpaid interest with the proceeds from sales of certain kinds of the Company’s capital stock, subject to certain conditions.

(l)	Additionally, if the Company or a Subsidiary Guarantor under the 2019 Indenture would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Company may redeem the 2019 Notes at a redemption price equal to 100% of the principal amount of the 2019 Notes, plus any accrued and unpaid interest, subject to certain exceptions.

App.10-8

(m)	On 6 June 2014, the Existing Notes Trustee executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

1.7	Convertible Bonds

(a)	On 20 December 2010, the Company entered into the Trust Deed pursuant to which the Company issued an aggregate principal amount of RMB1,500 million 8% Convertible Bonds due 2015. As of the date of this Explanatory Statement, the outstanding principal amount of the Convertible Bonds was US$231.6 million) being the aggregate face value of the Convertible Bonds that fell due upon their maturity on 20 December 2015, the RMB-denominated amount having been converted to US$ on 17 December 2015 in accordance with the terms of the Trust Deed.

(b)	The obligations pursuant to the Convertible Bonds are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of all sums payable under the Convertible Bonds.

(c)	The Company’s obligations under the Trust Deed constituting the Convertible Bonds are secured by the Collateral. In addition, the Company and each Subsidiary Guarantor Pledgor under the Trust Deed may, subject to certain conditions, incur additional indebtedness provided that such indebtedness would be on a pari passu basis with the Convertible Bonds and the related subsidiary guarantees, and other pari passu secured indebtedness permitted under the Trust Deed.

(d)	The Convertible Bonds bear an interest rate of 8% per annum, payable semi-annually in arrears.

(e)	The Company agreed, among other things, that neither its Subsidiaries nor it will create or agree to create or permit to arise or subsist any encumbrance on its present or future undertaking, properties, assets, rights or revenues (save for certain exceptions or permitted cases).

(f)	The Trust Deed contains certain customary events of default, including, among others, default in the payment of principal or interest on the Convertible Bonds, when such payments become due;

(g)	If an event of default occurs, the trustee under the Trust Deed may at its sole discretion, and if so requested in writing by the CB Holders of not less than 25% of the outstanding Convertible Bonds, or if so directed by an extraordinary resolution, may declare the principal of the Convertible Bonds plus any accrued and unpaid interest to be immediately due and payable.

App.10-9

(h)	The maturity date of the Convertible Bonds is 20 December 2015.

(i)	If the Company or a Subsidiary Guarantor under the Trust Deed would become obligated to pay certain additional amounts as a result of certain changes in specified tax law, the Company may redeem the Convertible Bonds, in whole but not in part, at their principal amount, plus any accrued and unpaid interest to the date of redemption, subject to certain exceptions.

(j)	At any time after 20 December 2013 and prior to the maturity date, the Company may redeem, in whole but not in part, the Convertible Bonds at their principal amount, together with any accrued but unpaid interest to the date of redemption, if the closing price of its shares translated into RMB at the prevailing rate applicable to the relevant trading day for 20 out of 30 consecutive trading days prior to the date upon which notice of such redemption is published, was at least 130% of the then conversion price translated into RMB at the fixed exchange rate of RMB1.00 to HK$1.16560.

(k)	At any time prior to the maturity date, the Company may redeem, in whole but not in part, the outstanding Convertible Bonds at their principal amount, together with any accrued but unpaid interest to the date of redemption, if at any time at least 90% in principal amount of the Convertible Bonds originally issued has already been converted, redeemed or purchased and cancelled.

(l)	Following the occurrence of a delisting of its shares or their suspension for trading for 30 or more consecutive trading days on the SEHK or an alternative stock exchange, or a change of control event, the CB Holder of each Convertible Bond will have the right at such CB Holder’s option, to require the Company to redeem all, but not some only, of such CB Holder’s Bonds at their principal amount, together with any accrued but unpaid interest to the date of redemption.

(m)	Each CB Holder had the right at such CB Holder’s option, to require the Company to redeem all or some of such CB Holder’s Bonds on 20 December 2013 at their principal amount, together with interests accrued to such date.

(n)	The Convertible Bonds were, at the option of the CB Holders, convertible, on or after 30 January 2011 up to the close of business on the tenth day prior to the maturity date, (or if such Convertible bond shall have been called for redemption by the Company before the maturity date, then up to the close of business on a date no later than 10 days prior to the date fixed for redemption, or if notice requiring redemption has been given by such CB Holder, then up to the close of business on the day prior to the giving of such notice) into its fully paid ordinary shares with a par value of HK$0.10 each at an initial conversion price of HK$2.82 per share with a fixed exchange rate of RMB1.00 to HK$1.16560. The conversion price is subject to adjustment for, among other things, consolidation, subdivision or reclassification of shares, capitalisation of profits or reserves, distributions, rights issues and other dilutive events as described in the Trust Deed and the terms and conditions relating to the Convertible Bonds. On or about August 2013, RMB 200,000 of principal was converted.

App.10-10

(o)	On 20 December 2010, the Company, the Subsidiary Guarantor Pledgors, the Common Security Trustee and the CB Trustee entered into the Existing Intercreditor Agreement. The agreement provides that the security interests created by the Collateral will be shared on a pari passu basis among the CB Holders and any holder of permitted pari passu secured indebtedness or their agent or trustee who become parties to the Existing Intercreditor Agreement.

1.8	HSBC 2013 Loan

(a)	On 2 August 2013, the Company entered into a facility agreement in connection with a HK$400 million term loan facility with HSBC as the lender. The proceeds of the facility were to be used for general corporate purposes. On 9 August 2013, the Company drew down the entire amount under the HSBC 2013 Loan. As of the date of this 30 September 2015, HK$360 million in principal amount was outstanding under the HSBC 2013 Loan.

(b)	The HSBC 2013 Loan bears interest at the rate of 4.63% per annum over the Hong Kong Interbank Offered Rate (the “HIBOR”), payable quarterly from the first drawdown date. Any amount outstanding under the HSBC 2013 Loan which is unpaid on the due date will bear interest at 3% per annum over the applicable interest rate.

(c)	The HSBC 2013 Loan has a final maturity date of three years from the first drawdown date and is repayable in six semi-annual instalments and in the amounts as follows: (i) on the date falling six months from the first drawdown date, 5% of the principal amount of loan outstanding on 2 February 2014; (ii) on the date falling 12 months from the first drawdown date, 5% of the principal amount of loan outstanding on 2 February 2014; (iii) on the date falling 18 months from the first drawdown date, 10% of the principal amount of loan outstanding on 2 February 2014; (iv) on the date falling 24 months from the first drawdown date, 15% of the principal amount of loan outstanding on 2 February 2014; (v) on the date falling 30 months from the first drawdown date, 20% of the principal amount of loan outstanding on 2 February 2014; and (vi) on the date falling 36 months from the first drawdown date, 45% of the principal amount of loan outstanding on 2 February 2014. The Group may, by giving not less than ten business days’ prior notice, prepay on any interest payment date the whole or any part of the loan subject to payment of a prepayment charge calculated at 1% flat on the amount prepaid.

(d)	The Company’s obligations under the HSBC 2013 Loan are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the HSBC 2013 Loan.

(e)	The HSBC 2013 Loan contains the following financial covenants restricting the Group:

App.10-11

(i)	the consolidated tangible net worth shall not at any time be less than RMB11,000,000,000;

(ii)	the ratio of consolidated net debt to consolidated tangible net worth shall not at any time be more than 1:1;

(iii)	the ratio of consolidated EBITDA of a relevant period to the consolidated finance charges of that relevant period shall not at any time be less than 1.5:1;

(iv)	the ratio of consolidated current assets to consolidated current liabilities shall not at any time be less than 1.2:1;

(v)	the ratio of consolidated PRC borrowings to the consolidated total assets shall not at any time be more than 0.5:1; and

(vi)	the ratio of the dividend payout of a relevant period to the consolidated net profit after tax of that relevant period shall not at any time be more than 0.4:1

(f)	The Company has further agreed, among other things, that it will not create or allow to exist any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect on any of its assets, unless such security interest is a permitted security interest as defined in the facility agreement, including security interest the benefit of which is extended equally and rateably to the lender under the HSBC 2013 Loan.

(g)	The HSBC 2013 Loan contains certain customary events of default including insolvency and breaches of the terms of the HSBC 2013 Loan.

(h)	The lender is entitled to terminate all or any part of the total commitment and/or declare that all or part of any amounts outstanding are immediately due and payable and/or payable on demand by the lender.

(i)	On 5 August 2013, HSBC as the lender of the HSBC 2013 Loan executed a supplement to the Existing Intercreditor Agreement to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

(j)	On 1 January 2015, the Group announced that it had received a notice from HSBC, stating that the resignation of Chairman Kwok had triggered the mandatory prepayment provision under the HSBC 2013 Loan and demanding immediate repayment of all the loans together with the accrued interest thereon under the HSBC 2013 Loan on 31 December 2014, being the effective date of Chairman Kwok’s resignation. The Group had not made the payment as requested.

(k)	On 7 January 2015, the Group received a notice from HSBC to waive the breach of the HSBC 2013 Loan in respect of the resignation of Chairman Kwok as the Group’s chairman, in order to allow it to formulate viable repayment proposals and related options. Accordingly, the Group was no longer required to immediately repay amounts outstanding pursuant to the terms of the HSBC 2013 Loan.

App.10-12

(l)	On 16 February 2015, the Group received a letter from HSBC asserting that an event of default under the HSBC 2013 Loan had occurred due to its failure to make payment of a repayment instalment in the amount of HK$40 million on its due date and therefore demanding immediate payment of the loan and accrued interest thereon due amounting to approximately HK$364.8 million in aggregate.

1.9	ICBC Loan

(a)	On 2 September 2013, the Company entered into a facility agreement in connection with a HK$250 million term loan facility with the Industrial and Commercial Bank of China (Asia) Limited (“ICBC”) as the lender. The proceeds of the facility were to be used for general corporate purposes. On 5 September 2013, the Company drew down the entire amount under the ICBC Loan. As of the date of 30 September 2015, HK$155 million in principal amount is outstanding under the ICBC Loan.

(b)	The ICBC Loan bears interest at the rate of 4.5% per annum over HIBOR, payable quarterly from the first drawdown date. Any amount outstanding under the ICBC Loan which is unpaid on the due date will bear interest at 3% per annum over the applicable interest rate.

(c)	The ICBC Loan has a final maturity date of 31 December 2016 and is repayable in five semi-annual instalments and in the amounts as follows: (i) on the date falling 18 months from the first drawdown date, 15% of the principal amount of loan outstanding on 2 March 2014; (ii) on the date falling 24 months from the first drawdown date, 15% of the principal amount of loan outstanding on 2 March 2014; (iii) on the date falling 30 months from the first drawdown date, 15% of the principal amount of loan outstanding on 2 March 2014; (iv) on the date falling 36 months from the first drawdown date, 20% of the principal amount of loan outstanding on 2 April 2014; and (v) on the final maturity date, 35% of the principal amount of loan outstanding on 2 April 2014. The Group may, by giving not less than three days’ prior notice, prepay on any interest payment date the whole or any part of the loan subject to payment of a prepayment charge calculated at 0.25% flat on the amount prepaid.

(d)	The Company’s obligations under the ICBC Loan are guaranteed by the Subsidiary Guarantors. Each of the Subsidiary Guarantors, jointly and severally, guarantees the due and punctual payment of the principal, any premium, and interest on, and all other amounts payable under, the ICBC Loan.

(e)	Pursuant to the ICBC Loan, the Company has agreed to the following financial covenant:

App.10-13

(i)	the ratio of consolidated net debt to consolidated tangible net worth shall not at any time be more than 1.1:1.

(f)	The Company has further agreed, among other things, that it will not create or allow to exist any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect on any of its assets, unless such security interest is permitted under the ICBC Loan, including security interest the benefit of which is extended equally and rateably to the lender under the ICBC Loan.

(g)	The ICBC Loan contains certain customary events of default, including insolvency and breaches of the terms of the ICBC Loan.

(h)	The lender is entitled to terminate all or any part of the total commitment and/or declare that all or part of any amounts outstanding are immediately due and payable and/or payable on demand by the lender.

(i)	On 3 September 2013, ICBC as the lender of the ICBC Loan executed a supplement to the Existing Intercreditor Agreement dated 20 December 2010 to become a secured party under the Existing Intercreditor Agreement and to share the Collateral on a pari passu basis with other holders of permitted pari passu secured indebtedness or their agent or trustee who are parties to the Existing Intercreditor Agreement.

1.10	ICBC 2011 Loan

(a)	On 2 March 2011, the Company, as guarantor, and Hong Kong Kaisa Industry Co., Limited (“HK Kaisa Industry”), the Company’s wholly owned subsidiary incorporated in Hong Kong, as borrower, signed a facility letter with ICBC. The loan facility is a U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$59.5 million (“ICBC 2011 Loan”). As of the date of this Explanatory Statement, the entire principal amount is outstanding under this facility (equivalent to RMB 378.50 million).

(b)	The ICBC 2011 Loan has a final maturity date of five years, or one month prior to the expiry date of the standby letter of credit issued by ICBC Shenzhen. The Group may prepay on any interest payment date subject to payment of a prepayment charge calculated at 1% flat on the amount prepaid times the number of remaining years of the loan life (rounding up to one year if the remaining loan life is less than one year).

(c)	The ICBC 2011 Loan is secured by a standby letter of credit issued by Industrial and Commercial Bank of China, Shenzhen Dong Branch (“ICBC Shenzhen”), for an amount of not less than US$60 million, and a corporate guarantee from the Company for the amount of US$60 million.

(d)	The ICBC 2011 Loan bears interest at the rate of 3.2% per annum over LIBOR. Any amount outstanding under the ICBC 2011 Loan which is unpaid on the due date or exceeds the permitted facility amount will bear interest at ICBC’s prevailing overdue or over limit interest rate.

(e)	Pursuant to the general terms and conditions to the ICBC 2011 Loan, the following events (amongst others) are events of default:

App.10-14

(i)	any events or circumstances that in ICBC’s view may result in a material adverse change in the business or financial condition of the borrower or if the borrower unable to perform its obligations under this agreement or any other agreement with ICBC would constitute an event of default; and

(ii)	default in of any agreement or instrument evidencing or securing the borrower’s other indebtedness or any such indebtedness becomes payable or capable of being declared payable before its stated maturity and is not paid when due.

(iii)	In view of the onshore financing between ICBC entities in the PRC (collectively one of the top 10 onshore creditors) and certain Group subsidiaries in the PRC, and the letter of credit issued by ICBC Shenzhen, in 2015 an agreement was reached between ICBC Shenzhen, the Company and the following subsidiaries of the Group: Baoji Crafts (Shenzhen) Co., Ltd., Shanghai Xinwan Investment Development Co., Ltd., Hong Kong Kaisa Industry Co., Limited, and Wan Jin Chang, to restructure various loans between ICBC, and other ICBC entities and the Group (the “ICBC Onshore Restructuring Framework Agreement”).

(iv)	The ICBC Onshore Restructuring Framework Agreement sets out, amongst other things, that Kaisa Commerce Group Co,. Ltd (佳兆业商业集团有限公司) (“Kaisa Commerce”), a wholly owned PRC incorporated subsidiary of the Group , has agreed to act as borrower in respect of funds from ICBC Shenzhen for the exclusive use by the Group to repay the ICBC 2011 Loan and the ICBC Paris Loans. The loan to Kaisa Commerce has the benefit of guarantees by the Company and certain PRC subsidiaries of the Group.

(v)	As at the date of this Explanatory Statement, the above process has commenced, and the ICBC 2011 Loan has been settled.

ICBC Paris Loans

1.11	ICBC Paris 2013 Loan

(a)	On 28 October 2013, the Company, as guarantor, and Wan Jin Chang Investment Company Limited (“Wan Jin Chang”), the Group’s wholly owned subsidiary incorporated in Hong Kong, as borrower, signed a facility letter with the Industrial and Commercial Bank of China, Paris Branch (“ICBC Paris”). The loan facility is a U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$40 million.

(b)	The ICBC Paris 2013 Loan has a final maturity date of 35 months. The Group may prepay all or part of the loan by giving 20 banking days prior written notice and with the consent from ICBC Paris.

(c)	The ICBC Paris 2013 Loan is secured by both a standby letter of credit issued by ICBC Shenzhen and a corporate guarantee from the Group, each for all outstanding amounts under the ICBC Paris 2013 Loan.

App.10-15

(d)	The ICBC Paris 2013 Loan bears interest, payable quarterly, at the rate of 2.7% per annum over LIBOR. Any amount outstanding under the ICBC Paris 2013 Loan which is unpaid on the due date or exceeds the permitted facility amount will bear interest at 20% per annum over the applicable interest rate.

(e)	Pursuant to the general terms and conditions of the ICBC Paris 2013 Loan, cross default would be triggered if other debt of the borrower fails to be repaid after maturity or it breaches other obligations or documents relating to any other debt, security or its other obligations, which has affected or may affect the borrower’s ability to perform its obligations.

1.12	ICBC Paris 2014 Loan I

(a)	On 30 April 2014, the Group, as guarantor, and Wan Jin Chang, as borrower, signed a facility letter with ICBC Paris. The loan facility is a U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$35 million (“ICBC Paris 2014 Loan I”). On 5 May 2014, the Group drew down the entire principal amount. The ICBC Paris 2014 Loan I has a final maturity date of 11 months from the date of drawdown, extendible by giving prior written notice and with the consent of ICBC Paris. The Group may prepay all or part of the ICBC Paris 2014 Loan I by giving 20 banking days prior written notice and with the consent from ICBC Paris.

(b)	The ICBC Paris 2014 Loan I is secured by both a standby letter of credit issued by ICBC Shenzhen and a corporate guarantee from the Group, each for all outstanding amounts under the ICBC Paris 2014 Loan I.

(c)	The ICBC Paris 2014 Loan I bears interest, payable quarterly, at the rate of 3.3% per annum over three-month LIBOR. Any amount outstanding under the ICBC Paris 2014 Loan I which is unpaid on the due date will bear interest at 20% per annum over the original interest rate.

(d)	Pursuant to the general terms and conditions of the ICBC Paris 2014 Loan I, cross default would be triggered if other debt of the borrower fails to be repaid after maturity or it breaches other obligations or document relating to any other debt, security or its other obligations, which has affected or may affect the borrower’s ability to perform its obligations.

1.13	ICBC Paris 2014 Loan II

(a)	On 30 April 2014, the Group, as guarantor, and Wan Jin Chang, as borrower, signed a facility letter with ICBC Paris. The loan facility is a U.S. dollar-denominated term loan facility with an aggregate principal amount of up to US$25 million (“ICBC Paris 2014 Loan II”). On 5 May 2014, the Group drew down the entire principal amount under this facility. The ICBC Paris 2014 Loan II has a final maturity date of 11 months from the date of drawdown, extendible by giving prior written notice and with the consent from ICBC Paris. The Group may prepay all or part of the loan by giving 20 banking days prior written notice and with the consent from ICBC Paris.

(b)	The ICBC Paris 2014 Loan II is secured by both a standby letter of credit issued by ICBC Shenzhen and a corporate guarantee from the Company, each for all outstanding amounts under the ICBC Paris 2014 Loan II.

App.10-16

(c)	The ICBC Paris 2014 Loan II bears interest, payable quarterly, at the rate of 3.2% per annum over three-month LIBOR. Any amount outstanding under the ICBC Paris 2014 Loan II which is unpaid on the due date will bear interest at 20% per annum over the original interest rate.

(d)	Pursuant to the general terms and conditions to the facility agreement, cross default would be triggered if other debt of the borrower fails to be repaid after maturity or it breaches other obligations or documents relating to any other debt, security or its other obligations, which has affected or may affect the borrower’s ability to perform its obligations.

(e)	The ICBC Paris Loans have the benefit of a standby letter of credit issued by the Shenzhen branch of ICBC. For the same reasons as stated in paragraph1.10(e)(iii) the ICBC Paris Loans will be restructured onshore under the ICBC Onshore Restructuring Framework Agreement, the material terms of which are discussed at paragraph 1.10(e)(iv) above. As at the date of this Explanatory Statement, the process of restructuring the ICBC Paris Loans has commenced and the outstanding balance is approximately US$33.2 million, which will be restructured as part of the onshore restructuring.

1.14	HSBC 2014 Loan

(a)	On 26 May 2014, the Group signed a facility letter with HSBC in relation to a Hong Kong dollar-denominated term loan facility comprising two loans: loan (i) an aggregate principal amount of up to HK$350 million, which would be secured by a standby documentary credit issued by HSBC Bank (China) Company Limited for the whole principal amount under, and (ii) an aggregate principal amount of up to HK$400 million. As of the date of 30 September 2015, the Group has only drawn down the entire principal amount of the second part of the loan, with an aggregate principal amount of up to HK$400 million (which was initially drawn down in HKD but was converted into RMB by agreement between HSBC and the Company on or about 11 August 2014), pursuant to which the principal sum of approximately RMB317.2 million remains outstanding.

(b)	The HSBC 2014 Loan has a term of one year, which can be rolled-over by giving 24-hour advance notice to HSBC. The HSBC 2014 Loan may be prepaid by serving advance notice in writing to the bank and with the bank’s prior approval in writing.

(c)	The HSBC 2014 Loan is unsecured.

(d)	The HSBC 2014 Loan bears interest, payable either, every month, two months or three months, at the rate of 1.15% and 2.35%, respectively, per annum over the relevant HIBOR.

(e)	Pursuant to the general terms and conditions to the HSBC 2014 Loan, cross default would be triggered if other debt of the borrower fails to be repaid after maturity or it breaches other obligations or documents relating to any other debt, security or its other obligations, which has affected or may affect the borrower’s ability to perform its obligations.

App.10-17

(f)	Its consolidated tangible net worth shall not at any time be less than RMB11,000,000,000:

(i)	the ratio of consolidated net debt to consolidated tangible net worth shall not at any time be more than 1:1;

(ii)	the ratio of consolidated EBITDA of a relevant period to the consolidated finance charges of that relevant period shall not at any time be less than 1.5:1;

(iii)	the ratio of consolidated current assets to consolidated current liabilities shall not at any time be less than 1.2:1;

(iv)	the ratio of consolidated PRC borrowings to the consolidated total assets shall not at any time be more than 0.5:1; and

(v)	the ratio of the dividend payout of a relevant period to the consolidated net profit after tax of that relevant period shall not at any time be more than 0.4:1.

1.15	HSBC ISDA

(a)	To manage the Company’s foreign exchange rate risk arising from the issuance of the RMB-denominated 2016 Notes, on 11 April 2013 HSBC and the Company, as the swap counterparty, entered into the 2002 ISDA Master Agreement (inclusive of its Schedules and Confirmations (all as amended and supplemented from time to time) and related documents (collectively the “HSBC ISDA”) and on 15 April 2015 the Company and HSBC entered into a facility letter. The 15 April 2013 facility letter entered into between the Company and HSBC is governed by Hong Kong law, the 2002 ISDA Master Agreement is governed by English law. In the event of conflict between the terms of the facility letter dated 15 April 2013 and the HSBC ISDA, the terms of the HSBC ISDA prevail except in respect of any provisions in the facility letter which are expressed to be additional to or in replacement for any relevant provisions in the HSBC ISDA.

(b)	The HSBC ISDA was confirmed by letter dated 19 April 2013, and extended by letter dated 22 August 2014, for the period from 27 August 2014 to 27 February 2015.

(c)	On 17 February 2015, the Group received a letter from HSBC notifying that a payment default under the 2013 HSBC Facility had triggered an event of default under the HSBC ISDA and on 2 March 2015, HSBC sent a further letter notifying the Company that an early termination date of 2 March 2015 was designated in respect of all outstanding transactions under the HSBC ISDA.

App.10-18

(d)	As at 3 March 2015, HSBC determined that the early termination amount outstanding together with interest pursuant to the 2002 ISDA Master Agreement was approximately US$12.47 million in respect of the termination of the HSBC ISDA.

1.16	Financing of the Onshore Entities

(a)	Certain of the onshore entities are indebted to onshore lenders in an amount of approximately RMB48.67 billion in respect of financing obtained from onshore financial institutions as at 30 September 2015 (“Onshore Loans”). All of the Onshore Loans are governed by the laws of the PRC and are subject to the onshore restructuring. The Onshore Loans comprise 84 loans.

(b)	Certain of the Group’s PRC subsidiaries have entered into loan agreements with various PRC banks, primarily Bank of China, Ping An Bank, China Bohai Bank, China Construction Bank, Shanghai Pudong Development Bank, Industrial and Commercial Bank of China, Industrial Bank, China CITIC Bank, China Everbright Bank and Bank of East Asia. These Onshore Loans typically are project loans to finance the construction of the Group’s projects (the “project loans”) and with a term of one to three years, which generally correspond to the construction periods of the particular projects.

(c)	The principal amounts outstanding under the project loans generally bear interest at floating rates calculated by reference to the relevant bank’s benchmark interest rate per annum. Floating interest rates generally are subject to review by the banks annually. Interest payments generally are payable either monthly or quarterly and must be made on each payment date as provided in the particular loan agreement.

(d)	Certain of the Group’s PRC subsidiaries and associates have entered into guarantee or security agreements with the PRC banks in connection with some of the project loans pursuant to which these subsidiaries and associates have guaranteed or pledged certain of their properties and land use rights to secure the obligations of the Group subsidiaries which have borrowed Onshore Loans.

App.10-19

(e)	The table below provides a list of onshore lenders and summarises the approximate aggregate outstanding amounts owed to these onshore lenders as at 30 September 2015:

No.	Lender	Amount Outstanding as at 30 September 2015 RMB million
1.	Bank of China	11,774
2.	Ping An Bank	5,150
3.	Bohai Bank	4,200
4.	Cinda Asset Management	3,456
5.	Ping An Trust	3,510
6.	Sino Life (Note)	2,877
7.	China Foreign Economy and Trade Trust Co., Ltd	1,900
8.	China Construction Bank	2,021
9.	Shanghai Pudong Development Bank	1,500
10.	Industrial Bank	1,204
11.	ICBC	1,369
12.	PAG	1,200
13.	Huaneng Trust	25
14.	China Resources Trust	1,000
15.	China Minsheng Bank	1,000
16.	CITIC Bank	950
17.	China Everbright Bank	749
18.	Shanghai AJC Trust	699
19.	China Fortune International Trust	500
20.	Bank of Communications International Trust	400
21.	Bank of Jiangsu	400
22.	Hwabao Trust	380
23.	Bank of Communications	300
24.	China Credit Trust	300
25.	Bank of East Asia	278
26.	Hua Xing Bank	280
27.	China Merchant Bank	208
28.	Agricultural Bank of China	200
29.	Ningbo Bank	198
30.	Bank of Beijing	200
31.	Zhongrong International Trust	182
32.	Zheshang Bank	130
33.	Huaxia Bank	129
	Total amount	48,669
		i.e. approximately RMB48.67 billion

Note:	Sino Life is a substantial shareholder of the Company, for details of related party transactions please see the Explanatory Statement at paragraph 11.10 “Related party transactions and corporate governance changes”

(f)	As reiterated, the Group’s onshore liabilities do not form part of the Schemes. However, as at 31 December 2014, the Group’s onshore liabilities amounted to approximately RMB48.1 billion, and as at 20 March 2016, approximately 90% of such liabilities have been settled or resolved in the following manner: (i) creditors having entered into respective definitive agreements with the Group’s subsidiaries for the purpose of restructuring; and (ii) the liabilities being continued to be governed by their respective existing agreements (which did not require restructuring).

App.10-20

TRUST DISTRIBUTION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex A on the date stated in Annex A,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed, unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	The Scheme Creditor hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

(a)	it has received and reviewed the Schemes and Explanatory Statement;

(b)	it will not seek to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims;

(c)	subject to the scope of the releases granted in Clause 5 (Releases) of this Deed, it irrevocably, unconditionally and unequivocally relinquishes and releases all rights and Claims or Liabilities it may have (and whether past, present or future or actual or contingent) against a Scheme Creditor Releasing Party;

App.11-1

(d)	it acknowledges that the submission of this Deed constitutes its written consent to the Schemes and to being bound by the terms thereof and the other matters contained herein;

(e)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(f)	it authorises the execution of this Deed by it and the taking of all steps by it as are required to give effect to this Deed and its terms; and

(g)	it will not seek to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in Hong Kong and The British Virgin Islands or that the Existing Indentures are governed by New York law and the Trust Deed is governed by English law.

3.	Grant of authority to Company to execute certain documents on behalf of Scheme Creditors

Subject only to the Restructuring Effective Date occurring, the Scheme Creditor hereby irrevocably and unconditionally authorises the Company, and appoints the Company as its true and lawful attorney, to enter into, execute and deliver as a deed (or otherwise) (as applicable) such Restructuring Documents as are required to implement the Restructuring Proposal on behalf of the Scheme Creditor and agrees to be bound by their terms.

4.	The Scheme Consideration and Settlement Instructions

4.1	The provisions in this Clause 4 are subject to each Scheme Claim being examined and accepted by the Scheme Supervisor in accordance with the terms of the Schemes.

4.2	Each of the Scheme Creditor, and the Designated Recipient (if appointed), confirms in relation to the claim the subject of the applicable Account Holder Letter, that it wishes to receive the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled.

4.3	Each of the Scheme Creditor, and the Designated Recipient (if appointed), irrevocably directs and instructs the Holding Period Trustee to transfer its entitlement to the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled (a) via the relevant Clearing System to be distributed by the Clearing System to that Scheme Creditor or Designated Recipient in accordance with the arrangements with that Clearing System, or (b) into the bank account nominated by the Scheme Creditor in Annex A hereto, as the Holding Period Trustee shall in its sole discretion determine.

5.	Releases

Cayman Islands law release

App.11-2

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

App.11-3

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.3	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong	Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

App.11-4

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.
New York law release

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

App.11-5

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

which are not or do not relate to Scheme Claims; and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.9	The Scheme Creditor and, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Scheme Creditor or, if the Scheme Creditor has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

App.11-6

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

App.11-7

ANNEX A TO TRUST DISTRIBUTION DEED

DETAILS OF SCHEME CREDITOR

Name of Scheme Creditor:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Account Details:	Bank acct Name:

Bank acct no:

SWIFT:

App.11-8

IN WITNESS whereof this Deed has been executed as a deed and delivered on                    by the parties hereto.

Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED by

Scheme Creditor,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

Non-Individual Scheme Creditors

EXECUTED and DELIVERED as a DEED for and on behalf of
Scheme Creditor,
(print)	(sign)
acting by:	Name: Title:

(sign) Name: Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by

Designated Recipient,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

App.11-9

Non Individual Designated Recipients

EXECUTED and DELIVERED as a DEED for and on behalf of
Designated Recipient,
(print)	(sign)
acting by:	Name: Title:

(sign) Name: Title:

App.11-10

TRUST DISTRIBUTION DEED

THIS DEED is made by way of deed poll by the person whose details are set out in Annex A on the date stated in Annex A,

FOR THE BENEFIT OF KAISA GROUP HOLDINGS LTD, AND WITH THE INTENTION AND EFFECT THAT IT MAY BE DIRECTLY RELIED UPON AND ENFORCED SEPARATELY BY (I) EACH BENEFICIARY OF ANY RELEASE GRANTED UNDER THIS DEED; AND (II) ANY RELYING PERSON, AND ANY PERMITTED ASSIGNEE, EVEN THOUGH THEY ARE NOT PARTY TO THIS DEED.

1.	Definitions and Interpretation

1.1	Unless expressed otherwise, terms defined in the Schemes and the Explanatory Statement shall have the same meaning in this Deed.

1.2	In this Deed, unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular;

(b)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing;

(c)	the headings shall not be construed as part of this Deed nor affect its interpretation;

(d)	references to any clause, without further designation, shall be construed as a reference to the clause of this Deed so numbered;

(e)	reference to any act, statute or statutory provision shall include a reference to that provision as amended, re-enacted or replaced from time to time whether before or after the date of this Deed and any former statutory provision replaced (with or without modification) by the provision referred to;

(f)	reference to a person includes a reference to any body corporate, unincorporated association or partnership and to that person’s legal personal representatives or successors; and

(g)	the principles of construction set out in the Schemes apply to this Deed except that references to the Schemes shall instead be construed as referenced to this Deed.

2.	Confirmations, Warranties and Undertakings

2.1	The Account Holder hereby irrevocably warrants, undertakes and represents to the Company that with effect from the Restructuring Effective Date:

(a)	it has received and reviewed the Schemes and Explanatory Statement;

(b)	it will not seek to dispute, set aside, challenge, compromise or question in any jurisdiction the validity and efficacy of the cancellation and/or write-down of its Scheme Claims;

App.11-11

(c)	subject to the scope of the releases granted in Clause 5 (Releases) of this Deed, it irrevocably, unconditionally and unequivocally relinquishes and releases all rights and Claims or Liabilities it may have (and whether past, present or future or actual or contingent) against a Scheme Creditor Releasing Party;

(d)	it acknowledges that the submission of this Deed constitutes its written consent to the Schemes and to being bound by the terms thereof and the other matters contained herein;

(e)	it acknowledges that all authority conferred or agreed to be conferred pursuant to this Deed and each obligation and the authorisations, instructions and agreements given by it shall be binding upon its successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity and that all of the information in this Deed is true, complete and accurate as at the date of this Deed;

(f)	it authorises the execution of this Deed by it and the taking of all steps by it as are required to give effect to this Deed and its terms; and

(g)	it will not seek to dispute, challenge, set aside or question the validity, authority or efficacy of the Schemes in any jurisdiction or before any court, regulatory authority, tribunal or otherwise and, without prejudice to the generality of the foregoing, notwithstanding that the Company is incorporated in the Cayman Islands, that certain Group Companies are incorporated in Hong Kong and The British Virgin Islands or that the Existing HY Notes Indentures are governed by New York law and the Trust Deed is governed by English law.

3.	Grant of authority to Company to execute certain documents on behalf of the Account Holder

Subject only to the Restructuring Effective Date occurring, the Account Holder hereby irrevocably and unconditionally authorises the Company, and appoints the Company as its true and lawful attorney, to enter into, execute and deliver as a deed (or otherwise) (as applicable) such Restructuring Documents as are required to implement the Restructuring Proposal on behalf of the Account Holder and agrees to be bound by their terms.

4.	The Scheme Consideration and Settlement Instructions

4.1	The provisions in this Clause 4 are subject to each Scheme Claim being examined and accepted by the Scheme Supervisors in accordance with the terms of the Schemes.

4.2	Each of the Scheme Creditor, and the Designated Recipient (if appointed), confirms in relation to the claim the subject of the applicable Account Holder Letter, that it wishes to receive the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled.

4.3	Each of the Scheme Creditor, and the Designated Recipient (if appointed), irrevocably directs and instructs the Holding Period Trustee to transfer its entitlement to the proceeds from the disposal or realisation of the Scheme Consideration to which it or they would have been entitled (a) via the relevant Clearing System to be distributed by the Clearing System to that Scheme Creditor or Designated Recipient in accordance with the arrangements with that Clearing System, or (b) into the bank account nominated by the Scheme Creditor in Annex A hereto, as the Holding Period Trustee shall in its sole discretion determine.

App.11-12

5.	Releases

Cayman Islands law release

5.1	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.2 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.2	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

App.11-13

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.3	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.1.

Hong Kong law release

5.4	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.5 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

App.11-14

5.5	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.6	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.4.

App.11-15

New York law release

5.7	Without prejudice to the releases granted under the Schemes, with effect from the Restructuring Effective Date and subject to Clause 5.8 below, the Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, on behalf of itself and each of its agents, representatives, officers, directors, advisers, employees, subsidiaries, affiliates, predecessors, successors and assigns (each a “Scheme Creditor Releasing Party”) to the fullest extent permitted by law, shall and shall be deemed to completely and forever release, waive, void, acquit, forgive, extinguish and discharge unconditionally each of:

(a)	the Company, its Personnel and Affiliates;

(b)	Subsidiary Guarantors, their Personnel and Affiliates;

(c)	the Released Advisers, their Personnel and Affiliates;

(d)	the Existing Notes Trustee, the CB Trustee, the Common Security Trustee, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, in such capacities, and their Personnel and Affiliates;

and each of their respective firms’ and companies’ current and former direct and indirect affiliates, equity holders, members, managing members, officers, directors, employees, advisers, principals, attorneys, professional advisers, accountants, investment bankers, consultants, agents, and representatives (including their respective affiliates), and in their capacities as such (each a “Scheme Creditor Released Party”) from any and all Claims and/or Liabilities which are or relate to Scheme Claims (including Claims and/or Liabilities arising in respect the Existing HY Notes Guarantees and/or the Existing CB Guarantees and/or the Existing Offshore Loans Guarantees against the Subsidiary Guarantors).

5.8	The aforementioned releases exclude the following Claims and Liabilities:

(a)	any and all claims or causes of action arising from or relating to fraud, breach of fiduciary duty, dishonesty, wilful default or wilful misconduct;

(b)	the liability of any Released Adviser and its Personnel arising under a duty of care to its client;

(c)	any Claims against or Liabilities of any Released Adviser, their Personnel and Affiliates that are entirely unrelated to the RSA, the Support Undertaking, the Restructuring Transactions, the Schemes, the negotiation or preparation thereof, or to any related matter;

(d)	any and all:

(I)	Claims against and Liabilities of any Scheme Creditor Released Party which are not or do not relate to Scheme Claims; and

(II)	Claims of and Liabilities owed to each of the Existing Notes Trustee, the CB Trustee, the Existing Offshore Loans Creditors, the Common Security Trustee, the Noteholders, the CB Holders, the Registrar, the Common Depositary, the 2018 Notes Depositary, and the HKMA, and their Personnel and Affiliates, which are not or do not relate to Scheme Claims (for the avoidance of doubt, the rights of the Citi Trust Entities to payment and/or reimbursement of: (i) any fees and/or expenses; (ii) any amounts under any indemnity; and (iii) any rights or protections in relation to consequential losses, in each case due to them under the terms of the Indenture and/or the Existing Security Documents in respect of the period ending on the Exchange Date shall survive and in remain in full force and effect); and

App.11-16

(e)	any and all:

(I)	obligations of any Scheme Creditor Released Party created as a result of the Schemes; and

(II)	rights of any Scheme Creditor Releasing Party created as a result of the Schemes.

5.9	The Account Holder and, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, hereby acknowledge and agree that the right of the Account Holder or, if the Account Holder has appointed a Designated Recipient, the Designated Recipient, to receive Scheme Consideration in accordance with the Schemes is accepted in full and final settlement of all Claims and Liabilities waived and released under Clause 5.7.

6.	Governing Law

6.1	Subject to clauses 6.2 and 6.3, this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and this Deed shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed or any non-contractual obligations arising out of or in connection with this Deed and, for such purposes, each signatory hereto irrevocably submits to the jurisdiction of the courts of Hong Kong.

6.2	The provisions in Clauses 5.1 to 5.3 (Cayman law release) of this Deed shall be governed by the laws of the Cayman Islands.

6.3	The provisions in Clauses 5.7 to 5.9 (New York law release) of this Deed shall be governed by the laws of the State of New York.

App.11-17

ANNEX A TO TRUST DISTRIBUTION DEED

DETAILS OF ACCOUNT HOLDER

Name of Account Holder:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Name of Designated Recipient:

Registered or principal address:

Place of organisation or incorporation:

Telephone Number:

Account Details:	Bank acct Name:

Bank acct no:

SWIFT:

App.11-18

IN WITNESS whereof this Deed has been executed as a deed and delivered on            by the parties hereto.

Individual Account Holders

EXECUTED and DELIVERED as a DEED by

Account Holder,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

Non Individual Account Holders

EXECUTED and DELIVERED as a DEED for and on behalf of
Account Holder,
(print)	(sign)
acting by:	Name: Title:

(sign) Name: Title:

Individual Designated Recipients

EXECUTED and DELIVERED as a DEED by

Designated Recipients,
(print)	(sign)

in the presence of:

Witness signature:

Witness name:

Witness address:

App.11-19

Non Individual Designated Recipients

EXECUTED and DELIVERED as a DEED for and on behalf of
Designated Recipient,
(print)	(sign)
acting by:	Name: Title:

(sign) Name: Title:

App.11-20

APPENDIX 12

PRINCIPAL ACTIVITIES OF THE GROUP

(a)	The Group is primarily engaged in the development of large-scale residential properties as well as integrated commercial properties. The Group also engages in property management, development of shopping mall and hotel operations and catering services.

(b)	The Group employed approximately 9,593 employees as of 31 December 2014. The Group’s employees do not negotiate their terms of employment through any labour union or by way of collective bargaining agreements. As at 30 September 2015, the Group employed 7,938 employees.

(c)	During 2014 and the nine months ended 30 September 2015, the Group derived most of its revenue from sales of properties developed by the Group. The following table sets out revenue from each business segment and the percentage of revenue represented by each segment for the periods indicated.

	For the year ended 31 December		For the 9 months ended 30 September
	2014		2015
	in millions		in millions
	RMB	%	RMB	%
	(unaudited)		(unaudited)
Sales of properties	16,856.2	96.6	3,499.3	87.8
Rental income	292.5	1.7	248.0	6.2
Property management services	217.3	1.2	173.2	4.4
Hotel and catering operations	66.1	0.4	44.5	1.1
Other business(1)	19.9	0.1	19.3	0.5

Total	17,452.0	100	3,984.3	100

Notes:

(1)	“Other business” includes the Group’s department store, cinema and cultural centre operations.

App.12-1

1.1	Project Development

(a)	The Group focuses primarily on development of the following:

(i)	Residential properties. The Group’s large-scale residential properties are generally located in suburban areas with access to public transport and other urban facilities in selected cities in the PRC.

(ii)	Commercial properties. The Group’s integrated commercial properties are generally located in CBDs in selected cities in the Pearl River Delta, Yangtze River Delta, Pan-Bohai Bay Rim, Western China and Central China regions. The Group’s current portfolio of commercial properties includes Guangzhou Kaisa Plaza located in the CBD of Guangzhou and four other commercial projects in the CBDs of Shenzhen, Huizhou, Dalian and Anshan, respectively. The Group expects the construction of additional commercial properties to be completed in the near future, including the Shenzhen Kaisa Global Centre, which is a landmark project located in the heart of Shenzhen CBD and included in the 12th Five-Year Plan of the Shenzhen Government.

(b)	As at 30 September 2015, the Group had a total of 87 property development projects, including completed properties, properties under development and properties for future development, in 30 cities in the PRC. As at the date 30 September 2015, the Group had completed properties with a total GFA of approximately 13.2 million sq.m., and had a land bank with an estimated total GFA of approximately 22.5million sq.m., including completed properties held for sale with a total GFA of approximately 1.7 million sq.m., properties under development with an estimated total GFA of approximately 7.9 million sq.m. and properties for future development with an estimated total GFA of approximately 13.0 million sq.m.

(c)	The Group’s revenue was RMB17,452.0 million and RMB3,984.3 million respectively in 2014 and the nine months ended 30 September 2015, and the loss attributable to equity holders of the Company for each of those periods was RMB4,094.8 million and RMB1,549.0 million respectively.

(d)	As at 30 September 2015, the total GFA of the Group’s land bank was 22.5 million sq.m., located in the five regions shown in the below table and approximately 46% of the Group’s land bank is located in first and second-tier cities:

City/Region	Tier (2)	Total GFA	PHS	PUD	Held for Future Development	Total GFA
		(‘000 sq.m.)	(‘000 sq.m.)	(‘000 sq.m.)	(‘000 sq.m.)	(%)
Pearl River Delta		15,257	553	2,880	6,587	44.2
Greater Shenzhen
Shenzhen(1)	1	6,695	180	629	1,919	19.2%
Huizhou	—	5,612	128	1,127	4,016	16.4%
Guangzhou(1)	1	1,571	3	885	278	3.2%
Foshan(1)	—	722	205	170	—	2.9%
Zhuhai(1)	—	657	37	69	374	1.5%
Western China Region		5,800	526	1,456	1,221	16.1%

App.12-2

Chengdu	2	3,530	409	602	519	9.7%
Nanchong	—	926	117	211	—	3.1%
Chongqing	2	1,344	—	643	702	3.2%
Pan-Bohai Bay Rim		6,615	211	2,061	3,430	19.0%
Shenyang(1)	2	292	—	292	—	0.9%
Yingkou	—	873	55	347	292	2.1%
Anshan	—	1,032	—	—	692	3.1%
Benxi	—	323	34	70	—	0.9%
Panjin	—	380	35	—	209	1.1%
Huludao	—	2,335	9	672	1,615	6.9%
Weifang	—	185	—	131	55	0.7%
Qingdao(1)	2	358	—	268	90	1.0%
Liaoyang	—	309	—	—	309	0.7%
Dandong	—	293	—	125	168	0.9%
Dalian(1)	2	235	78	156	—	0.7%
Central China Region		2,879	202	463	482	8.2%
Changsha(1)	2	1,523	68	124	482	4.3%
Zhuzhou	—	597	100	—	—	1.7%
Wuhan(1)	—	759	34	339	—	2.2%
Yangtze River Delta		4,515	188	1,012	1,277	12.5%
Jiangyin	—	1,371	58	—	194	4.1%
Changzhou	—	254	11	—	—	0.7%
Taizhou	—	385	44	—	312	1.0%
Shanghai(1)	1	1,177	25	332	422	3.0%
Taicang	—	201	—	—	—	0.6%
Hangzhou (1)	2	407	50	308	—	1.2%
Suzhou	—	317	—	270	48	1.0%
Nanjing	2	403	—	102	301	0.9%

Total		35,066	1,680	7,872	12,997	100.0%

Notes:

(1)	Cities subject to purchase restrictions, except for Changsha and Zhuhai, where only main districts in the cities are subject to purchase restrictions.

(2)	“–” denotes lower tier cities.

App.12-3

1.2	Contracted Arrangements

(a)	In the PRC, land use rights can be obtained in the primary market or the secondary market.

(b)	The Group’s contractual arrangements for land acquisition and development can be broadly divided into the following categories (a project may fall under more than one category):

(i)	Redevelopment - As at 30 September 2015, the Group had 30 redevelopment projects in Shenzhen, 4 redevelopment projects Guangzhou, and 1 redevelopment project in Zhuhai respectively. The Group has to date obtained the underlying land use rights for 2 of those 35 projects,

(ii)	Cooperative or joint development - As at 30 September 2015, the Group had one cooperative/joint development project, located in Huizhou.

1.3	Property Development

The diagram below summarizes the major stages typically involved in the Group’s development of a property project:

Land acquisition	Project planning and pre-development issues	Design	Construction	Pre-sale and sale	After sales services

• Land identification/ evaluation • Equity target acquisition/due diligence • Market analysis • Feasibility study • Land acquisition	• Market analysis • Production positioning • Development planning and designing/ conceptual design	• Outline design • Structural design • Construction design • Drawing • Landscape design • Interior design • Property management proposal	• Contractor selection • Supplies procurement • Construction monitoring • Completion check acceptance • Development project ownership	• Promote to potential purchasers • Apply for pre-sale permits • Sale and selling management • Possession • Delivery possession properties • Mortgage and • Registration support	• Unit property ownership certificates • Property management • Client service • Client activities and survey • Data analysis • Client database

1.4	Site Selection and Market Evaluation

The Group typically selects sites for its residential developments in suburban areas with access to public transport and other urban facilities. The Group typically selects sites for its commercial developments in prime locations of CBDs in selected cities.

App.12-4

1.5	Land Acquisition

(a)	Under current PRC laws and regulations, land use rights for the purpose of industrial use, commercial use, tourism, entertainment and commodity housing development must be granted by the government through public tender, auction or listing-for-sale.

(b)	Under current PRC laws and regulations, original grantees of land use rights may sell, assign or transfer the land use rights granted to them in the secondary market. Sales in the secondary market are not subject to mandatory public tender, auction or listing-for-sale and can be accomplished by agreement among the relevant parties.

(c)	During the year ended 31 December 2014 and the nine months ended 30 September 2015, the Group acquired land through the following means:

(i)	public tender, auction and listing-for-sale organized by the relevant government authorities; and

(ii)	acquisition of controlling equity interests in companies that possess the land use rights for targeted land.

1.6	Financing of Property Developments

Historically the Group’s main sources of funding for its property developments are internal funds; proceeds from pre-sales and sales of properties; borrowings from banks and other financial institutions in the PRC; and from time to time the international capital markets.

1.7	Project Planning and Design Work

(a)	The Group has an engineering and procurement division and a design management division which work with its project managers as well as external designers and architects in the project planning and design phases.

(b)	The Group has established written procedures to manage its planning and design process.

(c)	The Group also engages external design firms to carry out design work for its projects according to its design standards and guidelines.

(d)	The Group’s design contracts generally include a price list and basis for calculating the design fees such as price per sq.m. of GFA and dispute resolution provisions.

1.8	Project Management

(a)	The Group has established various centralized divisions to oversee and control the major steps of its developments. These centralized divisions include the investment and development division, the engineering and procurement division, the design management division, the cost management division, the finance division and the customer services and sales division. The involvement of these centralized divisions in the process of a project development enables the Group to achieve consistency in project management and synergies across its various projects.

(b)	In order to effectively carry out daily development functions in projects in various cities and regions, the Group has established project companies in the respective cities or regions to implement the strategic decisions made by the relevant centralized divisions.

App.12-5

1.9	Procurement

The Group directly purchases certain major building materials and equipment such as aluminium alloys and elevators from suppliers and engages such suppliers for the installation of such materials and equipment.

1.10	Project Construction

The Group has historically contracted out all of its construction work to independent construction companies. During 2014 and the nine months ended 30 September 2015, the Group did not experience any material problems with services provided by its third-party construction contractors.

1.11	Quality Control and Construction Supervision

(a)	The Group adopts quality control procedures to ensure that its properties and services comply with relevant rules and regulations relating to quality, safety and total permitted GFA and that the properties meet market standards.

(b)	The Group has adopted a construction plan design manual, which sets out the general classifications and illustrative guidelines for the quality specifications and parameters of its construction projects.

(c)	The Group has formulated internal control standards and procedures to regulate all major processes and procedures in the construction works. The Group’s project engineers perform on-site supervision during its construction process and conduct progressive inspections at each construction phase. The Group assigns evaluation teams to perform on-site evaluation reviews of its existing contractors periodically with respect to construction quality, safety control and their compliance with the relevant PRC regulations and standards relating to building materials and workmanship. The Group also prepares detailed quality evaluation reports for each unit of its projects after construction completion.

(d)	In addition, the Group engages independent third-party supervisory companies to monitor, control and manage the construction progress of its projects, including quality, cost control, safety, quality control of construction materials and equipment, and to conduct on-site inspections.

(e)	The Group is not responsible for any labour problems in respect of workers employed by its contractors or accidents and injuries that may be incurred by those workers on its construction sites if such accidents or injuries were not caused by the Group. These risks are borne by the Group’s contractors as provided for in its contracts with those contractors. During 2014 and the nine months ended 30 September 2015, the Group was not aware of any non-compliance by the construction contractors of the PRC laws and regulations relating to environmental protection, health and safety or labour disputes raised by its contractors or subcontractors.

(f)	The Group provides its customers with a warranty for the quality of the structure of the construction pursuant to the Measures on the Sales of Commodity Housing and Regulations for the Operations of Urban Property Development issued by the relevant PRC governmental authorities. In addition, the Group also provides a quality warranty on certain fittings and fixtures, if applicable, usually for a period of two years according to the published national standards.

App.12-6

1.12	Pre-Sale

(a)	In line with market practice, the Group pre-sells properties prior to the completion of their construction. Under applicable PRC laws and regulations, the following conditions must be met prior to commencing any pre-sale of any particular property development:

(i)	the land premium must have been fully paid and the relevant land use rights certificate duly issued;

(ii)	the construction land planning permit, construction works planning permit and the construction works commencement permit must have been duly issued;

(iii)	the funds contributed to the property development may not be less than 25% of the total amount required to be invested in the project;

(iv)	the progress and the expected completion date and delivery date of the construction work must have been ascertained; and

(v)	a pre-sale permit must have been duly issued by the relevant construction bureau or real estate administration authority.

(b)	If a purchaser defaults on the payment of its mortgage loan and the mortgagee bank calls on the Group’s relevant guarantee after it deals with the relevant property through a default auction, the Group is required to repay the outstanding amount and any accrued interest owed by the purchaser to the mortgagee bank under the mortgage loan. The mortgagee bank will then assign its rights under the loan and the mortgage to the Group and the Group will have full recourse to the property.

(c)	In addition, the Group’s pre-sale activities are subject to the relevant regulations of the cities where its property projects are located. Information regarding sales blockages of certain of the Group’s property development projects in Shenzhen is set out in Part 2 (Background to the Schemes) of this Explanatory Statement.

1.13	Sales and Marketing

(a)	The Group’s sales team in its sales and customer service division is responsible for executing its overall marketing strategy and sales and product promotion plans. The Group’s sales and marketing model involves cooperation with Centaline. The Group cooperates with Centaline to jointly promote its products across different regional markets in the PRC. Through cooperating with Centaline, the Group believes that the Group is able to share Centaline’s national and regional market research and information, sell and pre-sell its properties through Centaline’s sales network in the PRC and promote its products with Centaline’s professional assistance and resources. Centaline has the exclusive right to conduct sales in Hong Kong for the Company’s projects in the PRC. Under these agreements, Centaline is generally entitled to a sales commission upon the execution of the relevant property purchase contract. The Group believes that the range of the sales commission the Group agrees to pay to Centaline is in line with industry practice. Centaline successfully procured individual purchasers in respect of 2 of the Group’s completed projects and 4 of its projects for which the Group had commenced pre-sale as at 30 September 2015. Going forward, the Group will continue to improve the management of its sales through its sales team and the Group intends to continue to engage Centaline and other professional property sales agencies to carry out marketing and sales services for its property projects in the PRC.

App.12-7

(b)	The Group promotes its products through various media including newspapers, the Internet, television, radio and outdoor billboards. The Group also conducts advertising campaigns by means of direct mail, phone text messages, and project promotional materials. As part of its sales strategy, the Group conducts on-site promotion and display units to potential customers. In addition, the Group engages a professional advertising, marketing and public relations company to enhance awareness of its brand.

1.14	Delivery and After-Sales Services

(a)	The Group endeavours to deliver its products to its customers in a timely manner. The Group closely monitors the progress of construction of its property projects and conducts pre-delivery property inspections to ensure the quality of its properties

(b)	The Group’s after-sales services are customer-oriented. The Group’s objective is to ensure continued customer satisfaction. The Group’s sales and customer service division is responsible for its after-sale services for each of its various projects.

1.15	Payment Arrangements

(a)	Purchasers of the Group’s residential properties, including those purchasing pre-sale properties, may arrange mortgage loans with banks. The Group typically requires a purchaser to pay a non-refundable deposit of no less than RMB30,000 upon signing of a preliminary sale and purchase agreement.

(b)	In accordance with industry practice, the Group provides guarantees to banks with respect to the mortgage loans they offer to its purchasers. These guarantees are released upon the earlier of (i) the satisfaction of the mortgage loan by the purchaser of the property and (ii) the issuance of property ownership certificate for the mortgaged property and the completion of the registration of the mortgage. As of 31 December 2014 and 30 September 2015, the Group’s outstanding guarantees over the mortgage loans of its customers amounted to RMB15,337.2 million and RMB15,179 million respectively. As stated above, if a purchaser defaults under the mortgage loan and the mortgagee bank calls on the Group’s relevant guarantee after it deals with the relevant property through a default auction, the Group is required to repay the outstanding amount owed by the purchaser to the mortgagee bank under the mortgage loan, and the mortgagee bank will then assign its rights under the loan and the mortgage to the Group and the Group will have full recourse to the property.

1.16	Property Management

The Group has seven property management companies which currently manage the properties developed by the Group. All these companies are the Company’s indirect wholly-owned subsidiaries. In 2014 and the nine months ended 30 September 2015, the Group derived revenue from its property management services of RMB 217.3 million and RMB173.1 million respectively. Under PRC laws and regulations, the owners’ association of a residential community has the right to change property management companies pursuant to certain procedures. As at 30 September 2015, owners of all of the Group’s property developments who had become statutorily entitled to choose their property management companies continued to choose the Group’s property management companies to manage their properties.

App.12-8

1.17	Hotel Operation, Redevelopment and Development

(a)	The Group, through Leisure Land Hotel Management (China) Limited (“Leisure Land”), operated Golden Bay Resort, an ocean front hotel located on Jinshawan Beach within a resort area on the outskirts of Shenzhen. The Group acquired the hotel in May 2009 from independent third parties through an acquisition of a 100% equity interest held by those third parties in the target company that owned the hotel properties and the land use rights for the underlying land. The Group financed the acquisition with its internal funds and has fully settled the total purchase price of RMB260.0 million, which was negotiated and determined on an arm’s length basis primarily with reference to the values of comparable hotel properties and the underlying land. Prior to this acquisition, the hotel had been operated at loss.

(b)	Golden Bay Resort has a site area of 34,449 sq.m. and a total GFA of 41,700 sq.m. The Group intends to redevelop Golden Bay Resort to further enhance its attraction to individual and corporate customers and marketability. The Group is currently in the process of preparing the detailed redevelopment plan. As at the date of 30 September 2015, the Group had commenced the redevelopment of this hotel.

1.18	Investment Properties

The Group develops commercial properties such as office buildings, retail stores and car parking spaces for leasing purposes. The Group believes these properties help to maintain recurring revenue. The Group commercial leases are generally for terms of three to four years. If there are anchor tenants renting relatively large areas at its commercial properties, or whose presence is expected to attract other tenants, the Group may consider offering them leases for terms of between ten and 20 years, with annual rental reviews with reference to fixed percentage increases. Rents are typically determined based on prevailing market rates and calculated on a per square metre basis. The Group may choose to sell the commercial properties the Group has developed when it believes that sales would generate a better return on investment than rental. The Group intends to retain certain of its commercial properties for future development for long-term investment purposes. In managing its investment property portfolio the Group will take into account estimated long-term growth potential, overall market conditions and its cashflows and financial condition. The rental income derived from the Group’s investment properties represented approximately 1.7% and 6.2% of its revenue in 2014 and the nine months ended 30 September 2015 respectively.

App.12-9

APPENDIX 13

THE GROUP’S PROPERTIES

Property development projects

Information on the Group’s 87 property development projects as at 30 September 2015:

							Total GFA
No.	Project	City	Type(1)	Project Phase	Site Area	Total GFA	Completed Properties	Properties under Development	Properties held for Future Development	Interest Attributable to the Group
The Pearl River Delta (珠江三角洲)
1.	Shenzhen Woodland Height (深圳桂芳園)(5)	Shenzhen	Residential	1-8	160,514	580,135	580,135	—	—	100%
2.	Shenzhen Mocha Town (深圳可園)	Shenzhen	Residential	1-7	185,724	735,299	735,299	—	—	100%
3.	Shenzhen Kaisa Center (深圳佳兆業中心)(2)(5)	Shenzhen	Residential	—	5,966	98,241	98,241	—	—	100%
4.	Shenzhen Lake View Place (深圳水岸新都)	Shenzhen	Residential	1-5	182,064	388,626	388,626	—	—	100%
5.	Shenzhen Xiangrui Garden (深圳香瑞園)	Shenzhen	Residential	—	57,984	143,796	143,796	—	—	100%
6.	Shenzhen Mingcui Garden (深圳茗萃園)	Shenzhen	Residential	1-4	102,439	394,663	394,663	—	—	100%
7.	Shenzhen Jincui Garden (深圳金翠園)	Shenzhen	Residential	—	9,066	105,830	105,830	—	—	100%
8.	Shenzhen Shangpin Garden (深圳上品雅園)	Shenzhen	Residential	—	45,829	231,572	231,572	—	—	100%

App.13-1

9.	Shenzhen Kaisa Global Center (深圳佳兆業環球中心)(7)	Shenzhen	Commercial	—	14,411	142,000	—	—	142,000	100%
10.	Shenzhen Metro City (深圳大都匯大廈)(2)	Shenzhen	Residential	—	5,241	124,479	124,479	—	—	100%
11.	Shenzhen Kaisa City Plaza (深圳佳兆業城市廣場)	Shenzhen	Residential	1-4	242,190	11,772,330	5529,767	6628,800	8613,763	80%
12.	Shenzhen Kaisa Metropolitan Homeland (深圳佳兆業新都匯家園)(2)	Shenzhen	Residential	—	19,393	1138,892	1138,892	—	—	100%
13.	Shenzhen Dapeng Kaisa Peninsula Resort (深圳大鵬佳兆業假日廣場)	Shenzhen	Commercial	1-2	48,256	1186,466	1186,466	—	—	100%
14.	Shenzhen Kaisa Yuefeng Garden (深圳佳兆業悅峰花園)	Shenzhen	Residential	1-2	47,890	165,345	1165,345		—	100%
15.	Shenzhen Yantian Project (深圳鹽田項目)(7)	Shenzhen	Residential	1-3	170,312	646,929	100,203	—	546,726	100%
16.	Shenzhen Dapeng Xiasha Project (深圳大鵬下沙項目)(3)	Shenzhen	Commercial	1-4	8869,838	5466,130	—	—	4466,130	51%
17.	Shenzhen Kaisa Qianhai Plaza (深圳佳兆業前海廣場)	Shenzhen	Residential	1-2	49,582	2296,535	1145,995	—	1150,540	51%
18.	Shenzhen Golden Bay Hotel (深圳金沙湾酒店）	Shenzhen	Commercial	—	334,450	777,834	777,834	—	—	100%
19.	Guangzhou Jinmao (廣州金貿)(2)(6)	Guangzhou	Commercial	—	14,192	233,322	233,322	—	—	100%
20.	Guangzhou Kaisa Plaza (廣州佳兆業廣場)	Guangzhou	Commercial	—	7,106	117,522	117,522	—	—	100%

App.13-2

21	Guangzhou Monarch Residence (廣州君匯上品園)	Guangzhou	Residential	—	7,707	556,666	556,666	—	—	100%
22.	Guangzhou Kaisa Yihao Garden (廣州佳兆业逸灏苑)	Guangzhou	Residential	—	15,178	86,138	—	86,138	—	100%
23.	Guangzhou Tongbao Project (廣州同寶項目)	Guangzhou	Residential	—	65,627	2234,813	—	234,813		100%
24.	Guangzhou Sky Mansion (廣州佳兆業天裕园)	Guangzhou	Residential	—	19,671	680,854	—	880,854	—	100%
25.	Guangzhou Kaisa Magnifique Plaza (廣州佳兆業盛世廣場)	Guangzhou	Residential	1-4	193,789	761,925	—	4483,433	2278,492	100%
26.	Foshan Shunde Kaisa Mocha Town (佛山順德佳兆業可園)	Foshan	Residential	1-2	71,200	234,422	234,422	—	—	100%
27.	Foshan Shunde Kaisa Shangpin Garden (佛山順德佳兆業上品雅園)	Foshan	Residential	—	32,819	98,021	98,021	—	—	100%
28.	Foshan Shunde Kaisa Golden World (佛山順德佳兆業金域花園)	Foshan	Residential	1-6	197,584	3389,894	2220,563	1169,331		100%
29.	Huizhou Kaisa Mansion No. 1 (惠州佳兆業壹號)	Huizhou	Residential	—	89,998	260,577	—	260,577	—	100%
30.	Huizhou Kaisa Center (惠州佳兆業中心)(5)(7)	Huizhou	Commercial	1-3	70,871	729,650	108,293	621,357	—	100%
31.	Huizhou Riverbank New Town (惠州東江新城)	Huizhou	Residential	1-10	1,663,969	44,326,319	3361,260	2244,959	3,720,100	100%
32.	Huizhou Huidong Yapojiao Project (惠州惠東亞婆角項目)(3)	Huizhou	Residential	1-3	169,331	295,754	—	—	295,754	100%

App.13-3

33.	Zhuhai Lake View Waldorf Garden (珠海水岸華都花園)	Zhuhai	Residential	1-2	553,529	3321,688	1111,061	669,327	141,300	100%
34.	Zhuhai Golden World (珠海御金山花園)	Zhuhai	Residential	1-3	192,711	3334,767	102,098	—	2232,668	100%

	The Western China Region (西部地區)
35.	Chengdu Kaisa Monarch Residence (成都佳兆業君匯上品)	Chengdu	Residential	1-6	182,666	1,041,531	11,041,531	—	—	100%
36.	Chengdu Lijing Harbour (成都麗晶港)	Chengdu	Residential	—	150,071	761,542	761,542	—	—	100%
37.	Chengdu Modern Town (成都現代城)	Chengdu	Commercial	1-10	133,269	362,420	362,420	—	—	100%
38.	Chengdu Kaisa Mansion No.8 (成都佳兆業8號)	Chengdu	Residential	1-6	120,570	560,656	2242,592	998,256	219,808	80%
39.	Chengdu Kaisa City Plaza (成都佳兆業城市廣場)	Chengdu	Residential	1-4	112,195	4460,901	—	268,097	1192,804	70%
40.	Chengdu Kaisa Leading Town (成都佳兆業麗晶公館)(3)	Chengdu	Residential	1-3	57,837	3342,533	—	236,017	106,516	100%
41.	Nanchong Kaisa Plaza (南充佳兆業廣場)	Nanchong	Residential	—	29,541	116,390	116,390	—	—	100%
42.	Nanchong Monarch Residence (南充君匯上品)	Nanchong	Residential	1-8	256,187	809,265	598,758	210,507	—	100%
43.	Chongqing Kaisa Plaza (重慶佳兆業廣場)	Chongqing	Residential	1-2	84,980	394,977	—	394,977	—	100%
44.	Chongqing Kaisa Bright Harbour (重慶佳兆業濱江新城)	Chongqing	Residential	1-10	324,329	949,468	—	247,877	701,591	100%

App.13-4

	The Pan-Bohai Bay Rim (環渤海)
45.	Shenyang Kaisa Center (瀋陽佳兆業中心)(7)	Shenyang	Commercial	—	30,983	292,331	—	292,331	—	100%
46.	Yingkou Dragon Bay (營口龍灣)(3)	Yingkou	Residential	1-2	220,669	528,768	—	347,443	181,325	72%
47.	Yingkou Monarch Residence (營口君匯上品)(3)	Yingkou	Residential	1-2	103,500	344,265	233,745	—	110,520	100%
48.	Anshan Lake View Waldorf (鞍山水岸華府)(3)	Anshan	Residential	1-3	196,810	561,938	267,627		294,311	100%
49.	Anshan Monarch Residence (鞍山君匯上品)(3)	Anshan	Residential	1-2	129,739	389,216	—	—	389,216	100%
50.	Anshan Kaisa Plaza (鞍山佳兆業廣場)(2)(5)	Anshan	Commercial	—	11,238	80,284	72,264	—	8,020	100%
51.	Benxi Lake View Place (本溪水岸新都)	Benxi	Residential	—	122,200	323,120	253,271	69,849	—	100%
52.	Panjin Kaisa Center (盤錦佳兆業中心)	Panjin	Residential	1-2	52,812	380,091	170,716	—	209,375	71%
53.	Huludao Suizhong Kaisa Dongdaihe (葫蘆島綏中佳兆業東戴河)(3)	Huludao	Residential	1-4	1,339,750	2,334,970	47,581	672,482	1,614,907	100%
54.	Weifang Kaisa Golden World (濰坊佳兆業金域天下)	Weifang	Residential	1-3	164,469	185,789	—	131,112	54,677	100%
55.	Qingdao Kaisa Lake View Place (青島佳兆業水岸新都)	Qingdao	Residential	1-3	229,865	358,291	—	268,314	89,977	100%

App.13-5

56.	Liaoyang Gongchangling Project (辽阳弓长岭区项目）	Liaoyang	Residential	—	372,427	309,114	—	—	309,114	100%
57.	Dandong Kaisa Mansion No. 1 (丹東佳兆業壹號)(3)	Dandong	Residential	1-4	133,340	293,326	—	124,946	168,380	100%
58.	Dalian Kaisa Center (大連佳兆業中心)	Dalian	Commercial	—	26,610	156,239	—	156,239	—	100%
59.	Dalian Kaisa Plaza (大連佳兆業廣場)	Dalian	Commercial	—	15,955	78,454	78,454	—	—	100%

	The Central China Region (華中地區)
60.	Changsha Lake View Place (長沙水岸新都)	Changsha	Residential	1-4	686,667	933,299	809,628	123,671	—	100%
61.	Changsha Kaisa Times Square (長沙佳兆業時代廣場)	Changsha	Residential	—	21,770	107,431	107,431	—	—	100%
62.	Changsha Meixi Lake Project (長沙梅溪湖項目)	Changsha	Residential	1-3	98,194	482,112	—	—	482,112	100%
63.	Zhuzhou Golden World (株洲金域天下)	Zhuzhou	Residential	1-3	222,177	596,593	596,593	—	—	100%
64.	Wuhan Golden World (武漢金域天下)	Wuhan	Residential	1-3	181,493	601,939	419,813	182,126	—	100%
65.	Wuhan Kaisa Mansion No. 1 (武漢佳兆業壹號花園)	Wuhan	Residential	—	40,351	156,763	—	156,763	—	100%

	The Yangtze River Delta (長江三角洲)
66.	Jiangyin Lake View Place (江陰水岸新都)	Jiangyin	Residential	1-3	225,530	272,274	272,274	—	—	100%
67.	Jiangyin Gushan Mocha Town (江陰顧山可園)	Jiangyin	Residential	1-4	76,465	132,849	132,849	—	—	100%

App.13-6

68.	Jiangyin Kaisa Plaza (江陰佳兆業廣場)	Jiangyin	Residential	1-3	158,240	424,359	424,359	—		100%
69.	Jiangyin Zhouzhuang Golden World (江陰周莊金域天下花園)	Jiangyin	Residential	1-2	103,589	220,546	110,587	—	109,959	100%
70.	Jiangyin Changjing Lake View Waldorf (江陰長涇水岸華府)	Jiangyin	Residential	1-2	93,275	139,461	55,349	—	84,112	100%
71.	Jiangyin Tonghui Garden (江陰通惠花苑)	Jiangyin	Residential	—	41,440	71,244	71,244	—	—	51%
72.	Jiangyin Fuqiao Homeland (江陰浮橋家苑)	Jiangyin	Residential	—	35,801	110,354	110,354	—	—	51%
73.	Changzhou Phoenix Lake No. 1 (常州鳳凰湖壹號)	Changzhou	Residential	1-2	101,819	253,356	253,356	—	—	100%
74.	Taizhou Kaisa Mansion No. 1 (泰州佳兆業壹號公館)	Taizhou	Residential	1-5	192,505	385,010	72,876	—	312,134	51%
75.	Shanghai Shanhuwan Garden (上海珊湖灣雅園)	Shanghai	Residential	1-4	104,796	140,151	140,151	—	—	100%
76.	Shanghai Shangpin Garden (上海尚品雅苑)	Shanghai	Residential	—	23,307	885,096	885,096	—	—	100%
77.	Shanghai Xiangyi Garden (上海香溢雅苑)	Shanghai	Residential	1-2	143,053	333,472	198,020	—	135,452	100%
78.	Shanghai Kaisa City Plaza (上海佳兆業城市廣場)	Shanghai	Residential	1-3	117,257	331,724	—	331,724	—	100%
79.	Shanghai Pudong Project (上海浦東項目)	Shanghai	Commercial	—	11,088	78,588	—	—	78,588	51%
80.	Shanghai Monarch Residence (上海君匯上品)	Shanghai	Residential	1-2	99,968	207,871	—	—	207,871	100%

App.13-7

81.	Taicang Lake View Waldorf (太倉水岸華府)	Taicang	Residential	1-3	87,741	201,346	201,346	—	—	100%
82.	Hangzhou Jade Dragon Court (杭州玖瓏雅苑)	Hangzhou	Residential	—	39,376	98,041	98,041	—	—	100%
83.	Hangzhou Kaisa Monarch Residence (杭州佳兆業君匯上品)	Hangzhou	Residential	—	36,595	100,849	—	100,849	—	100%
84.	Hangzhou Puyu Court (杭州璞玉雅園)	Hangzhou	Residential	—	74,779	207,476	—	207,476	—	100%
85.	Suzhou Kaisa Plaza (蘇州佳兆業廣場)	Suzhou	Residential	1-2	33,234	119,989	—	72,448	47,541	100%
86.	Suzhou Kaisa Monarch Residence (蘇州佳兆業君匯上品)	Suzhou	Residential	1-2	59,629	197,069	—	197,069	—	100%
87.	Nanjing Kaisa City Plaza (南京佳兆業城市廣場)	Nanjing	Residential	1-3	114,833	403,206	—	101,878	301,328	100%
	Total(4)				12,943,415	35,065,780	14,196,630	7,872,040	12,997,111

Notes:

(1)	Residential properties include apartments, serviced apartments and townhouses, often with complementary commercial facilities, restaurants and community facilities.
(2)	The projects are renovation developments of once distressed assets and partially completed properties.
(3)	Including
(i)	Shenzhen Dapeng Xiasha Project;
(ii)	a portion of land with a site area of 86,637 sq.m. for Yingkou Dragon Bay;
(iii)	a portion of land with a site area of 31,578 sq.m. for Yingkou Monarch Residence;
(iv)	a portion of land with a site area of 219,792 sq.m. for Anshan Lake View Waldorf;

App.13-8

(v)	a portion of land with a site area of 29,862 sq.m. for Anshan Monarch Residence;
(vi)	a portion of land with a site area of 358,051 sq.m. for Huludao Suizhong Kaisa Dongdaihe; for which as at 30 September 2015 the Group had not obtained the land use rights certificates, but have entered into land grant contracts or obtained confirmation from the relevant land and resources bureau that the Group had been selected as the winner of the public listing-for-sale process.
(4)	Including completed properties sold.
(5)	Including certain commercial spaces held for investment. Such commercial spaces are held medium term lease (for Shenzhen Woodland Height, Shenzhen Kaisa Center, Phase 1 of Huizhou Kaisa Center and a portion of Anshan Kaisa Plaza, with GFA attributable to the Group of approximately 12,886 sq.m., 16,002 sq.m., 12,008 sq.m. and 36,063 sq.m., respectively).
(6)	Including certain commercial spaces and car parks held for investment under medium term lease, with an aggregate GFA of approximately 41,951 sq.m.
(7)	Including certain office and commercial spaces held for investment. Such office and commercial spaces are held under medium term lease (for Phase 2 of Huizhou Kaisa Center, Shenzhen Kaisa Global Center, Shenzhen Yantian Project, Jiangyin Kaisa Plaza and Shenyang Kaisa Center, with GFA of approximately 141,241 sq.m., 142,000 sq.m., 66,736 sq.m., 58,008 sq.m. and 113,219 sq.m., respectively).
(8)	As at 30 September 2015, completed properties held for sale had a total GFA of approximately 1,680,093 sq.m.

App.13-9

Completed properties

Information on the Group’s completed property projects or project phases as 30 September 2015.

No.(1)	Project	City	Type	Completed Project Phase	Site Area	Total GFA	Total GFA Completed Properties	Interest Attributable to the Group
1	Shenzhen Woodland Height (深圳桂芳園)	Shenzhen	Residential	1-8	160,514	580,135	580,135	100%
2	Shenzhen Mocha Town (深圳可園)	Shenzhen	Residential	1-7	185,724	735,299	735,299	100%
3	Shenzhen Kaisa Center (深圳佳兆業中心)	Shenzhen	Residential	—	5,966	98,241	98,241	100%
4	Shenzhen Lake View Place (深圳水岸新都)	Shenzhen	Residential	1-5	182,064	388,626	388,626	100%
5	Shenzhen Xiangrui Garden (深圳香瑞園)	Shenzhen	Residential	—	57,984	143,796	143,796	100%
6	Shenzhen Mingcui Garden (深圳茗萃園)	Shenzhen	Residential	1-4	102,439	394,663	394,663	100%
7	Shenzhen Jincui Garden (深圳金翠園)	Shenzhen	Residential	—	9,066	105,830	105,830	100%
8	Shenzhen Shangpin Garden (深圳上品雅園)	Shenzhen	Residential	—	45,829	231,572	231,572	100%
10	Shenzhen Metro City (深圳大都匯大廈)	Shenzhen	Residential	—	5,241	124,479	124,479	100%
11	Shenzhen Kaisa City Plaza (深圳佳兆業城市廣場)[1]	Shenzhen	Residential	1-4	242,190	1,772,330	529,767	80%
12	Shenzhen Kaisa Metropolitan Homeland (深圳佳兆業新都匯家園)	Shenzhen	Residential	—	19,393	138,892	138,892	100%
13	Shenzhen Dapeng Kaisa Peninsula Resort (深圳大鵬佳兆業假日廣場)	Shenzhen	Commercial	1-2	48,256	186,466	186,466	100%

[1]	GFA and Completed GFA of highlighted figures do not match

App.13-10

14	Shenzhen Kaisa Yuefeng Garden (深圳佳兆業悅峰花園)	Shenzhen	Residential	1	47,890	165,345	165,345	100%
15	Shenzhen Yantian Project (深圳鹽田項目)	Shenzhen	Residential	—	170,312	646,929	100,203	100%
17	Shenzhen Kaisa Qianhai Plaza (深圳佳兆业前海广场)	Shenzhen	Residential	1	49,582	296,535	145,995	51%
18	Shenzhen Golden Bay Hotel (深圳金沙湾酒店)	Shenzhen	Commercial	—	34,450	77,834	77,834	100%
19	Guangzhou Jinmao (廣州金貿)	Guangzhou	Commercial	—	14,192	233,322	233,322	100%
20	Guangzhou Kaisa Plaza (廣州佳兆業廣場)	Guangzhou	Commercial	—	7,106	117,522	117,522	100%
21	Guangzhou Monarch Residence (廣州君匯上品園)	Guangzhou	Residential	—	7,707	56,666	56,666	100%
26	Foshan Shunde Kaisa Mocha Town (佛山順德佳兆業可園)	Foshan	Residential	1-2	71,200	234,422	234,422	100%
27	Foshan Shunde Kaisa Shangpin Garden (佛山順德佳兆業上品雅園)	Foshan	Residential	—	32,819	98,021	98,021	100%
28	Foshan Shunde Kaisa Golden World (佛山順德佳兆業金域天下)	Foshan	Residential	1-5	197,584	389,894	220,563	51%
30	Huizhou Kaisa Center (惠州佳兆業中心)	Huizhou	Commercial	1	70,871	729,650	108,293	100%
31	Huizhou Riverbank New Town (惠州東江新城)	Huizhou	Residential	2-4	1,663,969	4,326,319	361,260	100%
33	Zhuhai Lake View Waldorf Garden (珠海水岸華都花園)	Zhuhai	Residential	1-2	53,529	321,688	111,061	100%
34	Zhuhai Golden World (珠海御金山花園)	Zhuhai	Residential	1	192,711	334,767	102,098	100%

App.13-11

35	Chengdu Kaisa Monarch Residence (成都佳兆業君匯上品)	Chengdu	Residential	1-6	182,666	1,041,531	1,041,531	100%
38	Chengdu Lijing Harbour (成都麗晶港)	Chengdu	Residential	—	150,071	761,542	761,542	100%
39	Chengdu Modern Town (成都現代城)	Chengdu	Commercial	1-10	133,269	362,420	362,420	100%
40	Chengdu Kaisa Mansion No.8 (成都佳兆業8號)	Chengdu	Residential	1-3	120,570	560,656	242,592	80%
41	Nanchong Kaisa Plaza (南充佳兆業廣場)	Nanchong	Residential	—	29,541	116,390	116,390	100%
42	Nanchong Monarch Residence (南充君匯上品)	Nanchong	Residential	1-6	256,187	809,265	598,758	100%
47	Yingkou Monarch Residence (營口君匯上品)	Yingkou	Residential	1	103,500	344,265	233,745	100%
48	Anshan Lake View Waldorf (鞍山水岸華府)	Anshan	Residential	1-2	196,810	561,938	267,627	100%
50	Anshan Kaisa Plaza (鞍山佳兆業廣場)	Anshan	Commercial	—	11,238	80,284	72,264	100%
51	Benxi Lake View Place (本溪水岸新都)	Benxi	Residential	—	122,200	323,120	253,271	100%
52	Panjin Kaisa Center (盤錦佳兆業中心)	Panjin	Residential	1	52,812	380,091	170,716	71%
53	Huludao Suizhong Kaisa Dongdaihe (葫蘆島綏中佳兆業東戴河)	Huludao	Residential	1	1,339,750	2,334,969	47,581	100%
59	Dalian Kaisa Plaza (大連佳兆業廣場)	Dalian	Commercial	—	15,955	78,454	78,454	100%
60	Changsha Lake View Place (長沙水岸新都)	Changsha	Residential	1-3	686,667	933,299	809,628	100%
61	Changsha Kaisa Times Square (長沙佳兆業時代廣場)	Changsha	Residential	—	21,770	107,431	107,431	100%

App.13-12

63	Zhuzhou Golden World (株洲金域天下)	Zhuzhou	Residential	1-3	222,177	596,593	596,593	100%
64	Wuhan Golden World (武漢金域天下)	Wuhan	Residential	1-2	181,493	601,939	419,813	100%
66	Jiangyin Lake View Place (江陰水岸新都)	Jiangyin	Residential	1-3	225,530	272,274	272,274	100%
67	Jiangyin Gushan Mocha Town (江陰顧山可園)	Jiangyin	Residential	1-4	76,465	132,849	132,849	100%
68	Jiangyin Kaisa Plaza (江陰佳兆業廣場)	Jiangyin	Residential	1-3	158,240	424,359	424,359	100%
69	Jiangyin Zhouzhuang Golden World (江陰周莊金域天下花園)	Jiangyin	Residential	1	103,589	220,546	110,587	100%
70	Jiangyin Changjing Lake View Waldorf (江陰長涇水岸華府)	Jiangyin	Residential	1	93,275	139,461	55,349	100%
71	Jiangyin Tonghui Garden (江阴通惠花苑)	Jiangyin	Residential	—	41,440	71,244	71,244	51%
72	Jiangyin Fuqiao Homeland (江陰浮橋家苑)	Jiangyin	Residential	—	35,801	110,354	110,354	51%
73	Changzhou Phoenix Lake No. 1 (常州鳳凰湖壹號)	Changzhou	Residential	1-2	101,819	253,356	253,356	100%
74	Taizhou Kaisa Mansion No.1 (泰州佳兆业一号公馆)	Taizhou	Residential	1-2	192,505	385,010	72,876	51%
75	Shanghai Shanhuwan Garden (上海珊湖灣雅園)	Shanghai	Residential	1-4	104,796	140,151	140,151	100%
76	Shanghai Shangpin Garden (上海尚品雅苑)	Shanghai	Residential	—	23,307	85,096	85,096	100%
77	Shanghai Xiangyi Garden (上海香溢雅苑)	Shanghai	Residential	1	143,053	333,472	198,020	100%
81	Taicang Lake View Waldorf (太倉水岸華府)	Taicang	Residential	1-3	87,741	201,346	201,346	100%
82	Hangzhou Jade Dragon Court (杭州玖珑雅苑)	Hangzhou	Residential	—	39,376	98,041	98,041	100%
	Total				8,932,201	25,790,989	14,196,629

Note:

1.	Numbering for each project corresponds to the numbering for such projects in the table setting forth our 87 property development projects as at 30 September 2015.

App.13-13

Properties under development

Information on the Group’s property projects or project phases under development as at 30 September 2016. The Group has obtained land use rights certificates and construction works commencement permits for all of its properties under development.

Project	City	Project Phase	Total GFA or Estimated Total GFA	Saleable GFA or Estimated Total Saleable GFA	Commencement Time	Status of Pre-sale permit	Estimated Completion Time	Interest Attributable to the Group
Shenzhen Kaisa City Plaza (深圳佳兆業城市廣場)	Shenzhen	2	628,800	360,300	March 2013	Yes	2018 1st quarter	80%
Guangzhou Kaisa Yihao Garden (广州佳兆业逸灏苑)	Guangzhou	—	86,138	46,700	November 2014	Not yet obtained	2018 3rd quarter	100%
Guangzhou Tongbao Project (廣州同寶項目)	Guangzhou	—	234,813	82,621	November 2014	Yes	2016 4th quarter	100%
Guangzhou Sky Mansion (广州佳兆业天裕园)	Guangzhou	—	80,854	39,475	July 2014	Yes	2016 4th quarter	100%
Guangzhou Kaisa Magnifique Plaza (广州佳兆业盛世广场)	Guangzhou	1	483,433	222,750	August 2014	Yes	2016 4th quarter	100%
Foshan Shunde Kaisa Golden World (佛山順德佳兆業金域天下)	Foshan	6	169,331	122,084	October 2011	Yes	2017 4th quarter	100%
Huizhou Kaisa Mansion No. 1 (惠州佳兆業壹號)	Huizhou	—	260,577	221,490	April 2014	Yes	2016 3rd quarter	100%

App.13-14

Huizhou Kaisa Center (惠州佳兆業中心)	Huizhou	2	453,029	190,410	April 2011	Yes	2015 4th quarter	100%
Huizhou Kaisa Center (惠州佳兆業中心)	Huizhou	3	168,328	83,479	August 2013	Not yet obtained	2016 3rd quarter	100%
Huizhou Riverbank New Town (惠州東江新城)	Huizhou	2	25,455	19,880	August 2014	Not yet obtained	2016 2nd quarter	100%
Huizhou Riverbank New Town (惠州東江新城)	Huizhou	3	146,570	124,584	October 2011	Yes	2016 4th quarter	100%
Huizhou Riverbank New Town (惠州東江新城)	Huizhou	4	72,934	72,934	December 2013	Yes	2016 3rd quarter	100%
Zhuhai Lake View Waldorf Garden (珠海水岸華都花園)	Zhuhai	1	69,327	20,111	March 2011	Yes	2015 4th quarter	100%
Nanchong Monarch Residence (南充君匯上品)	Nanchong	7	117,940	68,553	November 2013	Yes	2015 4th quarter	100%
Nanchong Monarch Residence (南充君匯上品)	Nanchong	8	92,567	72,818	February 2014	Yes	2015 4th quarter	100%

App.13-15

Chengdu Kaisa Leading Town (成都佳兆业丽晶公馆)	Chengdu	1	129,086	88,672	September 2014	Yes	2016 4th quarter	100%
Chengdu Kaisa Leading Town (成都佳兆业丽晶公馆)	Chengdu	2	106,931	77,311	May 2015	Yes	2017 4th quarter	100%
Chengdu Kaisa Plaza (成都佳兆业广场)	Chengdu	1	149,627	69,988	January 2014	Yes	2015 4th quarter	70%
Chengdu Kaisa Plaza (成都佳兆业广场)	Chengdu	2	118,470	53,336	February 2014	Yes	2015 4th quarter	70%
Chengdu Kaisa Mansion No. 8 (成都佳兆業8號)	Chengdu	3	98,256	69,214	April 2014	Yes	2017 4th quarter	80%
Chongqing Kaisa Bright Harbour (重庆滨江新城)	Chongqing	1	159,500	106,023	September 2013	Yes	2016 4th quarter	100%
Chongqing Kaisa Bright Harbour (重庆滨江新城)	Chongqing	2	88,377	78,201	May 2015	Not yet obtained	2017 2nd quarter	100%
Chongqing Kaisa Plaza (重慶佳兆業廣場)	Chongqing	1	133,511	105,466	February 2014	Yes	2015 4th quarter	100%
Chongqing Kaisa Plaza (重慶佳兆業廣場)	Chongqing	2	261,466	172,357	September 2013	Yes	2016 3rd quarter	100%

App.13-16

Shenyang Kaisa Center (瀋陽佳兆業中心)	Shenyang	—	292,331	248,481	May 2012	Yes	2015 4th quarter	100%
Yingkou Dragon Bay (營口龍灣)	Yingkou	1	347,443	304,987	July 2011	Yes	2016 2nd quarter	72%
Benxi Lake View Place (本溪水岸新都)	Benxi	—	69,849	62,082	September 2011	Yes	2016 3rd quarter	100%
Huludao Suizhong Kaisa Dongdaihe (葫蘆島綏中佳兆業東戴河)	Huludao	2	391,994	321,314	October 2011	Yes	2016 2nd quarter	100%
Huludao Suizhong Kaisa Dongdaihe (葫蘆島綏中佳兆業東戴河)	Huludao	3	280,488	123,954	April 2013	Yes	2017 3rd quarter	100%
Weifang Kaisa Golden World (濰坊佳兆業金域天下)	Weifang	1	27,922	15,127	November 2012	Yes	2015 4th quarter	100%
Weifang Kaisa Golden World (濰坊佳兆業金域天下)	Weifang	2	103,190	61,639	November 2012	Not yet obtained	2017 2nd quarter	100%
Qingdao Kaisa Lake View Place (青島佳兆業水岸新都)	Qingdao	1	179,701	141,706	October 2013	Yes	2016 3rd quarter	100%

App.13-17

Qingdao Kaisa Lake View Place (青島佳兆業水岸新都)	Qingdao	2	88,613	88,167	May 2014	Yes	2017 4th quarter	100%
Dandong Kaisa Mansion No. 1 (丹東佳兆業壹號)	Dandong	1	124,946	103,515	March 2013	Yes	2015 4th quarter	100%
Dalian Kaisa Center (大連佳兆業中心)	Dalian	—	156,239	132,803	September 2013	Yes	2017 4th quarter	100%
Changsha Lake View Place (長沙水岸新都)	Changsha	4	123,671	112,291	April 2013	Yes	2015 4th quarter	100%
Wuhan Kaisa No.1 (武汉佳兆业一号)	Wuhan	1	156,763	121,208	November 2014	Yes	2017 3rd quarter	100%
Wuhan Golden World (武漢金域天下)	Wuhan	3	182,126	154,807	September 2013	Yes	2016 1st quarter	100%
Shanghai Kaisa City Plaza (上海佳兆業城市廣場)	Shanghai	1	124,978	106,231	November 2013	Yes	2015 4th quarter	100%
Shanghai Kaisa City Plaza (上海佳兆業城市廣場)	Shanghai	2	78,431	66,667	December 2013	Yes	2016 4th quarter	100%
Shanghai Kaisa City Plaza (上海佳兆業城市廣場)	Shanghai	3	128,315	109,068	March 2014	Yes	2016 4th quarter	100%
Hangzhou Kaisa Monarch Residence (杭州佳兆業君匯上品)	Hangzhou	—	100,849	72,089	April 2014	Yes	2016 2nd quarter	100%
Hangzhou Puyu Court (杭州璞玉雅園)	Hangzhou	—	207,476	176,355	May 2014	Yes	2017 1st quarter	100%

App.13-18

Suzhou Kaisa Plaza (苏州佳兆業廣場)	Suzhou	1	72,448	55,182	September 2014	Not yet obtained	2017 2nd quarter	100%
Suzhou Kaisa Monarch Residence (苏州佳兆業君匯上品)	Suzhou	1	99,614	75,410	November 2014	Not yet obtained	2017 3rd quarter	100%
Suzhou Kaisa Monarch Residence (苏州佳兆業君匯上品)	Suzhou	2	97,455	77,564	November 2014	Not yet obtained	2018 2nd quarter	100%
Nanjing Kaisa City Plaza (上海佳兆業城市廣場)	Nanjing	1	101,878	68,748	September 2014	Not yet obtained	2017 4th quarter	100%
Total			7,872,040	5,368,152

App.13-19

Investment properties

Information on the Group’s investment properties as at 30 September 2015:

Investment Properties	Type	Total GFA Held for Investment	GFA of Tenanted Portion	Occupancy Rate	Monthly Rental	Range of Rental Period
		(sq.m.)	(sq.m.)		(RMB)
Shenzhen Kaisa Center	Retail	15,544	15,544	100.0%	1,583,379	1–16 years
Woodland Height (Phase 4)	Retail	5,962	5,771	96.8%	828,049	1–5 years
Woodland Height (Phase 6)	Retail	8,266	8,266	100.0%	375,747	1–10 years
Guangzhou Jinmao	Retail	37,631	36,683	97.5%	5,448,684	1–15 years
Guangzhou Jinmao	Car parking spaces	5,302	N/A	N/A	N/A	N/A
Huizhou Kaisa Center (Phase 1)	Retail	12,008	12,008	100.0%	330,000	15 years
Huizhou Kaisa Center (Phase 2)	Office and retail	147,134	65,614	44.6%	2,425,129	1–16 years
Huizhou Kaisa Center (Phase 2)	Auxiliary facilities	7,967	N/A	N/A	N/A	N/A
Anshan Kaisa Plaza	Retail	36,063	34,599	95.9%	845,177	1–19 years
Shenyang Kaisa Center	Office and retail	113,219	N/A	N/A	N/A	N/A
Shenyang Kaisa Center	Car parking spaces	41,504	N/A	N/A	N/A	N/A
Jiangyin Kaisa Plaza	Office and retail	57,611	1,923	3.3%	37,279	3 years
Shenzhen Kaisa Global Center	Office and retail	130,000	N/A	N/A	N/A	N/A
Shenzhen Kaisa Global Center	Car parking spaces	12,000	N/A	N/A	N/A	N/A
Shenzhen Kaisa Shanhai City	Office and retail	66,736	N/A	N/A	N/A	N/A
Shenzhen Kaisa Shanhai City	Car parking spaces	18,268	N/A	N/A	N/A	N/A
Shenzhen Kaisa Shanhai City	Auxiliary facilities	464	N/A	N/A	N/A	N/A
Total		715,679	180,408			11,873,444

Note:

(1)	Apart from car parking spaces in Guangzhou Jinmao, car parking spaces are not held for long-term lease but for hourly parking income.

App.13-20

Properties held for future development

Information on the Group’s property projects held for future development as at 30 September 2015:

Project	City	Project Phase	Estimated Total GFA	Estimated Completion Time(1)
			(sq.m.)
Shenzhen Kaisa Global Center (深圳佳兆業環球中心)	Shenzhen	—	142,000	2021
Shenzhen Kaisa City Plaza (深圳佳兆業城市廣場)	Shenzhen	3-4	613,763	2018
Shenzhen Yantian Project (深圳鹽田項目)	Shenzhen	1-3	546,726	2019
Shenzhen Dapeng Xiasha Project (深圳大鵬下沙項目)	Shenzhen	1-4	466,130	2019
Shenzhen Kaisa Qianhai Plaza (深圳佳兆業前海廣場)	Shenzhen	2	150,540	2017
Guangzhou Kaisa Magnifique Plaza (廣州佳兆業盛世廣場)	Guangzhou	2-4	278,492	2018
Huizhou Riverbank New Town (惠州東江新城)	Huizhou	5-10	3,720,100	2017
Huizhou Huidong Yapojiao Project (惠州惠東亞婆角項目)	Huizhou	1-3	295,754	2017
Zhuhai Lake View Waldorf Garden 珠海水岸華都花園	Zhuhai	1-2	141,300	2018
Zhuhai Golden World (珠海御金山花園)	Zhuhai	2-3	232,668	2018
Chengdu Kaisa Mansion No. 8 (成都佳兆業8號)	Chengdu	4-6	219,808	2017
Chengdu Kaisa Plaza (成都佳兆業廣場)	Chengdu	3-4	192,804	2017
Chengdu Kaisa Leading Town (成都佳兆業麗晶公館)	Chengdu	2-3	106,516	2017
Chongqing Kaisa Bright Harbour (重慶佳兆業濱江新城)	Chongqing	3-10	710,591	2017
Yingkou Dragon Bay (營口龍灣)	Yingkou	2	181,325	2015
Yingkou Monarch Residence (營口君匯上品)	Yingkou	2	110,520	2015
Anshan Lake View Waldorf (鞍山水岸華府)	Anshan	3	294,311	2017
Anshan Monarch Residence (鞍山君匯上品)	Anshan	2	389,216	2017
Anshan Kaisa Plaza (鞍山佳兆業廣場)	Anshan	—	8,020	2015
Panjin Kaisa Center (盤錦佳兆業中心)	Panjin	2	209,375	2018
Huludao Suizhong Kaisa Dongdaihe (葫蘆島綏中佳兆業東戴河)	Huludao	1-4	1,614,907	2017

App.13-21

Weifang Kaisa Golden World (濰坊佳兆業金域天下)	Weifang	3	54,677	2018
Qingdao Kaisa Lake View Place (青島佳兆業水岸新都)	Qingdao	3	89,977	2018
Liaoyang Gongchangling Project (辽阳弓长岭区项目)	Liaoyang	—	309,114	2018
Dandong Kaisa Mansion No. 1 (丹東佳兆業壹號)	Dandong	2-4	168,380	2018
Changsha Meixi Lake Project (長沙梅溪湖項目)	Changsha	1-3	482,112	2017
Jiangyin Zhouzhuang Golden World (江阴周庄金域天下花园)	Jiangyin	2	109,959	2019
Jiangyin Changjing Lake View Waldorf (江阴长泾水岸华府)	Jiangyin	2	84,112	2019
Taizhou Kaisa Mansion No. 1 (泰州佳兆業壹號公館)	Taizhou	3-5	312,134	2019
Shanghai Xiangyi Garden (上海香溢雅苑)	Shanghai	2	135,452	2016
Shanghai Pudong Project (上海浦東項目)	Shanghai	—	78,588	2017
Shanghai Monarch Residence (上海君匯上品)	Shanghai	1-2	207,871	2018
Suzhou Kaisa Plaza (蘇州佳兆業廣場)	Suzhou	2	47,541	2016
Nanjing Kaisa City Plaza (南京佳兆業城市廣場)	Nanjing	2-3	301,328	2016

Total			12,997,111

Note:

1.	For projects with multiple phases, the estimated time for completing the first phase of the project.
(a)	The site area information in this Appendix is derived on the following basis:
(i)	before a land use rights certificate has been issued, the site area information in respect of the related development or phase is derived from figures set out in the relevant land grant contract or the preliminary approval documents (excluding the areas earmarked for public infrastructure and facilities); and
(ii)	if a land use rights certificate has been issued, the site area information relating to the relevant development or phase of the development is derived from the land use rights certificate.
(b)	The commencement time for each project or project phase refers to the date or estimated date for beginning construction of the first building.
(c)	The completion time for each project or project phase refers to the date on which the completion certificate is duly issued.

App.13-22

(d)	If no pre-sale permit has been issued, the pre-sale commencement time is estimated based on the Group’s management’s best belief and knowledge. These estimates do not represent commitments and are subject to change.
(e)	If no completion certificate has been issued, the completion time is estimated based on the Group’s management’s best belief and knowledge. These estimates do not represent commitments and are subject to change.
(f)	A property is considered sold when the risks and rewards of property are transferred to the purchasers, which occurs when the construction of relevant property has been completed, the property has been delivered to the purchasers and collectability of related receivables is reasonably assured.

App.13-23

APPENDIX 14

MATERIAL FINANCING AND NON-FINANCING TRANSACTION LEGAL PROCEEDINGS AGAINST THE GROUP

The information in this Appendix is as of 31 December 2015

No.	Date of the Claim DD/MM/ YYYY	Plaintiff	Defendant	Subject of the Claim	Claim Amount	Status	Relevant Court (Litigation/Arbitration)

Cases Relating to Financing Transactions

1.	6/1/2015	China CITIC Bank Corporation Limited (Shenzhen Branch)	1. Shenzhen Yuefeng Investment Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Yuefeng Investment Co., Ltd. as the debtor.	RMB250 million together with outstanding interest	On 2 March 2015, the company filed a challenge on the jurisdiction in the Shenzhen court, which was rejected. On 3 August 2015, the Group has applied to appeal the rejection of the jurisdiction challenge. The appeal was rejected on 12 November 2015.	Shenzhen City Intermediate People’s Court

2.	8/1/2015	Shenzhen Ping An Dahua Huitong Wealth Management Co., Ltd.	1. Zhuhai Zhanda Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Kaisa Zhiye Development (Shenzhen) Co., Ltd. 4. Third Party by Joinder: Jincheng Bank Holdings Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Zhuhai Zhanda Property Development Co., Ltd. as the debtor.	RMB352.0 million together with outstanding interest, penalty interest, and compounding interest	The plaintiff has filed a pre-trial application to preserve assets of the defendants under a loan. The Group received assets preservation notices on 2 February 2015 and 20 April 2015. The Group raised a successful challenge on the jurisdiction of the Shenzhen court. The case was transferred to the High People’s Court of Guangdong Province. On 25 September 2015, the Group received a trial notice and a notice for evidence submission from the High Court of Guangdong Province.	High People’s Court of Guangdong Province

App.14-1

3.	8/1/2015	China Railway Trust Co., Ltd.	1. Shenzhen Dapeng Kaisa Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd. 3. Third Party by Joinder: Bohai Bank Holdings Ltd. (Shenzhen Branch)	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Dapeng Kaisa Property Development Co., Ltd. as the debtor.	RMB700 million together with outstanding interest	The Group received a notice from the court on 2 February 2015 regarding the plaintiff’s pre-trial application to preserve assets of the defendants under a loan. The Group raised a successful challenge on the jurisdiction of the Shenzhen court. On 13 July 2015, the Group received a ruling that the case has been transferred to the High People’s Court of Guangdong Province.	High People’s Court of Guangdong Province

4.	8/1/2015	China Industrial International Trust Limited

1. Shenzhen Zhengchangtai Investment Consulting Co., Ltd.;

2. Kaisa Group (Shenzhen) Co., Ltd.;

3. Shenzhen Zhengshunjing Investment Consulting Co., Ltd.

4. Third Party Joinder: Bohai Bank Shares Ltd. (Shenzhen Branch).

				This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Zhengchangtai Investment Consulting Co., Ltd. as the debtor.	RMB500 million together with outstanding interest	On 8 April 2015 the Group received a trial notice. The Group raised a successful challenge on the jurisdiction of the Shenzhen court. On 30 June 2015, the Group received a ruling that the case has been transferred to the High People’s Court of Guangdong Province.	High People’s Court of Guangdong Province

App.14-2

5.	8/1/2015	China Bohai Bank Co., Ltd. (Shenzhen Branch)

1. Shenzhen Guanyang Property Development Co., Ltd.;

2. Shenzhen Chuangzhan Hotel Development Co., Ltd.;

3. Shenzhen Chuangzhan Holdings Group Co., Ltd.;

4. Kaisa Group (Shenzhen) Co., Ltd.;

5. Shenzhen Yuanwei Wealth Management Co., Ltd.

6. Third Party Joinder: China Securities Co., Ltd.

				This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Guanyang Property Development Co., Ltd. as the debtor.	RMB3,000 million together with outstanding interest and penalty interest.	On 8 April 2015, the Group received a trial notice. The Group raised a successful challenge on the jurisdiction of the Shenzhen court. On 30 June 2015, the Group received a ruling that the case has been transferred to the High Court of Guangdong Province.	Transferred to the High Court of Guangdong Province

6.	8/1/2015	Bank of China Limited (Shenzhen Branch)	1. Shenzhen Yuefeng Investment Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Shenzhen Jililong Shiye Co., Ltd..	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Yuefeng Investment Co., Ltd. as the debtor.	RMB159 million together with outstanding interest, penalty interest, and compounding interest	The plaintiff has filed a pre-trial application to preserve assets in a subsidiary of a defendant under a loan. The Group received a trial on 21 April 2015. On 29 April 2015, the Group raised a challenge on the jurisdiction of the Shenzhen court, which was rejected on 28 July 2015. The company’s further appeal on the jurisdiction was rejected on 6 November 2015.	Shenzhen City Intermediate People’s Court

App.14-3

7.	8/1/2015	Bank of China Limited (Shenzhen Branch)	1. Shenzhen Dapeng Kaisa Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Dapeng Kaisa Property Development Co., Ltd.as the debtor.	RMB165 million together with outstanding interest, penalty interest, and compounding interest	The Group received a notice from the court on 2 February 2015 regarding a pre-trial application to preserve assets of the defendants under a loan. The Group received a trial notice and the complaint on 21 April 2015. On 29 April 2015, the Group raised a challenge on the jurisdiction of the Shenzhen court which was rejected on 29 July 2015. On 5 August 2015, the Group appealed the rejection. The appeal was rejected on 6 November 2015.	Shenzhen City Intermediate People’s Court

8.	9/1/2015	Industrial and Commercial Bank of China Limited (Shenzhen Hongwei Branch)	1. Shenzhen Taixiang Huifeng Industrial Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Hunan Xiangyong Property Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Taixiang Huifeng Industrial Development Co., Ltd. as the debtor.	RMB340 million together with outstanding interest	The Group received a trial notice on 15 April 2015. The Group raised a challenge on the jurisdiction of the Shenzhen court. On 26 June 2015, the Group received a ruling that the case has been transferred to the High People’s Court of Guangdong Province.	High People’s Court of Guangdong Province

9.	9/1/2015	Industrial and Commercial Bank of China Limited (Shenzhen Hongwei Branch)	1. Shenzhen Taixiang Huifeng Industrial Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Hunan Xiangyong Property Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Taixiang Huifeng Industrial Development Co., Ltd. as the debtor.	RMB105 million together with outstanding interest	The Group received a trial notice on 15 April 2015. The Group raised an unsuccessful challenge on the jurisdiction of the Shenzhen court. On 3 August 2015, the Group appealed the rejection. The appeal was refused on 19 November 2015.	Shenzhen City Intermediate People’s Court

App.14-4

10.	9/1/2015	China Merchants Bank Co., Ltd. (Shenzhen Jinzhonghuan Branch)	1. Shenzhen Yuefeng Investment Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Yuefeng Investment Co., Ltd.as the debtor.	RMB140.2 million together with outstanding interest, penalty interest, and compounding interest	The Group received a trial notice and the complaint on 21 April 2015. On 29 April 2015, the Group raised an unsuccessful challenge on the jurisdiction of the Shenzhen court. On 31 July 2015, the Group appealed the rejection of jurisdiction challenge. The appeal was rejected on 16 November 2015.	Shenzhen City Intermediate People’s Court

11.	9/1/2015	China Cinda Asset Management Co., Ltd. (Shenzhen Branch)

1. Kaisa Group (Shenzhen) Co., Ltd.;

2. Boluo Kaisa Property Co., Ltd.;

3. Leisure Land Hotel Property Management Jiangyin Co., Ltd.;

4. Shenzhen Yuefeng Investment Co., Ltd.;

5. Shenzhen Dapeng Kaisa Property Development Co., Ltd.;

6. Shenzhen Kaisa Hotel Management Co., Ltd.

				This claim concerns a loan entered into between the plaintiff as the creditor and Kaisa Group (Shenzhen) Co., Ltd., Boluo Kaisa Property Development Co., Ltd., Leisure Land Hotel Property Management Jiangyin Co., Ltd., Shenzhen Yuefeng Investment Co., Ltd. and Shenzhen Dapeng Kaisa Property Development Co., Ltd.	RMB850 million together with compensation and liquidated damages	The Group received a notice from the court on 2 February 2015 regarding a pre-trial application to preserve assets of the defendants under a loan. The Group received the complaint on 21 April 2015. On 29 April 2015, the Group raised a challenge on the jurisdiction of the Shenzhen court. On 26 June 2015, the Group received a ruling that the case has been transferred to the High People’s Court of Guangdong Province. On 8 July 2015, the Group received the appeal by the plaintiff on the transfer.	High People’s Court of Guangdong Province

12.	4/1/2015	Tianjin Mincai Science and Technology Development Co., Ltd.	1. Shenzhen Longgang Kaisa Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	These claims concern the defendants’ alleged breach of cooperation agreements with the plaintiffs.	RMB500 million together with payment of liquidated damages.	On 8 April 2015, the Group received a notice from the commission to attend a hearing on 27 May 2015. On 30 April 2015, the Group raised a challenge on the jurisdiction by the commission, which was not successful. The hearing was held on 27 May 2015. The Group received the Arbitration decision on 16 November 2015.	China International Economic and Trade Arbitration Commission

App.14-5

13.	14/1/2015	Tianjin Haocheng Co., Ltd	1. Kaisa Group Property Development (Shenzhen) Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	These claims concern the defendants’ alleged breach of contract with the plaintiffs.	RMB700 million together with payment of liquidated damages	On 8 April 2015, the Group received a notice from the commission to attend a hearing on 27 May 2015. On 30 April 2015, the Group raised a challenge on the jurisdiction by the commission. The hearing was held on 27 May 2015. The Group received the Arbitration decision on 16 November 2015.	China International Economic and Trade Arbitration Commission

14.	12/1/2015	China Foreign Economy and Trade Trust Co., Ltd.	1. Kaisa Property (Liaoning) Co. Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and the defendants as the debtors.	RMB1,000 million together with unpaid interest, penalty interest and compounded interest.	The Group received a notarised certificate of enforcement from Beijing Zhongxin Notary Office regarding the plaintiff’s claim on 23 January 2015. On 4 February 2015, the Group received a ruling in favor of the enforcement notice from the Liaoning High People’s Court. On 8 June 2015, the Group received a notice from Liaoning High People’s Court that the court would designate Fushun City Intermediate People’s Court to execute the enforcement. On 23 June 2015 and 10 July 2015, the Group received Execution Notice and Property Report Order from Fushun City Intermediate People’s Court.	Liaoning High People’s Court/ Fushun City Intermediate People’s Court

App.14-6

15.	13/1/2015	China Foreign Economy and Trade Trust Co., Ltd.	1. Hunan Daye Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Foshan Shunde Jingbo Enterprises Business Consulting Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Hunan Daye Property Development Co., Ltd. as the debtor.	RMB1,134 million and liquidated damages.	The Group received a notarised certificate of enforcement on 10 March 2015. On 17 March 2015, the Group received a Mandatory Execution Ruling from Hunan High People’s Court . On 18 August 2015, the Group received a ruling from Hunan High People’s Court and a Property Report Order from Xiangxizhou Intermediate Court. The case would be executed by Xiangxizhou Intermediate Court.	Hunan High People’s Court/ Hengnan Court in Hunan Province / Xiangxizhou Court in Hunan Province

16.	13/1/2015	Guangdong Huaxing Bank Co., Ltd. (Shenzhen Branch)	1. Huizhou Weitong Property Co., Ltd.; 2. Huizhou Kaisa Commerce Operation Management Co. Ltd.; 3. Kaisa Group (Shenzhen) Co., Ltd; 4. Yi Qing Investment Company Limited	This claim concerns a loan entered into between the plaintiff as the creditor and Huizhou Weitong Property Co., Ltd. as the debtor.	RMB280 million together with outstanding interest, penalty interest and compounded interest	The Group received a notice from the court on 2 February 2015 regarding the pre-trial application to preserve assets. The Group raised an unsuccessful challenge on the jurisdiction of the court on 1 March 2015.	High People’s Court of Guangdong Province

17.	13/1/2015	Bank of Jiangsu Co., Ltd. (Shenzhen Branch); Xinyuan Asset Management Co., Ltd.	1. Shenzhen Yuefeng Investment Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Shenzhen Kaisa Lixin Investment Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Yuefeng Investment Co., Ltd.	RMB400 million together with outstanding interest and liquidated damages	The Group received a trial notice on 10 April 2015. The Group raised a challenge on the jurisdiction of the Shenzhen court. The Group received a ruling on jurisdiction on 30 August 2015. The case has been transferred to the High People’s Court of Guangdong province.	High People’s Court of Guangdong Province

App.14-7

18.	13/1/2015	Agriculture Bank of China Limited (Shenzhen Branch)	1. Shenzhen Yuefeng Investment Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Yuefeng Investment Co., Ltd.	RMB200 million together with outstanding interest	The Group received a trial notice on 10 April 2015, no summon was received. The Group raised a challenge on the jurisdiction of the Shenzhen court which was rejected on 7 August 2015. The Group filed an appeal on 13 August 2015 ruling on jurisdiction. The appeal has been dismissed.	Shenzhen City Intermediate People’s Court

19.	14/1/2015	Guangzhou Rural Commercial Bank (Pearl River New City Branch)	1. Guangzhou Jiarui Property Development Co., Ltd.; 2. Kaisa Group Holdings Ltd.; 3. Kaisa Group (Shenzhen) Co., Ltd.; 4. Guangdong Kaisa Property Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Guangzhou Jiarui Property Development Co., Ltd. as the debtor.	RMB500 million together with outstanding interest and penalty interest.	The Group received a notice from the court on 30 January 2015 regarding the pre-trial application to preserve assets of the defendants. Hearing notice was received on 10 February 2015. On 13 February 2015, the Group raised a challenge on the jurisdiction which was rejected on 10 April 2015. The Group’s further appeal on the rejection on 13 April 2015 and it was dismissed on 4 August 2015.	High People’s Court of Guangdong Province

App.14-8

20.	14/1/2015	Guangzhou Rural Commercial Bank (Pearl River New City Branch)	1. Guangzhou Jiayu Property Development Co., Ltd.; 2. Kaisa Group Holdings Ltd. 3. Kaisa Group (Shenzhen) Co., Ltd.; 4. Guangdong Kaisa Property Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Guangzhou Jiayu Property Development Co., Ltd.as the debtor.	RMB500 million together with outstanding interest	The Group received a notice from the court on 30 January 2015 regarding the pre-trial application to preserve assets of the defendants. A notice of trial was received on 10 February 2015. On 13 February 2015, the Group raised a challenge on the jurisdiction which was rejected on 10 April 2015. The Group’s further appeal on the rejection on 13 April 2015 and it was dismissed on 4 August 2015.	High People’s Court of Guangdong Province

21.	14/1/2015	China Cinda Asset Management Co., Ltd. (Guangdong Province Branch)	1. Guangzhou Jiayu Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Guangdong Kaisa Property Development Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Guangzhou Jiayu Property Development Co., Ltd. as the debtor.	RMB1,511 million together with outstanding interest	The Group received a notice from the court on 30 January 2015 regarding the plaintiff’s pre-trial application to preserve assets of the defendants under a loan. A notice of trial was received on 13 February 2015. The hearing was held on 15 December 2015.	High People’s Court of Guangdong Province

22.	13/1/2015	China Cinda Asset Management Co., Ltd. (Liaoning Province Branch)	1. Kaisa Group (Shenzhen) Co., Ltd.; 2. Shenzhen Kaisa Commerce Management Co., Ltd.; 3. Dalian Kaisa Commerce Operation Management Co., Ltd	This claim concerns a loan entered into between the plaintiff as the creditor and Kaisa Group (Shenzhen) Co., Ltd. as the debtor.	RMB440 million together with liquidated damages	On 30 March 2015 the Group received a notice of trial. The Group raised a challenge on the jurisdiction on 1 April 2015 which was rejected. The Group appealed on the rejection, but it was dismissed. The trial hearing was held on 14 October 2015.	High People’s Court of Liaoning Province

App.14-9

23.	13/1/2015	Industrial and Commercial Bank of China Limited (Dalian Economic Development Zone Branch)	Dalian Kaisa Commerce Operation Management Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Dalian Kaisa Commerce Operation Management Co., Ltd.	RMB540 million	The Group received a ruling from the court regarding the pre-trial application to preserve assets of the defendants. On 25 March 2015, the Group received a notice of trial. The Group has applied for a jurisdiction challenge on 1 April 2015, but it was unsuccessful. The Group appealed the rejection and the appeal was dismissed on 10 August 2015.	High People’s Court of Liaoning Province

24.	9/1/2015	China Everbright Bank Co., Ltd. (Dalian Economic Development Zone Branch)	1. Dalian Huapu Zhiye Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Dalian Huapu Zhiye Co., Ltd.	RMB100 million and unpaid interest	The Group received a pre-trial application to preserve assets of the defendants. On 27 March 2015, the Group received a notice of trial. The trial hearing was held on 14 October 2015.	High People’s Court of Liaoning Province

25.	9/1/2015	China Everbright Bank Co., Ltd. (Dalian Economic Development Zone Branch)	1. Dalian Huapu Zhiye Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Dalian Huapu Zhiye Co., Ltd.	RMB380 million and unpaid interest	The Group received a ruling from the court regarding the plaintiff’s pre-trial application to preserve assets of the defendants under a loan. The Group received the notice of trial on 27 March 2015. The hearing was held on 14 October 2015.	High People’s Court of Liaoning Province

26.	15/1/2015	China Zheshang Bank Co., Ltd. (Shenzhen Branch)	1. Shenzhen Dapeng Kaisa Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Shenzhen Dehong Management Consulting Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Dapeng Kaisa Property Development Co., Ltd. as the debtor.	RMB65 million an unpaid interest.	The Group received a notice of trial from the court on 3 March 2015. The Group raised a challenge on the jurisdiction on 6 March 2015 which was rejected on 9 October 2015.	Shenzhen Futian District People’s Court

App.14-10

27.	15/1/2015	China Zheshang Bank Co., Ltd. (Shenzhen Branch)	1. Shenzhen Dapeng Kaisa Property Development Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Shenzhen Dehong Management Consulting Co., Ltd.	This claim concerns a loan entered into between the plaintiff as the creditor and Shenzhen Dapeng Kaisa Property Development Co., Ltd.	RMB65 million and unpaid interest	The Group received a notice of trial from the court on 3 March 2015. The Group raised a challenge on the jurisdiction on 6 March 2015 which was rejected on 9 October 2015.	Shenzhen Futian District People’s Court

28.	26/1/2015	Penghua Fund Management (Shenzhen) Co., Ltd.	1. Shanghai Chengwan Zhaoye Property Development Co., Ltd.; 2. Shanghai Xinwan Investment Development Co., Ltd.; 3. Kaisa Group (Shenzhen) Co., Ltd.; 4. Kaisa Group Holdings Co., Ltd.	This claim concerns a loan agreement entered into between the plaintiff as the creditor and Shanghai Xinwan Investment Development Co., Ltd. as the debtors.	RMB232.4 million together with liquidated damages.	On 19 March the Group received an arbitration notice. The hearing was held on 14 August 2015. The arbitration ruling was received on 27 August 2015.	China International Economic and Trade Arbitration Commission, South China Sub-Commission

29.	27/2/2015	Xiamen International Trust & Investment Co., Ltd.	1. Shenzhen Dapeng Kaisa Property Development Co., Ltd; 2. Kaisa Group (Shenzhen) Co., Ltd.; 3. Kaisa Group Holdings Co., Ltd.	This claim concerns a loan agreement entered into between the plaintiff as the creditor and the Shenzhen Dapeng Kaisa Property Development Co., Ltd. as the debtor.	RMB67.5 million together with penalty interest, outstanding interest and liquidated damages	The Group received a notice from the court on 2 March 2015 for trial. On 16 March 2015, the Group raised a challenge on the jurisdiction, which was rejected on 15 May 2015. The Group filed an appeal on 22 May 2015 which was rejected on 29 October 2015. The trial took place on 10 December 2015.	High People’s Court of Fujian Province

App.14-11

30.	3/11/2015	Wanxiang Trust Company Limited	1. Hunan Xiangyong Property Development Co., Ltd.; 2. Shenzhen Taixiang Huifeng Industrial Development Co., Ltd. 3. Kaisa Group (Shenzhen) Co., Ltd.; 4. Hunan Kaisa Property Development Co., Ltd	This claim concerns a loan agreement entered into between the plaintiff as the creditor and the Hunan Xiangyong Property Development Co., Ltd. as the debtor.	RMB 647.6 million together with unpaid interest and liquidated damages	The Group received the notice of trial on 10 November 2015. The Group made an application to challenge the jurisdiction on 20 November 2015, which was rejected on 2 December 2015.	High People’s Court of Zhejiang Province

31.	3/11/2015	Wanxiang Trust Company Limited	1. Hunan Xiangyong Property Development Co., Ltd.; 2. Shenzhen Taixiang Huifeng Industrial Development Co., Ltd. 3. Kaisa Group (Shenzhen) Co., Ltd.; 4. Hunan Kaisa Property Development Co., Ltd	This claim concerns a loan agreement entered into between the plaintiff as the creditor and the Hunan Xiangyong Property Development Co., Ltd. as the debtor.	RMB 293.9 million together with unpaid interest, and liquidated damages.	The Group received the notice of trial on 10 November 2015. The Group made an application to challenge the jurisdiction on 20 November 2015, which was rejected on 2 December 2015.	High People’s Court of Zhejiang Province

App.14-12

32.	8/1/2015	China Everbright Bank Co., Ltd. (Qingdao Branch)	1. Kaisa Xindu Zhiye (Qingdao) Co., Ltd.; 2. Kaisa Group (Shenzhen) Co., Ltd.	This claim concerns a loan agreement entered into between the plaintiff as the creditor and Kaisa Xindu Zhiye (Qingdao) Co., Ltd. as the debtor.	RMB268.8 million together with unpaid interest.	The Group received the notice of trial on 23 March 2015. On 26 March 2015 the Group filed a successful challenge on jurisdiction. The case has been transferred to High People’s Court of Shandong Province and the Group received a notice of hearing on 4 December 2015.	High People’s Court of Shandong Province
Cases Relating to Non-Financing Transactions

No.	Date of the Claim DD/MM/ YYYY	Plaintiff	Defendant	Subject of the Claim	Claim Amount	Status	Relevant Court (Litigation/Arbitration)

1.	31/3/2015	Hitachi Elevator (China) Co., Ltd.	Chengdu Jinxinrui Property Development Co., Ltd.	The claim concerns a purchase sale agreement entered into between the plaintiff and the defendant.	RMB5.63 million	The trial hearing was held on 15 October 2015.	Chengdu City Intermediate People’s Court

2.	21/5/2015	Chongqing Ririshun Electrical Appliance Sales Co., Ltd.	Kaisa Property (Suzhong) Co., Ltd	The claim concerns a purchase sale agreement entered into between the plaintiff and the defendants.	RMB16.64 million	The trial hearing was held on 14 October 2015, no ruling was issued yet.	Suzhong County People’s Court

App.14-13

3.	26/5/2015	CSCEC No. 8 Engineering Bureau Co., Ltd.	Kaisa Property (Liaoning) Co., Ltd.	This claim concerns a construction agreement entered into between the plaintiff and the defendant.	RMB203.27 million	The Group received the notice of trial in June 2015. The Group filed an unsuccessful challenge on jurisdiction. Subsequently, the plaintiff and the defendant reached a settlement and the court allowed the plaintiff to cancel the proceeding on 28 January 2016.	High People’s Court of Liaoning Province

4.	3/6/2015	Chengdu Jinrui Fire Engineering Co., Ltd	Kaisa Zhiye (Nanchong) Co., Ltd.	This claim concerns a contractor agreement entered into between the plaintiff and the defendant.	RMB5.43 million	The trial was heard. Judgment has not been handed down yet.	Nanchong City Shunqing District People’s Court

5.	4/6/2015	CSCEC No. 5 Bureau Huadong Construction Co., Ltd.	Kaisa Property (Shanghai) Co., Ltd.	This claim concerns a construction agreement entered into between the plaintiff and the defendant.	RMB55.85 million	The Group received the notice of trial on 12 June 2015. The Group filed an unsuccessful challenge on jurisdiction. Subsequently, the plaintiff and the defendant reached a settlement. On 28 January 2016, the court issued a notice of civil case settlement.	Shanghai City Jiading District People’s Court

6.	13/2/2015	Zhuhai City Wanzai Town Asset Management Centre	Zhuhai Zhanda Property Development Co., Ltd.	This claim concerns a house demolition resettlement compensation contract entered into between the plaintiff and the defendant.	Return properties with GFA of 5,281.98 square meters	The Group received a hearing notice from the court on 25 March 2015. The trial commenced on 20 May 2015. No judgment has been handed down yet.	Zhuhai City Xiangzhou District People’s Court

7.	13/2/2015	Zhuhai City Xiangzhou District Wanzai Town Office	Zhuhai Zhanda Property Development Co., Ltd.	This claim concerns a house demolition resettlement contract entered into between the plaintiff and the defendant.	Return properties with GFA of 3,645.58 square meters	The Group received a hearing notice from the court on 25 March 2015. The trial commenced on 20 May 2015. No judgment has been handed down yet.	Zhuhai City Xiangzhou District People’s Court

App.14-14

Appendix15: Chronology of Material Events

No.	Date	Event

1	2 August 2007	Incorporation Date of the Company.

2	23 May 2008	Establishment of the Kwok Family Trust, the ultimate controlling shareholder of the Company, then holding 49.25% until 8 September 2015.

3	16 June 2008	Registration of the Company as Non-HK company.

4	22 November 2009	Company’s Amended and Restated Memorandum and Articles of Association adopted by special resolution.

5	9 December 2009	Listing Date on the Stock Exchange of Hong Kong (“SEHK”).

6	20 December 2010	Existing Intercreditor Agreement.

7	20 December 2010	Trust Deed entered into in respect of the CBs

8	15 March 2011

1st Supplement to Existing Intercreditor Agreement

•    Citicorp International Limited added as a Secured Party to ICA; and

•    Permitted Pari Passu Secured Indebtedness: RMB2,000,000,000 aggregate principal amount of USD Settled 8.5% Senior Secured Guaranteed Bonds due 2014.

9	24 May 2011	1st Addendum to Existing Intercreditor Agreement

10	14 June 2011	2nd Supplement to Existing Intercreditor Agreement

11	11 November 2011	2nd Addendum to Existing Intercreditor Agreement

12	21 March 2012	3rd Addendum to Existing Intercreditor Agreement

13	18 May 2012	4th Addendum to Existing Intercreditor Agreement

14	23 May 2012	3rd Supplement to Existing Intercreditor Agreement • PAG added to ICA as Secured Party. • Permitted Pari Passu Secured Indebtedness PAG Facility

15	31 August 2012	5th Addendum to Existing Intercreditor Agreement

16	18 September 2012	Issuance of 2017 Notes and 2017 Indenture & 4th Supplement to Existing Intercreditor Agreement • Permitted Pari Passu Secured Indebtedness: 2017 Notes

17	31 December 2012	6th Addendum to Existing Intercreditor Agreement

18	8 January 2013	Issuance of 2020 Notes and 2020 Indentures & 5th Supplement to Existing Intercreditor Agreement • Permitted Pari Passu Secured Indebtedness: 2020 Notes

19	19 March 2013	Issuance of 2018 Notes and 2018 Indenture & 6th Supplement to Existing Intercreditor Agreement • Permitted Pari Passu Secured Indebtedness: 2018 Notes

20	22 April 2013	Issuance of 2016 Notes and 2016 Indentures & 7th Supplement to Existing Intercreditor Agreement • Permitted Pari Passu Secured Indebtedness: 2016 Notes 7th Addendum to Existing Intercreditor Agreement

21	6 June 2013	8th Supplement to Existing Intercreditor Agreement • Certain definitions and clauses of original ICA amended.

22	5 August 2013	9th Supplement to Existing Intercreditor Agreement • HSBC added as a Secured Party to the ICA • Permitted Pari Passu Secured Indebtedness: HSBC 2013 Loan

App.15-1

23	3 September 2013	10th Supplement to Existing Intercreditor Agreement • ICBC added as a Secured Party to the ICA • Permitted Pari Passu Secured Indebtedness: ICBC 2013 Loan

24	14 November 2013	11th Supplement to Existing Intercreditor Agreement • PAG added as a Secured Party • Permitted Pari Passu Secured Indebtedness: PAG Facility

25	20 February 2014	2013 Annual Report

26	6 June 2014	12th Supplement to Existing Intercreditor Agreement • Issuance of 2019 Notes and 2019 Indentures

27	20 August 2014	2014 Interim Report

28	4 December 2014	Company’s SEHK Announcement on the SEHK that Urban Planning Land and Resources Commission of Shenzhen Municipality (深圳市规划和国土资源委员会) (the “Shenzhen Commission”) blocked the processing and filing of sale and purchase agreements of some of the Group’s Shenzhen properties in the pre-sale and regular sale stages (the “Blockages”).

29	10 December 2014	Company’s SEHK Announcement on changes of the Board of Directors (the “Board”) including the resignation of Chairman Kwok (effective from 31 December 2014)

30	16 December 2014 to 22 December 2014	Suspended trading pending 21 December 2014 Announcement due to the Blockages.

31	Late December 2014	Beginning of period from late December to April 2014 when more than 170 employees resigned from the Group.

32	21 December 2014

Company’s further SEHK announcement on the Blockages and restrictions in Shenzhen, including:

•    Certain restrictions against the registration or filing of transfers and / or pledges on properties in 6 of the Group’s completed Shenzhen property projects (the “Shenzhen Restrictions on Registration”).

•    The relevant Shenzhen authorities refused to accept routine applications for licences, permits, approvals, registrations and filings (which are necessary during the different stages of construction and property development) in respect of some of the Group’s property projects in Shenzhen (the “Non-Acceptance of Routine Construction Applications”).

•    relevant PRC authority situated in the Longgang District that it had suspended the processing of all planning related and state-owned land-related applications and approval procedures of all construction projects of the Group situated in Longgang District (the “ Suspension”);

•    the land use rights of certain projects of the Group in Shenzhen were subject to a restriction from transfer or pledge by the relevant PRC authority (the “Land Use Rights Restriction”).

33	28 December 2014

Company’s SEHK Announcement on the resignations of:

•    Mr Cheung Hung Kwong resigns as the Company’s Chief Financial Officer with effect from 29 December 2014, but remains as the company secretary (the “Resignation of Mr. Cheung Hung Kwong”); and

•    Dr Tam Lai Ling resigns as the director with effect from 29 December 2014.

App.15-2

34	29 December 2014 to 9 February 2015	Suspended trading as requested by the SEHK pending release of inside information by the Company.

35	31 December 2014

1. Resignation of Chairman Kwok as Chairman becomes effective; and

2. Company’s SEHK Announcement on appointment and resignations with immediate effect:

•    the appointment of Mr. Yu Jianqing (as Executive Director);

•    the resignations of Mr Kwok Ying Chi (as non-executive Director);

•    the resignations of Mr Fok Hei Yu (as an independent non-executive Director); and

•    Resignation of Mr. Cheung Hung Kwong as company secretary.

36	31 December 2014	Mr Ye Lieli and Mr Sun Yuenan (“Mr. Sun”) appointed co-chairmen of the Board.

37	31 December 2014	2014 Management Accounts dated at this date.

38	1 January 2015	Resignation of Chairman Kwok triggered the mandatory prepayment provision in the HSBC 2013 Loan, HSBC demand for immediate repayment of all outstanding amounts (including accrued interest) due pursuant to the HSBC 2013 Loan as at 31 December 2014.

39	7 January 2015	HSBC notice waiving the alleged default claimed in the HSBC Notice (the “HSBC Waiver Notice”).

40	8 January 2015	Company fails to make a scheduled interest payment of US$23 million due in relation to the 2020 Notes (the “2020 Existing HY Notes Missed Payment”)

41	12 January 2015	Company’s SEHK Announcement including disclosure of: • HSBC Waiver Notice; • Company received demand notices from creditors; and • 2020 Existing HY Notes Missed Payment.

42	28 January 2015	Company’s SEHK Announcement that Houlihan Lokey (“Houlihan”) was appointed as a financial advisor.

43	30 January 2015	Da Feng Investment Company Limited (“Da Feng”), Da Chang Investment Company Limited (“Da Chang”), and Da Zheng Investment Company Limited (“Da Zheng”), (collectively the “Selling Shareholders”) and Ease Success Holdings Limited (a vehicle incorporated by Sunac for the purpose of the intended transaction) (a subsidiary of Sunac China Holdings Limited (“Sunac”)) agree to sell 2,529,196,133 shares (representing 49.25% of the Company’s share capital) in the Company for HK$1.80 per share in cash (the “Proposed Sunac Transaction”) as announced on 1 February 2015.

44	31 January 2015	By this date the value of the Group’s frozen bank accounts was RMB 550 million (equivalent to approximately HK$695.50 million).

45	February 2015	For due diligence under the Proposed Sunac Transaction, the Company allowed Sunac to station a team of over 50 personnel at the Company’s offices in Shenzhen during the period of February to April 2015. A Sunac employee was appointed as the Company’s executive vice president to lead the Company’s accounting team (the “Sunac Representative”).

App.15-3

46	1 February 2015	Mr Jin Zhigang resigns as the Company’s chief executive officer.

47	1 February 2015	Company’s SEHK Announcement on proposed disposal of equity interests in 3 project companies to Tianjin Tengyao (a subsidiary) of Sunac China Holdings Limited (“Sunac”), (the “Proposed Sunac Asset Sale”).

48	6 February 2015	Joint SEHK Announcement by Sunac and the Company on the Proposed Sunac Transaction.

49	On or before 7 February 2015	The Company remedies the 2020 Notes Missed Payment by making payment of the interest payable within the 30 day grace period (the “2020 Notes Cured Payment”).

50	9 February 2015	Company’s suspension of trading pending release of insider information ended.

51	9 February 2015	Company fails to meet an interest instalment of HK$44.5 million in respect of the HSBC 2013 Loan.

52	9 February 2015	Company’s SEHK Announcement, amongst other things, on : • 2020 Notes Cured Payment; • status of preservation of assets; • notices received from creditors; and • status of litigation.

53	On or around 14 February 2015	The Sunac Representative informed the Company’s director Mr. Sun that Company’s interest bearing debts as at 31 December 2014 amounted to approximately RMB65 billion (an increase of RMB 35.2 billion from the figure as at 30 June 2014) and that Sunac planned to update certain of the Onshore Creditors regarding this increase in the interest bearing debt during a meeting scheduled to take place on 16 February 2015.

54	16 February 2015	The Company, under Sunac leadership, announces the Profit Warning. Trading of the Common Shares was halted while 16 February SEHK Announcement issued.

55	16 February 2015	The Company received a letter from HSBC notifying it that as at the date of the letter, HK$364.8 million (balance of the loan and interest) was due.

56	17 February 2015	Company’s Auditor PricewaterhouseCoopers (“the Auditor”) informed the board and the audit committee with regard to certain matters that had been brought to the Auditor’s attention.

57	17 February 2015	Company received a letter from HSBC notifying that a payment default under the 2013 HSBC Facility had triggered an event of default under the HSBC ISDA Facility and led to an early termination date of 23 February 2015.

58	18 February 2015	Further SEHK Profit Warning Announcement.

59	23 February 2015	The Company fails to meet an interest instalment of US$544,520.20 in respect of the ICBC Loan.

60	28 February 2015	Resignation of Zhang Ji, who was in charge of the account and finance department.

61	2 March 2015	Company’s SEHK Announcement on its initial onshore restructuring plan for the Group’s onshore debt.

62	2 March 2015	Company reached a stage of acute cash balance as the Group only had RMB566 million cash available for use.

63	3 March 2015	Letter from HSBC that US$12.47 million remained outstanding due to the early termination of a swap arrangement under the HSBC ISDA Facility agreement.

64	5 March 2015	The Group fails to meet an interest instalment in respect of the ICBC 2011 Loan, which the Company guarantees.

65	8 March 2015

Company’s SEHK Announcement, providing amongst other things:

•    an overview of the situation, including the Company’s acute cash flow leading to the Company’s initial offshore restructuring proposal and the Proposed Sunac Transaction,

•    a preliminary Liquidation Analysis prepared by Deloitte Touche Tohmatsu (“Deloitte”).

App.15-4

66	12 March 2015

Formation of the “Ad Hoc Group” of 8 Noteholders and CB Holders (part of the Offshore Creditors) that together held an aggregate of approximately 25% of the aggregate claims of the Noteholders and the CB Holders.

Formation of the “Steering Committee”, a subset of 4 Noteholders and CB Holders, which have negotiated with the Company on a closer basis than the Ad Hoc Group at large.

The Ad Hoc Group and the Steering Committee represented by Kirkland & Ellis, as legal adviser, and Moelis as financial adviser (together, the “Steering Committee Advisers”).

67	16 March 2015	Further SEHK Profit Warning Announcement.

68	18 March 2015	The Company fails to make a scheduled coupon payment of US$16.1 million due in relation to the 2017 Notes.

69	19 March 2015	The Company fails to make a scheduled coupon payment of US$35.5 million due in relation to the 2018 Notes.

70	30 March 2015	Company received a demand letter for immediate repayment of the outstanding liabilities owing under the HSBC 2014 Loan.

71	31 March 2015	Trading in the Common Shares of the Company was suspended at 9:00 a.m. on 31 March 2015, pending release of the 2014 Annual Results which (along with the 2014 Annual Report) should have been published by this date pursuant to Listing Rules.

72	9 April 2015	Company’s SEHK Announcement on status of preservation of asset application and that certain of the Blockages and Shenzhen Restriction on Registration had been lifted but certain pre-sale property projects remained subject to preservation of assets applications.

73	13 April 2015

1. Chairman Kwok reinstated as executive director and designated as Chairman of the Board;

2. Both Mr. Sun and Mr. Ye Lieli cease to be co-chairmen of the Board and are re-designated as vice chairmen of the Board with effect from 13 April 2015; and

3. Mr. Zheng Yi was appointed as executive director.

74	22 April 2015	The Company fails to make a scheduled coupon payment of RMB61.9 million due in relation to the 2016 Notes.

75	28 April 2015	Resignation of Mr Guo Huasu, who was in charge of the Group’s treasury department and onshore fund raising.

76	29 April 2015

Company’s SEHK Announcement that:

1. The 2014 Annual Report will not be despatched by 30 April 2015 (as required by the Listing Rules); and

2. The Board has resolved to establish an Independent Committee (the “Independent Committee”) to address to certain audit issues raised by the Auditors.

77	11 May 2015	Chairman Kwok holds a meeting with key noteholders and their advisers on offshore restructuring.

App.15-5

78	28 May 2015	Company’s SEHK Announcement on the termination of the Proposed Sunac Transaction with effect from 26 May 2015, by mutual agreement by the Selling Shareholders and Sunac.

79	6 June 2015	The Company fails to make a scheduled coupon payment of US$18 million due in relation to the 2019 Notes.

80	10 June 2015	The Company and Houlihan attend a meeting with the Onshore Creditor Committee.

81	11 June 2015

Further changes in the Board:

1. Mr. Ye Lieli resigns as an executive Director;

2. Mr. Jin Zhigang resigns as an executive Director; and

3. Mr. Zheng Yi appointed as the Company’s chief executive officer.

82	16 June 2015	Company’s SEHK Announcement that Proposed Sunac Asset Sale had been terminated

83	19 June 2015	The Company and Houlihan deliver the Company’s illustrative process timeline to the Steering Committee Advisers.

84	20 June 2015	Company fails to make a scheduled interest payment of US$9 million due in relation to the Convertible Bonds.

85	26 to 27 June 2015	The Company finalised its business plan and circulates copies to the Ad Hoc Group, the Steering Committee Advisers and HSBC (in its capacity as Bilateral Lender).

86	8 July 2015	The Company fails to make a scheduled coupon payment of US$25.6 million for the 2020 Notes.

87	23 July 2015	Company’s SEHK Announcement to inform the public of the resumption conditions for the Company’s Common Shares to resume trading on the SEHK after the suspension started on 31 March 2015.

88	28 July 2015	28 July Announcement sets out a number of conditions that the Company needs to satisfy in order to resume the trading of the Shares.

89	10 August 2015	The Company’s revised restructuring proposal is delivered to ICBC (in its capacity as a Bilateral Lender).

90	17 August 2015	The Company enters into a Framework Agreement with (佳兆业集团金融机构债权人委员会) (the “Framework Agreement”) with the “Onshore Creditors Committee”, an ad hoc committee formed by the 7 of the 8 largest creditors amongst the Onshore Creditors.

91	29 August 2015	Agreement is reached with the Bank of China, an Onshore Lender, on the commercial terms of restructuring its facilities and is documented through a memorandum of understanding.

92	8 September 2015

Kwok Family Trust dissolved, with effect that its 49.25% interest in the Company held as follows:

•    16.42% by Da Feng held directly for Chairman Kwok;

•    16.42% by Da Chang held directly for Kwok Hiu Kwan, and

•    16.41% interest held by Da Zheng held directly for Kwok Ying Chi.

93	10 September 2015	Company’s SEHK Announcement informing shareholders and the SEHK of recent restructuring discussions with key creditor groups.

94	16 September 2015	Company receives demand from solicitors, O’Melveny & Myers, who claimed to act for certain Notes Holders which ‘have a collective interest of more than 25% in value of certain series of the Bonds’ (i.e., the 5 Existing HY Notes and the Convertible Bonds) (the “O&M Demand”), including Farallon Capital Pte. Ltd (“Farallon”).

App.15-6

95	17 September 2015	Sidley Austin, on behalf of the Company, emailed O&M acknowledging receipt of the O&M Demand and requested the identity of the holders of the holders represented by O&M (the “17 September Email”)

96	17 September 2015	O&M responded to the 17 September Email by declining to reveal the identity of the holders is represents.

97	18 September 2015	Company’s SEHK Announcement, disclosing that the Company had been notified by Auditors that a number of issues needed to be resolved before the Auditor would be able to resume the audit work.

98	21 September 2015	Sidley Austin, on behalf of the Company, deliver a letter to O&M requesting a meeting as soon as possible to discuss a way forward with O&Ms clients (the “21 September Letter”)

99	22 September 2015	O&M responded to the 21 September Letter stating that their clients would not attend a meeting until the Company acknowledged its intention to pay all interest and principal under the Notes and Bonds (the “22 September Letter”).

100	25 September 2015	The Company entered into a confidentiality agreement (the “NDA”) with the members of the Steering Committee and the Steering Committee Advisors, to allow the Company to provide commercially sensitive information to the to negotiate on the restructuring terms.

101	30 September 2015	“September 2015 Management Accounts”

102	30 September 2015	As at this date 35 Group projects subject to Blockages and preservation of asset orders (of which 8 were subject to Blockages).

103	2 October 2015	SEHK Announcement informing shareholders and the SEHK of recent restructuring discussions with the Steering Committee and its advisers.

104	5 October 2015	Company retained DTZ Cushman & Wakefield (“DTZ”) to carry out property valuations for purpose of restructuring.

105	8 October 2015	O&M letter to Sidley Austin (the “8 October Letter”) stating, amongst other things, that “the Holders are ‘actively considering taking further steps against Kaisa in regard to its failure to pay its debts … including but not limited to the right to present a petition for the winding up of Kaisa and the right to accelerate the Bonds”.

106	8 October 2015	An onshore restructuring agreement was entered into between the Group and Shenzhen Dong branch of ICBC (“ICBC Shenzhen”) to restructure onshore, amongst other things, the ICBC 2011 Loan; and the ICBC Paris Loans.

107	9 October 2015	Company’s SEHK Announcement of the Company’s preliminary interim results announcement for the 6 months ended 30 June 2015 (the “2015 Interim Results Announcement” and the despatch of the 2014 Annual Report and the interim report of the Company for the 6months ended 30 June 2015 (the “2015 Interim Report”) would be delayed.

108	26 October 2015	AlixPartners was appointed to conduct the independent financial review.

109	29 October 2015	Independent Committee also engaged FTI Consulting (Hong Kong) Limited (“FTI”) to assist them by conducting a forensic examination to assist in addressing issues raised by the Auditors in February 2015.

110	6 November 2015	The Company’s SEHK Announcement that the proposed restructuring of the Convertible Bonds and Existing HY Notes (including a term sheet) (the “Proposed Restructuring”) was agreed to in principle with the Steering Committee.

App.15-7

111	12 November 2015	The Company’s SEHK Announcement that announces certain Blockages in Shenzhen were released together with an update on the Group’s contracted sales for the ten months ended 31 October 2015, the status of the negotiation with the Group’s onshore creditors and the litigations with onshore creditors.

112	12 November 2015	The Company retained Tanner De Witt, Solicitors (“TDW”) as Hong Kong legal advisors.

113	19 November 2015	Farallon submitted the non-binding pro-proposal for the restructuring proposal the (“Farallon Preliminary Non-Binding Proposal”).

114	20 November 2015	Company’s SEHK Announcement where the Company explained in some detail the Farallon Preliminary Non-Binding Proposal and the Company’s views on it.

115	December 2015	Ropes & Gray were appointed as advisers on Hong Kong corporate law and US law.

116	5 December 2015	Meeting between Steering Committee and Onshore Creditor Committee.

117	8 December 2015	The Company instructed Deloitte to prepare the Liquidation Analysis.

118	17 December 2015	RMB to US$ conversion date for the Convertible Bonds.

119	20 December 2015	Convertible Bonds fell due.

120	24 December 2015	Company’s SEHK Announcement disclosing intended terms of the Restructuring Proposal and the intention to enter into a Restructuring Support Agreement (“RSA”).

121	24 December 2015	SEHK announcement on appointment of Wan Bing as Chief Executive Officer of the Company.

122	10 January 2016	Company’s SEHK Announcement that the RSA was launched.

123	15 January 2016	The Company’s receipt of an alternative restructuring proposal from Farallon Capital Asia Pte. Ltd. and BFAM Partners (“BFAM”) on 15 January 2016 (the “BFAM Alternative Proposal”).

124	21 January 2016	The Company’s SEHK Announcement on the BFAM Alternative Proposal and the Board’s views of the BFAM Alternative Proposal.

125	26 January 2016	The Company’s SEHK Announcement updating on the Blockages, preservation of assets and litigation situation.

126	1 February 2016	The Company’s SEHK Announcement on extension of time under the RSA.

127	16 February 2016	The Company’s SEHK Announcement on extension of time under the RSA and that the Company had 58% support of the Offshore Creditors locked up under the RSA.

128	25 February 2016	The number of the assets preservation order applications had been further reduced to 42 and the number of related civil rulings had reduced to 18.

129	25 February 2016	DTZ Property Valuation Report with information as at 30 September 2015.

130	29 February 2016	The Group’s: • Financing cases dropped to 31 cases; and • Non-financing cases dropped to 53 cases.

131	1 March 2016	As at this date only 24 projects were affected by Blockages and / or preservation of assets order (of which 7 projects remain subject to Blockage).

App.15-8

132	17 March 2016	Company’s SEHK Announcement on amended RSA and amended Restructuring Terms, and the Support Undertaking, with effect that the total support for the Restructuring Proposal reached 80%. Re-opening the period during which Scheme Creditors can accede to the RSA until 11:59pm on 23 March 2016.

133	21 March 2016	AlixPartners’ Report with information as at 30 September 2015.

134	23 March 2016	Liquidation Analysis with information as at 30 September 2015.

135	23 March 2016	Board Resolution to approve of the Company’s application for the Schemes .

136	23 March 2016	Close of the re-opening the period during which Scheme Creditors can accede to the RSA. Total support for the Restructuring Proposal reached 96.25%.

137	7 April 2016	Hearing of the application for leave to convene a meeting for the Cayman Scheme.

138	19 April 2016	Hearing of the application for leave to convene a meeting for the Hong Kong Scheme.

139	20 May 2016	Date of the Hong Kong and Cayman Scheme Meeting.

140	27 May 2016	Reporting result of Hong Kong and Cayman Scheme Meeting to the respective Hong Kong Court and Grand Court of the Cayman Islands.

141	9 June 2016	Cayman Island Hearing to sanction the Cayman Scheme.

142	10 June 2016	Hong Kong Court hearing to sanction the Hong Kong Scheme.

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(Incorporated in the Cayman Islands with limited liability) Stock Code: 1638 BRING YOU JOYFUL LIVING INTERIM REPORT 2014 For identification purposes only

App.16-1

CONTENTS 2 Corporate Information 4 Chairman’s Statement 7 Management Discussion and Analysis 16 Project Portfolio 30 Disclosure of Interests 37 Independent Auditor’s Review Report 38 Condensed Consolidated Interim Balance Sheet (unaudited) 40 Condensed Consolidated Interim Statement of Comprehensive Income (unaudited) 41 Condensed Consolidated Interim Statement of Changes in Equity (unaudited) 42 Condensed Consolidated Interim Statement of Cash Flows (unaudited) 43 Notes to the Condensed Consolidated Interim Financial Information (unaudited) 75 Other Information

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CORPORATE INFORMATION DIRECTORS Executive Directors Mr. KWOK Ying Shing (chairman) Mr. KWOK Ying Chi Mr. SUN Yuenan Dr. TAM Lai Ling Mr. CHEN Gengxian (resigned on 4 April 2014) Mr. JIN Zhigang Non-Executive Director Ms. CHEN Shaohuan Independent Non-Executive Directors Mr. RAO Yong Mr. ZHANG Yizhao Mr. FOK Hei Yu AUDIT COMMITTEE Mr. RAO Yong (chairman) Mr. ZHANG Yizhao Mr. FOK Hei Yu REMUNERATION COMMITTEE Mr. FOK Hei Yu (chairman) Mr. KWOK Ying Shing Mr. RAO Yong Mr. ZHANG Yizhao NOMINATION COMMITTEE Mr. KWOK Ying Shing (chairman) Mr. RAO Yong Mr. ZHANG Yizhao Mr. FOK Hei Yu AUTHORIZED REPRESENTATIVES Mr. KWOK Ying Shing Mr. CHEUNG Hung Kwong COMPANY SECRETARY Mr. CHEUNG Hung Kwong REGISTERED OFFICE Cricket Square Hutchins Drive PO Box 2681 Grand Cayman, KY1-1111 Cayman Islands HEADQUARTERS IN THE PRC Room 3306, Kerry Center Ren Min Nan Road Luohu Shenzhen China PRINCIPAL PLACE OF BUSINESS IN HONG KONG Suite 2001 20th Floor Two International Finance Centre 8 Finance Street Central Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Royal Bank of Canada Trust Company (Cayman) Limited 4th Floor, Royal Bank House 24 Shedden Road George Town Grand Cayman, KY1-1110 Cayman Islands HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited PRINCIPAL BANKERS Bank of China Limited China Construction Bank Corporation Industrial and Commercial Bank of China (Asia) Limited Industrial and Commercial Bank of China Limited Agricultural Bank of China Hong Kong and Shanghai Banking Corporation Limited 2 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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Corporate Information (continued) LEGAL ADVISERS As to Hong Kong law and U.S. law: Sidley Austin As to PRC law: King & Wood Mallesons As to Cayman Islands law: Harney Westwood & Riegels AUDITOR PricewaterhouseCoopers LISTING INFORMATION The Company’s ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (Stock Code: 1638) WEBSITE http://www.kaisagroup.com Interim Report 2014 KAISA GROUP HOLDINGS LTD. 3

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CHAIRMAN’S STATEMENT Dear Shareholders, On behalf of the board of directors (the “Board”) of Kaisa Group Holdings Ltd. (the “Company”, together with its subsidiaries referred to as the “Group”), I am pleased to present the interim results of the Group for the six months period ended 30 June 2014 (the “Period”). For the Period under review, the Group’s turnover and gross profit reached approximately RMB6,792.5 million and RMB2,736.6 million, representing a decrease of approximately 3.2% and an increase of 7.1% over the corresponding period of last year, respectively. Profit attributable to shareholders and basic earnings per share amounted to approximately RMB1,328.7 million and RMB26.7 cents, representing an increase of approximately 29.7% and 27.8% as compared to the corresponding period of last year, respectively. BUSINESS REVIEW In the first half of 2014, the Central Government (the “Central Government”) of the People’s Republic of China (the “PRC” or “China”) continued to maintain a stable macro environment while allowing flexibilities in some policies to boost the economy. The on-going monetary tightening in the real estate sector has caused increase in mortgage rate, cooling down of land market and deterioration in market sentiment; as a result, the national property sales and the transaction volume in the primary residential market recorded a decline of approximately 6.7% and 6.0% year-on-year, respectively, according to data compiled by National Bureau of Statistics of the People’s Republic of China. During the Period under review, the Group maintained its focus on mass market housing and achieved approximately RMB11.2 billion of contracted sales, representing an increase of 1.3% year-on-year. Kaisa was ranked 19th in terms of sales according to “Top 50 Real Estate Enterprise Property Developers by Sales in first half of 2014” jointly compiled and issued by China Real Estate Information Corporation (NASDAQ: CRIC; “CRIC”) and China Real Estate Appraisal Center. In addition, Kaisa was ranked number one in terms of sales and gross floor area (“GFA”) sold in the Shenzhen primary residential market for the Period under review according to the statistics compiled by ShenzhenHome (www.szhome.com), a testimony of our leadership in the Pearl River Delta. The Group successfully launched Shanghai Kaisa City Plaza in the Yangtze River Delta and Shenzhen Qianhai Plaza in the Pearl River Delta, further solidifying the Group’s nationwide presence. On a rolling-twelve-month basis, Kaisa managed to achieve a sell-through rate of 60% as at 30 June 2014. With respect to land acquisitions, we maintain our principal focus on end-user market in upper-tier cities. For the Period under review, the Group entered into various agreements for land purchase for a total consideration of RMB9.0 billion, with 98.4% located in tier-one cities and provincial capitals. Our continuous efforts to achieve a more balanced land bank portfolio provide us, in terms of book cost, approximately 78.5% of our land bank in upper-tier cities as at 30 June 2014, as compared to 69.6% as at 31 December 2013. The above land acquisitions will not only allow the Group to accumulate sufficient saleable resources to support its business expansion, but also consolidate its market leadership in upper-tier cities. For the Period under review, our urban redevelopment projects contributed significantly to the Group’s contracted sales. Shenzhen Kaisa City Plaza, the largest residential and commercial complex and urban redevelopment project ever undertaken in Shenzhen, was ranked number one in terms of GFA sold in the Shenzhen primary residential market in the first half of 2014 according to statistics compiled by ShenzhenHome (www.szhome.com). Significant progress has been made in our other urban redevelopment projects in Shenzhen. In March 2014, we have secured approximately 450,246 sq.m. of land bank from our Shenzhen Yantian project. In July 2014, we secured government approval as the developer for the redevelopment of Shenzhen Futian Donshan Project, with current GFA of approximately 120,000 sq.m The realization of urban redevelopment project pipeline will provide the Group with considerable saleable resources to sustain its growth in the medium term and enhance its profitability going forward. In addition, the new implementation details on the procurement of urban redevelopment in Shenzhen effective during the Period under review will also mean expedition in approval process going forward. 4 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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Chairman’s Statement (continued) DEVELOPMENT AND FINANCING STRATEGIES The Group has been taking a proactive approach in managing its liabilities and debt profile. In May 2014, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”) raised their long-term corporate credit rating on Kaisa to ‘BB-’ and “Ba3”, respectively, both with stable outlook. Despite challenging operating environment, the upgrade by S&P and Moody’s are recognitions of the Group’s proactive liability management efforts and marked improvement in its execution capability, and will enhance the Group’s ability to tap the international capital markets at lower cost of funding. On 13 January and 6 June 2014, the Company successfully issued US$250 million 8.875% senior notes due 2018 and US$400 million 9% senior notes due 2019, respectively, to refinance existing indebtedness, to finance its property projects and for general corporate purposes, including liquidity accumulation. Both transactions received overwhelming interest from international financial institutions with more than nine times over-subscription. In June 2014, we successfully obtained consent from our note holders to modify and amend some provisions contained in certain of our outstanding senior notes. Such modifications and amendments will enable the Group to pursue business opportunities that may not otherwise be available, to better suit its business needs and bring the terms of our existing senior notes in line with the current practice. INVESTOR RELATIONS The Company strives to achieve a high standard of corporate governance and high degree of corporate transparency, and is devoted to maintaining a timely and effective communication with its shareholders and investors through various means. In addition to the regulatory filings and announcements, through monthly newsletters, communication with media, investor conference, site visits and reverse road show, the Group strives to keep shareholders and investors well informed of its latest development including business strategies, sales performance, operation and financial condition. The Group values input from investors, bond holders and shareholders, and through various channels to collect their views. PROSPECTS One of the key messages from the “60 Structural Reform Guidelines” promulgated in November 2013 is market forces will play an ever-greater role in Chinese economy. Against the backdrop of the mismatch of investment in the past and the deeply-rooted issues within the state-owned enterprises, as well as the uncertainty of the external economic environment, we believe there will be less policy headwinds in the real estate sector in order to maintain certain robustness of the overall economy. In fact, some local governments have taken steps in reviving their local economy, including the gradual relaxation of home purchase restrictions, the removal of price cap on new housing and annual housing price control target, and the more extensive use of housing provident funds for the purpose of lowering mortgage rate. The central bank also required the commercial banks to have prompt release mortgage financing for first time home buyers. With the above, we believe the sentiment of the market will gradually improve in the second half of 2014. For the Period under review, largely attributable to the land sales in connection with the Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone (“Qianhai”), the Shenzhen municipal government has generated approximately RMB41.8 billion of land revenues, a record over the last 10 years, according to data compiled by China Real Estate Index System (“CREIS”). The establishment of Qianhai will certainly elevate Shenzhen’s position in the global stage. In the coming years, the Shenzhen municipal government will embark on massive investment to upgrade its infrastructure, and to improve its business and commercial facilities, to realize such goal. Certainly, such initiatives will spill-over to the development of the Pearl River Delta. Capitalizing its leading market position and project pipeline on urban redevelopment projects in Shenzhen, and over 10 million sq.m. of land bank in the Pearl River Delta, the Group is well positioned to capture the housing demand generated from the new opportunities arising. While we will continue to leverage our brand and our expertise to unlock the value of our pipeline for redevelopment projects, we will continue to implement the asset turnover business model to seize the opportunities in the growing end-user mass market driven by urbanization, aiming to maintain our competitiveness. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 5

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Chairman’s Statement (continued) ACKNOWLEDGEMENT Thanks to the enormous support from all of our stakeholders and the ardent efforts of all our staff members who have made in valuable contributions during the Period, the Group has been growing at a steady pace. On behalf of the Board, I would like to take this opportunity to express my wholehearted gratitude to all the shareholders of the Company, investors, business partners and customers for their trust and support. Upholding the spirit enshrined in our motto “Kaisa, bring you joyful living”, we will make every endeavor to maximize values and generate the greatest returns for our shareholders and investors. KWOK Ying Shing Chairman Hong Kong, 20 August 2014 6 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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MANAGEMENT DISCUSSION AND ANALYSIS OVERALL PERFORMANCE Despite the tightened monetary measures, the Group still managed to achieve its record of contracted sales during the Period under review. For the first half of 2014, the Group’s contracted sales and the GFA sold amounted to approximately RMB11.2 billion and 941,707 sq.m., representing growth of 1.3% and decline of 20.9% year-on-year, respectively. Contracted average selling price (the “ASP”) increased by 28.1% year-on-year to RMB11,856 per sq.m. For the Period under review, the Group launched an aggregate GFA of approximately 1.0 million sq.m., and planned to launch up to another approximately 2.7 million sq.m. of GFA in the second half of 2014. According to “Top 50 Real Estate Enterprise Property Developers by Sales in the first half of 2014” compiled and issued by China Real Estate Information Corporation, Kaisa was ranked 19th nationwide in terms of contracted sales amount, affirming the Group’s market position and brand reputation. The table below shows the Group’s contracted sales by region in the first half of 2014: Number of Contracted Contracted Region projects sales area sales amount sq.m. RMB in millions Pearl River Delta 20 340,948 6,314.3 Yangtze River Delta 11 100,747 1,232.6 Western China Region 7 141,196 1,029.6 Central China Region 4 142,365 949.0 Pan-Bohai Bay Rim 11 216,451 1,639.2 Total 53 941,707 11,164.7 During the Period, the Group recorded a turnover of RMB6,792.5 million, representing a decrease of 3.2% as compared to the corresponding period in 2013. Profit attributable to equity holders amounted to RMB1,328.7 million, representing an increase of 29.7% as compared to the corresponding period in 2013. The Group’s net profit for the Period excluding one-off prepayment expenses of offshore debts, exchange difference, imputed interest income, change in fair values of financial derivatives and of investment properties net of corresponding deferred taxes, amounted to RMB1,156.1 million, representing an increase of 5.8% as compared to the corresponding period in 2013. Basic earnings per share was RMB26.7 cents, representing an increase of 27.8% as compared to the corresponding period in 2013. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 7

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Management Discussion and Analysis (continued) PROPERTY DEVELOPMENT 1. Projects completed in the Period The Group adopts a strict and prudent practice in project development and adjusts its pace of business expansion as and when appropriate. During the Period, the GFA of newly completed projects of the Group amounted to approximately 0.9 million sq.m 2. Projects under development As at 30 June 2014, the Group had 41 projects under development concurrently, with an aggregate of GFA of approximately 8.6 million sq.m 3. Property management The Group also provides property management service to its own development. During the Period under review, the Group managed a total floor area of approximately 11.4 million sq.m., equivalent to 89,164 units. In June 2014, Kaisa was ranked 19th in “2014 China Top 100 Property Management Companies” jointly compiled by China Index Research Institute and China Real Estate Top 10 Research Team. Building on its national recognition, the Group’s property management arm is striving to deliver excellent and professional service to its customers so as to further enhance its brand and corporate image. 4. Investment properties The Group adopts a diversified business strategy, characterized by its increase in property investment. The portfolio of investment properties will generate steady and reliable income, and enlarge the overall income base of the Group. The Group develops commercial properties such as office buildings, retail stores and car parks for leasing purpose. In managing its investment property portfolio, the Group takes into account the long-term growth potential, the overall market conditions, and its cash flows and financial condition. As at 30 June 2014, the Group held an aggregate GFA of 213,409 sq.m. completed investment properties for rental purpose. 8 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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Management Discussion and Analysis (continued) LAND BANK It remains an ongoing effort of the Group to expand and rebalance its land reserve to implement the business strategy of rapid turnover model. For the first half of 2014, we purchased a total of 16 land parcels or related interests through private negotiation and government held public tenders, auctions or listing-for-sale. The aggregate consideration for the land acquisitions was approximately RMB9,011.9 million, with an average land cost per total planned GFA of approximately RMB6,686 per sq.m. The total planned GFA per maximum allowed plot ratio attributable to the Group is up to approximately 1.7 million sq.m. In terms of acquisition cost, 98.4% of the land bank is located in tier-one and tier-two cities. As at 30 June 2014, the Group had a total land bank of approximately 23.6 million sq.m., which is sufficient for the Group’s development needs for the next five years. The table below set forth detailed information of these land acquisitions: Attributable GFA per maximum Month of Attributable allowed plot acquisition Location interest Site area ratio Consideration Type (sq.m.)/(No. of (RMB (%) land parcel) (sq.m) in millions) January 2014 Huizhou 100% 169,331(4) 295,754 142.4 Residential January 2014 Suzhou 51% 33,234(1) 47,458 369.2 Residential January 2014 Suzhou 51% 59,629(1) 79,068 241.3 Residential and commercial January 2014 Nanjing 96% 109,832(1) 289,956 4,204.4 Residential February 2014 Chengdu 100% 57,837(1) 245,806 570.0 Residential March 2014 Shenzhen 100% 128,902(5) 450,246 57.4 Residential and commercial April 2014 Shenzhen 51% 429,560(1) 229,495 2,754.0 Commercial June 2014 Shenzhen 51% 49,582(2) 104,903 673.2 Residential and commercial Total 1,037,907(16) 1,742,686 9,011.9 OUTLOOK We believe that the operating environment will continue to be challenging in the second half of 2014, as it is expected that onshore liquidity condition will remain tight and mortgage interest rate will stay high. Nonetheless, over the last few years, the Group has put up substantial capital into land acquisition to pre-fund properties under development which, we believe, will enable the Group to support its future business expansion and capture any business opportunities arising. In addition, the Group continues to focus on realizing the value from its redevelopment project pipeline, while remaining committed to delivering a rapid asset-turnover business model, further enhancing the product quality and capitalizing its branding, with an aim to maximizing returns to the shareholders of the Company. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 9

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Management Discussion and Analysis (continued) FINANCIAL REVIEW Revenue Revenue of the Group primarily comprises the (i) sales proceeds from the sale of properties including completed properties held for sale, properties under development and proposed development projects, (ii) gross recurring revenue received and receivable from investment properties and (iii) property management fee income. The revenue is primarily generated from its five business segments: property development, property investment, property management, hotel and catering operations and other businesses. The revenue decreased by RMB223.6 million, or 3.2%, to approximately RMB6,792.5 million in the Period from approximately RMB7,016.1 million for the corresponding period in 2013, mainly attributable to the decrease in recognized property sales. For the Period, the revenue generated from property development, property investment, property management, hotel and catering operations and other businesses was approximately RMB6,540.5 million, RMB94.2 million, RMB83.9 million and RMB27.3 million and RMB46.6 million, respectively. Sales of properties Revenue from sales of properties decreased by RMB293.4 million, or 4.3%, to RMB6,540.5 million in the Period from RMB6,833.9 million for the corresponding period in 2013. The decrease was primarily attributable to a decrease in the sales of properties under development and proposed development projects. Rental income Revenue from rental income increased by RMB18.6 million, or 24.6%, to RMB94.2 million in the Period from RMB75.6 million for the corresponding period in 2013. The increase was primarily attributable to the increased rental space and higher rental rates. Property management service Revenue from property management service increased by RMB13.4 million, or 19.0%, to RMB83.9 million in the Period from RMB70.5 million for the corresponding period in 2013. This increase was primarily attributable to the increased GFA under property management. Hotel and catering operations Revenue from the hotel and catering operations of the Group increased by approximately RMB3.4 million, or 14.2% to RMB27.3 million in the Period, from RMB23.9 million for the corresponding period in 2013. Such increase was mainly attributable to our business expansion in the Pearl River Delta. Other Businesses Revenue from other businesses increased by RMB34.4 million, or 282.0%, to RMB46.6 million in the Period from RMB12.2 million for the corresponding period in 2013. The increase was primarily attributable to the business expansion in department store, cinema and cultural centre operations. 10 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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Management Discussion and Analysis (continued) Gross profit The Group’s gross profit increased by RMB181.1 million, or 7.1%, to RMB2,736.6 million in the Period from RMB2,555.5 million for the corresponding period in 2013, mainly attributable to the increase in contribution from recognized property sales. The gross profit margin increased to 40.3% from 36.4% for the corresponding period in 2013, mainly attributable to sales transactions of properties under development and proposed development projects and the increase in ASP of property sales recognized in the Period. Selling and marketing costs The Group’s selling and marketing costs increased by RMB60.4 million, or 16.9%, to RMB417.1 million in the Period from RMB356.7 million for the corresponding period in 2013. The increase in selling and marketing costs was mainly attributable to more advertising and promotional expenses incurred amid the challenging operating environment. Administrative expenses The Group’s administrative expenses increased by RMB8.2 million, or 2.0%, to RMB414.4 million in the Period from RMB406.2 million for the corresponding period in 2013. The increase was primarily attributable to the increase in depreciation and operating expenses resulting from the Group’s business expansion. Change in fair value of investment properties The change in fair value of the Group’s investment properties for the Period was primarily attributable to the addition of commercial space of Shenzhen Yantian project into our investment property portfolio. The change in fair value in the corresponding period in 2013 was mainly explained by the appreciated value of the Group’s investment properties in Shenzhen Kaisa Global Center, Guangzhou Jinmao and Huizhou Kaisa Centre Phase 2. Change in fair value of financial derivatives On April 19, 2013, we entered into the 2012 ISDA Master Agreement with The Hongkong and Shanghai Banking Corporation Limited (“HSBC”), as the swap counterparty, to manage our foreign exchange rate risk arising from the issuance of the Renminbi denominated April 2013 Notes (“2013 HSBC Swap”). The value of the liability component of the 2013 HSBC Swap was approximately RMB6.9 million as of 30 June 2013 and a fair value loss of RMB6.9 million was reflected upon initial recognition from the change in fair value of the financial derivative component of the 2013 HSBC Swap for the six months ended 30 June 2013. The decrease in fair value of our financial derivatives of RMB63.8 million in the first half of 2014 was mainly attributable to the depreciation of Renminbi against the U.S. dollar during the Period. Finance income/(costs) – net The Group’s net finance income increased by RMB415.9 million to RMB28.5 million in the Period from the net finance costs of RMB387.4 million for the corresponding period in 2013. The increase was primarily attributable to the one-off prepayment expenses of the Group’s offshore debts, of RMB521.0 million, recorded in the corresponding period in 2013. Income tax expenses The Group income tax expenses increased by RMB14.8 million, or approximately 1.9%, to RMB774.6 million in the Period from RMB759.8 million for the corresponding period in 2013. The increase was primarily attributable to the significant decrease in the finance costs, despite the slight drop in operating profit for the Period. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 11

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Management Discussion and Analysis (continued) Profit for the Period As a result of the foregoing, the Group’s profit for the Period increased by RMB342.1 million, or 34.1%, to RMB1,346.5 million in the Period from RMB1,004.4 million for the corresponding period in 2013. The net profit margin was 19.8% for the Period and 14.3% for the corresponding period in 2013. The Group’s net profit excluding one-off prepayment expenses of offshore debts, exchange difference, imputed interest income, change in fair value of finance derivatives and investment properties, net of deferred tax for the Period and the corresponding period in 2013 was RMB1,156.1 million and RMB1,092.7 million, respectively, resulting in corresponding net profit margin excluding one-off prepayment expenses of offshore debts, exchange difference, imputed interest income, change in fair value of financial derivatives and investment properties, net of deferred tax of 17.0% and 15.6% for the Period and the corresponding period in 2013, respectively. LIQUIDITY, FINANCIAL AND CAPITAL RESOURCES Cash position As at 30 June 2014, the carrying amount of the Group’s cash and bank deposits was approximately RMB11,091.0 million (31 December 2013: RMB8,706.2 million), representing an increase of 27.4% as compared to that as at 31 December 2013. Pursuant to relevant regulations in the PRC, certain property development companies of the Group are required to place a certain amount of pre-sales proceeds to designated bank accounts as collateral for the construction loans. Such collateral will be released after the completion of the pre-sales properties or the issuance of the title of the properties, whichever is the earlier. Additionally, as at 30 June 2014, certain of the Group’s cash was deposited in certain banks as collateral for the benefit of mortgage loan facilities granted by the banks to the purchasers of the Group’s properties. The aggregate of the above collaterals amounted to approximately RMB1,527.8 million as at 30 June 2014. Perpetual capital instruments During the period ended 30 June 2014, the Group successfully issued perpetual capital instruments in the aggregate amount of RMB1.0 billion for the purpose of financing its real estate projects in the PRC. Convertible bonds On 20 December 2010, the Company issued RMB1.5 billion US$ settled 8% convertible bonds due 2015 (the “Convertible Bonds”) for the purpose of financing the acquisition of new land bank in the PRC and the Group’s real estate projects. The initial conversion price is HK$2.82 per share. The conversion price was adjusted downward to HK$2.64 per share following the payment of a final dividend during the Period. Senior notes due 2017 On 18 September 2012, the Company issued US$250 million 12.875% senior notes due 2017 (the “Senior Notes 2012”) for the purpose of funding our property projects and refinancing our indebtedness and general corporate use. Senior notes due 2020 On 8 January 2013, the Company issued US$500 million 10.25% senior notes due 2020 (the “Senior Notes January 2013”) for the purpose of refinancing our exchangeable term loan in the aggregate amount of US$120 million and RMB2.0 billion US$ settled 8.5% senior secured guaranteed bonds due 2014 and general corporate use. 12 KAISA GROUP HOLDINGS LTD. Interim Report 2014

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Management Discussion and Analysis (continued) Senior notes due 2018 On 19 March 2013, the Company issued US$550 million 8.875% senior notes due 2018 for the purpose of partially refinancing our US$ 13.5% senior notes due 2015, refinancing our existing and new property projects (“Senior Notes 2010”) and general corporate use. On 13 January 2014, the Company issued additional 8.875% senior notes due 2018 in the principal amount of US$250 million (collectively, the “Senior Notes March 2013”) for the purpose of funding our existing and new property projects, refinancing our indebtedness and general corporate use. Senior notes due 2016 On 22 April 2013, the Company issued RMB1.8 billion 6.875% senior notes due 2016 (the “Senior Notes April 2013”) for the purpose of fully refinancing our Senior Notes 2010 and general corporate use. Senior notes due 2019 On 6 June 2014, the Company issued US$400 million 9% senior notes due 2019 (the “Senior Notes June 2014”) for the purpose of funding our existing and new property projects, refinancing our indebtedness and general corporate use. Borrowings and charges on the Group’s assets As at 30 June 2014, the Group had aggregate borrowings of approximately RMB29,773.5 million, of which approximately RMB6,007.7 million will be repayable within 1 year, approximately RMB19,036.0 million will be repayable between 2 and 5 years and approximately RMB4,729.8 million will be repayable over 5 years. As at 30 June 2014, the Group’s bank loans of approximately RMB7,626.1 million were secured by plant and equipment, land use rights, investment properties, properties under development and completed properties held for sale of the Group with total carrying values of approximately RMB22,155.2 million. The Senior Notes 2012, Senior Notes January 2013, Senior Notes March 2013, Senior Notes April 2013, Senior Notes June 2014 and the Convertible Bonds are secured by the share pledge of certain of the Group’s subsidiaries incorporated outside of the PRC, and joint and several guarantees given by certain subsidiaries of the Group. The Group’s domestic bank loans carried a floating interest rate linking up with the base lending rate of the People’s Bank of China. Our interest rate risk is mainly from the floating interest rate of domestic bank loans. Gearing As at 30 June 2014, the Group’s net debts (total borrowings, net of cash and cash equivalent, short-term bank deposits and restricted cash) over total equity was 72.5% (31 December 2013: 62.1%). The Group’s net current assets increased by 36.1% from RMB30,721.8 million as at 31 December 2013 to RMB41,804.6 million as at 30 June 2014, and the current ratio increased from 1.7 times as at 31 December 2013 to 1.8 times as at 30 June 2014. Cost of borrowings For the Period under review, the Group’s total cost of borrowings was RMB1,121.8 million, representing a decrease of RMB511.2 million or 31.3% as compared to the corresponding period in 2013. The decrease was primarily attributable to the one-off prepayment expenses of the Group’s offshore debts of RMB521.0 million recorded in the corresponding period in 2013. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 13

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Management Discussion and Analysis (continued) Foreign currency risks The Group’s property development projects are all located in China and most of the related transactions are settled in RMB. The Company and certain of the Group’s intermediate holding companies operate in Hong Kong have recognized assets and liabilities in currencies other than RMB. As at 30 June 2014, the Group had cash balances denominated in US$ of approximately RMB2,192.5 million, and in HK dollar of approximately RMB33.3 million, the Senior Notes 2012, Senior Notes January 2013, Senior Notes March 2013 and Senior Notes June 2014 in US$ with an aggregate outstanding principal amount of US$1,950.0 million, and other offshore banking facilities denominated in US$ and HK$, of US$159.5 million and HK$1,030.0 million respectively, which are subject to foreign currency exposure. The Group does not have a foreign currency hedging policy. However, management of the Group monitors foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise. On 22 April 2013, in connection with the Senior Notes April 2013, the Company entered into an arrangement with an offshore bank to manage the our currency and interest rate risk by using Renminbi-to-U.S. dollar currency swaps and have converted borrowings of RMB1.8 billion to approximately US$291.0 million through currency swap. Financial guarantees As at 30 June 2014, the Group had contingent liabilities relating to guarantees in respect of mortgage facilities provided by domestic banks to our customers amounting to approximately RMB12,758.7 million (31 December 2013: approximately RMB9,856.7 million). Pursuant to the terms of the guarantees, upon default in mortgage payments by a purchaser, we would be responsible for repaying the outstanding mortgage principal together with accrued interest and penalties owed by the defaulting purchaser to the bank, but we would be entitled to assume legal title to and possession of the related property. These guarantees will be released upon the earlier of (i) the satisfaction of the mortgage loan by the purchaser of the property; and (ii) the issuance of the property ownership certificate for the mortgage property and the completion of the deregistration of the mortgage. 14 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-15

Management Discussion and Analysis (continued) Significant Investments Held, Material Acquisitions and Disposals of Subsidiaries, and Future Plans for Material Investments or Capital Assets On 9 April 2014, (Kaisa Group (Shenzhen) Co., Ltd.*) (“Kaisa Shenzhen”) and (Sino Life Insurance Co., Ltd*) (“Sino Life”) jointly and successfully bid for a parcel of land situated at G16301-0701, Xiasha Village, Dapeng Road, Dapeng New District, Shenzhen, the PRC (the “Land”) and received the bid confirmation notice () from (Shenzhen City Planning and Land Resources Commission*). The consideration for the acquisition of the Land is RMB5,400,000,000. The consideration will be funded by Kaisa Shenzhen and Sino Life to the joint venture company, which will be established by them for the purpose of holding and developing the Land, in proportion to their respective effective interests in such joint venture company by way of equity or other forms of financing to be agreed. Details of the above transactions are set out in the announcement of the Company dated 10 April 2014. Save as disclosed in this report, there were no other significant investments held, nor were there any material acquisitions or disposals of subsidiaries and associated companies during the six months ended 30 June 2014. Apart from those disclosed in this report, there was no plan authorised by the Board for other material investments or additions of capital assets at the date of this report. Employees and remuneration policy As at 30 June 2014, the Group had approximately 9,480 employees (31 December 2013: approximately 10,570 employees). The related employees’ costs (including the directors’ remuneration), for the six months ended 30 June 2014 amounted to approximately RMB225.5 million. The remuneration of employees was based on their performance, skills, knowledge, experience and market trend. The Group reviews the remuneration policies and packages on a regular basis and will make necessary adjustment commensurate with the pay level in the industry. In addition to basic salaries, employees may be offered with discretionary bonus and cash awards based on individual performance. Further, the Company adopted the share option scheme on 22 November 2009. Further information of the share option scheme is available in the 2013 Annual Report of the Company. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 15

App.16-16

PROJECT PORTFOLIO AS AT 30 JUNE 2014 No. Project Address Location Type(1) The Pearl River Delta 1 Shenzhen Woodland Height(6) Junction of Shenhui Road and Lilang Road, Shenzhen Residential Buji Town, Longgang District 2 Shenzhen Mocha Town Busha Road, Longgang District Shenzhen Residential 3 Shenzhen Kaisa Center(2)(6) East of Shangbu Nan Road and North of Shenzhen Residential Nanyuan Road, Futian District 4 Shenzhen Lake View Place Junction of Xincheng Road and Pingxi Road, Shenzhen Residential Longang District 5 Shenzhen Xiangrui Garden North of Beihuan Highway, Nanshan District Shenzhen Residential 6 Shenzhen Mingcui Garden Ping’an Avenue, Liang’antian Community, Shenzhen Residential Pinghu Street, Longgang District 7 Shenzhen Jincui Garden Cuizhu Road, Luohu District Shenzhen Residential 8 Shenzhen Shangpin Garden Bantian Community, Bantian Street, Longgang District Shenzhen Residential 9 Shenzhen Kaisa Global Center(8) Shennan Avenue, Futian District Shenzhen Commercial 10 Shenzhen Metro City(2) Buji Station, Shenhui Road, Nanmendun, Buji Town, Shenzhen Residential Longgang District 11 Shenzhen Kaisa City Plaza Junction of Banxuegang Avenue and Xuegang Bei Shenzhen Residential Road, Longgang District 12 Shenzhen Kaisa Metropolitan Mumianwan Station, Longgang Avenue, Buji, Shenzhen Residential Homeland(2) Longgang District 13 Shenzhen Dapeng Kaisa Peninsula Resort Yingbin Avenue, Dapeng New Town Shenzhen Commercial 14 Shenzhen Kaisa Yuefeng Garden Bulong Road, Bantian, Longgang District Shenzhen Residential 15 Shenzhen Yantian Project(3)(8) Mingzhu Avenue, Yantian District Shenzhen Residential 16 Shenzhen Dapeng Xiasha Project(3) Xiasha Community, Dapeng Street, Dapeng Shenzhen Commercial New Town 17 Shenzhen Kaisa Qianhai Plaza No. 9 Qianhai Road, Nanshan District Shenzhen Residential 18 Guangzhou Jinmao(2)(7) No. 191 Tiyu West Road, Tianhe District Guangzhou Commercial 19 Guangzhou Kaisa Plaza No. 78 Huangpu Avenue West, Zhujiang New Town, Guangzhou Commercial Tianhe District 20 Guangzhou Monarch Residence No. 99 Jiangnan Avenue Central, Haizhu District Guangzhou Residential 21 Guangzhou Tianhe Project Huangpu Avenue North, International Financial Town, Guangzhou Residential Tianhe District 22 Guangzhou Tongbao Project(3) No. 8 Tongbao Road, Guangzhou Avenue North, Guangzhou Residential Baiyun District 23 Guangzhou Sky Mansion Lot No.20, Meihua Garden, Shatai Road, Guangzhou Residential Baiyun District 24 Guangzhou Kaisa Magnifique Plaza Lot No. 49, Nangang, Yunpu Industrial Zone, Guangzhou Residential Huangpu District 25 Foshan Shunde Kaisa Mocha Town Lot No.1, South of the Central District, Xingtan Town, Foshan Residential Shunde District 26 Foshan Shunde Kaisa Shangpin Garden Linshang North Road, Beijiao New Town, Foshan Residential Shunde District 27 Foshan Shunde Kaisa Golden World West of Waihuang Road, Ronggui Town, Foshan Residential Shunde District 16 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-17

Project Portfolio (continued) Total GFA Properties Properties Interest Completed under held for Future Attributable No. Project Phase Site Area Total GFA Properties Development Development to us (sq.m.) (sq.m.) (sq.m.) (sq.m.) (sq.m.) The Pearl River Delta 1 1-8 160,514 580,135 580,135 – – 100% 2 1-7 185,724 735,299 735,299 – – 100% 3 – 5,966 98,241 98,241 – – 100% 4 1-5 182,064 388,626 388,626 – – 100% 5 – 57,984 143,796 143,796 – – 100% 6 1-4 102,439 394,663 394,663 – – 100% 7 – 9,066 105,830 105,830 – – 100% 8 – 45,829 231,572 231,572 – – 100% 9 – 14,411 142,000 – – 142,000 100% 10 – 5,241 124,479 124,479 – – 100% 11 1-3 179,642 973,600 253,800 316,500 403,300 80% 12 – 19,393 96,970 96,970 – – 100% 13 1-2 48,256 130,520 130,520 – – 100% 14 1-2 47,890 119,725 82,854 36,871 – 100% 15 1-3 128,902 450,246 – – 450,246 100% 16 1-4 429,560 466,130 – – 466,130 51% 17 1-2 49,582 205,693 – 144,310 61,383 51% 18 – 14,192 233,322 233,322 – – 100% 19 – 7,106 117,522 117,522 – – 100% 20 – 7,707 56,666 56,666 – – 100% 21 – 15,178 45,534 – – 45,534 51% 22 – 65,627 72,966 – – 72,966 100% 23 – 19,671 35,479 – – 35,479 80% 24 1-4 190,742 425,831 – – 425,831 51% 25 1-2 71,200 234,422 234,422 – – 100% 26 – 32,819 98,021 98,021 – – 100% 27 1-4 197,584 493,960 171,824 256,366 65,770 51% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 17

App.16-18

Project Portfolio (continued) No. Project Address Location Type(1) 28 Dongguan Zhongyang Haomen Longsheng Road, Xincheng District, Shilong Town Dongguan Residential 29 Dongguan Dongjiang Haomen South of Dongjiang Road,Yangwu Village and Dongguan Residential Qishi Village, Qishi Town 30 Dongguan Shui’an Haomen Fengshen Avenue, Fenggang Town Dongguan Residential 31 Dongguan Dijingwan Jinshawan Square, Xincheng District, Shilong Town Dongguan Residential 32 Dongguan Le Grand Bleu Xinwei Village Group, Qisha Village, Shatian Town Dongguan Residential 33 Dongguan Oasis Town Junction of Huancheng Road and Green Road, Dongguan Residential Xiping Community, Nancheng District 34 Dongguan Yulongshan Garden Jinzhou Community, Humen Town Dongguan Residential 35 Huizhou Kaisa Mansion No. 1 No.2 Aodong Road, Huicheng District Huizhou Residential 36 Huizhou Kaisa Center(6)(8) No. 18 Sub-district, Jiangbei, Huicheng District Huizhou Commercial 37 Huizhou Yuan Zhou Project(4) Tanjiao Section, Liangwu Gaotou Village, Huizhou Residential Yuanzhou Town, Boluo County 38 Huizhou Riverbank New Town Jiangnan Section, Cuimeiyuan Village Committee, Huizhou Residential Hengkeng, Luoyang Town, Boluo County 39 Huizhou Huidong Yapojiao Project(3) Huangbujiao, Lianfeng Village, Renshan Town, Huizhou Residential Huidong County 40 Zhuhai Lake View Waldorf Garden No. 5001 Nanwan Road South, Wanzai, Xiangzhou Zhuhai Residential District 41 Zhuhai Golden World North of Huangyang Avenue, South of Wangbao Zhuhai Residential Reservoir, Jintaisi, Doumen Town, Doumen District The Western China Region 42 Chengdu Kaisa Monarch Residence Erjiangsi Village, Huayang Town, Shuangliu County Chengdu Residential 43 Chengdu Lijing Harbour Group 1 and 2, Huafeng Village, Yongquan Street, Chengdu Residential Wenjiang District 44 Chengdu Modern Town Yingchunqiao, Dongsheng Sub-district Office, Chengdu Commercial Shuangliu County 45 Chengdu Kaisa Mansion No.8 Sanzhiqu South Area, Dongsheng Street, Chengdu Residential Shuangliu County 46 Chengdu Kaisa City Plaza Group 1 and 2, Machang Village, Wenjia Street Office, Chengdu Residential Qingyang District 47 Chengdu Kaisa Leading Town(3) Huadu Avenue, Wenjiang District Chengdu Residential 48 Nanchong Kaisa Plaza No. 39, Zhengyang East Road, Shunqing District Nanchong Residential 49 Nanchong Monarch Residence No. 308, Baituba Road, Shunqing District Nanchong Residential 50 Chongqing Kaisa Plaza Longzhouwan Street, Banan District Chongqing Residential 51 Chongqing Kaisa Bright Harbour(3) Baqiao Town, Dadukou District Chongqing Residential The Pan-Bohai Bay Rim 52 Shenyang Kaisa Center(8) East of Qingnian Avenue, Shenhe District Shenyang Commercial 53 Yingkou Dragon Bay(3) Junction of Xinxin Road and Bohai Street, Yingkou Residential Laobian District 54 Yingkou Monarch Residence(3) West of Xuefu Road, East of Shifu Road, Yingkou Residential South of New Donghai Street, Laobian District 55 Anshan Lake View Waldorf(3) Shengli Bei Road, Lishan District Anshan Residential 56 Anshan Monarch Residence(3) South of Ziyou Dong Street, East of Anqian Road, Anshan Residential Lishan District 18 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-19

Project Portfolio (continued) Total GFA Properties Properties Interest Completed under held for Future Attributable No. Project Phase Site Area Total GFA Properties Development Development to us (sq.m.) (sq.m.) (sq.m.) (sq.m.) (sq.m.) 28 1-4 82,742 377,481 324,322 53,159 – 100% 29 1-3 86,324 243,296 127,423 115,873 – 100% 30 1-2 70,734 200,386 200,386 – – 80% 31 – 46,474 155,432 155,432 – – 100% 32 1-5 239,050 525,934 – 217,023 308,911 100% 33 – 65,021 150,772 – 150,772 – 100% 34 – 33,910 109,180 – 109,180 – 100% 35 – 89,998 260,577 – 260,577 – 100% 36 1-3 70,859 734,076 104,644 629,432 – 100% 37 – 20,400 61,200 – – 61,200 100% 38 1-10 1,663,969 4,326,239 189,329 424,679 3,712,231 100% 39 1-3 169,331 295,754 – – 295,754 100% 40 1-3 164,354 550,431 110,989 69,327 370,115 100% 41 1-4 192,711 256,305 96,192 63,329 96,784 100% The Western China Region 42 1-6 182,666 931,313 594,842 336,471 – 100% 43 1-7 150,071 761,542 761,542 – – 100% 44 1-2 133,269 362,420 362,420 – – 100% 45 1-6 120,570 421,995 81,292 260,177 80,526 80% 46 1-2 51,256 143,516 – – 143,516 70% 47 1-2 57,837 245,806 – – 245,806 100% 48 – 29,541 116,390 116,390 – – 100% 49 1-7 256,187 811,909 361,585 450,324 – 100% 50 1-2 84,980 297,430 – 133,511 163,919 51% 51 1-10 324,330 733,267 – – 733,267 100% The Pan-Bohai Bay Rim 52 – 21,423 292,331 – 292,331 – 100% 53 1-2 307,306 607,354 31,560 315,883 259,911 72% 54 1-2 103,500 344,267 140,749 92,996 110,522 100% 55 1-3 477,463 567,287 94,957 – 472,330 100% 56 1-2 129,739 389,216 – – 389,216 100% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 19

App.16-20

Project Portfolio (continued) No. Project Address Location Type(1) 57 Anshan Kaisa Plaza(2)(3)(6) Renmin Road, Tiexi District Anshan Commercial 58 Benxi Lake View Place Binhe Bei Road, Mingshan District Benxi Residential 59 Panjin Kaisa Center(3) No. 1, Shifu Avenue, Xinglongtai District Panjin Residential 60 Huludao Suizhong Kaisa Dongdaihe(3) South of Binhai Road, Dongdaihe New Zone, Huludao Residential Suizhong County 61 Weifang Kaisa Golden World North of Bailanghe Reservoir Dam, Weifang Residential South of Weijiao Road 62 Qingdao Kaisa Lake View Place East of Zhongjinger Road, West of Wangsha Road Qingdao Residential and South of Baishahe, Xiazhuang Street, Chengyang District 63 Dandong Kaisa Mansion No. 1(3) South of Huanghai Street, Zhenxing District Dandong Residential 64 Dalian Kaisa Center No. 24 Zhujin Street, Donggang Business District, Dalian Commercial Zhongshan District 65 Dalian Kaisa Plaza No. 271, Tianjin Street, Zhongshan District Dalian Commercial The Central China Region 66 Changsha Lake View Place Jinping Village, Tiaoma County Changsha Residential 67 Changsha Kaisa Times Square Yingpan Dong Road, Furong District Changsha Residential 68 Changsha Meixi Lake Project(3) Meixi Lake, Yuelu District Changsha Residential 69 Zhuzhou Golden World Liyu Central Business Area, Tianyuan District Zhuzhou Residential 70 Wuhan Golden World Junction of Baisha Road and Qingling Dong Road, Wuhan Residential Qingling County, Hongshan District 71 Wuhan Kaisa Mansion No. 1 North of Zhiyin Avenue and West of Wuhan Residential Yangcheng West Road, Hanyang District The Yangtze River Delta 72 Jiangyin Lake View Place South of Xinhua Road, West of Dongwaihuan Road Jiangyin Residential and North of Renmin Dong Road 73 Jiangyin Gushan Mocha Town South of Golden Gushan Garden and Jiangyin Residential West of Xingfu Avenue, Gushan Town 74 Jiangyin Kaisa Plaza(8) No. 1091, Ren Min Dong Road Jiangyin Residential 75 Jiangyin Zhouzhuang Golden World East of Zhouxi Dong Road, Zhouzhuang Town Jiangyin Residential 76 Jiangyin Changjing Lake View Waldorf East of Xinglong Road, South of Dongshun Road, Jiangyin Residential Changjing Town 77 Jiangyin Tonghui Garden South of Tongfu Road, West of Tongjiang Road, Jiangyin Residential North of Tonghui Road 78 Jiangyin Fuqiao Homeland South of Binjiang Road, West of Tongdu Road, Jiangyin Residential North of Chengxi Road 79 Changzhou Phoenix Lake No. 1 South of Qingyang Road, Xuejia Town, Xinbei District Changzhou Residential 80 Taizhou Kaisa Mansion No. 1 West of No. 11 Road, North of Chenzhuang Road, Taizhou Residential Taizhou Economic Development Zone 81 Shanghai Shanhuwan Garden No. 4333 Alley, Haima Road, Haiwan Town, Shanghai Residential Fengxian District 82 Shanghai Shangpin Garden Kangfeng North Road and Kangnian Road, Shanghai Residential Malu Town, Jiading District 83 Shanghai Xiangyi Garden No. 99 Alley, Juting Road, Zhuanghang Town, Shanghai Residential Fengxian District 20 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-21

Project Portfolio (continued) Total GFA Properties Properties Interest Completed under held for Future Attributable No. Project Phase Site Area Total GFA Properties Development Development to us (sq.m.) (sq.m.) (sq.m.) (sq.m.) (sq.m.) 57 – 11,238 80,284 72,264 – 8,020 100% 58 – 122,200 356,823 – 323,120 33,703 100% 59 1-2 52,812 380,091 170,716 – 209,375 71% 60 1-4 1,339,750 2,236,214 47,581 656,511 1,532,122 100% 61 1-4 164,469 246,704 – 131,112 115,592 100% 62 1-3 206,879 273,420 – 160,932 112,488 100% 63 1-3 133,340 293,326 – 124,946 168,380 100% 64 – 26,610 156,239 – 156,239 – 100% 65 – 15,955 78,454 78,454 – – 100% The Central China Region 66 1-4 673,536 1,683,840 645,801 292,402 745,637 100% 67 – 21,770 107,431 – 107,431 – 100% 68 1-2 147,067 353,525 – – 353,525 51% 69 1-3 222,177 596,594 342,448 254,146 – 100% 70 1-3 181,493 605,941 185,306 420,635 – 100% 71 1-2 40,351 116,198 – – 116,198 100% The Yangtze River Delta 72 1-3 225,533 272,274 272,274 – – 100% 73 1-4 76,465 132,849 132,849 – – 100% 74 1-3 158,240 424,359 351,348 73,011 – 100% 75 1-2 103,589 220,546 220,546 – – 100% 76 1-2 93,275 149,763 149,763 – – 100% 77 – 41,440 73,615 – 73,615 – 51% 78 – 35,801 110,354 – 110,354 – 51% 79 1-2 101,819 253,356 253,356 – – 100% 80 1-3 192,505 372,994 – 72,431 300,563 51% 81 1-4 104,796 140,151 140,151 – – 100% 82 – 23,307 84,448 – 84,448 – 100% 83 1-2 143,053 203,889 – 116,607 87,282 72% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 21

App.16-22

Project Portfolio (continued) No. Project Address Location Type(1) 84 Shanghai Kaisa City Plaza Intersection of Chengliu Road and Shengzhu East Road, Shanghai Residential Xuhang Town, Jiading District 85 Shanghai Pudong Project Intersection of Middle Yanggao Road and Minsheng Shanghai Commercial Road, Pudong District 86 Taicang Lake View Waldorf No. 1 Jinan Road, Science-Enducation New Town Taicang Residential 87 Hangzhou Jade Dragon Court North of Zhennan Road, Zhijiang Holiday Hangzhou Residential Resort Area, Xihu District 88 Hangzhou Kaisa Monarch Residence West of Donghu Road and North of Shitang Road, Hangzhou Residential Qiaosi Street, Yuhang District 89 Hangzhou Puyu Court Jingfeng Community, Wuchang Street,Yuhang District Hangzhou Residential 90 Suzhou Gaoxin Zhuyuan Project South of Zhuyuan Road, West of Tayuan Road, Suzhou Residential Shishan Street, Gaoxin District 91 Suzhou Kaisa Monarch Residence East of Sudai Road, South of Xingye Road, Suzhou Residential Huangqiao Street, Xiangcheng District 92 Nanjing Hexi Project(3) Lot No.20-7, South of Hexi Area, Jianye District Nanjing Residential Total(5) Notes: 1 Residential properties include apartments, serviced apartments and townhouses, often with complementary commercial facilities, restaurants and community facilities. 2 The projects are renovation developments of once distressed assets and partially completed properties. 3 Including (i) Shenzhen Yantian Project; (ii) Shenzhen Dapeng Xiasha Project; (iii) Guangzhou Tongbao Project; (iv) Huizhou Huidong Yapojiao Project; (v) Chengdu Kaisa Leading Town; (vi) a portion of land with a site area of 194,256 sq.m. for Chongqing Kaisa Bright Harbour; (vii) a portion of land with a site area of 86,637 sq.m. for Yingkou Dragon Bay; (viii) a portion of land with a site area of 31,578 sq.m. for Yingkou Monarch Residence; (ix) a portion of land with a site area of 265,832 sq.m. for Anshan Lake View Waldorf; (x) Anshan Monarch Residence; (xi) a portion of land with a site area of 3,208 sq.m. for Anshan Kaisa Plaza; (xii) a portion of land with a site area of 22,244 sq.m. for Panjin Kaisa Center; 22 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-23

Project Portfolio (continued) Total GFA Properties Properties Interest Completed under held for Future Attributable No. Project Phase Site Area Total GFA Properties Development Development to us (sq.m.) (sq.m.) (sq.m.) (sq.m.) (sq.m.) 84 1-3 117,257 331,724 – 331,724 – 81% 85 – 11,088 49,896 – – 49,896 51% 86 1-3 87,741 201,346 201,346 – – 100% 87 – 39,376 98,041 – 98,041 – 100% 88 – 36,595 100,849 – 100,849 – 51% 89 – 74,779 207,476 – 207,476 – 51% 90 1-2 33,234 93,055 – – 93,055 51% 91 1-2 59,629 155,035 – – 155,035 51% 92 1-3 109,832 302,037 – – 302,037 96% 12,949,305 34,017,495 11,396,819 8,625,121 13,995,555 (xiii) a portion of land with a site area of 457,756 sq.m. for Huludao Suizhong Kaisa Dongdaihe; (xiv) a portion of land with a site area of 73,601 sq.m. for Dandong Kaisa Mansion No. 1; (xv) a portion of land with a site area of 3,855 sq.m. for Changsha Meixi Lake Project; (xvi) Nanjing Hexi Project; for which as at 30 June 2014, we have not obtained the land use rights certificates, but have entered into land grant contracts or obtained confirmation from the relevant land and resources bureau that we have been selected as the winner of the public listing-for-sale process. 4 Based on our internal project plans but subject to the governmental approval. 5 Including completed properties sold. 6 Including certain commercial spaces held for investment. Such commercial spaces are held either under long term lease (for Shenzhen Woodland Height, with GFA of approximately 4,959 sq.m.) or medium term lease (for Shenzhen Woodland Height, Shenzhen Kaisa Center, Phase 1 of Huizhou Kaisa Center and a portion of Anshan Kaisa Plaza, with GFA attributable to the Group of approximately 7,927 sq.m., 19,170 sq.m., 12,008 sq.m. and 34,113 sq.m., respectively). 7 Including certain commercial spaces and car parks held for investment under medium term lease, with an aggregate GFA of approximately 43,503 sq.m 8 Including certain office and commercial spaces held for investment. Such office and commercial spaces are held under medium term lease (for Phase 2 of Huizhou Kaisa Center, Shenzhen Kaisa Global Center, Shenzhen Yantian Project, Jiangyin Kaisa Plaza and Shenyang Kaisa Center, with GFA of approximately 141,241 sq.m., 142,000 sq.m., 66,736 sq.m., 58,008 sq.m. and 113,219 sq.m., respectively). 9 As of 30 June 2014, completed properties held for sale had a total GFA of approximately 986,546 sq.m Interim Report 2014 KAISA GROUP HOLDINGS LTD. 23

App.16-24

Project Portfolio (continued) PROPERTIES UNDER DEVELOPMENT The table below sets forth certain information of our property projects or project phases under development as at 30 June 2014. We have obtained land use rights certificates and construction works commencement permits for all of our properties under development. Saleable Total GFA GFA or Project or Estimated Estimated Total Project City Phase Total GFA Saleable GFA (sq.m.) (sq.m.) Shenzhen Kaisa City Plaza Shenzhen 2 316,500 269,025 Shenzhen Kaisa Yuefeng Garden Shenzhen 2 36,871 31,340 Shenzhen Kaisa Qianhai Plaza Shenzhen 1 144,310 122,663 Foshan Shunde Kaisa Golden World Foshan 2 77,080 65,518 Foshan Shunde Kaisa Golden World Foshan 3 89,014 75,662 Foshan Shunde Kaisa Golden World Foshan 4 90,272 76,731 Dongguan Zhongyang Haomen Dongguan 4 53,159 45,185 Dongguan Dongjiang Haomen Dongguan 2 59,040 59,040 Dongguan Dongjiang Haomen Dongguan 3 56,833 56,833 Dongguan Le Grand Bleu Dongguan 1 217,023 217,023 Dongguan Oasis Town Dongguan – 150,772 150,772 Dongguan Yulongshan Garden Dongguan – 109,180 109,180 Huizhou Kaisa Mansion No. 1 Huizhou – 260,577 221,490 Huizhou Kaisa Center Huizhou 2 450,720 383,112 Huizhou Kaisa Center Huizhou 3 178,712 151,905 Huizhou Riverbank New Town Huizhou 2 38,997 33,147 Huizhou Riverbank New Town Huizhou 3 235,288 199,994 Huizhou Riverbank New Town Huizhou 4 150,394 127,835 Zhuhai Lake View Waldorf Garden Zhuhai 1 69,327 58,928 Zhuhai Golden World Zhuhai 2 63,329 53,830 Chengdu Kaisa Monarch Residence Chengdu 5 190,258 161,719 Chengdu Kaisa Monarch Residence Chengdu 6 146,213 124,281 Chengdu Kaisa Mansion No. 8 Chengdu 2 167,760 142,596 Chengdu Kaisa Mansion No. 8 Chengdu 3 92,417 64,170 Nanchong Monarch Residence Nanchong 5 239,817 203,844 Nanchong Monarch Residence Nanchong 6 117,940 100,249 Nanchong Monarch Residence Nanchong 7 92,567 78,682 Chongqing Kaisa Plaza Chongqing 1 133,511 113,484 Shenyang Kaisa Center Shenyang – 292,331 248,481 24 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-25

Project Portfolio (continued) Interest Commencement Status of Estimated Attributable Project Time Pre-sale permit Completion Time to us Shenzhen Kaisa City Plaza July 2013 Yes 2015 2nd quarter 80% Shenzhen Kaisa Yuefeng Garden August 2012 Yes 2015 1st quarter 100% Shenzhen Kaisa Qianhai Plaza June 2012 Yes 2014 4th quarter 51% Foshan Shunde Kaisa Golden World August 2011 Yes 2014 4th quarter 51% Foshan Shunde Kaisa Golden World October 2011 Not yet obtained 2015 2nd quarter 51% Foshan Shunde Kaisa Golden World October 2013 Not yet obtained 2015 2nd quarter 51% Dongguan Zhongyang Haomen September 2011 Yes 2014 3rd quarter 100% Dongguan Dongjiang Haomen December 2010 Yes 2014 3rd quarter 100% Dongguan Dongjiang Haomen January 2013 Yes 2014 3rd quarter 100% Dongguan Le Grand Bleu May 2014 Not yet obtained 2016 1st quarter 100% Dongguan Oasis Town January 2013 Yes 2015 2nd quarter 100% Dongguan Yulongshan Garden May 2014 Not yet obtained 2016 2nd quarter 100% Huizhou Kaisa Mansion No. 1 April 2014 Yes 2016 2nd quarter 100% Huizhou Kaisa Center April 2011 Yes 2014 4th quarter 100% Huizhou Kaisa Center August 2013 Not yet obtained 2015 3rd quarter 100% Huizhou Riverbank New Town April 2011 Yes 2014 3rd quarter 100% Huizhou Riverbank New Town October 2011 Yes 2014 3rd quarter 100% Huizhou Riverbank New Town December 2013 Yes 2014 4th quarter 100% Zhuhai Lake View Waldorf Garden March 2011 Yes 2014 4th quarter 100% Zhuhai Golden World August 2011 Not yet obtained 2015 2nd quarter 100% Chengdu Kaisa Monarch Residence May 2012 Yes 2014 4th quarter 100% Chengdu Kaisa Monarch Residence June 2012 Yes 2014 4th quarter 100% Chengdu Kaisa Mansion No. 8 March 2013 Yes 2014 4th quarter 80% Chengdu Kaisa Mansion No. 8 May 2013 Yes 2014 4th quarter 80% Nanchong Monarch Residence November 2012 Yes 2014 4th quarter 100% Nanchong Monarch Residence September 2013 Yes 2014 4th quarter 100% Nanchong Monarch Residence February 2014 Yes 2015 4th quarter 100% Chongqing Kaisa Plaza September 2013 Yes 2015 2nd quarter 51% Shenyang Kaisa Center May 2012 Yes 2015 2nd quarter 100% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 25

App.16-26

Project Portfolio (continued) Saleable Total GFA GFA or Project or Estimated Estimated Total Project City Phase Total GFA Saleable GFA (sq.m.) (sq.m.) Yingkou Dragon Bay Yingkou 1 315,883 268,501 Yingkou Monarch Residence Yingkou 1 92,996 79,046 Benxi Lake View Place Benxi – 323,120 274,652 Huludao Suizhong Kaisa Dongdaihe Huludao 1 529,994 476,994 Huludao Suizhong Kaisa Dongdaihe Huludao 2 126,517 113,865 Weifang Kaisa Golden World Weifang 1 131,112 111,445 Qingdao Kaisa Lake View Place Qingdao 1 135,369 115,063 Qingdao Kaisa Lake View Place Qingdao 2 25,563 21,728 Dandong Kaisa Mansion No. 1 Dandong 1 124,946 103,515 Dalian Kaisa Center Dalian – 156,239 132,803 Changsha Lake View Place Changsha 3 168,731 143,422 Changsha Lake View Place Changsha 4 123,671 105,120 Changsha Kaisa Times Square Changsha – 107,431 91,316 Zhuzhou Golden World Zhuzhou 2 30,115 25,598 Zhuzhou Golden World Zhuzhou 3 224,031 190,426 Wuhan Golden World Wuhan 2 238,509 202,733 Wuhan Golden World Wuhan 3 182,126 154,807 Jiangyin Kaisa Plaza Jiangyin 1 71,433 60,717 Jiangyin Kaisa Plaza Jiangyin 3 1,578 1,341 Jiangyin Tonghui Garden Jiangyin – 73,615 62,573 Jiangyin Fuqiao Homeland Jiangyin – 110,354 93,801 Taizhou Kaisa Mansion No. 1 Taizhou 1 72,431 61,568 Shanghai Shangpin Garden Shanghai – 84,448 71,780 Shanghai Xiangyi Garden Shanghai 1 116,607 99,116 Shanghai Kaisa City Plaza Shanghai 1 124,978 106,231 Shanghai Kaisa City Plaza Shanghai 2 78,431 66,667 Shanghai Kaisa City Plaza Shanghai 3 128,315 109,068 Hangzhou Jade Dragon Court Hangzhou – 98,041 83,335 Hangzhou Kaisa Monarch Residence Hangzhou – 100,849 85,722 Hangzhou Puyu Court Hangzhou – 207,476 176,354 Total 8,625,121 7,436,026 26 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-27

Project Portfolio (continued) Interest Commencement Status of Estimated Attributable Project Time Pre-sale permit Completion Time to us Yingkou Dragon Bay July 2011 Yes 2014 3rd quarter 52% Yingkou Monarch Residence June 2011 Yes 2014 3rd quarter 100% Benxi Lake View Place September 2011 Yes 2014 3rd quarter 100% Huludao Suizhong Kaisa Dongdaihe October 2011 Yes 2014 4th quarter 100% Huludao Suizhong Kaisa Dongdaihe August 2013 Yes 2014 4th quarter 100% Weifang Kaisa Golden World November 2012 Yes 2015 1st quarter 100% Qingdao Kaisa Lake View Place October 2013 Yes 2015 3rd quarter 100% Qingdao Kaisa Lake View Place May 2014 Not yet obtained 2015 4th quarter 100% Dandong Kaisa Mansion No. 1 September 2013 Yes 2015 2nd quarter 100% Dalian Kaisa Center September 2013 Yes 2015 1st quarter 100% Changsha Lake View Place November 2011 Yes 2014 3rd quarter 100% Changsha Lake View Place April 2013 Yes 2015 3rd quarter 100% Changsha Kaisa Times Square March 2013 Yes 2014 4th quarter 100% Zhuzhou Golden World October 2011 Yes 2014 3rd quarter 100% Zhuzhou Golden World March 2013 Yes 2014 4th quarter 100% Wuhan Golden World January 2013 Yes 2014 4th quarter 100% Wuhan Golden World September 2013 Yes 2015 2nd quarter 100% Jiangyin Kaisa Plaza January 2011 Yes 2015 2nd quarter 100% Jiangyin Kaisa Plaza October 2011 Yes 2014 3rd quarter 100% Jiangyin Tonghui Garden May 2013 Not yet obtained 2015 2nd quarter 51% Jiangyin Fuqiao Homeland January 2014 Not yet obtained 2015 2nd quarter 51% Taizhou Kaisa Mansion No. 1 February 2013 Yes 2015 2nd quarter 51% Shanghai Shangpin Garden February 2013 Yes 2014 4th quarter 100% Shanghai Xiangyi Garden April 2013 Yes 2015 2nd quarter 51% Shanghai Kaisa City Plaza November 2013 Yes 2015 3rd quarter 100% Shanghai Kaisa City Plaza December 2013 Not yet obtained 2015 3rd quarter 100% Shanghai Kaisa City Plaza March 2014 Not yet obtained 2015 4th quarter 51% Hangzhou Jade Dragon Court February 2012 Yes 2014 4th quarter 100% Hangzhou Kaisa Monarch Residence April 2014 Not yet obtained 2015 4th quarter 51% Hangzhou Puyu Court May 2014 Not yet obtained 2016 2nd quarter 51% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 27

App.16-28

Project Portfolio (continued) PROPERTIES HELD FOR FUTURE DEVELOPMENT The table below sets forth certain information of our property projects held for future development as at 30 June 2014. Estimated Project Estimated Completion Project Location Phase Total GFA Time(1) (sq.m.) Shenzhen Kaisa Global Center Shenzhen – 142,000 2018 Shenzhen Kaisa City Plaza Shenzhen 3 403,300 2016 Shenzhen Yantian Project Shenzhen 1-3 450,246 2015 Shenzhen Dapeng Xiasha Project Shenzhen 1-4 466,130 2017 Shenzhen Kaisa Qianhai Plaza Shenzhen 2 61,383 2016 Guangzhou Tianhe Project Guangzhou – 45,534 2017 Guangzhou Tongbao Project Guangzhou – 72,966 2016 Guangzhou Sky Mansion Guangzhou – 35,479 2016 Guangzhou Kaisa Magnifique Plaza Guangzhou 1-4 425,831 2016 Foshan Shunde Kaisa Golden World Foshan 4 65,770 2015 Dongguan Le Grand Bleu Dongguan 2-5 308,911 2016 Huizhou Yuan Zhou Project Huizhou – 61,200 2015 Huizhou Riverbank New Town Huizhou 5-10 3,712,231 2015 Huizhou Huidong Yapojiao Project Huizhou 1-3 295,754 2017 Zhuhai Lake View Waldorf Garden Zhuhai 2-3 370,115 2015 Zhuhai Golden World Zhuhai 3-4 96,784 2015 Chengdu Kaisa Mansion No. 8 Chengdu 4-6 80,526 2015 Chengdu Kaisa City Plaza Chengdu 1-2 143,516 2016 Chengdu Kaisa Leading Town Chengdu 1-2 245,806 2016 Chongqing Kaisa Plaza Chongqing 2 163,919 2016 Chongqing Kaisa Bright Harbour Chongqing 1-10 733,267 2016 Yingkou Dragon Bay Yingkou 2 259,911 2015 Yingkou Monarch Residence Yingkou 2 110,522 2015 Anshan Lake View Waldorf Anshan 3 472,330 2015 28 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-29

Project Portfolio (continued) Estimated Project Estimated Completion Project Location Phase Total GFA Time(1) (sq.m.) Anshan Monarch Residence Anshan 1-2 389,216 2015 Anshan Kaisa Plaza Anshan – 8,020 2015 Benxi Lake View Place Benxi – 33,703 2015 Panjin Kaisa Center Panjin 2 209,375 2015 Huludao Suizhong Kaisa Dongdaihe Huludao 1-4 1,532,122 2015 Weifang Kaisa Golden World Weifang 2-4 115,592 2015 Qingdao Kaisa Lake View Place Qingdao 2-3 112,488 2015 Dandong Kaisa Mansion No. 1 Dandong 2-3 168,380 2015 Changsha Lake View Place Changsha 4 745,637 2015 Changsha Meixi Lake Project Changsha 1-2 353,525 2016 Wuhan Kaisa Mansion No. 1 Wuhan 1-2 116,198 2016 Taizhou Kaisa Mansion No. 1 Taizhou 2-3 300,563 2015 Shanghai Xiangyi Garden Shanghai 2 87,282 2015 Shanghai Pudong Project Shanghai – 49,896 2017 Suzhou Gaoxin Zhuyuan Project Suzhou 1-2 93,055 2016 Suzhou Kaisa Monarch Residence Suzhou 1-2 155,035 2016 Nanjing Hexi Project Nanjing 1-3 302,037 2016 Total 13,995,555 Note: 1. For projects with multiple phases, the estimated time for completing the first phase of the project. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 29

App.16-30

DISCLOSURE OF INTERESTS SHARE OPTION SCHEMES The Company adopted a share option scheme (the “Share Option Scheme”) on 22 November 2009. A summary of the principal terms of the Share Option Scheme is set out as follows: (1) Purpose of the Share Option Scheme The purpose of the Share Option Scheme is to enable the Company to grant options of the Company to eligible participants as incentives or rewards for their contribution or potential contribution to the Group. (2) Participants of the Share Option Scheme Participants of the Share Option Scheme include any full-time or part-time employees, executives or officers (including executive, non-executive and independent non-executive Directors) of the Company or any of its subsidiaries and any suppliers, customers, consultants, agents and advisers who, in the sole opinion of the Board, will contribute or have contributed to the Company and/or any of its subsidiaries. (3) Total number of Shares available for issue under the Share Option Scheme The total number of Shares which may be issued upon exercise of all Share options granted and yet to be exercised under the Share Option Scheme and other schemes of the Company must not exceed 30% of the Shares in issue from time to time. The maximum number of Shares in respect of which options may be granted under the Share Option Scheme and options under the other schemes of the Company is not permitted to exceed 10% of the Shares in issue upon the completion of the Global Offering (as defined in the prospectus of the Company dated 26 November 2009), unless with the prior approval from the shareholders of the Company. The Share Option Scheme limit was refreshed at the extraordinary general meeting held on 31 March 2014. As at 30 June 2014, the maximum number of the Shares available for issue upon exercise of all Share options which may be granted under the Share Option Scheme is 496,511,100 Shares, representing approximately 9.81% of the issued share capital of the Company. During the six months ended 30 June 2014, a total of 11,000,000 options were granted under the Share Option Scheme. For the six months ended 30 June 2014, a total of 50,783,000 options were exercised, no options were cancelled, and a total of 32,944,000 options lapsed. (4) Maximum entitlement of each Participant Unless approved by the shareholders of the Company, the maximum number of Shares issued and to be issued upon exercise of the options granted pursuant to the Share Option Scheme and any other share option schemes of the Company to each participant of the Share Option Scheme in any 12-month period up to and including the date of grant of the options shall not exceed 1% of the total number of Shares in issue. (5) Period within which the securities must be taken up under an option The period within which the options must be exercised will be specified by the Company at the time of grant, provided that such period of time shall not exceed a period of ten years commencing on the date on which the share option is deemed to be granted and accepted. (6) Payment on acceptance of option offer HK$1.00 is payable by the participant of the Share Option Scheme to the Company upon acceptance of the option offered as consideration for the grant. (7) Basis of determining the subscription price The subscription price per Share under the Share Option Scheme is determined by the Board and notified to each participant and shall be no less than the highest of (i) the official closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange on the date of grant; (ii) the average of the official closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange for the five Stock Exchange business days immediately preceding the date of grant; and (iii) the nominal value of a Share on the date of grant. 30 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-31

Disclosure of Interests (continued) (8) Remaining life of the Share Option Scheme The Share Option Scheme will remain valid until 9 December 2019 after which no further options may be granted. In respect of all options which remain exercisable on such date, the provisions of the Share Option Scheme shall remain in full force and effect. The summary below sets out the details of options granted as at 30 June 2014 pursuant to the Share Option Scheme: Grant Exercised Lapsed during the during the during the Balance six months six months six months Balance as of ended ended ended as of 1 January 30 June 30 June 30 June 30 June Grantee 2014 2014 2014 2014 2014 (Note 2) (Note 3) (Note 4) SUN Yuenan 20,020,000 – – – 20,020,000 TAM Lai Ling 55,030,000 – – – 55,030,000 (Note 1) JIN Zhigang 14,520,000 – (2,004,000) – 12,516,000 ZHANG Yizhao 1,000,000 – – – 1,000,000 RAO Yong 1,000,000 – – – 1,000,000 FOK Hei Yu 1,250,000 – – – 1,250,000 Other employees 294,367,000 11,000,000 (48,743,000) (32,944,000) 223,680,000 Total 387,187,000 11,000,000 (50,783,000) (32,944,000) 314,460,000 As at 30 June 2014, a total of 128,280,000 options were exercisable. Notes: (1) On 23 March 2010, the Company granted 25,000,000 Share options to Dr. Tam Lai Ling under the Share Option Scheme, at an exercise price of HK$3.105. The vesting schedule for those share options are as follows: (i) 33% of the option Shares shall be vested six months from the date of the listing of the Company on the Main Board of The Stock Exchange of Hong Kong Limited; (ii) 33% of the option Shares shall be vested two business days after the publication of the Company’s 2010 annual report; and (iii) the remaining 34% of the option Shares shall be vested two business days after the publication of the Company’s 2011 annual report. Those Share options may be exercised in whole or in part by Dr. Tam Lai Ling at any time within five years from the respective dates of vesting. For further details, please refer to the announcement of the Company dated 23 March 2010. (2) For the information on the date of grant, exercise period and exercise price in relation to the outstanding Share options as at 1 January 2014, please refer to Note 26 to the Unaudited Condensed Consolidated Interim Financial Information. Save as disclosed above, the outstanding share options are exercised during the following periods: (i) up to 20% of the Share options granted to the grantees at any time after the expiration of 12 months from the respective date of grant; (ii) up to 20% of the Share options granted to the grantees at any time after the expiration of 24 months from the respective date of grant; (iii) up to 20% of the Share options granted to the grantees at any time after the expiration of 36 months from respective date of grant; (iv) up to 20% of the Share options granted to the grantees at any time after the expiration of 48 months from the respective date of grant; and (v) all the remaining the Share options granted to the grantees at any time after the expiration of 60 months from respective date of grant. Exercise period of those share options shall not exceed a period of ten years commencing on the respective date of grant. (3) On 21 February 2014, the Company granted 11,000,000 Share options to an employee and a consultant of the Company and its subsidiaries under the Share Option Scheme, at an exercise price of HK$2.61. The exercise period is from 21 February 2014 to 20 February 2024 and the Shares options are exercised during the following periods: (i) Up to 20% of the Share options granted to them at any time after the expiration of 12 months from 21 February 2014; (ii) Up to 20% of the Share options granted to them at any time after the expiration of 24 months from 21 February 2014; (iii) Up to 20% of the Share options granted to them at any time after the expiration of 36 months from 21 February 2014; (iv) Up to 20% of the Share options granted to them at any time after the expiration of 48 months from 21 February 2014; (v) all the remaining the Share options granted to them at any time after the expiration of 60 months from 21 February 2014, and in each case, not later than 20 February 2024. The closing price of the Shares immediately before the date on which the Share options were granted was HK$2.67 per Share. For further details, please refer to the announcement of the Company dated 23 February 2014 and Note 26 to the Unaudited Condensed Consolidated Interim Financial Information. (4) The weighted average closing price of the Shares immediately before the dates on which the Share options were exercised by each of Mr. Jin Zhigang and other employees was HK$2.80 per Share and HK$2.58 per Share, respectively. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 31

App.16-32

Disclosure of Interests (continued) DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS IN SECURITIES As at 30 June 2014, the interests and short positions of Directors and chief executive of the Company in the Shares, underlying Shares and debentures of the Company and its associated corporations (within the meaning of the Securities and Futures Ordinance (“SFO”)) which (a) were required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they are taken or deemed to have under such provisions of the SFO); or (b) were required, pursuant to section 352 of the SFO, to be entered in the register referred to therein; or (c) were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers (the “Model Code”) as set out in Appendix 10 to the Listing Rules, to be notified to the Company and the Stock Exchange were as follows: (i) Long positions in the Shares: Approximate percentage of the issued share capital Name of Director Capacity Number of Shares Number of Shares of the Company (Note 1) (Note 2) (%) KWOK Ying Shing Settlor/Beneficiary of the Kwok Family Trust 3,104,696,133 61.35 KWOK Ying Chi Settlor/Beneficiary of the Kwok Family Trust 3,104,696,133 61.35 Notes: (1) These interests refer to the Shares that are beneficially owned through the Kwok Family Trust, a trust established for the benefit of the Kwok family. See “Substantial Shareholders”. (2) Based on 5,060,407,910 Shares in issue as at 30 June 2014. 32 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-33

Disclosure of Interests (continued) (ii) Long positions in the underlying Shares: Approximate percentage of shareholding of Number of the issued the underlying share capital Name of Director Capacity Shares of the Company (Note) (%) SUN Yuenan Beneficial owner 20,020,000 0.37 TAM Lai Ling Beneficial owner 55,030,000 1.02 JIN Zhigang Beneficial owner 12,516,000 0.23 ZHANG Yizhao Beneficial owner 1,000,000 0.02 RAO Yong Beneficial owner 1,000,000 0.02 FOK Hei Yu Beneficial owner 1,250,000 0.02 Note: Assuming all the options granted under the Share Option Scheme have been exercised. (iii) Interests in associated corporations of the Company (long positions) Percentage of Name of shareholding in associated Number of the associate Name of Director corporation Capacity shares corporation (%) KWOK Ying Shing (Note) Da Chang Settlor/Beneficiary of 1 100 the Kwok Family Trust Da Feng Settlor/Beneficiary of 1 100 the Kwok Family Trust Da Zheng Settlor/Beneficiary of 1 100 the Kwok Family Trust Chang Yu Settlor/Beneficiary of 1,000 100 the Kwok Family Trust KWOK Ying Chi (Note) Da Chang Settlor/Beneficiary of 1 100 the Kwok Family Trust Da Feng Settlor/Beneficiary of 1 100 the Kwok Family Trust Da Zheng Settlor/Beneficiary of 1 100 the Kwok Family Trust Chang Yu Settlor/Beneficiary of 1,000 100 the Kwok Family Trust Interim Report 2014 KAISA GROUP HOLDINGS LTD. 33

App.16-34

Disclosure of Interests (continued) Note: The entire issued share capital of each of Da Chang Investment Company Limited (“Da Chang”), Da Feng Investment Company Limited (“Da Feng”) and Da Zheng Investment Company Limited (“Da Zheng”) is held by Chang Yu Investment Company Limited (“Chang Yu”) which is in turn wholly owned by Good Health Investments Limited (“Good Health”), which is owned as to 50% by Seletar Limited and as to 50% by Serangoon Limited, as nominees and trustees for Credit Suisse Trust Limited, which is acting as the trustee of the Kwok Family Trust. The Kwok Family Trust is a discretionary trust set up by Mr. KWOK Chun Wai, Mr. KWOK Ying Shing and Mr. KWOK Ying Chi on 23 May 2008, the beneficiary objects of which include the immediate family members of the Kwok Family. Each of Mr. KWOK Chun Wai, Mr. KWOK Ying Shing and Mr. KWOK Ying Chi is a settlor of the Kwok Family Trust and is therefore taken to be interested in the Shares held by Da Chang, Da Feng and Da Zheng. Save for those disclosed above, as at 30 June 2014, none of the Directors had any interests or short positions in the Shares, underlying Shares or debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) as recorded in the register required to be kept under section 352 of the SFO, or as otherwise notified to the Company and the Stock Exchange pursuant to the Model Code. SUBSTANTIAL SHAREHOLDERS The register of substantial shareholders maintained by the Company pursuant to Section 336 of the SFO shows that, as at 30 June 2014, the following shareholders, other than those disclosed in the section headed “Directors’ and Chief Executive’s Interests in Securities”, had notified the Company of its interests or short positions in the Shares or underlying Shares which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO: As at 30 June 2014, so far as the Directors are aware, persons other than the directors or chief executive of the Company, having interests or short positions in the shares or underlying shares of the Company as recorded in the register required to be kept under section 336 of the SFO were as follows: Approximate percentage of the issued share Type of Number of shares capital of Name of substantial shareholder Capacity interests (Note 1) the Company (%) Da Chang Beneficial owner Corporation 1,000,307,622 (L) 19.77 (L) (Notes 2 & 13) Da Feng Beneficial owner Corporation 1,035,026,457 (L) 20.45 (L) (Notes 2 & 13) Da Zheng Beneficial owner Corporation 1,069,362,054 (L) 21.13 (L) (Notes 2 & 13) Chang Yu Interest in a controlled Corporation 3,104,696,133 (L) 61.35 (L) corporation (Notes 2 & 13) Good Health Interest in a controlled Corporation 3,058,198,701 (L) 62.35 (L) corporation (Notes 2, 3 & 12) Credit Suisse Trust Limited Interest in a controlled Corporation 3,058,198,701 (L) 62.35 (L) corporation (Notes 4 & 12) Kwok Chun Wai Settlor/Beneficiary of the Family Trust 3,104,696,133 (L) 61.35 (L) Kwok Family Trust (Notes 4 & 13) Credit Suisse (Hong Kong) Limited Interests held jointly Corporation 300,000,000 (L) 6.00 (L) with others 150,000,000 (S) 3.00 (S) (Notes 5 & 11) 34 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-35

Disclosure of Interests (continued)

Name of substantial shareholder	Capacity	Type of interests	Number of shares (Note 1)	Approximate percentage of the issued share capital of the Company (%)
Credit Suisse (International) Holding AG	Interest in a controlled corporation	Corporation	300,000,000 (L) 150,000,000 (S) (Notes 5 & 11)	6.00 (L) 3.00 (S)
Credit Suisse AG	Interest in a controlled corporation	Corporation	4,107,726,245 (L) 865,688,491 (S) (Notes 5, 9 & 13)	82.15 (L) 17.31 (S)
Credit Suisse Holdings (USA), Inc.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 6, 9 & 11)	75.83 (L) 14.31 (S)
Credit Suisse (USA) Inc.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 6, 9 & 11)	75.83 (L) 14.31 (S)
Credit Suisse Private Equity, Inc.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 6, 9 & 11)	75.83 (L) 14.31 (S)
DLJ Real Estate Capital IV, Inc.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 7, 9 & 11)	75.83 (L) 14.31 (S)
DLJ Real Estate Capital IV, L.P.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 7, 9 & 11)	75.83 (L) 14.31 (S)
DLJ Real Estate Capital Partners IV, L.P.	Interest in a controlled corporation	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 7, 9 & 11)	75.83 (L) 14.31 (S)
RECP IV Kaisa, LLC	Beneficial owner	Corporation	3,791,570,651 (L) 715,688,491 (S) (Notes 7, 8, 9 & 11)	75.83 (L) 14.31 (S)
Sino Life Insurance Co., Ltd.	Beneficial owner Interest in a controlled corporation	Corporation	682,700,957 (L) 288,906,149 (L) (Notes 10 & 13)	18.01 (L)

Notes:

Interim Report 2014 KAISA GROUP HOLDINGS LTD. 35

Disclosure of Interests (continued) Approximate percentage of the issued share Type of Number of shares capital of Name of substantial shareholder Capacity interests (Note 1) the Company (%) Credit Suisse (International) Interest in a controlled Corporation 300,000,000 (L) 6.00 (L) Holding AG corporation 150,000,000 (S) 3.00 (S) (Notes 5 & 11) Credit Suisse AG Interest in a controlled Corporation 4,107,726,245 (L) 82.15 (L) corporation 865,688,491 (S) 17.31 (S) (Notes 5, 9 & 13) Credit Suisse Holdings (USA), Inc. Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) corporation 715,688,491 (S) 14.31 (S) (Notes 6, 9 & 11) Credit Suisse (USA) Inc. Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) corporation 715,688,491 (S) 14.31 (S) (Notes 6, 9 & 11) Credit Suisse Private Equity, Inc. Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) corporation 715,688,491 (S) 14.31 (S) (Notes 6, 9 & 11) DLJ Real Estate Capital IV, Inc. Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) corporation 715,688,491 (S) 14.31 (S) (Notes 7, 9 & 11) DLJ Real Estate Capital IV, L.P. Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) corporation 715,688,491 (S) 14.31 (S) (Notes 7, 9 & 11) DLJ Real Estate Capital Interest in a controlled Corporation 3,791,570,651 (L) 75.83 (L) Partners IV, L.P. corporation 715,688,491 (S) 14.31 (S) (Notes 7, 9 & 11) RECP IV Kaisa, LLC Beneficial owner Corporation 3,791,570,651 (L) 75.83 (L) 715,688,491 (S) 14.31 (S) (Notes 7, 8, 9 & 11) Sino Life Insurance Co., Ltd. Beneficial owner Corporation 682,700,957 (L) 18.01 (L) Interest in a controlled 288,906,149 (L) corporation (Notes 10 & 13) Notes: 1. The letter “L” denotes the person’s long position in the Shares and the letter “S” denotes the person’s short position in the Shares. 2. The entire issued share capital of each of Da Chang, Da Feng and Da Zheng is held by Chang Yu which is in turn wholly-owned by Good Health. 3. Good Health is owned as to 50% by Seletar Limited and as to 50% by Serangoon Limited as nominees and trustees for Credit Suisse Trust Limited. The number of shares, indirectly held by Good Health and Credit Suisse Trust Limited, are made reference to the forms of the disclosure of interests filed by them on 28 October 2011. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 35

App.16-36

Disclosure of Interests (continued) 4. Credit Suisse Trust Limited which is acting as the trustee of a discretionary trust set up by Mr. KWOK Chun Wai, Mr. KWOK Ying Shing and Mr. KWOK Ying Chi on 23 May 2008 (the “Kwok Family Trust”). The beneficiary objects of the Kwok Family Trust include the immediate family members of the Kwok Family (including Mr. KWOK Chun Wai, Mr. KWOK Ying Shing and Mr. KWOK Ying Chi). Each of Mr. KWOK Chun Wai, Mr. KWOK Ying Shing and Mr. KWOK Ying Chi is a settlor of the Kwok Family Trust and is therefore taken to be interested in the Shares held by Da Chang, Da Feng and Da Zheng. 5. Credit Suisse Group AG is a company listed in Switzerland, ADS in New York and is the parent company of Credit Suisse AG, Credit Suisse (Hong Kong) Limited and Credit Suisse (International) Holding AG. 6. Credit Suisse Private Equity, Inc. is wholly-owned by Credit Suisse (USA), Inc., which is in turn wholly-owned by Credit Suisse Holdings (USA), Inc. 7. DLJ Real Estate Capital Partners IV, L.P. is wholly-owned by DLJ Real Estate Capital IV, L.P., which is in turn wholly-owned by DLJ Real Estate Capital IV, Inc., which is in turn wholly-owned by Credit Suisse Private Equity, Inc. 8. RECP IV Kaisa, LLC, a limited liability company organised under the laws of the State of Delaware, the United States of America, is controlled by DLJ Real Estate Capital Partners IV, L.P RECP IV Kaisa, LLC has a direct interest in 77,635,783 (L) Shares. Reference is made to the form of the disclosure of interests filed by RECP IV Kaisa, LLC on 28 December 2009. 9. The interests in the 3,791,570,651(L) Shares (in case of Credit Suisse AG, 4,107,726,245 (L) Shares) and the 715,688,491(S) Shares are the aggregate interests of all investors to the pre-IPO equity agreements among such investors, the Company and the Controlling Shareholders. Pursuant to such agreements, such investors are considered as parties acting in concert under Section 317 and 318 of the SFO, and pursuant to such rules all their interests in the Company (including those of their affiliates) have been counted together when calculating the interests of each such investor (and its controlling person) in the Company. For this purpose, the shares owned by Da Chang, Da Feng and Da Zheng under the trust (see Note 4 above) are also included when calculating the interests of each such investor (and its controlling person) in the Company. Reference is made to the forms of the disclosure of interests filed by those investors on 28 December 2009 and 30 December 2009. 10. 228,906,149 Shares were held by Fund Resources Investment Holding Group Company Limited, which was wholly owned by Sino Life Insurance Co., Ltd. as at 30 June 2014. By virtue of SFO, Sino Life Insurance Co., Ltd is deemed to be interested in Shares held by Fund Resources Investment Holding Group Company Limited. Reference is made to the form of the disclosure of interests filed by Sino Life Insurance Co., Ltd on 3 June 2014. 11. The percentage has been calculated based on 5,000,000,000 Shares in issue as at 31 December 2009. 12. The percentage has been calculated based on 4,905,390,000 Shares in issue as at 31 December 2011. 13. The percentage has been calculated based on 5,060,407,910 Shares in issue as at 30 June 2014. Save for those disclosed above, as at 30 June 2014, to the best of the Directors’ knowledge, no other persons had any interests or short positions in the Shares or underlying Shares of the Company as recorded in the register required to be kept under Section 336 of the SFO, or as otherwise notified to the Company and the Stock Exchange. 36 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-37

INDEPENDENT AUDITOR’S REVIEW REPORT REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION TO THE BOARD OF DIRECTORS OF KAISA GROUP HOLDINGS LTD. (incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the interim financial information set out on pages 38 to 74, which comprises the condensed consolidated interim balance sheet of Kaisa Group Holdings Ltd. (the “Company”) and its subsidiaries (together, the “Group”) as at 30 June 2014 and the related condensed consolidated interim statements of comprehensive income, changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and Hong Kong Accounting Standard 34 “Interim Financial Reporting” issued by the Hong Kong Institute of Certified Public Accountants. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with Hong Kong Accounting Standard 34 “Interim Financial Reporting”. Our responsibility is to express a conclusion on this interim financial information based on our review and to report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion. CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the interim financial information is not prepared, in all material respects, in accordance with Hong Kong Accounting Standard 34 “Interim Financial Reporting”. PricewaterhouseCoopers Certified Public Accountants Hong Kong, 20 August 2014 Interim Report 2014 KAISA GROUP HOLDINGS LTD. 37

App.16-38

CONDENSED CONSOLIDATED INTERIM BALANCE SHEET Unaudited Audited 30 June 31 December 2014 2013 Note RMB’000 RMB’000 ASSETS Non-current assets Property and equipment 6 1,003,480 579,528 Investment properties 6 10,460,400 9,595,200 Land use rights 6 195,727 165,342 Deferred income tax assets 236,065 197,560 11,895,672 10,537,630 Current assets Properties under development 58,410,653 45,168,917 Completed properties held for sale 5,849,515 6,134,899 Debtors, deposits and other receivables 7 3,408,311 3,323,539 Deposits for land acquisition 8 10,530,359 9,662,066 Prepayments for proposed development projects 4,143,718 4,025,563 Prepaid taxes 308,735 197,760 Financial derivatives – 51,450 Restricted cash 1,527,784 1,676,463 Short term bank deposits 178,453 263,723 Cash and cash equivalents 9,384,761 6,765,970 93,742,289 77,270,350 Total assets 105,637,961 87,807,980 EQUITY Equity attributable to equity holders of the Company Share capital 9 444,496 434,139 Share premium 9 4,119,136 3,861,789 Reserves 10 13,720,323 13,001,645 18,283,955 17,297,573 Perpetual capital instruments 11 1,000,000 – Non-controlling interests 6,474,653 4,460,591 Total equity 25,758,608 21,758,164 38 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-39

Condensed Consolidated Interim Balance Sheet (continued) Unaudited Audited 30 June 31 December 2014 2013 Note RMB’000 RMB’000 LIABILITIES Non-current liabilities Borrowings 12 23,765,787 18,200,998 Amounts due to non-controlling interests of a subsidiary 13 2,838,972 –Deferred income tax liabilities 1,336,894 1,300,266 27,941,653 19,501,264 Current liabilities Advance proceeds received from customers 14 20,080,813 16,369,710 Advance deposits received 15 11,041,359 13,269,230 Accrued construction costs 7,991,424 8,020,540 Income tax payable 3,318,157 2,817,056 Borrowings 12 6,007,740 4,023,758 Financial derivatives 11,886 –Other payables and deposits 16 3,383,723 1,977,465 Amounts due to non-controlling interests of subsidiaries 102,598 70,793 51,937,700 46,548,552 Total liabilities 79,879,353 66,049,816 Total equity and liabilities 105,637,961 87,807,980 Net current assets 41,804,589 30,721,798 Total assets less current liabilities 53,700,261 41,259,428 The notes on pages 43 to 74 form an integral part of this condensed consolidated interim financial information. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 39

App.16-40

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME Unaudited Six months ended 30 June 2014 2013 Note RMB’000 RMB’000 Revenue 5 6,792,523 7,016,075 Cost of sales 18 (4,055,930) (4,460,576) Gross profit 2,736,593 2,555,499 Other gains – net 17 18,814 2,004 Selling and marketing costs 18 (417,061) (356,698) Administrative expenses 18 (414,368) (406,170) Change in fair value of investment properties 6 232,414 363,910 Change in fair value of financial derivatives (63,807) (6,908) Operating profit 2,092,585 2,151,637 Finance income 168,537 179,547 Finance costs (140,012) (566,958) Finance income/(costs) – net 19 28,525 (387,411) Profit before income tax 2,121,110 1,764,226 Income tax expenses 20 (774,624) (759,818) Profit and total comprehensive income for the period 1,346,486 1,004,408 Profit attributable to: Equity holders of the Company 1,328,655 1,024,624 Non-controlling interests 17,831 (20,216) 1,346,486 1,004,408 Earnings per share for profit attributable to equity holders of the Company for the period (expressed in RMB per share) – Basic 21 0.267 0.209 – Diluted 21 0.246 0.197 The notes on pages 43 to 74 form an integral part of this condensed consolidated interim financial information. 40 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-41

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY Unaudited Capital and reserves attributable to equity holders of the Company Perpetual Non- Share Share capital controlling Total capital premium Reserves Total instruments interests equity RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 (note 9) (note 9) (note 10) (note 11) Balance as at 1 January 2013 432,246 3,817,526 10,100,417 14,350,189 – 703,994 15,054,183 Total comprehensive income – – 1,024,624 1,024,624 – (20,216) 1,004,408 Transactions with owners in their capacity as owners: Share-based payments (note 18) – – 33,998 33,998 – – 33,998 Exercise of share options 678 17,585 (5,077) 13,186 – – 13,186 Acquisition of non-controlling interests (note 25(a)) – – – – – (18,228) (18,228) Deemed partial disposal of interests in a subsidiary without loss of control (note 25(d)) – – 1,203 1,203 – 188,797 190,000 Partial disposal of interests in a subsidiary without loss of control (note 25(b)) – – 59 59 – 1,741 1,800 Capital injection by non-controlling interests – – – – – 16,140 16,140 Balances as at 30 June 2013 432,924 3,835,111 11,155,224 15,423,259 – 872,228 16,295,487 Balance as at 1 January 2014 434,139 3,861,789 13,001,645 17,297,573 – 4,460,591 21,758,164 Total comprehensive income – – 1,328,655 1,328,655 – 17,831 1,346,486 Transactions with owners in their capacity as owners: Share-based payments (note 18) – – 7,534 7,534 – – 7,534 Issue of scrip dividend shares 6,354 163,921 (170,275) – – – – Dividend paid – – (420,772) (420,772) – – (420,772) Exercise of share options 4,003 93,426 (27,314) 70,115 – – 70,115 Issuance of perpetual capital instruments (note 11) – – – – 1,000,000 – 1,000,000 Partial disposal of interests in subsidiaries without loss of control (note 25(b)) – – 1,638 1,638 – 1,997,182 1,998,820 Disposal of interests in subsidiaries (note 25(c)) – – (788) (788) – (951) (1,739) Balances as at 30 June 2014 444,496 4,119,136 13,720,323 18,283,955 1,000,000 6,474,653 25,758,608 The notes on pages 43 to 74 form an integral part of this condensed consolidated interim financial information. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 41

App.16-42

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS Unaudited Six months ended 30 June 2014 2013 Note RMB’000 RMB’000 Cash flows from operating activities Cash used in operations (8,318,439) (233,560) Income tax paid (386,375) (492,899) Interest paid (1,024,644) (955,206) Net cash used in operating activities (9,729,458) (1,681,665) Cash flows from investing activities Purchase of property and equipment (108,718) (174,991) Additions to investment properties (695,034) (963,425) Additions in land use right – (76,450) Proceeds from disposal of interests in subsidiaries – 47 Proceeds from disposal of property and equipment 263 28 Decrease in short-term bank deposits 85,270 –Interest received 9,509 12,840 Net cash used in investing activities (708,710) (1,201,951) Cash flows from financing activities Proceeds from bank and other borrowings 7,310,220 3,908,000 Repayments of bank and other borrowings (3,827,433) (1,401,255) Proceeds from issuance of Senior Notes 12(b) 3,908,263 8,268,307 Redemption of Senior Notes 12(b) – (4,062,247) Redemption of Senior Secured Guaranteed Bonds 12(e) – (2,000,000) Redemption of Exchangeable Term Loan 12(e) – (754,260) Premium paid for early redemption of debts 12(e) – (334,391) Proceeds from perpetual capital instruments 11 1,000,000 –Acquisition of additional non controlling interests – (32,075) Capital injection by non-controlling interests – 16,140 Proceeds from amount due to non-controlling interests of a subsidiary 13 2,998,000 –Proceeds from partial disposal of interests in subsidiaries without loss of control 25(b) 1,998,820 1,800 Proceeds from deemed disposal of interests in a subsidiary without loss of control 25(d) – 190,000 Proceeds from exercise of share options 70,115 13,186 Dividend paid (420,772) – Net cash generated from financing activities 13,037,213 3,813,205 Net increase in cash and cash equivalents 2,599,045 929,589 Cash and cash equivalents at beginning of period 6,765,970 4,682,502 Exchange adjustments 19,746 (14,778) Cash and cash equivalents at end of period 9,384,761 5,597,313 The notes on pages 43 to 74 form an integral part of this condensed consolidated interim financial information. 42 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-43

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION 1 GENERAL INFORMATION Kaisa Group Holdings Ltd. (the “Company”) was incorporated in the Cayman Islands on 2 August 2007 as an exempted company with limited liability under the Companies Law (2009 Revision) (as consolidated and revised from time to time) of the Cayman Islands. The address of its registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. During the period, the Company was engaged in investment holding and the subsidiaries of the Company were principally engaged in the property development, property investment, property management and hotel and catering operations. The Company’s shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited. This condensed consolidated interim financial information is presented in Renminbi (“RMB”), unless otherwise stated. This condensed consolidated interim financial information was approved by the board of directors of the Company for issue on 20 August 2014. This condensed consolidated interim financial information has not been audited. 2 BASIS OF PREPARATION AND ACCOUNTING POLICIES This condensed consolidated interim financial information for the six months ended 30 June 2014 has been prepared in accordance with Hong Kong Accounting Standard (“HKAS”) 34, “Interim Financial Reporting”. The condensed consolidated interim financial information should be read in conjunction with the annual financial statements for the year ended 31 December 2013, which have been prepared in accordance with Hong Kong Financial Reporting Standards (“HKFRS”), issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”). Except as described below, the accounting policies applied are consistent with those of the annual financial statements for the year ended 31 December 2013, as described in those annual financial statements. (a) Taxes on income in the interim periods are accrued using the tax rate that would be applicable to expected total annual earnings. (b) Effect of adopting new standards, amendments to standards and interpretation The following new standards, amendments to standards and interpretation are also mandatory for the Group’s financial year beginning on 1 January 2014. HKFRS 10, 12 and Consolidation for Investment entities HKAS 27 (Amendments) HKAS 32 (Amendment) Financial instruments: Presentation on asset and liability offsetting HKAS 36 (Amendment) Impairment of assets on recoverable amount disclosures HKAS 39 (Amendment) Financial instruments: Recognition and measurement – Novation of derivatives HK(IFRIC) 21 Levies The application of the above new or revised HKFRS has had no material effect on the Group’s results and financial position. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 43

App.16-44

Notes to the Condensed Consolidated Interim Financial Information (continued) 2 BASIS OF PREPARATION AND ACCOUNTING POLICIES (Continued) (c) New standards, amendments to standards and interpretation that have been issued but are not yet effective The following new standards, amendments to standards and interpretation have been issued but are not yet effective for the financial year beginning on 1 January 2014 and have not been adopted early by the Group: Effective for the accounting period beginning on or after HKFRS 9 Financial Instruments 1 January 2018 HKFRS 11 (Amendment) Joint arrangements – Acquisition of an interest 1 January 2016 in a joint operation HKFRS 14 Regulatory Deferral Accounts 1 January 2016 HKFRS 15 Revenue from contracts with customers 1 January 2017 HKAS 19 (Amendment) Employee Benefits – Defined benefits plans 1 July 2014 HKAS 16 and 38 (Amendment) Property, Plant and Equipment and Intangible 1 January 2016 Assets on depreciation and amortization HKFRS (Amendments) Annual improvement 2012 and 2013 1 July 2014 The Group will adopt the above new or revised standards, amendments and interpretations to existing standards as and when they become effective. The Group has already commenced the assessment of the impact to the Group and is not yet in a position to state whether these would have a significant impact on its results of operations and financial position. 3 ESTIMATES The preparation of interim financial information requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates. In preparing this condensed consolidated interim financial information, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended 31 December 2013, with the exception of changes in estimates that are required in determining the provision for income taxes. 44 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-45

Notes to the Condensed Consolidated Interim Financial Information (continued) 4 FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS 4.1 Financial risk factors The Group’s activities expose it to a variety of financial risks: market risk (including foreign currency exchange risk and interest rate risk), credit risk and liquidity risk. The condensed consolidated interim financial information does not include all financial risk management information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2013. There have been no changes in the risk management policies of the Group since year ended 31 December 2013. 4.2 Liquidity risk During the period ended 30 June 2014, the Group’s non-current borrowings increased by approximately RMB5,564,789,000 and current borrowings increased by approximately RMB1,983,982,000. On 13 January 2014, the Company issued additional 8.875% senior note due 2018 in an aggregate principal amount of US$250,000,000 (equivalent to approximately RMB1,524,225,000) at 101% of face value (the “Senior Note January 2014”). On 6 June 2014, the Company issued 9% senior note due 2019 in an aggregate principal amount of US$400,000,000 (equivalent to approximately RMB2,460,840,000) at 99% of face value (the “Senior Note June 2014”) (note 12). 4.3 Fair value estimation The different levels have been defined as follows: • Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1). • Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2). • Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3). As at 30 June 2014 and 31 December 2013, there were neither level 1 nor level 3 instrument. Financial derivatives comprise forward foreign exchange contract that carried at fair value, level 2 valuation method is applied. This contract has been fair valued using forward exchange rates that quoted in an active market. The effects of discounting are generally insignificant for level 2 derivatives. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 45

App.16-46

Notes to the Condensed Consolidated Interim Financial Information (continued) 5 REVENUE AND SEGMENT INFORMATION The chief operating decision-maker has been identified as the executive directors of the Company. The executive directors review the Group’s internal reporting in order to assess performance and allocate resources. Management has determined the operating segments based on these reports. The executive directors assess the performance of the single operating segment based on a measure of profit before finance income, finance costs and income tax expenses. The executive directors consider the business from services perspective only. From services perspective, management assesses the performance of sales of properties, rental income, property management services, hotel and catering operations and other businesses including department store, cinema and cultural centre operations and regards these being the reportable segments. No geographical segment analysis is presented as the majority of the assets and operation of the Group are located in the People’s Republic of China (“the PRC”), which is considered as one geographical location in an economic environment with similar risk and returns. Revenue for the period consists of the following: Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Turnover Sales of properties – Completed properties held for sale 4,119,905 4,113,348 – Properties under development and proposed development projects 2,420,581 2,720,540 Rental income 94,240 75,584 Property management services 83,937 70,514 Hotel and catering operations 27,252 23,856 Other businesses 46,608 12,233 6,792,523 7,016,075 46 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-47

Notes to the Condensed Consolidated Interim Financial Information (continued) 5 REVENUE AND SEGMENT INFORMATION (Continued) The segment information provided to the executive directors for the reportable segments for the period ended 30 June 2014 is as follows: Unaudited Hotel and Property Property Property catering Other development investment management operations businesses Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Revenue 6,540,486 107,319 223,790 27,252 46,608 6,945,455 Less: Inter-segment revenue – (13,079) (139,853) – – (152,932) 6,540,486 94,240 83,937 27,252 46,608 6,792,523 Segment results before changes in fair value of investment properties and financial derivatives 1,921,556 47,008 4,682 (31,307) (17,961) 1,923,978 Change in fair value of investment properties – 232,414 – – – 232,414 Change in fair value of financial derivatives – – – – (63,807) (63,807) Segment results 1,921,556 279,422 4,682 (31,307) (81,768) 2,092,585 Finance income 168,537 Finance costs (140,012) Finance income – net (note 19) 28,525 Profit before income tax 2,121,110 Income tax expenses (note 20) (774,624) Profit for the period 1,346,486 Other information: Depreciation (note 6) 16,891 1,947 2,013 8,875 10,594 40,320 Amortisation of land use rights (note 6) 976 – – 773 1,135 2,884 Write down of completed properties held for sale (note 17) 19,763 –––– 19,763 Interim Report 2014 KAISA GROUP HOLDINGS LTD. 47

App.16-48

Notes to the Condensed Consolidated Interim Financial Information (continued) 5 REVENUE AND SEGMENT INFORMATION (Continued) The segment information provided to the executive directors for the reportable segments for the period ended 30 June 2013 is as follows: Unaudited Hotel and Property Property Property catering Other development investment management operations businesses Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Revenue 6,833,888 83,740 156,621 23,856 12,233 7,110,338 Less: Inter-segment revenue – (8,156) (86,107) – – (94,263) 6,833,888 75,584 70,514 23,856 12,233 7,016,075 Segment results before changes in fair value of investment properties and financial derivatives 1,812,808 34,545 3,003 (15,556) (40,165) 1,794,635 Change in fair value of investment properties – 363,910 – – – 363,910 Change in fair value of financial derivatives – – – – (6,908) (6,908) Segment results 1,812,808 398,455 3,003 (15,556) (47,073) 2,151,637 Finance income 179,547 Finance costs (566,958) Finance costs – net (note 19) (387,411) Profit before income tax 1,764,226 Income tax expenses (note 20) (759,818) Profit for the period 1,004,408 Other information: Depreciation (note 6) 14,835 1,089 1,949 6,032 6,484 30,389 Amortisation of land use rights (note 6) 495 – – 740 956 2,191 Write down of completed properties held for sale (note 17) 46,567 – – – – 46,567 48 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-49

Notes to the Condensed Consolidated Interim Financial Information (continued) 5 REVENUE AND SEGMENT INFORMATION (Continued) The segment assets and liabilities as at 30 June 2014 are as follows: Unaudited Hotel and Property Property Property catering Other development investment management operations businesses Elimination Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Segment assets 214,021,686 11,547,442 2,694,837 614,653 46,031,794 (169,817,251) 105,093,161 Unallocated 544,800 Total assets 105,637,961 Segment liabilities 175,396,706 4,345,007 1,528,994 229,234 19,569,248 (144,000,310) 57,068,879 Unallocated 22,810,474 Total liabilities 79,879,353 Other information: Capital expenditure 2,793 713,364 2,429 51,660 33,506 – 803,752 The segment assets and liabilities as at 31 December 2013 are as follows: Audited Hotel and Property Property Property catering Other development investment management operations businesses Elimination Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Segment assets 158,331,734 10,420,311 2,514,776 222,412 43,150,360 (127,278,383) 87,361,210 Unallocated 446,770 Total assets 87,807,980 Segment liabilities 123,855,947 3,360,969 1,518,295 154,690 20,705,307 (103,833,970) 45,761,238 Unallocated 20,288,578 Total liabilities 66,049,816 Other information: Capital expenditure 37,886 1,370,494 7,610 20,529 289,963 – 1,726,482 Interim Report 2014 KAISA GROUP HOLDINGS LTD. 49

App.16-50

Notes to the Condensed Consolidated Interim Financial Information (continued) 5 REVENUE AND SEGMENT INFORMATION (Continued) Inter-segment transfers or transactions are entered into at terms and conditions agreed upon by respective parties. Other businesses segment includes department store, cinema, cultural centre operations, investment holding and inactive companies. Segment assets consist primarily of property and equipment, investment properties, land use rights, properties under development, completed properties held for sale, debtors, deposits and other receivables, deposits for land acquisition, prepayments for proposed development projects, restricted cash, short-term bank deposits and cash and cash equivalents. They exclude deferred income tax assets, financial derivatives and prepaid taxes. Segment liabilities consist primarily of advance proceeds received from customers, advance deposits received, accrued construction costs, other payables and deposits and amounts due to non-controlling interests of subsidiaries. They exclude financial derivatives, deferred income tax liabilities, income tax payable and corporate borrowings. Capital expenditure comprises additions to non-current assets other than deferred income tax assets that are expected to be recovered for more than one year after the balance sheet date. 6 PROPERTY AND EQUIPMENT, INVESTMENT PROPERTIES AND LAND USE RIGHTS Unaudited Property Investment and equipment properties Land use rights RMB’000 RMB’000 RMB’000 (note) Six months ended 30 June 2014 Opening net book amount at 1 January 2014 579,528 9,595,200 165,342 Transfer to property and equipment and land use rights from investment properties 42,256 (50,769) 8,513 Transfer from properties under development 315,509 – 24,756 Transfer to completed properties held for sale – (11,479) –Acquisition of a subsidiary 99–– Additions 108,718 695,034 – Amortisation (note 18) – – (2,884) Depreciation (note 18) (40,320) – –Disposals (1,723) – –Disposals of subsidiaries (587) – –Increase in fair value – 232,414 – Closing net book amount at 30 June 2014 1,003,480 10,460,400 195,727 50 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-51

Notes to the Condensed Consolidated Interim Financial Information (continued) 6 PROPERTY AND EQUIPMENT, INVESTMENT PROPERTIES AND LAND USE RIGHTS (Continued) Unaudited Property Investment and equipment properties Land use rights RMB’000 RMB’000 RMB’000 (note) Six months ended 30 June 2013 Opening net book amount at 1 January 2013 307,948 7,539,500 60,485 Transfer from completed properties held for sale 69,797 – 19,250 Transfer to completed properties held for sale – (35,000) –Additions 174,991 963,425 76,450 Amortisation (note 18) – – (2,191) Depreciation (note 18) (30,389) – –Disposals (453) – –Disposals of subsidiaries (47) – –Increase in fair value – 363,910 – Closing net book amount at 30 June 2013 521,847 8,831,835 153,994 Note: The Group obtains independent valuations from Savills Valuation and Professional Services Limited, for its investment properties at 30 June 2014 and 2013. For all investment properties, their current use equates to the highest and best use. Fair value measurements using significant unobservable inputs Fair values of completed commercial properties are generally derived using the income capitalisation method. This valuation method is based on the capitalisation of the net income and reversionary income potential by adopting appropriate capitalisation rates, which are derived from analysis of sale transactions and valuers’ interpretation of prevailing investor requirements or expectations. The prevailing market rents adopted in the valuation have reference to recent lettings, within the subject properties and other comparable properties. Fair values of commercial properties under development are generally derived using the combination of direct comparison method by making reference to the comparable market transactions as available in the market and the income capitalization method by capitalizing market rent derived from the properties. This valuation method is essentially a means of valuing the land and properties under development by reference to its development potential by deducting development costs together with developer’s profit and risk from the estimated capital value of the proposed development assuming completed as at the date of valuation. There were no changes to the valuation techniques during the period. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 51

App.16-52

Notes to the Condensed Consolidated Interim Financial Information (continued) 6 PROPERTY AND EQUIPMENT, INVESTMENT PROPERTIES AND LAND USE RIGHTS (Continued) Significant inputs used to determine fair value Capitalisation and discount rates are estimated by valuer based on the risk profile of the properties being valued. The higher the rates, the lower the fair value. Prevailing market rents per square meter are estimated based on recent lettings within the subject properties and other comparable properties. The lower the rents, the lower the fair value. Estimated costs per square meter to completion and developer’s profit margin required are estimated by the valuer based on current market conditions. The estimates are largely consistent with the budgets developed internally by the Group based on management’s experience and knowledge of market conditions. The higher the costs or the margins, the lower the fair value. 7 DEBTORS, DEPOSITS AND OTHER RECEIVABLES Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Trade receivables (note a) 863,220 1,763,782 Other receivables (note b) 1,329,357 394,111 Other deposits 335,472 477,874 Prepayments 101,335 135,813 Prepaid other taxes 778,927 551,959 3,408,311 3,323,539 Notes: (a) Trade receivables mainly arose from sale of properties. The ageing analysis of trade receivables of the Group by due date is as follows: Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Not yet due (note i) 315,620 683,870 Within 90 days (note i and ii) 365,224 1,038,882 91–180 days (note ii) 177,996 31,679 181–270 days (note ii) 3,583 9,351 271–365 days (note ii) 797 – 863,220 1,763,782 52 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-53

Notes to the Condensed Consolidated Interim Financial Information (continued) 7 DEBTORS, DEPOSITS AND OTHER RECEIVABLES (Continued) Notes: (Continued) (a) (Continued) (i) As at 30 June 2014 and 31 December 2013, the balance of RMB345,620,000 and RMB683,870,000 represented receivables from sales of commercial and residential properties, properties under development and proposed development projects to independent third parties. These receivables are repayable within one year after the completion of certain legal documents, which are expected to be settled during 2014 and 2015. (ii) As at 30 June 2014, the balance primarily represented receivables from sale of residential properties to independent third parties. Generally, no credit terms are granted to these customers. The Group considered the above receivables were past due but not impaired as majority of the balances are due from customers in the process of applying mortgage loans or repaid in according to the repayment schedule. These relate to a number of independent customers for whom there is no recent history of default. (b) As at 30 June 2014 and 31 December 2013, the balance of RMB1,103,796,000 and RMB91,950,000 represented the other receivables arising from the disposal of certain subsidiaries of the Group which mainly consisted of sales of commercial and residential properties, properties under development and proposed development projects to independent third parties. These receivables are repayable within six months to one year after the completion of certain legal documents, which is expected to be settled in the next twelve months. (c) As at 30 June 2014 and 31 December 2013, there is no provision made for trade and other receivables and no trade and other receivables were impaired. 8 DEPOSITS FOR LAND ACQUISITION Deposits for land acquisition arise from the acquisition of land in various regions in the PRC. These deposits would be converted into land use rights when the rights to use the lands have been obtained. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 53

App.16-54

Notes to the Condensed Consolidated Interim Financial Information (continued) 9 SHARE CAPITAL AND SHARE PREMIUM Unaudited Equivalent Nominal nominal Number of value of value of ordinary ordinary ordinary Share shares shares shares premium Total HKD’000 RMB’000 RMB’000 RMB’000 Issued and fully paid: As at 1 January 2013 4,905,840,000 490,584 432,246 3,817,526 4,249,772 Exercise of share options 8,385,000 839 678 17,585 18,263 As at 30 June 2013 4,914,225,000 491,423 432,924 3,835,111 4,268,035 As at 1 January 2014 4,929,515,000 492,952 434,139 3,861,789 4,295,928 Exercise of share options 50,783,000 5,078 4,003 93,426 97,429 Issue of scrip dividend shares (note) 80,109,910 8,011 6,354 163,921 170,275 As at 30 June 2014 5,060,407,910 506,041 444,496 4,119,136 4,563,632 Note: The Company offered to its shareholders a scrip dividend alternative under which the shareholders could elect to receive ordinary shares of HK$0.15 each in lieu of cash dividend during the following special cash dividend declaration and ordinary shares were issued in accordance with the scrip dividend scheme. On 29 May 2014, total scrip dividend shares issued during the period ended 30 June 2014 are 80,109,910 at share price of HK$2.68 per share. All ordinary shares issued during the period ranked pari passu in all respects with the existing shares. 54 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-55

Notes to the Condensed Consolidated Interim Financial Information (continued) 10 RESERVES Unaudited Share Conversion Merger Exchange Statutory option Capital option Retained reserve Reserve reserves reserve reserve reserve earnings Total (note a) (note b) (note c) (note 12(c)) RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Balance at 1 January 2013 382 24,835 505,185 133,011 (93,022) 220,824 9,309,202 10,100,417 Profit for the period – – – – – – 1,024,624 1,024,624 Share-based payments – – – 33,998 – – – 33,998 Exercise of share options – – – (5,077) – – – (5,077) Deemed partial disposal of interests in a subsidiary without loss of control – – – – 1,203 – – 1,203 Partial disposal of interests in a subsidiary without loss of control – – – – 59 – – 59 Balance at 30 June 2013 382 24,835 505,185 161,932 (91,760) 220,824 10,333,826 11,155,224 Balance at 1 January 2014 382 24,835 573,478 154,517 (70,749) 220,824 12,098,358 13,001,645 Profit for the period –––––– 1,328,655 1,328,655 Share-based payments – – – 7,534 – – – 7,534 Exercise of share options – – – (27,314) – – – (27,314) Issue of scrip dividend shares –––––– (170,275) (170,275) Dividend paid –––––– (420,772) (420,772) Partial disposal of interests in subsidiaries without loss of control –––– 1,638 –– 1,638 Disposal of interests in subsidiaries – – (788) –––– (788) Balance at 30 June 2014 382 24,835 572,690 134,737 (69,111) 220,824 12,835,966 13,720,323 Notes: (a) The merger reserve of the Group represents the difference between the nominal value of the share capital and share premium of the subsidiaries acquired pursuant to the group reorganisation in December 2007 and the nominal value of the share capital of the Company issued in exchange thereof. The reorganisation qualifies as common control combinations and has been accounted for using merger accounting. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 55

App.16-56

Notes to the Condensed Consolidated Interim Financial Information (continued) 10 RESERVES (Continued) Notes: (Continued) (b) In accordance with the relevant rules and regulations in the PRC and the provision of the articles of association of the PRC companies comprising the Group, before 1 January 2006, the local investment enterprises were required to appropriate at each year end 10% and 5% to 10% of the profit for the year after setting off the accumulated losses brought forward (based on figures reported in the statutory financial statements) to the statutory surplus reserve and the statutory public welfare fund (collectively the “Statutory Reserves”), respectively. After 1 January 2006, the local investment enterprises are allowed to appropriate 10% of the net profit to the Statutory Reserves until the accumulated appropriation exceeds 50% of the register capital. For Chinese-foreign entities, in accordance with the Law of the PRC on Chinese-foreign Equity Joint Venture Enterprises, the percentage of profits to be appropriated to the Statutory Reserves are solely determined by the board of directors of these enterprises. In accordance with the Laws of the PRC on Enterprises Operated Exclusively with Foreign Capital and the companies’ articles of association, an appropriation to the Statutory Reserves, after net of accumulated losses of previous years, have to be made prior to profit distribution to the investor. The appropriation for the Statutory Reserve of these foreign investment enterprises shall be no less than 10% of the net profit until the accumulated appropriation exceeds 50% of the registered capital. (c) Share option reserve represents value of employee services in respect of share options granted under the Share Option Scheme (note 26). 11 PERPETUAL CAPITAL INSTRUMENTS During the period ended 30 June 2014, two subsidiaries of the Company issued perpetual capital instruments (the “Perpetual Capital Instruments”) with the aggregate principal amount of RMB1,000,000,000. The Perpetual Capital Instruments are jointly guaranteed by the Company and one of its subsidiaries. There is no maturity of the instruments and the payments of distribution can be deferred at the discretion of the issuers of the Perpetual Capital Instruments. The Perpetual Capital Instruments are classified as equity instruments and recorded in equity in the condensed consolidated interim balance sheet. 56 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-57

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Borrowings included in non-current liabilities: Bank borrowings – secured (note a and f) 5,835,360 4,312,000 Bank borrowings – unsecured (note a) 2,612,590 2,624,231 Senior Notes (note b and e) 13,912,011 9,887,432 Convertible Bonds (note c) 1,405,826 1,377,335 23,765,787 18,200,998 Borrowings included in current liabilities: Bank borrowings – secured (note a and f) 1,790,750 1,350,250 Bank borrowings – unsecured (note a) 4,216,990 1,758,973 Other borrowing – secured (note d) – 914,535 6,007,740 4,023,758 Total borrowings 29,773,527 22,224,756 Notes: (a) Movements in bank borrowings are analysed as follows: Unaudited 2014 2013 RMB’000 RMB’000 Six months ended 30 June Opening amount as at 1 January 10,045,454 5,783,522 Additions 6,695,010 3,908,000 Repayments (2,297,688) (1,401,255) Exchange difference 12,914 (16,700) Closing amount as at 30 June 14,455,690 8,273,567 Interim Report 2014 KAISA GROUP HOLDINGS LTD. 57

App.16-58

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS (Continued) Notes: (Continued) (b) Senior Notes Movements in Senior Notes are analysed as follows: Unaudited Senior Note Senior Note Senior Note Senior Note Senior Note Senior Note 2012 January 2013 March 2013 April 2013 January 2014 June 2014 Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Six months ended 30 June 2014 Opening amount as at 1 January 1,538,556 3,149,137 3,397,712 1,802,027 – – 9,887,432 Additions – – – – 1,505,747 2,402,516 3,908,263 Accrued interest (note 19) 102,141 158,587 152,204 65,694 64,670 15,169 558,465 Coupon payment (98,122) (156,233) (148,803) (61,875) (24,800) – (489,833) Exchange difference 13,675 28,170 30,487 – 13,855 275 86,462 Transactions cost on modification of terms (5,334) (10,613) (11,421) (6,218) (5,192) – (38,778) Closing amount as at 30 June 1,550,916 3,169,048 3,420,179 1,799,628 1,554,280 2,417,960 13,912,011 Unaudited Senior Note Senior Note Senior Note Senior Note Senior Note Senior Note 2010 2011 2012 January 2013 March 2013 April 2013 Total RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Six months ended 30 June 2013 Opening amount as at 1 January 2,210,426 1,824,570 1,577,919 – – – 5,612,915 Additions – – – 3,087,096 3,408,892 1,772,319 8,268,307 Accrued interest (note 19) 98,425 111,200 104,138 155,072 88,508 24,960 582,303 Coupon payment (147,256) (141,615) (101,156) – – – (390,027) Exchange difference (6,036) (5,009) (26,729) (54,877) (59,222) – (151,873) Early redemption premium (note e) 26,018 91,524 – – – – 117,542 Repayment (note e) (2,181,577) (1,880,670) – – – – (4,062,247) Closing amount as at 30 June – – 1,554,172 3,187,291 3,438,178 1,797,279 9,976,920 On 28 April 2010, the Company issued 13.5% senior note due 2015 in an aggregate principal amount of US$350,000,000 (equivalent to approximately RMB2,389,205,000) at 100% of face value (the “Senior Note 2010”). On 14 June 2011, the Company issued additional 13.5% senior note due 2015 in an aggregate principal amount of US$300,000,000 (equivalent to approximately RMB1,944,000,000) at 100% of face value (the “Senior Note 2011”). The Senior Notes was fully repaid during the period ended 30 June 2013 (note e). On 18 September 2012, the Company issued 12.875% senior note due 2017 in an aggregate principal amount of US$250,000,000 (equivalent to approximately RMB1,581,225,000) at 100% of face value (the “Senior Note 2012”). 58 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-59

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS (Continued) Notes: (Continued) (b) Senior Notes (Continued) On 8 January 2013, the Company issued 10.25% senior note due 2020 in an aggregate principal amount of US$500,000,000 (equivalent to approximately RMB3,142,750,000) at 100% of face value (the “Senior Note January 2013”). On 19 March 2013, the Company issued 8.875% senior note due 2018 in an aggregate principal amount of US$550,000,000 (equivalent to approximately RMB3,457,025,000) at 100% of face value (the “Senior Note March 2013”). On 13 January 2014, the Company issued additional US$250,000,000 (equivalent to approximately RMB1,524,225,000) at 101% of face value (the “Senior Note January 2014”). On 22 April 2013, the Company issued 6.875% senior note due 2016 in an aggregate principal amount of RMB1,800,000,000 at 100% of face value (the “Senior Note April 2013”). On 6 June 2014, the Company issued 9% senior note due 2019 in an aggregate principal amount of US$400,000,000 (equivalent to approximately RMB2,460,840,000) at 99% of face value (the “Senior Note June 2014”). Senior Note 2010, Senior Note 2011, Senor Note 2012, Senior Note January 2013, Senior March 2013, Senor Note April 2013, Senior Note January 2014 and Senior Note June 2014 are collectively referred to as the “Senior Notes”. The net proceeds, after deducting the transaction costs, of the Senior Notes are as follows: Senior Note Senior Note Senior Note Senior Note Senior Note Senior Note Senior Note Senior Note 2010 2011 2012 January 2013 March 2013 April 2013 January 2014 June 2014 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 RMB’000 Nominal value 2,389,205 1,944,000 1,581,225 3,142,750 3,457,025 1,800,000 1,524,225 2,460,840 Less: transaction costs (55,698) (163,215) (53,070) (55,654) (48,133) (27,681) (18,478) (58,324) Net proceeds 2,333,507 1,780,785 1,528,155 3,087,096 3,408,892 1,772,319 1,505,747 2,402,516 The Senior Notes are listed on the Singapore Exchange Securities Trading Limited. The Senior Notes are secured by the pledge of certain shares of the Group’s subsidiaries incorporated outside of the PRC, and jointly and severally guarantees given by certain subsidiaries of the Group. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 59

App.16-60

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS (Continued) Notes: (Continued) (c) Convertible Bonds On 20 December 2010, the Company issued RMB denominated US$ settled 8.0% convertible bonds (the “Convertible Bonds”), of an initial principal amount of RMB1,500,000,000 (equivalent to approximately US$225,000,000). At the option of bond holders, the aggregate amount of RMB1,500,000,000 will be convertible into fully paid shares with a par value of HK$0.1 each of the Company. The Convertible Bonds mature in five years (December 2015) from the issue date at 100% of the nominal value or can be converted into ordinary shares of the Company on or after 30 January 2011 at an initial conversion price of HK$2.82 per share at a fixed exchange rate of RMB1.00 to HK$1.1656. The conversion price was adjusted downward to HK$2.64 per share following the payment of a final dividend during the period ended 30 June 2014. In addition, at the option of the Group or the bondholders, all outstanding principal of the Convertible Bonds can be redeemed on 20 December 2013. The Convertible Bonds was partially redeemed on 20 December 2013 and the remaining amount was classified as non-current liabilities. The Convertible Bonds are listed on the Singapore Exchange Securities Trading Limited. The Convertible Bonds are secured by the pledge of certain shares of the Group’s subsidiaries incorporated outside of the PRC, and jointly and severally guarantees given by certain subsidiaries of the Group. The fair value of the liability component included in long-term borrowings was calculated using a market interest rate for an equivalent non-convertible bond. The liability component is subsequently stated at amortised cost until extinguished on conversion or maturity of the bond. The residual amount, representing the value of the equity conversion component, is accounted for as a conversion option reserve included in reserves (note 10). The value of the liability component of RMB1,231,967,000 and the equity conversion component of RMB220,824,000, net of transaction cost of RMB47,209,000, were determined at issuance of the Convertible Bonds. The Convertible Bonds recognised in the condensed consolidated interim balance sheet is calculated as follows: RMB’000 Face value of the Convertible Bonds on issue 1,500,000 Less: Equity component (220,824) Transaction costs (47,209) Liability component on initial recognition 1,231,967 60 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-61

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS (Continued) Notes: (Continued) (c) Convertible Bonds (Continued) Movements in Convertible Bonds are analysed as follows: Unaudited 2014 2013 RMB’000 RMB’000 Six months ended 30 June Opening amount as at 1 January 1,377,335 1,324,613 Accrued interest (note 19) 89,158 85,737 Coupon payment (60,667) (60,667) Closing amount as at 30 June 1,405,826 1,349,683 Up to 30 June 2014, there was no conversion and RMB200,000 was redeemed during 2013. (d) Other borrowing On 13 November 2013, the Company entered into an agreement in connection with a US$200,000,000 (equivalent to approximately RMB1,219,380,000) term loan with an independent third party. The loan bears interest at the rate of 14% per annum, payable on 31 December 2013 for part of the outstanding principal amount and on the final repayment date for the then outstanding principal amount. The borrowing has a final repayment date of 13 November 2014, or 13 November 2015 if mutually agreed between the parties, and is repayable in two installments and in the amounts as follows: (i) on 31 December 2013 (or such other date as mutually agreed between the parties), certain part of the principal amount of loan outstanding; and (ii) on the final repayment date, the principal amount of loan then outstanding. The borrowing was fully repaid subsequently during the period ended 2014. On 15 May 2014, the Company further drew down a term loan of US$100,000,000 (equivalent to approximately RMB615,210,000) based on the same terms on agreement signed on November 2013. Such amount was fully repaid during the period ened 30 June 2014. The other borrowing is secured by the pledge of certain shares of the Group’s subsidiaries incorporated outside the PRC, and is jointly and severally guaranteed by certain subsidiaries of the Group. The other borrowing in the balance sheet is calculated as follows: Unaudited 2014 RMB’000 Six months ended 30 June Opening amount as at 1 January 914,535 Additions 615,210 Repayment (1,529,745) Closing amount as at 30 June – Interim Report 2014 KAISA GROUP HOLDINGS LTD. 61

App.16-62

Notes to the Condensed Consolidated Interim Financial Information (continued) 12 BORROWINGS (Continued) Notes: (Continued) (e) Borrowings refinancing On 13 January 2013, the Company repaid the outstanding exchangeable term loan (“Exchangeable Term Loan”) in full and redeemed the senior secured guaranteed bonds (“Senior Secured Guaranteed Bonds”) in full at redemption price equal to 100% of the principal amount of aforesaid borrowings outstanding thereof which were US$120,000,000 (equivalent to RMB754,260,000) and RMB2,000,000,000, the accrued and unpaid coupon were US$2,160,000 (equivalent to RMB13,576,000), and RMB55,250,000 for the Exchangeable Term Loan and the Senior Secured Guaranteed Bonds, respectively, and the applicable premium to the holders of the Exchangeable Term Loan of was US$9,576,000 (equivalent to RMB60,190,000). On 28 April 2013, the Company redeemed part of the outstanding Senior Note 2010 and Senior Note 2011 at redemption price equal 100% of the principal amount of Senior Note 2010 and Senior Note 2011 thereof which were US$388,000,000 (equivalent to RMB2,432,333,000), the accrued and unpaid coupon were US$43,740,000 (equivalent to RMB274,201,000), and the applicable premium to the bondholders were US$26,190,000 (equivalent to RMB164,182,000). On 22 May 2013, the Company redeemed the remaining outstanding Senior Note 2010 and Senior Note 2011 at redemption price equal to 100% of the principal amount of the Senior Note 2010 and Senior Note 2011 thereof which was US$260,000,000 (equivalent to RMB1,629,914,000), the accrued and unpaid coupon were US$2,340,000 (equivalent to RMB14,669,000), and the applicable premium to the bondholders was US$17,550,000 (equivalent to RMB110,019,000). The premium for such redemptions amounting to RMB521,042,000 was recognised in finance costs (note 19) during the period ended 30 June 2013. (f) The Group’s bank borrowings of RMB7,626,110,000 (31 December 2013: RMB5,662,250,000) were jointly secured by certain properties, investment properties, land use rights, properties under development and completed properties held for sales of the Group. (g) Bank borrowings are guaranteed by: Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Group companies – Secured 6,411,110 4,352,250 – Unsecured 6,829,580 4,371,204 13,240,690 8,723,454 62 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-63

Notes to the Condensed Consolidated Interim Financial Information (continued) 13 AMOUNT DUE TO NON-CONTROLLING INTERESTS OF A SUBSIDIARY The balance is unsecured, interest free and repayable within two years from the execution of the agreement. 14 ADVANCE PROCEEDS RECEIVED FROM CUSTOMERS The balances represent advance proceeds received from customers and deposits received. The amount of RMB20,080,813,000 (31 December 2013: RMB16,369,710,000) represents deposits and installments received on properties sold to independent third parties after the issuance of presale certificates by local government authorities. 15 ADVANCE DEPOSITS RECEIVED The amount of RMB11,041,359,000 (31 December 2013: RMB13,269,230,000) represents deposits received from independent third parties and non-controlling interests of project companies on a number of individual property projects of which the pre-sales certificates have yet to be issued by the respective local government authorities at the time the agreements were entered into and certain project companies of the Group have subsequently received the pre-sales certificates from the respective local government authorities. The balances mainly consist of: (1) Deposits of RMB7,668,400,000 (31 December 2013: RMB9,311,951,000) received from thirteen (31 December 2013: sixteen) independent third parties for selling property units of thirteen (31 December 2013: sixteen) different projects at certain discounts on the sale price which will be determined upon purchase. Should the independent third parties do not proceed with the purchase, the deposits are refundable within a specified period of time according to respective agreement. As at 30 June 2014, four independent third parties (31 December 2013: one) decided not to proceed with the purchase and deposits of RMB1,148,200,000 (31 December 2013: RMB300,000,000) were required to be refunded within 9 to 12 months from the dates of cancellation. During the six months ended 30 June 2014, two independent third parties decided to proceed with the purchase. (2) Deposits of RMB460,824,000 (31 December 2013: RMB460,824,000) received from an independent third party for selling properties at a predetermined price upon purchases. Should the independent third party does not proceed with the purchase, the deposits are refundable within 3 years from 20 August 2012, the date of deposits received, according to the agreement. (3) Deposits of RMB2,912,135,000 (31 December 2013: RMB3,496,455,000) received from five non-controlling interests parties (31 December 2013: three) of five project companies (31 December 2013: three) for selling properties at market price which will be determined upon purchases. Should the non-controlling interests do not proceed with the purchase, the deposits are refundable within a specified period of time according to respective agreement. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 63

App.16-64

Notes to the Condensed Consolidated Interim Financial Information (continued) 16 OTHER PAYABLES AND DEPOSITS Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Other payables, deposits and accruals (note) 2,997,950 1,379,913 Note payables 222,621 204,019 Consideration payables related to purchase of subsidiaries 45,417 118,808 Other taxes payables 117,735 274,725 3,383,723 1,977,465 Note: The amount included refundable deposits of RMB1,800,000,000 received in 2014 from two independent third parties for potential cooperation on two projects in the PRC. As and when the respective project has not achieved the agreed milestone for future development within the specified period of six months and nine months respectively from the date of signing the cooperation agreements, the respective independent third party has a right to cancel the agreement and the Group has to refund the deposits accordingly. 17 OTHER GAINS – NET Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Forfeited customer deposits 1,878 2,733 Compensation for termination of proposed development projects 7,037 31,910 Write down of completed properties held for sale (19,763) (46,567) Government subsidy income 27,609 12,434 Loss on disposal of property and equipment (1,460) (425) Others 3,513 1,919 18,814 2,004 64 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-65

Notes to the Condensed Consolidated Interim Financial Information (continued) 18 EXPENSES BY NATURE Expenses included in cost of sales, selling and marketing costs and administrative expenses are analysed as follows: Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Auditor’s remuneration 1,300 1,200 Advertising and other promotional costs 277,592 228,786 Agency fee 26,700 24,319 Business taxes (note) 237,681 248,681 Cost of properties sold 3,715,708 4,116,603 Donations 31,030 39,319 Legal and professional fees 26,551 23,786 Depreciation (note 6) 40,320 30,389 Amortisation of land use rights (note 6) 2,884 2,191 Staff costs including directors’ emoluments: – salaries, wages and staff benefits costs 217,949 184,759 – share option expenses 7,534 33,998 Office expenses 36,046 47,679 Operating lease rental 19,916 15,936 Others 246,148 225,798 4,887,359 5,223,444 Note: The PRC companies comprising the Group are subject to business taxes of 5% on their revenue from sales of properties, rental income, properties management services and hotel and catering operations and other businesses. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 65

App.16-66

Notes to the Condensed Consolidated Interim Financial Information (continued) 19 FINANCE INCOME/(COSTS) – NET Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Finance income Imputed interest income on an amount due to non-controlling interests of a subsidiary 159,028 –Interest income on bank deposits 9,509 12,840 Net exchange gains – 166,707 168,537 179,547 Finance costs Interest expense: – Bank and other borrowings (474,144) (435,686) – Senior Notes (note 12(b)) (558,465) (582,303) – Convertible Bonds (note 12(c)) (89,158) (85,737) – Senior Secured Guaranteed Bonds – (4,991) – Exchangeable Term Loan – (3,256) Early redemption premium of debts (note 12(e)) – (521,042) Total interest expense (1,121,767) (1,633,015) Less: interest capitalised 1,060,913 1,066,057 (60,854) (566,958) Net exchange losses (79,158) – (140,012) (566,958) Finance income/(costs) – net 28,525 (387,411) 20 INCOME TAX EXPENSES The Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Company Law of Cayman Islands and, accordingly, is exempted from payment of Cayman Islands income tax. Hong Kong profits tax No Hong Kong profits tax was provided for the six months ended 30 June 2014 and 2013 as the Group has no assessable profits arising in or derived from Hong Kong for the periods. PRC enterprise income tax PRC enterprise income tax has been provided on the estimated assessable profits of subsidiaries operating in the PRC at 25% (2013: 25%). 66 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-67

Notes to the Condensed Consolidated Interim Financial Information (continued) 20 INCOME TAX EXPENSES (Continued) PRC land appreciation tax PRC land appreciation tax is levied at progressive rates ranging from 30% to 60% on the appreciation of land value, being the proceeds of sales of properties less deductible expenditures including lease charges of land use rights and all property development expenditures, which is included in the condensed consolidated interim statement of comprehensive income as income tax. Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Current income tax – PRC enterprise income tax 668,764 785,822 – PRC land appreciation tax 107,737 16,985 Deferred income tax (1,877) (42,989) 774,624 759,818 21 EARNINGS PER SHARE Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period. Unaudited Six months ended 30 June 2014 2013 Profit attributable to equity holders (RMB’000) 1,328,655 1,024,624 Weighted average number of ordinary shares in issue 4,973,700,779 4,909,832,669 Basic earnings per share (RMB) 0.267 0.209 The calculation of basic earnings per share is based on the Group’s profit attributable to equity holders of RMB1,328,655,000 (2013: RMB1,024,624,000) and the weighted average of 4,973,700,779 (2013: 4,909,832,669) shares in issue during the period. Diluted earnings per share is calculated by adjusting the weighted average number of ordinary share outstanding to assume conversion of all dilutive potential ordinary shares. For the period ended 30 June 2014 and 2013, the Company has the Convertible Bonds and share options that have dilutive potential ordinary shares. The Convertible Bonds are assumed to have been converted into ordinary shares, and the net profit is adjusted to eliminate the interest expenses less the tax effect. For the share options, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average periodic market share price of the Company’s shares) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise in full of the share options. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 67

App.16-68

Notes to the Condensed Consolidated Interim Financial Information (continued) 21 EARNINGS PER SHARE (Continued) Unaudited Six months ended 30 June 2014 2013 Profit attributable to equity holders (RMB’000) 1,328,655 1,024,624 Adjustment for finance cost on Convertible Bonds 73,984 85,737 Profit used to determine diluted earnings per shares (RMB’000) 1,402,639 1,110,361 Weighted average number of ordinary shares in issue 4,973,700,779 4,909,832,669 Adjustment for the Convertible Bonds 639,172,341 620,000,000 Adjustment for share options 84,735,226 116,385,795 Weighted average number of ordinary shares for the purpose of calculating diluted earnings per share 5,697,608,346 5,646,218,464 Diluted earnings per share (RMB) 0.246 0.197 22 DIVIDEND A final dividend in respect of the year ended 31 December 2013 of Hong Kong dollars 15 cents per share with a scrip dividend alternative totalling HK$745,236,000 (equivalent to RMB591,047,000) was declared at the annual general meeting on 31 March 2014 and paid in May 2014 (2013: nil). No interim dividend has been declared by the Company for the six months ended 30 June 2014 and 2013. 23 FINANCIAL GUARANTEES CONTRACTS The Group had the following financial guarantees as at balance sheet dates: Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Guarantees in respect of mortgage facilities for certain purchasers of the property units 12,758,720 9,856,673 The guarantees in respect of mortgage facilities granted by certain banks relating to the mortgage loans arranged for certain purchasers of the Group’s properties. Pursuant to the terms of the guarantees, upon default in mortgage payments by these purchasers, the Group is responsible to repay the outstanding mortgage principals together with accrued interest and penalty owed by the defaulted purchasers to the banks and the Group is entitled to take over the legal title and possession of the related properties. Such guarantees terminate upon the earlier of (i) issuance of the property ownership certificates which are generally be available within six months to one year after the purchasers take possession of the relevant properties; and (ii) the satisfaction of mortgage loans by the purchasers of properties. 68 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-69

Notes to the Condensed Consolidated Interim Financial Information (continued) 23 FINANCIAL GUARANTEES CONTRACTS (Continued) The directors consider that in case of default in payments, the net realisable value of the related properties can cover the repayment of the outstanding mortgage principals together with the accrued interest and penalty and therefore no provision has been made in the financial statements for the guarantees. 24 COMMITMENTS Commitments for property development expenditures Unaudited Audited 30 June 31 December 2014 2013 RMB’000 RMB’000 Contracted but not provided for 25,022,748 21,504,675 Note: The amount represented commitments for land use rights, prepayments for proposed development contracts and construction contracts. 25 ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES (a) Acquisition of a subsidiary and non-controlling interests In February 2014, the Group acquired 100% equity interests of 南京奧信房地產開發有限公司 at a cash consideration of RMB909,000,000 through a public auction. The company did not operate any business prior to the acquisition and only held a piece of land. Therefore, the Group considered this would be an acquisition of assets in substance and as a result the difference between the cash consideration paid and the net assets acquired would be recognised as an adjustment to the carrying value of the land. In June 2014, the Group partially disposed its 4% issued share capital at a consideration of RMB2,000,000 to an independent third party. As such the Group recognized an increase in non-controlling interests of RMB1,856,000 and an increase in capital reserve of RMB144,000 (Note 25(b)). During the six months ended 30 June 2013, the Group acquired 40% equity interests of Hunan Mingtai Zhiye Development Co., Ltd at a cash consideration of RMB48,000,000. Prior to the acquisition, the Group held 60% equity interest in Hunan Mingtai Zhiye Development Co., Ltd. The company did not operate any business prior to the acquisition and only held a piece of land and properties under development. Therefore, the Group considered this would be an acquisition of assets in substance and as a result the difference between the cash consideration paid and the net assets acquired would be recognised as an adjustment to the carrying value of the land and properties under development. The consideration of the transaction was based on the fair value of the assets acquired. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 69

App.16-70

Notes to the Condensed Consolidated Interim Financial Information (continued) 25 ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES (Continued) (a) Acquisition of a subsidiary and non-controlling interests (Continued) The assets and liabilities arising from the acquisition during the six months ended 30 June 2014 are as follows: Unaudited At acquisition date RMB’000 Property and equipment 99 Deposits for land acquisition 3,595,046 Debtors, deposits and other receivables 611 Cash and cash equivalents 4,139 Accrued construction costs (8,661) Other payables and deposits (262) Amount due to an immediate holding company (note) (3,583,549) Net assets acquired 7,423 Purchase consideration settled in cash 4,492,549 Cash and bank balances in subsidiaries acquired (4,139) Cash outflow on acquisition of the subsidiary (note) 4,488,410 Total purchase consideration: – Cash paid during the period 909,000 Net book value of net assets acquired shown as above (7,423) Adjustment to the carrying amount of deposits for land acquisition 901,577 Note: The amount due to an immediate holding company of RMB3,583,549,000 was settled by the Group as part of the purchase consideration during the period ended 30 June 2014. The Group regarded this land acquisition through acquisition of a subsidiary and its related net cash outflow of RMB4,488,410,000 as cash used in operations. (b) Partial disposal of interests in subsidiaries without loss of control For the period ended 30 June 2014, the Group partially disposed its issued share capital of certain subsidiaries, at a total consideration of RMB1,998,820,000 to certain independent third parties. As such, the Group recognised an increase in non-controlling interests of RMB1,997,182,000 and an increase in capital reserve of RMB1,638,000. For the period ended 30 June 2013, the Group partially disposed its 9% issued share capital of a subsidiary of the Group, at a consideration of RMB1,800,000 to an independent third party. As such, the Group recognised an increase in non-controlling interests of RMB1,741,000 and an increase in capital reserve of RMB59,000. 70 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-71

Notes to the Condensed Consolidated Interim Financial Information (continued) 25 ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES (Continued) (c) Disposal of interests in subsidiaries For the period ended 30 June 2014, the Group disposed its entire interests in certain subsidiaries of the Group. Certain of these subsidiaries solely held prepayments for proposed development projects, properties under development or completed held for sale in the PRC. These companies did not operate any business prior to these disposals. Therefore, the Group regarded these disposals as sales of properties and their related net cash inflow of RMB1,934,195,000 as cash generated from operations. For the period ended 30 June 2013, the Group disposed its entire interests in certain subsidiaries of the Group. These subsidiaries did not operate any business prior to these disposals. Therefore, the Group regarded these disposals as sales of properties and their related net cash inflow of RMB9,595,000 as cash generated from operations. (d) Deemed partial disposal of interests in a subsidiary without loss of control For the period ended 30 June 2013, an independent third party has injected capital into a subsidiary of the Group for a total consideration of RMB190,000,000. As a results, the Group’s shareholding of the subsidiary was diluted but without loss of the control. The difference of RMB1,203,000 between the carrying amount of non-controlling interests deemed disposed of and the capital injected was credited as capital reserve in the equity. (e) Effect of the changes in ownership interests in subsidiaries without change of control on equity Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Changes in equity attributable to equity holders of the Company arising from: – Partial disposal of interests in subsidiaries without loss of control 1,638 59 – Deemed partial disposal of interests in a subsidiary without loss of control – 1,203 Net effect for changes in ownership interests in subsidiaries without change of control on equity attributable to equity holders of the Company 1,638 1,262 Interim Report 2014 KAISA GROUP HOLDINGS LTD. 71

App.16-72

Notes to the Condensed Consolidated Interim Financial Information (continued) 26 SHARE OPTION Share Option Scheme Pursuant to the shareholders’ resolution passed on 22 November 2009, a post-IPO share option scheme (“Share Option Scheme”) was conditionally adopted. Pursuant to the terms of the Share Option Scheme, the Company may grant options at its discretion, to any eligible person (including directors, employees, officers of any member of the Group, advisers, consultants, suppliers, agents and customers of any members of the Group). The maximum number of shares which may be issued upon exercise of all options (the “Share Option”) granted and yet to be exercised under the Share Option Scheme or any other share option schemes adopted by the Company must not exceed 30% of the Company’s shares in issue from time to time. No options may be granted under the Share Option Scheme after 10 years since the adoption. The vesting periods, exercise periods and vesting conditions may be specified by the Company at the time of the grant, and the options expire no later than 10 years from the relevant date of grant. The exercise price of the option under the Share Option Scheme shall be no less than the highest of (i) the official closing price of the Company’s shares as stated in the daily quotation sheet issued by the Stock Exchange on the date of grant; (ii) the average of the official closing price of the Company’s shares as stated in the daily quotation sheets issued by the Stock Exchange for the five Stock Exchange business days immediately preceding the date of grant; (iii) the nominal value of a share of the Company. Details of the movement of the share options under Share Option Scheme are as follows: Unaudited 30 June 2014 30 June 2013 Weighted Weighted average average exercise exercise price in HK$ price in HK$ per share Number per share Number At 1 January 1.747 387,187,000 1.731 467,230,000 Granted during the period 2.61 11,000,000 – –Exercised during the period 1.752 (50,783,000) 1.945 (8,385,000) Forfeited during the period 1.598 (32,944,000) 1.646 (35,676,000) At 30 June 1.792 314,460,000 1.734 423,169,000 As at 30 June 2014, 128,280,000 (30 June 2013: 125,759,000) outstanding options granted under the Share Option Scheme were exercisable (note). 72 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-73

Notes to the Condensed Consolidated Interim Financial Information (continued) 26 SHARE OPTION (Continued) Share Option Scheme (Continued) Note: Terms of share options at the condensed consolidated interim balance sheet date were as follows: Exercise price Number of share options Exercise period Per share 30 June 30 June (HK$) 2014 2013 10/6/2010–9/6/2015 3.105 8,250,000 8,250,000 30/3/2011–29/3/2016 3.105 8,250,000 8,250,000 24/4/2012–23/4/2017 3.105 8,500,000 8,500,000 23/7/2011–22/7/2020 2.000 12,129,000 22,075,000 23/7/2012–22/7/2020 2.000 13,175,000 23,080,000 23/7/2013–22/7/2020 2.000 13,752,000 24,230,000 23/7/2014–22/7/2020 2.000 19,970,000 24,230,000 23/7/2015–22/7/2020 2.000 19,970,000 24,230,000 6/6/2013–5/6/2022 1.500 20,130,000 55,604,000 6/6/2014–5/6/2022 1.500 44,094,000 56,180,000 6/6/2015–5/6/2022 1.500 45,080,000 56,180,000 6/6/2016–5/6/2022 1.500 45,080,000 56,180,000 6/6/2017–5/6/2022 1.500 45,080,000 56,180,000 21/2/2015–20/2/2024 2.610 2,200,000 –21/2/2016–20/2/2024 2.610 2,200,000 –21/2/2017–20/2/2024 2.610 2,200,000 –21/2/2018–20/2/2024 2.610 2,200,000 –21/2/2019–20/2/2024 2.610 2,200,000 – 314,460,000 423,169,000 The Company offered to grant Dr. Tam Lai Ling (the “March 2010 Grant”); and several directors and employees (the “July 2010 Grant”) of 25,000,000 and 179,750,000 share options respectively of HK$0.10 each in the capital of the Company on 23 March 2010 and 23 July 2010 respectively. During 2012, the Company further offered to grant several directors and employees (the “June 2012 Grant”) of 326,790,000 shares respectively of HK$0.10 each in the capital of the Company on 6 June 2012. During six months ended 30 June 2014, the Company offered to grant an employee and a consultant (the “February 2014 Grant”) total of 11,000,000 share options of HK$0.10 each in the capital of the Company on 21 February 2014. The valuation was based on a Binomial Model with the following data and assumptions: March 2010 July 2010 June 2012 February 2014 Grant Grant Grant Grant Fair value under binomial model HK$22,355,000 HK$142,362,000 HK$198,688,000 HK$8,514,000 Closing share price at grant date HK$2.56 HK$1.71 HK$1.39 HK$2.60 Exercise price HK$3.105 HK$2.00 HK$1.50 HK$2.61 Annual risk free interest rate 1.82%-2.33% 2.29% 1.04% 2.30% Expected option life 5–7 years 10 years 10 years 10 years Expected divided yield nil nil nil 6.0% Interim Report 2014 KAISA GROUP HOLDINGS LTD. 73

App.16-74

Notes to the Condensed Consolidated Interim Financial Information (continued) 26 SHARE OPTION (Continued) Share Option Scheme (Continued) The volatility of the share price of the Company was determined based on the movement of the share price during the year of grants. The volatility rates were 45%, 44% and 40% per annum for 2014, 2012 and 2010 respectively. 27 RELATED PARTY TRANSACTIONS (a) Name and relationship with related parties Controlling shareholders Mr. Kwok Chun Wai and Mr. Kwok Ying Shing (b) Purchasing of services Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Rental expenses (note) 917 813 Note: This represents payment of rental expenses for various office premises to controlling shareholders Mr. Kwok Chun Wai and Mr. Kwok Ying Shing. The rental expenses paid during the period was determined at prevailing market rate of respective office premises. (c) Key management compensation Unaudited Six months ended 30 June 2014 2013 RMB’000 RMB’000 Salaries and other short-term employee benefits 14,531 14,090 Retirement scheme contributions 218 169 Share option benefits 759 12,060 15,508 26,139 74 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-75

OTHER INFORMATION CORPORATE GOVERNANCE The Company is committed to the establishment of stringent corporate governance practices and procedures with a view to enhancing investor confidence and the Company’s accountability and transparency. The Company strives to maintain a high standard of corporate governance. For the six months ended 30 June 2014, the Board is of the view that, the Company has complied with the code provisions on the Corporate Governance Code (“CG Code”) as set out in Appendix 14 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). CHANGES OF BOARD COMPOSITION AND UPDATED INFORMATION REGARDING THE DIRECTORS Pursuant to Rule 3.10A of the Listing Rules, the independent non-executive directors of a listed issuer must represent at least one-third of the board of directors. Upon the appointment of Ms. Chen Shaohuan as a non-executive director of the Company on 26 December 2013, the Board comprised of 10 directors including six executive directors, one non-executive director and three independent non-executive directors. As a result, the number of independent non-executive directors of the Company fell below one-third of the Board as required under Rule 3.10A of the Listing Rules for the period from 26 December 2013 to 3 April 2014. Upon the resignation of Mr. Chen Gengxian as an executive director on 4 April 2014, the Company has been in compliance with Rule 3.10A of the Listing Rules since then. Saved for disclosed above, there was no change to any of the information required to be disclosed pursuant to (e) and (g) of Rule 13.51(2) of the Listing Rules. AUDIT COMMITTEE The Audit Committee assists the Board in providing an independent review of the effectiveness of the financial reporting process, internal control and risk management systems of the Group, overseeing the audit process and performing other duties and responsibilities as may be assigned by the Board from time to time. The members of the Audit Committee are all of the independent non-executive directors of the Company, namely Mr. Rao Yong, Mr. Zhang Yizhao and Mr. Fok Hei Yu. Mr. Rao Yong is the Chairman of the Audit Committee. REVIEW OF INTERIM RESULTS The Audit Committee has reviewed the Group’s interim report 2014. In addition, the independent auditor of the Company, PricewaterhouseCoopers, has reviewed the unaudited interim results for the six months ended 30 June 2014 in accordance with Hong Kong Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. Interim Report 2014 KAISA GROUP HOLDINGS LTD. 75

App.16-76

Other Information (continued) MODEL CODE FOR SECURITIES TRANSACTIONS The Company has adopted the Model Code for Securities Transactions by Directors of Listed Issuers (the “Model Code”) set out in Appendix 10 to the Listing Rules as the code for dealing in securities of the Company by the Directors. The Company made specific enquiry of all Directors who confirmed that they have complied with the Model Code during the six months ended 30 June 2014. Relevant employees who are likely to be in possession of unpublished inside information of the Group are also subject to compliance with written guidelines on no less exacting terms than the Model Code for six months ended 30 June 2014. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Save as disclosed in this report, during the six months ended 30 June 2014, neither the Company nor any of its subsidiaries had purchased, sold or redeemed any of the Company’s listing securities. INTERIM DIVIDEND The Board has resolved not to declare any interim dividend for the six months ended 30 June 2014 (30 June 2013: Nil). 76 KAISA GROUP HOLDINGS LTD. Interim Report 2014

App.16-77

APPENDIX 17 LISTS OF ALL SUBSIDIARY GUARANTORS AND SUBSIDIARY PLEDGORS

List of all Subsidiary Guarantors

(Data from 12th Supplement to Intercreditor Agreement)

1	BVI	Chang Ye Investment Company Limited

2	BVI	Da Hua Investment Company Limited

3	BVI	Dong Chang Investment Company Limited

4	BVI	Dong Sheng Investment Company Limited

5	BVI	Guang Feng Investment Company Limited

6	BVI	Heng Chang Investment Company Limited

7	BVI	Jie Feng Investment Company Limited

8	BVI	Jin Chang Investment Company Limited

9	BVI	Rong Hui Investment Company Limited

10	BVI	Rui Jing Investment Company Limited

11	BVI	Tai He Xiang Investment Company Limited

12	BVI	Xie Mao Investment Company Limited

13	BVI	Ye Chang Investment Company Limited

14	BVI	Zheng Zhong Tian Investment Company Limited

15	BVI	Tai He Sheng Investment Company Limited

16	BVI	Tai An Da Investment Company Limited

17	BVI	Tai Chang Jian Investment Company Limited

18	BVI	Tai Chong Fa Investment Company Limited

19	BVI	Tai Chong Li Investment Company Limited

20	BVI	Bakai Investments Limited

21	BVI	Yifa Trading Limited

22	BVI	Advance Guard Investments Limited

23	BVI	Victor Select Limited

24	BVI	Central Broad Limited

25	BVI	Guo Cheng Investments Limited

26	BVI	Ri Xiang Investments Limited

27	BVI	Yin Jia Investments Limited

28	Hong Kong	Kaisa Investment Consulting Limited

29	Hong Kong	Cornwell Holdings (Hong Kong) Limited

30	Hong Kong	Goldenform Company Limited

31	Hong Kong	Hong Kong Jililong Industry Co., Limited

32	Hong Kong	Kaisa Holdings Limited

33	Hong Kong	Leisure Land Hotel Management (China) Limited

34	Hong Kong	Regal Silver Manufacturing Limited

35	Hong Kong	Success Take International Limited

36	Hong Kong	Woodland Height Holdings Limited

37	Hong Kong	Yi Qing Investment Company Limited

38	Hong Kong	Yong Rui Xiang Investment Company Limited

39	Hong Kong	Zhan Zheng Consulting Company Limited

40	Hong Kong	Kaisa Investment (China) Limited

App.17-1

41	Hong Kong	Wan Rui Fa Investment Company Limited

42	Hong Kong	Wan Rui Chang Investment Company Limited

43	Hong Kong	Wan Tai Chang Investment Company Limited

44	Hong Kong	Wan Jin Chang Investment Company Limited

45	Hong Kong	Multi-Shiner Limited

46	Hong Kong	Hong Kong Kaisa Industry Co., Limited

47	Hong Kong	Bakai Investments (Hong Kong) Limited

48	Hong Kong	Topway Asia Group Limited

49	Hong Kong	Kaisa Finance Holdings Limited

50	Hong Kong	Hong Kong Kaisa Trading Limited

51	Hong Kong	Hong Kong Wanyuchang Trading Limited

52	Hong Kong	Hong Kong Zhaoruijing Trading Limited

53	Hong Kong	Profit Victor Investments (Hong Kong) Limited

54	Hong Kong	Central Broad (Hong Kong) Investment Limited

55	Hong Kong	Guo Cheng (Hong Kong) Investment Limited

56	Hong Kong	Ri Xiang (Hong Kong) Investment Limited

57	Hong Kong	Yin Jia (Hong Kong) Investment Limited

58	BVI	Jet Smart Global Development Limited

59	BVI	Apex Walk Limited

60	BVI	Vast Wave Limited

61	BVI	Xian Zhang Limited

62	Hong Kong	Rich Tech Hong Kong Investment Limited

63	Hong Kong	Apex Walk (Hong Kong) Limited

64	Hong Kong	Vast Wave (Hong Kong) Limited

65	Hong Kong	Xian Zhang (Hong Kong) Limited

66	BVI	Fulbright Financial Group (Enterprise) Limited

67	BVI	Fulbright Financial Group (Development) Limited

68	Hong Kong	Fulbright Financial Group (Hong Kong) Limited

App.17-2

List of all Subsidiary Guarantor Pledgers

(Data from 12th Supplement to Intercreditor Agreement)

1	BVI	Rui Jing Investment Company Limited

2	BVI	Jie Feng Investment Company Limited

3	BVI	Tai Chong Fa Investment Company Limited

4	BVI	Tai Chong Li Investment Company Limited

5	BVI	Jet Smart Global Development Limited

6	BVI	Chang Ye Investment Company Limited

7	Hong Kong	Kaisa Holdings Limited

8	BVI	Bakai Investments Limited

9	BVI	Tai He Sheng Investment Company Limited

10	BVI	Yifa Trading Limited

11	BVI	Tai An Da Investment Company Limited

12	BVI	Fulbright Financial Group (Enterprise) Limited

13	BVI	Fulbright Financial Group (Development) Limited

14	BVI	Tai Chang Jian Investment Company Limited

15	BVI	Jin Chang Investment Company Limited

16	BVI	Heng Chang Investment Company Limited

17	BVI	Zheng Zhong Tian Investment Company Limited

18	BVI	Da Hua Investment Company Limited

19	BVI	Tai He Xiang Investment Company Limited

20	BVI	Rong Hui Investment Company Limited

21	BVI	Guang Feng Investment Company Limited

22	BVI	Dong Chang Investment Company Limited

23	BVI	Dong Sheng Investment Company Limited

24	BVI	Xian Zhang Limited

25	BVI	Vast Wave Limited

26	BVI	Apex Walk Limited

27	BVI	Central Broad Limited

28	BVI	Guo Cheng Investments Limited

29	BVI	Ri Xiang Investments Limited

30	BVI	Yin Jia Investments Limited

31	BVI	Ye Chang Investment Company Limited

32	BVI	Xie Mao Investment Company Limited

App.17-3

APPENDIX 18

CORPORATE STRUCTURE CHART

[Filed Separately]

App.18-1

APPENDIX 19

SUMMARY OF MATERIAL CONTRACTS

No.	Group Entity	Counter Party	Description	Date	Amount (RMB: in millions)	Interest
1.	Baoji Crafts (Shenzhen) Co., Ltd.	Bank of China Limited Shenzhen Branch	Entrusted Loan Agreement	N/A	400	5.9% - 6.75% per annum

2.	Baoji Crafts (Shenzhen) Co., Ltd.	China Fortune International Trust Co., Ltd.	Equity Transfer and Repurchase Agreement	8/1/2014	500	N/A

3.	Baoji Crafts (Shenzhen) Co., Ltd.	Bank of Communications Shenzhen Yannan Branch	Fixed Asset Loan Agreement	3/14/2014	300	Floating interest rate 25% above the benchmark interest rate of the People’s Bank of China

4.	Baoji Crafts (Shenzhen) Co., Ltd.	China CITIC Bank Shenzhen Branch	Fixed Asset Loan Agreement	8/26/2014	700	Floating interest rate 30% above the benchmark interest rate of the People’s Bank of China

5.	Baoji Crafts (Shenzhen) Co., Ltd.	Bank of China Limited Shenzhen Branch	Fixed Asset Loan Agreement	N/A	1,400	N/A

6.	Shenzhen Dapeng Kaisa Property Development Co., Ltd	China Zheshang Bank Co., Ltd. Shenzhen Branch	Fixed Asset Loan Agreements	4/7/2013; 5/20/2013	80; 80	Floating interest rate 0% above the benchmark interest rate of the People’s Bank of China

7.	Shenzhen Dapeng Kaisa Property Development Co.	Bank of China Limited Shenzhen Branch	Fixed Asset Loan Agreement	4/25/2013	240	Floating interest rate 15% above the benchmark interest rate of the People’s Bank of China

8.	Shenzhen Dapeng Kaisa Property Development Co.	China Railway Trust Co., Ltd.	Trust Loan Agreement	N/A	700	9.5% per annum

App.19-1

9.	Shenzhen Dapeng Kaisa Property Development Co.	Xiamen International Trust Co., Ltd.	Loan Agreement	24/9/2013	180	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

10.	Shenzhen Guanyang Real Estate Co., Ltd.	China Securities Co., Ltd.	Entrusted Loan Agreement	5/16/2014	3,000	10% per annum

11.	Shenzhen Zhengchangtai Investment Consulting Co., Ltd.	China Industrial International Trust Limited	Loan Agreement	N/A	500	9.50% per annum

12.	Kaisa Group (Shenzhen) Co., Ltd	China Cinda Asset Management Co., Ltd. Shenzhen Branch	Debt Acquisition Agreement	12/17/2013	998	11.4% per annum

13.	Shenzhen Golden Bay Resort Co., Ltd.	Industrial Bank Co., Ltd Shenzhen Branch	Entrusted Loan Agreement	11/29/2013	700	9.15% per annum

14.	Shenzhen Yuefeng Investment Co., Ltd.	Agriculture Bank of China Shenzhen Branch	Loan Agreement	11/29/2013	201	Floating interest rate 10% above the Benchmark interest rate of the People’s Bank of China

15.	Shenzhen Yuefeng Investment Co., Ltd.	Xinyuan Assets Management Co., Ltd.	Project Return Right Transfer and Repurchase Agreement	N/A	400	7.16% - 7.56% per annum

16.	Shenzhen Yuefeng Investment Co., Ltd.	China CITIC Bank Shenzhen Branch	Fixed Asset Loan Agreement	1/17/2014	250	Floating interest rate 18% above the benchmark interest rate of the People’s Bank of China

17.	Shenzhen Yuefeng Investment Co., Ltd.	China Merchants Bank Shenzhen Jinzhonghuan Branch	Fixed Asset Loan Agreement	1/2/2014	200	Interest rate same as the benchmark interest rate of the People’s Bank of China

18.	Shenzhen Yuefeng Investment Co., Ltd.	Bank of China Shenzhen Branch	Fixed Asset Loan Agreement	1/10/2014	400	Floating interest rate 15% above the benchmark interest rate of the People’s Bank of China

19.	Shenzhen Jililong Shiye Co., Ltd.	Bank of China Limited Shenzhen Branch	RMB loan Agreement	8/8/2009	300	Floating interest rate 5% below the benchmark interest rate of the People’s Bank of China

App.19-2

20.	Guangdong Kaisa Property Development Co., Ltd.	Guangzhou Securities Co., Ltd.	Accounts Receivable Right Transfer and Repurchase Agreement	9/30/2013	500	7.6% per annum

21.	Guangzhou Jinmao Property Development Co., Ltd.	Pingan Bank Co., Ltd. Guangzhou Branch	Loan Agreement	N/A	770	Floating interest rate 5% above the benchmark interest rate of the People’s Bank of China

22.	Guangzhou Jiayu Property Development Co., Ltd.	China Cinda Asset Management Co., Ltd. Guangdong Province Branch	Debt Acquisition Agreement	7/18/2013	1,769	N/A

23.	Guangzhou Jiayu Property Development Co., Ltd.	Guangzhou Securities Co., Ltd.	Entrusted Loan Agreement	4/30/2014	1,500	8.95% - 24.00% per annum

24.	Guangzhou Zhaochang Property Development Co., Ltd.	Minmetals International Trust Co., Ltd.	Capital injection agreement and Shareholders Loan Agreement	N/A	3,600	9.7% per annum

25.	Zhuhai Zhanda Property Development Co., Ltd.	Shenzhen Pingan-UOB Wealthtone Asset Management Company Limited	Entrusted Loan Agreement	N/A	351.96	11% per annum

26.	Zhuhai Kaisa Property Development Co., Ltd.	Bank of China Limited Zhuhai Branch	Fixed Asset Loan Agreement	12/17/2012	320	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

27.	Huizhou Jinhu Property Development Co., Ltd.	The Bank of East Asia (China) Limited Shenzhen Branch	RMB Mortgage Loan Agreement	8/21/2014	480	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

28.	Boluo Kaisa Property Development Co., Ltd.	First Capital Securities Holdings Co., Ltd.	Entrusted Loan Agreement	3/22/2013	300	6.3% per annum

App.19-3

29.	Kaisa Commerce Group Co., Ltd.	HuaChong Securities	Entrusted Loan Agreement	5/22/2014	200	6.3% - 6.85% per annum

30.	Kaisa Commerce Group Co., Ltd.	Ping An Trust Co., Ltd.	Trust Loan Agreement	N/A	2,510	10% per annum

31.	Kaisa Commerce Group Co., Ltd.	Huaxia Bank Holdings. Co., Ltd. Shenzhen Buji Branch	Entrusted Loan Agreement	7/15/2014	120	7.8% per annum

32.	Shanghai Chengwan Zhaoye Property Co., Ltd.	Penghua Capital Co., Ltd.	Cooperation Framework Agreement	November 2014	244.3	11% per annum

33.	Shanghai Jiawan Zhaoye Property Co., Ltd.	Bank of China Limited Shanghai Qingpu Branch	Fixed Assets Loan Agreement	12/3/2013	670	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

34.	Shanghai Chengwan Zhaoye Property Co., Ltd.	Bank of China Limited Shanghai Qingpu Branch	Loan Agreement	N/A	700	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

35.	Shanghai Xinwan Investment Development Co., Ltd.	Huitianfu Capital Management Co., Ltd.	Equity Transfer Agreement; Equity Repurchase Agreement	7/16/2013	600	N/A

36.	Shanghai Yingwan Zhaoye Property Development Ltd.	Huaneng Guicheng Trust Corporation Ltd.	Loan Agreement	August 2013	1,175.5	11% per annum

37.	Hangxilongye Property (Hangzhou) Co., Ltd.	Shanghai AJ Trust Co., Ltd.	Shareholders Loan Agreement	1/15/2014	652	11.81% per annum

38.	Zhejiang Wufeng Zhiye Co., Ltd.	Bank of China Limited Zhejiang Province Branch	Fixed Asset Loan Agreement	4/26/2012	350	Floating interest rate 30% above the benchmark interest rate of the People’s Bank of China

App.19-4

39.	Nanjin Aoxin Property Development Co., Ltd.	Shenzhen Pingan-UOB Huitong Wealth Management Co., Ltd.; Daxinganling Rural Commercial Bank Co., Ltd.	Cooperation Framework Agreement; Entrusted Loan Agreement; Equity Transfer and Purchase Agreement	6/12/2014	2,998	8% per annum

40.	Taizhou Kaisa Jiangshan Property Development Co., Ltd	Industrial Bank Co., Ltd. Taizhou Branch	Project Financing Loan Agreement	N/A	210	Floating interest rate 15% above the benchmark interest rate of the People’s Bank of China

41.	Jiangyin Binjiangyayuan Property Development Co., Ltd	Wuxi Risheng Entrepreneurship Investment Centre (Limited Partnership)	Cooperation Framework Agreement; Shareholders Loan Agreement	10/28/2013	600.4	8.6% per annum

42.	Hunan Mingtai Zhiye Development Co., Ltd	Bank of China Limited Changsha Songguiyuan Branch	Fixed Loan Agreement	3/19/2013	250	Floating interest rate 15% above the benchmark interest rate of the People’s Bank of China

43.	Hunan Daye Property Development Co., Ltd.	China Foreign Economy and Trade Trust Co., Ltd.	Cooperation Agreement; Capital Injection Agreement; Credit Assignment Agreement; Repayment Agreement	4/1/2014	900	10.2% per annum

44.	Zhuzhou Kaisa Zhiye Co., Ltd.	Industrial Bank Co., Ltd. Zhuzhou Branch	Project Financing Loan Agreement	N/A	191	Floating interest rate 30% above the benchmark interest rate of the People’s Bank of China

App.19-5

45.	Wuhan Kaisa Investment Co., Ltd.; Kaisa (Wuhan) Property Co., Ltd.	China Cinda Asset Management Co., Ltd. Hubei Province Branch	Debt Restructuring Agreement; Debt Acquisition Agreement	12/5/2012	587.2	N/A

46.	Wuhan Junhui Property Development Co., Ltd.	China Cinda Asset Management Co., Ltd. Hubei Province Branch	Debt Restructuring Agreement; Debt Acquisition Agreement	12/2/2013	490	N/A

47.	Chongqing Kaisa Property Development Co., Ltd.	Penghua Assets Management (Shenzhen) Co., Ltd	Cooperation Framework Agreement; Entrusted Loan Agreement	7/1/2014	900	11% per annum

48.	Kaisa Group (Shenzhen) Co., Ltd.	China Cinda Asset Management Co., Ltd. Liaoning Branch	Creditor’s Rights Acquisition Agreement; Debt Restructuring Agreement	5/27/2013	590	N/A

49.	Dalian Kaisa Commerce Operation Management Co., Ltd.	Industrial and Commercial Bank of China Co., Ltd. Dalian Development Zone Branch	Fixed Asset Financing Loan Agreement	7/12/2013	600	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

50.	Dalian Huapu Zhiye Co., Ltd.	China Everbright Bank Co., Ltd. Dalian Economic and Technological Development Zone Branch	Fixed Asset and Project Financing Loan Agreement	11/1/2013	400	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

51.	Dalian Huapu Zhiye Co., Ltd.	China Everbright Bank Co., Ltd. Dalian Economic and Technological Development Zone Branch	Fixed asset and Project Financing Loan Agreement	11/24/2014	300	Floating interest rate 15% above the benchmark interest rate of the People’s Bank of China

52.	Dalian Huapu Zhiye Co., Ltd.	Ping An Trust Co., Ltd.	Cooperation Framework Agreement and Trust Loan Agreement	7/1/2014	1,000	11.5% per annum

App.19-6

53.	Kaisa Xindu Zhiye (Qingdao) Co., Ltd.	China Everbright Bank Co., Ltd. Qingdao Branch	Fixed asset and Project Financing Loan Agreement	12/16/2013	600	Floating interest rate 10% above benchmark interest rate of the People’s Bank of China

54.	Kaisa Xindu Zhiye (Qingdao) Co., Ltd.	Shenzhen Jiayinjinfeng Property Investment Centre (Limited Partnership)	Investment Agreement relating to the Qingdao Lake View Place Project	N/A	1,200	11% per annum

55.	Wan Jin Chang Investment Limited	Industrial and Commercial Bank of China Co., Ltd. Paris Branch	Loan Contract	N/A	USD25	Floating interest rate of 3-month LIBOR + 3.2%

56.	Wan Jin Chang Investment Limited	Industrial and Commercial Bank of China Co., Ltd. Paris Branch	Loan Contract	N/A	USD40	Floating interest rate of 3-month LIBOR + 2.7%

57.	Wan Jin Chang Investment Limited	Industrial and Commercial Bank of China Co., Ltd. Paris Branch	Loan Contract	N/A	USD35	Floating interest rate of 3-month LIBOR + 3.3%

58.	Hong Kong Kaisa Industry Company Limited	Industrial and Commercial Bank of China (Asia) Limited	Facility Agreement	3/2/2011	USD59.5	Floating interest rate of 3.2% per annum over LIBOR

59.	Kaisa Group (Shenzhen) Co., Ltd.	China Construction Shenzhen Branch	Fixed Assets Loan Agreement	Jan 2014	830	Floating interest rate ranged from 5% below to 60% above the benchmark interest rate of the People’s Bank of China

60.	Kaisa Xindu Zhiye (Qingdao) Co., Ltd.	China Everbright Bank (Qingdao Branch)	Entrusted Loan Agreement	30/10/2013	12	6.15% per annum

61.	Kaisa Group Holdings Ltd.	Hongkong and Shanghai Banking Corporation Ltd.	Facility Agreement	02/08/2013	HKD400	4.63% p.a. over HIBOR

62.	Kaisa Group Holdings Ltd.	Hongkong and Shanghai Banking Corporation Ltd.	Facility Letter	26/05/2014	HKD400	2.35% p.a. over HIBOR

63.	Kaisa Group Holdings Ltd.	Industrial and Commercial Bank of China	Facility Agreement	02/09/2013	HKD250	4.5% p.a. over HIBOR

App.19-7

64.	Kaisa Group Holdings Ltd.	Citicorp International Limited	Trust Deed	20/12/2010	1,500	8% per annum (the Convertible Bond)

65.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2017 Indenture	18/09/2012	USD250	12.875% per annum (2017 Notes)

66.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2020 Indenture	08/01/2013	USD500	10.25% per annum (2020 Notes)

67.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2016 Indenture	19/03/2013	USD550	8.875% per annum (2018 Notes)

68.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2016 Indenture	13/01/2014	USD250	8.875% per annum (2018Notes)

69.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2016 Indenture	22/04/2013	1,800	6.875% per annum (2016 Notes)

70.	Kaisa Group Holdings Ltd.	Citicorp International Limited	2019 Indenture	06/06/2014	USD400	9.00% per annum (2019 Notes)

71.	Kaisa Property (Hangzhou) Co., Ltd.	Shenzhen JiaXuanWenYing Investment Partnership Enterprise (Limited Partnership)	Investment Agreement relating to Hangzhou Monarch Residence Project	13/06/2013	404	N/A

72.	Kaisa Group (Shenzhen) Co., Ltd.; Kaisa Property (Liaoling) Co., Ltd	China Foreign Economy and Trade Trust Co., Ltd	Trust Loan Agreement	19/11/2013	1,000	10% per annum

73.	Huizhou Weitong Property Co., Ltd	China Resources SZITIC Trust Co., Ltd	Loan Agreement	26/03/2013	300	9.5% per annum

74.	Guangdong Kaisa Property Development Co., Ltd.	Huabao Trust Co., Ltd	Capital Injection Agreement and Share Transfer Agreement	25/10/2013	380	10.4% per annum

75.	Guangzhou Yaxiang Property Development Co., Ltd	China Credit Trust Co., Ltd	Cooperation Agreement	N/A	450	10% - 11% per annum

App.19-8

76.	Kaisa Zhiye Development (Shenzhen) Co., Ltd.; Kaisa Group (Shenzhen) Co., Ltd.	Tianjin Haocheng Co., Ltd	Cooperation Framework Agreement	20/10/2014	700	N/A

77.	Shenzhen Longgang Kaisa Property Development Co., Ltd.; Kaisa Group (Shenzhen) Co., Ltd.	Tianjin Mincai Technology Development Co., Ltd.	Cooperation Framework Agreement	20/10/2014	500	N/A

78.	Kaisa Group (Shenzhen) Co., Ltd.	Shenzhen Funde Resources Investment Holding Company Limited	Loan Agreement	19/12/2014	1,500	12% per annum

79.	Kaisa Group (Shenzhen) Co., Ltd.	Shenzhen Funde Resources Investment Holding Company Limited	Loan Agreement	7/4/2015	1,377	12% per annum

80.	Guangzhou Jiarui Property Development Co., Ltd.	Guangzhou Securities Co., Ltd.	Entrusted Loan Agreement	30/04/2014	600	8.95% - 24% per annum

81.	Chengdu JinXinRui Property Development Co., Ltd.	Shenzhen JinXinRui Investment Co. Ltd.	Agreement	10/12/2014	113.77	N/A

82.	Chengdu DingChengDa Property Development Co., Ltd	Shenzhen DingChengDa Trading Co., Ltd.	Agreement	10/12/2014	156.12	N/A

83.	Suzhou Kaisa Property Development Co., Ltd	China Resources SZITIC Trust Co., Ltd.	Cooperation Agreement	08/05/2014	600	10.5% - 12% per annum

84.	Suzhou Kaisa Shangpin Property Development Co., Ltd	China Resources SZITIC Trust Co., Ltd.	Cooperation Agreement	08/05/2014	400	10.5% - 12% per annum

85.	Kaisa Group (Shenzhen) Co., Ltd.	Bank of Ningbo	Bills Discounting Cooperation Agreement	02/01/2014	250	Discount rate of 0.692% per month

App.19-9

86.	Baoji Crafts (Shenzhen) Co., Ltd	Industrial and Commercial Bank of China (Shenzhen Shendong Sub-branch)	Real Estate loan agreement	24/09/2014	1,000	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

87.	Chongqing Kaisa Property Development Co., Ltd.	Penghua Asset Management (Shenzhen) Co., Ltd.	Entrusted Loan Agreement	N/A	600	11% per annum

88.	Chongqing Kaisa Property Development Co., Ltd.	Pingan Bank (Chongqing Branch)	Fixed Assets Loan Agreement	17/06/2015	442	Floating interest rate 25% above the benchmark interest rate of the People’s Bank of China

89.	Baoji Crafts (Shenzhen) Co., Ltd.	China Construction Bank (Shenzhen Branch)	Fixed Assets Loan Agreement	30/07/2015	1,275	Floating interest rate ranged from 10% below up to 60% above the benchmark interest rate of the People’s Bank of China

90.	Shenzhen TaiJian Construction Engineering Co., Ltd	Hua Xia Bank Shenzhen Buji Branch	Liquid Fund Loan Agreement	29/06/2015	8.7	5.1%per annum

91.	Guangzhou Jiarui Property Development Co., Ltd.	Bank of China (Chengdu Pengzhou Sub-Branch)	Loan Agreement	15/09/2015	800	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

92.	Guangzhou Zhaochang Property Development Co., Ltd.	Bank of China (Guangzhou Yuexiu Sub-Branch)	Fixed Assets Loan Agreement	29/09/2015	3,900	Floating interest rate 20% above the benchmark interest rate of the People’s Bank of China

93.	Shanghai Yingwan Zhaoye Property Development Ltd.	Bank of China (Shanghai Branch Bank of China Building Sub-Branch)	RMB Entrusted Loan Agreement	15/09/2015	1,250.12	11% per annum

94.	Shanghai Rongwan Zhaoye Property Development Co., Ltd	Bank of China (Shanghai Branch Bank of China Building Sub-Branch)	Fixed Assets Loan Agreement	29/09/2015	500	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

95.	Shanghai Qingwan Zhaoye Property Development Co., Ltd.	Bank of China (Shanghai Qingpu Sub-Branch)	Fixed Assets Loan Agreement	09/09/2015	600	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

App.19-10

96.	Chengdu Tianjia Zhiye Co., Ltd.	Bank of China (Pengzhou Sub-Branch)	Loan Agreement	15/09/2015	500	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

97.	Chengdu Jinxinrui Property Development Co., Ltd.	Bank of China (Chengdu Pengzhou Sub-Branch)	Loan Agreement	15/09/2015	300	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

98.	Chengdu Jinchengjia Property Development Co., Ltd.	Bank of China (Chengdu Pengzhou Sub-Branch)	Loan Agreement	15/09/2015	500	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

99.	Shenzhen Guifangyuan Industry Co., Ltd.	Bank of China (Chengdu Pengzhou Sub-Branch)	Loan Agreement	15/09/2015	300	Floating interest rate 10% above the benchmark interest rate of the People’s Bank of China

App.19-11

Valuation Report

Kaisa Group Holdings Limited

Desk-basis Property Valuations

Valuations as at 30 September 2015

16/F, 1063 King’s Road, Quarry Bay, Hong Kong

Tel: +852 2507 0507

Fax: +852 2530 1502

Valuation Report No. F15-001144-01

App.20-1

Valuation
Report No.	:	F15-001144-01

Our Ref	:	PT/PEL/pcy

Date	:	25 February 2016

The Directors

Kaisa Group Holdings Limited

Suites 2001, 2015 to 16, 20/F

Two International Finance Centre

No. 8 Finance Street

Central

Hong Kong

Dear Sirs,

Re:	Desk-basis Property Valuations

Instructions, Purpose and Valuation date

We refer to your instructions for us to provide valuations of market value and value for sale under repossession of the properties in which Kaisa Group Holdings Limited (referred to as the “Company”) and its subsidiaries (hereinafter together referred to as the “Group”) have interests in the People’s Republic of China (the “PRC”) (as more particularly described in the attached summary of valuations) on a desk basis (without physical inspection) as at 30 September 2015 for internal referencing purpose.

Definition of Market Value

Our valuation of the each of the properties represents its Market Value. The definition of Market Value adopted in The HKIS Valuation Standards 2012 Edition follows the International Valuation Standards published by the International Valuation Standards Council (“IVSC”). Market Value is defined by the IVSC as “the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm’s length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion”.

Valuation Assumptions

Our valuations exclude an estimated price inflated or deflated by special terms or circumstances such as atypical financing, sale and leaseback arrangement, special considerations or concessions granted by anyone associated with the sale, or any element of special value.

Valuation Report No. F15-001144-01

App.20-2

Kaisa Group Holdings Limited	Valuation Date

Desk-basis Property Valuations	30 September 2015

Unless otherwise stated, in the course of our valuations of the properties in the PRC, we have assumed that transferable land use rights of the properties for their respective land use terms at nominal annual land use fee have been granted and that any premium has already been fully settled. We have relied on the advice given by the Company regarding the title to the properties and have valued the entire interest of the properties.

In valuing the properties, we have assumed that the grantees of the properties have free and uninterrupted rights to use or to assign the properties for the whole of the respective unexpired terms as granted.

No allowance has been made in our valuations for any charges, mortgages or amounts owing on the properties nor any expenses which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the properties are free from encumbrances, restrictions and outgoings of any onerous nature which could affect their values.

Method of Valuation

For completed properties, we have adopted Direct Comparison Approach by making reference to comparable sales evidence as available in the relevant market.

For properties which are held by the Group under development or for future development in the PRC, we have valued the properties on the basis that they will be developed and completed in accordance with the latest development proposal (if any) provided to us. In arriving at our opinion of value, we have adopted Direct Comparison Approach by making reference to comparable sales evidence as available in the relevant market and we have also taken into account the expended construction costs and the construction costs that will be expended to complete the development to reflect the quality of the completed development.

Source of Information

For the purpose of our valuations, we have relied on the provided information of the properties. We have relied to a very considerable extent on the information provided by you and have accepted advice provided to us on such matters as development scheme and schedule, site and floor areas and all other relevant matters. We have assumed that all the information provided by you are true and accurate and will not be held responsible for independent verification of the information.

Dimension, measurements and areas included in this summary of valuations are based on the information provided to us by the Company and are therefore only approximation. We have had no reason to doubt the truth and accuracy of the information provided to us by the Company which is material to the valuations. We were also advised that no material facts have been omitted from the information provided to us.

Valuation Report No. F15-001144-01	3/6

App.20-3

Kaisa Group Holdings Limited	Valuation Date

Desk-basis Property Valuations	30 September 2015

Discount factors for Value for Sale under Repossession

We have been instructed to provide our opinion of the value for sale under repossession which refers to the price that might reasonably be expected to realize within 2 hypothetical cases (2 months and 12 months respectively) from the sale of a property in the market under repossession by the lender or receiver, on an ‘as is’ basis, taking into account the unique quality of the properties and the existence of any specific demand as well as factors which might adversely affect the marketability of the properties due to market perception of increased risk or stigma, justified or otherwise.

Our opinion of the value for sale under repossession of the properties is derived by multiplying a discount factor to their respective market value.

In forming our opinion of discount factors for value for sale under repossession of each property, we have considered the following factors to determine the discount factors:

No.	Factor		Scenario		Scenario
1	Location, city	A1	Situated at 1st-tier city	A2	Situated at 2nd-tier city or inferior location

2	Size	B1	GFA below 100,000 sq m	B2	GFA above 100,000 sq m

3	Restrictions imposed by government or lending institutes	C1	Without restrictions imposed by government or lending institutes	C2	With restrictions imposed by government or lending institutes

Under the assumption of 2-month marketing period

Having considered the above factors and the information of these properties provided by your Company, we have mainly classified these properties in 8 scenarios and have provided our opinion of discount factors for value for sale under repossession to various scenarios as follows.

Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5	Scenario 6	Scenario 7	Scenario 8
A1	A1	A1	A1	A2	A2	A2	A2
B1	B1	B2	B2	B1	B1	B2	B2
C1	C2	C1	C2	C1	C2	C1	C2

Our opinion of discount factors for value for sale under repossession (2-month marketing period)

0.75	0.65	0.70	0.60	0.70	0.60	0.65	0.55

Valuation Report No. F15-001144-01	4/6

App.20-4

Kaisa Group Holdings Limited	Valuation Date

Desk-basis Property Valuations	30 September 2015

Under the assumption of 12-month marketing period

Having considered the above factors and the information of these properties provided by your Company, we have mainly classified these properties in 8 scenarios and have provided our opinion of discount factors for value for sale under repossession to various scenarios as follows.

Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5	Scenario 6	Scenario 7	Scenario 8
A1	A1	A1	A1	A2	A2	A2	A2
B1	B1	B2	B2	B1	B1	B2	B2
C1	C2	C1	C2	C1	C2	C1	C2

Our opinion of discount factors for value for sale under repossession (12-month marketing period)

0.85	0.75	0.80	0.70	0.80	0.70	0.75	0.65

Currency

Unless otherwise stated, all money amounts stated in our valuations are in Renminbi (“RMB”), the official currency of the PRC.

Non- publication and Caveat

Neither the whole nor any part of this letter and summary of valuations or any reference thereto may be included in any document, circular or statement without our prior written approval of the form and context in which they will appear.

Finally and in accordance with our standard practice, we must state that this letter and summary of valuations are for the use only of the party to whom they are addressed and no responsibility is accepted to any third party for the whole or any part of their contents.

We enclose herewith our summary of valuations.

Yours faithfully,

For and on behalf of

DTZ Debenham Tie Leung Limited

Philip C. Y. Tsang

Registered Professional Surveyor (General Practice)

Registered China Real Estate Appraiser

MSc, MHKIS

Director, Valuation & Advisory Services

Valuation Report No. F15-001144-01	5/6

App.20-5

Kaisa Group Holdings Limited	Valuation Date

Desk-basis Property Valuations	30 September 2015

Appendix

Summary of valuations

Valuation Report No. F15-001144-01	6/6

App.20-6

			In Chinese					In English
Serial No.	Company Code	Category	City	District	Address	Name of development	Use	City	Name of development
0	004#	PPE	深圳	羅湖区		嘉里中心	寫子樓	Shenzhen	Kerry Center
1	006#	IP	深圳	龙岗区	布吉镇深惠公路与李朗路交界	桂芳园	住宅, 商铺, 會所	Shenzhen	Shenzhen Woodland Height
2	006#	PHS	深圳	龙岗区	布沙路	可园	會所, 商業	Shenzhen	Shenzhen Mocha Town
3	013#	IP/ PPE	深圳	福田区	上步南路东、南园路北	深圳佳兆业中心	商铺	Shenzhen	Shenzhen Kaisa Center
4	004#	PHS	深圳	龙岗区	新城路与坪西路交界	深圳水岸新都	商業, 酒店, 商铺	Shenzhen	Shenzhen Lake View Place
5	083#	PHS/PPE	深圳	南山区	北环高速公路北	香瑞园项目	商铺	Shenzhen	Shenzhen Xiangrui Garden
6	021#	PHS	深圳	龙岗区	平湖街道办良安田小区平安大道	茗萃园一期会所	會所	Shenzhen	Shenzhen Mingcui Garden
7	006#	PHS	深圳	羅湖区	翠竹路	深圳金翠園	住宅	Shenzhen	Shenzhen Jincui Garden
8	024#	PHS	深圳	龙岗区	阪田街道阪田小区	深圳上品雅園	商業	Shenzhen	Shenzhen Shangpin Garden
9	028#	Land	深圳	福田区	深南大道	深圳佳兆业环球中心	综合体	Shenzhen	Shenzhen Kaisa Global Center
10	114#	PHS	深圳	龙岗区	布吉镇南门墩深惠公路布吉地铁站	深圳大都匯	住宅, 酒店	Shenzhen	Shenzhen Metro City
11	119#	PHS/PUD	深圳	龙岗区	阪雪岗大道	深圳城市廣場	商業/住宅/會所	Shenzhen	Shenzhen Kaisa City Plaza
12	020#	PHS	深圳	龙岗区	布吉龙岗大道木棉湾地铁站上盖	龙岗大道一號	商業, 住宅	Shenzhen	Shenzhen Kaisa Metropolitan Homeland
13	049#	PHS/PUD	深圳	大鹏新区	迎宾大道	深圳大鹏新城	商業	Shenzhen	Shenzhen Dapeng Kaisa Peninsula Resort
14	222#	PHS/PUD	深圳	龙岗区	阪田布龙路	深圳佳兆业悦峰花园	商業, 住宅	Shenzhen	Shenzhen Kaisa Yuefeng Garden
15	167#	Land	深圳	盐田区	明珠大道	深圳盐田山海城（盐田城市广场）	住宅	Shenzhen	Shenzhen Yantian Project
16		Land	深圳	龙岗区		深圳国际中心	综合体	Shenzhen	Shenzhen Dapeng Xiashan Project
17	420#	PHS/PUD	深圳	南山区	月亮湾大道与棉山路交汇处	深圳前海广场一期	住宅	Shenzhen	Shenzhen Kaisa Qianhai Plaza
18	103#	PPE	深圳	大鹏新区	下沙片区	深圳金沙湾酒店-326 rooms	酒店	Shenzhen	Shenzhen Jinshawan Hotel
19	014#	IP/ PPE	广州	天河区	珠江新城黄埔大道西78号	广州佳兆业广场（中石化大厦）	综合体	Guangzhou	Guangzhou Kaisa Plaza
20	303#	PUD	广州	白云区	沙太路梅花园20号地段	广州御街	住宅	Guangzhou	Guangzhou Sky Mansion
21	034#	PHS	广州	海珠区	江南大道中99号	广州君匯上品	車位	Guangzhou	Guangzhou Monarch Residence
25	345#	PUD/Land	广州	黄埔区	天河区金融城黄埔大道555号	广州城市广场二至四期	综合体	Guangzhou	Guangzhou Kaisa Magnifique Plaza
28	163#	PHS/PUD/Land	佛山	顺德区	杏坛镇中心区南区一号地块	佛山容桂金域天下	住宅, 車位	Foshan	Foshan Shunde Kaisa Golden World
31	019#	PUD	惠州	惠城区	古塘坳庙仔坑	惠州佳兆业一号花园	住宅	Huizhou	Huizhou Kaisa Mansion No. 1
32	081#	PHS/IP/PUD	惠州	惠城区	江北18号小区	惠州佳兆业中心一期	综合体	Huizhou	Huizhou Kaisa Center
33	101#	PHS/PUD/Land	惠州	博罗县	罗阳镇横坑翠梅园村委会江南地段	惠州东江新城	住宅, 車位	Huizhou	Huizhou Riverbank New Town
34	360#	Land	惠州	惠东县	稔山镇联丰村黄布角地段	惠州山海湾	住宅	Huizhou	Huizhou Huidiong Yapojiao Project
35	002#	PUD	珠海	香洲区	湾仔上沙街	珠海水岸华都花园	寫子樓	Zhuhai	Zhuhai Lake View Waldorf Garden
36	177#	PHS/PUD/Land	珠海	斗门区	斗门镇金台寺及王保水库南侧，黄杨大道北	珠海御金山花园	住宅, 車位	Zhuhai	Zhuhai Golden World
37	025#	PHS	成都	双流县	华阳镇二江寺村	君匯上品	幼兒園、會所, 車位	Chengdu	Chengdu Kaisa Monarch Residence
38	018#	PHS	成都	温江区	涌泉街办华丰村第一组及第二组	麗晶港	車位	Chengdu	Chengdu Lijing Harbour
39	051#	PPE/ PHS	成都	双流县	东升小区办事处迎春桥	成都现代城	综合体	Chengdu	Chengdu Modern Town
40	252#	PHS/PUD	成都	双流县	东升街道永福小区	成都佳兆业8号	住宅, 會所, 車位	Chengdu	Chengdu Kaisa Mansion No. 8
41	414#	PUD	成都	青羊区	文家街道办事处马厂村1、2组	成都佳兆业广场 1 to 2 期	住宅	Chengdu	Chengdu Kaisa City Plaza
42	293#	PUD	成都	温江区	公平街办太极小区六、七组	成都丽晶公馆1 to 3 期	住宅	Chengdu	Chengdu Kaisa Leading Town
43	142#	PHS	南充	顺庆区	正阳东路39号	南充佳兆业广场	商铺/車位	Nanchong	Nanchong Kaisa Plaza
44	157#	PHS/PUD	南充	顺庆区	白土坝路308号	南充君匯上品	住宅、商铺	Nanchong	Nanchong Monarch Residence
45	265#	PUD	重庆	巴南新区	龙洲湾街道	重庆佳兆业广场 1 to 2 期	住宅	Chongqing	Chongqing Kaisa Plaza
46	339#	PUD	重庆	大渡口区	八桥镇	重庆滨江新城 1 期	住宅	Chongqing	Chongqing Kaisa Bright Harbour
47	111#	PUD	沈阳	沈河区	青年大街东侧	沈阳佳兆业中心	综合体	Shenyang	Shenyang Kaisa Center
48	149#	PHS/PUD/Land	营口	老边区	渤海大街与新新路交界	营口龙湾	商業/住宅/會所	Yingkou	Yingkou Dragon Bay
49	149#	PHS/PUD/Land	营口	老边区	新东海大街南、市府路东、学府路西	营口君汇上品	商業/住宅/會所	Yingkou	Yingkou Monarch Residence
50	153#	PHS/PUD/Land	鞍山	立山区	胜利北路	鞍山水岸华府一期	住宅	Anshan	Anshan Lake View Waldorf
51	180#	Land	鞍山	高新区	鞍千路东、自由东街南	鞍山君汇上品	住宅	Anshan	Anshan Monarch Residence
52	200#	IP/ PPE/ PUD	鞍山	鐵西區	人民路	鞍山阳光大厦	商業	Anshan	Anshan Kaisa Plaza
53	166#	PHS/PUD/Land	本溪	明山区	滨河北路	本溪水岸新都— 完工部分	住宅	Benxi	Benxi Lake View Place
54	168#	PHS/PUD/Land	盘锦	兴隆台区	市府大街1号	盘锦佳兆业中心	住宅	Panjin	Panjin Kaisa Plaza
55	189#	PHS/PUD/Land	葫芦岛	东戴河新区	滨海路南侧	绥中东戴河	住宅	Huludao	Huludao Suizhong Kaisa Dongdaihe
56	179#	PUD	潍坊	坊子区	潍交路以南、白浪河水库大坝以北	潍坊金域天下	住宅	Weifang	Weifang Kaisa Golden World
57	282#	PUD	青岛	城阳区	夏庄街道中经二路东、王沙路西、白沙河南	青岛水岸新都	住宅	Qingdao	Qingdao Kaisa Lake View Place
58	197#	Land	辽阳	弓长岭区	汤河新城	辽阳项目— 辽阳佳兆业汤泉驿	综合体	Liaoyang	Liaoyang Project
59	268#	PUD/Land	丹东	振兴区	黄海大道南侧	丹东佳兆业一号	住宅	Dandong	Dandong Kaisa Mansion No. 1
60	269#	PUD	大连	中山区	东港商务区	大连佳兆业中心	综合体	Dalian	Dalian Kaisa Center
61	164#	PHS	大连	中山区	天津街271号	大连佳兆业廣場	商铺, 車位	Dalian	Dalian Kaisa Plaza
62	044#	PHS/PUD	长沙	跳马乡	金屏村	长沙水岸新都	幼兒園、會所, 車位,住宅	Changsha	Changsha Lake View Place
63	044#, 209#	PUD	长沙	芙蓉区	营盘东路	长沙佳兆业时代广场	综合体	Changsha	Changsha Kaisa Times Square
64	337#	PUD	长沙	岳麓区	梅溪湖	长沙梅溪湖J地块 3 期	住宅	Changsha	Changsha Meixi Lake Project
65	154#	PHS/PUD	株洲	天元区	栗雨中央商务区	株洲金域天下	住宅、商業, 車位	Zhuzhou	Zhuzhou Golden World
66	185#	PHS/PUD	武汉	洪山区	青菱乡青菱东路与白沙路交界	武汉金域天下一期	住宅, 車位	Wuhan	Wuhan Golden World
67	304#	PUD	武汉	汉阳区	知音大道以北、阳城西路以西	湖北佳兆业一号	综合体	Wuhan	Wuhan Kaisa Mansion No. 1
68	097#	PHS	江阴	顾山镇	新华路南、东外环路西、人民东路北	江阴水岸新都	別墅	Jiangyin	Jiangyin Lake View Place
69	116#	PHS	江阴	顾山镇	幸福大街西侧、金顾山公园南侧	江阴可园	商铺	Jiangyin	Jiangyin Gushan Mocha Town
70	108#	IP/ PHS/PUD	江阴	澄江镇	人民东路1091号	江阴佳兆业城市广场一期	综合体	Jiangyin	Jiangyin Kaisa Plaza
71	140#	PHS/PUD/Land	江阴	周莊镇	周溪东路东侧	江阴金域天下一期	综合体	Jiangyin	Jiangyin Zhouzhuang Golden World
72	158#	PHS/Land	江阴	长泾镇	东舜路南侧，兴隆路东侧	江阴水岸华府	综合体	Jiangyin	Jiangyin Changjing Lake View Waldorf
73	259#	PHS	江阴	长泾镇	通富路南，通江路西，通惠路北	江阴通惠花苑项目	住宅/商铺	Jiangyin	Jiangyin Tonghui Garden
74	259#	PUD	江阴	长泾镇	滨江路南，通渡路西，澄西路北	江阴浮桥家苑	保障房	Jiangyin	Jiangyin Fuqiao Homeland
75	143#	PHS	常州	新北区	薛家镇庆阳路南	常州凤凰湖壹号	會所,車位	Changzhou	Changzhou Phoenix Lake No. 1
76	240#	PHS/PUD/Land	泰州	姜堰经济开发区	经十一路西，陈庄路北侧	泰州姜堰壹号公馆 1 期	住宅	Taizhou	Taizhou Kaisa Mansion No. 1
77	096#	PHS	上海	奉賢区	海湾镇海马路4333弄	上海珊瑚湾雅园	會所	Shanghai	Shanghai Shanhuwan Garden
78	242#	PHS	上海	嘉定区	马陆镇1街坊48/6丘	上海佳兆业壹号	商業/住宅/車位	Shanghai	Shanghai Shangpin Garden
79	313#	Land	上海	奉贤区	庄行镇鉅庭路99弄	上海佳兆业八号三期	住宅	Shanghai	Shanghai Xiangyi Garden
80	280#	PUD	上海	嘉定区	徐行镇澄浏公路与胜竹东路交界处	上海佳兆业城市广场1 to 2 期	综合体	Shanghai	Shanghai Kaisa City Plaza
81	312#	PUD	上海	浦东新区	杨高中路与民生路交界处	佳兆业金融中心	寫子樓	Shanghai	Shanghai Pudong Project
84	156#	PHS	杭州	西湖区	之江度假区镇南路北侧	杭州玖珑雅苑	住宅, 車位	Hangzhou	Hangzhou Jade Dragon Court
85	285#	PUD	杭州	余杭区	乔司街道东湖路西侧，石塘路北侧	杭州君汇上品	住宅	Hangzhou	Hangzhou Kaisa Monarch Residence
86	315#	PUD	杭州	余杭区	五常街道荆丰小区	杭州西溪璞园	住宅	Hangzhou	Hangzhou Puyu Court
87	156#	PUD	苏州	高新区	狮山街道竹园路南、塔园路西	苏州佳兆业广场 1 期	住宅	Suzhou	Suzhou Gaoxin Zhuyuan Project
88	362#	PUD	苏州	相城区	黄桥街道苏埭路东、兴业路南	苏州君汇上品	住宅	Suzhou	Suzhou Kaisa Monarch Residence
89	387#	PUD/PHS	南京	建邺区	河西南部20-7号地块	南京佳兆业城市广场	住宅	Nanjing	Nanjing Hexi Project
90	041#	Land	北京	昌平区		星火下項目(集團用地50年使用權)	集團用地	Beijing	Beijing Project
91	400#	Land	上海	青浦区	重固镇崧建路西侧、张墅泾北侧	上海君汇上品	住宅	Shanghai	Shanghai Pudong Project

App.20-7

Valuation date					30-Sep-15

Completed properties																											2-month marketing	12-month marketing
																						2-month marketing		12-month marketing		Valuation for pledge
Serial No.	Company Code	Category	City	District	Name of development	check	Phase	Status	Year of completion	Use	Site area	Plot ratio	Unsold GFA or GFA	CPS no.	CPS unit rate	Average unit rate	Market value	Market value rounded to	Weight	Attribut- able interest	Attributable Market value	Dis-count factor	Market value for sale under repossession	Dis-count factor	Market value for sale under repossession	Attributable Market value	Market value for sale under repossession	Market value for sale under repossession	Average
					having this color means with restrictions imposed by government or lending institutes						(sq m)		(sq m)	(lot)	(RMB/ lot)	(RMB/ sq m)	(RMB)	MV (RMB)		(%)	(RMB)	a	MV x a (RMB)	b	MV x b (RMB)	(RMB)	(RMB)	(RMB)	(RMB)
0	004#	PPE	深圳	羅湖区	嘉里中心 3303 to 3304	y		Completed		寫子樓			541.76			30,000	16,252,800	16,000,000		100%	16,000,000	0.75	12,000,000	0.85	13,600,000
1	006#	IP	深圳	龙岗区	桂芳园	y		Completed		住宅			4,959.00			30,000	148,770,000	149,000,000		100%	149,000,000	0.75	111,750,000	0.85	126,650,000	149,000,000	111,750,000	126,650,000	119,200,000
1	006#	IP	深圳	龙岗区	桂芳园商铺	y	4 & 6	Completed		商铺			14,228.00			25,000	355,700,000	356,000,000		100%	356,000,000	0.75	267,000,000	0.85	302,600,000	356,000,000	267,000,000	302,600,000	284,800,000
1	006#	PPE	深圳	龙岗区	桂芳園（二期会所）	y		Completed		會所			8,014.64			7,000	56,102,480	56,000,000		100%	56,000,000	0.75	42,000,000	0.85	47,600,000				—
2	006#	PPE	深圳	龙岗区	可園（一期会所）	y		Completed		會所			2,163.11			5,000	10,815,550	11,000,000		100%	11,000,000	0.75	8,250,000	0.85	9,350,000
2	006#	PHS	深圳	龙岗区	可园	y		Completed		商業			1,164.26			30,000	34,927,800	35,000,000		100%	35,000,000	0.75	26,250,000	0.85	29,750,000
3	013#	PPE	深圳	福田区	深圳佳兆业中心	y		Completed		寫子樓			6,393.00			25,000	159,825,000	160,000,000		100%	160,000,000	0.75	120,000,000	0.85	136,000,000	160,000,000	120,000,000	136,000,000	128,000,000
3	013#	IP	深圳	福田区	深圳佳兆业中心	y		Completed		商铺			15,544.00			25,000	388,600,000	389,000,000		100%	389,000,000	0.75	291,750,000	0.85	330,650,000	389,000,000	291,750,000	330,650,000	311,200,000
4	004#	PHS	深圳	龙岗区	深圳水岸新都	y		Completed		商業			7,994.13			30,000	239,823,900	240,000,000		100%	240,000,000	0.75	180,000,000	0.85	204,000,000
4	004#	PPE	深圳	龙岗区	水岸酒店	y		Completed		商铺			2,541.00			9,000	22,869,000	23,000,000		100%	23,000,000	0.75	17,250,000	0.85	19,550,000
4	204#	PHS	深圳	龙岗区	熙丰水岸新都三期商铺			Completed		商铺			5,156.00			15,000	77,340,000	77,000,000		100%	77,000,000	0.75	57,750,000	0.85	65,450,000
5	083#	PHS	深圳	南山区	深圳香瑞園	y		Completed		商業			258.69			40,000	10,347,600	10,000,000		100%	10,000,000	0.75	7,500,000	0.85	8,500,000	10,000,000	7,500,000	8,500,000	8,000,000
5	083#	PPE	深圳	南山区	香瑞园项目	y		Completed		會所			986.00			30,000	29,580,000	30,000,000		100%	30,000,000	0.75	22,500,000	0.85	25,500,000
6	021#	PHS	深圳	龙岗区	茗萃园一期会所			Completed		會所			1,847.00			6,000	11,082,000	11,000,000		100%	11,000,000	0.75	8,250,000	0.85	9,350,000
7	006#	PHS	深圳	羅湖区	深圳金翠園	y		Completed		住宅			224.78			50,000	11,239,000	11,000,000		100%	11,000,000	0.75	8,250,000	0.85	9,350,000
8	024#	PHS	深圳	龙岗区	深圳上品雅園	y	1	Completed		商業			1,693.80			20,000	33,876,000	34,000,000		100%	34,000,000	0.75	25,500,000	0.85	28,900,000	34,000,000	25,500,000	28,900,000	27,200,000
10	114#	PHS	深圳	龙岗区	深圳大都匯	y		Completed		住宅			439.64			25,000	10,991,000	11,000,000		100%	11,000,000	0.75	8,250,000	0.85	9,350,000	11,000,000	8,250,000	9,350,000	8,800,000
10	114#	PPE	深圳	龙岗区	深圳大都汇 Hotel	y		Completed		酒店			15,428.00			9,000	138,852,000	139,000,000		100%	139,000,000	0.75	104,250,000	0.85	118,150,000
11	167#	PHS	深圳	龙岗区	深圳城市廣場	y	1	Completed	2015	商業/住宅/會所			12,095.53			23,000	278,197,190	278,000,000		100%	278,000,000	0.65	180,700,000	0.75	208,500,000
12	020#	PHS	深圳	龙岗区	龙岗大道一號	y	1	Completed		商業			17,195.98			15,000	257,939,700	258,000,000		100%	258,000,000	0.75	193,500,000	0.85	219,300,000
12	020#	PHS	深圳	龙岗区	龙岗大道一號	y	1	Completed		住宅			779.03			30,000	23,370,900	23,000,000		100%	23,000,000	0.75	17,250,000	0.85	19,550,000
13	049#	PHS	深圳	大鹏新区	深圳大鹏新城	y	1	Completed		住宅			40,391.39			10,000	403,913,900	404,000,000		100%	404,000,000	0.65	262,600,000	0.75	303,000,000
13	049#	PHS	深圳	大鹏新区	深圳大鹏新城	y	1	Completed		商業			23,101.18			10,000	231,011,800	231,000,000		100%	231,000,000	0.65	150,150,000	0.75	173,250,000
13	049#	PHS	深圳	大鹏新区	深圳大鹏新城	y	1	Completed		酒店			10,748.91			10,000	107,489,100	107,000,000		100%	107,000,000	0.65	69,550,000	0.75	80,250,000
13	049#	PHS	深圳	大鹏新区	深圳大鹏新城	y	1	Completed		會所			1,120.00			10,000	11,200,000	11,000,000		100%	11,000,000	0.65	7,150,000	0.75	8,250,000
14	222#	PHS	深圳	龙岗区	深圳佳兆业悦峰花园	y	1	Completed	2015	商業			2,822.71			30,000	84,681,300	85,000,000		100%	85,000,000	0.65	55,250,000	0.75	63,750,000
14	222#	PHS	深圳	龙岗区	深圳佳兆业悦峰花园	y	1	Completed	2015	住宅			5,100.99			30,000	153,029,700	153,000,000		100%	153,000,000	0.65	99,450,000	0.75	114,750,000
17	420#	PHS	深圳	南山区	深圳前海广场一期	y	1	Completed	2014	住宅(毛柸)			21,491.10			45,000	967,099,500	967,000,000		100%	967,000,000	0.65	628,550,000	0.75	725,250,000
17	420#	PHS	深圳	南山区	深圳前海广场一期	y	1	Completed	2014	住宅(精裝)			33,825.00			50,000	1,691,250,000	1,691,000,000		100%	1,691,000,000	0.65	1,099,150,000	0.75	1,268,250,000
18	103#	PPE	深圳	大鹏新区	深圳金沙湾酒店-326 rooms			Completed		酒店			77,833.67			6,000	467,002,020	467,000,000		100%	467,000,000	0.65	303,550,000	0.75	350,250,000	467,000,000	303,550,000	350,250,000	326,900,000
19	014#	PPE	广州	天河区	中石化大厦	y		Completed		寫子樓			1,050.00			24,000	25,200,000	25,000,000		100%	25,000,000	0.75	18,750,000	0.85	21,250,000
19	014#	IP	广州	天河区	广州佳兆业广场（中石化大厦）	y		Completed		综合体			37,631.00			30,000	1,128,930,000	1,129,000,000		100%	1,129,000,000	0.75	846,750,000	0.85	959,650,000	1,129,000,000	846,750,000	959,650,000	903,200,000
19	014#	IP	广州	天河区	广州佳兆业广场（中石化大厦）	y		Completed		車位			5,302.00	447	300,000	25,292	134,100,000	134,000,000		100%	134,000,000	0.75	100,500,000	0.85	113,900,000
21	034#	PHS	广州	海珠区	广州君匯上品	y	1	Completed		住宅(毛柸)			106.24			20,000	2,124,800	2,000,000		100%	2,000,000	0.75	1,500,000	0.85	1,700,000
21	034#	PHS	广州	海珠区	广州君匯上品	y	1	Completed		住宅(精裝)			106.24			25,000	2,656,000	3,000,000		100%	3,000,000	0.75	2,250,000	0.85	2,550,000
21	034#	PHS	广州	海珠区	广州君匯上品	y	1	Completed		車位			2,340.00	100	300,000	12,821	30,000,000	30,000,000		100%	30,000,000	0.75	22,500,000	0.85	25,500,000
28	163#	PHS	佛山	顺德区	佛山容桂金域天下	y	1 & 2	Completed	2014 2015	住宅			122,201.14			5,000	611,005,700	611,000,000		100%	611,000,000	0.60	366,600,000	0.70	427,700,000
28	163#	PHS	佛山	顺德区	佛山容桂金域天下	y	1 & 2	Completed	2014 2015	別墅			17,942.67			10,000	179,426,700	179,000,000		100%	179,000,000	0.60	107,400,000	0.70	125,300,000
28	163#	PHS	佛山	顺德区	佛山容桂金域天下	y	1 & 2	Completed	2014 2015	商铺			10,293.10			8,000	82,344,800	82,000,000		100%	82,000,000	0.60	49,200,000	0.70	57,400,000
28	163#	PHS	佛山	顺德区	佛山容桂金域天下	y	1 & 2	Completed	2014 2015	車位			54,563.26	1,091	100,000	2,000	109,126,520	109,000,000		100%	109,000,000	0.60	65,400,000	0.70	76,300,000
32	081#	PHS	惠州	惠城区	惠州佳兆业中心一期	y	1	Completed	2014	商铺			744.05			13,000	9,672,650	10,000,000		100%	10,000,000	0.70	7,000,000	0.80	8,000,000	10,000,000	7,000,000	8,000,000	7,500,000
32	080#	PHS	惠州	惠城区	惠州佳兆业中心 2 期	y	2	Completed	2014	公寓			12,725.85			12,000	152,710,200	153,000,000		100%	153,000,000	0.60	91,800,000	0.70	107,100,000	153,000,000	91,800,000	107,100,000	99,450,000
32	101#	PPE	惠州	惠城区	万怡酒店	y		Completed		酒店			30,754.00			7,000	215,278,000	215,000,000		100%	215,000,000	0.70	150,500,000	0.80	172,000,000
32	343#	PPE	惠州	惠城区	惠州凱獅戲院	y		Completed		商業			5,137.00			5,000	25,685,000	26,000,000		100%	26,000,000	0.70	18,200,000	0.80	20,800,000	26,000,000	18,200,000	20,800,000	19,500,000
33	101#	PHS	惠州	博罗县	惠州东江新城	y	3	Completed	2014	車位			9,473.99	189	80,000	1,600	15,158,384	15,000,000		100%	15,000,000	0.70	10,500,000	0.80	12,000,000
33	101#	PHS	惠州	博罗县	惠州东江新城	y	1 to 2	Completed	2014	住宅			25,343.97			4,500	114,047,865	114,000,000		100%	114,000,000	0.70	79,800,000	0.80	91,200,000
33	101#	PHS	惠州	博罗县	惠州东江新城	y	1 to 2	Completed	2014	別墅			9,146.50			6,000	54,879,000	55,000,000		100%	55,000,000	0.70	38,500,000	0.80	44,000,000
33	101#	PHS	惠州	博罗县	惠州东江新城	y	1 to 2	Completed	2014	商業			1,954.00			8,000	15,632,000	16,000,000		100%	16,000,000	0.70	11,200,000	0.80	12,800,000
33	102#	PHS	惠州	博罗县	惠州东江新城	y	4	Completed	2014	別墅			68,194.49			6,000	409,166,940	409,000,000		100%	409,000,000	0.55	224,950,000	0.65	265,850,000
35	002#	PHS	珠海	香洲区	珠海水岸华都花园	y		Completed		商業			643.44			10,000	6,434,400	6,000,000		100%	6,000,000	0.70	4,200,000	0.80	4,800,000
36	177#	PHS	珠海	斗门区	珠海御金山花园	y	1	Completed	2015	車位			24,677.53	625	80,000	2,026	50,000,000	50,000,000		100%	50,000,000	0.70	35,000,000	0.80	40,000,000
36	177#	PHS	珠海	斗门区	珠海御金山花园	y		Completed	2015	住宅			1,945.67			6,000	11,674,020	12,000,000		100%	12,000,000	0.70	8,400,000	0.80	9,600,000
36	177#	PHS	珠海	斗门区	珠海御金山花园	y		Completed	2015	商铺			9,309.00			6,000	55,854,000	56,000,000		100%	56,000,000	0.70	39,200,000	0.80	44,800,000
37	025#	PHS	成都	双流县	君匯上品	y	1 to 6	Completed	2014	住宅			4,444.82			6,000	26,668,920	27,000,000		100%	27,000,000	0.70	18,900,000	0.80	21,600,000
37	025#	PHS	成都	双流县	君匯上品	y	1 to 6	Completed	2014	商铺			72.42			6,000	434,520	—		100%	—	0.70	—	0.80	—
37	025#	PHS	成都	双流县	君匯上品	y	1 to 6	Completed	2014	幼兒園、會所			5,027.67			6,000	30,166,020	30,000,000		100%	30,000,000	0.70	21,000,000	0.80	24,000,000
37	025#	PHS	成都	双流县	君匯上品	y	1 to 6	Completed	2014	車位			201,231.07	4,025	80,000	1,600	321,969,712	322,000,000		100%	322,000,000	0.65	209,300,000	0.75	241,500,000	322,000,000	209,300,000	241,500,000	225,400,000
38	018#	PHS	成都	温江区	麗晶港	y	1	Completed		住宅			113.93			10,000	1,139,300	1,000,000		100%	1,000,000	0.70	700,000	0.80	800,000	1,000,000	700,000	800,000	750,000
38	018#	PHS	成都	温江区	麗晶港	y	1	Completed		車位			40,167.81	800	80,000	1,593	64,000,000	64,000,000		100%	64,000,000	0.70	44,800,000	0.80	51,200,000	64,000,000	44,800,000	51,200,000	48,000,000
39	051#	PPE	成都	双流县	成都现代城 Office	y	1	Completed		寫子樓			1,623.00			6,000	9,738,000	10,000,000		100%	10,000,000	0.70	7,000,000	0.80	8,000,000	10,000,000	7,000,000	8,000,000	7,500,000
39	051#	PHS	成都	双流县	现代城	y		Completed		住宅			3,590.92			5,500	19,750,060	20,000,000		100%	20,000,000	0.70	14,000,000	0.80	16,000,000
39	051#	PHS	成都	双流县	现代城	y		Completed		別墅			273.26			7,000	1,912,820	2,000,000		100%	2,000,000	0.70	1,400,000	0.80	1,600,000

App.20-8

Valuation date					30-Sep-15

Completed properties																											2-month marketing	12-month marketing
																						2-month marketing		12-month marketing		Valuation for pledge
Serial No.	Company Code	Category	City	District	Name of development	check	Phase	Status	Year of completion	Use	Site area	Plot ratio	Unsold GFA or GFA	CPS no.	CPS unit rate	Average unit rate	Market value	Market value rounded to	Weight	Attribut- able interest	Attributable Market value	Dis-count factor	Market value for sale under repossession	Dis-count factor	Market value for sale under repossession	Attributable Market value	Market value for sale under repossession	Market value for sale under repossession	Average
					having this color means with restrictions imposed by government or lending institutes						(sq m)		(sq m)	(lot)	(RMB/ lot)	(RMB/ sq m)	(RMB)	MV (RMB)		(%)	(RMB)	a	MV x a (RMB)	b	MV x b (RMB)	(RMB)	(RMB)	(RMB)	(RMB)
39	051#	PHS	成都	双流县	现代城	y		Completed		商铺			2,194.20			7,000	15,359,400	15,000,000		100%	15,000,000	0.70	10,500,000	0.80	12,000,000
39	051#	PHS	成都	双流县	現代城	y	1	Completed		車位			48,669.19	1,500	65,000	2,003	97,500,000	98,000,000		100%	98,000,000	0.70	68,600,000	0.80	78,400,000	98,000,000	68,600,000	78,400,000	73,500,000
40	252#	PHS	成都	双流县	成都佳兆业8号	y	1	Completed	2014	會所			2,415.91			6,500	15,703,415	16,000,000		100%	16,000,000	0.70	11,200,000	0.80	12,800,000
40	252#	PHS	成都	双流县	成都佳兆业8号	y	1 to 3	Completed	2014	車位			70,465.79	2,157	80,000	2,449	172,560,000	173,000,000		100%	173,000,000	0.70	121,100,000	0.80	138,400,000
40	252#	PHS	成都	双流县	成都佳兆业8号	y	1 to 3	Completed	2014	住宅			18,241.19			6,500	118,567,735	119,000,000		100%	119,000,000	0.70	83,300,000	0.80	95,200,000
40	252#	PHS	成都	双流县	成都佳兆业8号	y	1 to 3	Completed	2014	商铺			12,389.96			7,000	86,729,720	87,000,000		100%	87,000,000	0.70	60,900,000	0.80	69,600,000
43	142#	PHS	南充	顺庆区	南充佳兆业广场	y		Completed		商铺			1,281.09			8,000	10,248,720	10,000,000		100%	10,000,000	0.70	7,000,000	0.80	8,000,000	10,000,000	7,000,000	8,000,000	7,500,000
43	142#	PHS	南充	顺庆区	南充佳兆业广场	y		Completed		車位			14,548.91	291	80,000	1,600	23,278,256	23,000,000		100%	23,000,000	0.70	16,100,000	0.80	18,400,000	23,000,000	16,100,000	18,400,000	17,250,000
44	157#	PHS	南充	顺庆区	南充君匯上品	y	1 to 6	Completed	2014	住宅			3,199.48			5,000	15,997,400	16,000,000		100%	16,000,000	0.70	11,200,000	0.80	12,800,000	16,000,000	11,200,000	12,800,000	12,000,000
44	157#	PHS	南充	顺庆区	南充君匯上品	y	1 to 6	Completed	2014	寫子樓			25,501.00			5,000	127,505,000	128,000,000		100%	128,000,000	0.70	89,600,000	0.80	102,400,000	128,000,000	89,600,000	102,400,000	96,000,000
44	157#	PHS	南充	顺庆区	南充君匯上品	y	1 to 6	Completed	2014	商铺			4,363.04			7,000	30,541,280	31,000,000		100%	31,000,000	0.70	21,700,000	0.80	24,800,000	31,000,000	21,700,000	24,800,000	23,250,000
44	157#	PHS	南充	顺庆区	南充君匯上品	y	1 to 6	Completed	2014	車位			67,794.89	2,433	80,000	2,871	194,640,000	195,000,000		100%	195,000,000	0.70	136,500,000	0.80	156,000,000	195,000,000	136,500,000	156,000,000	146,250,000
48	146#	PHS	营口	老边区	营口龙湾	y	1	Completed	2014	別墅			18,354.63			6,000	110,127,780	110,000,000		100%	110,000,000	0.65	71,500,000	0.75	82,500,000
48	146#	PHS	营口	老边区	营口龙湾	y	1	Completed	2014	住宅			2,926.45			5,000	14,632,250	15,000,000		100%	15,000,000	0.65	9,750,000	0.75	11,250,000
48	146#	PHS	营口	老边区	营口龙湾	y	1	Completed	2014	商铺			3,663.98			5,000	18,319,900	18,000,000		100%	18,000,000	0.65	11,700,000	0.75	13,500,000
48	146#	PHS	营口	老边区	营口龙湾	y	1	Completed	2014	車位			6,889.04	138	50,000	1,000	6,889,040	7,000,000		100%	7,000,000	0.65	4,550,000	0.75	5,250,000
49	149#	PHS	营口	老边区	营口君汇上品	y	1	Completed	2014	住宅			3,142.21			3,500	10,997,735	11,000,000		100%	11,000,000	0.70	7,700,000	0.80	8,800,000
49	149#	PHS	营口	老边区	营口君汇上品	y	1	Completed	2014	商铺			4,799.21			4,000	19,196,840	19,000,000		100%	19,000,000	0.70	13,300,000	0.80	15,200,000
49	149#	PHS	营口	老边区	营口君汇上品	y	1	Completed	2014	會所			7,899.00			3,500	27,646,500	28,000,000		100%	28,000,000	0.70	19,600,000	0.80	22,400,000
49	149#	PHS	营口	老边区	营口君汇上品	y	1	Completed	2014	車位			7,390.76	148	50,000	1,000	7,390,760	7,000,000		100%	7,000,000	0.70	4,900,000	0.80	5,600,000
50	153#	PHS	鞍山	立山区	鞍山水岸华府一期		1	Completed		住宅			11,290.00			4,000	45,160,000	45,000,000		100%	45,000,000	0.70	31,500,000	0.80	36,000,000
50	153#	PHS	鞍山	立山区	鞍山水岸华府二期		2	Completed		住宅			17,341.00			4,000	69,364,000	69,000,000		100%	69,000,000	0.70	48,300,000	0.80	55,200,000
52	200#	IP	鞍山	鐵西區	鞍山阳光大厦			Completed		商業			36,063.00			6,000	216,378,000	216,000,000		100%	216,000,000	0.70	151,200,000	0.80	172,800,000	216,000,000	151,200,000	172,800,000	162,000,000
52	200#	PPE	鞍山	鐵西區	鞍山阳光大厦			Completed		商業			39,780.00			6,000	238,680,000	239,000,000		100%	239,000,000	0.70	167,300,000	0.80	191,200,000	239,000,000	167,300,000	191,200,000	179,250,000
53	166#	PHS	本溪	明山区	本溪水岸新都— 完工部分	y		Completed	2014	住宅			18,179.74			3,800	69,083,012	69,000,000		100%	69,000,000	0.70	48,300,000	0.80	55,200,000
53	166#	PHS	本溪	明山区	本溪水岸新都— 完工部分	y		Completed	2014	商铺			3,841.40			5,000	19,207,000	19,000,000		100%	19,000,000	0.70	13,300,000	0.80	15,200,000
53	166#	PHS	本溪	明山区	本溪水岸新都— 完工部分	y		Completed	2014	會所			8,518.00			3,800	32,368,400	32,000,000		100%	32,000,000	0.70	22,400,000	0.80	25,600,000
53	166#	PHS	本溪	明山区	本溪水岸新都— 完工部分	y		Completed	2014	車位			3,035.00	61	50,000	1,000	3,035,000	3,000,000		100%	3,000,000	0.70	2,100,000	0.80	2,400,000
54	168#	PHS	盘锦	兴隆台区	盘锦佳兆业中心	y	1	Completed		住宅			1,081.51			3,500	3,785,285	4,000,000		100%	4,000,000	0.70	2,800,000	0.80	3,200,000
54	168#	PHS	盘锦	兴隆台区	盘锦佳兆业中心	y	1	Completed		商铺			21,468.33			4,000	85,873,320	86,000,000		100%	86,000,000	0.70	60,200,000	0.80	68,800,000
54	168#	PHS	盘锦	兴隆台区	盘锦佳兆业中心	y	1	Completed		會所			4,938.00			3,500	17,283,000	17,000,000		100%	17,000,000	0.70	11,900,000	0.80	13,600,000
54	168#	PHS	盘锦	兴隆台区	盘锦佳兆业中心	y	1	Completed		車位			7,557.48	151	50,000	1,000	7,557,480	8,000,000		100%	8,000,000	0.70	5,600,000	0.80	6,400,000
55	189#	PHS	葫芦岛	东戴河新区	绥中东戴河	y	1	Completed	2014	住宅			9,304.32			5,300	49,312,896	49,000,000		100%	49,000,000	0.70	34,300,000	0.80	39,200,000
61	164#	PHS	大连	中山区	大连佳兆业廣場	y		Completed		商铺			65,289.00			11,000	718,179,000	718,000,000		100%	718,000,000	0.60	430,800,000	0.70	502,600,000	718,000,000	430,800,000	502,600,000	466,700,000
61	164#	PHS	大连	中山区	大连佳兆业廣場	y		Completed		車位			13,166.00	263	150,000	3,000	39,498,000	39,000,000		100%	39,000,000	0.60	23,400,000	0.70	27,300,000
62	044#	PHS	长沙	跳马乡	长沙水岸新都	y	1 to 3	Completed	2014	幼兒園、會所			6,655.54			6,000	39,933,240	40,000,000		100%	40,000,000	0.70	28,000,000	0.80	32,000,000
62	044#	PHS	长沙	跳马乡	长沙水岸新都	y	1 to 3	Completed	2014	車位			25,890.00	518	50,000	1,000	25,890,000	26,000,000		100%	26,000,000	0.70	18,200,000	0.80	20,800,000
62	044#	PHS	长沙	跳马乡	长沙水岸新都	y	1 to 3	Completed		住宅			26,759.03			4,000	107,036,120	107,000,000		100%	107,000,000	0.70	74,900,000	0.80	85,600,000
62	044#	PHS	长沙	跳马乡	长沙水岸新都	y	1 to 3	Completed		別墅			361.83			6,000	2,170,980	2,000,000		100%	2,000,000	0.70	1,400,000	0.80	1,600,000
62	044#	PHS	长沙	跳马乡	长沙水岸新都	y	1 to 3	Completed		商铺			7,574.14			5,000	37,870,700	38,000,000		100%	38,000,000	0.70	26,600,000	0.80	30,400,000
65	154#	PHS	株洲	天元区	株洲金域天下	y		Completed	2014	別墅			1,802.53			6,000	10,815,180	11,000,000		100%	11,000,000	0.70	7,700,000	0.80	8,800,000	11,000,000	7,700,000	8,800,000	8,250,000
65	154#	PHS	株洲	天元区	株洲金域天下	y		Completed	2014	住宅			50,053.24			4,000	200,212,960	200,000,000		100%	200,000,000	0.70	140,000,000	0.80	160,000,000	200,000,000	140,000,000	160,000,000	150,000,000
65	154#	PHS	株洲	天元区	株洲金域天下	y		Completed	2014	商铺			6,463.89			6,000	38,783,340	39,000,000		100%	39,000,000	0.70	27,300,000	0.80	31,200,000	39,000,000	27,300,000	31,200,000	29,250,000
65	154#	PHS	株洲	天元区	株洲金域天下	y		Completed	2014	車位			41,817.72	1,193	50,000	1,426	59,650,000	60,000,000		100%	60,000,000	0.70	42,000,000	0.80	48,000,000
66	185#	PHS	武汉	洪山区	武汉金域天下一期	y	1	Completed	2014	住宅			749.32			8,000	5,994,560	6,000,000		100%	6,000,000	0.70	4,200,000	0.80	4,800,000
66	185#	PHS	武汉	洪山区	武汉金域天下一期	y	1	Completed	2014	商铺			2,357.10			8,000	18,856,800	19,000,000		100%	19,000,000	0.70	13,300,000	0.80	15,200,000
66	185#	PHS	武汉	洪山区	武汉金域天下一期	y	1	Completed	2014	車位			31,178.41	624	80,000	1,600	49,885,456	50,000,000		100%	50,000,000	0.70	35,000,000	0.80	40,000,000
68	097#	PHS	江阴	顾山镇	江阴水岸新都	y		Completed		別墅			680.92			10,000	6,809,200	7,000,000		100%	7,000,000	0.70	4,900,000	0.80	5,600,000
69	116#	PHS	江阴	顾山镇	江阴可园	y	2 to 3	Completed		商铺			565.77			8,000	4,526,160	5,000,000		100%	5,000,000	0.70	3,500,000	0.80	4,000,000
70	108#	PHS	江阴	澄江镇	江阴佳兆业城市广场一期			Completed	2014	酒店			31,491.00			4,500	141,709,500	142,000,000		100%	142,000,000	0.60	85,200,000	0.70	99,400,000
70	108#	PHS	江阴	澄江镇	江阴佳兆业城市广场二期 （御峰花园）	y		Completed	2014	住宅/商铺			408.20			5,500	2,245,100	2,000,000		100%	2,000,000	0.60	1,200,000	0.70	1,400,000
70	108#	PHS	江阴	澄江镇	江阴佳兆业城市广场三期			Completed	2014	會所			25,061.00			5,000	125,305,000	125,000,000		100%	125,000,000	0.60	75,000,000	0.70	87,500,000
70	108#	PHS	江阴	澄江镇	江阴城市广场三期			Completed	2014	住宅/商铺			36,290.00			5,500	199,595,000	200,000,000		100%	200,000,000	0.60	120,000,000	0.70	140,000,000
70	108#	PHS	江阴	澄江镇	江阴城市广场三期 （壹号公馆）	y		Completed	2014	住宅/商铺			7,842.47			5,500	43,133,585	43,000,000		100%	43,000,000	0.60	25,800,000	0.70	30,100,000
70	108#	PHS	江阴	澄江镇	江阴城市广场三期 （壹号公馆）	y		Completed	2014	車位			8,083.55	162	60,000	1,200	9,700,260	10,000,000		100%	10,000,000	0.60	6,000,000	0.70	7,000,000
71	140#	PHS	江阴	周莊镇	江阴金域天下一期	y	1	Completed		住宅			431.03			5,000	2,155,150	2,000,000		100%	2,000,000	0.70	1,400,000	0.80	1,600,000
71	140#	PHS	江阴	周莊镇	江阴金域天下一期	y	1	Completed		商铺			957.28			5,000	4,786,400	5,000,000		100%	5,000,000	0.70	3,500,000	0.80	4,000,000
72	158#	PHS	江阴	长泾镇	江阴水岸华府	y	1	Completed		別墅			293.18			8,500	2,492,030	2,000,000		100%	2,000,000	0.70	1,400,000	0.80	1,600,000

App.20-9

Valuation date					30-Sep-15

Completed properties																											2-month marketing	12-month marketing
																						2-month marketing		12-month marketing		Valuation for pledge
Serial No.	Company Code	Category	City	District	Name of development	check	Phase	Status	Year of completion	Use	Sitearea	Plot ratio	Unsold GFA or GFA	CPS no.	CPS unit rate	Average unit rate	Market value	Market value rounded to	Weight	Attribut- able interest	Attributable Market value	Dis-count factor	Market value for sale under repossession	Dis-count factor	Market value for sale under repossession	Attributable Market value	Market value for sale under repossession	Market value for sale under repossession	Average
					having this color means with restrictions imposed by government or lending institutes						(sq m)		(sq m)	(lot)	(RMB/ lot)	(RMB/ sq m)	(RMB)	MV (RMB)		(%)	(RMB)	a	MV x a (RMB)	b	MV x b (RMB)	(RMB)	(RMB)	(RMB)	(RMB)
72	158#	PHS	江阴	长泾镇	江阴水岸华府	y	1	Completed		車位			1,107.12	22	60,000	1,200	1,328,544	1,000,000		100%	1,000,000	0.70	700,000	0.80	800,000
72	158#	PPE	江阴	长泾镇	江阴水岸华府文体中心	y		Completed		配套			7,261.11			3,000	21,783,330	22,000,000		100%	22,000,000	0.70	15,400,000	0.80	17,600,000
72	158#	PHS	江阴	长泾镇	江阴办公楼			Completed		寫子樓			4,838.00			8,000	38,704,000	39,000,000		100%	39,000,000	0.70	27,300,000	0.80	31,200,000
73	259#	PHS	江阴	长泾镇	江阴通惠花苑项目	y		Completed	2015	住宅/商铺			37,403.26			5,500	205,717,930	206,000,000		100%	206,000,000	0.70	144,200,000	0.80	164,800,000	206,000,000	144,200,000	164,800,000	154,500,000
75	143#	PHS	常州	新北区	常州凤凰湖壹号	y	1	Completed		住宅			153.64			6,000	921,840	1,000,000		100%	1,000,000	0.70	700,000	0.80	800,000
75	143#	PHS	常州	新北区	常州凤凰湖壹号	y	1	Completed		車位			11,185.85	224	45,000	900	10,067,265	10,000,000		100%	10,000,000	0.70	7,000,000	0.80	8,000,000
76	240#	PHS	泰州	姜堰经济开发区	泰州姜堰壹号公馆 1 期	y	1 to 2	Completed	2015	住宅			9,246.24			5,000	46,231,200	46,000,000		100%	46,000,000	0.70	32,200,000	0.80	36,800,000
76	240#	PHS	泰州	姜堰经济开发区	泰州姜堰壹号公馆 1 期	y	1 to 2	Completed	2015	別墅			29,623.15			6,500	192,550,475	193,000,000		100%	193,000,000	0.70	135,100,000	0.80	154,400,000
76	240#	PHS	泰州	姜堰经济开发区	泰州姜堰壹号公馆 1 期	y	1 to 2	Completed	2015	商铺			1,991.08			6,000	11,946,480	12,000,000		100%	12,000,000	0.70	8,400,000	0.80	9,600,000
76	240#	PHS	泰州	姜堰经济开发区	泰州姜堰壹号公馆 1 期	y	1 to 2	Completed	2015	車位			3,470.93	69	55,000	1,100	3,818,023	4,000,000		100%	4,000,000	0.70	2,800,000	0.80	3,200,000
77	096#	PHS	上海	奉賢区	上海珊瑚湾雅园	y		Completed		會所等			3,454.85			6,000	20,729,100	21,000,000		100%	21,000,000	0.75	15,750,000	0.85	17,850,000
78	242#	PHS	上海	嘉定区	上海佳兆业壹号	y		Completed		車位			14,665.00	389	70,000	1,857	27,230,000	27,000,000		100%	27,000,000	0.75	20,250,000	0.85	22,950,000
78	242#	PHS	上海	嘉定区	上海佳兆业壹号	y		Completed		商铺			360.00			25,000	9,000,000	9,000,000		100%	9,000,000	0.75	6,750,000	0.85	7,650,000
78	242#	PHS	上海	嘉定区	上海佳兆业壹号	y		Completed		住宅			6,117.42			16,000	97,878,720	98,000,000		100%	98,000,000	0.75	73,500,000	0.85	83,300,000
84	156#	PHS	杭州	西湖区	杭州玖珑雅苑	y		Completed	2014	車位			6,090.00	122	150,000	3,000	18,270,000	18,000,000		100%	18,000,000	0.60	10,800,000	0.70	12,600,000	18,000,000	10,800,000	12,600,000	11,700,000
84	156#	PHS	杭州	西湖区	杭州玖珑雅苑	y		Completed	2014	住宅			43,643.53			14,000	611,009,420	611,000,000		100%	611,000,000	0.60	366,600,000	0.70	427,700,000	611,000,000	366,600,000	427,700,000	397,150,000

											—	#DIV/0!	2,125,573.38	17,741		7,315	15,545,404,743	15,548,000,000	22%	100%	15,548,000,000	0.67	10,450,600,000	0.77	12,005,400,000	6,050,000,000	4,157,450,000	4,762,450,000	4,459,950,000
Properties under development											3,710,500.48	2.34	8,693,975.80			3,891		33,827,000,000	48%	100%	33,827,000,000	0.62	21,107,750,000	0.72	24,490,450,000	13,150,768,152	8,222,246,512	9,537,323,327	8,879,784,920
Properties as bare land											7,924,753.00	1.83	14,495,661.08			1,496		21,679,000,000	31%	100%	21,679,000,000	0.65	14,075,650,000	0.75	16,243,550,000	6,381,000,000	4,055,700,000	4,693,800,000	4,374,750,000

Total											11,635,253.48	2.18	25,315,210.26	17,741		2,807		71,054,000,000	100%	100%	71,054,000,000	0.64	45,634,000,000	0.74	52,739,400,000	25,581,768,152	16,435,396,512	18,993,573,327	17,714,484,920

App.20-10

Properties under development

Valuation date					30-Sep-15

																										2-month marketing	12-month marketing
															Completed value			from sheet PUD R			2-month marketing		12-month marketing		Valuation for pledge
Serial No.	Company Code	Category	City	District	Name of development	Phase	Status	Estimated year of completion	Use	Site area	Plot ratio	GFA	Saleable GFA	Average unit price	GDV	GDV rounded to	Unit rate	Market value	Attributable interest	Attributable Market value	Dis-count factor	Market value for sale under repossession	Dis-count factor	Market value for sale under repossession	Attributable Market value	Market value for sale under repossession	Market value for sale under repossession	Average
					having this color means with restrictions imposed by government or lending institutes					(sq m)		(sq m)	(sq m)	(RMB /sq m)	(RMB)	(RMB)	(RMB /sq m)	MV (RMB)	(%)	(RMB)	a	MV x a (RMB)	b	MV x b (RMB)	(RMB)	(RMB)	(RMB)	(RMB)
11	119#	PUD	深圳	龙岗区	深圳城市广场		PUD		综合体	190,804.00	3.46	659,244.30	477,817.00	23,000	10,989,791,000	10,990,000,000	10,556	6,959,000,000	100%	6,959,000,000	0.60	4,175,400,000	0.70	4,871,300,000
13	049#	PUD	深圳	大鹏新区	深圳大鹏新城		PUD		住宅	48,256.00	3.86	186,215.50	120,253.00	15,000	1,803,795,000	1,804,000,000	5,472	1,019,000,000	100%	1,019,000,000	0.60	611,400,000	0.70	713,300,000
14	222#	PUD	深圳	龙岗区	深圳佳兆业悦峰花园	2	PUD		住宅	47,890.00	1.06	50,839.00	36,760.87	30,000	1,102,826,100	1,103,000,000	15,579	792,000,000	100%	792,000,000	0.65	514,800,000	0.75	594,000,000
19	228#	PUD	广州	天河区	广州佳兆业一号		PUD		住宅	15,178.00	5.93	90,071.00	37,996.00	33,000	1,253,868,000	1,254,000,000	1,943	175,000,000	100%	175,000,000	0.65	113,750,000	0.75	131,250,000	175,000,000	113,750,000	131,250,000	122,500,000
20	302#	PUD	广州	白云区	广州天墅项目		PUD		住宅	65,627.00	3.44	225,511.00	71,762.00	35,000	2,511,670,000	2,512,000,000	2,093	472,000,000	100%	472,000,000	0.60	283,200,000	0.70	330,400,000
20	303#	PUD	广州	白云区	广州御街		PUD		住宅	19,671.00	4.11	80,804.00	54,656.00	35,000	1,912,960,000	1,913,000,000	13,390	1,082,000,000	100%	1,082,000,000	0.65	703,300,000	0.75	811,500,000	1,082,000,000	703,300,000	811,500,000	757,400,000
25	345#	PUD	广州	黄埔区	广州城市广场一期	1	PUD		综合体	120,616.00	4.05	488,282.00	192,849.00	17,000	3,278,433,000	3,278,000,000	2,589	1,264,000,000	100%	1,264,000,000	0.60	758,400,000	0.70	884,800,000	1,264,000,000	758,400,000	884,800,000	821,600,000
28	163#	PUD	佛山	顺德区	佛山容桂金域花园 2 期	2	PUD		住宅	52,364.00	3.07	161,008.00	117,969.00	5,000	589,845,000	590,000,000	1,130	182,000,000	100%	182,000,000	0.60	109,200,000	0.70	127,400,000	182,000,000	109,200,000	127,400,000	118,300,000
31	019#	PUD	惠州	惠城区	惠州佳兆业一号花园		PUD	2016	住宅	77,114.00	3.27	251,940.00	187,092.00	6,000	1,122,552,000	1,123,000,000	2,743	691,000,000	100%	691,000,000	0.65	449,150,000	0.75	518,250,000	290,740,285	188,981,185	218,055,214	203,518,200
32	080#	PUD- IP	惠州	惠城区	惠州佳兆业中心 2 期	2	PUD	2016	综合体	37,721.00	8.19	308,944.00	183,265.00	12,000	2,199,180,000	2,199,000,000	3,622	1,119,000,000	100%	1,119,000,000	0.55	615,450,000	0.65	727,350,000	163,174,153	89,745,784	106,063,200	97,904,492
32	100#	PUD	惠州	惠城区	惠州佳兆业中心 3 期	3	PUD	2016	综合体	20,680.00	8.14	168,325.00	108,174.00	10,000	1,081,740,000	1,082,000,000	2,240	377,000,000	100%	377,000,000	0.55	207,350,000	0.65	245,050,000	377,000,000	207,350,000	245,050,000	226,200,000
33	101#	PUD	惠州	博罗县	惠州东江新城1 to 3 期	1 to 3	PUD		住宅	421,029.00	0.36	150,395.00	121,225.00	4,500	545,512,500	546,000,000	512	77,000,000	100%	77,000,000	0.55	42,350,000	0.65	50,050,000	77,000,000	42,350,000	50,050,000	46,200,000
33	101#	PUD	惠州	博罗县	惠州东江新城 3 期				商业，幼儿园			7,977.00	7,977.00	5,000	39,885,000	40,000,000	1,003	8,000,000	100%	8,000,000	0.60	4,800,000	0.70	5,600,000
33	102#	PUD	惠州	博罗县	惠州东江新城 4 期	4	PUD		住宅	261,580.00	0.46	121,225.00	121,225.00	4,500	545,512,500	546,000,000	1,881	228,000,000	100%	228,000,000	0.55	125,400,000	0.65	148,200,000
35	002#	PUD	珠海	香洲区	珠海水岸华都花园	1	PUD		寫子樓	49,503.00	0.41	20,400.00	18,869.00	15,000	283,035,000	283,000,000	8,824	180,000,000	100%	180,000,000	0.70	126,000,000	0.80	144,000,000
41	414#	PUD	成都	青羊区	成都佳兆业广场 1 to 2 期	1 to 2	PUD		住宅	60,939.00	4.40	268,097.00	167,620.00	7,000	1,173,340,000	1,173,000,000	2,749	737,000,000	100%	737,000,000	0.65	479,050,000	0.75	552,750,000
42	293#	PUD	成都	温江区	成都丽晶公馆1 to 3 期	1 to 3	PUD		住宅	57,837.00	2.23	129,086.00	90,938.00	6,000	545,628,000	546,000,000	2,332	301,000,000	100%	301,000,000	0.65	195,650,000	0.75	225,750,000	301,000,000	195,650,000	225,750,000	210,700,000
44	157#	PUD	南充	顺庆区	南充君汇上品		PUD		住宅	67,942.00	3.10	210,732.00	156,732.00	5,000	783,660,000	784,000,000	1,239	261,000,000	100%	261,000,000	0.65	169,650,000	0.75	195,750,000
45	265#	PUD	重庆	巴南新区	重庆佳兆业广场 1 to 2 期	1 to 2	PUD	2017	住宅	84,980.00	4.63	393,257.00	292,987.00	5,500	1,611,428,500	1,611,000,000	1,180	464,000,000	100%	464,000,000	0.65	301,600,000	0.75	348,000,000
46	339#	PUD	重庆	大渡口区	重庆滨江新城 1 期	1	PUD		住宅	26,857.00	5.98	160,597.00	104,424.00	5,200	543,004,800	543,000,000	2,136	343,000,000	100%	343,000,000	0.65	222,950,000	0.75	257,250,000	343,000,000	222,950,000	257,250,000	240,100,000
47	111#	PUD- IP	沈阳	沈河区	沈阳佳兆业中心		PUD	2016	综合体	21,423.00	13.54	290,092.00	205,752.00	12,000	2,469,024,000	2,469,000,000	4,709	1,366,000,000	100%	1,366,000,000	0.55	751,300,000	0.65	887,900,000	838,758,431	461,317,137	545,192,980	503,255,059
48	149#	PUD	营口	老边区	营口龙湾	1	PUD		住宅	220,669.00	1.38	304,987.00	292,825.00	5,000	1,464,125,000	1,464,000,000	3,656	1,115,000,000	100%	1,115,000,000	0.65	724,750,000	0.75	836,250,000
49	149#	PUD	营口	西市区	营口君汇上品	1	PUD		住宅	71,922.00	2.78	200,124.00	190,001.00	3,500	665,003,500	665,000,000	2,044	409,000,000	100%	409,000,000	0.65	265,850,000	0.75	306,750,000
52	200#	PUD	鞍山	鐵西區	鞍山佳兆业广场		PUD		商业		#DIV/0!	12,626.00	12,626.00	7,000	88,382,000	88,000,000	4,594	58,000,000	100%	58,000,000	0.70	40,600,000	0.80	46,400,000	58,000,000	40,600,000	46,400,000	43,500,000
53	166#	PUD	本溪	明山区	本溪水岸新都		PUD		住宅	122,200.00	2.48	302,997.00	261,079.00	3,800	992,100,200	992,000,000	2,102	637,000,000	100%	637,000,000	0.65	414,050,000	0.75	477,750,000
55	151#	PUD	葫芦岛	东戴河新区	东戴河铂域酒店四期	4	PUD		住宅	35,729.00	3.95	141,078.00	126,845.00	6,000	761,070,000	761,000,000	1,999	282,000,000	100%	282,000,000	0.70	197,400,000	0.80	225,600,000
55	261#	PUD	葫芦岛	东戴河新区	东戴河五、八期	5 and 8	PUD		住宅	127,926.00	2.17	277,514.00	271,270.00	5,500	1,491,985,000	1,492,000,000	313	87,000,000	100%	87,000,000	0.70	60,900,000	0.80	69,600,000
56	179#	PUD	潍坊	坊子区	潍坊金域天下		PUD	2017	住宅	133,634.48	0.58	77,508.00	77,508.00	8,000	620,064,000	620,000,000	4,851	376,000,000	100%	376,000,000	0.70	263,200,000	0.80	300,800,000
57	282#	PUD	青岛	城阳区	青岛水岸新都	1 to 3	PUD	2017	住宅	229,865.00	1.35	310,908.00	306,052.00	8,000	2,448,416,000	2,448,000,000	3,052	949,000,000	100%	949,000,000	0.55	521,950,000	0.65	616,850,000	426,095,282	234,352,405	276,961,933	255,657,169
59	268#	PUD	丹东	振兴区	丹东佳兆业一号	1 to 2	PUD	2016	住宅	93,721.00	2.41	226,246.00	181,196.00	6,750	1,223,073,000	1,223,000,000	3,328	753,000,000	100%	753,000,000	0.65	489,450,000	0.75	564,750,000
60	269#	PUD	大连	中山区	大连佳兆业中心		PUD	2017	综合体	26,610.00	4.37	116,239.00	80,455.00	17,000	1,367,735,000	1,368,000,000	7,295	848,000,000	100%	848,000,000	0.55	466,400,000	0.65	551,200,000	848,000,000	466,400,000	551,200,000	508,800,000
60	269#	PUD	大连	中山区	大连佳兆业中心		PUD	2017	酒店		#DIV/0!	49,000.00	37,620.00	15,000	564,300,000	564,000,000	7,796	382,000,000	100%	382,000,000	0.60	229,200,000	0.70	267,400,000	382,000,000	229,200,000	267,400,000	248,300,000
62	044#	PUD	长沙	跳马乡	长沙佳兆业8号（4期）	4	PUD		住宅	194,667.00	0.59	114,320.00	101,729.00	7,000	712,103,000	712,000,000	4,925	563,000,000	100%	563,000,000	0.65	365,950,000	0.75	422,250,000
63	044#, 209#	PUD	长沙	芙蓉区	长沙佳兆业时代广场		PUD		综合体	21,770.00	4.98	108,394.00	86,840.00	7,000	607,880,000	608,000,000	4,834	524,000,000	100%	524,000,000	0.70	366,800,000	0.80	419,200,000	524,000,000	366,800,000	419,200,000	393,000,000
64	337#	PUD	长沙	岳麓区	长沙梅溪湖J地块 3 期	3	PUD		住宅	51,700.00	1.46	75,518.00	46,310.00	10,000	463,100,000	463,000,000	5,058	382,000,000	100%	382,000,000	0.60	229,200,000	0.70	267,400,000	382,000,000	229,200,000	267,400,000	248,300,000
66	185#	PUD	武汉	江夏区	武汉金域天下 2 期	2	PUD		住宅	64,203.00	3.68	236,001.00	196,226.00	6,500	1,275,469,000	1,275,000,000	2,784	657,000,000	100%	657,000,000	0.65	427,050,000	0.75	492,750,000
66	243#	PUD	武汉	江夏区	武汉金域天下 3 期	3	PUD		住宅	62,781.00	2.91	182,511.00	152,042.00	6,500	988,273,000	988,000,000	3,134	572,000,000	100%	572,000,000	0.65	371,800,000	0.75	429,000,000
67	304#	PUD	武汉	汉阳区	湖北佳兆业一号		PUD		综合体	40,351.00	3.81	153,880.00	119,295.00	8,000	954,360,000	954,000,000	2,775	427,000,000	100%	427,000,000	0.55	234,850,000	0.65	277,550,000
70	108#	PUD- IP	江阴		江阴佳兆业城市广场		PUD					119,675.00	71,377.00	5,500	392,573,500	393,000,000	368	44,000,000	100%	44,000,000	0.55	24,200,000	0.65	28,600,000
74	259#	PUD	江阴		江阴浮桥家苑		PUD	2016	保障房	35,801.00	2.47	88,254.00	67,072.00	5,500	368,896,000	369,000,000	2,527	223,000,000	100%	223,000,000	0.65	144,950,000	0.75	167,250,000	223,000,000	144,950,000	167,250,000	156,100,000
79	255#	PUD	上海	奉贤区	上海佳兆业八号一期		PUD		住宅	70,318.00	1.66	116,917.00	82,368.00	13,500	1,111,968,000	1,112,000,000	5,423	634,000,000	100%	634,000,000	0.75	475,500,000	0.85	538,900,000
80	280#	PUD	上海	嘉定区	上海佳兆业城市广场1 to 2 期	1 to 2	PUD		住宅 综合体	68,870.00	2.96	203,898.00	144,523.00	11,000	1,589,753,000	1,590,000,000	2,388	487,000,000	100%	487,000,000	0.70	340,900,000	0.80	389,600,000	487,000,000	340,900,000	389,600,000	365,250,000
80	319#	PUD	上海	嘉定区	上海城广三期		PUD		住宅	48,387.00	1.80	87,096.00	87,096.00	15,000	1,306,440,000	1,306,000,000	7,233	630,000,000	100%	630,000,000	0.75	472,500,000	0.85	535,500,000	630,000,000	472,500,000	535,500,000	504,000,000
81	312#	PUD	上海	浦东新区	佳兆业金融中心		PUD		寫子樓	11,088.00	6.54	72,466.00	54,683.00	32,000	1,749,856,000	1,750,000,000	11,178	810,000,000	100%	810,000,000	0.75	607,500,000	0.85	688,500,000	810,000,000	607,500,000	688,500,000	648,000,000
85	285#	PUD	杭州	余杭区	杭州君汇上品		PUD		住宅	36,595.00	1.97	71,950.00	71,950.00	11,000	791,450,000	791,000,000	8,256	594,000,000	100%	594,000,000	0.70	415,800,000	0.80	475,200,000
86	315#	PUD	杭州	余杭区	杭州西溪璞园		PUD	2016	住宅	74,779.00	3.31	247,792.00	140,337.00	14,000	1,964,718,000	1,965,000,000	4,254	1,054,000,000	100%	1,054,000,000	0.55	579,700,000	0.65	685,100,000	1,054,000,000	579,700,000	685,100,000	632,400,000
87	156#	PUD	苏州	高新区	苏州佳兆业广场 1 期	1	PUD		住宅	21,966.00	2.58	56,613.00	56,056.00	15,000	840,840,000	841,000,000	10,121	573,000,000	100%	573,000,000	0.60	343,800,000	0.70	401,100,000	573,000,000	343,800,000	401,100,000	372,450,000
88	362#	PUD	苏州	相城区	苏州君汇上品		PUD		住宅	59,628.00	3.31	197,236.00	152,475.00	10,000	1,524,750,000	1,525,000,000	2,996	591,000,000	100%	591,000,000	0.55	325,050,000	0.65	384,150,000	591,000,000	325,050,000	384,150,000	354,600,000
89	387#	PUD	南京	建邺区	南京佳兆业城市广场	1	PUD		住宅	37,309.00	3.19	119,186.00	81,904.00	25,000	2,047,600,000	2,048,000,000	8,969	1,069,000,000	100%	1,069,000,000	0.70	748,300,000	0.80	855,200,000	1,069,000,000	748,300,000	855,200,000	801,750,000

										3,710,500.48	2.34	8,693,975.80	6,426,102.87	10,389	66,762,973,600	66,764,000,000	3,891	33,827,000,000		33,827,000,000	0.62	21,107,750,000	0.72	24,490,450,000	13,150,768,152	8,222,246,512	9,537,323,327	8,879,784,920

App.20-11

Properties as bare land

Valuation date					30-Sep-15																2-month marketing		12-month marketing				2-month marketing	12-month marketing
															Completed value		AV	from sheet Land R									Valuation for pledge	Valuation for pledge
Serial No.	Company Code	Category	City	District	Name of development	Phase	Status	Estimated year of completion	Use	Site area	Plot ratio	GFA	Saleable GFA	Average unit price	GDV	GDV rounded to	Unit rate	Market value	Attributable interest	Attributable Market value	Dis-count factor	Market value for sale under repossession	Dis-count factor	Market value for sale under repossession	Attributable Market value	rounded to	Market value for sale under repossession	Market value for sale under repossession	Average
					having this color means with restrictions imposed by government or lending institutes					(sq m)		(sq m)	(sq m)	(RMB /sq m)	(RMB)	(RMB)	(RMB /sq m)	MV (RMB)	(%)	(RMB)	a	MV x a (RMB)	b	MV x b (RMB)			(RMB)	(RMB)	(RMB)
9	028#	Land-IP	深圳	福田区	深圳佳兆业环球中心		Land	2022	综合体	14,413.00	14.08	203,000.00	100,000.00	50,000	5,000,000,000	5,000,000,000	3,049	619,000,000	100%	619,000,000	0.70	433,300,000	0.80	495,200,000
11	119#	Land	深圳	龙岗区	深圳城市广场		Land	2019	综合体	190,804.00	4.47	853,099.00	568,324.00	23,000	13,071,452,000	13,071,000,000	3,812	3,252,000,000	100%	3,252,000,000	0.60	1,951,200,000	0.70	2,276,400,000	413,206,683	413,000,000	247,800,000	289,100,000	268,450,000
13	049#	Land	深圳	大鹏新区	深圳大鹏下沙项目		Land		综合体	428,557.00	1.20	515,391.00	242,300.00	18,000	4,361,400,000	4,361,000,000	227	117,000,000	100%	117,000,000	0.60	70,200,000	0.70	81,900,000
15	167#	Land-IP	深圳	盐田区	深圳盐田山海城（盐田城市广场）	1 to 3	Land	2019	住宅	170,310.00	5.80	987,886.00	477,817.00	30,000	14,334,510,000	14,335,000,000	5,005	4,944,000,000	100%	4,944,000,000	0.70	3,460,800,000	0.80	3,955,200,000
16		Land	深圳	龙岗区	深圳国际中心		Land		综合体	6,033.00	11.53	69,575.00	48,800.00	24,000	1,171,200,000	1,171,000,000	4,801	334,000,000	100%	334,000,000	0.75	250,500,000	0.85	283,900,000
16	017#	Land	深圳	龙岗区	深圳佳兆业平湖中心壹号	1 to 3	Land		住宅	118,490.00	5.49	650,483.00	191,000.00	30,000	5,730,000,000	5,730,000,000	1,045	680,000,000	100%	680,000,000	0.70	476,000,000	0.80	544,000,000
17	420#	Land	深圳	南山区	深圳前海广场二期	2	Land		综合体	21,012.00	7.16	150,540.00	105,452.00	45,000	4,745,340,000	4,745,000,000	13,093	1,971,000,000	100%	1,971,000,000	0.60	1,182,600,000	0.70	1,379,700,000		1,971,000,000	1,182,600,000	1,379,700,000	1,281,150,000
25	345#	Land	广州	黄埔区	广州城市广场二至四期	2 to 4	Land		住宅	83,620.00	3.67	306,910.00	202,263.00	20,000	4,045,260,000	4,045,000,000	5,252	1,612,000,000	100%	1,612,000,000	0.60	967,200,000	0.70	1,128,400,000
28	163#	Land	佛山	顺德区	佛山容桂金域花园 3 to 4 期	3 to 4	Land		住宅	80,050.00	3.21	257,039.00	192,364.00	6,000	1,154,184,000	1,154,000,000	109	28,000,000	100%	28,000,000	0.55	15,400,000	0.65	18,200,000
33	101#	Land	惠州	博罗县	惠州东江新城 1-2期				住宅			3,115,705.00	2,500,975.00	4,500	11,254,387,500	11,254,000,000	73	227,000,000	100%	227,000,000	0.65	147,550,000	0.75	170,250,000
33	101#	Land	惠州	博罗县	惠州东江新城 3期				住宅			20,233.00	20,233.00	4,500	91,048,500	91,000,000	643	13,000,000	100%	13,000,000	0.60	7,800,000	0.70	9,100,000
33	094#	Land	惠州	博罗县	惠州东江新城5 to 8 期	5 to 8	Land		住宅	148,797.00	1.75	261,058.00	259,493.00	5,000	1,297,465,000	1,297,000,000	544	142,000,000	100%	142,000,000	0.65	92,300,000	0.75	106,500,000
34	360#	Land	惠州	惠东县	惠州山海湾		Land		住宅	169,331.00	1.81	306,379.00	275,741.00	6,000	1,654,446,000	1,654,000,000	1,002	307,000,000	100%	307,000,000	0.55	168,850,000	0.65	199,550,000		307,000,000	168,850,000	199,550,000	184,200,000
35	002#	Land	珠海	香洲区	珠海水岸华都花园 2 to 3 期	2 to 3	Land		住宅	109,875.00	3.07	336,947.00	165,812.00	18,500	3,067,522,000	3,068,000,000	1,172	395,000,000	100%	395,000,000	0.55	217,250,000	0.65	256,750,000
36	177#	Land	珠海	斗门区	珠海御金山花园 2 to 4 期	2 to 4	Land		住宅	119,342.00	1.72	205,291.00	174,547.00	6,500	1,134,555,500	1,135,000,000	268	55,000,000	100%	55,000,000	0.65	35,750,000	0.75	41,250,000
40	252#	Land	成都	双流县	成都佳兆业八号		Land					292,427.00	221,431.00	7,000	1,550,017,000	1,550,000,000	1,022	299,000,000	100%	299,000,000	0.65	194,350,000	0.75	224,250,000
41	293#	Land	成都	青羊区	成都佳兆业广场3 to 4 期	3 to 4	Land		住宅	51,256.00	3.76	192,780.00	144,609.00	8,000	1,156,872,000	1,157,000,000	897	173,000,000	100%	173,000,000	0.55	95,150,000	0.65	112,450,000		173,000,000	95,150,000	112,450,000	103,800,000
42	364#	Land	成都		成都丽晶公馆							213,448.00	155,805.00	6,500	1,012,732,500	1,013,000,000	829	177,000,000	100%	177,000,000	0.65	115,050,000	0.75	132,750,000
46	265#	Land	重庆	大渡口区	重庆滨江新城工业地		Land		工业	21,300.00	0.84	17,800.00	17,800.00	3,500	62,300,000	62,000,000	449	8,000,000	100%	8,000,000	0.70	5,600,000	0.80	6,400,000
46	339#	Land	重庆	大渡口区	重庆滨江新城 2 to 9 期	2 to 9 & 學校	Land		住宅	276,175.00	2.74	755,433.00	604,387.00	5,300	3,203,251,100	3,203,000,000	5	4,000,000	100%	4,000,000	0.65	2,600,000	0.75	3,000,000
48	149#	Land	营口	老边区	营口龙湾二期	2	Land		住宅	86,637.00	3.00	259,911.00	259,911.00	5,200	1,351,537,200	1,352,000,000	100	26,000,000	100%	26,000,000	0.65	16,900,000	0.75	19,500,000
49	149#	Land	营口	西市区	营口君汇上品 (二期 2010-80-1地块)	2	Land		住宅	31,578.00	3.50	110,523.00	110,523.00	4,600	508,405,800	508,000,000	63	7,000,000	100%	7,000,000	0.65	4,550,000	0.75	5,250,000
50	153#	Land	鞍山	立山区	鞍山水岸华府	1.3+2.2期	Land		住宅	103,745.00	2.33	241,716.00	205,571.00	5,300	1,089,526,300	1,090,000,000	33	8,000,000	100%	8,000,000	0.65	5,200,000	0.75	6,000,000
51	180#	Land	鞍山	高新区	鞍山君汇上品		Land		住宅	129,739.00	3.00	389,217.00	389,217.00	5,600	2,179,615,200	2,180,000,000	64	25,000,000	100%	25,000,000	0.65	16,250,000	0.75	18,750,000
53	166#	Land	本溪	明山区	本溪水岸新都		Land		住宅			50,282.00	44,669.00	3,800	169,742,200	170,000,000	159	8,000,000	100%	8,000,000	0.70	5,600,000	0.80	6,400,000
54	168#	Land	盘锦	兴隆台区	盘锦佳兆业中心		Land		住宅	22,244.00	8.32	185,070.08	185,070.08	4,500	832,815,360	833,000,000	503	93,000,000	100%	93,000,000	0.65	60,450,000	0.75	69,750,000
55	189#	Land	葫芦岛	东戴河新区	绥中东戴河		Land		住宅	940,957.00	1.70	1,600,245.00	1,458,312.00	6,000	8,749,872,000	8,750,000,000	551	882,000,000	100%	882,000,000	0.65	573,300,000	0.75	661,500,000
56	179#	Land	潍坊	坊子区	潍坊金域天下		Land		住宅	36,451.00	1.50	54,676.00	54,676.00	8,000	437,408,000	437,000,000	1,171	64,000,000	100%	64,000,000	0.65	41,600,000	0.75	48,000,000
58	197#	Land	辽阳	弓长岭区	辽阳项目— 辽阳佳兆业汤泉驿		Land		综合体	372,427.00	0.84	311,002.00	205,145.00	4,000	820,580,000	821,000,000	322	100,000,000	100%	100,000,000	0.65	65,000,000	0.75	75,000,000
59	268#	Land	丹东	振兴区	丹东佳兆业一号		Land		住宅			118,194.00	101,641.00	6,750	686,076,750	686,000,000	1,269	150,000,000	100%	150,000,000	0.65	97,500,000	0.75	112,500,000
64	044#	Land	长沙	岳麓区	长沙梅溪湖J地块 4 to 5 期	4 to 5	Land		住宅	95,370.00	3.73	355,891.00	307,227.00	12,000	3,686,724,000	3,687,000,000	3,827	1,362,000,000	100%	1,362,000,000	0.65	885,300,000	0.75	1,021,500,000
71	140#	Land	江阴		江阴金域天下二期		Land		综合体	43,554.00	3.11	135,361.00	135,361.00	5,100	690,341,100	690,000,000	406	55,000,000	100%	55,000,000	0.65	35,750,000	0.75	41,250,000
72	165#	Land	江阴	江阴	江阴水岸华府二期	2	Land		住宅	53,724.00	1.60	85,838.00	85,838.00	5,500	472,109,000	472,000,000	291	25,000,000	100%	25,000,000	0.70	17,500,000	0.80	20,000,000
76	240#	Land	泰州	姜堰市	泰州姜堰壹号公馆 3期	2 to 4	Land		住宅	108,067.00	2.35	254,278.00	213,324.00	4,700	1,002,622,800	1,003,000,000	460	117,000,000	100%	117,000,000	0.65	76,050,000	0.75	87,750,000		117,000,000	76,050,000	87,750,000	81,900,000
79	313#	Land	上海	奉贤区	上海佳兆业八号三期		Land		住宅	72,735.00	1.20	87,281.00	87,281.00	13,500	1,178,293,500	1,178,000,000	5,328	465,000,000	100%	465,000,000	0.75	348,750,000	0.85	395,250,000		465,000,000	348,750,000	395,250,000	372,000,000
91	400#	Land	上海	青浦区	上海君汇上品		Land		住宅	99,968.00	2.12	212,212.00	189,845.00	13,500	2,562,907,500	2,563,000,000	3,826	812,000,000	100%	812,000,000	0.70	568,400,000	0.80	649,600,000		812,000,000	568,400,000	649,600,000	609,000,000
87	361#	Land	苏州	高新区	苏州佳兆业广场 2期	2	Land		综合体	11,268.00	3.17	35,740.00	35,740.00	15,000	536,100,000	536,000,000	6,631	237,000,000	100%	237,000,000	0.60	142,200,000	0.70	165,900,000		237,000,000	142,200,000	165,900,000	154,050,000
89	387#	Land	南京	建邺区	南京佳兆业城市广场	2 to 3	Land		住宅	77,524.00	3.83	296,800.00	213,052.00	25,000	5,326,300,000	5,326,000,000	6,354	1,886,000,000	100%	1,886,000,000	0.65	1,225,900,000	0.75	1,414,500,000		1,886,000,000	1,225,900,000	1,414,500,000	1,320,200,000
90	041#	Land	北京	昌平区	星火下項目(集團用地50年使用權)		Land		集團用地	3,629,400.00					無商業價值			—	100%

										7,924,753.00		14,495,661.08	10,951,556.08	10,170	111,378,919,810	111,378,000,000	1,496	21,679,000,000		21,679,000,000	0.64	14,075,650,000	0.74	16,243,550,000	413,206,683	6,381,000,000	4,055,700,000	4,693,800,000	4,374,750,000

App.20-12